QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on January 9, 2008

Registration No. 333-148291

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-4
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVANT IMMUNOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	13-3191702 (I.R.S. Employer Identification No.)

119 Fourth Avenue
Needham, Massachusetts 02494
(781) 433-0771
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Una S. Ryan, Ph.D., President and Chief Executive Officer
AVANT IMMUNOTHERAPEUTICS, INC.
119 Fourth Avenue
Needham, Massachusetts 02494
(781) 433-0771
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

John T. Haggerty, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109-2881 (617) 570-1000	Anthony O. Pergola Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The securities being offered by the use of this proxy statement/prospectus may not be issued until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED JANUARY 9, 2008

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        The boards of directors of AVANT Immunotherapeutics, Inc. ("AVANT") and Celldex Therapeutics, Inc. ("Celldex") have approved a merger combining AVANT and Celldex.

        If the merger is consummated, a wholly-owned subsidiary of AVANT will be merged with and into Celldex. The terms of the merger agreement provide for AVANT to issue shares of its common stock to Celldex stockholders in exchange for all of the outstanding common stock and Class A common stock of Celldex. Upon completion of the merger AVANT stockholders will retain 42% of, and the former Celldex stockholders will own 58% of, the outstanding shares of AVANT's common stock on a fully-diluted basis. AVANT will also assume all of Celldex's stock options outstanding at the time of the merger. AVANT common stock is listed on the NASDAQ Capital Market under the symbol "AVAN." On December 20, 2007, the last trading day before the date of this proxy statement/prospectus, the closing sale price of AVANT common stock was $0.49 per share. The merger is intended to qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

        Stockholders of AVANT will be asked, at AVANT's special meeting of stockholders, to approve the following proposals: (i) the issuance of shares of AVANT common stock pursuant to the merger agreement in the amount necessary to result in the Celldex stockholders owning 58% of AVANT common stock on a fully diluted basis, (ii) an amendment to AVANT's Third Restated Certificate of Incorporation to increase the number of authorized shares to 300,000,000, (iii) an amendment to AVANT's Third Restated Certificate of Incorporation to effect a [    ] for [    ] reverse stock split and (iv) adoption of the 2008 stock option and incentive plan. The stockholders of Celldex have already adopted and approved the merger agreement.

        The special meeting of AVANT shareholders will be held at [location] on [date] at [time]. This proxy statement/prospectus provides you with important information about AVANT, Celldex and the proposed merger. You may obtain other information about AVANT and Celldex from documents filed with the Securities and Exchange Commission. We encourage you to carefully read the entire proxy statement/prospectus.

        FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE SPECIAL MEETING, SEE "RISK FACTORS" BEGINNING ON PAGE 20.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE AVANT COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This proxy statement/prospectus is dated [                       ], 2008, and is first being mailed to stockholders of AVANT on or about [                       ], 2008.

        THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

EXPLANATORY NOTE

        Except as otherwise stated in this proxy statement/prospectus, all per share information and other information contained in this proxy statement/prospectus does not give effect to the proposed [    ] for [    ] reverse stock split of AVANT common stock described in AVANT's Proposal No. 3.

AVANT Immunotherapeutics, Inc.

119 Fourth Avenue
Needham, Massachusetts 02494
(781) 433-0771

NOTICE OF SPECIAL MEETING OF AVANT STOCKHOLDERS
TO BE HELD ON [            ], 2008

To the Stockholders of AVANT Immunotherapeutics, Inc:

        On behalf of the board of directors of AVANT Immunotherapeutics, Inc, a Delaware corporation, we are pleased to deliver this proxy statement/prospectus for the proposed merger combining AVANT and Celldex Therapeutics, Inc., a Delaware corporation. A special meeting of stockholders of AVANT will be held on [            ], [            ], 2008 at [            ] [a.m./p.m.], local time, at [    ], for the following purposes:

  1.
  To consider and vote upon the issuance of a number of shares of AVANT common stock to Celldex stockholders in the merger determined in accordance with the Agreement and Plan of Merger, dated as of October 19, 2007, by and among AVANT Immunotherapeutics, Inc., Callisto Merger Corporation, a wholly-owned subsidiary of AVANT, and Celldex Therapeutics, Inc, which will result in the former Celldex stockholders owning 58% and the stockholders of AVANT retaining 42% of the outstanding common stock on a fully diluted basis post-closing;

  2.
  To consider and vote upon an amendment to the Third Restated Certificate of Incorporation, as amended, of AVANT to increase the number of authorized shares of common stock from 100,000,000 to 300,000,000;

  3.
  To consider and vote upon an amendment to the Third Restated Certificate of Incorporation, as amended, of AVANT to effect a [    ] for [    ] reverse stock split of AVANT's issued and outstanding shares of common stock;

  4.
  To consider and vote upon a proposal to adopt the AVANT Immunotherapeutics, Inc. 2008 Stock Option and Incentive Plan;

  5.
  To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve Proposal Nos. 1, 2, 3 and 4; and

  6.
  To transact any other business which may properly come before the meeting.

        The board of directors of AVANT has fixed [            ], 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of AVANT common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, AVANT had [            ] shares of common stock outstanding and entitled to vote.

        Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of AVANT common stock entitled to vote at the AVANT special meeting is required for approval of Proposal Nos. 2 and 3. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the AVANT special meeting is required for approval of Proposal Nos. 1, 4 and 5. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposal Nos. 1 through 5. If you fail to return your

i

proxy card, shares will not be counted for purposes of determining whether a quorum is present at the special meeting. Further, a failure to vote will have the same effect as a vote against Proposal Nos. 2 and 3. If you do attend the AVANT special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

        The AVANT board of directors recommends that you vote "FOR" the above proposals.

                      By Order of the Board of Directors,

                      UNA S. RYAN, PH.D.
                      President and Chief Executive Officer

Needham, Massachusetts
[            ], 2008

Solicitation of Proxies	32
Other Matters	32
AVANT Proposal No. 1—Authorize Issuance of Shares Pursuant to the Merger	33
The Merger	33
General Description of the Merger	33
Background of the Merger	34
AVANT's Reasons For The Merger	38
Recommendation of AVANT's Board of Directors	40
Opinion of Needham & Company, LLC	40
Celldex's Reasons For The Merger	47
Accounting Treatment of the Merger	49
Material United States Federal Income Tax Consequences of the Merger	49
Appraisal Rights	52
Federal Securities Laws Consequences	52
Interests of AVANT's Directors and Executive Officers	52
Interests of Celldex's Directors and Executive Officers	53
Comparison of Rights of Holders of AVANT Common Stock and Celldex Common Stock	54
The Merger Agreement	63
Structure of the Merger	63
Effective Time of the Transaction	63
Officers and Directors	63
Conversion of Celldex Shares	63
The Exchange Ratio	64
Stock Options and Warrants	64
Impact on AVANT Employee Stock Purchase Plan	65
Fractional Shares	65
United States Tax Consequences	65
Representations and Warranties	65
Conduct of Business Prior to the Completion of the Merger	66
Reverse Stock Split and Increase in Issued Shares	67
Listing of AVANT Common Stock to be Issued in the Merger	67
Non-Solicitation	67
Additional Agreements	69
Confidentiality	69
Regulatory Filings	70
Notification of Certain Matters	70
Section 16 Matters	70
Indemnification	71
Public Announcements	71
Taxes	71
Employment and Benefit Matters	71
Board of Directors of AVANT	72
Treatment as Reorganization	72
Conditions to the Completion of the Merger	72
Termination of the Merger Agreement	73
Notice/Effect of Termination	74

Fees and Expenses	75
Amendment and Waiver	75
Combined Company Management After the Merger	76
Management and Board of Directors	76
Board of Directors	76
Officers	78
Committees of the Board	79
Compensation Committee Interlocks and Insider Participation with Respect to AVANT	80
Compensation of AVANT's Board of Directors	80
Current Management of AVANT and Related Information	80
AVANT'S Compensation Discussion and Analysis	87
AVANT Stock Performance Graph	98
Report of the AVANT Compensation Committee	99
AVANT Business	100
AVANT Market Risk	122
AVANT Management's Discussion and Analysis of Financial Conditions and Results of Operations	123
AVANT Principal Stockholders	134
Celldex's Business	136
Current Management of Celldex and Related Information	147
Celldex's Compensation Discussion and Analysis	150
Celldex Management's Discussion and Analysis of Financial Condition and Results of Operations	161
Celldex's Principal Stockholders	179
Description of AVANT Common Stock	182
AVANT Proposal No. 2—Amendment to Third Restated Certificate of Incorporation to Increase Authorized Common Stock	183
AVANT Proposal No. 3—Amendment to Third Restated Certificate of Incorporation to Effect a Reverse Stock Split	184
AVANT Proposal No. 4—Adoption of 2008 Stock Option and Incentive Plan	185
AVANT Proposal No. 5—Approval of Possible Adjournment of Special Meeting	190
Experts	191
Legal Matters	191
Stockholder Proposals	191
Where You Can Find More Information	192
Index to Financial Statements	F-1
Annex A Agreement and Plan of Merger	A-1
Annex B-1 Fourth Amendment to Third Restated Certificate of Incorporation	B-1-1
Annex B-2 Fifth Amendment to Third Restated Certificate of Incorporation	B-2-1
Annex C 2008 Stock Option and Incentive Plan	C-1
Annex D Opinion of Needham & Company, LLC	D-1
Annex E Opinion of Brean Murray, Carret & Co.	E-1

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OTHER PROPOSALS

        The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders, the merger and other proposals. These questions and answers may not address all questions that may be important to you. You should still carefully read this entire proxy statement/prospectus, including each of the annexes.

Q:
Why are AVANT and Celldex planning a merger? (See page 37)

A:
AVANT and Celldex are planning a merger because they believe the resulting combined company will be a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power, access to capital and more growth potential than either company would have separately.

        AVANT and Celldex believe that the merger may result in a number of benefits, including:

  •
  a greater ability to mitigate overall development risk through creation of a fully-integrated biopharmaceutical company with a deep product development pipeline;

  •
  the advantage to Celldex of the use of AVANT's cGMP manufacturing capability with experience in production areas;

  •
  complementary pipelines addressing a broad spectrum of indications in large markets;

  •
  an increased pool of near-term development milestones;

  •
  a stronger technology platform, including vector vaccine delivery, manufacturing and preservation technologies and the APC Targeting Technology™ engine to generate new clinical product candidates on an ongoing basis;

  •
  a broader, more balanced portfolio of product candidates, with significant market potential;

  •
  the opportunity for each company's stockholders to participate in the potential growth of the combined company after the merger;

  •
  the synergies that could be created in combining the research, development and technological strengths of AVANT and Celldex;

  •
  larger access to third-party funding and validation for Global Health Vaccine programs;

  •
  efficiencies created by eliminating redundant expenses; and

  •
  a seasoned management team.

Q:
Why am I receiving this proxy statement/prospectus?

A:
If you are a stockholder of AVANT, you are receiving this proxy statement/prospectus because you are entitled to vote on the proposals set forth in this proxy statement/prospectus at AVANT's special meeting. If you are a stockholder of Celldex, you are receiving this proxy statement/prospectus because the shares you will receive in the merger are being issued pursuant to this proxy statement/prospectus. This document serves as both a proxy statement of AVANT, used to solicit proxies for the special meeting, and as a prospectus of AVANT, used to offer shares of AVANT common stock in exchange for shares of Celldex common stock and Class A common stock pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meeting of AVANT, and you should read it carefully.

Q:
What percentage of AVANT will the former Celldex stockholders own collectively immediately following the merger? (See page 63)

A:
Upon completion of the merger, the former Celldex stockholders will collectively own 58% of the combined company on a fully-diluted basis.

Q:
What will a Celldex stockholder receive in exchange for Celldex stock in the merger? (See page 63)

A:
In the merger, each Celldex stockholder will receive shares of AVANT common stock in exchange for each share of Celldex common stock or Class A common stock that they own, and cash in lieu of fractional shares. However, the exact number of AVANT shares issuable for one Celldex share (what we refer to as the "exchange ratio") cannot be definitively calculated until the closing. A fuller description of how the exchange ratio will be calculated is set forth in the section entitled "The Merger Agreement" on page 62. Currently we estimate that AVANT will issue a total of 121,539,864 shares of common stock (including those reserved for issuance pursuant to stock options) in the merger and, based on AVANT's closing sales price of $[            ] on the last trading day before the date of this proxy statement/prospectus, the exchange ratio would be [            ], i.e., one share of Celldex stock would be exchanged for that many shares of AVANT common stock.

Q:
Who will be the directors of AVANT following the merger? (See page 75)

A:
Following the merger, the board of directors of AVANT will be comprised of eight individuals; four continuing directors, Dr. Una Ryan, Harry Penner, Larry Ellberger and Karen Shoos Lipton, and four directors currently serving on the Celldex board, Charles Schaller (who will be Chairman of the Board), George Elston, Herbert Conrad and Dr. Rajesh B. Parekh.

Q:
Who will be the executive officers of AVANT following the merger? (See page 75)

A:
Following the merger, the executive management team of the combined company will be comprised of certain members of both AVANT's and Celldex's respective management teams prior to the merger and is expected to include the following individuals:

Name	Position in the Combined Company	Current Position
Dr. Una Ryan	Chief Executive Officer	President and Chief Executive Officer of AVANT
Anthony Marucci	Executive Vice President, Corporate Development	Acting Chief Executive Officer and Vice President, Chief Financial Officer, Treasurer and Secretary of Celldex
Avery W. Catlin	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer of AVANT
Dr. Tibor Keler	Senior Vice President and Chief Scientific Officer	Vice President, Research and Discovery of Celldex
Dr. Thomas Davis	Senior Vice President and Chief Medical Officer	Chief Medical Officer and Vice President of Clinical Development of Celldex
Dr. Ronald Newbold	Senior Vice President, Business Development	Vice President of Business Development of Celldex

Q:
What vote is needed by AVANT stockholders at the special meeting to complete the merger? (See page 30)

A:
To consummate the merger, AVANT stockholders must approve the issuance of shares of AVANT common stock to the Celldex stockholders in the merger in accordance with the merger agreement, which requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the AVANT special meeting.

  In addition, to ensure AVANT has sufficient shares of AVANT common stock authorized to issue in connection with the merger and to enable AVANT to meet the listing requirements of the NASDAQ Capital Market or the NASDAQ Global Market after the merger, AVANT is seeking stockholder approval of each of the following: (a) an amendment to the Third Restated Certificate of Incorporation of AVANT to increase the number of authorized shares to 300,000,000, which requires the affirmative vote of the holders of a majority of the outstanding shares of AVANT common stock as of the record date entitled to vote at the special meeting and (b) an amendment to the Third Restated Certificate of Incorporation of AVANT to effect a [    ] for [    ] reverse stock split, which requires the affirmative vote of the holders of a majority of the outstanding shares of AVANT common stock as of the record date entitled to vote at the special meeting. Both of these proposals are necessary for the merger to be completed and, if not approved by the stockholders, we will be unable to complete the merger. Prior to the date of this proxy statement/prospectus, Celldex stockholders adopted the merger agreement and approved the merger.

  In addition to obtaining stockholder approval and appropriate regulatory approvals, including antitrust clearance if necessary, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" on page 71 of this proxy statement/prospectus.

Q:
What vote is needed by Celldex stockholders?

A:
None. A sufficient number of Celldex stockholders have already voted to adopt the merger agreement and approve the merger and no additional Celldex stockholder approval is required.

Q:
Why am I being asked to adopt a 2008 Stock Option and Incentive Plan and what vote is needed? (See page 170):

A:
Following the merger, no new stock options or incentive awards will be issued pursuant to AVANT's existing stock option and incentive plans. The 2008 Stock Option and Incentive Plan is designed to attract, motivate and retain employees, directors and consultants of AVANT following the merger and to further the growth and financial success of AVANT by aligning the interests of such persons through ownership with the interests of AVANT's stockholders. If a quorum is present at the special meeting, a majority of the votes properly cast at the meeting will be required to approve the 2008 Stock Option and Incentive Plan.

Q:
If I am an AVANT stockholder, what do I need to do now? (See page 29)

A:
After carefully reading and considering the information contained in and incorporated into this proxy statement/prospectus, please submit your proxy card according to the instructions on the enclosed proxy card as soon as possible. If you do not submit a proxy card or attend the special meeting and vote in person, your shares will not be represented or voted at the meeting.

Q:
How does AVANT's Board of Directors recommend that I vote?

A:
After careful consideration, AVANT's board of directors recommends that AVANT stockholders vote:

•
"FOR" Proposal No. 1 to approve the issuance of shares of AVANT common stock in the merger;

•
"FOR" Proposal No. 2 to approve an amendment to AVANT's Third Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 300,000,000 shares;

•
"FOR" Proposal No. 3 to approve an amendment to AVANT's Third Restated Certificate of Incorporation to effect a [    ] for [    ] reverse stock split;

•
"FOR" Proposal No. 4 to adopt the 2008 Stock Option and Incentive Plan;

•
"FOR" Proposal No. 5 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and 4.

Q:
What risks should I consider in deciding whether to vote in favor of the share issuance?

A:
You should carefully review the section of this proxy statement/prospectus entitled "Risk Factors" beginning on page 20, which sets forth certain risks and uncertainties related to the merger, risks and uncertainties to which the combined company's business will be subject and risks and uncertainties to which each of AVANT and Celldex, as an independent company, is subject.

Q:
What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:
The failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the special meeting of AVANT stockholders and such failure will have the same effect as voting against both Proposal No. 2, the amendment of the Third Restated Certificate of Incorporation to increase the authorized shares of AVANT common stock and Proposal No. 3, the amendment of the Third Restated Certificate of Incorporation to effect a [    ] for [    ] reverse stock split.

Q:
May I vote in person?

A:
If your shares of AVANT common stock are registered directly in your name with AVANT's transfer agent you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by AVANT. If you are a AVANT stockholder of record, you may attend the special meeting of AVANT stockholders to be held on [            ], 2008 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

Q:
May I change my vote after I have provided proxy instructions?

A:
Yes. You may change your vote at any time before your proxy is voted at the special meeting of AVANT stockholders. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares of AVANT common stock, you must follow directions received from your broker to change those instructions.

Q:
Am I entitled to appraisal rights?

A:
No. As AVANT's common stock is quoted on the NASDAQ Capital Market, AVANT stockholders will not be entitled to appraisal rights.

Q:
Have any AVANT or Celldex officers, directors or stockholders entered into lock-up agreements?

A:
The continuing officers and directors of AVANT and Celldex have entered into lock-up agreements pursuant to which they are prohibited from selling their stock for six months. Additionally, the two largest Celldex stockholders, Medarex, Inc. and Lorantis Holdings Ltd., have entered into similar lock-up agreements; subject to the terms of their respective agreements, Medarex, Inc. is prohibited from selling a portion of its AVANT stock for three months and the remainder for 12 months, and Lorantis Holdings Ltd. is prohibited from selling its AVANT stock for 12 months.

Q:
Will Celldex stockholders be able to trade the AVANT common stock that they receive in the merger?

A:
AVANT and Celldex anticipate that the common stock of AVANT to be received by stockholders of Celldex in the merger will be listed for trading on the NASDAQ Capital Market or the NASDAQ Global Market under the symbol "AVAN". Please see the risk factors beginning on page 23 associated with this listing.

Q:
Who is paying for this proxy solicitation?

A:
AVANT is conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. AVANT may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Q:
When do you expect the merger to be completed? (See page 62)

A:
AVANT and Celldex are working to complete the merger as quickly as possible. AVANT and Celldex currently anticipate completing the merger in the first quarter of 2008.

Q:
Whom should I call with questions? (See page 176)

A:
If you would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact:

  AVANT Immunotherapeutics, Inc.
  Attn: Investor Relations
  119 Fourth Avenue
  Needham, Massachusetts 02494
  (781) 433-0771
  E-mail: info@avantimmune.com

x

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you.

        You should carefully read this entire document and the other documents AVANT refers to for a more complete understanding of the proposals. This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read "Cautionary Information Regarding Forward-Looking Statements" on page 19 of this document.

        This proxy statement/prospectus contains trademarks, trade names, service marks, and service names of AVANT, Celldex, and other companies.

        Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to any reverse stock split described in AVANT's Proposal No. 3.

The Companies (See pages 95 and 131)

  AVANT Immunotherapeutics, Inc.

        We are a biopharmaceutical company that uses novel applications of immunology to develop products for the prevention and treatment of diseases. We are developing a broad portfolio of vaccines and immunotherapeutics addressing a wide range of applications including bacterial and viral diseases, food safety and cardiovascular disease. These include single-dose, oral vaccines that protect against important disease-causing infectious agents, a treatment to reduce complement-mediated tissue damage associated with cardiac by-pass surgery, and a novel, proprietary vaccine candidate for cholesterol management. Our strategy is to demonstrate proof-of-concept for our product candidates before leveraging their value through partnerships or, in appropriate situations, continuing late stage development ourselves. Demonstrating proof-of-concept for a product candidate generally involves bringing it through Phase 1 clinical trials and one or more Phase 2 clinical trials so that we are able to demonstrate, based on human trials, good safety data for the product candidate and some data indicating its effectiveness. Our current collaborations encompass the commercialization of an oral human rotavirus vaccine, the development of oral cholera and typhoid fever vaccines, and vaccines addressed to human food safety and animal health. Our product candidates address large market opportunities for which we believe current therapies are inadequate or non-existent.

        Our web site is located at http://www.avantimmune.com. On our web site, investors can obtain a copy of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after we file such material electronically with, or furnishes it to, the Securities and Exchange Commission.

        Our focus is on using the power of the immune system to prevent and treat disease. We have assembled a broad portfolio of technologies and intellectual property that we believe will give us a strong competitive position in vaccines and immunotherapeutics. This portfolio includes:

  •
  Cholera- and Salmonella-vectored vaccine delivery technologies;

  •
  patent rights directed to a rotavirus strain;

  •
  our VitriLife® patented drying system for the preservation of proteins, cells, bacteria and viruses;

  •
  technology and patents for complement inhibitors based on sCR1 "TP10"; and

  •
  technology and patents supporting our CETP product candidates, which are aimed at increasing levels of HDL, or "good" cholesterol.

        We currently have three products on the market and four products in clinical development. Our goal is to become a leading developer of innovative vaccines and immunotherapeutics that address health care needs on a global basis. Our success has depended and will continue to depend upon many factors, including our ability and that of our licensees and collaborators to successfully develop, obtain regulatory approval for and commercialize our product candidates. To date, commercial sales have only been generated from Rotarix® and our Megan poultry vaccines. We have had no commercial revenues from sales of our human therapeutic or other human vaccine products and we have had a history of operating losses. It is possible that we may not be able to successfully develop, obtain regulatory approval for or commercialize our product candidates, and we are subject to a number of risks that you should be aware of before investing in AVANT. These risks are disclosed more fully in Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007, which is incorporated by reference in this proxy statement/prospectus.

        Our common stock has been quoted on the NASDAQ Capital Market under the symbol "AVAN" since August 31, 2007. Prior to that time, our common stock traded on the NASDAQ Global Market using the same symbol since August 24, 1998. Prior to that time, our common stock traded on the NASDAQ Capital Market, beginning May 15, 1986, under the symbol "TCEL."

  Callisto Merger Corporation

        Callisto Merger Corporation is a wholly-owned (100%) subsidiary of AVANT that was recently incorporated in Delaware solely for the purpose of the merger. Pursuant to the merger, Callisto Merger Corporation will merge with and into Celldex, with Celldex as the surviving corporation. Callisto Merger Corporation will not be a reporting entity with financial statement requirements. It does not conduct any business and has no material assets. Its principal executive offices have the same address and telephone number as AVANT.

  Celldex Therapeutics, Inc.

        Celldex is a development stage biotechnology company focused on the discovery, development and commercialization of therapeutic vaccines, monoclonal antibodies and other products for the treatment of cancer, infectious diseases and immune system disorders. Celldex commenced its existence as a wholly owned subsidiary of Medarex, Inc., which remains a substantial stockholder of Celldex. Celldex has developed an APC Targeting Technology that utilizes fully human monoclonal antibodies to directly target specialized types of immune system cells, known as antigen presenting cells. Celldex is advancing a robust pipeline of clinical and preclinical product candidates that use Celldex's APC Targeting Technology to manipulate critical types of antigen presenting cells, known as dendritic cells and macrophages, which are key cells within the immune system. Because these cells are largely responsible for initiating the immune system's disease-fighting mechanisms, Celldex believes product candidates using Celldex's technology will create more potent immune responses than standard vaccination strategies.

        Celldex is focusing its initial efforts on the development of therapeutic cancer vaccines designed to instruct the immune system to recognize and destroy cancer cells. Cancer vaccines contain molecules called cancer antigens that are present in cancer cells but rarely found in normal cells. For cancer vaccines to be effective, these cancer antigens must be taken up and processed by antigen presenting cells. Celldex believes that its proprietary APC Targeting Technology combined with validated cancer antigens will generate therapeutic products that effectively stimulate an immune response with the potential to substantially eliminate existing cancer cells and limit reoccurrence of the disease.

        Celldex's lead clinical development program, currently in a phase 2b/3 study, is CDX-110, an immunotherapy that targets the tumor specific molecule called EGFRvIII, a functional variant of the naturally expressed epidermal growth factor receptor, or EGFR, a protein which Celldex believes has been well validated as a target for cancer therapy. Celldex is currently pursuing the development of

CDX-110 for Glioblastoma Multiforme, or GBM, therapy, and plans to expand the clinical development into other cancers through additional clinical studies.

        Celldex's lead APC Targeting Technology product candidate, CDX-1307, is in development for the treatment of epithelial tumors such as colorectal, pancreatic, bladder, ovarian and breast cancers.

        Celldex is also engaged in preclinical activities for five other therapeutic products, and has a research program which focuses on further applications of Celldex's human monoclonal antibody technology and APC Targeting Technology for the development of further therapies for cancer and infectious diseases, as well as specific immunosuppressive approaches to allergy and autoimmune disease.

  The Combined Company

        AVANT's principal executive office will be the combined company's principal executive office. Upon completion of the merger, AVANT stockholders will retain 42% of the outstanding voting stock of the combined company on a fully-diluted basis, and the former Celldex stockholders will own 58% of the outstanding stock of the combined company on a fully-diluted basis. The merger agreement provides that in no event will the aggregate number of shares of AVANT common stock that may be received by the Celldex stockholders and option holders in the merger exceed 58% of the fully-diluted outstanding voting stock of the combined company on a pro forma basis. The combined company's board of directors will consist of four current AVANT directors and four current Celldex directors. In addition, the management team of the combined company will consist of current members of both AVANT and Celldex management.

Risks Associated with AVANT, Celldex and the Merger (See page 20)

        The merger poses a number of risks to each company and its respective stockholders. In addition, both AVANT and Celldex are subject to various risks associated with their businesses and their industry. These risks are discussed in detail under the caption "Risk Factors" beginning on page [    ]. You are encouraged to read and consider all of these risks carefully.

Stockholder Special Meeting (See page 29)

        Time, Date and Place.    A special meeting of the stockholders of AVANT will be held on [            ], 2008, at [            ] at [                        ] [a.m./p.m.], local time, to vote on Proposal No. 1 to approve the issuance of shares of AVANT common stock in the merger; Proposal No. 2 to approve an amendment to AVANT's Third Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 300,000,000 shares; Proposal No. 3 to approve an amendment to AVANT's Third Restated Certificate of Incorporation to effect a [    ] for [    ] reverse stock split; Proposal No. 4 to adopt the 2008 Stock Option and Incentive Plan; and Proposal No. 5 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and 4.

        Record Date and Voting Power for AVANT.    You are entitled to vote at the AVANT special meeting if you owned shares of AVANT common stock at the close of business on [            ], 2008, the record date for the AVANT special meeting. You will have one vote at the special meeting for each share of AVANT common stock you owned at the close of business on the record date. There are [            ] shares of AVANT common stock entitled to vote at the special meeting.

        AVANT Required Vote.    The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the AVANT special meeting is required for approval of Proposal Nos. 1, 4 and 5 above. The affirmative vote of the holders of a majority of the outstanding shares of AVANT entitled to vote at the special meeting is required for approval of Proposal Nos. 2 and 3 above.

        Share Ownership of Management.    As of November 15, 2007, the directors and executive officers of AVANT, together with their affiliates, beneficially owned approximately 4% of the shares entitled to vote at the AVANT special meeting.

Recommendation to Stockholders (See page 29)

        The AVANT board of directors has determined and believes that the issuance of shares of AVANT common stock in the merger is advisable and fair to, and in the best interest of, AVANT and its stockholders. The AVANT board of directors recommends that the holders of AVANT common stock vote:

  •
  "FOR" Proposal No. 1 to approve the issuance of shares of AVANT common stock in the merger;

  •
  "FOR" Proposal No. 2 to approve an amendment to AVANT's Third Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 300,000,000 shares;

  •
  "FOR" Proposal No. 3 to approve an amendment to AVANT's Third Restated Certificate of Incorporation to effect a [    ] for [    ] reverse stock split;

  •
  "FOR" Proposal No. 4 to adopt the 2008 Stock Option and Incentive Plan;

  •
  "FOR" Proposal No. 5 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and 4.

Fairness Opinion Received by AVANT (See page D-1)

        Fairness Opinion Received by AVANT.    Needham & Company, LLC delivered its opinion to AVANT's board of directors that, as of October 19, 2007 and based on and subject to the factors and assumptions set forth therein, the exchange ratio was fair to AVANT and to the holders of its common stock from a financial point of view.

        The full text of the written opinion of Needham & Company, LLC, dated October 19, 2007, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on and scope of the review undertaken by Needham & Company, LLC, is attached to this proxy statement/prospectus as Annex D. Needham & Company, LLC provided its opinion for the information and assistance of AVANT's board of directors in connection with its consideration of the merger. The written opinion of Needham & Company, LLC is not a recommendation as to how any holder of AVANT common stock should vote with respect to the issuance of shares of AVANT common stock in the merger. AVANT urges you to read the entire opinion carefully.

Fairness Opinion Received by Celldex (See page E-1)

        Fairness Opinion Received by Celldex.    Brean Murray, Carret & Co delivered its opinion to Celldex's board of directors that, as of October 17, 2007 and based on and subject to the factors and assumptions set forth therein, the exchange ratio was fair to Celldex from a financial point of view.

        The full text of the written opinion of Brean Murray, Carret & Co, dated October 17, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex E. Brean Murray, Carret & Co provided its opinion for the information and assistance of Celldex's board of directors in connection with its consideration of the merger. The written opinion of Brean Murray, Carret & Co is not a recommendation as to how any holder of Celldex common stock should vote with respect to the issuance of shares of Celldex common stock in the merger.

Interests of AVANT's Directors and Executive Officers (See page 51)

        Upon completion of the merger the directors and officers of AVANT will collectively beneficially own approximately 4% of the outstanding stock of AVANT, calculated on the basis set forth under "AVANT Principal Stockholders". Further, if Proposal No. 4 is approved, the directors and officers of AVANT will be granted stock options as set forth under Proposal No. 4.

        Some directors and executive officers of AVANT have interests in the merger that are different from, and in addition to, the interests of AVANT stockholders generally. Upon completion of the merger, Dr. Una Ryan, Harry Penner, Larry Ellberger and Karen Shoos Lipton, each of whom is a current director of AVANT, are expected to remain members of the AVANT board of directors. In addition, certain executive officers and key employees of AVANT are expected to serve as executive officers or key employees of AVANT after the effective time of the merger and certain officers of AVANT will be entitled to severance payments if terminated after completion of the merger. Pursuant to a recent amendment to her employment agreement, Dr. Una Ryan will be entitled to receive a special retirement payment of $1,323,203 if her employment is terminated under certain circumstances, including a voluntary termination after one year.

The NASDAQ Capital Market Listing (See page 66)

        AVANT anticipates that its common stock will be listed on the NASDAQ Capital Market or the Nasdaq Global Market following the completion of the merger under its current trading symbol "AVAN." It is a condition to Celldex's obligation to consummate the merger that AVANT's common stock be listed on the NASDAQ Capital Market or the NASDAQ Global Market.

Completion and Effectiveness of the Merger (See page 62)

        AVANT and Celldex expect to complete the merger shortly after all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

        AVANT and Celldex are working to complete the merger as quickly as possible and currently anticipate closing in the first quarter of 2008. AVANT and Celldex intend to complete the merger promptly following the special meeting.

        AVANT and Celldex have each agreed, and have further agreed to ensure that their representatives do not, prior to the consummation of the merger, directly or indirectly, solicit, encourage, have negotiations with respect to (including furnishing information) or take any action that could reasonably be expected to result in the initiation or submission of any inquiries, proposals or offers regarding, or approve, endorse or recommend, any acquisition, merger, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions. AVANT and Celldex have also agreed to notify each other upon receipt of any alternative acquisition proposal or any inquiry that would reasonably be expected to lead to an alternative acquisition proposal, including the terms of the alternative acquisition proposal or inquiry and the identity of the person making the alternative acquisition proposal or inquiry. However, if AVANT receives an unsolicited bona fide written acquisition proposal that is a superior acquisition proposal prior to the AVANT special meeting, then AVANT may provide nonpublic information to, and engage in discussions and negotiations with, the third-party making the acquisition proposal so long as certain conditions are satisfied.

Conditions to the Completion of the Merger (See page 71)

        AVANT's and Celldex's obligations to complete the merger are subject to certain conditions described under the heading "The Merger Agreement—Conditions to the Completion of the Merger."

Among the conditions to closing are requirements that AVANT's authorized shares be increased to 300,000,000 and that AVANT's common stock be listed on the NASDAQ Capital Market or the NASDAQ Global Market.

Termination of the Merger Agreement and Payment of Certain Termination Fees (See page 72)

        AVANT and Celldex may terminate the merger agreement by mutual agreement and under certain other circumstances. AVANT and Celldex have agreed that if the merger agreement is terminated under the circumstances described under "The Merger Agreement—Fees and Expenses," a termination fee of $1,325,000 may be payable by AVANT to Celldex, with an additional obligation for each party to reimburse reasonable transaction-related expenses of the other party in certain other circumstances, up to an aggregate cap of $250,000.

United States Federal Tax Consequences of the Merger (See page 48)

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The merger is conditioned on, among other things, the receipt by AVANT and Celldex of a legal opinion from their respective counsel, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

        Assuming the merger qualifies as a reorganization, (1) a Celldex stockholder that receives only AVANT common stock in the merger generally will not recognize any gain or loss, and (2) a Celldex stockholder that receives AVANT common stock and cash in lieu of fractional shares in the merger generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the basis in his or her fractional share interest.

        Tax matters are very complicated and the consequences of the merger to any particular stockholder will depend on that stockholder's particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

        For a more complete description of the material U.S. federal income tax consequences of the merger, see "Material United States Federal Income Tax Consequences of the Merger" beginning on page 48.

Accounting Treatment of the Merger (See page 48)

        The merger of AVANT and Celldex will be accounted for as a purchase with Celldex treated as the acquirer under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States, which means that the assets and liabilities of AVANT will be recorded, as of the completion of the merger, at their fair values and added to those of Celldex.

Appraisal Rights (See page 51)

        As AVANT's common stock is listed on the NASDAQ Capital Market, AVANT stockholders will not be entitled to appraisal rights.

Regulatory Approvals (See page 69)

        AVANT and Medarex, a substantial stockholder of Celldex, may be required to file Premerger Notification and Report forms relating to the merger under the Hart-Scott-Rodino Act or HSR. AVANT must also comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Capital Market in connection with the issuance of shares of AVANT common stock in the merger and the filing of this proxy statement/prospectus with the Securities and Exchange Commission.

AVANT SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following AVANT selected historical consolidated financial information is only a summary and you should read the following financial information together with "AVANT Management's Discussion and Analysis of Financial Condition and Results of Operation" and AVANT's consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

	Nine Months Ended
CONSOLIDATED STATEMENTS OF OPERATIONS DATA (Amounts in thousands except per share amounts)			Years Ended December 31,
	September 30, 2007	September 30, 2006
			2006	2005	2004	2003	2002
	(Unaudited)
REVENUE:
Product Development and Licensing Agreements	$119	$2,673	$2,855	$242	$4,566	$1,608	$6,275
Government Contracts and Grants	441	1,241	1,409	2,720	2,115	2,857	138
Product Royalties	2,823	637	667	126	178	168	292

Total Revenue	3,383	4,551	4,931	3,088	6,859	4,633	6,705

OPERATING EXPENSE:
Research and Development	14,384	13,229	18,066	14,063	13,574	10,021	14,709
Other Operating Expense	6,443	6,671	9,232	7,890	6,867	6,346	6,428

Total Operating Expense	20,827	19,900	27,298	21,953	20,441	16,367	21,137

Investment and Other Income, Net	939	1,559	2,113	768	378	240	603

Loss Before Provision for Income Taxes and Cumulative Effect of Change in Accounting Principle	(16,505)	(13,790)	(20,254)	(18,097)	(13,204)	(11,494)	(13,829)
Provision for (Benefit from) Income Taxes	(120)	372	120	—	—	—	—
Net Loss Before Cumulative Effect of Change in Accounting Principle	(16,385)	(14,162)	(20,374)	(18,097)	(13,204)	(11,494)	(13,829)
Cumulative Effect of Change in Accounting Principle(1)	—	—	—	—	—	(1,175)	—

Net Loss	$(16,385)	$(14,162)	$(20,374)	$(18,097)	$(13,204)	$(12,669)	$(13,829)

Basic and Diluted Net Loss Per Common Share:
Net Loss Per Common Share Before Cumulative Effect of Change in Accounting Principle	(0.22)	(0.19)	(0.27)	(0.24)	(0.18)	(0.18)	(0.23)
Cumulative Effect of Change in Accounting Principle Per Common Share(1)	—	—	—	—	—	(0.02)	—

Basic and Diluted Net Loss Per Common Share	$(0.22)	$(0.19)	$(0.27)	$(0.24)	$(0.18)	$(0.20)	$(0.23)

Shares Used in Calculating Basic and Diluted Net Loss per Share	75,185	74,177	74,216	74,143	72,965	62,513	60,461

	September 30,		December 31,
CONSOLIDATED BALANCE SHEET DATA
	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)
Working Capital	$12,618	$39,932	$32,319	$20,912	$29,089	$18,924	$22,427
Total Assets	43,404	64,054	61,480	36,452	45,804	31,305	35,233
Long Term Liabilities	48,589	48,124	49,234	11,870	2,103	184	456
Accumulated Deficit	(272,631)	(250,034)	(256,246)	(235,872)	(217,776)	(204,572)	(191,903)
Total Stockholders' Equity	(13,946)	7,700	2,161	20,889	38,408	27,920	31,344

(1)
In 2003, AVANT changed its method of accounting for legal costs associated with the application for patents effective January 1, 2003.

CELLDEX SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following Celldex selected historical financial information is only a summary and you should read the following financial information together with "Celldex Management's Discussion and Analysis of Financial Condition and Results of Operations" and Celldex's consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

	Nine Months Ended		Year Ended December 31,
CONSOLIDATED STATEMENTS OF OPERATIONS DATA(1)	September 30, 2007	September 30, 2006	2006	2005	2004	2003	2002	Period from January 1, 1999 (inception) to September 30, 2007
REVENUE:
Product Development and Licensing Agreements
Government Contracts and Grants	$1,022	$644	$899	$71	$—	$—	$—	$2,085
Product Royalties

Total Revenue	$1,022	$644	$899	$71	$—	$—	$—	$2,085

OPERATING EXPENSE:
Research and Development	$8,358	$6,861	$10,013	$4,826	$4,480	$4,961	$2,806	$40,720
Acquired In-Process Research and Development	—	—	—	8,447	—	—	—	8,447
U.K. Facility Exit Costs	—	—	1,169	—	—	—	—	1,169
General and Administrative	3,884	6,471	8,514	4,167	1,586	1,157	839	22,795

Total Operating Expense	12,242	13,332	19,696	17,440	6,066	6,118	3,645	73,131

Operating Loss	(11,220)	(12,688)	(18,797)	(17,369)	(6,066)	(6,118)	(3,645)	(71,046)

Interest Income	375	672	824	290	—	—	—	1,489
Gain on Sale of Property and Equipment	—	—	137	—	—	—	—	137

Net Loss	$(10,845)	$(12,016)	$(17,836)	$(17,079)	$(6,066)	$(6,118)	$(3,645)	$(69,420)

Basic and Diluted Net Loss Per Common Share(2)	$(0.54)	$(0.60)	$(0.89)	$(1.24)	$(0.51)	$(0.51)	$(0.30)

Weighted-Average Number of Common Shares Outstanding—Basic and Diluted(2)	20,100	20,010	20,025	13,786	12,000	12,000	12,000

	September 30,		December 31,
CONSOLIDATED BALANCE SHEET DATA
	2007	2006	2006	2005	2004	2003	2002
Working Capital	$(115)	$14,627	$12,178	$24,852	$(467)	$(79)	$(57)
Total Assets	12,784	25,048	22,163	33,133	1,283	410	528
Long Term Liabilities	501	1,423	914	1,152	—	—	—
Accumulated Deficit	(69,420)	(52,756)	(58,575)	(40,739)	(23,660)	(17,594)	(11,476)
Total Stockholders' Equity	2,707	19,560	15,144	28,007	816	331	471

(1)
The accompanying financial data reflect periods prior to or after our incorporation in May 2003. Medarex began incurring expenses related to our programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of our inception.

(2)
Basic and diluted net loss per share is computed using 12,000,000 shares, the total number of shares of common stock outstanding upon our incorporation, as if such stock was outstanding for all periods prior to our incorporation in May 2003.

PRO FORMA FINANCIAL DATA

AVANT and Celldex Unaudited Pro Forma Condensed Combined Financial Statements

        The following unaudited pro forma condensed combined financial statements give effect to the merger of AVANT and Celldex in a transaction to be accounted for as a purchase with Celldex treated as the acquirer even though AVANT will be the issuer of common stock and surviving legal entity in the transaction (based in part on the fact that upon completion of the merger AVANT stockholders will retain 42% of, and the former Celldex stockholders will own 58% of, the outstanding shares of AVANT's common stock on a fully diluted basis). The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of AVANT and Celldex as of September 30, 2007, and has been prepared to reflect the merger of AVANT and Celldex as of September 30, 2007. The unaudited pro forma condensed combined statements of operations is based on the individual historical consolidated statements of operations of AVANT and Celldex and combines the results of operations of AVANT and Celldex for the year ended December 31, 2006 and the nine months ended September 30, 2007, giving effect to the merger as if it occurred on January 1, 2006 for both pro forma statements of operations, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

        These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Celldex allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to AVANT's business, including results from ongoing clinical trials, the assumptions and estimates herein could change significantly. The allocation is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed. Upon completion of the merger, final valuations will be performed. There can be no assurances that these final valuations will not result in material changes to the purchase price allocation. Furthermore, the parties expect to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma condensed combined financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements, including the related notes thereof of AVANT and Celldex covering these periods, included in this proxy statement/prospectus. See "Where You Can Find More Information" on page 176 for more information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2007
(Amounts in thousands)

	AVANT	Celldex	Pro Forma Adjustments	Note Reference	Pro Forma Combined
ASSETS:
Current Assets:
Cash and Cash Equivalents	$20,340	$8,698	$—		$29,038
Accounts and Other Receivables	525	115	—		640
Prepaid Expenses and Other Current Assets	515	648	9,092	E	10,255

Total Current Assets	21,380	9,461	9,092		39,933

Property and Equipment, Net	17,073	2,082	(6,025)	J	13,130
Intangible Assets, Net	3,257	1,062	(3,257)	B
			2,670	B
			(942)	J	2,790
Other Long-Term Assets	658	179	—		837
Goodwill	1,036	—	(1,036)	B	—

Total Assets	$43,404	$12,784	$502		$56,690

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts Payable	$1,023	$797	$—		$1,820
Accrued Expenses	3,039	1,729	825	D	5,593
Payable Due Medarex	—	5,745	(3,039)	R	2,706
Current Portion of Deferred Revenue	4,123	1,247	(4,123)	F	1,247
Current Portion of Long-Term Liabilities	577	58	(365)	G
			(35)	H	235

Total Current Liabilities	8,762	9,576	(6,737)		11,601

Deferred Revenue	43,887	336	(43,887)	F	336
Other Long-Term Liabilities	4,702	165	(3,359)	G
			(276)	H	1,232

Stockholders' Equity (Deficit):
Convertible Preferred Stock	—	—	—		—
Common Stock	74	201	(74)	I
			(22)	A	179
Additional Paid-In Capital	258,838	69,172	(258,838)	I
			3,039	R
			46,272	A	118,483
Less: Treasury Stock at Cost	(228)	—	228	Q	—
Accumulated Deficit	(272,631)	(69,420)	272,631	I
			(13,099)	C
			4,624	J	(77,895)
Other Comprehensive Income	—	2,754	—		2,754

Total Stockholders' Equity (Deficit)	(13,947)	2,707	54,761		43,521

Total Liabilities and Stockholders' Equity	$43,404	$12,784	$502		$56,690

See the accompanying Notes to unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2007
(Amounts in thousands, except per share amounts)

	AVANT	Celldex	Pro Forma Adjustments	Note Reference	Pro Forma Combined
REVENUE:
Product Development and Licensing Agreements	$119	$—	$—		$119
Government Contracts and Grants	441	1,022	—		1,463
Product Royalties	2,823	—	—	K	2,823

Total Revenue	3,383	1,022	—		4,405

OPERATING EXPENSE:
Research and Development	14,384	8,358	—	L
			(513)	N	22,229
Other Operating Expense	6,443	3,884	—	L
			197	M
			(2)	N	10,522

Total Operating Expense	20,827	12,242	(318)		32,751

Investment and Other Income, Net	939	375	—		1,314

Loss Before Provision for Income Taxes	(16,505)	(10,845)	318		(27,032)
Provision for Income Taxes	(120)	—	—	P	(120)

Net Loss	$(16,385)	$(10,845)	$318		$(26,912)

Basic and Diluted Net Loss Per Common Share	$(0.22)				$(0.15)

Shares Used in Calculating Basic and Diluted Net Loss Per Share	75,185	20,100	84,206	O	179,491

See the accompanying Notes to unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2006
(Amounts in thousands, except per share amounts)

	AVANT	Celldex	Pro Forma Adjustments	Note Reference	Pro Forma Combined
REVENUE:
Product Development and Licensing Agreements	$2,855	$—	$—		$2,855
Government Contracts and Grants	1,409	899	—		2,308
Product Royalties	667	—	—	K	667

Total Revenue	4,931	899	—		5,830

OPERATING EXPENSE:
Research and Development	18,066	10,013	—	L
			(685)	N	27,394
Other Operating Expense	9,232	9,683	—	L
			263	M
			(3)	N	19,175

Total Operating Expense	27,298	19,696	(425)		46,569

Investment and Other Income, Net	2,113	961	—		3,074

Loss Before Provision for Income Taxes	(20,254)	(17,836)	425		(37,665)
Provision for Income Taxes	120	—	—	P	120

Net Loss	$(20,374)	$(17,836)	$425		$(37,785)

Basic and Diluted Net Loss Per Common Share	$(0.27)				$(0.21)

Shares Used in Calculating Basic and Diluted Net Loss Per Share	74,216	20,025	84,281	O	178,522

See the accompanying Notes to unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.     DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

        On October 19, 2007, AVANT and Celldex signed an Agreement and Plan of Merger under which a wholly owned subsidiary of AVANT will merge with and into Celldex in a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States of America with Celldex treated as the accounting acquirer. Under the purchase method of accounting, the assets and liabilities of AVANT will be recorded as of the acquisition date, at their fair values and added to those of Celldex. The transaction is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Under the terms of the merger agreement, each share of Celldex common stock outstanding at the closing of the merger will be exchanged for 4.924108367 shares of AVANT common stock, plus cash in lieu of fractional shares. In addition, each option to purchase Celldex common stock that is outstanding on the closing date will be assumed by AVANT and will thereafter constitute an option to acquire the number of shares of AVANT common stock determined by multiplying the number of shares of Celldex common stock subject to the option immediately prior to the merger by 4.924108367, rounded down to the nearest whole share, with an exercise price equal to the exercise price of the assumed Celldex option divided by 4.924108367, rounded up to the nearest whole cent. Each of these options will be subject to the same terms and conditions that were in effect for the related Celldex options. The fair value of AVANT's outstanding options assumed in the acquisition was considered immaterial. The merger is subject to customary closing conditions, including regulatory approvals, as well as approval by AVANT and Celldex stockholders.

2.     PURCHASE PRICE

        A preliminary estimate of the purchase price is as follows (table in thousands):

Fair value of AVANT shares outstanding	$46,250
Estimated transaction costs incurred by Celldex	825

Estimated purchase price	$47,075

        The fair value of the AVANT shares used in determining the purchase price was $0.62342 per share based on the average of the closing price of AVANT common stock for the period two days before through two days after the October 22, 2007 merger agreement announcement date.

        The estimated purchase price has been allocated to the acquired tangible and intangible assets and liabilities assumed based on their estimated fair values as of September 30, 2007 (table in thousands):

Cash and cash equivalents	$20,340
Accounts receivable	525
Property and equipment	11,048
Acquired identifiable intangible assets	1,728
In-process research and development	8,475
Other current and long-term assets	10,265
Assumed liabilities	(5,306)

Total	$47,075

        The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired, including the fair values of in-process research and development, other identifiable intangibles and the fair values of liabilities assumed as of the date that the merger is consummated. The excess of the purchase price over the fair value of assets and liabilities acquired is allocated to goodwill. However, the preliminary valuation analysis conducted by AVANT and Celldex determined that the fair value of assets acquired and the fair value of liabilities assumed by Celldex exceeded the estimated purchase price for AVANT, resulting in negative goodwill of approximately $11 million. In accordance with SFAS No. 141, Business Combinations, the negative goodwill has been allocated to all of the acquired assets which are non-financial and non-current assets, including property and equipment, identifiable intangible assets, and in-process research and development. The purchase price allocation will remain preliminary until AVANT completes a third-party valuation of significant identifiable intangible assets acquired (including in-process research and development) and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after consummation of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

        The amount allocated to acquired identifiable intangible assets (after the negative goodwill allocation) has been attributed to the following categories (table in thousands):

Megan developed technology	$341
Core technology	641
Pfizer Agreement	746

Total	$1,728

        The estimated fair value attributed to Megan developed technology, which relates to AVANT's existing approved poultry vaccine products, was determined based on a discounted forecast of the estimated net future cash flows to be generated from the technology. The estimated fair value attributed to developed technology will be amortized over 8 years on a straight-line basis (no other method was deemed preferable), which is the estimated useful life of the technology from the expected closing date of the merger based on the contractual provisions of a distribution agreement.

        The estimated fair value attributed to the Core technology, which relates to AVANT's exclusive rights to the Megan patents and the VitriLife® process, was determined based on a discounted forecast of the estimated net future cash flows to be generated from the technologies. The estimated fair value attributed to Core technology will be amortized over 4.5 to 7.5 years on a straight-line basis (no other method was deemed preferable), which is the estimated useful life of the technologies from the expected closing date of the merger.

        The estimated fair value attributed to AVANT'S strategic partner agreement with Pfizer was determined based on a discounted forecast of the estimated net future cash flows to be generated from the agreement. The estimated fair value attributed to the Pfizer Agreement will be amortized over 8 years on a straight-line basis (no other method was deemed preferable), which is the estimated useful life of the technology from the expected closing date of the merger based on the contractual provisions of the Pfizer Agreement.

        The estimated fair value related to AVANT's expected milestone payment from Paul Royalty Fund (PRF) was determined based on a discounted forecast of the estimated net future cash flows to be generated from the PRF milestone payment. The estimated fair value attributed to PRF was recorded as an other current asset.

        The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. Only those research projects that had advanced to a stage of development where management believed reasonable net future cash flow forecasts could be prepared and a reasonable likelihood of technical success existed were included in the estimated fair value. Accordingly, the in-process research and development primarily represents the estimated fair value of AVANT's combination Typhoid-ETEC-Cholera vaccine for enteric diseases and its anti-inflammatory molecule, TP10, for age-related macular degeneration (AMD), respectively. The estimated fair value of the in-process research and development was determined based on a discounted forecast of the estimated net future cash flows for each project, adjusted for the estimated probability of technical success and FDA approval for each research project. In-process research and development will be expensed immediately following consummation of the merger.

3.     PRO FORMA ADJUSTMENTS

(A)
To record the fair value of AVANT's outstanding common stock and stock options assumed in connection with the merger. Cash paid in lieu of fractional shares will be from existing cash balances which has not been reflected.

(B)
To eliminate AVANT's historical intangible assets and goodwill amounts and record the estimated fair values of acquired identifiable intangible assets arising from the merger.

(C)
To record the estimated fair value of in-process research and development acquired in the merger. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed combined statements of operations. However, this item will be recorded as an expense immediately following consummation of the merger.

(D)
To record estimated Celldex transaction costs of $825,000; transaction costs incurred by AVANT will be expensed as incurred. These amounts are not reflected in the pro forma statement of operations.

(E)
To record the fair value of milestone payments expected from Paul Royalty Fund (PRF).

(F)
To eliminate deferred revenue balances primarily related to AVANT's purchase agreement with PRF as AVANT has no future performance obligations or continuing obligations to incur any significant costs in connection with these agreements.

(G)
To eliminate deferred rent balances related to straight-line rent accruals and tenant incentive allowances received by AVANT from its landlords for which AVANT has no obligations to refund these amounts back to the landlords.

(H)
To record the fair value of AVANT's below-market interest rate debt with MassDevelopment based on current market rates available for long-term liabilities with similar terms and maturities.

(I)
To eliminate AVANT's historical stockholders' equity accounts.

(J)
To reflect pro rata reduction of amounts allocated to non-financial and non-current assets acquired due to excess of fair value of acquired assets over estimated purchase price as follows (table in thousands):

Property and equipment	$6,025
Acquired identifiable intangible assets	942
In-process research and development	4,623

Total	$11,590

(K)
AVANT's historical revenues include amortized deferred royalty revenue recognized in accordance with guidance in EITF 88-18 and recorded in connection with the PRF agreement. No future revenue will be recognized after the merger. See (F) above.

(L)
AVANT's historical operating expenses include amortization of deferred rent expense recorded in connection with tenant incentive allowances received from AVANT's landlords. No future amortization will be recorded after the merger, see (G) above.

(M)
To reflect the amortization of acquired identifiable intangible assets on a straight-line basis over their estimated useful lives.

(N)
To adjust depreciation expense resulting from the pro rata reduction of amounts allocated to property and equipment due to the excess of fair value of acquired net assets over the estimated purchase price. The adjustment to depreciation expense has been calculated using the remaining useful life of the property and equipment.

(O)
To reflect the issuance of AVANT shares to Celldex shareholders in connection with the merger at the expected exchange rate.

(P)
The tax effect of the above pro forma adjustments was calculated at the statutory rate and was determined to be zero because of the availability of net operating loss (NOL) and R&D credit carryforwards. Utilization of the NOL and R&D credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986, as well as similar state provisions. It is expected that the combined company will continue to provide a full valuation allowance on its deferred tax assets.

(Q)
To eliminate AVANT's treasury stock.

(R)
To reflect the issuance of shares having a value of $3,038,617 in settlement of a payable due Medarex.

4.     FORWARD-LOOKING STATEMENTS

        The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. These forward-looking statements are based largely on management's expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither AVANT nor Celldex undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the section entitled "Cautionary Information Regarding Forward-Looking Statements" on page 19.

COMPARATIVE PER SHARE DATA

        The following table sets forth selected historical share information of AVANT and Celldex and unaudited pro forma share information after giving effect to the merger between AVANT and Celldex, assuming that 4.924108367 shares of AVANT common stock had been issued in exchange for each outstanding share of Celldex common stock and Class A common stock. The pro forma equivalent information of Celldex was derived using the historical share information assuming that 4.924108367 shares of AVANT common stock had been issued in exchange for each outstanding share of Celldex common stock and Class A common stock. You should read this information in conjunction with the selected historical financial information, the unaudited pro forma condensed combined financial statements and the separate historical financial statements of AVANT and Celldex and the notes thereto included elsewhere in this proxy statement/prospectus. The historical share information is derived from unaudited consolidated financial statements of AVANT and Celldex as of and for the nine months ended September 30, 2007. The historical share information is derived from audited consolidated financial statements of AVANT and from audited consolidated financial statements of Celldex as of and for the year ended December 31, 2006. The amounts set forth below are in thousands, except per share amounts and does not give effect to any reverse stock split of AVANT common stock. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated at the beginning of the period presented and should not be construed as representative of future operations.

	Year Ended December 31, 2006
	AVANT		Celldex
	Historical	Pro Forma	Historical	Pro Forma Equivalent of One AVANT Share(1)
Basic and diluted net loss per common share	$(0.27)	$(0.21)	$(0.89)	$(0.18)

Shares used in calculating basic and diluted net loss per share	74,216	178,522	20,025	98,605

	Nine Months Ended September 30, 2007
	AVANT		Celldex
	Historical	Pro Forma	Historical	Pro Forma Equivalent of One AVANT Share(1)
Basic and diluted net loss per common share	$(0.22)	$(0.15)	$(0.54)	$(0.11)

Book value per share	$(0.19)	$0.24	$0.13	$0.03

Shares used in calculating:
Basic and diluted net loss per share	75,185	179,491	20,100	98,975

Book value per share(2)	74,188	179,496	20,100	98,975

(1)
These amounts were calculated by applying an assumed exchange ratio of 4.924108367 to the historical Celldex shares.

(2)
The historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock as of each of the periods presented.

MARKET PRICE AND DIVIDEND INFORMATION

AVANT

        AVANT's common stock currently trades on the NASDAQ Capital Market under the symbol "AVAN" The following table shows the high and low closing sales price for the common stock by quarter, as reported by the NASDAQ Global Market or the NASDAQ Capital Market for the periods indicated:

	Price Range
Period
	High	Low
Year Ended December 31, 2005
1Q (Jan. 1 - March 31, 2005)	$2.17	$1.59
2Q (April 1 - June 30, 2005)	1.60	1.16
3Q (July 1 - Sept. 30, 2005)	1.46	1.19
4Q (Oct. 1 - Dec. 31, 2005)	2.13	1.26
Year Ended December 31, 2006
1Q (Jan. 1 - March 31, 2006)	$2.54	$1.66
2Q (April 1 - June 30, 2006)	2.30	1.46
3Q (July 1 - Sept. 30, 2006)	1.65	1.27
4Q (Oct. 1 - Dec. 31, 2006)	1.62	1.29
Fiscal Year Ended December 31, 2007
1Q (Jan. 1 - March 31, 2007)	$1.55	$1.30
2Q (April 1 - June 30, 2007)	1.48	0.74
3Q (July 1 - Sept. 30, 2007)	0.93	0.43
4Q (Oct. 1 - Dec. 31, 2007)	0.70	0.41

        On October 19, 2007, the last full trading day immediately preceding the public announcement date of the merger, and on [    ], 2007, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the last reported sales prices of AVANT's common stock, as reported by the NASDAQ Capital Market, were $0.5498 and $[    ] per share, respectively. You are encouraged to obtain current trading prices for AVANT's common stock in considering whether to vote to approve the merger. As of [    ], 2007, there were approximately [    ] holders of record of AVANT's common stock. AVANT has not paid cash dividends on its common stock and has no intention to do so in the foreseeable future.

Celldex

        Celldex's common stock and Class A common stock are not listed for trading on any securities exchange, and Celldex does not currently file reports with the Securities and Exchange Commission.

        Celldex has never declared or paid cash dividends on its capital stock. Celldex does not anticipate paying any cash dividends on its capital stock in the foreseeable future. Celldex currently intends to retain all available funds and any future earnings to fund the development and growth of its business.

The NASDAQ Listing

        AVANT anticipates that its common stock will continue to be listed on the NASDAQ Capital Market or the NASDAQ Global Market following the completion of the merger under its current trading symbol "AVAN."

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," "expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are subject to risks and uncertainties that may cause actual future experience and results to differ materially from those discussed in these forward-looking statements. Important factors that might cause such a difference include, but are not limited to:

  •
  costs related to the merger;

  •
  AVANT's or Celldex's inability to satisfy the conditions to the consummation of the merger;

  •
  AVANT's inability to maintain its listing on the NASDAQ Capital Market;

  •
  the risk that AVANT's and Celldex's businesses will not be integrated successfully;

  •
  the combined company's inability to further identify, develop and achieve commercial success for new products and technologies;

  •
  the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials;

  •
  the risk that clinical trials may not result in marketable products;

  •
  the risk that the combined company may be unable to successfully secure regulatory approval of and market its drug candidates; the risks associated with reliance on outside financing to meet capital requirements;

  •
  risks associated with Celldex's new and uncertain technology;

  •
  risks of the development of competing systems; risks related to the combined company's ability to protect its proprietary technologies; and

  •
  risks related to patent-infringement claims; risks of new, changing and competitive technologies and regulations in the U.S. and internationally; and other events and factors disclosed previously and from time to time in AVANT's filings with the Securities and Exchange Commission, including AVANT's Annual Report on Form 10-K for the year ended December 31, 2006.

        Actual results may differ materially from those contained in the forward-looking statements in this proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements are qualified in their entirety by this cautionary statement.

RISK FACTORS

        You should consider the following risk factors in evaluating whether to vote for the proposals set forth in this proxy statement/prospectus. These factors should be considered in conjunction with the other information included in this proxy statement/prospectus. References to "we", "us", "our" and other first person declarations in these risk factors refer to the operations of the combined organization following the completion of the merger. Where we use the words describing either AVANT or Celldex, as the case may be, we are referring to such entity as a stand alone company. Additional risks associated with AVANT's business are described in our SEC filings that are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

RISKS RELATING TO THE MERGER

AVANT's failure to comply with the initial listing standards of the NASDAQ Capital Market will subject its stock to delisting from the NASDAQ Capital Market, which listing is a condition to the consummation of the merger.

        AVANT's common stock is currently listed for trading on the NASDAQ Capital Market. Immediately prior to the consummation of the merger, AVANT may be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on the NASDAQ Capital Market. These initial listing requirements are more difficult to achieve than the continued listing requirements under which AVANT is now trading, however see "—Risks Related to AVANT's Capital Stock." Based on information currently available to AVANT, AVANT anticipates that it will be unable to meet the $1.00 minimum bid price initial listing requirement at the closing of the merger unless it effects a reverse stock split as discussed in Proposal No. 3. If AVANT is unable to satisfy these requirements, NASDAQ will notify AVANT that its stock will be subject to delisting from the NASDAQ Capital Market. It is a condition to Celldex's obligation to consummate the merger that AVANT maintain the listing of its common stock on the NASDAQ Capital Market or NASDAQ Global Market. In addition, oftentimes a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. AVANT believes that a reverse stock split is in the best interest of the combined company and its stockholders. However, AVANT cannot assure you that the implementation of the reverse stock split will have a positive impact on the price of its common stock.

If we are not successful in integrating our organizations, we may not be able to operate efficiently after the merger, which may harm the value of AVANT common stock.

        Achieving the benefits of the merger will depend in part on the successful integration of our operations and personnel in a timely and efficient manner. The integration process requires coordination of different development, regulatory, manufacturing and commercial teams, and involves the integration of systems, applications, policies, procedures, business processes and operations. This may be difficult and unpredictable because of possible cultural conflicts and different opinions on scientific and regulatory matters. If we cannot successfully integrate our operations and personnel, we may not realize the expected benefits of the merger.

Integrating our companies may divert management's attention away from our operations.

        Successful integration of our operations, products and personnel may place a significant burden on our management and our internal resources. The diversion of management's attention and any difficulties encountered in the transition and integration process could result in delays in the companies' clinical trial programs and could otherwise harm our business, financial condition and operating results.

We expect to incur significant costs integrating the companies into a single business.

        We expect to incur significant costs integrating our operations, products and personnel. These costs may include costs for:

  •
  employee redeployment, relocation or severance;

  •
  conversion of information systems;

  •
  combining development, regulatory, manufacturing and commercial teams and processes;

  •
  reorganization of facilities; and

  •
  relocation or disposition of excess equipment.

If we fail to retain key employees, the benefits of the merger could be diminished.

        The successful combination of AVANT and Celldex will depend in part on the retention of key personnel. There can be no assurance that we will be able to retain our key management and scientific personnel. If we fail to retain such key employees, we may not realize the anticipated benefits of the merger.

If one or more of the products in the merged company cannot be shown to be safe and effective in clinical trials, is not approvable or not commercially successful, then the benefits of the merger may not be realized.

        The combined company will have four products in clinical development and three products scheduled to enter clinical testing in 2008. All of these products must be rigorously tested in clinical trials, and shown to be safe and effective before the U.S. Food and Drug Administration, or its foreign counterparts, will consider them for approval. Failure to demonstrate that one or more of the products is safe and effective, or significant delays in demonstrating safety and efficacy, could diminish the benefits of the merger. All of these products must be approved by a government authority such as the U.S. Food and Drug Administration before they can be commercialized. Failure of one or more of the products to obtain such approval, or significant delays in obtaining such approval, could diminish the benefits of the merger. Once approved for sale, the products must be successfully commercialized. Failure to commercialize successfully one or more of the products could diminish the benefits of the merger.

Failure to complete the merger could adversely affect AVANT's stock price and AVANT's and Celldex's future business and operations.

        The merger is subject to the satisfaction of closing conditions, including the approval by AVANT's stockholders, and we cannot assure you that the merger will be successfully completed. In the event that the merger is not consummated, AVANT and Celldex may be subject to many risks, including the costs related to the merger, such as legal, accounting and advisory fees, which must be paid even if the merger is not completed, or the payment of a termination fee under certain circumstances. If the merger is not consummated, the market price of AVANT common stock could decline.

The costs associated with the merger are difficult to estimate, may be higher than expected and may harm the financial results of the combined company.

        We estimate that we will incur aggregate direct transaction costs of approximately $3 million associated with the merger (approximately $2.2 million by AVANT and $0.8 million by Celldex), and additional costs associated with the consolidation and integration of operations, which cannot be estimated accurately at this time. If the total costs of the merger exceed our estimates or the benefits of the merger do not exceed the total costs of the merger, the financial results of the combined company could be adversely affected.

AVANT stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.

        After the effective time of the merger, AVANT stockholders will own in aggregate a significantly smaller percentage of the combined company than they currently own of AVANT. Following completion of the merger, AVANT stockholders will own approximately 42% of the combined company on a fully diluted basis based on currently outstanding shares, options and warrants. Consequently, AVANT stockholders, as a general matter, may have less influence over the management and policies of the combined company than they currently exercise over the management and policies of AVANT.

Certain directors and executive officers of AVANT may have potential conflicts of interest in recommending that you vote in favor of the merger.

        AVANT's directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, the interests of AVANT's stockholders. See "The Merger—Interests of AVANT's Directors and Executive Officers".

Obtaining regulatory approvals and other consents may delay or prevent the closing of the merger, reduce the benefits of the merger to stockholders or result in additional transaction costs. Any significant delay in completing the merger could adversely affect the combined company following the closing of the merger.

        AVANT and Medarex, a substantial stockholder of Celldex, are each required to file premerger Notification and Report forms relating to the merger under the Hart-Scott-Rodino, or HSR, Act. AVANT must also comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Capital Market in connection with the issuance of shares of AVANT common stock in the merger and the filing of this proxy statement/prospectus with the Securities and Exchange Commission.

        As a result, stockholders face the following risks:

  •
  the required consents and approvals could delay the closing of the merger for a significant period after AVANT stockholder approvals have been obtained;

  •
  the merger may not be completed if the required approvals are not obtained, because receipt of these approvals is a condition of the obligation of either or both parties to effect the merger; and

  •
  certain conditions or restrictions that government authorities may require in order to grant regulatory approval could adversely affect the business or financial condition of the combined company following the closing of the merger.

        Any of these conditions or restrictions may result in the merger being completed on terms different from those described in this proxy statement/prospectus and, as a result, the benefits of the transaction may be different from those described in this proxy statement/prospectus. Any delay could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about the completion of the merger. We cannot give you any assurances that the required approvals will be obtained.

In certain instances, the merger agreement requires payment of a termination fee of $1,325,000 by AVANT to Celldex. These terms could materially and adversely affect AVANT's financial condition and operations or prevent another party from proposing an alternative transaction to the merger.

        Under the terms of the merger agreement, AVANT may be required to pay Celldex a termination fee of $1,325,000 if the merger agreement is terminated under certain circumstances. These terms could affect the structure, pricing and terms proposed by other parties seeking to acquire or merge with AVANT, including potentially precluding any such other party from making an alternative transaction proposal to AVANT. In addition, should the merger agreement be terminated in circumstances under which such a termination fee is payable, the payment of such a fee could have material and adverse consequences for AVANT's business and operations going forward. For a description of the termination fee payable by AVANT under the merger agreement, see "The Merger Agreement—Fees and Expenses," beginning on page [    ].

The combined company's ability to use the net operating loss carryforwards of AVANT and Celldex will be subject to limitation and, under certain circumstances, may be eliminated.

        Generally, a change of more than 50% in the ownership of a corporation's stock, by value, over a three-year period constitutes an ownership change under Section 382 of the Code. In general, Section 382 imposes an annual limitation on a corporation's ability to use its net operating losses from taxable years or periods ending on or before the date of an ownership change to offset U.S. federal taxable income in any post-change year. AVANT will and Celldex may experience an ownership change as a result of the merger, in which case the combined company will be subject to the limitation under Section 382 with respect to pre-change net operating losses of AVANT and Celldex. Section 382 imposes significant limitations of the use of net operating loss carryforwards.

        Moreover, if a corporation experiences an ownership change and does not satisfy the requirement to continue the business enterprise of the corporation under Section 382(c)(1) (which generally requires that the corporation continue its historic business or use a significant portion of its historic business assets in a business for the two-year period beginning on the date of the ownership change), it cannot, subject to certain exceptions, use any net operating loss from a pre-change period to offset taxable income in post-change years. As a result of the rules described above, the extent (if any) to which the combined company will be able to utilize the net operating losses from any pre-change period to offset taxable income (and thus reduce tax liability) for post-change periods is uncertain.

RISKS RELATED TO AVANT'S CAPITAL STOCK

        AVANT'S failure to comply with the continuing listing standards of the NASDAQ Capital Market will subject its stock to delisting from the NASDAQ Capital Market.

        AVANT's common stock is currently listed for trading on the NASDAQ Capital Market. AVANT is required to meet the continued listing requirements to maintain the listing and continued trading of its shares on the NASDAQ Capital Market. Staff of the NASDAQ Stock Market (the "Staff") has recently informed AVANT that it has not met the $1.00 minimum bid price continued listing requirement and is subject to delisting from the NASDAQ Capital Market. AVANT has requested a hearing to appeal the Staff's determination from a Nasdaq Listing Qualifications Panel (the "Panel"). Panels have generally viewed a near-term reverse stock split as the only definitive plan acceptable to resolve a bid price deficiency, such as the stock split discussed in Proposal No. 3. See "—Risks Relating to the Merger" for additional risks associated with a reverse stock split.

        Moreover, AVANT cannot assure you that the appeal to the Panel will be successful. If AVANT's appeal is denied, AVANT's common stock will be subject to delisting and suspension of trading from the NASDAQ Capital Market. AVANT's common stock may then become eligible to trade over-the-counter. In such an event, an investor could find it more difficult to dispose of, or obtain accurate quotations as to the market value of, the registrant's common stock. In addition, if the registrant's common stock were to be delisted from trading from the Nasdaq Capital Market and the trading price of the common stock were to remain below $5.00 per share, trading in the registrant's common stock could also be subject to the requirements of certain rules promulgated under the Securities and Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving stock defined as a "penny stock" (generally, any non-Nasdaq and non-national exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed by broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the registrant's common stock, which could severely limit the market liquidity of the registrant's common stock and the ability of investors to trade the registrant's common stock. Many brokerage firms are reluctant to recommend lower price stocks for their clients, and the policies and practices of a number of brokerage houses tend to discourage individual brokers within those firms from dealing in lower price stocks. Also the brokerage commission on the purchase or sale of a stock with a relatively low price per share tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively higher price per share, to the detriment of the registrant's shareholders and the market for the registrant's common stock. Further, it is a condition to Celldex's obligation to consummate the merger that AVANT maintain the listing of its common stock on the NASDAQ Capital Market or NASDAQ Global Market.

AVANT'S history of losses and uncertainty of future profitability make our common stock a highly speculative investment, and the combined company may not be profitable in the future.

        AVANT has had no commercial revenues to date from sales of its human therapeutic or vaccine products and cannot predict when it will. AVANT has accumulated net operating losses since inception of approximately $272.6 million, as of September 30, 2007. AVANT expects to spend substantial funds to continue research and product testing of the following products they have in the pre-clinical and clinical testing stages of development:

Product	Use	Stage
CholeraGarde® vaccine	Cholera	Clinical phase 2b
Ty800 vaccine	Typhoid fever	Clinical phase 2
ETEC vaccine	Enterotoxigenic E. coli infection	Pre-clinical
Shigella vaccine	Dysentery	Pre-clinical
Campylobacter vaccine	Campylobacter infection	Pre-clinical
CETi vaccine	Cholesterol management	Clinical phase 2
TP10	Cardiac surgery	Clinical phase 2b

        In anticipation of FDA approval of these products, we will need to make substantial investments to establish sales, marketing, quality control, and regulatory compliance capabilities. These investments will increase if and when any of these products receive FDA approval. We cannot predict how quickly our lead products will progress through the regulatory approval process. As a result, we may continue to lose money for several years.

        AVANT cannot be certain that the combined company after the merger will achieve or sustain profitability in the future. Failure to achieve profitability could diminish the combined company's ability to sustain operations, meet financial covenants, pay dividends on its common stock, obtain additional required funds and make required payments on its present or future indebtedness.

AVANT's share price has been and could remain volatile.

        The market price of AVANT's common stock has historically experienced and may continue to experience significant volatility. From January 2006 through October 2007, the market price of AVANT's common stock has fluctuated from a high of $2.60 per share in the first quarter of 2006, to a low of $0.40 per share in the third quarter of 2007. AVANT's progress in developing and commercializing our products, the impact of government regulations on our products and industry, the potential sale of a large volume of our common stock by selling stockholders, our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we could be subject to a securities class action litigation as a result of volatility in the price of our stock, which could result in substantial costs and diversion of management's attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

If selling stockholders choose to sell shares in large volumes, the trading price of our common stock could suffer.

        In December 2000, AVANT issued 1,841,236 shares of common stock at $9.54 per share in connection with its acquisition of Megan Health Inc. and 285,877 shares of common stock at $10.50 per share in a separate private placement with Pfizer Inc. In February 2004, AVANT completed a direct equity placement of 8,965,000 shares of common stock to institutional investors at a price of $2.75 per share which generated gross proceeds totaling approximately $25 million. In July 2003, AVANT issued 4,444,444 shares of common stock and warrants to purchase 444,444 shares of its common stock for an aggregate purchase price of $10 million in a private placement with The Riverview Group, LLC. Those shares plus, among others, 3,057,900 shares AVANT sold in an October 2001 direct equity placement at $4.58 per share, 4,650,953 shares AVANT sold in a July 2000 private placement at $7.85 per share, 5,459,375 shares AVANT sold in a September 1999 private placement at $1.92 per share, 1,000,000 shares of common stock that Dr. Una S. Ryan will be issued on the closing of the merger in full satisfaction of her restricted stock units as provided in her restricted stock unit awards and 2,933,564 shares that employees and non-employee directors may purchase under stock options at prices ranging from $0.55-$8.53 per share, can be resold in the public securities markets without restriction. These shares in total account for approximately 44.6% of our total common stock outstanding as of November 15, 2007. If large numbers of shares are sold over a short period of time, the price of our stock may decline rapidly or fluctuate widely.

RISKS RELATING TO CELLDEX

Medarex can compete with Celldex by developing therapeutic products directed at the same diseases as Celldex's products. If Medarex develops products that are competitive to Celldex's products, Celldex's business could be materially harmed.

        While Medarex has assigned and licensed to Celldex the intellectual property comprising Celldex's APC Targeting Technology and, therefore, can no longer use that specific technology to produce products that compete with Celldex, Medarex has retained the rights to its HuMAb-Mouse technology and will not be precluded from using its HuMAb-Mouse technology, as well as any other technology it now owns or may acquire in the future, to produce products that are designed to treat the same disease indications as Celldex's products. Although all of Celldex's current product candidates are covered by Celldex's APC Targeting Technology and are exclusively owned by Celldex, Celldex have no contract, arrangement or understanding with Medarex to preclude it from developing a product that may be competitive with Celldex's product candidates. There can be no assurance that Medarex will not pursue alternative technologies or products, either on its own or in collaboration with others, as a means of developing treatments for the conditions targeted by Celldex's product candidates or any other product candidate that Celldex seek to exploit.

        Under the assignment and license agreement with Medarex, Celldex has granted to Medarex an option to obtain a worldwide, non-exclusive, royalty-free, fully paid-up license, with the right to sublicense, under claims in two U.S. patent applications and related foreign counterparts, if and when such patent claims issue, relating to antibodies that bind dendritic cells, other than anti-mannose receptor antibodies, in order to allow Medarex to operate in areas outside Celldex's APC Targeting Technology. Medarex may be able to use such license itself or with third parties, which may result in any future license from Medarex being unavailable to us for a particular antibody raised using Medarex's fully human antibody technology.

If Celldex is unable to obtain and enforce patent protection for its products, Celldex's business could be materially harmed.

        Issued patents may be challenged, invalidated or circumvented. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by biotechnology companies. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect Celldex's rights to the same extent as the laws of the United States. Therefore, the enforceability or scope of Celldex's patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that Celldex owns or licenses may not provide sufficient protection against competitors. Celldex may not be able to obtain or maintain patent protection for its pending patent applications, those it may file in the future, or those it has licensed or may license from third parties.

        While Celldex believes that its patent rights are enforceable, Celldex cannot assure you that any patents that have issued, that may issue or that may be licensed to Celldex will be enforceable or valid or will not expire prior to the commercialization of Celldex's product candidates, thus allowing others to more effectively compete with Celldex. Therefore, any patents that Celldex owns or licenses may not adequately protect Celldex's product candidates or its future products. If Celldex is not able to protect its patent positions, Celldex's business could be materially harmed.

Celldex has not been assigned all of the rights to certain designated aspects of Celldex's intellectual property and third parties may assert an interest therein. If Celldex cannot enforce these patents, Celldex's business could be materially harmed.

        Although Medarex has assigned to Celldex its intellectual property rights with respect to product candidates comprising humanized anti-FcyRI antibodies linked to an antigen, or murine anti-FcyRI antibodies linked to an antigen, Celldex has not been assigned the entire right, title and interest to these patents since Medarex did not receive an assignment from all of the inventors identified on these patents. Medarex has licensed other intellectual property rights to Celldex only in fields of use that encompass the use of antibodies, including antibody fragments, that bind to antigen presenting cells, such as dendritic cells and macrophages, in order to target these cells and modulate an immune response. Celldex's field of use for licensed antibodies from Medarex does not include bispecific antibody technology—that is, the use of a first antibody attached to a second antibody, where the first antibody serves as a targeting antibody to an antigen presenting cell and the second antibody attaches to an antigen. Celldex is also restricted from making products using murine anti-FcyRI antibodies for diagnostic purposes. In addition, Celldex has granted Medarex an option to obtain a worldwide, non-exclusive, royalty-free, fully paid-up license, with the right to sublicense, under claims in two U.S. patent applications, and related foreign counterparts, if and when such patent claims issue, relating to antibodies that bind dendritic cells, other than anti-mannose receptor antibodies, in order to allow Medarex to operate in areas outside Celldex's APC Targeting Technology. As a result, Celldex may not be able to prevent Medarex or third parties from asserting their rights under these patents. Celldex's patent rights may not provide Celldex with competitive advantages against competitors having similar technology. If Celldex is unable to obtain and enforce patent protection for its products, Celldex's business could be materially harmed.

Celldex is dependent on Medarex for licenses to certain patents. If Medarex is unable to protect these patent rights Celldex's business would be harmed.

        Medarex has the first right, at its expense, to prepare, file, prosecute and maintain any patents or patent applications licensed to Celldex under the assignment and license agreement, except for the patents and patent applications related to its HuMAb-Mouse technology, in which Medarex maintains the sole right. If Medarex decides not to file, prosecute or maintain any patents or patent applications relating to technology which has been licensed to Celldex, Celldex has the option, at Celldex's own expense, to pursue such patent claims, except for the patents and patent applications relating to Medarex's HuMAb-Mouse technology. As a result, Celldex is dependent on Medarex in many instances to protect patent rights that may be important to Celldex's business activities. If neither Medarex nor Celldex adequately protects these rights, or if either of such company becomes involved in any litigation, interference or other judicial or administrative proceedings related to patents or other proprietary rights licensed to Celldex from Medarex, Celldex may become subject to significant liabilities or be required to seek licenses from third parties that may not be available on commercially favorable terms, if at all. Therefore, Celldex may become restricted or prevented from manufacturing and selling products employing technology that has been assigned or licensed to Celldex by Medarex, which may materially harm Celldex's business, financial condition and results of operations.

        In addition, Medarex holds a non-exclusive license to certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice, which produce fully human antibodies that are integral to Celldex's fully human antibody product candidates. These patents, licenses and inventions, along with other intellectual property that Medarex owns, form the basis of Medarex's HuMAb-Mouse technology. If Medarex becomes involved in a dispute regarding its HuMAb-Mouse technology, Celldex may be restricted or prevented from developing, manufacturing or commercializing any product employing Medarex's HuMAb-Mouse technology, which may materially harm Celldex's business, financial condition and results of operations.

Celldex licenses patent rights to certain of its technology from third party owners. If such owners challenge Celldex's license position or do not properly maintain or enforce the patents underlying such licenses, Celldex's competitive position and business prospects may be harmed.

        Celldex obtained exclusive worldwide licenses from Thomas Jefferson University, Duke University and The Johns Hopkins University relating to patents and applications covering the technology used in CDX-110. Celldex has also obtained a number of exclusive and non-exclusive licenses from Medarex that are necessary or useful for Celldex's APC Targeting Technology used in CDX-1307. In addition, Celldex intends to enter into additional licenses to third party intellectual property in the future.

        Celldex's success will depend in part on the ability of Celldex and its licensors to obtain, maintain and enforce patent protection for Celldex's licensed intellectual property and, in particular, those patents to which Celldex has secured exclusive rights. Celldex's licensors may not successfully prosecute the patent applications which are licensed to Celldex. Even if patents issue in respect of these patent applications, Celldex's licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than Celldex would. Without protection for the intellectual property Celldex has licensed, other companies might be able to offer substantially identical products for sale, which could adversely affect Celldex's competitive business position and harm Celldex's business prospects. In addition, under the Bayh-Dole Act, the federal government has certain rights to the technology licensed to Alteris from Thomas Jefferson University, Duke University and The Johns Hopkins University, which licenses

Celldex acquired in its acquisition of Alteris. In addition, Celldex has certain obligations under these licenses with respect to the technology, including the obligation to manufacture products utilizing the technology in the United States.

Third parties may challenge the validity of Celldex's patents or other intellectual property rights and could deprive Celldex of valuable rights. If Celldex infringes patents or other proprietary rights of third parties, Celldex could incur substantial liability.

        If a third party legally challenges Celldex's patents or other intellectual property rights that Celldex owns or licenses, Celldex could lose certain of these rights. For example, third parties may challenge the validity of Celldex's U.S. or foreign patents through reexaminations, oppositions or other legal proceedings. If successful, a challenge to Celldex's patents or other intellectual property rights could deprive Celldex of competitive advantages and permit Celldex's competitors to use Celldex's technology to develop similar products. Failure to protect Celldex's patents and other proprietary rights may materially harm Celldex's business, financial condition and results of operations.

        Other entities may have or obtain patents or proprietary rights that could limit Celldex's ability to manufacture, use, sell, offer for sale or import products or impair Celldex's competitive position. In addition, to the extent that a third party, including Medarex, develops new technology that covers Celldex's products, Celldex may be required to obtain licenses to that technology, which licenses may not be available or may not be available on commercially reasonable terms, if at all.

        Third parties may have or obtain valid and enforceable patents or proprietary rights that could block us from developing products using Celldex's technology, including:

  •
  certain patents and applications in the United States and Europe owned by Sanofi-Aventis, which relate to antibody-antigen conjugates and methods of their use for eliciting an immune response against the antigen;

  •
  certain patents and applications in the United States and foreign countries covering particular antigens and antigenic fragments targeted by Celldex's current vaccine product candidates, including bhCG targeted by CDX-1307, NY-ESO-1 targeted by CDX-1401, HIV targeted by CDX-2401 and HPV targeted by CDX-2402;

  •
  certain patents and pending applications related to particular receptors and other molecules on dendritic cells and macrophages that may be useful for generating monoclonal antibodies and can be employed in Celldex's APC Targeting Technology;

  •
  two United States patents and related foreign patents and applications covering methods of diagnosing gliomas by detecting the presence of the EGFRvIII (tumor specific splice variant) protein;

  •
  a United States patent relating to certain uses of GM-CSF;

  •
  a European patent relating to certain tumor antigen splice variants;

  •
  a Patent Cooperation Treaty (PCT) patent application relating to certain methods of treatment of tumors such as glioma;

  •
  a United States patent owned by Genentech, Inc., relating to the production of recombinant antibodies in host cells;

  •
  a United States patent owned by GlaxoSmithKline plc related to methods of culturing cells under certain conditions;

  •
  certain patents held by third parties relating to antibody expression in particular types of host cells;

  •
  certain patents and pending applications in the United States and foreign countries relating to Hepatitis B antigens, formulations and uses; and

  •
  certain patents and pending applications in the United States and foreign countries relating to Notch ligands, sequences and uses.

        Celldex's failure to obtain a license to any technology that Celldex require may materially harm Celldex's business, financial condition and results of operations.

        Legal or administrative proceedings may be necessary to defend against claims of infringement or to enforce Celldex's intellectual property rights. If Celldex becomes involved in any such proceeding, irrespective of the outcome, Celldex may incur substantial costs, and the efforts of Celldex's technical and management personnel may be diverted, which could materially harm Celldex's business. Celldex is aware, for example, that certain academic institutions may be involved in unauthorized activities relating to the clinical development of CDX-110 for research purposes.

Some jurisdictions may require Celldex to grant licenses to third parties. Such compulsory licenses could be extended to include some of Celldex's product candidates, which may limit Celldex's potential revenue opportunities.

        Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of Celldex's product candidates, which may limit Celldex's potential revenue opportunities.

If Celldex is unable to protect the confidentiality of its proprietary information and know-how, the value of Celldex's technology and products could be adversely affected.

        In addition to patent protection, Celldex also relies on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, Celldex has entered into or intends to enter into confidentiality agreements with Celldex's employees, consultants and collaborators generally upon the commencement of their relationships with Celldex. These agreements require or will require that all confidential information developed by the individual or made known to the individual by Celldex during the course of the individual's relationship with Celldex be kept confidential and not disclosed to third parties. Celldex's agreements with employees also provide or will provide that any inventions conceived by the individual in the course of rendering services to Celldex shall be Celldex's exclusive property. However, Celldex may not obtain these agreements in all circumstances, and individuals with whom Celldex has these agreements may not comply with their terms. In the event of unauthorized use or disclosure of Celldex's trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for Celldex's trade secrets or other confidential information. To the extent that Celldex's employees, consultants or contractors use technology or know-how owned by third parties in their work for Celldex, disputes may arise between Celldex and those third parties as to the rights in related inventions.

        Adequate remedies may not exist in the event of unauthorized use or disclosure of Celldex's confidential information. The disclosure of Celldex's trade secrets would impair Celldex's competitive position and may materially harm Celldex's business, financial condition and results of operations.

THE SPECIAL MEETING OF AVANT STOCKHOLDERS

Date, Time and Place

        The special meeting of AVANT stockholders will be held on [                   ], [                       ], 2008, at [            ] commencing at [            ] [a.m./p.m.] local time. We are sending this proxy statement/prospectus to you in connection with the solicitation of proxies by the AVANT board of directors for use at the AVANT special meeting and any adjournments or postponements of the special meeting.

Purposes of the AVANT Special Meeting

        The purposes of the AVANT special meeting are:

  1.
  To consider and vote upon the issuance of a number of shares of AVANT common stock to Celldex stockholders in the merger determined in accordance with the Agreement and Plan of Merger, dated as of October 19, 2007, by and among AVANT Immunotherapeutics, Inc., Callisto Merger Corporation, a wholly-owned subsidiary of AVANT, and Celldex Therapeutics, Inc, which will result in the Celldex stockholders owning 58% of the outstanding common stock on a fully-diluted basis post-closing;

  2.
  To consider and vote upon an amendment to the Third Restated Certificate of Incorporation, as amended, of AVANT to increase the number of authorized shares of common stock from 100,000,000 to 300,000,000 which is a condition to consummate the merger, as described in the attached proxy statement/prospectus;

  3.
  To consider and vote upon an amendment to the Third Restated Certificate of Incorporation, as amended, of AVANT to effect a [    ] for [    ] reverse stock split of AVANT's issued and outstanding shares of common stock;

  4.
  To consider and vote upon a proposal to adopt the AVANT Immunotherapeutics, Inc. 2008 Stock Option and Incentive Plan;

  5.
  To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve Proposal Nos. 1, 2, 3 and 4; and

  6.
  To transact any other business which may properly come before the meeting.

The AVANT board of directors recommends that you vote "FOR" the above proposals.

Record Date and Voting Power

        Only holders of record of AVANT common stock at the close of business on the record date, [            ], 2008, are entitled to notice of, and to vote at, the AVANT special meeting. There were approximately [            ] holders of record of AVANT common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, AVANT is unable to estimate the total number of stockholders represented by these record holders. At the close of business on the record date, [            ] shares of AVANT common stock were issued and outstanding. Each share of AVANT common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "AVANT Principal Stockholders" for information regarding persons known to the management of AVANT to be the beneficial owners of more than 5% of the outstanding shares of AVANT common stock.

Voting and Revocation of Proxies

        The proxy accompanying this proxy statement/prospectus is solicited on behalf of the board of directors of AVANT for use at the AVANT special meeting.

        If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the special meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

  •
  [To vote over the telephone, dial toll-free [            ] using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on [            ], 2008 to be counted.]

  •
  [To vote on the Internet, go to [                        ] to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on [            ], 2008 to be counted.]

        All properly executed proxies that are not revoked will be voted at the AVANT special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of AVANT common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted "FOR" Proposal No. 1 to approve the issuance of shares of AVANT common stock in the merger; "FOR Proposal No. 2 to approve an amendment to AVANT's Third Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 300,000,000 shares, which represents an additional 200,000,000 shares, as described in the attached proxy statement/prospectus, "FOR" Proposal No. 3 to approve an amendment to AVANT's Third Restated Certificate of Incorporation to effect a [    ] for [    ] reverse stock split of AVANT's issued and outstanding shares of common stock; "FOR" Proposal No. 4 to approve the adoption of the 2008 Stock Option and Incentive Plan; and "FOR" Proposal No. 5 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2, 3 and 4 in accordance with the recommendation of the AVANT board of directors.

        An AVANT stockholder who has submitted a proxy may revoke it at any time before it is voted at the AVANT special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the Internet (your latest telephone or Internet proxy is counted), filing written notice of revocation with the Secretary of AVANT stating that the proxy is revoked or attending the special meeting and voting in person.

Required Vote

        The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of AVANT common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the AVANT special meeting is required for approval of Proposal Nos. 1, 4 and 5 above. The affirmative vote of the holders of a majority of the votes outstanding and entitled to vote at the AVANT special meeting is required for approval of Proposal Nos. 2 and 3 above.

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For," "Withhold" and "Against" votes, abstentions and broker non-votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposal Nos. 1, 4, or 5. Broker non-votes, abstentions and the failure to vote will have the same effect as votes cast against approval of Proposal Nos. 2 and 3.

        At the record date for the special meeting, the directors and executive officers of AVANT owned approximately [    ]% of the outstanding shares of AVANT common stock entitled to vote at the meeting. Celldex shareholders have approved the merger and adopted the merger agreement as of the date of this proxy statement/prospectus.

Solicitation of Proxies

        In addition to solicitation by mail, the directors, officers, employees and agents of AVANT may solicit proxies from AVANT's stockholders by personal interview, telephone, telegram or otherwise. AVANT will bear the costs of the solicitation of proxies from its stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of AVANT common stock for the forwarding of solicitation materials to the beneficial owners of AVANT common stock. AVANT will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Other Matters

        As of the date of this proxy statement/prospectus, the AVANT board of directors does not know of any business to be presented at the AVANT special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

AVANT PROPOSAL NO. 1—AUTHORIZE ISSUANCE OF SHARES PURSUANT TO THE MERGER

THE MERGER

        This section of the proxy statement/prospectus describes material aspects of the merger. While AVANT and Celldex believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire proxy statement/prospectus, the attached annexes and the other documents referred to in this proxy statement/prospectus.

General Description of the Merger

        At the effective time of the merger, Callisto Merger Corporation, a wholly-owned subsidiary of AVANT, will merge with and into Celldex with Celldex surviving the merger as a wholly-owned subsidiary of AVANT. Celldex stockholders will receive shares of AVANT common stock in exchange for the shares of Celldex stock they own in accordance with the terms of the merger agreement, described in more detail below. All options to purchase Celldex common stock then outstanding at the effective time of the merger granted under Celldex's 2005 Equity Incentive Plan shall be assumed by AVANT.

        The terms of the merger agreement provide for AVANT to issue shares of its common stock to Celldex stockholders in exchange for all of the outstanding shares of Celldex common stock or Class A common stock in accordance with the terms of the merger agreement. Although it cannot be definitively calculated until the closing, we currently estimate that the number of AVANT shares issuable in exchange for one share of Celldex common stock or Class A common stock (also known as the "exchange ratio") will be 4.924108367. This estimate assumes that the closing sales price of AVANT common stock two days prior to closing is $0.57 (the most recent closing sales price before the date of this prospectus/proxy statement) and that none of the existing AVANT options are exercised prior to being terminated at closing.

        Under a merger agreement, the exchange ratio is determined pursuant to a formula that is intended to result in the former stockholders of Celldex holding 58% of the outstanding shares of AVANT common stock on a fully-diluted basis after the closing. In the merger, AVANT is assuming Celldex's contractual obligation to issue shares to a third party in settlement of a prior dispute and, for purposes of determining the exchange ratio, those shares will be counted as part of the 58% attributable to the prior Celldex stockholders. The definitive exchange ratio will be determined by the following formula:

(58/42 multiplied by AVANT Fully Diluted Outstanding) - Settlement Shares
Celldex Fully Diluted Outstanding

Where:

"AVANT Fully Diluted Outstanding" means the total number of shares of AVANT common stock outstanding on a fully-diluted basis as of the closing of the merger (including shares underlying options or warrants but excluding options that terminate unexercised at closing) plus the 12,314,500 shares underlying the new options to be granted immediately after closing.

"Celldex Fully Diluted Outstanding" means the total number of fully diluted shares of Celldex common stock outstanding as of the closing (including shares underlying options), which should remain fixed at 23,600,000 Celldex shares.

"Settlement Shares" means the shares of AVANT common stock to be issued immediately following closing pursuant to agreement between Celldex and another party that is being assumed by AVANT,

which will be determined by dividing $3,038,617 by the per share closing sales price of AVANT Common Stock on the NASDAQ Capital Market on the second trading day prior to closing.

        In no event will the former Celldex stockholders be issued more than 58% of the outstanding shares of AVANT common stock on a fully diluted basis.

        Because the number of shares being issued in the settlement depends on the closing price of AVANT shares on the second day prior to the closing, the exchange ratio will change somewhat depending on our trading price on that day. The following chart illustrates the magnitude of potential changes to the exchange ratio as a result.

AVANT Per Share Closing Price	Exchange Ratio
$0.40	4.8281
$0.45	4.8639
$0.50	4.8925
$0.55	4.9159
$0.60	4.9354
$0.65	4.9519
$0.70	4.9661

        In addition, in the event that any of the existing AVANT options that are currently out-of-the-money and being terminated at closing were to be exercised, the total number of shares issued to the Celldex stockholders would increase and the exchange ratio would adjust accordingly. Each share issued pursuant to one of these options will result in an increase of approximately 1.38 shares in the total number of shares issued to all Celldex stockholders and a corresponding adjustment in the exchange ratio.

        Prior to the effective time of the merger, AVANT will amend its Third Restated Certificate of Incorporation to increase the authorized shares of capital stock of AVANT to three hundred million (300,000,000) shares and effect a [    ] for [    ] reverse stock split. AVANT has also suspended its 2004 Employee Stock Purchase Plan at the end of the current offering period, which is scheduled to end December 31, 2007, and no new offering or purchasing periods shall be commenced until after the closing date of the merger. AVANT will also freeze the rights of participants in the 2004 Employee Stock Purchase Plan, limiting it to existing participants and (to the extent possible) existing participation levels until after the closing date of the merger.

Background of the Merger

        We regularly evaluate different strategies for improving our competitive position and enhancing shareholder value. As part of these evaluations, we have, from time to time, considered strategic initiatives in the pursuit of our business plan as an independent entity, including acquisitions, divestitures and possible business combinations. In addition, our management and board of directors regularly discussed the position and prospects of our company within different segments of the biopharmaceutical industry. Our board of directors has regularly reviewed our short and long-term business strategies, as well as market trends in the biopharmaceutical industry and the challenges confronting the company in achieving its business objectives.

        In early 2006, our board of directors began to consider whether an opportunity existed to enhance shareholder value by diversifying our product pipeline through acquisitions, collaborations, alliances or joint ventures. In order to more fully explore this possibility, at a regularly scheduled meeting held on May 18, 2006, our board of directors asked management to engage an investment banker to assist the company with identifying potential opportunities to achieve this business objective. On June 13, 2006, members of our management interviewed several investment banking firms for a potential engagement as the company's financial advisor, including Needham and Company, LLC, or Needham & Company.

At a regular meeting of the board of directors held on July 20, 2006, management reported on its meetings with prospective financial advisors and our board selected Needham & Company. Following that meeting, on July 21, 2006, we engaged Needham & Company to advise our board of directors and assist us in executing our strategic plan of diversifying our product pipeline through acquisitions, collaborations, alliances or joint ventures. Our management, with the assistance of Needham & Company, developed criteria for identifying public and private companies that might fit out strategic plan. The criteria emphasized vaccine, infectious disease and/or immunotherapy companies with synergistic clinical development programs. With the assistance of Needham & Company, we conducted a targeted process to identify appropriate acquisition candidates, and, starting in late 2006 through May 2007, our management and Needham & Company contacted 46 companies to assess their potential interest in engaging in an acquisition, collaboration, alliance or joint venture. As a result of these contacts, our management team met with 22 of these companies to explore whether the opportunity existed for a transaction that fit our strategic plan and would enhance shareholder value. We conducted substantive scientific diligence on several of these companies during this period. Throughout this period, our management kept our board of directors informed of these discussions both informally and through reports at board meetings.

        At a regular meeting of the board of directors on September 21, 2006, our management and Needham & Company provided our board with a detailed update of the efforts to identify candidates that would fulfill the company's strategic objectives and the discussions with prospective candidates.

        In October 2006, representatives of Celldex's and Avant's management teams met at Avant's offices in Needham to discuss their respective businesses, programs and technology platforms, and to explore the feasibility of a business combination between Celldex and Avant. Following these general discussions, Celldex and Avant agreed that more in-depth discussions were warranted.

        At its regular meeting on November 8, 2006, our board of directors was again briefed by our management and Needham & Company on the ongoing process to identify possible acquisition candidates and on management's current assessment of the degree of strategic fit for each of the active prospects. Management also presented a detailed review of the drug pipeline and potential synergies of the four candidates viewed as the best strategic fit of the parties reviewed to date: Company A, Company B, Company C and Celldex. After discussing the presentations, our board authorized management to approach each of these four companies with preliminary indications of interest for a strategic acquisition, while continuing their efforts to identify potential acquisition candidates. Subsequently, on November 17, 2006, Needham & Company, on our behalf, delivered written, preliminary indications of interest to each of Company A, Company B, Company C and Celldex. Following this, our management conducted scientific diligence and engaged in detailed discussions with each of these four candidates to assess the feasibility of a transaction that met our strategic objectives.

        On December 1, 2006, our management met telephonically with the management of Celldex and reviewed in detail the profiles of our respective companies and our respective science. The parties also discussed the terms of a possible transaction.

        At a regularly scheduled board meeting on January 18, 2007, our management and Needham & Company provided our board with a detailed update on discussions with potential acquisition candidates and an assessment of the strategic fit of the active prospects. Management reported to our board that discussions with Company A had been terminated in early January due to difficulties in reaching mutually beneficial economic terms. Discussions with Company C, who had expressed little interest in pursuing a transaction that met our strategic objectives, had been terminated in early January following management meetings at which it became clear that the basis for a mutually beneficial transaction did not exist. Discussions with Celldex had also ended due to concerns over the high levels of risk perceived in its clinical development program because no products were in Phase 2b trials, the costs associated with Celldex's U.K. facility and the economic terms being proposed by

Celldex. Our board requested that management focus its review on Company B but continue its efforts to identify additional acquisition candidates.

        Our board of directors held a regular meeting on March 14, 2007 at which our management and Needham & Company reported on the status of efforts to identify acquisition candidates. At this meeting, management presented our board of directors with the results of the preliminary scientific diligence performed by our management on several prospective transaction partners and a more detailed presentation of the scientific diligence review of Company B. A representative of Needham & Company gave an oral presentation on the potential financial terms of an acquisition of Company B. Based on the scientific and business due diligence conducted by our management and Needham & Company, our management and our board determined that pursuing a transaction with Company B was unlikely to achieve our strategic objectives and we subsequently terminated discussions with Company B.

        On May 17, 2007, our board of directors held a regular meeting at which our management and Needham & Company again provided a detailed update on efforts to identify a party with whom to engage in an acquisition, collaboration, alliance or joint venture that would achieve our strategic objective of enhancing shareholder value by diversifying our product pipeline. Our board discussed with management and Needham & Company the difficulties encountered to date in finding an appropriate partner for a transaction on terms that were feasible. A representative of Needham & Company made an oral presentation to our board on a variety of alternative strategies, including continuing to execute our business plan as an independent entity, an equity financing, a sale transaction, a liquidation, partnerships with third parties and pursuing the in-licensing of new product technology. After discussing these matters at length, our board of directors concluded that we should continue to pursue our current strategy of seeking an acquisition candidate, but broaden the scope of transactions under consideration to include other options. Based on this conclusion, our board of directors authorized our management and Needham & Company to explore the possibility of strategic transactions with larger companies or a sale of the company.

        Following the May 2007 board meeting and through early August, our management and Needham & Company contacted 42 companies to explore the potential for engaging in strategic merger or sale discussions. We held management meetings with 10 potential bidders, conducted scientific due diligence on a number of companies and received two preliminary merger proposals, including proposals from Company D and Company E. During this period, we made an online data room available to those potential transaction partners that had signed confidentiality agreements.

        At its regular meeting on August 17, 2007, representatives of Company D and Company E separately met with our board and presented an overview of their respective companies and their interest in pursuing a business combination with us and their proposed terms for such a transaction. Both prospective transaction partners expressed an intent to terminate our current operations and presented proposals in which their shareholders would own greater than 50% of the capital stock of the surviving company. After significant discussions, our board of directors decided that we should continue to pursue discussions with Company D and Company E to determine if their proposals could be revised to enhance the resulting value to our shareholders, but that we should return to certain parties with whom we had previously held discussions to determine if a better opportunity existed. Accordingly, our board asked Needham & Company to contact Company A, Company F (with whom only preliminary discussions had previously occurred) and Celldex to assess their interest in re-starting strategic discussions.

        On August 19, representatives from Needham & Company contacted Company A, Company F and Celldex to inquire about their interest in exploring a potential business combination transaction. Both Company F and Celldex expressed interest in exploring the feasibility of such a transaction. Shortly thereafter, we executed customary confidentiality agreements with both of these parties. Company A indicated that it was not interested in pursuing a business combination transaction. During this period the company had management meetings with Company F and the parties conducted substantial diligence reviews of each other's business.

        On August 31, 2007, we received a preliminary, non-binding indications of interest from each of Company F and Celldex as well as a revised proposal from Company E. Late in the day on August 31, 2007, our board of directors met and received separate presentations from representatives of Company F and Celldex concerning their respective companies and their proposed terms for a business combination transaction. Following these presentations, our board reviewed all of the proposals in detail with management and their advisors. After noting that management had not had an adequate opportunity to complete its diligence review of certain of the parties, our board determined not to select one of the proposals to pursue exclusively until management had made a full presentation of the diligence.

        On September 4, Celldex conducted in-person business and financial due diligence at our offices in Needham, Massachusetts which consisted of in-depth evaluation of our business, assets and liabilities, including meetings with our management and access to the online data room. Concurrently, our management and its advisors were conducting a diligence review of Celldex. Among other matters, we learned that, since the time of prior discussions, Celldex had had products enter Phase 2b trials and had sold and exited their U.K. operations.

        On September 6, 2007, our board of directors held a special meeting at which management and counsel reported on their due diligence review of the four prospective transaction partners, Company D, Company E, Company F and Celldex, and Needham & Company gave an oral presentation summarizing the most recent indications of interest that had been received from the bidders and preliminary financial metrics regarding these companies. After extensive discussion, our board of directors determined that we should pursue further negotiations with Celldex concerning a business combination transaction on an exclusive basis.

        Following the board's special meeting, AVANT and Celldex continued to negotiate the terms of a business combination transaction. On September 9, 2007, we entered into a mutual exclusivity agreement with Celldex. On September 10, 2007, our counsel circulated to all parties the initial draft of an agreement and plan of merger. Between September 10, 2007 and October 19, 2007, the two parties and their advisors continued to negotiate the terms of the merger agreement and ancillary documents and finalized their due diligence reviews of each other. During this period, Celldex negotiated the terms of a settlement agreement with Medarex, its largest stockholder, pursuant to which, among other matters, approximately $3 million of AVANT shares will be issued immediately following the completion of the merger. From that point until the signing of the merger agreement, AVANT's and Celldex's respective legal counsel and management negotiated the terms of the definitive merger agreement and finished due diligence. Negotiations focused on, among other matters, the conditions to closing the transactions, post-signing operating covenants, ability of either party to terminate the agreement, the size of the termination fee, the composition of the surviving company's board of directors and management, the representations and warranties of both parties and the ability of our board to respond to unsolicited proposals following the execution of the merger agreement.

        On October 15, 2007, at a special meeting of the board of directors, management reviewed with our board in detail the status of negotiations with Celldex and the status of material open issues. Goodwin Procter LLP reviewed with our board in detail the current draft of the agreement and plan of merger and related documentation. Our board discussed at length these matters and the topics discussed under "AVANT's Reasons for the Merger" on page 37.

        Late in the day on October 19, 2007, at a special meeting of the board of directors, our board again reviewed the status of negotiations with Celldex and discussed the resolution of open issues with management and counsel. The directors discussed the course of negotiations with Celldex and the benefits that would be received by our stockholders as a result of the merger. Also at this special meeting of the board, management and counsel reviewed with the directors the terms and conditions of the proposed agreement and plan of merger and related agreements with Celldex. Representatives of Needham & Company delivered a presentation to our board regarding its analysis of the financial terms of the proposed transaction with Celldex. Needham & Company then delivered its oral opinion to our board, which was subsequently confirmed by delivery to our board of a written opinion, dated October 19, 2007, that, as of October 19, 2007, based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion, the exchange ratio offered in connection with the merger was fair, from a financial point of view, to us and our stockholders. After further discussion and for the reasons set forth in "AVANT's Reasons of the Merger" on page 37, our board concluded that the proposed merger was advisable and fair to the company and our stockholders and authorized and approved the merger agreement and the transactions contemplated thereby, including the merger and the charter amendment, and resolved to recommend that our stockholders approve the transactions contemplated by the merger agreement.

        Shortly after our board's special meeting on October 19, 2007, the parties executed the definitive agreement and plan of merger. Early in the morning on October 22, 2007, the parties announced the execution of the merger agreement via a joint press release.

AVANT's Reasons for the Merger

        In evaluating the merger, the AVANT board of directors consulted with AVANT's management, AVANT's outside legal and financial advisors and external experts in various aspects of its review of Celldex's clinical development programs, Celladex's intellectual property portfolio, the potential markets for Celldex's drug candidates and various other market analyses. These consultations included, among other things, extensive discussions regarding: (a) strategic alternatives to the merger, including extensive discussions of other potential merger candidates and of continuing to operate the AVANT business without entering into a merger transaction, (b) the business and strategic plans and financial position of the combined company and of an independent AVANT, (c) the risks associated with executing the business and strategic plans of the combined company and of an independent AVANT, (d) the historical trading prices of AVANT's common stock and (e) the terms and conditions of the merger agreement. In evaluating the merger, our board of directors considered both our short-term and long-term interests, as well as those of our stockholders, consulted with management and legal and financial advisors and considered the following factors which in the aggregate it deemed favorable in reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the issuance of shares to our stockholders:

  •
  the depth of Celldex's product lines and the number of potential near-term development milestones;

  •
  the current and historical market prices of our common stock, specifically the fact that our common stock regularly traded below $1 per share and that we risked delisting from the NASDAQ Capital Market if we were unable to raise our stock price;

  •
  assuming we were able to fully implement our business strategy, the merger provides greater certainty of enhanced value to our shareholders than pursuing our current business strategy as a result of the risks and uncertainties associated with that business, including those associated with changes in general economic conditions, changes in the pharmaceuticals, biotechnology and vaccines market, and changes in the degree of patent protection afforded our products;

  •
  the high probability that the merger would be completed;

  •
  the terms and conditions of the merger agreement, which were reviewed by our board of directors with our financial and legal advisors, and in particular the fact that such terms were the product of arm's-length negotiations between the parties;

  •
  the financial analysis of Needham & Company, LLC, and its oral opinion, which was subsequently confirmed in writing, to our board of directors that as of October 19, 2007, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio was fair from a financial point of view to our stockholders;

  •
  our ability, under the merger agreement, under certain circumstances, to consider and respond to an unsolicited written acquisition proposal, and if, after consultation with our financial advisors, the board of directors determines in good faith that such acquisition proposal is a superior proposal and determines in good faith, after consultation with legal counsel, that failure to take such action would be inconsistent with the board's duties to our shareholders under applicable law, our ability to terminate the merger agreement upon the payment of a termination fee of $1,325,000;

  •
  the fact that our management team recommended the merger to our board of directors;

  •
  the fact that the closing of the merger agreement is subject to the approval of our common stockholders of the issuance of AVANT common stock as a result of the merger;

  •
  the directors' familiarity with, and presentations by Celldex's management regarding, the business, operations, properties and assets, financial condition, business strategy, the estimated net asset value of Celldex's assets and prospects of Celldex, as well as the risks involved in achieving those prospects, the nature of the industry in which Celldex competes, industry trends and economic and market conditions, both on an historical and on a prospective basis;

  •
  the absence of a bid from another party or group of parties that is more desirable than that from Celldex, notwithstanding the auction process undertaken by AVANT;

  •
  the potential stockholder value that could be expected to be generated from the various strategic alternatives available to AVANT, including (1) the alternative of remaining independent, (2) restructuring alternatives involving the sale of certain assets and subsidiaries and (3) other measures to create value and the risks associated with executing such strategic alternatives and achieving such potential values; and

  •
  the fact that our board of director's believed that the merger agreement and the transactions contemplated thereby were more favorable to stockholders than other strategic alternatives reasonably available to AVANT and its stockholders.

        Our board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

  •
  the risk that the merger might not be completed as a result of the failure of the closing conditions to be satisfied or waived;

  •
  the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger and related disruptions to the operation of our business;

  •
  the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

  •
  the risk that the pending merger or failure to complete the merger may cause substantial harm to relationships with our employees and may divert management and employee attention away from the day to day operation of our business;

  •
  the concern that our inability to solicit competing acquisition proposals and the possibility that the $1,325,000 termination fee or up to $250,000 expense reimbursement payable by us upon the termination of the merger agreement under certain circumstances could discourage other potential bidders from making a competing bid to acquire us; and

  •
  the fact that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, AVANT stockholders. See "The Merger—Interests of AVANT's Directors and Executive Officers."

        After consideration of the foregoing factors, among others, the AVANT board of directors has approved the merger agreement, the merger and the issuance of AVANT common stock as a result thereof and recommends approval of the merger and the issuance of AVANT common stock as a result thereof by the shareholders of AVANT.

        The preceding discussion of the reasons for the AVANT board of director's recommendation is not intended to be exhaustive, but does set forth the principal reasons for the AVANT board of directors' recommendation. The AVANT board of directors did not quantify or otherwise assign relative weights to the specific reasons supporting its recommendation. In addition, individual members of the AVANT board of directors may have given different weights to different reasons.

Recommendation of AVANT's Board of Directors

        After careful consideration, the AVANT board of directors approved the merger agreement and the merger and determined that the merger and the merger agreement are advisable, fair to, and in the best interests of, the stockholders of AVANT. Therefore, the AVANT board of directors recommends AVANT stockholders vote FOR the issuance of the shares of AVANT common stock in the merger, the approval of the amendments to AVANT's Third Restated Certificate of Incorporation and the approval of the 2008 Stock Option and Incentive Plan by the stockholders of AVANT.

        In considering the recommendation of the AVANT board of directors with respect to the issuance of the shares of AVANT common stock in the merger, the approval of the amendments to AVANT's Third Restated Certificate of Incorporation and the approval of the 2008 Stock Option and Incentive Plan, you should be aware that directors and executive officers of AVANT may have interests in the merger that are different from, or are in addition to, the interests of AVANT stockholders. Please see "The Merger—Interests of AVANT's Directors and Executive Officers."

Opinion of Needham & Company, LLC

        The board of directors engaged Needham & Company to render a fairness opinion with respect to the merger. At a meeting of the AVANT board of directors on October 19, 2007, Needham & Company delivered its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of October 19, 2007, and based upon and subject to the factors, assumptions, procedures, qualifications and limitations set forth in the written opinion and described below, the exchange ratio used to determine the total consideration to be paid by AVANT in accordance with the terms of the draft merger agreement dated October 18, 2007 was fair to AVANT and to the holders of common stock of AVANT from a financial point of view.

        The amount and form of consideration to be paid in the merger was determined through arm's-length negotiations between AVANT and Celldex and not by Needham & Company. Needham & Company was not asked to consider, and the Needham & Company opinion does not address, the underlying business decision of AVANT to engage in the merger, the relative merits of the merger as compared to other business strategies that might exist for AVANT, or the effect of any other transaction in which AVANT might engage. Needham & Company expressed no opinion or recommendation as to the value of AVANT common stock when and if issued in the merger or the prices at which shares of AVANT or Celldex will trade at anytime.

        The full text of the written opinion of Needham & Company, dated October 19, 2007, which sets forth the assumptions made, matters considered, qualifications, and limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement/prospectus as Annex D and is incorporated herein by reference, all as consented to by Needham & Company. You are encouraged to, and should, read the Needham & Company opinion carefully and this summary of the written opinion of Needham & Company is qualified in its entirety by reference to the full text of such opinion. A materially complete discussion of the fairness opinion is set forth in this proxy statement/prospectus. The Needham & Company opinion addresses only the fairness, from a financial point of view, of the exchange ratio used to determine the total consideration to be paid by AVANT in the proposed merger to Celldex. The Needham & Company opinion does not address any other aspect of the merger and does not express an opinion or recommendation to any director, stockholder or other person as to how to vote or act with respect to the merger. No limitations were imposed by the AVANT board of directors with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion. Needham & Company's fairness opinion does not express an opinion about the fairness of the amount or nature of the compensation from the merger to AVANT's officers, directors or employees, or any class of such persons relative to the AVANT common stockholders. Needham & Company's fairness opinion was approved and issued by a fairness committee.

        The following is a summary of the various sources of information and valuation methodologies used by Needham & Company in arriving at its opinion.

        In arriving at its opinion, Needham & Company:

  •
  reviewed a draft of the merger agreement dated October 18, 2007 together with the exhibits and schedules thereto;

  •
  reviewed certain publicly available information concerning AVANT and Celldex, including publicly available filings, Wall Street Analyst Reports, and the websites of AVANT and Celldex, and certain other relevant financial and operating data of AVANT and Celldex furnished to Needham & Company by AVANT and Celldex;

  •
  discussed the past and current operations, financial condition and prospects of AVANT and Celldex with senior executives of AVANT and Celldex;

  •
  reviewed materials prepared by AVANT concerning the business, operations and prospects of AVANT and Celldex and the combined company;

  •
  reviewed materials prepared by Celldex concerning the business, operations and prospects of Celldex;

  •
  reviewed financial forecasts with respect to AVANT and the combined company prepared by the management of AVANT;

  •
  reviewed financial forecasts with respect to Celldex prepared by the management of Celldex;

  •
  compared the prices and trading activity of AVANT common stock with that of certain other publicly traded companies Needham & Company deemed relevant and compared the implied value of Celldex in the transaction with that of certain publicly traded companies Needham & Company deemed relevant;

  •
  reviewed the trading history of AVANT common stock;

  •
  reviewed the relative financial contributions of AVANT and Celldex to the future financial performance of the combined company on a pro forma basis following consummation of the transaction;

  •
  considered the results of the efforts of AVANT and Needham & Company, at the direction of the board of directors of AVANT, to solicit indications of interest from third parties with respect to a possible transaction with AVANT;

  •
  participated in discussions and negotiations among representatives of AVANT, Celldex and their respective advisors;

  •
  reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant;

  •
  reviewed the financial terms of certain initial public offerings that Needham & Company deemed generally relevant; and

  •
  performed such other analyses and considered such other factors as Needham & Company deemed appropriate.

        In connection with its review and arriving at its opinion, Needham & Company, with Celldex's and AVANT's consent, assumed and relied upon the accuracy and completeness of all financial and other information discussed with or reviewed by Needham & Company for purposes of its opinion and neither attempted to verify independently nor assumed responsibility for verifying such information. With respect to the financial forecasts for AVANT, Celldex and the combined company and the prospects of the combined company provided to Needham & Company by Celldex's management and AVANT's management, Needham & Company assumed, with Celldex's and AVANT's consent and based upon discussions with Celldex's management and AVANT's management, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of AVANT, Celldex and the combined company. Needham & Company relied upon the estimates of AVANT's management and Celldex's management of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the merger. Needham & Company expressed no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based and did not verify independently such assumptions, forecasts or estimates.

        Needham & Company relied on advice of counsel given to AVANT as to all legal matters with respect to AVANT, the merger and the draft merger agreement dated October 18, 2007. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of AVANT or Celldex, nor was Needham & Company furnished with these materials. Needham & Company's services to AVANT in connection with the merger were comprised of rendering an opinion of the fairness, from a financial point of view, of the exchange ratio used to determine the total consideration to be paid by AVANT in the proposed merger to AVANT and to the holders of common stock of AVANT. Needham & Company's opinion was necessarily based upon economic, monetary and market conditions and other circumstances as they existed and could be evaluated by Needham & Company on the date of its opinion. It should be understood that, although subsequent circumstances and events may affect its opinion, Needham & Company does not have any obligation to update, revise or reaffirm its opinion and Needham & Company expressly disclaims any responsibility to do so.

        In rendering its opinion, Needham & Company assumed that the merger would qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and would be consummated upon the terms and subject to the conditions set forth in the merger agreement without material alteration or variation thereof.

        The following is a summary of the principal financial analyses Needham & Company performed to arrive at its opinion. Some of the summaries of financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Additionally, although the financial metrics of the comparable companies were used for comparison purposes, none of them is directly comparable to AVANT or Celldex or the combined company.

Stock Trading History

        To provide contextual data regarding the timing of AVANT's decision to enter into the merger agreement, Needham & Company reviewed the historical market prices of AVANT common stock at various points over the 24 months ended October 18, 2007. This review illustrated the correlation between the historical market prices of AVANT common stock and the business and operations of AVANT, and the status of the regulatory approval process for each of AVANT's product candidates during the same period. Needham & Company noted that, over the 24 months ended October 18, 2007, the high and low closing prices of AVANT common stock were $2.54 and $0.43, respectively, with the low occurring on August 27, 2007.

Comparable Transactions Analysis

        Needham & Company reviewed selected data for Celldex and compared this data to corresponding data from a group of 15 selected merger and acquisition transactions, which Needham & Company believed to be comparable to the merger based on a number of factors, including but not limited to the timing of each transaction and whether the companies had therapeutic programs in a similar stage of development. Each of the comparable merger and acquisition transactions were announced and completed since January 1, 2006 and involved a target company that had a therapeutic program that was in a similar stage of development as Celldex's therapeutic program. The comparable merger and acquisition transactions reviewed by Needham & Company were:

  •
  Cell Therapeutics/Systems Medicine
  •
  Amgen/Ilypsa
  •
  Amgen/Alantos Pharmaceuticals
  •
  Corautus Genetics/VIA Pharmaceuticals
  •
  Eisai/Morphotek
  •
  Eli Lilly/Hypnion
  •
  Oxford BioMedica/Oxxon Therapeutics
  •
  AstraZeneca/Arrow Therapeutics
  •
  Pharmion/Cabrellis Pharmaceuticals
  •
  Pharmos/Vela Pharmaceuticals
  •
  Endo Pharmaceuticals/RxKinetix
  •
  Axonyx/TorreyPines Therapeutics
  •
  MediGene/Avidex
  •
  CancerVax/Micromet
  •
  Xcyte/Cyclacel

        Of these 15 transactions reviewed, four had contingent payments.

        The financial and valuation data analyzed as part of this analysis included:

	Low	Median	Mean	High	Celldex	AVANT
	(At October 18, 2007) (In millions)
Initial Equity Purchase Price	$20.0	$64.4	$130.5	$420.0	$59.4	$42.3
Enterprise Value(1)	6.8	55.0	126.7	420.0	50.3	22.7
Enterprise Value(2)	6.8	89.7	139.5	420.0	50.3	22.7

(1)
Does not include contingent payment

(2)
Includes contingent payment

        This data illustrates that the Celldex initial equity purchase price and enterprise value, both with and without the contingent payment, are below the mean and median from the identified comparable transactions, consistent with the conclusions presented by Needham & Company in its fairness opinion.

Comparable Biotechnology Initial Public Offerings Analysis

        Needham & Company reviewed selected data for Celldex and compared this data to certain publicly available financial, operating and stock market data for selected initial public offerings of the stock of companies in the biotechnology industry during the period from January 1, 2006 through October 18, 2007. The comparable biotechnology initial public offerings reviewed were:

  •
  Map Pharmaceuticals
  •
  ImaRx Therapeutics
  •
  Amicus Therapeutics
  •
  Pharmasset
  •
  Optimer Pharmaceuticals
  •
  Synta Pharmaceuticals
  •
  Molecular Insight Pharmaceuticals
  •
  Affymax
  •
  Catalyst
  •
  Achillion
  •
  Trubion Pharmaceuticals
  •
  Cleveland BioLabs
  •
  Alexza Pharmaceuticals
  •
  Iomai Corp.
  •
  Altus Pharmaceuticals

        The financial and valuation data analyzed as part of this analysis included:

	Low	Median	Mean	High	Celldex	AVANT
	(At October 18, 2007) (In millions)
Enterprise Value	$48.1	$109.4	$126.3	$267.2	$50.3	$22.7

        This data illustrates that the enterprise value of Celldex was below the mean and median of the identified comparable biotechnology initial public offerings, consistent with the conclusions presented by Needham & Company in its fairness opinion.

Selected Publicly Traded Infectious Disease, Vaccine and Biodefense Companies

        Needham & Company reviewed certain publicly available financial information relating to AVANT and the following four selected publicly traded companies:

  •
  Novavax, Inc.

  •
  Panacos Pharmaceuticals, Inc.
  •
  Achillion Pharmaceuticals, Inc.
  •
  Iomai Corporation

        Needham & Company reviewed the equity value and the enterprise value for each selected company. Enterprise value is the difference between each selected company's fully-diluted market cap as of October 18, 2007 and the net cash for each selected company. The number of shares outstanding and the net cash for each selected company was as of the last reported quarter for each selected company and pro forma for subsequent equity financings, to the extent applicable to each such selected company. Needham & Company then compared the fully-diluted market capitalization and enterprise value of AVANT based on an a stock price of AVANT common stock of $0.57 per share, which was the last reported closing price of AVANT common stock as of October 18, 2007.

        The financial and valuation data analyzed as part of this analysis included:

	Low	Median	Mean	High	AVANT
	(At October 18, 2007) (In millions)
Equity Value	$47.2	$92.8	$122.2	$256.0	$42.3
Enterprise Value	25.2	49.6	85.4	217.0	22.7

        This data illustrates that both the equity and enterprise value of AVANT were below the median and the mean of the identified comparable public companies, consistent with the conclusions presented by Needham & Company in its fairness opinion.

Selected Publicly Traded Cancer Companies

        Needham & Company reviewed certain publicly available financial information relating to Celldex and the following ten selected publicly traded companies:

  •
  ArQule, Inc.
  •
  BioCryst Pharmaceuticals, Inc.
  •
  Cleveland BioLabs, Inc.
  •
  ImmunoGen, Inc.
  •
  Cytokinetics, Inc.
  •
  EntreMed, Inc.
  •
  Cyclacel Pharmaceuticals Inc.
  •
  CuraGen Corporation
  •
  Callisto Pharmaceuticals, Inc.
  •
  Sunesis Pharmaceuticals, Inc.

        Needham & Company reviewed the equity value and the enterprise value for each selected company. Enterprise value is the difference between each selected company's fully-diluted market cap as of October 18, 2007 and the net cash for each selected company. The number of shares outstanding and the net cash for each selected company was as of the last reported quarter for each selected company and pro forma for subsequent equity financings, to the extent applicable to each such selected company. Needham & Company then compared the implied equity value and enterprise value of Celldex based on an a stock price of AVANT common stock of $0.57 per share, which was the last reported closing price of AVANT common stock as of October 18, 2007.

        The financial and valuation data analyzed as part of this analysis included:

	Low	Median	Mean	High	Celldex
	(At October 18, 2007) (In millions)
Equity Value	$19.2	$139.8	$168.7	$365.2	$59.4
Enterprise Value	13.3	100.9	101.4	213.7	50.3

        This data illustrates that both the equity and enterprise value of Celldex were below the median and the mean of the identified comparable public companies, consistent with the conclusions presented by Needham & Company in its fairness opinion.

Accretion/Dilution Analysis

        Needham & Company analyzed pro forma effects on a GAAP basis of earnings per share resulting from the impact of the transaction on the projected operating and net loss of the combined company for calendar year 2008 based on (i) management estimates for AVANT and Celldex, (ii) an assumed closing for the merger of December 31, 2007 and (iii) adjustments for intangible assets and transactional expenses without assuming any cost savings. Without taking possible synergies or cost efficiencies that management estimates the combined company may realize following the consummation of the merger, Needham & Company's analysis showed a projected slight dilution of a net loss per share. Actual results achieved by the combined company may vary materially from the projected results. Needham & Company did not place significant weight on the dilution analysis in reaching its opinion.

        An analysis of the above-presented comparison results is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the trading value of such companies.

        Although the summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion, the material analyses performed by Needham & Company in rendering its opinion have been summarized above. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Needham & Company did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Needham & Company believes, and has advised the AVANT board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of AVANT and Celldex or the combined company. Included in these assumptions were that there would be no material changes in the regulatory and other legal framework in which AVANT and Celldex operate, that the market would be accepting of the products being developed by AVANT and Celldex, that there would not be a material change in the competitive landscape in which AVANT and Celldex operate and that there would be continued general economic stability. These analyses performed by Needham & Company are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty, being based upon numerous factors or events beyond the control of AVANT and Celldex or the combined company or their respective advisors. None of AVANT, Celldex, the combined company, Needham & Company or any other person assumes responsibility if future results are materially different from those projected. Needham & Company's opinion and its related analyses were only one of many factors considered by the AVANT board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the AVANT board of directors with respect to the exchange ratio in connection with the merger.

        Needham & Company and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, investment banking and financial advisory services to AVANT, and may in the future receive fees for the rendering of such services.

        In July 2006, Needham & Company was paid a $75,000 retainer by AVANT for investment banking and financial advisory services. In September 2007, Needham & Company was retained by Celldex for investment banking and financial advisory services unrelated to the merger for which, after the merger, it will receive a $50,000 retainer and may receive additional compensation from Celldex under this agreement. In addition, Needham & Company and its affiliates may actively trade the equity securities of AVANT for their own account or for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

        If the merger as described in the draft merger agreement dated October 18, 2007 is completed during the period Needham & Company is retained by AVANT, or within twelve months thereafter, AVANT will pay Needham & Company a total of $800,000 for its services as the financial advisor of AVANT. If the merger is not completed during that period, AVANT will pay Needham & Company $250,000 in connection with rendering its fairness opinion in this transaction, none of which is contingent upon consummation of the merger. In addition to this fee, AVANT will also reimburse Needham & Company for all of its out-of-pocket expenses and AVANT has agreed to indemnify Needham & Company against certain liabilities, including liabilities under federal securities laws, in connection with the delivery of its opinion. The terms of the fee arrangement with Needham & Company, which are customary in transactions of this nature, were negotiated on an arm's-length basis between AVANT and Needham & Company, and the AVANT board of directors was aware of the arrangement, including the fact that a portion of the fee payable to Needham & Company was contingent upon delivery of the fairness opinion.

        Needham & Company was selected by the AVANT board of directors to render an opinion to the AVANT board of directors because Needham & Company is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Additionally, as part of its investment banking business, Needham & Company is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes and other transactions for corporate and other purposes.

Celldex's Reasons for the Merger

        In approving and authorizing the merger agreement and the merger, the Celldex board of directors considered a number of factors. Although the following discussion sets forth the material factors considered by the Celldex board in reaching its determination, it may not include all of the factors considered by the Celldex board. In light of the number and wide variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Celldex board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Celldex board viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

        In reaching its decision, the Celldex board consulted with Celldex's management with respect to strategic and operational matters and with Lowenstein Sandler PC, Celldex's legal counsel with respect to the merger agreement and the transactions contemplated thereby. The Celldex board also consulted with Brean Murray, Carret & Co., Celldex's financial advisor, with respect to the financial aspects of the merger.

        The Celldex board of directors unanimously approved the merger and the merger agreement and believes that the terms of the merger are fair to, and in the best interests of, Celldex and its stockholders. In the course of reaching its decision to approve the merger agreement, the Celldex board considered the following material factors:

  •
  The opportunity for Celldex's existing stockholders to participate in, and benefit from the future growth potential of, a larger, publicly-held company with additional products and product candidates, manufacturing capabilities and additional members of management, and other financial and operating resources that should enhance Celldex's ability to bring therapeutics to market.

  •
  The public market for AVANT common stock, which will offer Celldex's stockholders liquidity once contractual limitations on their ability to trade the AVANT stock received in the merger expire.

  •
  Possible alternatives to the merger, including engaging in a combination with a company other than AVANT, or effecting a private offering of stock to one or more institutional investors, and the Celldex board's conclusion that the merger with AVANT is expected to yield greater benefits than such potential alternatives. The Celldex board concluded that the transaction with AVANT could be acceptably completed from a timing and regulatory standpoint, and would yield greater benefits than the alternatives given the dilution of equity interests that current Celldex stockholders could suffer in connection with a private offering of stock, and given the financial resources of the combined company after the merger and its ability to fund a greater number of long-term growth projects and to compete effectively.

  •
  The risks and potential rewards associated with, as an alternative to the merger, continuing to execute Celldex's strategic plan as an independent entity. These risks include, among others, Celldex's potential difficulties in obtaining necessary additional financing to remain a stand-alone entity on terms acceptable to Celldex and its stockholders, and its uncertain ability to compete effectively against larger and better capitalized competitors. The potential rewards of remaining as an independent entity include, among others, avoiding the enhanced expenditures associated with operating a publicly-traded company.

  •
  Celldex had identified and evaluated potential financing alternatives, which had reached preliminary stages of negotiation, including potential combinations with other companies, and the potential for an investment from one or more institutional investors, which could have been completed at higher or lower valuations than the valuation of Celldex achieved through the combination with AVANT.

  •
  Brean Murray, Carret & Co. delivered its opinion that as of October 17, 2007 and based on and subject to the considerations set forth in its opinion, the merger consideration set forth in the merger agreement with AVANT was fair from a financial point of view to holders of Celldex common stock.

  •
  The value of the consideration provided for in the merger agreement based on the then-current market price and historical trading price of AVANT shares over the past year.

  •
  The ability to complete the merger as a reorganization for U.S. federal income tax purposes.

  •
  The interests that certain executive officers and directors of Celldex may have with respect to the merger in addition to their interests as stockholders of Celldex generally. See "Interests of Celldex's Directors and Executive Officers" on page 52.

        However, all business combinations, including the merger, also include certain risks and disadvantages. The Celldex board considered the possibility that the merger may not be consummated and the effect of the public announcement of the merger on Celldex's business and valuation. The

Celldex board also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including the following: that during the extended period of time between the announcement of the merger transaction and the closing of the transaction, the value of the businesses could diminish as a result of pre-merger uncertainty; the substantial costs involved in completing the merger, and the diversion of management time and attention away from the operation of the business in order to complete the merger; and that the combined business may not be able to capture anticipated synergies or otherwise effectively execute its business plan.

        In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Celldex board did not find it useful to, and did not attempt to, quantify, rank, or otherwise assign relative weights to these factors. In addition, the Celldex board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the Celldex board's ultimate determination, but rather the Celldex board conducted an overall analysis of the factors described above, including discussions with and questioning of Celldex's management and its legal and financial advisors.

        After taking into account these and other factors, the Celldex board approved and authorized the merger agreement and the transactions contemplated thereby, including the merger.

        The Celldex board weighed the benefits, advantages and opportunities of a potential transaction against the negative factors described above, including the possible diversion of management attention for an extended period of time. The Celldex board realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Celldex board concluded that the potential benefits significantly outweighed the potential risks of completing the merger.

        After taking into account these and other factors, the Celldex board approved and authorized the merger agreement and the transactions contemplated thereby, including the merger.

Accounting Treatment of the Merger

        The merger of AVANT and Celldex will be accounted for as a purchase with Celldex treated as the acquirer under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of AVANT will be recorded, as of completion of the merger, at their respective fair values and added to those of Celldex. Reported financial condition and results of operations of AVANT issued after completion of the merger will reflect AVANT's balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of AVANT. Following the completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments, including in-process research and development charges and increased cost of sales, amortization and depreciation expense for acquired assets and related tax benefits. The total estimated purchase price is allocated to the net tangible and intangible assets of the acquired entity based on their estimated fair values as of the completion of the transaction. A final determination of these fair values will include management's consideration of a third-party valuation. This third-party valuation will be based on the actual net tangible and intangible assets of AVANT that exist as of the closing date of the merger.

Material United States Federal Income Tax Consequences of the Merger

        The following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Celldex capital stock. This discussion addresses only those Celldex stockholders who hold their Celldex capital stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, including, without limitation:

  •
  financial institutions, insurance companies, regulated investment companies or real estate investment trusts;

  •
  pass-through entities or investors in such entities;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies, or traders in securities that elect to use a mark-to-market method of accounting;

  •
  persons that hold Celldex capital stock as part of a straddle or as part of a hedging, integrated, constructive sale or conversion transaction;

  •
  persons who are not U.S. holders;

  •
  persons that have a functional currency other than the U.S. dollar;

  •
  persons who acquired their shares of Celldex capital stock through the exercise of an employee stock option or otherwise as compensation;

  •
  persons whose Celldex capital stock is "qualified small business stock" for purposes of Section 1202 of the Code; and

  •
  persons who are subject to the alternative minimum tax.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Celldex capital stock that is:

  •
  a citizen or resident of the U.S.;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

  •
  a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        The following discussion is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change or to differing interpretations, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or Federal laws other than those pertaining to the income tax, are not addressed in this document. You should consult with your own tax advisor as to the tax consequences of the merger to you in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

  Tax Consequences of the Merger Generally

        The consummation of the merger is conditioned on, among other things, the receipt by each of Celldex and AVANT of tax opinions from Lowenstein Sandler PC and Goodwin Procter LLP, respectively, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and on representation letters to be provided by Celldex and AVANT at the time of consummation. Neither of these tax opinions will be binding on the Internal Revenue Service. Neither AVANT nor

Celldex intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

        If the merger qualifies for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. tax consequences of the merger to Celldex, AVANT and Celldex stockholders will be as follows:

  •
  no gain or loss will be recognized by AVANT or Celldex as a result of the merger;

  •
  no gain or loss will be recognized by stockholders of Celldex who receive only AVANT common stock in the merger, except with respect to any cash paid instead of a fractional share of AVANT common stock, the treatment of which is discussed below under "—Cash Received For Fractional Shares of AVANT Common Stock";

  •
  the aggregate basis of the AVANT common stock received in the merger by a Celldex stockholder will be the same as the aggregate basis of the Celldex capital stock for which it is exchanged, decreased by any basis attributable to fractional shares of AVANT common stock for which cash is received; and

  •
  the holding period of AVANT common stock received in exchange for Celldex capital stock will include the holding period of the Celldex capital stock for which it is exchanged.

  Cash Received For Fractional Shares of AVANT Common Stock

        A Celldex stockholder who receives cash instead of a fractional share of AVANT common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by AVANT. As a result, a Celldex stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

  Backup Withholding and Information Reporting

        Payments of cash to a holder of Celldex capital stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amount withheld from payments to a holder under the backup withholding rules is not an additional tax and will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

  Reporting Requirements

        A U.S. holder of Celldex capital stock who receives AVANT common stock as a result of the merger may be required to attach to its U.S. federal income tax return for the taxable year in which the merger occurs a statement, and will be required to maintain a permanent record, of certain facts relating to the exchange of stock in connection with the merger, including the holder's adjusted tax basis in the Celldex capital stock transferred in the merger, the fair market value of the AVANT common stock received and the amount of cash received by that holder, if any, pursuant to the merger.

        THE FOREGOING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED AND THE TAX

CONSEQUENCES OF THE MERGER AND THE TERMINATION OF THE PLAN TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, OR FOREIGN AND OTHER TAX LAWS.

Appraisal Rights

        Under Delaware corporate law, holders of AVANT common stock are not entitled to appraisal rights in connection with the merger.

Federal Securities Laws Consequences

        This proxy statement/prospectus does not cover any resales of the AVANT common stock received in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

        All shares of AVANT common stock received by Celldex stockholders in the merger should be freely transferable, except that if a Celldex stockholder is deemed to be an "affiliate" of Celldex under the Securities Act of 1933, as amended, at the time of the special meeting, the Celldex stockholder may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Celldex under the Securities Act generally include individuals or entities that control, are controlled by, or are under common control with, Celldex, and generally would not include stockholders who are not officers, directors or principal stockholders of Celldex.

Interests of AVANT's Directors and Executive Officers

        AVANT's directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, the interests of AVANT's stockholders. The AVANT board of directors was aware of these interests and considered them, among other matters, in its decision to approve the merger agreement.

        Upon completion of the merger the current directors and officers of AVANT will collectively beneficially own approximately 4% of the outstanding stock of AVANT, calculated on the basis set forth under "AVANT Principal Stockholders". Further, if Proposal No. 4 is approved, the directors and officers of AVANT will be granted stock options as set forth under Proposal No. 4.

        Some directors and executive officers of AVANT have interests in the merger that are different from, and in addition to, the interests of AVANT stockholders generally. Upon completion of the merger, Dr. Una Ryan, Harry Penner, Larry Ellberger and Karen Lipton, each of whom is a current director of AVANT, are expected to remain members of the AVANT board of directors. In addition, certain executive officers and key employees of AVANT are expected to serve as executive officers or key employees of AVANT after the effective time of the merger and certain officers of AVANT will be entitled to severance payments if they are terminated after completion of the merger. Pursuant to a recent amendment to her employment agreement, Dr. Una Ryan will be entitled to receive a special retirement payment of $1,323,203 if her employment is terminated under certain circumstances, including a voluntary termination after one-year.

        Upon completion of the merger, Dr. Una Ryan our President and Chief Executive Officer will receive 1,000,000 shares of our common stock in full satisfaction of her fully vested restricted stock units pursuant to Dr. Ryan's restricted stock unit awards which provides for a settlement of Dr. Ryan's vested restricted stock units in common stock of AVANT under certain circumstances.

        As a result of the foregoing, the directors and executive officers of AVANT may be more likely to vote to approve the merger than AVANT stockholders generally.

Interests of Celldex's Directors and Executive Officers

        Celldex's directors and executive officers have interests in the merger as individuals in addition to, and that may be different from, the interests of Celldex's stockholders. The Celldex board of directors was aware of these interests and considered them, among other matters, in its decision to approve the merger agreement.

        Upon completion of the merger and the issuance of AVANT common stock in the merger, the directors and officers of Celldex who will become directors or officers of AVANT, will collectively beneficially own [    ]% of the outstanding stock of AVANT, taking into account stock options issued to them by Celldex prior to the closing of the merger, and which are assumed by AVANT in the merger.

        Charles Schaller will become a director and Chairman of the Board of AVANT, and Herbert J. Conrad, George O. Elston and Dr. Rajesh B. Parekh will become directors of AVANT, upon the closing of the merger. Anthony S. Marucci, Dr. Tibor Keler, Dr. Thomas Davis and Dr. Ronald C. Newbold will become officers of AVANT and will become employed by AVANT upon the closing of the merger.

        None of Messrs. Schaller, Conrad, Elston, Parekh, Marucci, Keler, Davis, or Newbold are holders of issued Celldex common stock. Accordingly, none of them had the ability to vote as shareholders to approve the merger.

COMPARISON OF RIGHTS OF AVANT AND CELLDEX STOCKHOLDERS

        Upon completion of the merger, Celldex stockholders will receive shares of AVANT common stock such that Celldex stockholders will own approximately 58% of the combined company on a fully diluted basis and pre-merger AVANT stockholders will own approximately 42% on a fully diluted basis. As a result, the rights of Celldex stockholders who become AVANT stockholders will be governed by the Delaware General Corporation Law or DGCL, AVANT's certificate of incorporation, as amended, and AVANT's bylaws.

        This section describes material differences between the rights of AVANT stockholders and the rights of Celldex stockholders. The following discussion is a summary only and is not intended to be a complete discussion of the differences that may affect a Celldex stockholder. Celldex stockholders should carefully review the entire documents referenced above for a more complete understanding of the differences between being a stockholder of AVANT and being a stockholder of Celldex. Copies of these documents may be obtained as described under "Where You Can Find More Information" on page 176.

        Lorantis Holdings Ltd. owns all of Celldex's issued and outstanding shares of Class A common stock.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE CURRENT RIGHTS OF CELLDEX STOCKHOLDERS AND RIGHTS THOSE STOCKHOLDERS WILL HAVE AS AVANT STOCKHOLDERS FOLLOWING THE MERGER

AVANT		Celldex
GENERAL
•	AVANT is a Delaware corporation and a public company subject to the provisions of the DGCL.	•	Celldex is a Delaware corporation and a privately held company subject to the provisions of the DGCL.
•	The rights of AVANT stockholders are governed by AVANT's certificate of incorporation and bylaws, in addition to the DGCL.	•	The rights of Celldex stockholders are governed by Celldex's certificate of incorporation and bylaws, in addition to the DGCL.
•
	Upon completion of the merger, the AVANT certificate of incorporation and bylaws will be the same in all respects as the present documents, except for the amendments to the AVANT certificate of incorporation described in this proxy statement/prospectus.	•
Upon completion of the merger, Celldex stockholders will become AVANT stockholders and their rights will be governed by the DGCL and AVANT's certificate of incorporation, as amended as described in this proxy statement/prospectus and bylaws.
AUTHORIZED SHARES OF CAPITAL STOCK
•
	The authorized capital stock of AVANT consists of 100,000,000 shares (increasing to 300,000,000 if Proposal no. 1 is approved) of AVANT common stock, with a par value of $0.01 per share and 4,513,102 shares of preferred stock with a par value of $0.01 per share.	•
The authorized capital stock of Celldex consists of 50,000,000 shares of Celldex common stock, with a par value of $0.01 per share and 6,800,000 shares of Class A common stock with a par value of $0.01 per share.

•	As of October 19, 2007, 74,188,066 shares of common stock and none of the preferred stock were issued and outstanding.	•	As of October 19, 2007, 13,300,000 shares of common stock and 6,800,000 of Class A common stock were issued and outstanding.
•
AVANT's board of directors currently has the authority, without further action by AVANT's stockholders, to issue all of the authorized shares of AVANT preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights.
VOTING RIGHTS
•	Each outstanding share of AVANT common stock is entitled to one vote on each matter submitted to a vote of the stockholders of AVANT.	•
Each outstanding share of Celldex common stock and Class A common stock (on an as-converted into common stock basis) is entitled to one vote on each matter submitted to a vote of the stockholders of Celldex. However, Celldex's certificate of incorporation also requires a written notice to the holders of each of the outstanding shares of the Class A common stock and the affirmative vote or written consent of at least 75% of the Class A common stock for certain actions specified in the certificate of incorporation, including declaring or paying dividends; reclassifying shares of stock in a manner that adversely affects the Class A common stock; authorize or issue any convertible debt or equity securities which are or are convertible into a security which ranks senior to or on a parity with the Class A common stock; amending, altering, or repealing the certificate of incorporation or by-laws; effecting certain strategic transactions; effecting the transfer, sale or license of any material assets of Celldex; or taking any other action which adversely affects the holders of the Class A common stock.

•
Celldex's certificate of incorporation also requires the affirmative vote of the holders of more than a majority of the total voting power of all classes of outstanding capital stock, excluding shares owned by Medarex, Inc. and its affiliates, and the written consent of Medarex, to alter, amend or repeal any provision of Article III of the certificate of incorporation. This provision is effective until such time as Medarex ceases to beneficially own at least 20% of the total voting power of all classes of outstanding capital stock of Celldex entitled to vote in the election of directors.
LIQUIDATION PREFERENCES
•	AVANT common stock has no liquidation preference.	•	Neither Celldex's common stock nor its Class A common stock has a liquidation preference.
CONVERSION RIGHTS
•	Shares of AVANT common stock are not convertible.	•
Shares of Celldex common stock are not convertible. Shares of Celldex Class A common stock are convertible to common stock on a one (1) share for one (1) share basis, subject to certain anti-dilution protections which have been waived by the holders of a majority of the shares of Class A common stock with respect to the Merger.
RESTRICTIONS ON TRANSFER
•	AVANT stockholders are not subject to any restrictions on transfer.	•
Medarex and Lorantis are parties to a stockholders' agreement, under which those holders have subjected their common stock and Class A common stock, as applicable, to: a right of first refusal on transfer of their shares, in favor of Celldex and, secondarily, each other stockholder who is party to that agreement; and a co-sale right in favor of the other stockholders party to the stockholders' agreement. We refer to this stockholders' agreement below as the Stockholders' Agreement. The Stockholders' Agreement will terminate upon the consummation of the merger.

AMENDMENT OF GOVERNING DOCUMENTS
Certificate of Incorporation

The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote, and the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation.
•	AVANT's certificate of incorporation does not require a greater level of approval for amendment to the certificate of incorporation.	•
In addition to the level of stockholder approval required by the DGCL, the affirmative vote or written consent of the holders of at least 75% of the Class A common stock is required for an amendment to Celldex's certificate of incorporation, and the affirmative vote of the holders of more than a majority of the total voting power of all classes of outstanding capital stock, excluding shares owned by Medarex and its affiliates, and the written consent of Medarex, is required to alter, amend or repeal any provision of Article III of Celldex's certificate of incorporation.
Bylaws

The DGCL also states that the power to adopt, amend or repeal bylaws of a corporation is vested in the stockholders entitled to vote; provided, however, that a corporation may confer in its certificate of incorporation such power on the board of directors in addition to the stockholders.
•	AVANT's certificate of incorporation expressly authorizes the board of directors to make, alter, amend or repeal the AVANT bylaws.	•
Celldex's bylaws provide that they may be altered, amended or repealed by the board of directors of Celldex with the approval of the holders of majority of the outstanding capital stock entitled to vote or by a majority of the board of directors then in office.
DIRECTORS

Under the DCGL, a majority of the directors in office can fill any vacancy or newly created directorship. A director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors.
Number of Directors
•	AVANT's bylaws provide that the number of directors must be no fewer than three and no more than nine, with the actual number to be fixed from time to time by resolution of the board of directors.	•	Celldex bylaws provide that the number of directors must be no fewer than two and no more than thirteen, with the actual number to be fixed from time to time by resolution of the board of directors.
•	Upon completion of the merger, the board of directors of AVANT will be fixed at eight members, four of whom will be initially appointed by AVANT, four of whom will be initially appointed by Celldex.	•	Under the Stockholders' Agreement, Lorantis Holdings has the right to nominate one of Celldex's directors.

Classified Board of Directors
•	AVANT's directors are elected annually by AVANT's stockholders.	•	Celldex directors are divided into three classes and are elected to three-year terms. The three-year terms are staggered by class such that, each year, the terms of one class of directors expire.
Removal of Directors
•
	Under AVANT's bylaws, any AVANT director may be removed from office with or without cause upon the affirmative vote of holders of a majority of the then outstanding common stock entitled to vote, at a special meeting of the stockholders called for the purpose.	•
Under Celldex's bylaws, any Celldex director may be removed from office with or without cause upon the affirmative vote of holders of at least 50% of the then outstanding common stock entitled to vote. However, under the Stockholders' Agreement, the removal of the Lorantis Holdings' designee requires the consent of Lorantis Holdings.
Vacancies on the Board of Directors
•
	A vacancy occurring on the AVANT board of directors may be filled by a vote of the majority of the board of directors then in office, although less than a quorum. A director chosen in this manner shall hold office until the expiration of the term and until a successor is duly elected unless sooner displaced.	•
A vacancy occurring on the Celldex board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by a vote of the majority of the board of directors then in office, although less than a quorum. A director chosen in this manner shall hold office until the expiration of the term and until a successor is duly elected unless sooner displaced.
Board Quorum and Vote Requirements
•	A majority of the authorized number of directors shall constitute quorum.	•	A majority of the authorized number of directors shall constitute quorum.
•	AVANT's bylaws provide that the act of a majority of AVANT's directors present at any meeting at which there is a quorum shall be the act of its board of directors.	•	Celldex's bylaws provide that the act of a majority of Celldex's directors present at any meeting at which there is a quorum shall be the act of its board of directors.

Limitation of Personal Liability of Directors
•
AVANT's certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director is personally liable to AVANT or its stockholders for monetary damages arising from a breach of fiduciary duty as an AVANT director. •
Celldex's certificate of incorporation provides that, to the fullest extent permitted by the DGCL, a director of Celldex shall not be personally liable to Celldex or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to Celldex or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived any improper personal benefit.
Indemnification
•
AVANT's certificate of incorporation provides that the corporation shall indemnify its directors, officers, employees or agents for any liability incurred in their official capacity to the maximum extent permissible under the DGCL. •
Celldex's certificate of incorporation and bylaws provides that the corporation shall indemnify its directors, officers, employees or agents for any liability incurred in their official capacity to the maximum extent permissible under the DGCL.
Interested Director Transactions
Under the DGCL, no contract or transaction that is:
• between a corporation and one or more of its directors or officers,
• between a corporation and another organization in which one or more of the corporation's directors or officers are directors or officers, or
•
between a corporation and another organization in which one or more of the corporation's directors or officers have a material financial interest is void or voidable solely because of such relationship or interest, because the director or officer is present at or participates in the meeting of the board or committee that authorizes the contract or transaction or because the director's or officer's vote was counted for this purpose, if:
•
the material facts of the contract or transaction and the director's or officer's relationship or interest are disclosed to or are known to the board of directors or a committee of the board, and the board or the committee authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors (even if these directors are less than a quorum),
•
the material facts of the contract or transaction and the director's and or officer's relationship or interest are disclosed to or are known to the stockholders entitled to vote on the matter and the stockholders specifically approve in good faith the contract or transaction, or
• the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the board, a committee or the stockholders.

STOCKHOLDERS
Special Meeting of Stockholders
•
	AVANT's bylaws provide that special meetings of stockholders may be called at any time by the Chairman of the Board of Directors, the President, the Secretary, or by resolution of the Board of Directors.	•	Celldex's bylaws provide that special meetings of stockholders may be called at any time by the Chairman of the Board of Directors, the President, or the Board of Directors.
Stockholder Inspection of Books and Records

The DGCL permits any stockholder, upon written demand under oath stating the purpose, to inspect the corporation's stock ledger, a list of its stockholders, and its other books and records, for any proper purpose during the usual hours for business, and to make copies and extracts therefrom.
•
	Pursuant to AVANT's bylaws, any stockholder, may inspect the complete list of stockholders and the number of shares held by each, for any purpose related to the stockholder's meeting, during ordinary business hours, for a period of at least ten days prior to the meeting.	•
Pursuant to Celldex's bylaws, any stockholder, may inspect the complete list of stockholders and the number of shares held by each, for any purpose related to the stockholder's meeting, during ordinary business hours, for a period of at least ten days prior to the meeting.
Notice Requirements for Stockholder Proposals, Including Director Nominations
•
Nominees for election to the board of directors at any annual or special meeting may be made, and any other business to be considered at an annual meeting may be brought, by any stockholder who is entitled to vote at such meeting by delivering timely notice to the Secretary of Celldex. To be timely, notice must be delivered not less than 60 days and not more than 90 days prior to the date of Celldex's annual meeting of stockholders as specified in Celldex's bylaws.
Notice of Meetings and Record Date
•	Notice of special meeting must state the place, date and hour of the special meeting, and the purpose or purposes for which the special meeting is called.	•	Notice of special meeting must state the place, date and hour of the special meeting, and the purpose or purposes for which the special meeting is called.
•	AVANT's bylaws state that in the case of determination of stockholders entitled to vote at a meeting, the record date shall not be more than 60 nor less than 10 days before the date of the meeting.	•
Celldex's bylaws require that, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting be given to each stockholder who is entitled to vote at the meeting not less than 10 days or more than 60 days prior to the meeting date.

		•	Celldex's bylaws permit the board of directors to fix a record date as follows:
			•	In the case of determination of stockholders entitled to vote at a meeting, the record date shall not be more than 60 nor less than 10 days before the date of the meeting;
•
In the case of determination of stockholders entitled to express written consent, the record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the board of directors; and
			•	In all other cases, the record date shall not be more than 60 days prior to such other action.
Preemptive Rights
•
	As permitted by the DGCL, AVANT common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of AVANT or any other securities convertible into shares of any class of stock of AVANT under AVANT's certificate of incorporation.	•
The stockholders who are party to the Stockholders' Agreement have a right of first offer on the issuance by Celldex of new securities, other than certain securities which are exempt from that right of first offer.
Stockholder Action Without Meeting
•
	AVANT's bylaws state that action may be taken without a meeting, and without prior notice, if a consent in writing is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.	•
Celldex's bylaws provide that stockholder action may be taken without a meeting, and without prior notice if a consent in writing is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.

Dividends

The DGCL allows directors, subject to restrictions in a corporation's certificate of incorporation, to declare and pay dividends upon the shares of its capital stock, either out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
• AVANT's certificate of incorporation and bylaws do not restrict the declaration or payment of dividends. •
Celldex's certificate of incorporation requires a written notice to the holders of each of the outstanding shares of the Class A common stock and the affirmative vote or written consent of at least 75% of the Class A common stock in order for Celldex to declare or pay dividends.

THE MERGER AGREEMENT

        The following summary describes certain material provisions of the merger agreement. The full text of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. This summary may not contain all of the information that is important to you, and you are encouraged to read carefully the entire merger agreement. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

        The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about AVANT or Celldex. Such information can be found elsewhere in this document and in the other public filings AVANT makes with the SEC, which are available without charge at www.sec.gov.

        The representations and warranties described below and included in the merger agreement were made by each of AVANT and Celldex to the other. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by AVANT and Celldex in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between AVANT and Celldex rather than to establish matters as facts. The merger agreement is described in, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding AVANT, Celldex or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document for information regarding AVANT and Celldex and their respective businesses.

Structure of the Merger

        At the effective time of the merger, AVANT's wholly-owned subsidiary, Callisto Merger Corporation will merge with and into Celldex, and the separate corporate existence of Callisto Merger Corporation shall cease. Upon completion of the merger, Celldex will be the surviving corporation and a wholly-owned subsidiary of AVANT.

Effective Time of the Transaction

        The closing of the transaction contemplated by the merger agreement will occur no later than the second business day after the last of the conditions to the transaction have been satisfied or waived, or at another time as AVANT and Celldex may agree in writing. Contemporaneously with, or as soon as practicable after the closing, AVANT and Celldex will file a certificate of merger with the Secretary of State of the State of Delaware. The transaction will become effective upon the filing of the certificate of merger, or such later time as AVANT and Celldex agree.

Officers and Directors

        Immediately following the effective time, the officers of Callisto Merger Corporation shall be the officers of the surviving corporation, subject to change thereafter. The directors of the surviving corporation immediately following the effective time, shall be fixed at two (2) and shall be Dr. Una Ryan and Anthony Marucci, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the surviving corporation.

Conversion of Celldex Shares

        Each share of Celldex common stock and Class A common stock issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive a number of shares of common stock of AVANT equal to the exchange ratio (described below) and cash in lieu of fractional shares.

The Exchange Ratio

        The terms of the merger agreement provide for AVANT to issue shares of its common stock to Celldex stockholders in exchange for all of the outstanding shares of Celldex in accordance with the terms of the merger agreement. Although it cannot be definitively calculated until the closing, we currently estimate that the number of AVANT shares issuable in exchange for one Celldex share (also known as the "exchange ratio") will be 4.924108367. This estimate assumes that the closing sales price of AVANT common stock two days prior to closing is $0.57 (the most recent closing sales price before the date of this proxy statement/prospectus) and that none of the existing AVANT options are exercised prior to being terminated at closing.

        Under a merger agreement, the exchange ratio is determined pursuant to a formula that is intended to result in the former stockholders of Celldex owning 58% of the outstanding shares of AVANT common stock on a fully-diluted basis after the closing. In the merger, AVANT is assuming Celldex's contractual obligation to issue shares to a third party in settlement of a prior dispute and, for purposes of determining the exchange ratio, those shares will be counted as part of the 58% attributable to the former Celldex stockholders. The definitive exchange ratio will be determined by the following formula:

(58/42 multiplied by AVANT Fully Diluted Outstanding) - Settlement Shares Celldex Fully Diluted Outstanding

Where:

"AVANT Fully Diluted Outstanding" means the total number of shares of AVANT common stock outstanding on a fully-diluted basis as of the closing of the merger (including shares underlying options or warrants but excluding options that terminate unexercised at closing) plus the 12,314,500 shares underlying the new options to be granted at closing.

"Celldex Fully Diluted Outstanding" means the total number of fully diluted shares of Celldex common stock outstanding as of the closing (including shares underlying options), which should remain fixed at 23,600,000 Celldex shares.

"Settlement Shares" means the shares of AVANT common stock to be issued immediately following closing pursuant to an agreement between Celldex and a third party that is being assumed by AVANT, which will be determined by dividing $3,038,617 by the per share closing sales price of AVANT Common Stock on the NASDAQ Capital Market on the second trading day prior to closing.

        In no event will the former Celldex stockholders be issued more than 58% of the outstanding shares of AVANT common stock.

Stock Options and Warrants

        At the effective time of the merger, all options to purchase Celldex common stock then outstanding under Celldex's 2005 Equity Incentive Plan will be assumed by AVANT and converted into options to purchase shares of AVANT common stock. The number of AVANT shares underlying each such option will equal the number of Celldex shares underlying the option multiplied by the exchange ratio and the exercise price will equal the original exercise price divided by the exchange ratio.

        Immediately prior to the effective time of the merger, all outstanding options under the AVANT 1999 Stock Option and Incentive Plan will become fully exercisable and optionees will be afforded an opportunity to exercise them immediately prior to the effective time of the merger. If the options are not exercised, upon the effective time of the merger, AVANT's obligations with respect to each outstanding option to purchase shares of AVANT common stock under the AVANT 1999 Stock Option and Incentive Plan will terminate and be of no further force and effect.

        After the closing, if AVANT Proposal No. 4 is approved, AVANT will issue options to purchase AVANT common stock to certain employees of AVANT that were optionholders of AVANT prior to the effective time. See "AVANT Proposal No. 4" on page 170.

        Each warrant to purchase shares of AVANT common stock and each stock option granted under the AVANT 1991 Stock Option Plan outstanding at the effective time will remain in effect.

Impact on AVANT Employee Stock Purchase Plan

        AVANT shall take all actions necessary to suspend the AVANT 2004 Employee Stock Purchase Plan, as amended and/or modified (the "AVANT ESPP") at the end of the current offering period, which is scheduled to end on December 31, 2007, until the closing date. After December 31, 2007, no new offering or purchasing periods shall be commenced until after the closing date. In addition, AVANT shall take all actions as may be necessary in order to freeze the rights of the participants in the AVANT ESPP, effective as of October 19, 2007, to existing participants and (to the extent possible under the AVANT ESPP) existing participation levels until after the closing date.

Fractional Shares

        No fraction of a share of AVANT common stock will be issued in the merger, but in lieu thereof each holder of Celldex shares who would otherwise be entitled to a fraction of a share of AVANT common stock (after aggregating all fractional shares of AVANT common stock to be received by such holder) shall receive from AVANT an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of AVANT common stock on the NASDAQ Capital Market over the ten (10) trading days ending on the second trading day prior to the effective time.

United States Tax Consequences

        It is intended by both AVANT and Celldex that the merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Representations and Warranties

        The merger agreement contains customary representations and warranties AVANT (including Callisto Merger Corporation) and Celldex made to, and solely for the benefit of, each other. The representations and warranties expire at the closing of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that AVANT and Celldex have exchanged in connection with signing the merger agreement. While AVANT and Celldex do not believe that they contain information securities laws require the parties to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies' general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies' public disclosures.

Conduct of Business Prior to The Completion of the Merger

        Under the terms of the merger agreement, AVANT and Celldex have agreed that until the earlier of the termination of the merger agreement or the effective time of the merger, subject to certain exceptions, each company will carry on its business in the ordinary course, in substantially the same manner as previously conducted. In addition, except as required by law and subject to certain exceptions, each company has agreed to additional restrictions that prohibit it from:

  •
  changing its certificate of incorporation or bylaws (other than with respect to AVANT, in connection with the approval of Proposal 2 and 3), or otherwise altering its corporate structure;

  •
  selling, pledging, disposing of or encumbering any material assets except for (a) sales of assets in the ordinary course of business or (b) dispositions of obsolete or worthless assets;

  •
  issuing, disposing of or encumbering any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest except pursuant to stock options, restricted stock units, stock purchase rights or warrants outstanding on the date of the merger agreement;

  •
  accelerating, amending or changing the period of exercisability of options granted under any stock plans or warrants, as the case may be, or authorizing cash payments in exchange for any options or warrants, except as contemplated by the merger agreement;

  •
  (i) declaring, setting aside, or paying any dividend or other distribution in respect of any of its capital stock; (ii) splitting, combining, or reclassifying any of its capital stock (other than in connection with the reverse stock split discussed below) or issuing or authorizing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amending the terms of, repurchasing, redeeming or otherwise acquiring, any of its securities;

  •
  selling, transferring, licensing, sublicensing or otherwise disposing of any intellectual property, or amending or modifying any existing agreements with respect to any intellectual property;

  •
  acquiring (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

  •
  incurring any indebtedness for borrowed money or assuming, guaranteeing or endorsing or becoming responsible for the obligations of any person;

  •
  making any loans or advances in excess of $100,000 except in the ordinary course of business consistent with past practice;

  •
  entering into or amending any contract, agreement, commitment or arrangement to effect any of the matters prohibited by the merger agreement;

  •
  authorizing any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole (except for in-process renovation projects);

  •
  increasing the compensation payable to officers, employees or consultants or granting any severance or termination pay to any director, officer or employee or establishing any employee benefit plan;

  •
  taking any action, other than as required by generally accepted accounting principles, to change accounting policies or procedures;

  •
  except as may be required by law, making any material tax election inconsistent with past practices or settling or compromising any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

  •
  paying, discharging or satisfying any claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practice;

  •
  entering into any material partnership arrangements, joint development agreements, strategic alliances or collaborations;

  •
  except as may be required by law, taking any action to terminate or amend any employee plans;

  •
  settling or compromising any litigation for an amount greater than $250,000 in the aggregate for all litigation;

  •
  adopting or entering into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

  •
  taking any action which would make any of the representations or warranties of either party contained in the merger agreement to be untrue or incorrect or prevent either party from performing or cause either party not to perform its covenants thereunder or result in any of the conditions to the merger s not being satisfied or materially delayed;

Reverse Stock Split and Increase in Issued Shares

        Prior to the effective time, AVANT shall amend its certificate of incorporation to (i) increase the authorized shares of capital stock of AVANT to three hundred million (300,000,000) and (ii) effect a reverse stock split. See AVANT Proposals No. 2 and No. 3 on pages 168 and 169, respectively.

Listing of AVANT Common Stock to be Issued in the Merger

        AVANT shall use its best efforts to maintain AVANT's existing listing on the NASDAQ Capital Market, to obtain approval of the listing of the combined company on the NASDAQ Capital Market at or prior to the effective time, and to cause the shares of AVANT common stock to be issued in the merger to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market or NASDAQ Global Market at or prior to the effective time, and Celldex shall cooperate in such efforts.

Non-Solicitation

        Celldex has agreed, subject to limitations described below, that it will not, nor will it permit or authorize any of its subsidiaries or any of their or their subsidiaries' respective officers, directors or employees or other representatives, to:

  •
  solicit, encourage or have negotiations with respect to (including by way of furnishing information) the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar (any of the foregoing inquiries or proposals being referred to herein as a "Celldex Acquisition Proposal");

  •
  the board of directors of Celldex (the "Celldex Board") shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to AVANT, the Celldex Board recommendation to approve the merger agreement, (ii) approve or recommend, or publicly propose to approve or recommend, any Celldex Acquisition Proposal or (iii) enter into any agreement with respect to any Celldex Acquisition Proposal; and

  •
  Celldex shall promptly provide notice to AVANT of the receipt of any Celldex Acquisition Proposal and a summary of the material terms of such Celldex Acquisition Proposal, and Celldex shall keep AVANT reasonably informed in all material respects of the status and details (including any change to the material terms and conditions) of any such Celldex Acquisition Proposal

  •
  Neither Celldex nor its subsidiaries, employees, or representatives shall participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any non-public information with respect to, or otherwise cooperate with respect to, any Celldex Acquisition Proposal.

        AVANT has agreed, subject to limitations described below, that it will not nor will it permit or authorize any of its subsidiaries or any of their or their subsidiaries' respective officers, directors or employees or other representatives, to:

  •
  solicit, encourage or have negotiations with respect to (including by way of furnishing information) the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving either party (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); provided, however, that prior to the adoption of the merger agreement and the approval of the merger by the stockholders of AVANT, AVANT may furnish nonpublic information regarding such party to any third-party in response to a superior offer that is submitted to such party by such third-party (and not withdrawn) if: (A) AVANT shall not have breached the merger agreement; (B) the board of directors of AVANT concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors of AVANT under applicable law; (C) AVANT complies with the provisions of the merger agreement; and (D) AVANT receives from such third-party an executed confidentiality agreement containing provisions at least as favorable to AVANT as those contained in the confidentiality agreement;

  •
  AVANT shall immediately notify Celldex after receipt of any Acquisition Proposal or any request for nonpublic information relating to either party in connection with an Acquisition Proposal or for access to the properties, books or records of AVANT by any person or entity that informs the board of directors of AVANT that it is considering making, or has made, an Acquisition Proposal. Such notice to either party shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. AVANT shall keep Celldex reasonably informed in all material respects of the status and details (including any change to the material terms and conditions) of any such Acquisition Proposal. AVANT, shall not, and shall cause each of its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date hereof that prohibits it from providing such information to Celldex; and

  •
  AVANT's board of directors, shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Celldex, its recommendation of the merger agreement, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement as described above) unless, after consultation with its independent financial advisor, that such Acquisition Proposal is superior to the proposed merger. AVANT must give Celldex five days notice prior to recommending such Acquisition Proposal. During that time, Celldex shall have the opportunity to deliver a counterproposal, and AVANT and Celldex shall negotiate with the objective of reaching an agreement that would be superior to the Acquisition Proposal.

        Both parties further agree that:

  •
  Both parties shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than each other) conducted heretofore with respect to any acquisition proposal and shall inform each of its representatives of the restrictions described in this paragraph and instruct each of them to act in a manner consistent with such obligation; and

  •
  Nothing contained in this Agreement shall prevent the Celldex Board or the AVANT board or directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9(f) and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to stockholders.

Additional Agreements

        Under the terms of the merger agreement AVANT has agreed:

  •
  to file, as promptly as practicable after execution of the merger agreement, this proxy statement/prospectus with the SEC, and to prepare and file the registration statement in which the joint proxy statement/prospectus is to be included;

  •
  respond as promptly as reasonably practicable to any comments received from the SEC and to promptly notify Celldex of any comments from the SEC with respect to the proxy statement/prospectus;

  •
  to promptly file any amendments in response to comments from the SEC, and promptly provide Celldex such responses;

  •
  to use commercially reasonable efforts to have the registration statement declared effective by the SEC, and promptly thereafter mail to its stockholders all applicable materials for the stockholders meeting;

  •
  to promptly prepare, file and distribute to stockholders any supplement or amendment to the prospectus, if necessary; and

  •
  to otherwise use commercially reasonable efforts to comply with all requirements of law applicable to the special meeting, registration statement and prospectus.

        In addition, AVANT and Celldex have agreed:

  •
  that Celldex will cooperate with AVANT in connection with preparation and filing of this proxy statement/prospectus;

  •
  that AVANT will provide Celldex with an opportunity to review and comment on this proxy statement/prospectus and any amendments or supplements thereto prior to filing with the SEC and will in good faith consider any comments by Celldex;

  •
  to promptly notify the other party if any information shall be discovered that renders this proxy statement/prospectus untrue or misleading, and AVANT shall disseminate a proper supplement to AVANT's stockholders;

  •
  that AVANT will promptly take all steps necessary to hold and convene its stockholders' meeting, and use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approving the issuance of shares, authorizing the share increase and effecting the reverse stock split; and

  •
  AVANT shall include in this proxy statement/prospectus that its board of directors recommends approving the issuance of shares, authorizing the share increase and effecting the reverse stock split.

Confidentiality

        Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Celldex and AVANT shall each afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the effective time, to all its and its subsidiaries' properties, books, contracts, commitments and records and, during such period, Celldex and AVANT each shall furnish promptly to the other all information concerning its and its subsidiaries' business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality agreement dated August 23, 2007 between AVANT and Celldex.

Regulatory Filings

        Celldex, AVANT and Callisto Merger Corporation shall coordinate and cooperate with one another and shall use all commercially reasonable efforts to comply with all legal requirements and make all filings required by any governmental entity in connection with the merger and related transactions contemplated by the merger. Celldex and AVANT shall prepare and file, if any, (i) the notification and report any forms required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (ii) as promptly as practicable thereafter respond in compliance with any inquiries or requests received from the Federal Trade Commission, the Department of Justice or from any state attorney general, foreign antitrust or competition authority or other governmental authority in connection with antitrust or competition matters. Each of Celldex and AVANT will notify the other party promptly upon the receipt of any comments or responses from any governmental entity or official in connection with any filings made pursuant to the merger agreement and the merger.

Notification of Certain Matters

        Celldex shall give prompt notice to AVANT, and AVANT shall give prompt notice to Celldex, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate, and (ii) any failure of Celldex or AVANT, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; provided, however, that the delivery of any notice pursuant to the merger agreement shall not limit or otherwise affect the remedies available thereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of the merger agreement unless the failure to give such notice results in material prejudice to the other party.

        Each of Celldex and AVANT shall give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the merger or other transactions contemplated by the merger agreement; (ii) any notice or other communication from any governmental authority in connection with the merger or other transactions contemplated by the merger agreement; (iii) any litigation relating to or involving or otherwise affecting Celldex, its subsidiaries or AVANT that relates to the merger or other transactions contemplated by the merger agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, is reasonably likely to become a default under a Celldex contract; and (v) any change that would be considered reasonably likely to result in a material adverse effect, or is likely to impair in any material respect the ability of either Celldex or AVANT to consummate the transactions contemplated by the merger agreement.

Section 16 Matters

        AVANT's board of directors shall adopt resolutions approving the receipt of shares of AVANT common stock by persons who will be directors or officers of AVANT as of the effective time.

Indemnification

        From and after the merger, the surviving corporation will fulfill and honor in all respects the obligations of AVANT which exist prior to the date thereof to indemnify AVANT's present and former directors, officers, employees. The certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages that provide at least as much coverage as set forth in AVANT's certificate of incorporation and bylaws on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the closing date of the merger in any manner that would adversely affect the rights thereunder of individuals who, at the time of the merger, were directors, officers, employees or agents of AVANT, unless such modification is required by law and then only to the minimum extent required by such law.

        From and after the merger, the surviving corporation and Celldex will indemnify and hold harmless, each present and former director or officer of AVANT against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the merger agreement or otherwise pertaining to any action or omission in his or her capacity as a director or officer of AVANT occurring prior to the effective time to the same extent as provided in AVANT's Third Restated Certificate of Incorporation and bylaws for a period of six (6) years after the effective time.

        AVANT shall use commercially reasonable efforts, after consultation with Celldex, to negotiate and secure a "tail" on its existing directors, officers and liability insurance policies for a period of six (6) years, at a total cost not to exceed 300% of last year's annual premium paid by AVANT for such insurance policies, which cost shall be paid by AVANT.

Public Announcements

        AVANT and Celldex shall consult with each other before issuing any press release or otherwise making any public statements with respect to the merger and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, AVANT may comply with any SEC requirements under the Securities Act or Exchange Act which requires any public disclosure, without the consent of Celldex.

Taxes

        AVANT and Celldex shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the time of the merger. AVANT shall pay all such taxes and fees.

Employment and Benefit Matters

        For the 12 month period commencing on the effective time, AVANT agrees to cause the surviving corporation to maintain the compensation levels including health and welfare benefits, but not any stock-based benefits, for the employees of Celldex who remain employed after the effective time at levels which are, in the aggregate, comparable to those in effect as of October 19, 2007. AVANT, at its sole discretion shall decide whether and when to terminate, merge, or continue to maintain any Celldex benefit plans. Provided that Celldex shall maintain Celldex benefit plans (other than stock based plans) at least until the continuing Celldex employees are permitted to participate in AVANT's benefit plans.

Board of Directors of AVANT

        AVANT and Celldex shall cause those members of their respective boards of directors who are not continuing following the closing to resign as of the effective time.

Treatment as Reorganization

        Neither Celldex nor AVANT will, nor will they permit any of their respective subsidiaries to, take any action prior to or after the closing that would reasonably be expected to cause the merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code.

Conditions to the Completion of the Merger

  Conditions to Obligations of Each Party

        The obligations of AVANT and Celldex to effect the transaction are subject to the satisfaction or waiver of various conditions, prior to the effective time, which include the following:

  •
  all approvals of, declarations or filings, with any governmental authority necessary for the consummation of the merger, if any, shall have been obtained or made, including the expiration or termination of waiting period (and any extension thereof) under the HSR Act, if required;

  •
  the authorized share increase and reverse stock split shall have been adopted by the requisite vote of the stockholders of AVANT, in accordance with Delaware law and AVANT's certificate of incorporation and bylaws, and the issuance of shares of AVANT common stock by virtue of the merger shall have been approved by the requisite vote of the stockholders of AVANT under the rules of the NASDAQ Stock Market, Inc. and Delaware law;

  •
  no order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect, nor shall any proceeding brought by any governmental authority seeking any of the foregoing be pending;

  •
  The amendment of the certificate of incorporation effecting the authorized share increase and reverse stock split shall have been filed with the Secretary of State of Delaware and become effective; and

  •
  the shares of AVANT common stock to be issued in the merger and to be reserved for issuance shall have been authorized for listing on the NASDAQ Capital Market or the NASDAQ Global Market.

  Additional Conditions to the Obligations of AVANT

        The obligation of AVANT to effect the merger shall be subject to the satisfaction at or prior to the closing date of each of the following conditions:

  •
  the representations and warranties of Celldex contained in the merger agreement shall be true and correct in all respects on and as of the closing;

  •
  Celldex shall have performed or complied with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger;

  •
  AVANT shall have received evidence of consents, waivers, approvals, authorizations or orders required to be obtained by Celldex;

  •
  there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Celldex or any subsidiary of Celldex having or reasonably likely to have, individually or in the aggregate, a material adverse effect on Celldex;

  •
  AVANT shall have received from each person and entity required an executed lock-up agreement; and

  •
  AVANT shall have received from Lowenstein Sandler PC, counsel to Celldex, an opinion, addressed to AVANT dated as of the effective date of the merger with respect to certain tax matters.

  Additional Conditions to the Obligations of Celldex

        The obligation of Celldex to effect the merger shall be subject to the satisfaction at or prior to the closing date of each of the following conditions:

  •
  the representations and warranties of AVANT contained in the merger agreement shall be true and correct in all respects on and as of the closing;

  •
  AVANT shall have performed or complied with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger;

  •
  there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of AVANT having or reasonably likely to have, individually or in the aggregate, a material adverse effect on AVANT;

  •
  Celldex shall have received from Goodwin Procter LLP., counsel to AVANT, an opinion, addressed to Celldex dated as of the effective date of the merger with respect to certain tax matters.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time before the effective time of the merger, notwithstanding approval thereof by the board of directors of Celldex and AVANT and the stockholders of Celldex, under the following circumstances:

  •
  by mutual written consent duly authorized by the board of directors of Celldex and AVANT;

  •
  by either AVANT or Celldex if the merger shall not have been consummated by March 31, 2008; provided, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the principal cause of or resulted in the failure of the merger to occur on or before such date;

  •
  by either AVANT or Celldex if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action enjoining, restraining or prohibiting the merger;

  •
  by either AVANT or Celldex, if the required approval of the stockholders of AVANT shall not have been obtained by reason of the failure to obtain the requisite vote;

  •
  by AVANT if both it and Callisto Merger Corporation are not in material breach of their respective obligations under the merger agreement, and if (i) any of the representations and warranties of Celldex in the merger agreement are or become untrue or incorrect such that the condition would be incapable of being satisfied by March 31, 2008 or (ii) there has been a breach on the part of Celldex of any of its covenants or agreements in the merger agreement such that the condition would be incapable of being satisfied by March 31, 2008 and, in either such case, such breach has not been cured within 20 business days after Celldex's receipt of written notice of such breach from AVANT;

  •
  by Celldex if it is not in material breach of its obligations under the merger agreement, and if (i) any of the representations and warranties of AVANT in the merger agreement are or become untrue or incorrect such that the condition would be incapable of being satisfied by March 31, 2008 or (ii) there has been a breach on the part of AVANT of any of its covenants or agreements in the merger agreement such that the condition would be incapable of being satisfied by March 31, 2008 and, in either such case, such breach has not been cured within 20 business days after AVANT's receipt of written notice of such breach from Celldex;

  •
  by Celldex, if (i) the board of directors of AVANT shall have withheld or withdrawn its recommendation in favor of the merger; (ii) AVANT enters into an agreement with respect to an Acquisition Proposal; (iii) a tender offer or exchange offer relating to the AVANT common stock and constituting an Acquisition Proposal shall have been commenced by a third party prior to obtaining the AVANT stockholder approval and the AVANT board shall not have recommended that AVANT's stockholders reject such tender or exchange offer within ten (10) business days following commencement thereof or, in the event of any change in the terms of the tender offer, within ten (10) business days of the announcement of such changes (it being understood that, for these purposes, taking no position with respect to acceptance or rejection of such tender or exchange offer by the AVANT's stockholders, shall constitute a failure to recommend rejection of such tender or exchange offer); (iv) AVANT or the AVANT board of directors shall have failed to publicly reaffirm the AVANT board recommendation within 10 business days of receipt of a written request by Celldex to provide such reaffirmation following an Acquisition Proposal; or (v) AVANT publicly announces its intention to do any of the foregoing;

  •
  by AVANT, at any time prior to obtaining the AVANT Stockholder Approval, if the AVANT board of directors has approved and authorized AVANT to enter into a definitive agreement providing for the implementation of a Superior Proposal as long as AVANT simultaneously pays the termination fee required by the merger agreement; or

  •
  by Celldex, if (i) the AVANT board of directors exempts any person other than Celldex from the provisions of Section 203 of the Delaware General Corporation Law unless the AVANT board of directors has determined in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of AVANT; or (ii) if AVANT shall have failed to call, give notice of, convene and hold the AVANT stockholders meeting.

Notice/Effect of Termination

        Any termination of the merger agreement will be effective immediately upon the delivery of written notice of the terminating party to the other parties thereto. In the event of the termination of the merger agreement, the merger agreement shall forthwith become void and there shall be no liability on the part of any party thereto or any of its affiliates, directors, officers or stockholders except that nothing therein shall relieve any party from liability for any willful breach thereof. No termination of the merger agreement shall affect the obligations of the parties contained in the confidentiality agreement.

Fees and Expenses

        Except as set forth in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the merger is consummated.

        AVANT shall pay Celldex a fee of $1,325,000 upon the termination of the merger agreement by Celldex if:

  •
  the board of directors of AVANT shall have withheld or withdrawn its recommendation in favor of the merger;

  •
  the board of directors of AVANT authorizes AVANT to enter into a definitive agreement to implement a superior proposal;

  •
  AVANT fails to convene the stockholders meeting or obtain the requisite stockholder vote to approve the merger.

        AVANT shall pay Celldex a fee of $1,325,000, less any Celldex expenses previously paid, if:

  •
  the merger has not been consummated by March 31, 2008 or AVANT has failed to obtain the requisite stockholder vote to approve the issuance of shares pursuant to the merger agreement; and

  •
  within twelve (12) months of termination, AVANT enters into an agreement with respect to any Acquisition Proposal that is ultimately consummated.

        Celldex shall pay AVANT all reasonable out-of-pocket costs and expenses, including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers, incurred by AVANT in connection with the entering into of the merger agreement and the carrying out of any and all acts contemplated thereunder up to an aggregate maximum amount of $250,000, if AVANT terminates the merger agreement upon a breach of any material covenant or agreement by Celldex.

        AVANT shall pay Celldex all reasonable out-of-pocket costs and expenses, including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers, incurred by AVANT in connection with the entering into the merger agreement and the carrying out of any and all acts contemplated thereunder up to an aggregate maximum amount of $250,000, if Celldex terminates the merger agreement upon a breach of any material covenant or agreement by AVANT.

        The fee payable pursuant to a termination under the merger agreement shall be paid within three (3) business days after the first to occur of the events described above.

Amendment and Waiver

        The merger agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the effective time; provided, however, that, after approval of the merger by the boards of directors of AVANT and Celldex and the stockholders of Celldex, no amendment may be made which by law requires further approval by such stockholders or boards of directors without such further approval. The merger agreement may not be amended except by an instrument in writing signed by the parties thereto.

        At any time prior to the effective time, any party to the merger agreement may, with respect to any other party thereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound.

COMBINED COMPANY MANAGEMENT AFTER THE MERGER

Management and Board of Directors

        Upon consummation of the merger, the board of directors of AVANT will be comprised of eight members. The following table lists the names, ages and positions of individuals designated by AVANT and Celldex and the executive officers of the combined company upon consummation of the merger. The ages of the individuals are provided as of November 15, 2007.

Name	Age	Position
Executive Officers:
Dr. Una S. Ryan	65	Chief Executive Officer of AVANT
Anthony S. Marucci	45	Executive Vice President, Corporate Development
Avery W. Catlin	59	Senior Vice President and Chief Financial Officer
Dr. Tibor Keler	49	Senior Vice President and Chief Scientific Officer
Dr. Thomas Davis	44	Senior Vice President and Chief Medical Officer
Dr. Ronald C. Newbold	45	Senior Vice President, Business Development
Directors:
Charles Schaller	71	Chairman
George O. Elston	43	Director
Herbert J. Conrad	75	Director
Dr. Rajesh B. Parekh	47	Director
Dr. Una S. Ryan	65	Director
Harry Penner	62	Director
Larry Ellberger	59	Director
Karen Shoos Lipton	54	Director

Board of Directors

        Charles Schaller has been a director of Celldex since November 2006 and is the Chairman of the Board of Directors of Celldex. Mr. Schaller has been a Director of Medarex since 1987, and was Chairman of the Medarex Board of Directors from 1987 - 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and, until June 2002, he served as a director of AstroPower, Inc., a publicly traded U.S. manufacturer of photo-voltaic (PV) products. Mr. Schaller is a graduate of Yale University and is a graduate of the program in management development at Harvard Business School.

        Herbert J. Conrad has been a director of Celldex since March 2004, is currently Chief Executive Officer of Sapphire Therapeutics. Mr. Conrad was the former president of Roche Pharmaceuticals in the United States until 1993. He served as chairman of the board of directors of GenVec, Inc. from 1996 to 2003, where he was the Chief Executive Officer from September 1996 to December 1996. He is a co-founder and former member of the board of directors of Reliant Pharmaceuticals. Mr. Conrad has served on the Boards of Dura, UroCor, Sicor, GenVec, and Bone Care International. Mr. Conrad has been a member of the board of directors of Savient Pharmaceuticals since 1994. He received B.S. and M.S. degrees from Brooklyn College of Pharmacy and an honorary Doctorate in Humane Letters from Long Island University.

        Larry Ellberger. Mr. Ellberger has been a director since August 2003. He is a Founder and Principal of Healthcare Ventures Associates, Inc., a consulting firm for the pharmaceutical,

biotechnology and medical device industries. He was most recently Interim Chief Executive Officer of PDI, Inc., a diversified sales and marketing services provider to the biopharmaceutical, medical device and diagnostic industries. From 2000 to 2003, he was Senior Vice President of Powderject plc. He also served as a director of Powderject. Previously, Mr. Ellberger was an employee of W.R. Grace & Co. from 1995 to 1999, serving as Chief Financial Officer from 1996 and Senior Vice President, Strategic Planning and Development from 1995. From 1975 to 1995, Mr. Ellberger held numerous senior executive positions at American Cyanamid Company, serving the last four years as Vice President, Corporate Development. Mr. Ellberger currently serves on the Board of Directors of Omrix BioPharmaceuticals, Inc. and Transpharma, Ltd.

        George O. Elston has been a director of Celldex since March 2004 and is the former Vice President of Finance at EluSys Therapeutics, Inc., a privately held biopharmaceutical company located in New Jersey from May 2000 to September 2007. He was the chief financial officer of Trillium USA from February 1997 to April 2000 and C.R. Bard Inc. from 1991 to 1997. Prior to joining Bard, Mr. Elston was with Price Waterhouse. He received his B.B.A. in accounting from Pace University and is a Certified Public Accountant.

        Karen Shoos Lipton. Ms. Lipton has been a director since May 2001. Ms. Lipton was appointed Chief Executive Officer of the American Association of Blood Banks (dba AABB) in October 1994. Previously she has held senior positions at the American Red Cross since 1984, including Acting Senior Vice President, Biomedical Services (1993-1994) and Secretary and General Counsel (1990-1993). Prior to the American Red Cross, Ms. Lipton was a lawyer in private practice.

        Dr. Rajesh B. Parekh has been a director of Celldex since March 2004 and has been a General Partner at Advent Venture Partners (UK) since 2006. Prior to joining Advent, Dr. Parekh was an Entrepreneur-in-Residence at Abingworth Management Limited (UK) from 2003-2005. Dr. Parekh has also been a Visiting Professor at the University of Oxford. He was a co-founder and served as Chief Scientific Officer and Senior Vice President of Research and Development of Oxford GlycoSciences, plc (UK) from 1988 to 2003. Dr. Parekh was also chairman of Galapagos nv (Belgium) and currently serves on the boards of directors of ten companies including private companies in the United States and Europe and two public European companies. He received his B.A. and D. Phil. degrees in Biochemistry and Molecular Medicine from the University of Oxford.

        Harry H. Penner, Jr. Mr. Penner has been a director since January 1997 and became Chairman of Avant in 2007. He is Chairman and CEO of Nascent BioScience, LLC, a firm which has been instrumental in the founding and development of a number of new biotechnology companies, including Rib-X Pharmaceuticals, Inc., Marinus Pharmaceuticals, Inc., RHEI Pharmaceuticals, Inc., RxGen Inc., and MAK Scientific. He has served as BioScience Advisor to the Governor of the State of Connecticut, and as Chair of the Connecticut Board of Governors of Higher Education, CURE, the Connecticut BioScience Cluster, and the Connecticut Technology Council. From 1993 to 2001, Mr. Penner was President, CEO and a director of Neurogen Corporation. Previously, he served as Executive Vice President of Novo Nordisk A/S and President of Novo Nordisk of North America, Inc. from 1988 to 1993. From 1985 to 1988 he was Executive Vice President and General Counsel of Novo Nordisk A/S. He currently serves on the Boards of Altus Pharmaceuticals, Inc., Ikonisys, Inc., and Marinus Pharmaceuticals and he chairs the Boards of Rib-X Pharmaceuticals, Inc., RHEI Pharmaceuticals, and RxGen, Inc.

        Una S. Ryan, Ph.D. Dr. Ryan has been Chief Executive Officer of AVANT since August 1996 and President, Chief Operating Officer and a director of AVANT since May 1996. Dr. Ryan joined us as Vice President, Research and Chief Scientific Officer in May 1993. She is also Research Professor of Medicine at the Whitaker Cardiovascular Institute of the Boston University School of Medicine. Prior to joining AVANT, Dr. Ryan was Director of Health Sciences at Monsanto Company from January 1990 to November 1992 and Research Professor of Surgery, Medicine and Cell Biology at

Washington University School of Medicine from 1990 to 1993. Dr. Ryan is a member of the Governing Body of Biotechnology Industry Organization's ("BIO") Emerging Companies Section and serves on the Board of BIO and she is the former Chairman of the Massachusetts Biotechnology Council. She is currently a director of Albany Molecular Research, Inc. and IQuum, Inc.

Officers

        Una S. Ryan, Ph.D. Dr. Ryan has been Chief Executive Officer of AVANT since August 1996 and President, Chief Operating Officer and a director of AVANT since May 1996. Dr. Ryan joined us as Vice President, Research and Chief Scientific Officer in May 1993. She is also Research Professor of Medicine at the Whitaker Cardiovascular Institute of the Boston University School of Medicine. Prior to joining AVANT, Dr. Ryan was Director of Health Sciences at Monsanto Company from January 1990 to November 1992 and Research Professor of Surgery, Medicine and Cell Biology at Washington University School of Medicine from 1990 to 1993. Dr. Ryan is a member of the Governing Body of Biotechnology Industry Organization's ("BIO") Emerging Companies Section and serves on the Board of BIO and she is the former Chairman of the Massachusetts Biotechnology Council. She is currently a director of Albany Molecular Research, Inc. and IQuum, Inc.

        Anthony S. Marucci has been Celldex's Acting Chief Executive Officer since October 2007 and its Vice President, Chief Financial Officer, Treasurer and Secretary since May 2003. In addition, he was Treasurer of Medarex from December 1998 to March 2004. Mr. Marucci held a series of senior financial positions at Medarex since December 1998. Mr. Marucci received his M.B.A. from Columbia University.

        Avery W. Catlin. Mr. Catlin joined AVANT in January 2000. Prior to joining AVANT, he served as Vice President, Operations and Finance, and Chief Financial Officer of Endogen, Inc., a public life science research products company, from 1996 to 1999. From 1992 to 1996, Mr. Catlin held various financial positions at Repligen Corporation, a public biopharmaceutical company, serving the last two years as Chief Financial Officer. Earlier in his career, Mr. Catlin held the position of Chief Financial Officer at MediSense, Inc., a Massachusetts-based medical device company.

        Dr. Tibor Keler has been Celldex's Vice President, Research and Discovery and Chief Scientific Officer since May 2003. In addition, he was Senior Director of Preclinical Development and Principal Scientist at Medarex from September 1993 to March 2004. While at Medarex, he was responsible for the development of Celldex's technology and products, as well as for the preclinical development and testing of numerous Medarex products now in Phase II clinical trials. Dr. Keler received his Ph.D. in Microbiology from the University of Pennsylvania.

        Thomas Davis, MD is Vice President of Clinical Development and Chief Medical Officer of Celldex. Dr. Davis was formerly Chief Medical Officer at GenVec, and Senior Director of Clinical Science at Medarex. He has supervised clinical efforts in adult hematologic malignancies and marrow transplantation and therapeutic antibodies at the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI) and worked with Dr. Ron Levy on the development of rituximab and idiotype vaccines at Stanford University.

        Ronald C. Newbold, Ph.D. is Vice President of Business Development of Celldex. Previously, Dr. Newbold was Executive Vice President of Commercial Operations for Sentigen Biosciences (recently sold to Invitrogen), following his prior position as Senior Director of Strategic Research Initiatives at Merck & Company, where he led Merck's Technology Licensing group from 1996-2004. Prior to joining Merck as a medicinal chemist in 1991, Dr. Newbold was a postdoctoral fellow at Harvard University, following doctoral studies in synthetic organic chemistry at the University of Rochester. He received his MBA from Columbia University.

Committees of the Board

        The combined company's board of directors has established three standing committees: the audit committee, the compensation committee and the corporate governance and nominating committee. In addition, after the merger the composition of the committees will change as a result of the resignation of certain existing AVANT directors and the election of four Celldex directors to the combined company's board.

        Audit Committee.    The combined company's audit committee will consist of Larry Ellberger, Harry H. Penner Jr. and George O. Elston, each of whom is a non-employee member of the board of directors. Mr. Ellberger will serve as Chairman of the audit committee. Messrs. Ellberger and Elston qualify as "audit committee financial experts," as that term is defined under the SEC rules implementing Item 301 of Regulation S-K. The board has determined that each member of the combined company's audit committee meets the current independence and financial literacy requirements promulgated by the Securities and Exchange Commission and by the NASDAQ Capital Market. The combined company's audit committee is responsible for preparing such reports, statements or charters as may be required by the NASDAQ Capital Market or federal securities laws, as well as, among other things:

  •
  reviewing the engagement of independent accountants and retaining and terminating the services of independent accountants;

  •
  considering matters relating to accounting policy and internal controls and reviewing the scope of special audits;

  •
  reviewing special financial statements;

  •
  preparing the report that SEC rules require be included in its special proxy statement;

  •
  preparing the report that SEC rules require be included in its special proxy statement;

  •
  overseeing and monitoring its independent registered public accounting firm's qualifications, independence and performance;

  •
  providing the board with the results of its monitoring and recommendations; and

  •
  providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.

        Compensation Committee.    The combined company's compensation committee is composed of Charles Schaller, Rajesh B. Parekh and Harry H. Penner, Jr., each of whom is a non-employee member of the board of directors. Mr. Schaller will serve as Chairman of the combined company's compensation committee. Each member of the combined company's compensation committee qualifies as independent under the definition promulgated by the NASDAQ Capital Market. The compensation committee is responsible for, among other things:

  •
  determining the compensation of the combined company's Chief Executive Officer, (conducting its decision making process with respect to that issue without the Chief Executive Officer present);

  •
  formulating, evaluating and approving the compensation of our directors, other executive officers and key employees; and

  •
  administering the combined company's equity plans.

        Nominating and Corporate Governance Committee.    The combined company's nominating and corporate governance committee is composed of Herbert J. Conrad, Karen Shoos Lipton and Charles Schaller, each of whom qualifies as independent under the definition promulgated by the NASDAQ

Capital Market. Mr. Conrad will serve as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for, among other things, making recommendations to the full board of directors as to the size and composition of the board and to make recommendations as to particular nominees. For all potential candidates, the nominating and corporate governance committee may consider all factors it deems relevant, such as a candidate's personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which the combined company operates, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board, and concern for the long-term interests of the combined company's stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2008 Annual Meeting of stockholders using the procedures set forth in the combined company's bylaws, it must follow the procedures described in the bylaws. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and corporate governance committee, it should submit any pertinent information regarding the candidate to: The Board of Directors, AVANT Immunotherapeutics, Inc., 119 Fourth Avenue, Needham, Massachusetts 02494, Attention: Secretary.

Compensation Committee Interlocks and Insider Participation with Respect to AVANT

        Each member of AVANT's compensation committee after the merger will be an "outside" director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and a "non-employee" director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended. At the effective time of the merger, it is not expected that any of AVANT's executive officers will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on the AVANT board of directors or compensation committee after the merge.

Compensation of AVANT's Board of Directors

        AVANT expects to compensate the members of its board of directors and the committees thereof in accordance with AVANT's current compensation policies. See "Current Management of AVANT and Related Information—Director Compensation" on page 81.

CURRENT MANAGEMENT OF AVANT AND RELATED INFORMATION

Information Regarding the Current Directors and Executive Officers of AVANT

        The following table sets forth the members of the Board of Directors, their ages and the year in which each first became a director.

Directors	Age	Year First Became Director
Una S. Ryan, Ph.D.	65	1996
Harry H. Penner, Jr.	62	1997
Karen Shoos Lipton	54	2001
Larry Ellberger	59	2003
Alf A. Lindberg, M.D., Ph.D.	68	2005

        The following biographical descriptions set forth certain information with respect to the directors and the executive officers who are not directors, based on information furnished to AVANT by each director and executive officer. The following information is correct as of November 15, 2007.

  Directors

        Una S. Ryan, Ph.D. Dr. Ryan has been Chief Executive Officer of AVANT since August 1996 and President, Chief Operating Officer and a director of AVANT since May 1996. Dr. Ryan joined us as Vice President, Research and Chief Scientific Officer in May 1993. She is also Research Professor of Medicine at the Whitaker Cardiovascular Institute of the Boston University School of Medicine. Prior to joining AVANT, Dr. Ryan was Director of Health Sciences at Monsanto Company from January 1990 to November 1992 and Research Professor of Surgery, Medicine and Cell Biology at Washington University School of Medicine from 1990 to 1993. Dr. Ryan is a member of the Governing Body of Biotechnology Industry Organization's ("BIO") Emerging Companies Section and serves on the Board of BIO and she is the former Chairman of the Massachusetts Biotechnology Council. She is currently a director of Albany Molecular Research, Inc. and IQuum, Inc.

        Harry H. Penner, Jr. Mr. Penner has been a director since January 1997 and became Chairman of Avant in 2007. He is Chairman and CEO of Nascent BioScience, LLC, a firm which has been instrumental in the founding and development of a number of new biotechnology companies, including Rib-X Pharmaceuticals, Inc., Marinus Pharmaceuticals, Inc., RHEI Pharmaceuticals, Inc., RxGen Inc., and MAK Scientific. He has served as BioScience Advisor to the Governor of the State of Connecticut, and as Chair of the Connecticut Board of Governors of Higher Education, CURE, the Connecticut BioScience Cluster, and the Connecticut Technology Council. From 1993 to 2001, Penner was President, CEO and a director of Neurogen Corporation. Previously, he served as Executive Vice President of Novo Nordisk A/S and President of Novo Nordisk of North America, Inc. from 1988 to 1993. From 1985 to 1988 he was Executive Vice President and General Counsel of Novo Nordisk A/S. He currently serves on the Boards of Altus Pharmaceuticals, Inc., Ikonisys, Inc., and Marinus Pharmaceuticals and he chairs the Boards of Rib-X Pharmaceuticals, Inc., RHEI Pharmaceuticals, and RxGen, Inc.

        Karen Shoos Lipton. Ms. Lipton has been a director since May 2001. Ms. Lipton was appointed Chief Executive Officer of the American Association of Blood Banks (dba AABB) in October 1994. Previously she has held senior positions at the American Red Cross since 1984, including Acting Senior Vice President, Biomedical Services (1993-1994) and Secretary and General Counsel (1990-1993). Prior to the American Red Cross, Ms. Lipton was a lawyer in private practice.

        Larry Ellberger. Mr. Ellberger has been a director since August 2003. He is a Founder and Principal of Healthcare Ventures Associates, Inc., a consulting firm for the pharmaceutical, biotechnology and medical device industries. He was most recently Interim Chief Executive Officer of PDI, Inc., a diversified sales and marketing services provider to the biopharmaceutical, medical device and diagnostic industries. From 2000 to 2003, he was Senior Vice President of Powderject plc. He also served as a director of Powderject. Previously, Mr. Ellberger was an employee of W.R. Grace & Co. from 1995 to 1999, serving as Chief Financial Officer from 1996 and Senior Vice President, Strategic Planning and Development from 1995. From 1975 to 1995, Mr. Ellberger held numerous senior executive positions at American Cyanamid Company, serving the last four years as Vice President, Corporate Development. Mr. Ellberger currently serves on the Board of Directors of Omrix BioPharmaceuticals, Inc. and Transpharma, Ltd.

        Alf A. Lindberg, M.D., Ph.D. Dr. Lindberg is currently the Chief Executive Officer of Nobel Web AB, the official website of the Nobel Foundation, and is a non-executive Director of Catella Health Care in Sweden, Pharmexa A/S and Curalogic A/S in Denmark and Proteome Sciences plc in the United Kingdom. From 1993 through 2003, he was an adjunct professor in Microbiology at the Karolinska Institutet. In 1995, Dr. Lindberg was appointed Executive Vice President of Research and Development at Pasteur Merieux Connaught (from 2000 Aventis Pasteur, and from 2005 Sanofi Pasteur) in Lyon, France, a position he held until his retirement in 2001. From 1992 to 1995, Dr. Lindberg held the position of Chief Scientific Officer and Head of Research and Development at Wyeth Vaccines in Pearl River, New York. From 1985 to 1993, Dr. Lindberg was a member of the

Nobel Assembly and its Nobel Committee, which selects the Nobel Laureates in Physiology and Medicine, at the Karolinska Institutet. During 1991 and 1992, he was the Secretary of the Medicine Prize and a member of the Board of Directors of the Nobel Assembly.

Director Compensation

        Directors who are not employees of AVANT are each entitled to receive a retainer fee of $20,000 each fiscal year, with the Chairman of the board of directors receiving $30,000. Each board committee Chairman receives an annual additional retainer fee of $5,000 and an option to purchase 2,500 shares of common stock, with the Audit Committee Chairman receiving $10,000 and an option to purchase 5,000 shares of common stock. In addition, each non-employee director is entitled to receive $2,000 for attendance at each meeting in person and $1,000 for each telephonic meeting of the board of directors and $1,000 for attendance at each meeting in person and $500 for each telephonic meeting of a board committee. The AVANT 1999 Stock Option and Incentive Plan provides for annual automatic grants to each independent director of an option to purchase 10,000 shares of common stock with vesting after one year, a ten year term, and an exercise price equal to the fair market value of the common stock on the day of grant. As of January 1, 2008, the current independent directors had the following stock options outstanding: Harry H. Penner, Jr.—100,000, Karen Shoos Lipton—78,500, Larry Ellberger—65,000, and Alf A. Lindberg—40,000.

        This table summarizes the annual cash compensation for AVANT's non-employee directors during 2007.

  DIRECTOR COMPENSATION—2007

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
J. Barrie Ward(2)	2,625		4,785				7,410
Harry H. Penner, Jr.	43,750		8,999				52,749
Peter A. Sears(3)	38,000		10,116				48,116
Karen Shoos Lipton	38,125		9,227				47,352
Larry Ellberger	42,750		10,116				52,866
Alf Lindberg	27,625		8,339				35,964
Francis Cano(4)	30,125		9,227				39,352

(1)
The amounts in the Option Awards column reflect the dollar amounts recognized for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), (excluding the impact of estimated forfeitures related to service-based vesting conditions), for awards pursuant the AVANT 1999 Stock Option and Incentive Plan, and thus may include amounts attributable to awards granted during and before 2007 and 2006. Assumptions made in the calculation of these amounts are included in Note 5 to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2006, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(2)
Dr. Ward resigned from the Board of Directors effective April 17, 2007.

(3)
Mr. Sears resigned from the Board of Directors effective November 26, 2007.

(4)
Dr. Cano resigned from the Board of Directors effective October 16, 2007.

The Board of Directors and Its Committees

        Board of Directors.    AVANT is currently managed by a five member Board of Directors, a majority of whom are independent of our management. During 2007, three memebers of our Board of Directors resigned. Our Board of Directors met eight times in 2007. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors (held during the period for which such directors served on the Board of Directors) and (ii) the total number of meetings of all committees of our Board of Directors on which the Director served (during the periods for which the director served on such committee or committees). Our annual meeting of stockholders is generally held to coincide with one of the Board's regularly scheduled meetings. AVANT does not have a formal policy requiring members of the Board of Directors to attend our annual meetings, although all directors typically attend the annual meeting. Each of the then current directors attended the 2007 annual meeting of stockholders.

        Audit Committee.    The Board of Directors has established an Audit Committee currently consisting of Larry Ellberger, Chairman, Harry H. Penner, Jr., and Karen Shoos Lipton. During 2007, Peter A. Sears and Francis Cano also were members of the Audit Committee prior to their resignations. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of our internal accounting controls. Each member of the Audit Committee is "independent" as that term is defined in the rules of the Securities and Exchange Commission and the applicable NASDAQ listing standards. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board has designated Larry Ellberger as an "audit committee financial expert," as defined under the applicable rules of the Securities and Exchange Commission and the applicable NASDAQ listing standards. The Audit Committee met eight times during 2006. Our Board has adopted an Audit Committee Charter, which is available for viewing at www. avantimmune.com.

        Compensation Committee.    The Board of Directors has established a Compensation Committee currently consisting of Karen Shoos Lipton, Chairman, Harry H. Penner, Jr. and Alf Lindberg. During 2007, Peter A. Sears and Francis Cano also were members of the Compensation Committee prior to their resignations. The primary function of the Compensation Committee is to assist the Board in the establishment of compensation for the Chief Executive Officer and, upon her recommendation, to approve the compensation of other officers and senior employees and to approve certain other personnel and employee benefit matters. The Compensation Committee met four during 2007. Our Board has adopted a Compensation Committee Charter, which is available for viewing at www.avantimmune.com.

        Nominating and Corporate Governance Committee.    The Board of Directors has established a Nominating and Corporate Governance Committee consisting of Karen Shoos Lipton, Chairman, Harry H. Penner, Jr. and Alf Lindberg. The primary function of the Nominating and Corporate Governance Committee is to assist the Board in reviewing, investigating and addressing issues regarding Board composition, policy and structure; membership on Board committees; and other matters regarding the governance of AVANT. The Nominating and Corporate Governance Committee met once during 2007. Our Board has adopted a Nominating and Corporate Governance Charter, which is available for viewing at www.avantimmune.com. Each member of the Nominating and Corporate Governance Committee is "independent" as that term is defined in the rules of the Securities and Exchange Commission and the applicable NASDAQ listing standards.

        The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes (i) the review of requests from Board members, management, members of the Nominating and Corporate Governance Committee, stockholders and other external sources; (ii) meetings from time to time to evaluate biographical information and background material relating to potential candidates to the Board; and (iii) interviews of selected candidates by members of the Committee and the Board. All nominees must have, at a minimum, high personal and professional integrity, exceptional ability and judgment, and be effective in collectively serving the long-term interests of all stockholders. Other qualifications that may be considered by the Committee are described in the Nominating and Corporate Governance Charter.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names and background to the Secretary of AVANT at the address set forth below under "Stockholder Communications." All such recommendations will be forwarded to the Nominating and Corporate Governance Committee, which will review and consider only such recommendations if appropriate biographical and other information is provided, as described below, on a timely basis. All securityholder recommendations for director candidates must be submitted to AVANT not less than 120 calendar days prior to the date on which AVANT's proxy statement was released to stockholders in connection with the previous year's annual meeting, and must include the following information:

  •
  the name and address of record of the securityholder;

  •
  a representation that the securityholder is a record holder of AVANT's securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934;

  •
  the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

  •
  a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in the Nominating and Corporate Governance Committee's written charter;

  •
  A description of any arrangements or understandings between the securityholder and the proposed director candidate; and

  •
  The consent of the proposed director candidate to be named in the proxy statement relating to AVANT's annual meeting of stockholders and to serve as a director if elected at such annual meeting.

        Assuming that appropriate information is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or other persons, as described above and as set forth in its written charter.

Stockholder Communications

        The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, and subject to advice from legal counsel, the Secretary of AVANT is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the Board as he considers appropriate.

        Communications from stockholders will be forwarded to all directors if they relate to important substantive matters or if they include suggestions or comments that the Secretary considers to be important for the Board to know. Communication relating to corporate governance and corporate strategy are more likely to be forwarded to the Board than communications regarding personal grievances, ordinary business matters, and matters as to which AVANT tends to receive repetitive or duplicative communications.

        Stockholders who wish to send communications to the Board should address such communications to: The Board of Directors, AVANT Immunotherapeutics, Inc., 119 Fourth Avenue, Needham, Massachusetts 02494, Attention: Secretary.

Executive Compensation—2007

  Executive Officers

        The following persons are currently executive officers who are not directors of AVANT. Officers are elected annually by the Board of Directors until their successors are duly elected and qualified.

Name of Individual	Age	Position and Office
M. Timothy Cooke, Ph.D.	49	Chief Operating Officer
Avery W. Catlin	59	Senior Vice President, Chief Financial Officer and Secretary
Henry C. Marsh, Jr., Ph.D.	56	Vice President, Research
Taha Keilani, M.D.	52	Vice President, Medical and Regulatory Affairs

        M. Timothy Cooke, Ph.D. Dr. Cooke joined AVANT in August 2004 as Senior Vice President, Commercial Development. In March 2005, he was promoted to Chief Operating Officer. Prior to joining AVANT, he was Chief Executive Officer and a Director of Mojave Therapeutics, Inc., an early stage biopharmaceutical company developing therapeutic vaccines based on heat shock protein technology. Mojave Therapeutics was purchased by Antigenics in July 2004. From 1991 to 2000, Dr. Cooke held a number of marketing and sales positions at the Merck Vaccine Division, most recently as Senior Director, Worldwide Marketing Planning. He was a founding member of Merck Vaccine Division's European and Eastern European operations, negotiated and launched the Aventis Pasteur-MSD European vaccines joint venture and created a new vaccine-focused sales force in the United States. Dr. Cooke holds a Ph.D. in bio-organic chemistry from Columbia University and an MBA from Columbia Business School.

        Avery W. Catlin. Mr. Catlin joined AVANT in January 2000. Prior to joining AVANT, he served as Vice President, Operations and Finance, and Chief Financial Officer of Endogen, Inc., a public life science research products company, from 1996 to 1999. From 1992 to 1996, Mr. Catlin held various financial positions at Repligen Corporation, a public biopharmaceutical company, serving the last two years as Chief Financial Officer. Earlier in his career, Mr. Catlin held the position of Chief Financial Officer at MediSense, Inc., a Massachusetts-based medical device company.

        Henry C. Marsh, Jr., Ph.D. Dr. Marsh joined AVANT as Senior Scientist in 1986 and has been Vice President, Research since May 1998. Prior to joining AVANT, he was employed as a scientist at Abbott Laboratories of North Chicago and the Research Triangle Institute in North Carolina.

        Taha Keilani, M.D. Dr. Keilani joined AVANT in June 2004 as Vice President of Medical and Regulatory Affairs. Prior to joining AVANT, Dr. Keilani had more than eighteen years of clinical research experience in the pharmaceutical and biotechnology industries and in academic research. His clinical development experience has been focused primarily in immunology and chronic inflammatory disease. Previously, he was Medical Director of Clinical Development and Regulatory Affairs at Serono, Inc. where he was project leader on three global development programs. Between 1996 and 2000, he was leading the transplant research and development team at Fujisawa Healthcare, Inc. and before that he was Research Assistant Professor of Medicine at Northwestern University Medical School and VA Lakeside Medical Center in Chicago.

Certain Relationships and Related Transactions

        It is our policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with AVANT's business interest. This policy is included in our Code of Business Conduct and Ethics. All directors and officers of AVANT complete a directors and officers questionnaire at the beginning of each year, in which they are asked to disclose family relationships and other related party transactions. Our Audit Committee must review and approve all related party transactions, as defined in Item 404 of Regulation S-K. Our Audit Committee's procedures for reviewing related party transactions are not in writing. In fiscal 2007, there were no related party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires AVANT's directors, officers and key employees, and persons who are beneficial owners of more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish AVANT with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, and written representations that no other reports were required during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to such persons were satisfied.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers, and employees. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the extent possible that our business is conducted in a consistently legal and ethical manner. Our Code of Business Conduct and Ethics is publicly available on our website at www.avantimmune.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver from a provision of the Code of Business Conduct and Ethics to our directors or executive officers, we will disclose the nature of such amendments or waiver on our website or in a current report on Form 8-K.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview

        We believe that the compensation of our executive officers should focus executive behavior on the achievement of near-term corporate targets as well as long-term business objectives and strategies. We place significant emphasis on pay-for-performance compensation programs, which reward our executives when we achieve certain financial and business goals and create stockholder value. We use a combination of base salary, annual cash incentive compensation programs, a long-term equity incentive compensation program and a broad based benefits program to create a competitive compensation package for our executive management team. We describe below our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer and our other executive officers, who are collectively referred to as our named executive officers.

Administration and Objectives of Our Executive Compensation Program

        The Compensation Committee of the Board of Directors, which is comprised of non-employee directors, is responsible for establishing and administering the policies governing the compensation of AVANT's employees, including salary, bonus and stock option grants. The policy of the Compensation Committee is to compensate our employees with competitive salaries based on their level of experience and job performance. All permanent employees, including executive officers, are eligible for annual bonus awards based on achievement of AVANT's strategic corporate goals, and participation in our stock option program. The bonus awards and stock option grants are made in accordance with the AVANT Performance Incentive Plan and 1999 Stock Option and Incentive Plan. The Compensation Committee is also responsible for the administration of our 2004 Employee Stock Purchase Plan, in which employees participate on a voluntary basis.

        Our compensation committee has designed our overall executive compensation program to achieve the following objectives:

  •
  attract and retain talented and experienced executives

  •
  motivate and reward executives whose knowledge, skills and performance are critical to our success

  •
  provide a competitive compensation package that aligns the interests of our executive officers and stockholders by including a significant variable component which is weighted heavily towards performance-based rewards, based upon achievement of pre-determined goals

  •
  ensure fairness among the executive management team by recognizing the contributions each executive makes to our success

  •
  foster a shared commitment among executives by aligning AVANT's and their individual goals, and

  •
  compensate our executives to manage our business to meet our near-term and long-term objectives

        We use a mix of short-term compensation (base salaries and cash incentive bonuses) and long-term compensation (equity incentive compensation) to provide a total compensation structure that is designed to achieve these objectives. We determine the percentage mix of compensation structures that we think is appropriate for each of our executive officers. In general, the Compensation Committee believes that a substantial percentage of the compensation of our executive officers should be performance based. The Compensation Committee uses its judgment and experience and the recommendations of the chief executive officer (except for her own compensation) to determine the appropriate mix of compensation for each individual.

        In determining whether to adjust the compensation of any one of our executive officers, including our named executive officers, we annually take into account the changes, if any, in the following:

  •
  market compensation levels

  •
  the contributions made by each executive officer

  •
  the performance of each executive officer

  •
  the increases or decreases in responsibilities and roles of each executive officer

  •
  the business needs for each executive officer

  •
  the relevance of each executive officer's experience to other potential employers

  •
  the readiness of each executive officer to assume a more significant role within the organization

        In addition, with respect to new executive officers, we take into account their prior base salary and annual cash incentives, their expected contribution and our business needs. We believe that our executive officers should be fairly compensated each year relative to market pay levels within our industry and that there should also be internal equity among our executive officers.

Executive Compensation Components

        In order to both attract and retain experienced and qualified executives to manage AVANT, the Compensation Committee's policy on executive compensation is to (i) pay salaries which are competitive with the salaries of executives in comparable positions in the biotechnology industry, and (ii) allow for additional compensation upon achievement of goals under the Performance Incentive Plan and through the appreciation of stock-based incentive awards. This policy is designed to have a significant portion of each executive's total compensation be tied to AVANT's progress in order to incentivize the executive to fully dedicate himself or herself to achievement of corporate goals, and to align the executive's interest with those of our stockholders through equity incentive compensation.

        Our executive compensation program is primarily composed of base salary, annual incentive cash compensation payable on an annual basis and equity compensation. In addition, we provide our executives with benefits that are generally available to our salaried employees, including medical, dental, group life and accidental death and dismemberment insurance, short- and long-term disability coverage and our 401(k) plan. Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation to be paid to each of our executives in 2007 based on a number of factors including:

  •
  our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities

  •
  the roles and responsibilities of our executives

  •
  the individual experience and skills of, and expected contributions from, our executives

  •
  the amounts of compensation being paid to our other executives

  •
  our executives' historical compensation at AVANT

        We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element to a greater or lesser extent serves each of our objectives.

        Base salary.    Each executive officer (except the chief executive officer whose performance is reviewed by the Compensation Committee) has an annual performance review with the chief executive officer who makes recommendations on salary increases, promotions and stock option grants to the Compensation Committee. We have historically established base salaries for each of our executives based on many factors, including average salary increases expected in the biotechnology industry in the Boston, Massachusetts area, competition in the marketplace to hire and retain executives, experiences of our Board members and leadership team with respect to salaries and compensation of executives in similarly situated companies in our industry and other similar industries, as well as additional factors which we believe enables us to hire and retain our leadership team in an extremely competitive environment. Our compensation committee annually reviews salary ranges and individual salaries for our executive officers.

        The base salaries paid to our named executive officers are set forth below in the summary compensation table. For the fiscal year ended December 31, 2007, the annual base salaries of our president and chief executive officer, chief operating officer, chief financial officer, senior vice president of research and development, vice president of research and vice president, medical and regulatory affairs were $440,000, $285,000, $251,121, $161,046, $201,899 and $254,719, respectively. These salaries represent an average increase of approximately 5.5% over the 2006 fiscal year base salaries of these executive officers, excluding the senior vice president of research and development who resigned from the Company effective July 31, 2007. The salaries in 2007 were either at or slightly above the average of the salaries paid to persons in comparable positions using an independently prepared 2006 employee compensation survey of over 400 biotechnology companies. We believe that the base salaries paid to our executive officers during our fiscal year ended December 31, 2007 achieve our executive compensation objectives and compare favorably to similarly situated companies.

        Performance Incentive Plan.    We have designed our performance plan program to reward our executive officers upon the achievement of certain annual revenue, cash flow, research, clinical development, regulatory and business development goals, as approved in advance by our compensation committee and the board of directors. The bonus award is based on achievement of AVANT's corporate goals which are set at the beginning of each fiscal year and measured against performance at the end of the year by AVANT in accordance with the Performance Incentive Plan. For 2007, the corporate goals were applicable to all employees, including the executive officers and included (i) overall strategic goals and (ii) goals applicable to our therapeutic programs. The corporate goals were allocated between specific product and financial performance targets. Our performance plan emphasizes pay-for-performance and is intended to closely align executive compensation with achievement of certain operating results and an increase in stockholder value. The compensation committee and the board of directors communicate the bonus criteria to all employees, including the named executive officers, at the beginning of the fiscal year. The performance goals and bonus criteria established by the compensation committee under the Performance Incentive Plan are designed to require significant effort and operational success on the part of our executives and AVANT for achievement. We measure such bonus criteria against actual operating results on an annual basis.

        Equity Compensation.    We also use stock options and equity-based incentive programs to attract, retain, motivate and reward our executive officers. Through our equity-based grants, we seek to align the interests of our executive officers with our stockholders, reward and motivate both near-term and long-term executive performance and provide an incentive for retention. Our decisions regarding the amount and type of equity incentive compensation and relative weighting of these awards among total executive compensation have been based on our understanding of market practices of similarly situated companies and our negotiations with our executives in connection with their initial employment or promotion.

        Our recent practice has been to grant equity-based awards to our executive officers, if any at all, on an annual basis. All such grants are subject to approval by the Compensation Committee at a regularly scheduled meeting during the year. The date of grant and the fair market value of the award are based upon the date of the Compensation Committee meeting approving such grant. When granting stock options, the Compensation Committee considers a number of factors in determining the amount of equity incentive awards, if any, to grant to our executives, including:

  •
  the existing levels of stock ownership among the executive officers relative to each other and to our employees as a whole

  •
  previous grants of stock options to such executive officers

  •
  vesting schedules of previously granted options

  •
  the performance of the executives and their contributions to our overall performance

  •
  an outside survey of stock option grants and restricted common stock awards in the biotechnology industry

  •
  an internally prepared survey of similarly situated biotechnology companies' proxy statements

  •
  personal knowledge of the Compensation Committee members regarding executive stock options and restricted common stock awards at comparable companies

  •
  the impact of stock option awards on our results of operations and

  •
  the amount and percentage of our total equity on a diluted basis held by our executives

        Equity compensation awards to our named executive officers primarily consists of stock option awards. Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price typically for a period of up to ten years, subject to continued employment with AVANT. Stock options are earned on the basis of continued service to us and generally vest over four years, beginning with 25% vesting one year after the date of grant, then pro-rata vesting annually thereafter.

        All historical option grants were made at what our Compensation Committee and board of directors determined to be the fair market value of our shares of our common stock on the respective grant dates. In January 2007, we granted to our president and chief executive officer, chief operating officer, chief financial officer, senior vice president of research and development, vice president of research and vice president, medical and regulatory affairs options to purchase 50,000, 40,000, 25,000, 25,000, 12,000 and 15,000 shares, respectively. In September 2005, November 2004 and September 2003, AVANT also awarded Restricted Stock Units to Dr. Ryan and recorded non-cash deferred compensation amounting to $270,000, $832,000 and $1,104,000, respectively. On September 21, 2006, AVANT's Board of Directors modified these Restricted Stock Units to provide that they vest in their entirety upon the earlier of the sale of AVANT or Dr. Ryan's retirement at or after age 65. We recognize stock-based compensation expense under SFAS 123R using the fair-value based method for all awards granted on or after the date of our adoption and these values have since been reflected in our consolidated financial statements. Accordingly, the extent and value of our stock-based awards to our executive officers and other employees and directors have a direct effect on the calculation of our operating profit margin, a principal component of variable compensation under our performance plan.

        In April 2007, we adopted an equity grant policy for 2007 that formalizes how we grant equity awards by setting a regular schedule for grants, outlining grant approval requirements and specifying how awards are priced. We believe that this policy will enable us to avoid any option backdating issues or concerns that our awards were timed to precede or follow our release or withholding of material non-public information.

Other Benefits

        We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life and accidental death and dismemberment insurance, short- and long-term disability coverage and our 401(k) plan, in each case on the same basis as other employees. We provide a matching contribution under our 401(k) plan.

Summary Compensation Table

Name and Principal Position	Years	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Una S. Ryan, Ph.D. President and Chief Executive Officer	2007 2006	440,000 415,000	— 73,040	— 1,225,000	12,266 26,250	— —	— —	2,700 2,700	454,966 1,741,990
M. Timothy Cooke, Ph.D. Chief Operating Officer	2007 2006	285,000 262,500	— 28,875	— —	117,524 107,199	— —	— —	420 420	402,944 398,994
Avery W. Catlin Senior Vice President and Chief Financial Officer	2007 2006	251,121 241,462	— 21,249	— —	15,615 12,008	— —	— —	2,700 2,680	269,436 277,399
Ronald W. Ellis(5) Senior Vice President, Research and Development	2007 2006	161,046 224,519	— 22,000	— —	78,137 67,534	— —	— —	350 550	239,533 314,603
Henry C. Marsh, Jr., Ph.D. Vice President, Research	2007 2006	201,899 194,134	— 17,084	— —	7,503 7,129	— —	— —	2,504 2,408	211,906 220,755
Taha Keilani, M.D. Vice President, Medical and Regulatory Affairs	2007 2006	254,719 244,923	— 21,553	— —	22,716 18,766	— —	— —	2,520 2,520	279,955 287,762

(1)
The amounts in the Bonus column include annual bonus amounts earned in 2007 and 2006 under the Company's Performance Incentive Plan. The amount of bonus for 2007 is not calculable through the date of this filing. The amount of bonus for 2007 is expected to be determined as of January 15, 2008 and the above table shall be amended in a new filing to reflect the amount.

(2)
This amount relates to the modification during 2006 of prior awards. No new awards were made to Dr. Ryan in 2006. See "Compensation Discussion and Analysis—Executive Compensation Components—Equity Compensation." The amount represents non-cash deferred compensation recognized under SFAS 123R as a result of the modification in September 2006 of Restricted Stock Unit awards made to Dr. Ryan in September 2003, November 2004 and September 2005 to provide that they vest in their entirety upon the earlier of the sale of AVANT or Dr. Ryan's retirement at or after age 65. Insofar as Dr. Ryan reached age 65 in 2006, under SFAS 123R the entire unamortized fair value of the modified awards ($1,225,000) had to be recognized in 2006 even though Dr. Ryan continues to be an executive officer of AVANT.

(3)
The amounts in the Option Awards column reflect the dollar amounts recognized for financial statement purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R), (excluding the impact of estimated forfeitures related to service-based vesting conditions), for awards pursuant the AVANT 1999 Stock Option and Incentive Plan, and thus may include amounts attributable to awards granted during and before 2007 and 2006. Assumptions made in the calculation of these amounts are included in Note 5 to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2006, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

(4)
The amounts listed in the All Other Compensation column includes AVANT's matching contribution to the 401(k) Savings Plan of each named executive officer and premiums paid for life insurance under the Company's nondiscriminatory group plan for each named executive officer.

(5)
Dr. Ellis joined AVANT on January 23, 2006. Dr. Ellis resigned from the Company effective July 31, 2007.

Grants of Plan-Based Awards

        The following table provides information on stock options, restricted stock units and performance stock units granted in 2007 and 2006 to each of AVANT's named executive officers.

GRANTS OF PLAN-BASED AWARDS

Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Market Price on Date of Grant (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Una S. Ryan, Ph.D.	01/05/07		50,000				1.36	1.35	49,195
M. Timothy Cooke, Ph.D.	01/05/07 01/06/06		40,000 100,000				1.36 2.04	1.35 2.08	39,356 152,740
Avery W. Catlin	01/05/07 01/06/06		25,000 25,000				1.36 2.04	1.35 2.08	24,598 38,185
Ronald W. Ellis, Ph.D.	01/05/07 01/23/06		25,000 200,000				1.36 1.93	1.35 1.94	24,598 288,500
Henry C. Marsh, Jr., Ph.D.	01/05/07 01/06/06		12,000 12,000				1.36 2.04	1.35 2.08	11,807 18,329
Taha Keilani, M.D.	01/05/07 01/06/06		15,000 50,000				1.36 2.04	1.35 2.08	14,759 76,370

(1)
The exercise price of the option awards differs from the market price on the date of grant. The exercise price is determined based on the average of the high and low price of AVANT's common stock on the date of grant, while the market price on the date of grant is the closing price of AVANT's common stock on that date.

(2)
The grant date fair value is generally the amount the company would expense in its financial statements over the award's service period, but does not include a reduction for forfeitures.

Outstanding Equity Awards

        The following table sets forth certain information regarding the stock option grants and stock awards to the named executive officers at the end of fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—DECEMBER 31, 2007

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Una S. Ryan, Ph.D.	100,000 100,000 250,000 165,000 80,000 100,000 100,000 —	50,000		$ $ $ $ $ $ $ $	1.97 1.88 1.31 2.41 8.53 2.99 1.14 1.36	02/09/2008 01/04/2009 05/06/2009 01/06/2010 11/17/2010 11/08/2011 01/02/2013 01/05/2017

	895,000	50,000
M. Timothy Cooke, Ph.D.	150,000 12,000 25,000 —	50,000 75,000 40,000		$ $ $ $	1.93 2.08 2.04 1.36	08/02/2014 01/03/2015 01/06/2016 01/05/2017

	187,000	165,000
Avery W. Catlin	200,000 25,000 5,000 12,000 12,000 6,250 —	18,750 25,000		$ $ $ $ $ $ $	2.28 2.99 1.14 2.77 2.08 2.04 1.36	01/05/2010 11/08/2011 01/02/2013 01/02/2014 01/03/2015 01/06/2016 01/05/2017

	260,250	43,750
Henry C. Marsh, Jr., Ph.D.	24,000 15,000 25,000 10,000 10,000 10,000 12,000 10,000 3,000 —	9,000 12,000		$ $ $ $ $ $ $ $ $ $	1.97 1.67 2.41 8.53 2.99 1.14 2.77 2.08 2.04 1.36	02/09/2008 12/09/2008 01/06/2010 11/17/2010 11/08/2011 01/02/2013 01/02/2014 01/03/2015 01/06/2016 01/05/2017

	119,000	21,000
Taha Keilani, M.D.	50,000 12,000 12,500 —	37,500 15,000		$ $ $ $	2.59 2.08 2.04 1.36	06/07/2014 01/03/2015 01/06/2016 01/05/2017

	74,500	52,500

(1)
All options are exercisable in 25% annual increments beginning on the first anniversary of the date of grant.

Option Exercises and Stock Vested

        The following table sets forth certain information regarding the number of shares of restricted stock issued under the AVANT 1999 Stock Option and Incentive Plan that vested in fiscal 2007 and 2006 and the corresponding amounts realized by the named executive officers.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Share Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Una S. Ryan, Ph.D.	—	—	700,000	1,225,000
M. Timothy Cooke, Ph.D.	—	—	—	—
Avery W. Catlin	—	—	—	—
Henry C. Marsh, Jr., Ph.D.	—	—	—	—
Ronald W. Ellis, Ph.D.	—	—	—	—
Taha Keilani, M.D.	—	—	—	—

        In September 2005, November 2004 and September 2003, AVANT awarded Restricted Stock Units to Dr. Ryan and recorded non-cash deferred compensation amounting to $270,000, $832,000 and $1,104,000, respectively. On September 21, 2006, AVANT's Board of Directors modified these Restricted Stock Units to provide that they vest in their entirety upon the earlier of the sale of AVANT or Dr. Ryan's retirement at or after age 65. Dr. Ryan reached age 65 in December 2006.

Employment Agreements

        Dr. Ryan entered into an employment agreement with AVANT (the "agreement"), which was amended and restated as of August 20, 1998, amended as of December 23, 2002, September 18, 2003 and again as of October 19, 2007. The term of the agreement is for 13 months from the effective date of the merger, with rolling automatic one-year extensions. If prior to a change in control (as defined in the AVANT Immunotherapeutics, Inc. 1999 Stock Option and Incentive Plan), Dr. Ryan's employment is terminated by AVANT without cause (as defined in the agreement), Dr. Ryan will be eligible to receive a lump sum amount equal to one year's salary, at the rate then in effect, and continuation of group health plan benefits for a period of up to twelve (12) months. If within a year after a change in control, Dr. Ryan's employment is terminated by AVANT without cause or by Dr. Ryan for good reason (as defined in the agreement), or if a change in control occurs within one (1) year after Dr. Ryan is terminated without cause by AVANT, Dr. Ryan is entitled to receive a lump sum amount equal to three (3) times the base amount (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended) applicable to Dr. Ryan, less one dollar ($1.00). Such severance may be further reduced to the extent necessary to preserve AVANT's tax deduction. Further, if Dr. Ryan's employment is terminated by AVANT without cause or by Dr. Ryan for good reason at any time after the merger, or Dr. Ryan resigns or is terminated by the Company or after the first anniversary of the merger for any reason, AVANT will pay Dr. Ryan a special retirement payment of $1,323,203. In September 2005, November 2004 and September 2003, AVANT also awarded Restricted Stock Units to Dr. Ryan and recorded non-cash deferred compensation amounting to $270,000, $832,000 and $1,104,000, respectively. On September 21, 2006, AVANT's Board of Directors modified these Restricted Stock Units to provide that they vest in their entirety upon the earlier of the sale of AVANT or Dr. Ryan's retirement at or after age 65. Dr. Ryan reached age 65 in December 2006. These units will be settled in shares of common stock of AVANT upon a change in control of AVANT.

        Dr. Cooke entered into a letter agreement with AVANT on June 10, 2004 (the "Letter Agreement"), which provides for AVANT's employment of Dr. Cooke, as a Senior Vice President of

Commercial Development, beginning on June 21, 2004. Under the terms of the Letter Agreement, if (1) there has been a Change of Control of AVANT (as defined in the Letter Agreement) and Dr. Cooke's employment is thereafter terminated by Dr. Cooke for other than Good Reason (as defined in the Letter Agreement), or (2) there has been a Change of Control of AVANT and Dr. Cooke's employment is thereafter terminated for Cause (as defined in the Letter Agreement) by AVANT, death, Disability or Retirement (each as defined in the Letter Agreement), then no benefits shall be payable to Dr. Cooke. If Dr. Cooke's employment is terminated within one (1) year following a Change in Control of AVANT by Dr. Cooke for Good Reason or by AVANT other than for Cause, death, Disability or Retirement, then Dr. Cooke's benefits shall be those described in the Letter Agreement, including the continuance of Dr. Cooke's base salary for 12 months and a 100% vesting of all unvested options. On June 14, 2004 Dr. Cooke's employment terms were amended (the "Amended Letter Agreement") such that AVANT agreed to pay Dr. Cooke six months of severance (at the rate of his final base pay) if Dr. Cooke's employment is terminated by AVANT without cause. This Amended Letter Agreement provides that Dr. Cooke is employed on an at-will basis and also allows for Dr. Cooke to receive health and dental benefits during this severance period. Dr. Cooke has since been promoted to chief operating officer, however, his employment terms pursuant to this Letter Agreement remain the same.

        Mr. Catlin and Dr. Marsh have agreements with AVANT under which each is eligible for a severance payment of twelve months' base salary, continuation of health insurance benefits for twelve months and 100% vesting of all stock option grants in the event of his termination following a change-of-control, as defined in the AVANT Immunotherapeutics, Inc. 1999 Stock Option and Incentive Plan.

Pension Benefits

        None of our named executive officers participate in qualified or nonqualified defined benefit plans sponsored by AVANT.

Nonqualified Deferred Compensation

        None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination of Employment or Change in Control

        Certain of our named executive officers have provisions in their employment agreements regarding severance upon certain termination events or acceleration of stock options in the event of a change of control of AVANT or termination following a change of control. These severance and acceleration provisions are described in "Employment Agreements," and certain estimates of these change of control benefits are provided in the table below.

Una S. Ryan, Ph.D.

        The following table describes the potential payments and benefits upon employment termination for Una S. Ryan, president and chief executive officer, as if her employment terminated as of December 31, 2007, the last business day of our latest fiscal year.

Executive benefits and payments upon termination	Voluntary resignation not for good reason		Voluntary resignation for good reason		Termination by AVANT not for cause	Termination by AVANT for cause	Voluntary termination by the executive for good reason or termination by AVANT without cause in connection with or following change of control
Base salary	$—	(1)	$—	(1)	$440,000	$—	$1,249,000
Equity Awards Acceleration	—		—		—	—	—
Continuation of Health Benefits	—		—		11,128	—	—
Total	$—		$—		$451,128	$—	$1,249,000

(1)
AVANT is only required to pay Dr. Ryan an amount equal to her salary pro-rated for the period of time for which AVANT waives the 60 days prior notice of termination as required under the agreement.

M. Timothy Cooke, Ph.D.

        The following table describes the potential payments and benefits upon employment termination for M. Timothy Cooke, chief operating officer, as if his employment terminated as of December 31, 2007, the last business day of our latest fiscal year.

Executive benefits and payments upon termination	Voluntary resignation not for good reason	Voluntary resignation for good reason	Termination by AVANT not for cause	Termination by AVANT for cause	Voluntary termination by the executive for good reason or termination by AVANT without cause in connection with or following change of control
Base salary	$—	$—	$142,500	$—	$285,000
Equity Awards Acceleration	—	—	—	—	—
Continuation of Health Benefits	—	—	6,108	—	12,216
Total	$—	$—	$148,608	$—	$297,216

Avery W. Catlin

        The following table describes the potential payments and benefits upon employment termination for Avery W. Catlin, chief financial officer, as if his employment terminated as of December 31, 2007, the last business day of our latest fiscal year.

Executive benefits and payments upon termination	Voluntary resignation not for good reason	Voluntary resignation for good reason	Termination by AVANT not for cause	Termination by AVANT for cause	Voluntary termination by the executive for good reason or termination by AVANT without cause in connection with or following change of control
Base salary	$—	$—	$—	$—	$251,121
Equity Awards Acceleration	—	—	—	—	—
Continuation of Health Benefits	—	—	—	—	12,216
Total	$—	$—	$—	$—	$263,337

Henry C. Marsh, Jr., Ph.D.

        The following table describes the potential payments and benefits upon employment termination for Henry C. Marsh, Jr., Ph.D., vice president, research, as if his employment terminated as of December 31, 2007, the last business day of our latest fiscal year.

Executive benefits and payments upon termination	Voluntary resignation not for good reason	Voluntary resignation for good reason	Termination by AVANT not for cause	Termination by AVANT for cause	Voluntary termination by the executive for good reason or termination by AVANT without cause in connection with or following change of control
Base salary	$—	$—	$—	$—	$201,899
Equity Awards Acceleration	—	—	—	—	—
Continuation of Health Benefits	—	—	—	—	12,216
Total	$—	$—	$—	$—	$214,115

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board of Directors was composed at various times during the year by the following six non-employee directors: Messrs. J. Barrie Ward, Francis Cano, Peter A. Sears, Harry H. Penner, Jr. and Alf Lindberg and Ms. Karen Shoos Lipton. None of these Compensation Committee members was an officer or employee of AVANT during the year. Dr. Ward was formerly an employee of AVANT and was a consultant for AVANT until December 31, 2004. Dr. Ward did not participate in actions or discussions with respect to his own compensation. No Compensation Committee interlocks between AVANT and another entity existed.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
AVANT IMMUNOTHERAPEUTICS, INC., NASDAQ MARKET INDEX—U.S.
AND PEER GROUP INDICES

        The graph below compares the cumulative total stockholder return on the common stock for the period from December 31, 2001 through December 31, 2006, with the cumulative return on (i) NASDAQ Market Index—U.S. Companies and (ii) NASDAQ Pharmaceutical Index. The comparison assumes investment of $100 on December 31, 2001 in our common stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05	12/29/06
AVANT Immunotherapeutics, Inc.	$100	$28	$68	$50	$47	$33
Nasdaq Stock Market (U.S.) Index	$100	$69	$103	$112	$115	$126
Nasdaq Pharmaceutical Stock Index	$100	$65	$95	$101	$111	$109

 REPORT OF THE AVANT COMPENSATION COMMITTEE*

        The Compensation Committee of AVANT has reviewed the Compensation Discussion and Analysis with management and based on a review of the Compensation Discussion Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

Compensation Committee
Karen Shoos Lipton, Chairman Harry H. Penner, Jr. Alf Lindberg

*
The foregoing report of the Compensation Committee is not to be deemed "soliciting material" or deemed to be "filed" with the Securities and Exchange Commission (irrespective of any general incorporation language in any document filed with the Securities and Exchange Commission) or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into a document filed with the Securities and Exchange Commission.

AVANT BUSINESS

A.    General

        As used herein, the terms "we," "us," "our," or "AVANT" refer to AVANT Immunotherapeutics, Inc., a Delaware corporation organized in 1983. We are a biopharmaceutical company that uses novel applications of immunology to develop products for the prevention and treatment of diseases. We are developing a broad portfolio of vaccines and immunotherapeutics addressing a wide range of applications including bacterial and viral diseases, food safety and cardiovascular disease. These include single-dose, oral vaccines that protect against important disease-causing infectious agents, a treatment to reduce complement-mediated tissue damage associated with cardiac by-pass surgery, and a novel, proprietary vaccine candidate for cholesterol management. Our strategy is to demonstrate proof-of-concept for our product candidates before leveraging their value through partnerships or, in appropriate situations, continuing late stage development ourselves. Demonstrating proof-of-concept for a product candidate generally involves bringing it through Phase 1 clinical trials and one or more Phase 2 clinical trials so that we are able to demonstrate, based on human trials, good safety data for the product candidate and some data indicating its effectiveness. Our current collaborations encompass the commercialization of an oral human rotavirus vaccine, the development of oral cholera and typhoid fever vaccines and vaccines addressed to human food safety and animal health. Our product candidates address large market opportunities for which we believe current therapies are inadequate or non-existent.

        AVANT's web site is located at http://www.avantimmune.com. On AVANT's web site, investors can obtain a copy of AVANT's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after AVANT files such material electronically with, or furnishes it to, the Securities and Exchange Commission.

        Our focus is on using the power of the immune system to prevent and treat disease. We have assembled a broad portfolio of technologies and intellectual property that we believe will give us a strong competitive position in vaccines and immunotherapeutics. This portfolio includes:

  •
  Cholera-and Salmonella-vectored vaccine delivery technologies;

  •
  patent rights directed to a rotavirus strain;

  •
  our VitriLife® patented drying system for the preservation of proteins, cells, bacteria and viruses;

  •
  technology and patents for complement inhibitors based on sCR1 "TP10"; and

  •
  technology and patents supporting our CETP product candidates, which are aimed at increasing levels of HDL, or "good" cholesterol.

        We currently have three products on the market and four products in clinical development. Our goal is to become a leading developer of innovative vaccines and immunotherapeutics that address health care needs on a global basis. Our success has depended and will continue to depend upon many factors, including our ability and that of our licensees and collaborators to successfully develop, obtain regulatory approval for and commercialize our product candidates. To date, commercial sales have only been generated from Rotarix® and our Megan poultry vaccines. We have had no commercial revenues from sales of our human therapeutic or other human vaccine products and we have had a history of operating losses. It is possible that we may not be able to successfully develop, obtain regulatory approval for or commercialize our product candidates, and we are subject to a number of risks that you should be aware of before investing in AVANT. These risks are disclosed more fully in "Risk Factors."

        AVANT is targeting its efforts where it can add the greatest value to the development of its products and technologies. Our goal is to demonstrate clinical proof-of-concept for each product, and then seek partners to help see those products through to commercialization. This approach allows us to maximize the overall value of our technology and product portfolios while best ensuring the expeditious development of each individual product.

        In February 2007, we licensed a vaccines platform technology from Select Vaccines Limited, an Australian biotechnology company, for the expression of viral disease antigens based on novel virus-like particles. A joint research and development program will initially be focused on the development of vaccines against influenza including both epidemic and pandemic forms of vaccine, with the opportunity to expand the collaboration to other disease targets. We terminated this agreement effective December 31, 2007.

        In January 2003, we acquired the technology and intellectual property portfolio of Universal Preservation Technologies, Inc. ("UPT"), a privately held company based in San Diego, California, and licensed certain patent rights from Elan Drug Delivery Limited (formerly a subsidiary of Elan Corporation plc, now Innovata plc). Through this transaction, AVANT has gained exclusive rights to UPT's VitriLife® process for use in AVANT's oral vaccines and certain other non-injectable applications.

        On December 1, 2000, we acquired Megan Health, Inc. ("Megan"), a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of November 20, 2000 by and among AVANT, AVANT Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, and Megan.

        On August 21, 1998, we acquired Virus Research Institute, Inc. ("VRI"), a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of May 12, 1998 by and among AVANT, TC Merger Corp., a Delaware corporation and our wholly-owned subsidiary, and VRI.

        Using our expertise in immunology, we are building business franchises in three major disease areas: bacterial vaccines, viral vaccines and immunotherapeutics for cardiovascular diseases including cholesterol management. Each of our business franchises addresses large market opportunities for which current therapies are inadequate or non-existent. We have pursued some of these opportunities independently in a highly focused manner. In other cases, we have leveraged the financial support and development capabilities of corporate and public sector partners to bring our development projects to fruition. The research we have so diligently pursued over the past several years has matured into an exciting portfolio of product candidates.

        Our products are derived from a broad set of complementary technologies which have the ability to utilize the human immune system and enable the creation of preventative and therapeutic agents. We are using these technologies to develop vaccines and immunotherapeutics that prevent or treat disease caused by infectious organisms, and treatment vaccines that modify undesirable activity by the body's own proteins or cells. Our products are in various stages of research and development. Below is a table of our currently active programs:

CURRENT PROGRAMS AND PARTNERSHIPS

Technology	Product	Indication/Field	Partner	Status
Bacterial Vaccines
Global Health	CholeraGarde® Ty800	Cholera Typhoid fever	IVI NIH	Phase 2b Phase 2
Travelers'	ETEC	Enterotoxigenic E coli infection	—	Pre-clinical
	Shigella	Dysentery	—	Pre-clinical
	Campylobacter	Campylobacter infection	—	Pre-clinical
Food Safety and Animal Health	Megan®Vac 1 Megan®Egg	Salmonella infection in chicken	Lohmann	Marketed
		Salmonella infection in laying hens and eggs	Lohmann	Marketed
Bacterial Vaccines	Other Food Safety and Animal Health Vaccines	Bacterial contamination of food sources and animal health	Pfizer	Pre-clinical
Viral Vaccines	Rotarix®	Rotavirus infection	GlaxoSmithKline	Marketed
Immunotherapeutics
Cardiovascular Diseases	TP10 CETi	Cardiac by-pass surgery Cholesterol management	— —	Phase 2b Phase 2

B.    Development Strategy

        AVANT's strategy is to utilize our expertise to design and develop vaccines and immunotherapeutics that have significant and growing market potential; to establish governmental and corporate alliances to fund development; and to commercialize our products either through corporate partners or, in appropriate circumstances, by our own direct selling efforts. Our goal is to demonstrate clinical proof-of-concept for each product, and then seek partners to help see those products which we cannot develop ourselves through to commercialization. This approach allows us to maximize the overall value of our technology and product portfolios while best ensuring the expeditious development of each individual product. Implementation of this strategy is exemplified by the following lead programs:

        Rotavirus Vaccine:    Rotavirus is a major cause of diarrhea and vomiting in infants and children. We initiated a Phase 2 efficacy study of an in-licensed oral rotavirus vaccine in 1997. The trial enrolled a total of 215 infants, examined the vaccine's ability to prevent rotavirus disease and assessed the safety of the vaccine. Positive results from the trial showed that approximately 90 percent of the vaccinated infants were protected from rotavirus disease. In 1997, AVANT licensed this rotavirus vaccine to GlaxoSmithKline ("Glaxo") and all of the ongoing development for this program has been conducted and funded by Glaxo. Glaxo gained approval for Rotarix® in Mexico in July 2004, which represented the first in a series of worldwide approvals and commercial launches for the product. Rotarix® is now licensed in over 100 countries worldwide in addition to the European Union market. Glaxo filed for United States market approval in the second quarter of 2007.

        AVANT licensed the Rotarix® technology in 1995 from Cincinnati Children's Hospital Medical Center ("CCH") and owes CCH a license fee of 30% on net royalties received from Glaxo. In May 2005, AVANT entered into an agreement whereby an affiliate of Paul Royalty Fund ("PRF") purchased an interest in the net royalties AVANT will receive on worldwide sales of Rotarix® (see Note 10 of our audited consolidated financial statements).

        Bacterial Vaccines:    AVANT is developing a series of single-dose, genetically-attenuated, live bacterial vaccines to prevent diarrhea and dysentery. These diarrheal vaccines are targeted to address the U.S. and European travelers' market as well as the healthcare requirements of developing countries, where for example the need for cholera and typhoid fever vaccines is particularly acute. We believe that vaccines for the travelers' market are appropriate indications for a small company such as AVANT to pursue independently with our own sales and marketing effort in the United States and with partners outside the United States.

        Development of a safe and effective cholera vaccine is the first step in establishing AVANT's single-dose, oral bacterial vaccine franchise. During 2002, AVANT completed a Phase 2 dose-ranging study with CholeraGarde® in the U.S. which assessed the safety and immunogenicity of this vaccine and supported the start of Phase 2 trials in December 2002 with the International Vaccine Institute ("IVI") in Bangladesh where cholera is endemic. In July 2005, the Bangladesh study results in children and infants showed CholeraGarde® to be well tolerated and highly immunogenic, with 77% of children aged 9 months to 5 years generating protective immune responses. Previously published results showed the vaccine to be well tolerated and immunogenic against the cholera organism in the adult portion of this Bangladesh trial.

        In August 2006, IVI received $21 million in funding from the Bill & Melinda Gates Foundation for a Cholera Vaccine Initiative (CHOVI), which will include conducting further clinical trials of CholeraGarde®, AVANT's cholera vaccine. IVI plans to conduct Phase 2 clinical trials of CholeraGarde® in Bangladesh and India beginning in 2007 followed by Phase 3 field studies. IVI will be purchasing clinical materials produced at AVANT's Fall River, MA manufacturing facility for the trials. We see the initiation of these trials as serving the dual role of addressing a significant health issue in the developing world and advancing development of AVANT's vaccine franchise.

        AVANT is also developing an oral typhoid fever vaccine, Ty800, for global health needs. The National Institute of Allergy and Infectious Disease ("NIAID") of the NIH has funded a Phase 1/2 in-patient dose-ranging clinical trial aimed at demonstrating the safety and immunogenicity of the Ty800 vaccine. NIAID has funded the production of Ty800 vaccine for clinical testing and completed the Phase 1/2 trial at a NIH-funded clinical site. Results showed the single-dose, oral vaccine to be well tolerated and immunogenic, with over 90% of the vaccinated subjects generating immune responses. AVANT initiated its own sponsored Phase 2 trial of Ty800 in July 2007. Enrollment was completed in late September 2007 and results are expected in the first half of 2008.

        Finally, AVANT is developing additional bacterial vaccines against enterotoxigenic E. coli ("ETEC"), Shigella, Salmonella paratyphi and Campylobacter—all important causes of serious diarrheal diseases worldwide. These programs are in pre-clinical development. In the first half of 2008, AVANT expects initiation of a Phase 1 trial of its ETEC vaccine candidate. AVANT's long-term goal is to develop a combination vaccine containing CholeraGarde®, Ty800, Salmonella paratyphi, and ETEC as a "super enteric vaccine" to address the travelers' market.

        BioDefense Vaccines:    The attenuated live bacteria used to create AVANT's single-dose oral vaccines can also serve as vectors for the development of vaccines against other bacterial and viral diseases. In January 2003, AVANT was awarded a subcontract by DVC, LLC (formerly, Dynport Vaccine Company LLC ("DVC")) to develop for the U.S. Department of Defense an oral combination vaccine against anthrax and plague using AVANT's proprietary vaccine technologies. AVANT has received a number of additional subcontract modifications from DVC to support further development and pre-clinical animal testing of vaccine constructs of anthrax and plague vaccine candidates. As a result of AVANT's recent restructuring, the Company will no longer invest its resources in biodefense research and development activities.

        Cardiovascular Programs:    AVANT has developed two cardiovascular programs to the point where we are seeking partners to help see these programs through commercialization which we have chosen not to develop further ourselves.

        Complement Inhibitors—We are developing a new class of immunotherapeutics that inhibits the complement system, a key triggering mechanism for the body's inflammatory response. Medical problems that result from excessive complement activation represent multi-billion dollar market opportunities. These include reperfusion injury, the vascular and tissue damage that occurs following a heart attack, stroke or surgical procedure where the patient's blood supply is shut off and then restored; ischemic injury and humoral rejection following transplantation; and the growth of abnormal blood vessels associated with age-related macular degeneration "AMD."

        AVANT has developed a lead compound, TP10, for cardiac surgery. In February 2006, AVANT reported that a Phase 2b females-only study in 300 women did not meet its primary endpoint, thus confirming the results for female subjects in the previous TP10 trial. AVANT is seeking a corporate partner to complete the development and commercialization of TP10, for male-only cardiac bypass surgery indication, an organ transplantation indication, or an AMD indication.

        Cholesterol Management Vaccine—AVANT has been developing an immunotherapeutic vaccine (CETI) against endogenous cholesteryl ester transfer protein ("CETP"), which may be useful in reducing risks associated with atherosclerosis. CETP is a key intermediary in the balance of HDL (high-density lipoprotein) and LDL (low-density lipoprotein). The vaccine stimulates an immune response against CETP, which may improve the ratio of HDL to LDL cholesterol and reduce the progression of atherosclerosis, which often leads to heart attack.

        In October 2003, AVANT completed the CETi vaccine Phase 2 efficacy study in approximately 200 patients with low levels of HDL cholesterol. The results of the study confirmed that blocking cholesterol transfer could raise HDL levels. In addition, the CETi vaccine worked as designed to elicit anti-CETP antibodies in a high percentage of patients treated, approximately 90%, however, the levels of anti-CETP antibodies were not as high as expected. In pre-clinical testing, AVANT has identified a new adjuvanted formulation for the vaccine that elicits more than a 10-fold increase in anti-CETP antibody titers when compared to the CETi vaccine. AVANT is seeking a corporate partner to complete development and to commercialize the newly formulated CETP vaccine.

        Factors that may significantly harm our commercial success, and ultimately the market price of our common stock, include but are not limited to, announcements of technological innovations or new commercial products by our competitors, disclosure of unsuccessful results of clinical testing or regulatory proceedings and governmental approvals, adverse developments in patent or other proprietary rights, public concern about the safety of products developed by AVANT and general economic and market conditions. See "Risk Factors."

C.    Viral Vaccine Development Programs

  1.
  Rotavirus Vaccine

        We have developed a novel vaccine against rotavirus infection. Rotavirus, a major cause of diarrhea and vomiting in infants, affects approximately 80% of the approximately 4 million infants born each year in the United States. As a result, on an annual basis, about 500,000 infants require medical attention and 50,000 are hospitalized. The economic burden in the United States is estimated at over $1 billion in direct medical and indirect societal costs. We anticipate that in the United States a vaccine against rotavirus disease will become a universal pediatric vaccine. In the rest of the world, rotavirus is a cause of significant infant mortality. We completed Phase 1 clinical trials of the orally delivered live human rotavirus vaccine selected to elicit a broadly protective immune response to the most prevalent strains of rotavirus. During 1997, we completed a Phase 1/2 clinical trial designed to define the optimal vaccine dose and optimal age for immunization. Based on the assessment of the safety and immunogenicity of the vaccine, we initiated a Phase 2 efficacy study in 1997. This trial, conducted at four U.S. medical centers, was designed to examine the vaccine's ability to prevent rotavirus disease and to further study the safety of the vaccine. A total of 215 infants were enrolled in the study and were immunized with the vaccine. In 1998, we announced positive results from this trial, which were published in Lancet in July 1999. The results showed that approximately 90 percent of the vaccinated infants were protected from rotavirus disease and demonstrated a statistical significance at p<0.001. Examination of the safety data revealed that mild fever in a small number of infants was the only side effect significantly more common in the vaccine group than in the placebo group.

        AVANT and Glaxo have collaborated on the development and commercialization of our oral rotavirus vaccine, Rotarix®. As discussed under "F. Collaborative Agreements", with the successful completion of the Phase 2 clinical trial and the development by Glaxo of a viable manufacturing process, Glaxo has assumed financial responsibility for all subsequent clinical and development activities and paid us an initial milestone payment of $500,000. Glaxo completed Phase 1/2 bridging studies in over 6,500 infants in Europe, Latin America and Asia using the two-dose oral Rotarix® vaccine. Glaxo initiated global Phase 3 clinical trials of Rotarix® in the third quarter of 2003 and AVANT recognized a $1.0 million milestone payment. AVANT licensed-in the Rotarix® technology in 1995 and owes a license fee of 30% to CCH on net royalties received from Glaxo. AVANT is obligated to maintain a license with CCH with respect to the Glaxo agreement.

        Glaxo gained approval for Rotarix® in Mexico during 2004, which represented the first in a series of worldwide approvals and commercial launches for the product. During 2005, Glaxo launched Rotarix® in additional Latin American countries as well as Asia Pacific countries, and they filed for market approval with the European regulatory authorities, which triggered a $2 million milestone fee payable to AVANT, which was paid in January 2005. In February 2006, the European Commission granted approval of Rotarix® in the European Union, which triggered a $4 million milestone payment from Glaxo, 50% of which is creditable against future royalties. Assuming product development and commercialization continues satisfactorily, we may receive an additional milestone payment totaling $1.5 million upon market approval of Rotarix® by U.S. regulatory authorities. Rotarix® is now licensed in over 100 countries worldwide in addition to the European Union market. Glaxo filed for U.S. market approval in the second quarter of 2007.

        In May 2005, AVANT entered into an agreement whereby an affiliate of PRF purchased an interest in the net royalties AVANT will receive on worldwide sales of Rotarix® (see Note 10 of our audited consolidated financial statements). Under the PRF agreement, AVANT retains 50% of the $4 million milestone payment from Glaxo for the European Commission approval discussed above and of any future Glaxo milestone payments, with the balance payable to PRF and CCH.

        Royalty rates on Rotarix® escalate from 7% to 10% based on net product sales in countries that have valid patent protection. These royalty rates are discounted by 30% for "non-patent" countries (primarily international markets). In September 2006, AVANT received notice from Glaxo that Glaxo would begin paying royalties on sales of Rotarix® vaccine at the lower of the two royalty rates under their 1997 license agreement. Glaxo's decision to pay the lower royalty rate (which is 70% of the full rate) is based upon Glaxo's assertion that Rotarix® is not covered by the patents Glaxo licensed from AVANT in Australia and certain European countries.

  2.
  Virus-Like Particles

        In February 2007, AVANT entered into a research and development partnership with Select Vaccines Limited ("Select Vaccines"), an Australian biotechnology company, focused on the use of

Select Vaccines' virus-like particles ("VLPs") as a platform technology for the development of viral vaccines. Research and development efforts targeted the development of vaccines against influenza including both epidemic and pandemic forms of vaccine. In preclinical studies, Select Vaccines demonstrated proof-of-principle for expressing vaccine antigens on Select Vaccines VLPs with approximately 10 different antigens. On November 1, 2007, AVANT notified Select Vaccines that, effective December 31, 2007, AVANT for strategic reasons was exercising its rights to terminate its Collaboration and License Agreement with Select Vaccines.

  3.
  Therapore®

        AVANT has been developing a proprietary immunotherapeutic delivery system for the prevention and/or treatment of infectious diseases and some forms of cancers. In 1998, we received a non-exclusive license from the NIH to further secure our Therapore®technology rights. We have conducted pre-clinical research to evaluate this system for the treatment of persistent viral infections, such as Hepatitis B, Hepatitis C, HIV and some forms of cancer.

        AVANT entered into a collaborative agreement for Walter Reed Army Institute of Research ("WRAIR") to fund and perform the first human clinical trial of a Therapore®-based product, a vaccine candidate under development by the U.S. Army against HIV. This HIV clinical trial of a Therapore®-component generated preliminary results that showed the vaccine candidate to be well tolerated. However, AVANT has received notice that WRAIR is not pursuing further development of the Therapore®-based product because two other products in development at WRAIR have advanced further with better clinical outcomes. We have suspended all in-house development efforts on Therapore®.

D.    Bacterial Vaccine Development Programs

Overview

        Modern biotechnology offers great potential for improving health conditions worldwide. New vaccine technologies, in particular, can provide avenues to disease prevention and treatment with notable advantages over drugs in terms of patient compliance and cost. They also offer strategies to solve global health problems, to protect both civilians and the military from biowarfare threats, and to increase the safety of our food supply. Our goal is to become a leading developer of innovative vaccines that address health care needs on a global basis. In this regard, we acquired VitriLife®, a new technology with the potential to reduce manufacturing costs and improve product stability, eliminating the need for vaccine refrigeration. With this technology and our Cholera- and Salmonella-vectored delivery technologies, named VibrioVec® and SalmoVec®, we can now develop a new generation of bacterial vaccines that have an ideal product profile: safe and effective, oral, single-dose, rapidly protective with temperature stable products.

        AVANT is developing a series of single-dose, genetically-attenuated, live bacterial vaccines to protect travelers and endemic populations from diarrhea and dysentery. AVANT's single-dose oral vaccine technology is currently addressed to serious bacterial diseases, but combines the advantages of rapid onset of protection with the flexibility to address a variety of different causes of disease. The attenuated live bacteria used to create these vaccines can also serve as vectors for the development of vaccines against other bacterial and viral diseases. By engineering key disease antigens into the DNA of the vector organisms, AVANT can extend the protective ability of its single-dose oral vaccines to a wide variety of illnesses. Thus, our vector technologies may prove useful for improving and expanding America's vaccine arsenal against microbial agents used in war or terrorist attacks. AVANT has also partnered with Pfizer Inc ("Pfizer"), who will apply AVANT's vaccine technology to animal health and human food safety markets.

        In November 2004, we opened our 11,800 square foot vaccine manufacturing facility in Fall River, Massachusetts to support the clinical development of our portfolio of bacterial vaccines, including vaccines for biodefense, as well other next-generation bacterial vaccines for clinical trials and eventually commercial sale. In November 2005 and December 2006, we leased an additional 2,500 square feet and 1,900 square feet, respectively, of space at the Fall River facility. This facility will also implement our VitriLife® preservation technology. AVANT plans to utilize VitriLife®, a proprietary technology that confers thermostability to live bacterial vaccines, at the Fall River manufacturing facility for its bacterial vaccines.

  1.
  Global Health

        AVANT's oral, bacterial vaccine technology can address the healthcare requirements of developing countries, where, for example, the need for cholera and typhoid vaccines is particularly acute. These vaccine technologies may provide avenues to disease prevention and treatment with notable advantages over drugs in terms of ease of use, patient compliance, thermostability and cost. Thus, they may offer strategies to solve global health problems.

        CholeraGarde® Vaccine:    We are developing an attenuated form of the bacterium Vibrio cholerae as a potential cholera vaccine. In several Phase 1/2 clinical studies, single oral doses of the cholera vaccine, CholeraGarde® (or Peru-15), were administered to more than 75 human subjects and shown to be safe, immunogenic and protective against infection with the virulent organism. In 1999, we announced the collaboration on a Phase 2b clinical trial of the Peru-15 vaccine with WRAIR and the NIH. AVANT and the NIAID of the NIH also signed a Clinical Trial Agreement that allowed for the clinical evaluation of the Peru-15 vaccine formulation at CCH. AVANT and WRAIR have successfully manufactured clinical supplies of the vaccine at WRAIR's facility for use in the study.

        The Phase 2b trial, which began in October 2000 at CCH, tested the safety, immunogenicity and protective capacity of the vaccine against a challenge with live virulent cholera. Results of the study demonstrated the ability of AVANT's vaccine candidate, CholeraGarde®, to provide complete protection against the trial's primary endpoint, moderate and severe diarrhea. During 2002, AVANT completed a Phase 2 dose-ranging study with CholeraGarde® to assess the safety and immunogenicity of this vaccine and supported the start of trials in December 2002 with the IVI in Bangladesh where cholera is endemic.

        In January 2004, we announced positive preliminary results of the adult portion from the Phase 2 clinical trial of CholeraGarde® in Bangladesh. In 70 adult patients, enrolled as part of this ongoing study that is assessing the safety and immunogenicity of the vaccine in adults prior to moving into progressively younger pediatric populations, vaccination with the single-dose, oral cholera vaccine was well tolerated. Moreover, over 70% of the vaccinated adults responded with a favorable immune response. In July 2005, the Bangladesh study results in children and infants showed CholeraGarde® to be well tolerated and highly immunogenic, with 77% of children aged 9 months to 5 years generating protective immune responses. These results showed the vaccine to be consistently well tolerated and immunogenic against the cholera organism in all portions of this trial.

        In July 2005, AVANT reported that it and Harvard Medical School would receive approximately $500,000 from the National Institutes of Health to apply AVANT's VitriLife® formulation to CholeraGarde®. Work on this grant was completed in April, 2007. In the future, AVANT plans to utilize VitriLife®, a proprietary technology that confers thermostability to live bacterial vaccines, and other drying and preservation technologies at the Fall River facility for its other bacterial vaccines.

        In August 2006, IVI received $21 million in funding from the Bill & Melinda Gates Foundation for a Cholera Vaccine Initiative ("CHOVI"), which will include conducting further clinical trials of CholeraGarde®, AVANT's cholera vaccine. IVI plans to conduct Phase 2 clinical trials of CholeraGarde® in Bangladesh and India beginning in 2007 followed by Phase 3 field studies. IVI will be purchasing clinical materials produced at AVANT's Fall River, MA manufacturing facility for the trials. We see the initiation of these trials as serving the dual role of addressing a significant health issue in the developing world and advancing development of AVANT's vaccine franchise.

        AVANT has decided to focus only on the fully-funded opportunity for CholeraGarde® in the developing world. AVANT has determined that the high clinical costs of our own Phase 3 clinical trials in the United States and the investment in a commercial manufacturing facility are not justified by the limited market opportunities for a cholera vaccine in developed countries at this time. This decision frees up both financial and manufacturing resources for our Ty800 and ETEC programs, as well as our new influenza vaccine program.

        Ty800 Typhoid Fever Vaccine:    AVANT has developed an oral vaccine to offer rapid, single-dose protection against Salmonella typhi, the cause of typhoid fever. The NIAID and AVANT have entered into a cooperative agreement for the NIAID to conduct a Phase 1/2 in-patient dose ranging clinical trial aimed at demonstrating the safety and immunogenicity of the Ty800 typhoid fever vaccine. NIAID has funded the production of Ty800 vaccine for clinical testing and completed the Phase 1/2 trial at a NIH-funded clinical site. Results showed the single-dose, oral vaccine to be well tolerated and immunogenic, with over 90% of vaccinated subjects generating immune responses. AVANT initiated its own sponsored Phase 2 trial of Ty800 in July 2007. Enrollment was completed in late September 2007 and results are expected in the first half of 2008.

  2.
  Travelers' Vaccines

        With our acquisition of Megan in 2000, AVANT gained access to technologies for developing vaccines against Campylobacter and ETEC. When combined with our existing Shigella vaccine program, AVANT now has a number of travelers' vaccine programs in pre-clinical development—all addressing important causes of serious diarrheal diseases worldwide. AVANT is presently developing bacterial vaccines against ETEC, Shigella, Salmonella paratyphi and Campylobacter—all important causes of serious diarrheal diseases worldwide. In April 2005, AVANT was awarded a Phase I SBIR grant to support the development of a live attenuated salmonella vaccine against Campylobacter from the NIAID. The NIAID award provided approximately $107,000 in funding and work was completed by AVANT during the second quarter of 2006. In the first half of 2008, AVANT expects initiation of a Phase 1 trial of its ETEC vaccine candidate. AVANT's long-term goal is to develop a combination vaccine containing CholeraGarde®, Ty800, S. paratyphi and ETEC as a "super enteric vaccine" to address the travelers' market.

  3.
  BioDefense Vaccine Programs

        The attenuated live bacteria used to create AVANT's single-dose oral vaccines also can serve as vectors for the development of vaccines against other bacterial and viral diseases.

        In January 2003, AVANT was awarded a subcontract by DVC to develop for the U.S. Department of Defense (the "DoD") an oral combination vaccine against anthrax and plague using AVANT's proprietary vaccine technologies. AVANT has received a number of additional subcontract modifications from DVC to support further development and pre-clinical animal testing of vaccine constructs of anthrax and plague vaccine candidates. Total contract funding awarded by DVC now totals approximately $12 million. Payments under the subcontract agreement are made on a time and materials basis and receipt of the full amount is conditioned upon the project being fully funded through completion and AVANT performing and continuing to demonstrate that it has the capability to perform the funded work. As a result of AVANT's recent restructuring, the Company will no longer invest its resources in biodefense research and development activities.

        Through September 30, 2007, AVANT had received approximately $9.7 million in payments under the subcontract agreements, all of which relate to approved subcontract awards. These agreements expire in 2007.

  4.
  Animal Health and Food Safety Vaccine Programs

        On December 1, 2000, AVANT acquired all of the outstanding capital stock of Megan, a company engaged in the discovery and development of human and animal vaccines using patented gene modification technologies. In connection with our acquisition of Megan, we entered into a licensing agreement with Pfizer whereby Pfizer has licensed from us Megan's technology for the development of animal health and food safety vaccines. In accordance with this agreement, Megan's existing poultry health and food safety products fall outside the Pfizer collaboration.

        In addition to developing proprietary and patented bacterial gene technologies, Megan has commercialized three veterinary vaccines; ArgusTM SC, licensed by the United States Department of Agriculture ("USDA") in March 1998 and marketed by Intervet, Inc., and Megan®Vac 1 and Megan®Egg, licensed by the USDA in November 1998 and 2003, respectively, and currently marketed by Lohmann Animal Health International ("LAHI").

        Megan®Vac 1:    Megan®Vac 1 is a double gene-deleted modified vaccine for use in chickens for protection against multiple species and/or strains of Salmonella bacteria. The vaccine is administered to chicks at the hatchery in a spray cabinet with a field boost generally given at around two weeks of age. The objective of the vaccine is to eliminate or reduce the overall load of Salmonella spp. in the bird and environment, thus reducing bacteria levels on broiler carcasses in the processing plant. While the reduction of Salmonella spp. in the broiler may provide some direct health benefit to the chicken, the primary purpose of the vaccine is to increase food safety. Megan®Vac 1 is also registered in New Zealand. Registration activities are underway for Australia, South Korea, Canada, Israel, Turkey, Egypt and the Dominican Republic.

        Megan®Egg:    Megan®Egg is from the same master seed as Megan®Vac 1 with titer, dosage recommendations, and product configuration specifically targeting the layer (commercial table-egg pullets) and breeder hen markets. Pullets generally receive three vaccinations during the growing period and are protected throughout the lay period without further vaccination. In the case of table-egg layers and breeder hens, the primary objective is elimination or reduction of Salmonella enteritidis levels in the eggs, birds, and poultry houses.

        Because AVANT's focus is on human health care, in September 2002 we appointed LAHI as the exclusive distributor of our Megan Health poultry vaccines in North America. LAHI, an established animal health company, has taken over marketing and distribution of Megan's currently marketed products for the commercial poultry market.

E.    Immunotherapeutic Programs

  1.
  Complement Inhibitors

        We have been developing a new class of immunotherapeutics that inhibit a part of the immune system called the complement system. The complement system is a series of proteins that are important initiators of the body's acute inflammatory response against disease, infection and injury. Excessive complement activation also plays a role in some persistent inflammatory conditions. Our lead compound, TP10, a soluble form of naturally occurring Complement Receptor 1, has effectively shown to inhibit the activation of the complement cascade in animal models and in human clinical trials. We believe that regulating the complement system could have therapeutic and prophylactic applications in several acute and chronic conditions, including reperfusion injury from surgery or ischemic disease, organ transplant, multiple sclerosis, rheumatoid arthritis, age-related macular degeneration ("AMD"), and myasthenia gravis. Medical problems that result from excessive complement activation represent multi-billion dollar market opportunities. In the United States, several million people are afflicted with these complement-mediated conditions.

        We elected to develop and commercialize TP10 for cardiac surgery. The objective of our clinical studies was to assess the ability of TP10 to mitigate the injury to the heart, brain and other organs that occurs when patients are placed on cardiopulmonary bypass ("CPB") circuits, thus potentially improving post-operative outcomes. In February 2002, AVANT announced that TP10 had not achieved a significant reduction in the primary endpoint of death, myocardial infarction, prolonged intubation or prolonged intra-aortic balloon pumping following preliminary analysis of a Phase 2 adult cardiac surgery trial conducted in 564 patients. However, further analysis of the study data demonstrated an important treatment benefit in male patients participating in the trial, with no significant treatment benefit observed in female patients. Adverse events reported following treatment with TP10 were generally similar to those seen in placebo treated patients and were said by investigators to be routinely observed following cardiopulmonary bypass. The important treatment benefits seen in the male population were directly related to morbidity and mortality and the benefit seen was highly significant. Results of this Phase 2 adult trial were presented at the American Heart Association's Annual Meeting in November 2003 and were published in Circulation in September 2004.

        In February 2004, AVANT announced plans to start a Phase 2b double-blind, placebo-controlled trial of TP10 in approximately 300 women undergoing cardiopulmonary by-pass surgery. The trial was designed to examine the effect of TP10 versus placebo at approximately 30 sites throughout the United States. The goals of the trial were to determine the efficacy of TP10 in women undergoing cardiac surgery, as well as augment the safety data for that patient population to allow for the design of a subsequent registration-directed trial. In February 2006, AVANT reported that the females-only study did not meet the primary endpoint, thus confirming the results for female subjects in the previous TP10 trial. AVANT is seeking a corporate partner to complete the development and commercialization of TP10, for a male-only cardiac bypass surgery indication, an organ transplantation indication, or an AMD indication.

        In addition to TP10, AVANT has identified other product candidates to inhibit activation of the complement system. The lead candidate under research evaluation is a form of sCR1 ("TP10") that has been modified by the addition of sialyl Lewis x ("sLex") carbohydrate side chains yielding sCR1sLe x. sLex is a carbohydrate which mediates binding of leukocytes including neutrophils to selectin proteins. Selectin-mediated binding of neutrophils to activated endothelial cells is a critical event in inflammation. We have confirmed the presence of the desired carbohydrate structures and confirmed the presence of both anti-complement and selectin-binding functions in in vitro experiments. Research results published in the July 1999 issue of Science showed that the sCR1sLe x molecule, which simultaneously blocks complement activation and cell-mediated inflammatory events, can significantly limit damage to cerebral tissue in a mouse model of ischemic stroke. sCR1sLe x may be effective in complement- and selectin-dependent indications such as stroke and myocardial infarction. We believe that sCR1sLe x has the ability to target the complement-inhibiting activity of sCR1 to the site of inflammation and, at the same time, inhibit the leukocyte/endothelial cell adhesion process.

        AVANT plans to seek partnering arrangements to capture the value inherent in the complement inhibitor programs and their strong intellectual property. AVANT can offer a worldwide license for all fields as a part of such a partnership arrangement.

  2.
  Cholesterol Management Vaccine

        We are developing an immunotherapeutic vaccine against endogenous cholesteryl ester transfer protein ("CETP"), which may be useful in reducing risks associated with atherosclerosis. CETP is a key intermediary in the balance of HDL and LDL. We are developing this vaccine ("CETi") to stimulate an immune response against CETP which we believe may improve the ratio of HDL to LDL cholesterol and reduce the progression of atherosclerosis. We have conducted preclinical studies of rabbits which had been administered the CETi vaccine and fed a high-cholesterol, high-fat diet. In these studies, vaccine-treated rabbits exhibited reduced lesions in their blood vessels compared to a control group of untreated rabbits which developed significant blood vessel lesions. These studies have demonstrated, in animal models, the ability of CETi vaccine to elevate HDL and reduce the development of blood vessel lesions.

        Atherosclerosis is one of the leading causes of morbidity and mortality in the United States and most of the Western world. Current pharmacologic treatments require daily administration and can result in high costs and poor patient compliance. A vaccine directed at lowering CETP activity, such as the one we are developing, may offer several advantages over conventional approaches, including requiring less frequent dosing, lower costs, reduced side effects, and improved patient compliance.

        In 1996, the NIH awarded us a $100,000 Phase I SBIR grant for the development of a novel transgenic rat atherosclerosis model, affording better comparison to human atherosclerosis. In early 1997, the NIH awarded us a second $100,000 Phase I SBIR grant to develop a novel plasmid-based vaccine to prevent or treat atherosclerosis. In late 1997, the NIH awarded us a $678,000 Phase II SBIR grant which provided funding over a two year period for the continued development of the novel transgenic rat model of atherosclerosis. In 1998, we received a $96,000 Phase I SBIR grant from the NIH for the development of a novel peptide vaccine to prevent or treat atherosclerosis.

        In June 1999, we initiated a double-blinded placebo controlled, Phase 1 clinical trial of our CETi vaccine in adult volunteers. The object of the study was to demonstrate the safety of single administrations of the vaccine at four different dose levels. AVANT completed the Phase 1 clinical trial in late 2000 and results indicated that the vaccine was very well tolerated in the 48 adult volunteers who participated in the study. The only serious adverse reaction reported during the study (allergic reaction to shower gel) was not related to study medication. There were no differences in the safety profiles of placebo groups and active vaccine groups. In addition there was limited evidence of an immune response in one subject treated with the highest dose. In early 2001, AVANT announced results from a double-blinded placebo controlled extension of the earlier completed Phase 1 trial of the CETi vaccine in healthy adult volunteers receiving a second dose of the vaccine. Results from the extension study showed measurable antibody titers in all dose groups treated with study medication and suggested a dose-response relationship.

        These data were helpful in moving the program forward to a placebo controlled Phase 2 study, which was initiated in August 2001, in approximately 200 patients with low levels of HDL cholesterol. The objectives of the study were to evaluate the safety, immunogenicity and dose-response relationship of the CETi product in patients who received initial immunizations followed by a booster. In October 2003, AVANT completed the CETi vaccine Phase 2 efficacy study. The results of the study demonstrated proof-of-concept in humans, in that high anti-CETP antibodies correlated with increased HDL levels. In addition, the CETi vaccine worked as designed to elicit anti-CETP antibodies in a high percentage of patients treated, approximately 90%, however, the levels of anti-CETP antibodies were not as high as expected.

        AVANT is evaluating the next steps for development of this vaccine. In pre-clinical testing, AVANT has identified a new adjuvanted formulation for the vaccine that elicits more than a 10-fold increase in anti-CETP antibody titers when compared to the CETi vaccine. AVANT is seeking a corporate partner to complete development and to commercialize the newly formulated CETP vaccine.

F.     Collaborative Agreements

        GlaxoSmithKline ("Glaxo"):    In 1997, we entered into an agreement with Glaxo to collaborate on the development and commercialization of our oral rotavirus vaccine. Under the terms of the agreement, Glaxo received an exclusive worldwide license to commercialize our rotavirus vaccine. We were responsible for continuing the Phase 2 clinical efficacy study of the rotavirus vaccine, which was completed in August 1998. Subject to the development by Glaxo of a viable manufacturing process, Glaxo assumed responsibility for all subsequent clinical trials and all other development activities. Glaxo made an initial license payment of $250,000 in 1997 upon execution of the agreement. In

June 1999, we received a milestone payment of $500,000 from Glaxo for successfully completing the Phase 2 clinical efficacy study and establishing a commercially viable process to manufacture the vaccine. Glaxo initiated global Phase 3 clinical trials of Rotarix® in the third quarter of 2003, and AVANT recognized a $1.0 million milestone. Glaxo gained approval for Rotarix® in Mexico during 2004, which represented the first in a series of worldwide approvals for the product. Glaxo filed for market approval with the European regulatory authorities in late 2004, triggering a $2 million milestone fee payable to AVANT. In February 2006, the European Commission granted approval of Rotarix® in the European Union, which triggered a $4 million milestone payment from Glaxo. Assuming product development and commercialization continues satisfactorily, we may receive an additional milestone payment totaling $1.5 million upon market approval of Rotarix® by U.S. regulatory authorities.

        Royalty rates on Rotarix® ramp up from 7% to 10% based on net product sales in countries for which we have valid patent protection. These royalty rates are discounted by 30% for "non-patent" countries (primarily international markets). Our internal commercialization models for Rotarix® suggest a blended royalty rate ranging from mid to high single digits over the next three years. The term of this agreement is through the expiration of the last of the relevant patents covered by the agreement, although Glaxo may terminate the agreement upon 90 days prior written notice. In September 2006, AVANT received notice from Glaxo that Glaxo would begin paying royalties on sales of Rotarix® vaccine at the lower of the two royalty rates under their 1997 license agreement. Glaxo's decision to pay the lower royalty rate (which is 70% of the full rate) is based upon Glaxo's assertion that Rotarix® is not covered by the patents Glaxo licensed from AVANT in Australia and certain European countries.

        AVANT licensed the Rotarix® technology from CCH in 1995 and owes a license fee of 30% to CCH on net royalties received from Glaxo. In May 2005, AVANT entered into an agreement whereby an affiliate of PRF purchased an interest in the net royalties AVANT will receive on worldwide sales of Rotarix® (see Note 10 of our audited consolidated financial statements). Under the PRF agreement, AVANT will retain 50% of future Glaxo milestone payments, with the balance payable to PRF and CCH.

        Pfizer Inc ("Pfizer"):    In connection with our acquisition of Megan in 2000, we entered into a licensing agreement with Pfizer whereby Pfizer licensed Megan's technology for the development of animal health and food safety vaccines. Upon execution of the agreement, Pfizer made an initial license payment of $2.5 million together with a $3 million equity investment. In December 2002, we received a milestone payment of $500,000 from Pfizer as a result of the submission of an application with the USDA for licensure of a food safety vaccine. Under the agreement, we may receive additional milestone payments of up to $3 million based upon attainment of specified milestones. We have received research and development funding from Pfizer through November 2002 totaling $1 million and may receive royalty payments on eventual product sales. The term of this agreement is through the expiration of the last of the patents covered by the agreement. AVANT has no obligations to incur any research and development costs in connection with this agreement.

        On June 1, 2006, AVANT entered into a Collaborative Research and Development Agreement with Pfizer aimed at the discovery and development of vaccines to protect animals. The collaboration will employ vaccine technologies owned by AVANT. Under the agreement, Pfizer and AVANT will conduct a joint research program funded by Pfizer to develop prophylactic and therapeutic vaccines to protect livestock and companion animals from respiratory and enteric diseases. AVANT considers its June 2006 arrangement with Pfizer to be a revenue arrangement with multiple deliverables. AVANT expects to recognize revenue as the research and development service deliverables are completed and delivered to Pfizer.

        DynPort Vaccine Company LLC ("DVC"):    In October 2001, AVANT granted DVC a license for exclusive rights to use certain components of AVANT's anthrax vaccine technology. In October 2001, in connection with the execution of the agreement, AVANT received a $200,000 materials transfer fee. On August 5, 2005, AVANT received notice from DVC of termination of the license agreement, effective

November 5, 2005. Under the agreement, AVANT has received $200,000 in annual license maintenance payments, and milestone payments of $100,000. In June 2003, we were awarded a subcontract by DVC in the amount of $344,000, which covers stability testing of DVC's injectable anthrax vaccine, which is currently in Phase 1 clinical testing. Payments under the subcontract agreement are made on a time and materials basis and receipt of the full amount is conditioned upon the project being fully funded through completion and AVANT performing, and continuing to demonstrate that it has the capability to perform, the funded work. DVC plans to complete the ongoing Phase I clinical trial.

        During 2003, AVANT entered into an agreement with DVC for funding production of the replacement of AVANT's recombinant Protective Antigen ("rPA") clinical materials used by DVC in the Phase I clinical trial described above. Under a separate agreement with the Walter Reed Army Institute of Research ("WRAIR"), AVANT was obligated to provide rPA for a clinical trial. AVANT recorded the $1 million received from DVC as deferred revenue in 2003. In 2004, the agreement with WRAIR was amended and AVANT was no longer obligated to provide rPA. Accordingly, AVANT recognized the previously deferred $1 million as revenue in the first quarter of 2004. DVC, a subsidiary of Computer Sciences Corporation, is chartered with providing an integrated approach for the advanced development of specific vaccines and other products to protect against the threat of biological warfare agents. DVC has a contract with the U.S. Department of Defense for the development of vaccines against certain acute infectious diseases and contagious diseases, initiated under the 1997 Joint Vaccine Acquisition Program.

        In January 2003, AVANT was awarded a subcontract by DVC to develop for the U.S. Department of Defense an oral combination vaccine against anthrax and plague using AVANT's proprietary vaccine technologies. AVANT has received a number of additional subcontract modifications from DVC to support further development and pre-clinical animal testing of vaccine constructs of anthrax and plague vaccine candidates. Total contract funding awarded by DVC now totals approximately $12 million. Payments under the subcontract agreement are made on a time and materials basis and receipt of the full amount is conditioned upon the project being fully funded through completion and AVANT performing and continuing to demonstrate that it has the capability to perform the funded work. As a result of AVANT's recent restructuring, the Company will no longer invest its resources in biodefense research and development activities. Through September 30, 2007, AVANT had received approximately $9.7 million in payments under the subcontract agreements. These agreements expire in 2007.

        Lohmann Animal Health International ("LAHI"):    In September 2002, we appointed LAHI as the exclusive distributor of our Megan Health poultry vaccines in North America. LAHI, an established animal health company, is taking over marketing and distribution of Megan's marketed products for the commercial poultry market. Under the distribution agreement, AVANT receives a percentage of Megan®Vac 1 and Megan®Egg product sales in the form of royalty payments. From the inception of the agreement to December 31, 2006, AVANT has received approximately $588,700 in royalties under the agreement. Royalties received in 2006, 2005 and 2004 were $116,595, $126,598 and $177,685, respectively. The initial term of the agreement is five years with automatic extensions thereafter unless the agreement is terminated by either party.

        Inflazyme Pharmaceuticals Ltd. ("Inflazyme", formerly AdProTech, Ltd ("AdProTech")):    In March 2004, AVANT granted a license to AdProTech for non-exclusive rights to use certain components of its intellectual property surrounding complement inhibition. In April 2004, AVANT received an initial license payment of $1 million from AdProTech and AdProTech was acquired by Inflazyme which assumed the license. AVANT has no continuing involvement or obligation under this license agreement, thus it recognized the $1 million as revenue during the first quarter of 2004. Under the agreement, AVANT is entitled to annual license fees, milestone payments of up to $13.5 million in the aggregate and royalties on eventual product sales. AVANT has no obligations to incur any research and development costs in connection with this agreement.

        Select Vaccines Limited ("Select Vaccines"):    In February 2007, AVANT entered into a research and development partnership with Select Vaccines Limited, an Australian biotechnology company, focused on the use of Select Vaccines' virus-like particles ("VLPs") as a platform technology for the development of viral vaccines. Research and development efforts targeted the development of vaccines against influenza including both epidemic and pandemic forms of vaccine. Under the terms of the agreement, AVANT made an upfront equity investment in Select Vaccines and initially committed to fund influenza vaccine research and development for two years, as well as provide payments to Select Vaccines for the achievement of specific preclinical and clinical development milestones. Select Vaccines would also be eligible to receive royalties based on net sales of any approved products arising out of this collaboration that are successfully marketed.

        On November 1, 2007, AVANT notified Select Vaccines that, effective December 31, 2007, AVANT for strategic reasons was exercising its rights to terminate its Collaboration and License Agreement with Select Vaccines.

        We depend on our collaborative relationships and may enter into more of them in the future. Some of the above referenced agreements give our collaborator substantial responsibility to commercialize a product and to make decisions about the amount and timing of resources that are devoted to developing and commercializing a product. As a result, we do not have complete control over how resources are used toward some of our products.

        In addition, some of these agreements relate to products in the early stages of research and development. Others require AVANT and our collaborator to jointly decide on the feasibility of developing a particular product using our technologies. In either case, these agreements may terminate without benefit to us if the underlying products are not fully developed. Moreover, once specific products are chosen for development, the agreements relating to them may require AVANT to meet specified milestones, to invest money and other resources in the development process or to negotiate additional licenses and other agreements, which may not be possible or advantageous. If we fail to meet our obligations under those agreements, they could terminate and we might need to enter into relationships with other collaborators and to spend additional time, money, and other valuable resources in the process.

        Moreover, we cannot predict whether our collaborators will continue their development efforts or, if they do, whether their efforts will achieve success. Many of our collaborators face the same kinds of risks and uncertainties in their business that we face. A delay or setback to a collaborator will, at a minimum, delay the commercialization of any affected products, and may ultimately prevent it. Moreover, any collaborator could breach its agreement with us or otherwise not use best efforts to promote our products. A collaborator may choose to pursue alternative technologies or products that compete with our technologies or products. In either case, if a collaborator failed to successfully develop one of our products, we would need to find another collaborator. Our ability to do so would depend upon our legal right to do so at the time and whether the product remained commercially viable.

G.    Competition

        Competition in the biotechnology and vaccine industries is intense. We face competition from many companies in the United States and abroad, including a number of large pharmaceutical companies, firms specialized in the development and production of vaccines, adjuvants and vaccine and immunotherapeutic delivery systems and major universities and research institutions. These competitors include Glaxo, Merck, Novartis, Pfizer, Roche, Sanofi—Aventis, Cambridge Biostability, Crucell, Emergent, Intercell, Iomai, Novavax, VaxGen and Vical. Most of our competitors have substantially greater resources, more extensive experience in conducting pre-clinical studies and clinical testing and obtaining regulatory approvals for their products, greater operating experience, greater research and development and marketing capabilities and greater production capabilities than those of AVANT.

There can be no assurance that our competitors will not develop technologies and products that are safer or more effective than any which are being developed by us or which would render our technology and products obsolete and noncompetitive. In addition, our competitors may succeed in obtaining approval from the Food and Drug Administration ("FDA") for products more rapidly than we do. There can be no assurance that the vaccines and immunotherapeutic products under development by us and our collaborators will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will obtain regulatory approval in the United States or elsewhere. We believe that the principal competitive factors in the vaccine and immunotherapeutic market are product quality, measured by efficacy and safety, ease of administration and price.

        Our competitive position will also depend upon our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often lengthy period between technological conception and commercial sales. We will require substantial capital resources to complete development of some or all of our products, obtain the necessary regulatory approvals and successfully manufacture and market our products. In order to secure capital resources, we anticipate having to sell additional capital stock, which would dilute existing stockholders. We may also attempt to obtain funds through research grants and agreements with commercial collaborators. However, these types of fundings are uncertain because they are at the discretion of the organizations and companies that control the funds. As a result, we may not receive any funds from grants or collaborations. Alternatively, we may borrow funds from commercial lenders, likely at high interest rates, which would increase the risk of any investment in AVANT.

H.    Manufacturing

        We have no experience in volume manufacturing and we rely upon collaborators or contractors to manufacture our proposed products for both clinical and commercial purposes. While we believe that there is currently sufficient capacity worldwide for the production of our potential products by our collaborators or through contract manufacturers, establishing long-term relationships with contract manufacturers and securing multiple sources for the necessary quantities of clinical and commercial materials required can be a challenge. Qualifying the initial source of clinical and ultimately commercial material is a time consuming and expensive process due to the highly regulated nature of the pharmaceutical / biotech industry. These costs are hopefully mitigated in the economies of scale realized in commercial manufacture and product sale. The key difficulty in qualifying more than one source for each product is the duplicated time and expense in doing so without the potential to mitigate these costs if the secondary source is never utilized.

        To date, we have been arranging with contract manufacturers for the manufacture of clinical trial supplies of TP10, CETi and our rotavirus vaccine. Future manufacture of our rotavirus vaccine is the responsibility of Glaxo, which has received from us a world-wide exclusive license to commercialize this vaccine.

        We have contracted with Lonza Biologics plc for process development and scale-up of TP10 for clinical trials. The CETi vaccine was manufactured under contracts with NeoMPS, Inc. and Bioconcepts, Inc. WRAIR has manufactured Cholera Peru-15, Bengal-15 and Ty800 vaccines under collaborative agreements with us. WRAIR manufactured the Therapore®-HIV product.

        The manufacturing processes for our other vaccine and immunotherapeutic delivery systems and vaccines utilize known technologies. We believe that the products we currently have under development can be scaled up to permit manufacture in commercial quantities. However, there can be no assurance that we will not encounter difficulties in scaling up the manufacturing processes.

        Use of third party manufacturers limits our control over and ability to monitor the manufacturing process. As a result, we may not be able to detect a variety of problems that may arise and may face additional costs in the process of interfacing with and monitoring the progress of our contract manufacturers. If third party manufacturers fail to meet our manufacturing needs in an acceptable manner, we would face delays and additional costs while we develop internal manufacturing capabilities or find alternative third party manufacturers. It may not be possible to have multiple third party manufacturers ready to supply us with needed material at all or without incurring significant costs.

        We intend to establish manufacturing arrangements with manufacturers that comply with the FDA's requirements and other regulatory standards, although there can be no assurance that we will be able to do so. We have established our own manufacturing facility to produce bacterial vaccine products that we may develop at scale for clinical trials. In order for us to establish a commercial manufacturing facility, we will require substantial additional funds and will be required to hire and retain significant additional personnel and comply with the extensive cGMP regulations of the FDA applicable to such facility. The product manufacturing facility would also need to be licensed for the production of vaccines by the FDA.

        In 2003, we reached agreement with MassDevelopment, an economic development entity for the Commonwealth of Massachusetts, for AVANT to occupy and build-out an 11,800 square foot manufacturing facility in Fall River, Massachusetts. We have completed construction and have validated this facility, its systems and equipment. The facility became operational in the third quarter of 2005. In November 2005 and December 2006, we leased an additional 2,500 square feet and 1,900 square feet, respectively, of space from MassDevelopment at the Fall River facility. The Fall River facility complements our research and clinical expertise with the capability to develop and manufacture our own portfolio of bacterial vaccines, as well as to utilize our patented thermo-stable preservation technology, VitriLife®.

I.     Marketing

        Under the terms of existing and future collaborative agreements, we rely and expect to continue to rely on the efforts of our collaborators for the sale and marketing of our products. We have agreements with, among others, Glaxo, Pfizer, Inflazyme (formerly AdProTech), and LAHI for the development and commercialization of some of our products. The relevant aspects of these relationships have been previously discussed under the heading "F. Collaborative Agreements." There can be no assurance that our collaborators will develop and market vaccine products incorporating our technologies, or, if marketed, that such efforts will be successful. The failure of our collaborators to successfully market products would harm our business.

        We have retained, and in the future intend to retain, marketing rights to some of our product candidates, including vaccine and immunotherapeutic delivery systems and vaccine candidates, in selected geographic areas and for specified indications. We intend to seek marketing and distribution agreements and/or co-promotion agreements for the distribution of our products in these geographic areas and for these indications. We believe that these arrangements could enable us to generate greater financial return than might be obtained from early stage licensing and collaboration agreements. We have no marketing and sales staff and limited experience relating to marketing and distribution of commercial products, including vaccines. If we determine in the future to engage in direct marketing of our products, we will be required to recruit an experienced marketing group, develop a supporting distribution capability and incur significant additional expenditures. There can be no assurance that we will be able to establish a successful marketing force. We may choose or find it necessary to enter into strategic partnerships on uncertain, but potentially unfavorable, terms to sell, market and distribute our products. Any delay in the marketing or distribution of our products, whether it results from problems with internal capabilities or with a collaborative relationship, could harm the value of an investment in AVANT.

J.     Patents, Licenses and Proprietary Rights

        AVANT's policy is to protect our technology by filing patent applications and obtaining patent rights covering our own technology, both in the United States and in foreign countries. In addition, we have acquired and will seek to acquire as needed or desired, exclusive rights of others through assignment or license to complement our portfolio of patent rights. We also rely on trade secrets, unpatented know-how and technological expertise and innovation to develop and maintain our competitive position.

        Patents:    The successful development and marketing of products by AVANT will depend in part on our ability to create and maintain intellectual property, including patent rights. We have established a proprietary patent position in the areas of complement inhibitor technology, cholesterol regulation technology, vaccine technologies, and preservation technologies, and we are the owner or exclusive licensee of numerous patents and pending applications around the world. Although we continue to pursue patent protection for our products, no assurance can be given that any pending application will issue as a patent, that any issued patent will have a scope that will be of commercial benefit, or that we will be able to successfully enforce our patent position against infringers.

        AVANT owns or licenses rights under more than 415 granted patents around the world covering inventions relating to our business. In the area of complement inhibitor technology, we have rights to 84 patents and patent applications worldwide with the key patents in this area expiring in 2009 and 2016. In the area of cholesterol regulation, we have rights to 52 patents and patent applications worldwide with the key patents in this area expiring in 2016 and 2019. In the area of rotavirus vaccines, we have rights to 20 patents and patent applications worldwide, with the key patents in this area expiring in 2011 and 2012. In the area of cholera and typhoid vaccines, we have rights to 77 patents and patent applications worldwide with the key patents in this area expiring between 2013 and 2016.

        In the area of complement inhibitors, we are co-owner with The Johns Hopkins University and Brigham & Women's Hospital, whose rights AVANT has exclusively licensed, of patents and applications covering inventions relating to soluble complement receptor type I ("sCR1"). These rights are based in part on the work of Dr. Douglas Fearon and include U.S. and foreign patents which claim nucleic acid sequences encoding CR1, sCR1 and active fragments; purification methods; and therapeutic uses of sCR1. We also own a number of other issued patents and patent applications relating to modified sCR1 molecules ("sCR1-sLex") and their uses.

        We have an exclusive license to four United States patents, and corresponding foreign patents and applications, directed to vectors that are used in our VibrioVec® vaccine delivery system. We have exclusive licenses to sixteen U.S. patents, and corresponding foreign patents and applications, directed to vectors that are used in our SalmoVec® vaccine delivery system. We also have an exclusive license to nineteen issued U.S. and foreign patents directed to a rotavirus strain that has been developed by a licensee into a commercial rotavirus vaccine. We have forty-two issued patents and additional pending patent applications in the U.S. and selected foreign countries relating to control of cholesteryl ester transfer protein (CETP) activity through vaccination. We also have one issued patent and a pending application on the use of a recombinantly produced single protein of B. anthracis for vaccination against anthrax, as well as pending applications in the U.S. and selected countries on new live, attenuated bacterial strains for delivering isolated anthrax and/or plague antigens, to provide effective oral vaccines for anthrax and plague.

        In December 2000, we acquired Megan and by this acquisition obtained exclusive rights to vaccine technology patents and applications based on the work of Dr. Roy Curtiss III. These patent rights complemented and expanded the existing patent rights of AVANT in this technological area. In connection with our acquisition of Megan, we entered into a licensing agreement with Pfizer whereby Pfizer has licensed Megan's technology for the development of animal health and food safety vaccines.

        Our 2003 acquisition of intellectual property from Pharmacia relating to immunological control of cholesterol, coupled with our September 2001 acquisition of a portfolio of granted and pending patents from The Immune Response Corporation, consolidated AVANT's ownership of the intellectual property that covers the technology of anti-atherosclerosis vaccines targeting CETP activity. AVANT now owns 42 granted patents around the world relating to CETP vaccine technology.

        In January 2003, AVANT completed licensing and acquisition agreements which gave us ownership or exclusive rights in certain defined fields to a portfolio of patents and applications filed by Universal Preservation Technologies, Inc. and Elan Drug Delivery Ltd. (now Innovata plc). This portfolio affords AVANT exclusive rights in a particular technology of foam preservation of biomolecules and cells. This technology should be especially useful in AVANT's vaccine programs to produce vaccine dosage forms that are shelf stable at room temperatures and do not require refrigeration.

        There can be no assurance that patent applications owned by or licensed to AVANT will result in granted patents or that, if granted, the resultant patents will afford protection against competitors with similar technology. It is also possible that third parties may obtain patents or other proprietary rights that may be necessary or useful to AVANT. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad to prevent us from using important technology or from further developing or commercializing important vaccine and immunotherapeutic systems and vaccine candidates. If licenses from third parties are necessary but cannot be obtained, commercialization of the covered products might be delayed or prevented. Even if these licenses can be obtained, they would probably require us to pay ongoing royalties and other costs, which could be substantial.

        Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to validity or as to the enforceable scope of the patent claims. The validity or enforceability of a patent after its issuance by the Patent and Trademark Office can be challenged in litigation. As a business that uses a substantial amount of intellectual property, we face a heightened risk of intellectual property litigation. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without authorization or payment. There can be no assurance that our issued patents or any patents subsequently issued to or licensed by us will not be successfully challenged in the future. In addition, there can be no assurance that our patents will not be infringed or that the coverage of our patents will not be successfully avoided by competitors through design innovation.

        We are aware that others, including universities and companies, have filed patent applications and have been granted patents in the United States and other countries which claim subject matter potentially useful or necessary to the commercialization of our products. The ultimate scope and validity of existing or future patents which have been or may be granted to third parties, and the availability and cost of acquiring rights in those patents necessary to the manufacture, use or sale of our products presently cannot be determined by AVANT.

        We use a mutated Vibrio cholerae in our CholeraGarde® vaccine candidate and our VibrioVec® vaccine delivery system. We are aware of an issued U.S. patent which claims a culture of mutated Vibrio cholerae. We believe that only one claim (the "Claim") of the patent may be pertinent to our CholeraGarde® and VibrioVec® products. The remaining claims of the patent cover other cultures, which we believe are not pertinent to the CholeraGarde® or VibrioVec® products. We have received an opinion of counsel from Fish & Richardson, P.C. that, based on the analysis set forth in their opinion and the facts known to them, the Claim is invalid. While a party challenging the validity of a patent has the burden of proving invalidity, the outcome of any litigation cannot be predicted with certainty. Accordingly, there can be no assurance that, if litigated, a court would conclude that the Claim is invalid.

        In addition to the patent referred to in the previous paragraph, there may be other patent applications and issued patents belonging to competitors that may require us to alter our vaccine candidates and vaccine and immunotherapeutic delivery systems, pay licensing fees or cease some of our activities. If our product candidates conflict with patents that have been or may be granted to competitors, universities or others, the patent owners could bring legal action against us claiming damages and seeking to enjoin manufacturing and marketing of the patented products. If any of these actions is successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that we would prevail in any such action or that any license required under any such third party patent would be made available on acceptable terms or at all. We believe that there may be significant litigation in the biotechnology and vaccine industries regarding patent and other intellectual property rights. If we become involved in that litigation, we could consume substantial resources.

        Licenses:    We have entered into several significant license agreements relating to technology that is being developed by AVANT and/or its collaborators, including licenses from the following: Harvard College relating to proprietary technology involving genetically altered Vibrio cholerea and Salmonella strains; and Cincinnati Children's Hospital involving proprietary rights and technologies relating to an attenuated rotavirus strain for a rotavirus vaccine. In general, these institutions have granted us an exclusive worldwide license (with right to sublicense) to make, use and sell products embodying the licensed technology, subject to the reservation by the licensor of a non-exclusive right to use the technologies for non-commercial research purposes. Generally, the term of each license is through the expiration of the last of the patents issued with respect to the technologies covered by the license. We have generally agreed to use reasonable efforts to develop and commercialize licensed products and to achieve specified milestones and pay license fees, milestone payments and royalties based on the net sales of the licensed products or to pay a percentage of sublicense income. If we breach our obligations, the licensor has the right to terminate the license, and, in some cases, convert the license to a non-exclusive license. Generally, we control and are responsible for the cost of defending the patent rights of the technologies that we license.

        Proprietary Rights:    We also rely on unpatented technology, trade secrets and confidential information, and no assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to our know-how and information, or that we can meaningfully protect our rights in such unpatented technology, trade secrets and information. We require each of our employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with AVANT. The agreements generally provide that all inventions conceived by the individual in the course of employment or in providing services to AVANT and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of AVANT and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for our information in the event of unauthorized use or disclosure of such confidential information.

K.    Government Regulation

        Our activities and products are significantly regulated by a number of governmental entities, including the FDA in the United States and by comparable authorities in other countries and by the USDA with respect to products developed for animal health and food safety. These entities regulate, among other things, the manufacture, testing, safety, effectiveness, labeling, documentation, advertising and sale of our products. We must obtain regulatory approval for a product in all of these areas before we can commercialize the product. Product development within this regulatory framework takes a number of years and involves the expenditure of substantial resources. Many products that initially appear promising ultimately do not reach the market because they are found to be unsafe or ineffective when tested. Our inability to commercialize a product would impair our ability to earn future revenues.

        In the United States, vaccines and immunotherapeutics for human use are subject to FDA approval as "biologics" under the Public Health Service Act and "drugs" under the Federal Food, Drug and Cosmetic Act. The steps required before a new product can be commercialized include: pre-clinical studies in animals, clinical trials in humans to determine safety and efficacy and FDA approval of the product for commercial sale.

        Data obtained at any stage of testing is susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Moreover, during the regulatory process, new or changed drug approval policies may cause unanticipated delays or rejection of our product. We may not obtain necessary regulatory approvals within a reasonable period of time, if at all, or avoid delays or other problems in testing our products. Moreover, even if we received regulatory approval for a product, the approval may require limitations on use, which could restrict the size of the potential market for the product.

        The FDA provides that human clinical trials may begin thirty (30) days after receipt and review of an Investigational New Drug ("IND") application, unless the FDA requests additional information or changes to the study protocol within that period. An IND must be sponsored and filed by AVANT for each of our proposed products. Authorization to conduct a clinical trial in no way assures that the FDA will ultimately approve the product. Clinical trials are usually conducted in three sequential phases. In a Phase 1 trial, the product is given to a small number of healthy volunteers to test for safety (adverse effects). Phase 2 trials are conducted on a limited group of the target patient population; safety, optimal dosage and efficacy are studied. A Phase 3 trial is performed in a large patient population over a wide geographic area to provide evidence for the safety of the product and to prove and confirm efficacy. The FDA has ongoing oversight over all these trials and can order a temporary or permanent discontinuation if warranted. Such an action could materially harm AVANT. Clinical tests are critical to the success of our products but are subject to unforeseen and uncontrollable delay, including delay in enrollment of patients. Any delay in clinical trials could delay our commercialization of a product.

        A product's safety and effectiveness in one test is not necessarily indicative of its safety and effectiveness in another test. Moreover, we may not discover all potential problems with a product even after completing testing on it. Some of our products and technologies have undergone only pre-clinical testing. As a result, we do not know whether they are safe or effective for humans. Also, regulatory authorities may decide, contrary to our findings, that a product is unsafe or not as effective in actual use as its test results indicated. This could prevent the product's widespread use, require its withdrawal from the market or expose us to liability.

        The results of the clinical trials and all supporting data are submitted to the FDA for approval. A Biologics License Application ("BLA") is submitted for a biologic product; a New Drug Application ("NDA") for a drug product. The interval between IND filing and BLA/NDA filing is usually at least several years due to the length of the clinical trials, and the BLA/NDA review process can take over a year. During this time the FDA may request further testing or additional trials or may turn down the application. Even with approval, the FDA frequently requires post-marketing safety studies (known as Phase 4 trials) to be performed.

        The FDA requires that the manufacturing facility that produces a licensed product meet specified standards, undergo an inspection and obtain an establishment license prior to commercial marketing. Subsequent discovery of previously unknown problems with a product or its manufacturing process may result in restrictions on the product or the manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

        In the United States, vaccines for animal health and food safety use are subject to USDA approval. The steps required before a new product can be commercialized include: pre-clinical studies in animals; clinical trials in animals to determine safety and efficacy; and USDA approval of the product for commercial sale. The registration of these vaccines may be subject to numerous delays or possibly outright rejection of the product by the agency. Delays may occur at any stage of testing, clinical results may be subject to unfavorable interpretation by the agency and regulatory approval, if received, may require limitations on use which could restrict the size of the potential market for the product. The USDA requires that the manufacturing facility that produces a licensed product meet specified standards, undergo an inspection and obtain an establishment license prior to commercial marketing. Under USDA regulations, this license is held by the manufacturer of the product, not the developer of the product, such as Megan. Failure to comply with applicable USDA regulatory requirements can result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

        The Advisory Committee on Immunization Practices ("ACIP") of the Centers for Disease Control ("CDC") has a role in setting the public market in the United States for the vaccine products we intend to develop. The ACIP makes recommendations on the appropriate use of vaccines and related products and the CDC develops epidemiologic data relevant to vaccine requirements and usage.

        Because we may market our products abroad, we will be subject to varying foreign regulatory requirements. Although international efforts are being made to harmonize these requirements, applications must currently be made in each country. The data necessary and the review time vary significantly from one country to another. Approval by the FDA does not ensure approval by the regulatory bodies of other countries.

        Our collaborators are also subject to all of the above-described regulations in connection with the commercialization of products utilizing our technology.

L.    Product Liability

        The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. If and when we manufacture vaccines that are recommended for routine administration to children, we will be required to participate in the National Vaccine Injury Compensation Program. This program compensates children having adverse reactions to certain routine childhood immunizations with funds collected through an excise tax from the manufacturers of these vaccines.

        We have clinical trial liability insurance coverage in the amount of $5 million. However, there can be no assurance that such insurance coverage is or will continue to be adequate or available. We may choose or find it necessary under our collaborative agreements to increase our insurance coverage in the future. We may not be able to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for mandatory damages could exceed the amount of our coverage. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other product candidates.

M.   Employees; Scientific Consultants

        As of October 31, 2007, we employed 50 full-time persons and 3 part-time or temporary persons, 9 of whom have doctoral degrees. Of these employees, 41 were engaged in or directly support research and development activities.

AVANT MARKET RISK

        AVANT owns financial instruments that are sensitive to market risk as part of its investment portfolio. AVANT's investment portfolio is used to preserve its capital until it is used to fund operations, including its research and development activities. None of these market-risk sensitive instruments are held for trading purposes. AVANT invests its cash primarily in money market mutual funds. These investments are evaluated quarterly to determine the fair value of the portfolio. AVANT's investment portfolio includes only marketable securities with active secondary or resale markets to help insure liquidity. AVANT has implemented investment policies regarding the amount and credit ratings of investments. Because of the short-term nature of these investments, AVANT does not believe it has material exposure due to market risk. The impact to AVANT's financial position and results of operations from likely changes in interest rates is not material.

        AVANT does not utilize derivative financial instruments. The carrying amounts reflected in the consolidated balance sheet of cash and cash equivalents, accounts receivables and accounts payable approximates fair value at September 30, 2007 due to the short-term maturities of these instruments.

AVANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of AVANT's financial condition and results of operations in conjunction with AVANT's consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those set forth under the section entitled "Risk Factors" and elsewhere in this proxy statement/prospectus, AVANT's actual results may differ materially from those anticipated in these forward-looking statements.

        AVANT's principal activity since our inception has been research and product development conducted on our own behalf, as well as through joint development programs with several pharmaceutical companies and other collaborators. AVANT was incorporated in the State of Delaware in December 1983.

Critical Accounting Policies

        The Company's critical accounting policies are set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 to our 2006 Form 10-K. Other than the adoption of the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, ("FIN 48"), there have been no changes to these policies since December 31, 2006. Readers are encouraged to review these critical accounting policies in conjunction with the review of this proxy statement/prospectus.

Overview

        AVANT's is engaged in the discovery, development and commercialization of products that harness the human immune system to prevent and treat disease. The Company has assembled a broad portfolio of technologies and intellectual property that gives it a competitive position in vaccines and immunotherapeutics. These include an oral human rotavirus vaccine, which has gained marketing approval in over 90 countries worldwide and is being commercialized by Glaxo. Three of AVANT's products are in clinical development. The Company has actively developed and acquired innovative technologies—especially novel approaches to vaccine creation. The marriage of innovative bacterial vector delivery technologies with unique manufacturing processes offer the potential for a new generation of vaccines. The Company's goal is to become a leading developer of innovative vaccines and immunotherapeutics that address health care needs on a global basis.

        AVANT is targeting its efforts where it can add the greatest value to the development of its products and technologies. Its goal is to demonstrate clinical proof-of-concept for each product, and then seek excellent partners to help see those products through to commercialization. This approach allows AVANT to maximize the overall value of its technology and product portfolio while best ensuring the expeditious development of each individual product.

        On October 22, 2007, AVANT and Celldex Therapeutics, Inc., a privately-held company, announced the signing of a definitive merger agreement. The merger creates a NASDAQ-listed, fully-integrated and diversified biopharmaceutical company with a deep pipeline of product candidates addressing high-value indications including oncology, infectious and inflammatory diseases. The all-stock transaction, approved by both companies' Boards of Directors, will combine the two companies under the name AVANT, and is currently expected to close in the first quarter of 2008. Celldex and AVANT shareholders will own 58% and 42% of the combined company on a fully diluted basis, respectively. Closing of the merger is contingent upon a vote of approval by AVANT's current shareholders at a special meeting of shareholders expected to take place in the first quarter of 2008.

Research And Development Activities

        AVANT is currently focused on the development of a number of immunotherapeutic and vaccine product candidates which are in various stages of clinical trials. AVANT expects that a large percentage of its research and development expenses will be incurred in support of its current and future clinical trial programs.

        During the past five years through the end of 2006, AVANT incurred an aggregate of $71 million in research and development costs. During the nine months ended September 30, 2007, AVANT incurred an aggregate of $14.4 million in research and development costs. The following table indicates the amount incurred for each of AVANT's material research programs and for other identified research and development activities during the two years ended December 31, 2006 and 2005 and the nine-month periods ended September 30, 2007 and 2006. The amounts disclosed in the following table and in "Program Developments" below reflect direct research and development costs, license fees associated with the underlying technology and an allocation of indirect research and development costs to each program.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005
Bacterial Vaccines:
CholeraGarde®	$1,825,400	$3,240,200	$5,427,800	$1,257,200
Ty800	4,980,500	619,700	1,402,300	404,500
Other	3,446,200	1,287,400	1,873,600	528,900
Viral Vaccines:
Rotarix® Vaccine	1,323,600	648,600	648,600	—
Avian and Human Influenza	630,600	585,400	711,600	—
BioDefense Vaccines:	194,400	1,413,700	1,558,600	2,470,700
Cholesterol Management Vaccine:
CETi-1	269,500	834,000	922,700	650,800
Complement Inhibitors:
TP10/TP20	1,452,900	3,722,800	4,466,400	8,327,200
Food Safety & Animal Health Vaccines:	—	6,200	6,700	9,900
Other Programs:	260,700	871,000	1,048,200	414,100

Total R&D Expense	$14,383,800	$13,229,000	$18,066,500	$14,063,300

Program Developments

        Rotavirus Vaccine:    Rotavirus is a major cause of diarrhea and vomiting in infants and children. In 1997, AVANT licensed its oral rotavirus vaccine to Glaxo. All of the ongoing development for this program is being conducted and funded by Glaxo. Glaxo gained approval for Rotarix® in Mexico in July 2004, which represented the first in an expected series of worldwide approvals and commercial launches for the product. Glaxo has launched in additional Latin American and Asian Pacific countries during 2005—2007. Additionally, Glaxo filed for market approval with the European regulatory authorities in late 2004, which triggered a $2 million milestone payment to AVANT. In February 2006, the European Commission granted approval of Rotarix® in the European Union, which triggered a $4 million milestone payment from Glaxo. Glaxo has agreed to make an additional payment of $1.5 million upon achievement of market approval in the United States. AVANT licensed-in the Rotarix® technology in 1995 and owes a license fee of 30% to Cincinnati Children's Hospital Medical Center ("CCH") on net royalties received from Glaxo. In May 2005, AVANT entered into an agreement whereby an affiliate of Paul Royalty Fund ("PRF") purchased an interest in the net royalties AVANT will receive on worldwide sales of Rotarix® (see Note 10 of our unaudited consolidated financial statements). Under the PRF agreement, AVANT will retain 50% of future Glaxo milestone payments, with the balance payable to PRF and CCH.

        In September 2006, AVANT received notice from Glaxo that Glaxo would begin paying royalties on sales of Rotarix® vaccine at the lower of two royalty rates under their 1997 license agreement. Glaxo's decision to pay the lower royalty rate (which is 70% of the full rate) is based upon Glaxo's assertion that Rotarix® is not covered by the patents Glaxo licensed from AVANT in Australia and certain European countries. AVANT is analyzing various options to counter Glaxo's assertions and protect AVANT's rights. AVANT is determined to take all available steps to enforce its rights under its license agreement with Glaxo.

        If Glaxo's position stands, the royalties to which PRF is entitled will no longer be limited by a $27.5 million annual threshold, which AVANT projected may have been reached in later years as sales of Rotarix® increased. Irrespective of Glaxo's position, AVANT will still retain the royalties on worldwide sales of Rotarix® once PRF receives 2.45 times the aggregate cash payments it makes to AVANT, though the potential amount of such residual royalties will be lower if Glaxo's position stands.

        Bacterial Vaccines:    AVANT's goal is to become a leading developer of innovative vaccines that address health care needs on a global basis. Utilizing its Cholera- and Salmonella-vectored delivery technologies together with its drying and preservation technologies, the Company can now develop a new generation of vaccines that have an ideal product profile: safe, effective, oral, single-dose, rapidly protective and increased thermostability.

        Development of a safe, effective cholera vaccine is the first step in establishing AVANT's single-dose, oral bacterial vaccine franchise. In December 2002 the International Vaccine Institute ("IVI") initiated a Phase 2 study of CholeraGarde® in Bangladesh where cholera is endemic. In July 2005, Bangladesh study results in children and infants showed CholeraGarde® to be well tolerated and highly immunogenic, with 77% of children aged 9 months to 5 years generating protective immune responses. Previously published results showed the vaccine to be well tolerated and immunogenic against the cholera organism in the adult portion of this trial.

        In August 2006, IVI received $21 million in funding from the Bill & Melinda Gates Foundation for a Cholera Vaccine Initiative ("CHOVI"), which will include conducting further clinical trials of CholeraGarde®. IVI plans to conduct Phase 2 clinical trials of CholeraGarde® in Bangladesh and India beginning around year-end 2007 followed by Phase 3 field studies. IVI will be purchasing clinical materials produced at AVANT's Fall River, MA manufacturing facility for the trials.

        AVANT has decided to focus only on the fully-funded opportunity for CholeraGarde® in the developing world. AVANT has determined that the high clinical costs of our own Phase 3 clinical trials in the United States and the investment in a commercial manufacturing facility are not justified by the limited market opportunities for a cholera vaccine in developed countries at this time. This decision frees up both financial and manufacturing resources for our Ty800 and ETEC programs.

        During the period January 1, 2002 through December 31, 2006, AVANT incurred approximately $13.5 million in research, development and clinical costs on its CholeraGarde® program. During the nine months ended September 30, 2007, AVANT incurred approximately $1.8 million in research, development, manufacturing and clinical costs on its CholeraGarde® program.

        AVANT is also developing an oral typhoid fever vaccine, Ty800, for the travelers' market and global health needs. The National Institute of Allergy and Infectious Disease ("NIAID") of the National Institutes of Health ("NIH") and AVANT agreed for the NIAID to conduct a Phase 1/2 in-patient dose-ranging clinical trial aimed at demonstrating the safety and immunogenicity of the Ty800 vaccine. NIAID has funded the production of Ty800 vaccine for clinical testing and completed the Phase 1/2 trial at a NIH-funded clinical site. Results showed the single-dose, oral vaccine to be well tolerated and immunogenic, with over 90% of vaccinated subjects generating immune responses.

AVANT initiated its own sponsored Phase 2 trial of Ty800 in July 2007. Enrollment was completed in late September 2007 and results are expected in the first half of 2008. During the period January 1, 2002 through December 31, 2006, AVANT incurred approximately $4.9 million in research, development, contract manufacturing and clinical costs on its Ty800 program. During the nine months ended September 30, 2007, AVANT incurred approximately $5.0 million in research, development and clinical costs on its Ty800 program.

        Finally, AVANT is developing additional bacterial vaccines against enterotoxigenic E. coli ("ETEC"), Salmonella paratyphi and Shigella,—all important causes of serious diarrheal diseases and enteric fevers worldwide. These programs are in pre-clinical development. In early 2008, AVANT expects to initiate a Phase 1 trial of its ETEC vaccine candidate. AVANT's long-term goal is to develop a combination vaccine containing Cholera, Ty800, ETEC and S. paratyphi as a "super enteric vaccine" to address the travelers' market. During the period January 1, 2002 through December 31, 2006, AVANT incurred approximately $3.1 million in research, development, contract manufacturing and clinical costs on these pre-clinical programs. During the nine months ended September 30, 2007, AVANT incurred approximately $3.4 million in research and development costs on these pre-clinical programs.

        BioDefense Vaccines:    The attenuated live bacteria used to create AVANT's single-dose oral vaccines can also serve as vectors for the development of vaccines against other bacterial and viral diseases. In January 2003, AVANT was awarded a subcontract by DVC in the amount of $2.5 million to develop for the U.S. Department of Defense an oral combination vaccine against anthrax and plague using AVANT's proprietary vaccine technologies. AVANT has received a number of additional subcontract modifications from DVC to support further development and pre-clinical animal testing of vaccine constructs of anthrax and plague vaccine candidates. Payments under the subcontract agreement are made on a time and materials basis and receipt of the full amount is conditioned upon the project being fully funded through completion and AVANT performing and continuing to demonstrate that it has the capability to perform the funded work. As a result of AVANT's recent restructuring, the Company will no longer invest its resources in biodefense research and development activities. For the nine months ended September 30, 2007 and 2006, AVANT recognized $250,491 and $1,049,906, respectively, in government contract revenue from DVC. Through September 30, 2007, AVANT had received approximately $9.7 million in payments under the subcontract agreements. These agreements expire in 2007.

        During the period January 1, 2002 through December 31, 2006, AVANT incurred approximately $10.9 million in research and development costs on its biodefense vaccine program. During the six months ended September 30, 2007, AVANT incurred approximately $194,400 in research and development costs on its biodefense vaccine program.

        Food Safety and Animal Health Vaccines:    AVANT has partnered with Pfizer Inc. ("Pfizer"), who will apply AVANT's vaccine technologies to animal health and human food safety markets. As of June 1, 2006, AVANT entered into a Collaborative Research and Development Agreement with Pfizer aimed at the discovery and development of vaccines to protect animals. Under the agreement, Pfizer and AVANT will conduct a joint research program funded by Pfizer. AVANT expects to recognize revenue as the research and development service deliverables are completed and delivered to Pfizer. During the period January 1, 2002 through December 31, 2006, AVANT incurred approximately $0.5 million in research and development costs on its food safety and animal health vaccines program. During the nine months ended September 30, 2007, AVANT incurred no research and development costs on its food safety and animal health vaccines program.

        Complement Inhibitors:    In February 2006, AVANT reported that the Phase 2b females-only study did not meet its primary endpoint, thus confirming the results for female subjects in the previous TP10

Phase 2 trial. AVANT is currently spending limited resources on this program and is seeking a corporate partner to complete the development and commercialization of TP10.

        During the period January 1, 2002 through December 31, 2006, AVANT incurred approximately $23.9 million in research, development, contract manufacturing and clinical costs associated with its complement inhibitor program. During the nine months ended September 30, 2007, the Company incurred approximately $1.5 million in research, development, contract manufacturing and clinical costs associated with its complement inhibitor program.

        Cholesterol Management Vaccine:    AVANT has been developing an immunotherapeutic vaccine against endogenous cholesteryl ester transfer protein ("CETP"), which may be useful in reducing risks associated with atherosclerosis. CETP is a key intermediary in the balance of HDL (high-density lipoprotein) and LDL (low-density lipoprotein). The vaccine stimulates an immune response against CETP, which may improve the ratio of HDL to LDL cholesterol and reduce the progression of atherosclerosis, which often leads to heart attack.

        During the period January 1, 2002 through December 31, 2006, AVANT incurred approximately $9.0 million in research, development and clinical costs associated with the CETP program. During the nine months ended September 30, 2007, AVANT incurred approximately $269,500 in research and development costs associated with the CETP program. AVANT is no longer expending its own resources on this program and is seeking a corporate partner to complete development and to commercialize the CETP vaccine.

Technology Licensing

        AVANT has adopted a business strategy of out-licensing technology that does not match its development focus or where it lacks sufficient resources for the technology's efficient development or where certain uses of the technology are outside of AVANT's focus. For example, when AVANT acquired Megan, it also signed an agreement with Pfizer to leverage the value of Megan's oral vaccine technology in a significant market opportunity (animal health and human food safety) outside of AVANT's own focus on human health care.

Results of Operations

Three-Month Period Ended September 30, 2007 as Compared
with the Three-Month Period Ended September 30, 2006

        AVANT reported a consolidated net loss of $5,253,481, or $.07 per share, for the third quarter ended September 30, 2007, compared with a net loss of $5,520,567, or $.07 per share, for the third quarter ended September 30, 2006. The weighted average common shares outstanding used to calculate net loss per common share was 75,188,022 in 2007 and 74,182,347 in 2006.

        Revenue:    Total revenue increased $852,536 to $1,191,535 for the third quarter of 2007 compared to $338,999 for the third quarter of 2006.

        Product development and licensing revenue increased to $100,508 in 2007 from $35,475 in 2006 due to revenue earned from Pfizer for $62,500 and license fees from Inflazyme for $25,833, offset in part by a decrease in reimbursed patent expense by AVANT's partner, Pfizer.

        In the third quarter of 2007, AVANT recognized $988,462 in product royalty revenue consisting of $540,374 related to PRF's purchased interest in Rotarix® net royalties and $448,088 related to AVANT's retained interests in Rotarix® net royalties which were not sold to PRF and which amount is also payable to CCH. As such, a corresponding amount is recorded as royalty expense and included in research and development expense. In the third quarter of 2006, no product royalty revenue related to net royalties from Rotarix® worldwide net sales was recognized. AVANT expects the amount of product royalty revenue to increase during the remainder of 2007 as Glaxo continues the global commercialization of Rotarix®.

        AVANT has received a number of subcontracts from its partner, DVC, to develop anthrax and plague vaccines for the U.S. Department of Defense. AVANT has been reimbursed by DVC on a time and materials basis for vaccine development research work performed by AVANT. Under these agreements and several SBIR grants, AVANT recognized $90,149 and $280,419 in government contract and grant revenue during the third quarters of 2007 and 2006, respectively, for work performed. The decrease in revenue in 2007 compared to 2006 primarily reflects reduced levels of vaccine development work billable to DVC in 2007 as the Company closed down its biodefense development activities to focus on its travelers vaccines. As a result, limited contract revenue is expected during the remainder of 2007.

        Marketing and distribution of the Megan poultry product line is performed by AVANT's partner, Lohmann Animal Health International ("LAHI"), and AVANT receives a royalty percentage of all Megan®Vac 1 and Megan®Egg product sales. Royalty payments received during the third quarters of 2007 and 2006 totaled $12,416 and $23,105, respectively.

        Operating Expense:    Total operating expense increased $213,897 to $6,697,794 for the third quarter of 2007 compared to $6,483,897 for the third quarter of 2006.

        Research and development expense increased $41,155, or 0.9%, to $4,457,475 from $4,416,320 in 2006. The increase in 2007 compared to 2006 is primarily due to increases in clinical trial costs of $685,120 associated with the TY800 program and royalty expense of $448,088, offset in part by declines in personnel and related expenses of $445,128, primarily related to restructuring activity, lower contract manufacturing costs of $314,883, lab materials and supplies of $242,190 and consulting costs of $114,677. Research and development expense includes $448,088 and $0 of royalty expense payable to CCH in the three months ended September 30, 2007 and 2006, respectively. AVANT expects research and development expense to continue to decrease during the remainder of 2007 as a result of AVANT's restructuring activities initiated in April 2007.

        General and administrative expense increased $181,472, or 10.0%, to $2,000,271 in 2007 compared to $1,818,799 in 2006 and is primarily attributed to increases in professional services costs of $561,146 primarily related to the anticipated merger transaction, offset in part by decreases in consulting expenses of $181,623 and lower personnel and related costs of $224,748. AVANT expects general and administrative expense to continue at current levels during the remainder of 2007.

        Amortization expense of acquired intangible assets was $240,048 and $248,778 in 2007 and 2006, respectively.

        Investment and Other Income, Net:    Interest and other income decreased $491,553 to $132,778 for the third quarter of 2007 compared to $624,331 for the third quarter of 2006. During the quarter ended September 30, 2007, AVANT recognized a loss of $158,095 for the impairment of its investment in Select Vaccines that was determined to be other-than-temporary. The decrease is also due to lower average cash balances, offset in part by slightly higher interest rates during the third quarter of 2007 compared to the third quarter of 2006. During the third quarters of 2007 and 2006, the average month-end cash balances were $21,972,582 and $49,378,137, respectively. The effective interest rates during the third quarters of 2007 and 2006 were 5.22% and 5.09%, respectively.

        Provision for Income Taxes:    The $40 million milestone payment received from PRF during the first quarter of 2006 resulted in taxable income for the Company. The regular taxable income generated by this transaction has been fully offset with available federal and state net operating loss carryforwards. The Company recorded a provision of $372,000 in the first quarter of 2006 for the alternative minimum tax that was estimated to result from receipt of this milestone. In the fourth quarter of 2006, the estimated provision was adjusted to $120,000. In the third quarter of 2007, AVANT made an adjustment to its tax provision estimates of $120,000.

Nine-Month Period Ended September 30, 2007 as Compared
with the Nine-Month Period Ended September 30, 2006

        AVANT reported consolidated net loss of $16,385,006, or $.22 per share, for the nine months ended September 30, 2007, compared with a net loss of $14,161,857, or $.19 per share, for the nine months ended September 30, 2006. The weighted average common shares outstanding used to calculate net loss per common share was 75,185,365 in 2007 and 74,176,593 in 2006.

        Revenue:    Total revenue decreased $1,167,837 to $3,383,128 for the first nine months of 2007 compared to $4,550,965 for the first nine months of 2006.

        Product development and licensing revenue decreased $2,554,283 to $118,612 in 2007 from $2,672,895 in 2006. In February 2006, the European Commission granted approval of Rotarix® in the European Union, which triggered a one-time $4 million milestone payment from Glaxo, 50% of which was creditable against future royalties. Product development and licensing revenue of $2.6 million was recorded in the first quarter of 2006 and the remaining $1.4 million was remitted to PRF in accordance with the PRF agreement. AVANT recorded $600,000 in royalty expense payable to CCH as a result of this milestone payment.

        In the first nine months of 2007, AVANT recognized $2,742,689 in product royalty revenue consisting of $1,444,058 related to PRF's purchased interest in Rotarix® net royalties and $1,298,631 related to AVANT's retained interests in Rotarix® net royalties which were not sold to PRF and which amount is also payable to CCH. As such, a corresponding amount is recorded as royalty expense and included in research and development expense. In the first nine months of 2006, AVANT recognized $550,803 in product royalty revenue related to PRF's purchased interests in the net royalties from Rotarix® worldwide net sales. AVANT expects the amount of product royalty revenue to increase during the remainder of 2007 as Glaxo continues the global commercialization of Rotarix®.

        AVANT has received a number of subcontracts from its partner, DVC, to develop anthrax and plague vaccines for the U.S. Department of Defense. AVANT has been reimbursed by DVC on a time and materials basis for vaccine development research work performed by AVANT. Under these agreements and several SBIR grants, AVANT recognized $441,407 and $1,241,149 in government contract and grant revenue during the first nine months of 2007 and 2006, respectively, for work performed. The decrease in revenue in 2007 compared to 2006 primarily reflects reduced levels of vaccine development work billable to DVC in 2007 as the Company closes down its biodefense development activities, and as a result, limited contract revenue is expected during the remainder of 2007.

        Marketing and distribution of the Megan poultry product line is performed by AVANT's partner, Lohmann Animal Health International ("LAHI"), and AVANT receives a royalty percentage of all Megan®Vac 1 and Megan®Egg product sales. Royalty payments received during the first nine months of 2007 and 2006 totaled $80,419 and $86,117, respectively. AVANT expects royalty payments from LAHI to be approximately consistent in the remainder of 2007 compared to 2006.

        Operating Expense:    Total operating expense increased $927,571, or 4.7%, to $20,827,336 for the first nine months of 2007 compared to $19,899,765 for the first nine months of 2006.

        Research and development expense increased $1,154,880, or 8.7%, to $14,383,806 from $13,228,926 for the first nine months of 2006. The increase in 2007 compared to 2006 is primarily due to increases in clinical trial costs of $635,728 associated with the TY800 program and increases in research and development personnel and related costs of $347,371, primarily related to restructuring activity. These increases were coupled by a increase in royalty expense of $698,631 in 2007 due primarily to higher sales of Rotarix® and were offset by lower contract manufacturing costs of $730,656. Research and development expense includes $1,298,631 and $600,000 of royalty expense payable to CCH at September 30, 2007 and 2006, respectively. AVANT expects research and development expense to continue to decrease during the remainder of 2007 as a result of AVANT's restructuring activities initiated in April 2007.

        General and administrative expense decreased $201,119, or 3.4%, to $5,723,386 in 2007 compared to $5,924,505 for the first nine months of 2006 and is primarily attributed to lower personnel and related costs of $624,132 and consulting costs of $158,645, offset in part by higher professional services costs of $498,091 primarily related to the anticipated merger transaction. AVANT expects general and administrative expense to continue at current levels during the remainder of 2007.

        Amortization expense of acquired intangible assets was $720,144 and $746,334 in the first nine months of 2007 and 2006, respectively.

        Investment and Other Income, Net:    Interest and other income decreased $619,741 to $939,202 for the first nine months of 2007 compared to $1,558,943 for the first nine months of 2006. During the quarter ended September 30, 2007, AVANT recognized a loss of $158,095 for the impairment of its investment in Select Vaccines that was determined to be other-than-temporary. The decrease is also due to lower average cash balances, offset in part by slightly higher interest rates during the first nine months of 2007 compared to the first nine months of 2006. During the first nine months of 2007 and 2006, the average month-end cash balances were $28,179,604 and $46,441,661, respectively. The effective interest rates during the first nine months of 2007 and 2006 were 5.19% and 4.68%, respectively.

        Provision for Income Taxes:    The $40 million milestone payment received from PRF during the first quarter of 2006 resulted in taxable income for the Company. The regular taxable income generated by this transaction has been fully offset with available federal and state net operating loss carryforwards. The Company recorded a provision of $372,000 in the first quarter of 2006 for the alternative minimum tax that was estimated to result from receipt of this milestone. In the fourth quarter of 2006, the estimated provision was adjusted to $120,000. In the third quarter of 2007, AVANT made an adjustment to its tax provision estimates of $120,000.

Liquidity and Capital Resources

        At September 30, 2007, AVANT's principal sources of liquidity consisted of cash and cash equivalents of $20,339,659. AVANT's cash and cash equivalents are highly liquid investments with a maturity of three months or less at the date of purchase and consist of time deposits and investments in money market mutual funds with commercial banks and financial institutions. Also, the Company maintains cash balances with financial institutions in excess of insured limits. AVANT does not anticipate any losses with respect to such cash balances.

        The use of AVANT's cash flows for operations has primarily consisted of salaries and wages for its employees, facility and facility-related costs for its offices, laboratories and manufacturing facility, fees paid in connection with preclinical studies, clinical studies, contract manufacturing, laboratory supplies and services, consulting fees, and legal fees. To date, the primary sources of cash flows from operations have been payments received from the Company's collaborative partners and from government entities. In general, AVANT's sources of cash flows from operations for the foreseeable future will be upfront license payments, payments for the achievement of milestones, product royalty payments, payments under government contracts and grants and funded research and development under collaboration agreements that AVANT may receive. The timing of any new collaboration agreements, government contracts or grants and any payments under these agreements, contracts or grants cannot be easily predicted and may vary significantly from quarter to quarter.

        Net cash used in operating activities was $15,269,745 for the first nine months of 2007 compared to net cash provided by operating activities of $28,973,524 for the first nine months of 2006. The decrease in net cash provided by operating activities is primarily attributed to the increase in net loss incurred in 2007 compared to 2006, the decrease in accounts payable and accrued expenses in 2007 and the $40 million PRF milestone payment received in the first quarter of 2006. AVANT expects that cash used in operations will decline in the remainder of 2007 as a result of the Company's restructuring activities initiated in April 2007.

        Cash used in investing activities was $5,119,541 for the first nine months of 2007 compared to $5,549,954 for the first nine months of 2006. The change in amounts between years reflects a decreased investment in property and equipment in 2007 as the Company completes the full-scale renovations of its Needham facility.

        Net cash used in financing activities was $182,594 for the first nine months of 2007 compared to $161,674 for the first nine months of 2006. The increase in net cash used in financing activities is primarily due to increases in payments of long-term liabilities.

        In February 2007, AVANT entered into a research and development partnership with Select Vaccines, a public Australian biotechnology company, focused on the use of Select Vaccines' virus-like particles ("VLPs") as a platform technology for the development of viral vaccines. Research and development efforts targeted the development of vaccines against influenza including both epidemic and pandemic forms of vaccine. Under the terms of the agreement, AVANT made an upfront equity investment of $735,000 in Select Vaccines and initially committed to fund influenza vaccine research and development for two years, as well as provide payments to Select Vaccines for the achievement of specific preclinical and clinical development milestones. Select Vaccines would also be eligible to receive royalties based on net sales of any approved products arising out of this collaboration that are successfully marketed.

        On November 1, 2007, AVANT notified Select Vaccines that, effective December 31, 2007, AVANT for strategic reasons was exercising its rights to terminate its Collaboration and License Agreement with Select Vaccines. During the quarter ended September 30, 2007, AVANT recognized $158,095 for the impairment of its investment in Select Vaccines that was determined to be other-than-temporary. In assessing whether the decline in fair value of the investment is other-than-temporary, AVANT has determined that it does not have significant positive evidence to conclude that the decline was temporary.

        On April 16, 2007, AVANT initiated planned restructuring activities to reduce ongoing operational costs, following an extensive review of its operations and cost structure. The restructuring aimed to increase the focus of AVANT's resources upon key programs and core operational capabilities and to lower the Company's overall cost structure. The Company will concentrate its focus on building an enhanced portfolio of viral and bacterial vaccines for global health and travelers around the Company's core technologies, as well as its unique development and manufacturing capabilities. AVANT will no longer invest in biodefense research and development activities or further invest in clinical trials for its CETi and TP10 programs.

        The restructuring resulted in a workforce reduction of approximately 30%. AVANT also exited from its St. Louis-based research facility by September 30, 2007 when the lease term expired and moved all essential research activities to its Needham, MA headquarters. The restructuring charges consisted of severance, payroll tax and extended benefits costs for terminated employees, as well as, salary continuation and retention bonus costs for certain St. Louis employees retained during the transition and closing process for the St. Louis facility. As of the quarter ended September 30, 2007, restructuring charges of $765,204 were recorded, of which $754,877 were recorded as research and development and $10,327 were recorded as general and administrative expense. Of the restructuring charge, $384,116 related to St. Louis benefit arrangements and $381,088 related to Needham and Fall

River benefit arrangements. During the three and nine months ended September 30, 2007, $217,798 and $147,624, respectively, of restructuring costs were paid out and a balance of $399,781 of accrued restructuring costs remained at September 30, 2007. The cash impact of the remaining restructuring costs will be incurred during the fourth quarter of 2007 and the first quarter of 2008.

        On June 27, 2007, AVANT reported that its partner, Glaxo, had filed a marketing application for the Rotarix® vaccine with the United States Food and Drug Administration (FDA) during the second quarter of 2007. The terms of AVANT's agreement with PRF include a $10 million milestone payment on product launch in the United States, which AVANT now expects to receive in 2008 based on Glaxo's recent filing.

        During 2007 and 2008, AVANT may take steps to raise additional capital including, but not limited to, the licensing of technology programs with existing or new collaborative partners, possible business combinations, or the issuance of common stock via private placement and public offering. There can be no assurance that such efforts will be successful.

        On October 22, 2007, AVANT announced the signing of a definitive merger agreement with Celldex Therapeutics, Inc., a privately-held biopharmaceutical company. The all-stock transaction, approved by both companies' Boards of Directors, will combine the two companies under the same name AVANT. Celldex and AVANT shareholders will own 58% and 42% of the combined company on a fully diluted basis, respectively. Closing of the merger is contingent upon a vote of approval by AVANT's current shareholders at a special meeting of shareholders expected to take place in the first quarter of 2008.

        On July 6, 2007, AVANT received a letter from the Listing Qualifications Department of The NASDAQ Stock Market indicating that the Company is not in compliance with NASDAQ Marketplace Rule 4450(a)(5) because the closing bid price per share for the Company's common stock had been below $1.00 per share for 30 consecutive business days. On August 15, 2007, AVANT received a second letter from the Listing Qualifications Department indicating that the Company was not in compliance with NASDAQ Marketplace Rules 4450(b)(1)(A) and (B) because the Company's market value and total assets and revenue have been below the minimum $50,000,000 requirement for 10 consecutive trading days.

        To regain compliance with respect to the second notification letter, on August 20, 2007, AVANT applied to list its common stock on the NASDAQ Capital Market and on August 29, 2007, received notice from the Listing Qualifications Department indicating that the Company had been approved to list its common stock on The NASDAQ Capital Market. AVANT's common stock began trading on The NASDAQ Capital Market, and ceased trading on The NASDAQ Global Market, at the opening of business on August 31, 2007. The trading symbol for the Company's common stock remained "AVAN." AVANT still needs to regain compliance with respect to the first notification letter by having the Company's stock maintain a minimum bid price of $1.00 for 10 consecutive business days. See the section entitled "Risk Factors" for additional details.

Aggregate Contractual Obligations

        The following table summarizes AVANT's contractual obligations at September 30, 2007 and the effect such obligations and commercial commitments are expected to have on its liquidity and cash flow in future years. These obligations, commitments and supporting arrangements represent payments based on current operating forecasts, which are subject to change:

	Total	2007	2008-2010	2011-2012	Thereafter
Contractual obligations:
Operating lease obligations	$20,178,100	$483,500	$5,927,400	$4,280,400	$9,486,800
Loan Payable*	1,347,800	23,000	391,200	238,000	695,600
Note Payable*	608,400	29,500	531,500	47,400	—
Licensing and R&D obligations	995,000	150,000	255,000	170,000	420,000
Construction contracts	775,400	775,400	—	—	—
Restructuring Costs	399,800	255,500	144,300	—	—

Total contractual obligations	$24,304,500	$1,716,900	$7,249,400	$4,735,800	$10,602,400

Commercial commitments:
Clinical development	$1,260,600	$946,700	$313,900	$—	$—
Manufacturing development	106,000	106,000	—	—	—

Total commercial commitments	$1,366,600	$1,052,700	$313,900	$—	$—

*
includes interest obligations

AVANT PRINCIPAL STOCKHOLDERS

        The following table sets forth the amount of common stock beneficially owned as of November 15, 2007 by the following people:

  •
  each director and nominee for director;

  •
  the chief executive officer and the other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during 2006;

  •
  all directors and officers as a group; and

  •
  each person known by AVANT to hold more than 5% of our outstanding common stock.

Name and Business Address of Beneficial Owners*	Amount and Nature of Beneficial Ownership(1)		Percentage of Common Stock(2)
Directors and Executive Officers
Una S. Ryan, Ph.D.	2,026,213	(3)	2.63%
Harry H. Penner, Jr.	90,000	(4)	**
Karen Shoos Lipton	70,000	(5)	**
Larry Ellberger	50,000	(6)	**
Alf A. Lindberg, M.D., Ph.D.	30,000	(7)	**
M. Timothy Cooke, Ph.D.	187,000	(8)	**
Avery W. Catlin	281,750	(9)	**
Henry C. Marsh, Jr., Ph.D.	124,835	(10)	**
Taha Keilani, M.D.	76,000	(11)	**
All Directors and Executive Officers as a group (Consisting of 9 persons)	2,935,798	(12)	3.77%

*
Unless otherwise indicated, the address is c/o AVANT Immunotherapeutics, Inc., 119 Fourth Avenue, Needham, Massachusetts 02494-2725.

**
Less than 1%.

(1)
Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

(2)
Common stock includes all outstanding common stock plus, as required for the purpose of determining beneficial ownership (in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended), all common stock subject to any right of acquisition, through exercise or conversion of any security, within 60 days of the record date.

(3)
Includes 895,000 shares of common stock issuable upon exercise of options, which are vested or will vest within 60 days of the record date. Includes 1,000,000 Stock Units, which are fully vested. Includes 32,000 shares owned by Dr. Ryan's husband, of which Dr. Ryan disclaims beneficial ownership.

(4)
Includes 85,000 shares of common stock issuable upon exercise of options, which are vested or will vest within 60 days of the record date. The business address of Mr. Penner is Marinus Pharmaceuticals, Inc., 21 Business Park Drive, Branford, Connecticut 06405.

(5)
Includes 66,000 shares of common stock issuable upon exercise of options, which are vested or will vest within 60 days of the record date. The business address of Ms. Lipton is American Association of Blood Banks, 8101 Glenbrook Road, Bethesda, MD 20814.

(6)
Includes 50,000 shares of common stock issuable upon exercise of options, which are vested or will vest within 60 days of the record date. The business address of Mr. Ellberger is 23 Fawn Drive, Livingston, NJ 0739.

(7)
Includes 30,000 shares of common stock issuable upon exercise of options, which are vested or will vest within 60 days of the record date. The business address of Dr. Lindberg is Nobel Web AB, Sturegatan 14, Box 5232, SE-102 45, Stockholm, Sweden.

(8)
Includes 187,000 shares of common stock issuable upon exercise of options, which are vested or will vest within 60 days of the record date.

(9)
Includes 260,250 shares of common stock issuable upon exercise of options, which are vested or will vest within 60 days of the record date.

(10)
Includes 119,000 shares of common stock issuable upon exercise of options, which are vested or will vest within 60 days of the record date.

(11)
Includes 74,500 shares of common stock issuable upon exercise of options, which are vested or will vest within 60 days of the record date.

(12)
Includes 1,766,750 shares of common stock issuable upon exercise of options and 1,000,000 Stock Units, which are fully vested.

CELLDEX'S BUSINESS

        Celldex is a development stage biotechnology company focused on the discovery, development and commercialization of therapeutic vaccines, monoclonal antibodies and other products for the treatment of cancer, infectious diseases and immune system disorders. Celldex commenced its existence as a wholly-owned subsidiary of Medarex, which remains a substantial stockholder of Celldex. Celldex is advancing a robust pipeline of clinical and preclinical product candidates, the most of advanced of which are for treatment of various cancers. Celldex's lead programs are therapeutic cancer vaccines designed to instruct the patient's immune system to recognize and destroy cancer cells. In addition, Celldex has early development stage programs for treatment of infectious diseases and immune system disorders, as well as therapeutic human antibody product candidates.

        Celldex has developed an APC Targeting Technology™ that utilizes fully human monoclonal antibodies to directly target specialized types of immune system cells, known as antigen presenting cells. Celldex is advancing several clinical and preclinical product candidates that use Celldex's APC Targeting Technology™ to manipulate critical types of antigen presenting cells, known as dendritic cells and macrophages, which are key cells within the immune system. Because these cells are largely responsible for initiating the immune system's disease-fighting mechanisms, Celldex believes that product candidates using Celldex's technology will create more potent immune responses than standard vaccination strategies.

Product Candidates Currently in Clinical Development

CDX-110

        Celldex's lead clinical development program, CDX-110, is a peptide-based immunotherapy that targets the tumor specific molecule called EGFRvIII, a functional variant of the naturally expressed epidermal growth factor receptor (EGFR), a protein which has been well validated as a target for cancer therapy. Unlike EGFR, EGFRvIII is not present in normal tissues, and has been shown to be a transforming oncogene that can directly contribute to the cancer cell growth.

        EGFRvIII is commonly present in Glioblastoma Multiforme, or GBM, the most common and aggressive form of brain cancer, and has also been observed in various other cancers such as breast, ovarian, prostate, colorectal, and head & neck cancers. Celldex is currently pursuing the development of CDX-110 for GBM therapy, and plans to expand the clinical development into other cancers through additional clinical studies.

        Initial clinical development of EGFRvIII immunotherapy was led by collaborating investigators at the Brain Tumor Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas. The results from phase I and phase II studies, 16 and 23 patients, respectively, have demonstrated a significant increase in the time to disease progression (greater than 113%) in the patients which were vaccinated, and also in overall survival rates (greater than 100%), both relative to appropriately matched historical controls. Celldex believes that the therapy has been well tolerated, and significant immune responses to EGFRvIII were generated. CDX-110 therapy was well tolerated, and significant immune responses to EGFRvIII were generated in many patients. An extension of phase II program at the same two institution has enrolled 18 additional GBM patients treated with standard of care. The preliminary data support the observations from the previous studies. Independently, active immunotherapy for EGFRvIII in prostate and ovarian cancer patients has been conducted in a phase I trial at the University of Washington.

        The FDA has granted orphan drug designation for CDX-110 for the treatment of EGFRvIII expressing GBM.

        Celldex initiated a phase II/III randomized study of CDX-110 combined with standard of care versus standard of care alone in patients with GBM in May 2007, and Celldex intends to open a total of 29 sites in the United States and Canada by the end of calendar year 2007.

CDX-110 Clinical Programs Summary

Phase	Indications	Design	Status
II/III	Newly diagnosed Glioblastoma Multiforme (GBM) with EGFRvIII expression	Randomized, multi-institution study with standard of care control arm. Interim analysis after phase II by independent data monitoring board	Study opened in May 2007. Enrollment of phase II portion expected to be complete in 2008.
II	Ovarian and/or head & neck cancer	Randomized, multi-center study	Planned for 2008.
II	Newly diagnosed Glioblastoma Multiforme (GBM) with EGFRvIII expression	Single arm with matched historical controls; two centers (Duke, MDACC). EGFRvIII-peptide-KLH conjugate (CDX-110) + GM-CSF treatment post Chemo-radiation
23 Patients enrolled, with a further 18 patients enrolled in an extension trial. Data demonstrate that the treatment was well tolerated and without evidence of autoimmunity. Humoral and cellular immune responses were generated. Median TTP from surgery in treated patients is 13 months, comparing favorably with a historical matched untreated cohort that had a median TTP of 7.1 months (n=39)(p=0.0058). Median survival in this trial has exceeded 30 months which compares favorably to published analyses accounting for known prognostic indicators.
II	Newly diagnosed Glioblastoma Multiforme (GBM) with EGFRvIII expression	Single arm with matched historical controls; two centers (Duke, MDACC). CDX-110 + GM-CSF treatment post Chemo-radiation with concurrent maintenance temozolomide.	18 patients enrolled. Preliminary data demonstrate the treatment is well tolerated and the antibody responses to EGFRvIII were maintained or increased with concurrent maintenance temozolomide.
I	Malignant Glioma	Single arm study utilizing ex vivo dendritic cells pulsed with CDX-110; single center (Duke)
Complete: 16 patients treated (13 with GBM). Data demonstrate that the therapy was well tolerated, and most patients developed EGFRvIII specific T cell responses. Median survival ~20 months, and two of two patients with measurable disease had long-term tumor regression after therapy.

CDX-1307

        Celldex's lead APC Targeting Technology™ product candidate, CDX-1307, is in development for the treatment of epithelial tumors such as colorectal, pancreatic, bladder, ovarian and breast cancers. CDX-1307 targets the beta chain of human chorionic gonadotropin, known as hCG-b, which is an antigen often found in epithelial tumors. The presence of hCG-b in these cancers correlates with a poor clinical outcome, suggesting that this molecule may contribute to tumor growth. Normal adult tissues have minimal expression of hCG-b; therefore, targeted immune responses are not expected to generate significant side effects.

Tissue of Origin	hCG—a prognostic indicator	hCG—Expression
Bladder	Yes	30-76%
Colorectal	Yes	17-54%
Breast	No/Yes	19-80%
Pancreas	Yes	42%
Renal	Yes	23%
Cervical	Yes	26-35%
Ovarian	Yes	36-41%
Lung	Yes	14-93%

        CDX-1307 is human antibody-based product that is consists of the cancer antigen hCG-b linked to a human antibody that attaches to mannose receptors on dendritic cells and macrophages (see illustration). Celldex believes that preclinical studies demonstrate that CDX-1307 can efficiently deliver hCG-b to antigen presenting cells (APCs) in animals, and leads to strong antibody and cell-mediated immune responses. The manufacture and purification of CDX-1307 uses procedures already well established for the production of standard monoclonal antibodies, however, Celldex believes the active dose levels will be significantly lower for APC-Targeting Technology products than standard therapeutic antibodies.

        Thirty-five (35) patients who presented with epithelial cancers have been treated in phase I clinical trials of CDX-1307 at the Duke Comprehensive Cancer Center. The immunotherapy has been well tolerated, and one patient with pancreatic cancer demonstrated a reduction in tumor burden, with only minor adverse events observed (reddening at the injection site). The investigators at the Duke Comprehensive Cancer Center were awarded a two year $500,000 grant from the Avon Foundation and the National Cancer Institute to support Phase I work in breast cancer. The safety of CDX-1307 in combination with defined immune stimulators will next be evaluated with intent to enter phase II research in 2008.

Preclinical Development

        Celldex is also engaged in preclinical activities for other therapeutic products and has the following product candidates in preclinical development:

  •
  CDX-1401, an APC-Targeting vaccine, for treatment of malignant melanoma and a variety of solid tumors which express the proprietary cancer antigen NY-ESO-1, which Celldex licensed from the Ludwig Institute for Cancer Research in 2006. Celldex believes that preclinical studies have shown that CDX-1401 is effective for activation of human T-cell responses against NY-ESO-1. Further preclinical studies and manufacturing process optimization are in progress, with phase I entry into the clinic planned for Q4 2008.

  •
  CDX-2401, an APC Targeting prophylactic vaccine aimed at providing protection from infection with HIV, the virus known to cause AIDS. This program is in a Bill & Melinda Gates Foundation funded partnership with collaborators at the Rockefeller University in New York City, who have shown in model systems that protective immunity can be induced with such a vaccine. Preclinical studies and manufacturing development are in progress and Celldex plans to initiate Phase I clinical studies towards the end of 2008.

  •
  CDX-2101, a Virus-Like Particle, or VLP, therapeutic vaccine to treat patients chronically infected by the Hepatitis B virus, or HBV, which can lead to the development of hepatocellular carcinoma. Chronic HBV infection is a major health problem, particularly in Asia, where widespread prophylactic HBV vaccination has not been available. The prophylactic vaccines induce protective antibody responses to a viral coat protein, blocking infection, but these are ineffective in patients already chronically infected with the virus. CDX-2101 is designed to stimulate strong T-cell responses to a key HBV antigen expressed by virus-infected cells in the liver, which can then mediate viral elimination and inhibit the progression of liver pathology. Manufacturing and preclinical development of CDX-2101 has been completed, and initiation of clinical development is planned for 2008.

  •
  CDX-S03, a novel auto-immune targeting vaccine designed to down-regulate the undesired immune responses involved in destroying the insulin-producing cells in the pancreas of juvenile-onset, type I, diabetes patients. This product candidate is based on the Notch signaling technology platform brought into Celldex through the acquisition of Lorantis in 2005. Initial preclinical studies have shown this therapy can significantly inhibit diabetes in the model systems. Further dose and regimen optimization studies in animals are planned prior to beginning clinical development studies. A manufacturing process for CDX-SO3 has been developed. This Notch technology should also be applicable for the development of similar specific immunotherapies for other autoimmune diseases.

Research Programs

        Celldex's research programs focus on further applications of Celldex's APC Targeting and human monoclonal antibody technologies for the development of further therapies for cancer and infectious diseases, as well as specific immunosuppressive approaches to allergy and autoimmune disease.

  •
  Human monoclonal antibody therapies.    Celldex expects that its initial programs will focus on developing antibody therapies for cancer, but Celldex also plans to apply this capability to develop therapeutic approaches for infectious diseases. Celldex has human antibodies to CD89 for the first of these programs which aims to develop a novel therapy for leukemias. The next steps for this program will be to identify the lead candidate.

  •
  APC Targeting.    Celldex has several other APC targeted therapeutic vaccine candidates for cancer and infectious diseases at the preclinical research stage, and Celldex is developing the technology for use in the induction of antigen-specific immune suppression for application in the treatment of allergic and autoimmune diseases.

Celldex's APC Targeting Technology™

        Celldex's proprietary technology platform uses fully human monoclonal antibodies administered directly to patients to target and stimulate dendritic cells and macrophages, which are key cells within the immune system. A product candidate based on this technology, CDX-1307, is currently in two phase I clinical trials for multiple cancers. See "Celldex's Business—Product Candidates Currently in Clinical Development—CDX-1307." Additional product candidates are planned to enter clinical development for oncology and infectious disease in the next two years. See "Celldex's Business—Pre-Clinical Development."

APC Targeting Technology™ for Active Immunizations

        The body's immune system is tasked with recognizing and combating cancer cells, viruses, bacteria and other disease causing organisms. This defense is carried out mainly by white blood cells and their specific subsets, T-cells, and B-cells, which utilize cell-mediated immune responses and antibody based immune responses targeted against specific disease-associated molecules or antigencs. Professional antigen presenting cells, or APCs, including dendritic cells and macrophages, are additional subsets of white blood cells that are critical to the development of specific immune responses by guiding the activity of T cells via a system called antigen processing and presentations. Celldex's APC Targeting Technology™ is designed to boost this process using human monoclonal antibodies linked to disease-associated antigen to efficiently deliver the attached antigen to APCs. Celldex's proprietary human antibodies are specific for molecules located on the surface of these APCs, which are known to be entry portals for antigen processing pathways. In vivo, the antigen attached to the antibody is specifically delivered to the appropriate antigen processing pathways in APCs, particularly dendritic cells, which are often referred to as "professional' antigen presenting cells. APCs internalize these targeted antigens into specific cellular compartments and then present the processed antigen on the cell surface, thereby initiating the desired immune response.

        The delivery of antigens into the appropriate intracellular compartments of APCs with Celldex's proprietary antibodies can enhance antigen processing and presentation to T cells at least 100 to 1000 fold more efficiently than non-targeted antigen. Furthermore, APC-Targeting has been shown to be more effective than other vaccine strategies in animal models for cancer and infectious disease.

        Celldex's APC Targeting Technology™ has been designed to allow Celldex to take advantage of many important characteristics of human monoclonal antibodies, including their long circulating half-life, generally good safety profile, and standardized manufacturing procedures. Celldex believes that in addition to robust efficacy, its APC Targeting Technology™ provides significant manufacturing, regulatory and other practical advantages over patient specific and other immune-based treatments and can substantially reduce the dosage and cost currently required in conventional immunotherapies.

        Preclinical studies have demonstrated that its APC Targeting Technology™ is able to deliver an antigen in a manner that results in significantly more efficient processing and presentation by APCs than a non-targeted antigen. Celldex believes this creates a more potent immune response than standard sub unit peptides used in competing immunization strategies. Model systems have demonstrated that the antigens delivered by Celldex'es proprietary monoclonal antibodies are processed and presented by human dendritic cells substantially more efficiently than a non-targeted antigen. Furthermore, using animal models, Celldex has shown the effectiveness of this strategy in protection against tumor challenges. In addition, using in vitro methods with cells from cancer patients, Celldex has demonstrated that its product candidates can elicit antigen specific activated T-cells that killed tumor cells expressing the antigen but spared cells lacking the antigen. CD4, or helper, T-cells were also elicited. Celldex believes that activation of these cells are critical for enhancing both humoral and cellular responses, and that these results support Celldex's strategy of seeking to develop additional clinical candidates.

        Celldex believes that its studies, and those of other investigators, indicate that this APC targeted approach induces rapid and significantly heightened immune responses in vivo as compared with non-targeted agents. Further, Celldex believes that by effectively targeting antigens to dendritic cells in vivo, its product candidates can transform weakly immunogenic antigens into viable targets for immunotherapy.

Celldex's Intellectual Property Patents, Licenses and Proprietary Rights

        Celldex's policy is to protect its technology by filing patent applications and obtaining patent rights covering Celldex's own technology, both in the United States and in foreign countries. In addition, Celldex has acquired and will seek to acquire as needed or desired, exclusive rights of others through assignment or license to complement Celldex's portfolio of patent rights. Celldex also relies on trade secrets, unpatented know-how and technological expertise and innovation to develop and maintain Celldex's competitive position.

        Patents:    The successful development and marketing of products by Celldex will depend in part on its ability to create and maintain intellectual property, including patent rights. Celldex has established a proprietary patent position in the areas of complement inhibitor technology, cholesterol regulation technology, vaccine technologies, and preservation technologies, and is the owner or exclusive licensee of numerous patents and pending applications around the world. Although Celldex continues to pursue patent protection for its products, no assurance can be given that any pending application will issue as a patent, that any issued patent will have a scope that will be of commercial benefit, or that Celldex will be able to successfully enforce its patent position against infringers.

        Celldex is currently the owner or an exclusive licensee of more than 120 national and regional patent applications and patents around the world covering inventions relating to Celldex's business.

        Through Celldex's acquisition of the assets of Alteris Therapeutics, Inc., Celldex has certain exclusive rights under nine issued national or regional patents and three pending national patent applications relating to the technology used in CDX-110. One of the pending patent applications (in Japan) is currently under appeal. Expiration dates for the key issued patents range from 2009 to 2014 in the United States and from 2010 to 2015 in the United Kingdom, Germany and France (not including any possible patent term extensions or Supplementary Protection Certificates, if these are obtained in due course).

        In the area of APC targeting, through Celldex's agreements with Medarex, Inc. and The Rockefeller University, Celldex is the owner or exclusive licensee of nine issued patents and more than 40 pending national and regional patent applications worldwide. Through Celldex's agreement with the Ludwig Institute for Cancer Research, Celldex has an option to obtain certain commercial rights in connection with Celldex's APC targeting technology under more than 100 national and regional patents and pending patent applications worldwide, relating to NY-ESO-1 and various other tumor antigens. Through Celldex's acquisition of Lorantis Holdings Ltd. (now Celldex Therapeutics Ltd.), Celldex obtained, in the area of Hepatitis B vaccination, certain exclusive rights under four issued patents and more than 40 pending national and regional patent applications worldwide, and, in the area of Notch signaling modulation, control of seven issued patents and more than 20 pending national and regional patent applications worldwide. Celldex also has non-exclusive rights under more than 30 national and regional patents and pending patent applications worldwide relating to the adjuvant formulation currently used with CDX-2101.

        There can be no assurance that patent applications owned by or licensed to Celldex will result in granted patents or that, if granted, the resultant patents will afford protection against competitors with similar technology. It is also possible that third parties may obtain patents or other proprietary rights that may be necessary or useful to Celldex. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad to prevent Celldex from using important technology or from further developing or commercializing important vaccine and immunotherapeutic systems and vaccine candidates. If licenses from third parties are necessary but cannot be obtained, commercialization of the covered products might be delayed or prevented. Even if these licenses can be obtained, they would probably require Celldex to pay ongoing royalties and other costs, which could be substantial.

        Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to validity or as to the enforceable scope of the patent claims. The validity or enforceability of a patent after its issuance by the Patent and Trademark Office can be challenged in litigation. As a business that uses a substantial amount of intellectual property, Celldex faces a heightened risk of intellectual property litigation. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without authorization or payment. There can be no assurance that Celldex's issued patents or any patents subsequently issued to or licensed by Celldex will not be successfully challenged in the future. In addition, there can be no assurance that Celldex's patents will not be infringed or that the coverage of Celldex's patents will not be successfully avoided by competitors through design innovation.

        Celldex is aware that others, including universities and companies, have filed patent applications and have been granted patents in the United States and other countries which claim subject matter potentially useful or necessary to the commercialization of Celldex's products. The ultimate scope and validity of existing or future patents which have been or may be granted to third parties, and the availability and cost of acquiring rights in those patents necessary to the manufacture, use or sale of Celldex's products presently cannot be determined by Celldex.

        Third parties may have or obtain valid and enforceable patents or proprietary rights that could block Celldex from developing products using Celldex's technology, including:

  •
  certain patents and applications in the United States and Europe owned by Sanofi-Aventis, which relate to antibody-antigen conjugates and methods of their use for eliciting an immune response against the antigen;

  •
  certain patents and applications in the United States and foreign countries covering particular antigens and antigenic fragments targeted by Celldex's current vaccine product candidates, including CDX-1307, CDX-1401, CDX-2401 and CDX-2402;

  •
  certain patents and pending applications related to particular receptors and other molecules on dendritic cells and macrophages that may be useful for generating monoclonal antibodies and can be employed in Celldex's APC Targeting Technology;

  •
  two United States patents and related foreign patents and applications covering methods of diagnosing gliomas by detecting the presence of the EGFRvIII (tumor specific splice variant) protein;

  •
  a United States patent relating to certain uses of GM-CSF;

  •
  a European patent relating to certain tumor antigen splice variants;

  •
  a Patent Cooperation Treaty (PCT) patent application relating to certain methods of treatment of tumors such as glioma;

  •
  a United States patent owned by Genentech, Inc., relating to the production of recombinant antibodies in host cells;

  •
  a United States patent owned by GlaxoSmithKline plc related to methods of culturing cells under certain conditions;

  •
  certain patents held by third parties relating to antibody expression in particular types of host cells;

  •
  certain patents and pending applications in the United States and foreign countries relating to Hepatitis B antigens, formulations and uses; and

  •
  certain patents and pending applications in the United States and foreign countries relating to Notch ligands, sequences and uses.

        In addition to the patents and applications referred to in the previous paragraph, there may be other patent applications and issued patents belonging to competitors that may require Celldex to alter its vaccine candidates, pay licensing fees or cease some of its activities. If Celldex's product candidates conflict with patents that have been or may be granted to competitors, universities or others, the patent owners could bring legal action against Celldex claiming damages and seeking to enjoin manufacturing and marketing of the patented products. If any of these actions were successful, in addition to any potential liability for damages, Celldex could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that Celldex would prevail in any such action or that any license required under any such third party patent would be made available on acceptable terms or at all. Celldex believes that there may be significant litigation in the biotechnology and vaccine industries regarding patent and other intellectual property rights. If Celldex becomes involved in that litigation, Celldex could consume substantial resources.

        Licenses:    Celldex has entered into several significant license agreements relating to technology that is being developed by Celldex and/or its collaborators, including licenses from the following: Johns Hopkins University, Duke University and Thomas Jefferson University relating to technology used in or with CDX-110; Medarex, Inc. and GenPharm International, Inc. relating to APC targeting technology and antibody technology; The Rockefeller University relating to APC targeting technology; The Ludwig Institute for Cancer Research relating to tumor antigens; Apovia, Inc. and Celltech R&D Ltd. relating to Hepatitis B core particle technology; and Corixa Corporation relating to adjuvant formulations used with Celldex's product candidate CDX-2101.

        Generally, the term of each license is through at least the expiration of the last of the patents issued with respect to the technologies covered by the license and may sometimes be for a specified period of years from first marketing of any licensed product, if that period expires later. Celldex has generally agreed to use reasonable efforts to develop and commercialize licensed products and to achieve specified milestones and pay license fees, milestone payments and royalties based on the net sales of the licensed products or to pay a percentage of sublicense income. If Celldex breaches its obligations, the licensor has the right to terminate the license, and, in some cases, convert the license to a non-exclusive license. Celldex does not always fully control the patent rights of the technologies that it licenses.

        Proprietary Rights:    Celldex also relies on unpatented technology, trade secrets and confidential information, and no assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to Celldex's know-how and information, or that Celldex can meaningfully protect its rights in such unpatented technology, trade secrets and information. Celldex requires each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with Celldex. The agreements generally provide that all inventions conceived by the individual in the course of employment or in providing services to Celldex and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of Celldex and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for Celldex's information in the event of unauthorized use or disclosure of such confidential information.

Competition

        The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the products that Celldex is attempting to develop and commercialize will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that Celldex is targeting. Celldex faces competition from pharmaceutical and biotechnology companies both in the United States and abroad. Celldex's competitors may utilize discovery technologies and techniques or partner with collaborators in order to develop products more rapidly or successfully than Celldex or its collaborators are able to do. Many of Celldex's competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than Celldex does. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with Celldex's competitors.

        Several pharmaceutical and biotechnology companies are actively engaged in research and development in areas related to therapeutic vaccines, including Anitgenics, Dendreon Corporation, Favrille Corporation, GlaxoSmithKline, Sanofi-Aventis SA, NeoPharm, Inc., Genitope, Northwest Biotherapeutics, and Cell Genesys, Inc. Celldex is aware that Favrille, Genitope, Northwest

Biotherapeutics, and Dendreon are in late stage clinical trials for therapeutic vaccines for the treatment of lymphoma, GBM, melanoma and prostate cancer, respectively, which may compete with CDX-1307, CDX-110 and CDX-1401. In addition, companies such as ImClone, Inc. with its approved product Erbitux™ for the treatment of colorectal cancer, and Genentech, Inc. with its product Herceptin® for the treatment of metastatic breast cancer, have already commercialized antibody-based products that may compete with CDX-1307, CDX-1401 AND CDX-110. Various other companies are developing or commercializing products in areas that Celldex has targeted for product development. Some of these products use therapeutic approaches that may compete directly with Celldex's product candidates. Many of these companies and institutions, either alone or together with their partners, have substantially greater financial resources and larger research and development staffs than Celldex does. These companies may succeed in obtaining approvals from the FDA and foreign regulatory authorities for their products sooner than Celldex does for Celldex's products.

        Celldex is aware of a number of competitive products currently available in the marketplace or under development that are used for the prevention and treatment of the diseases that Celldex has targeted for product development. Various companies are currently marketing or developing biopharmaceutical products that may compete with Celldex's product candidates that target colorectal cancer. Product candidates Celldex may develop are also subject to competition in the treatment of colorectal cancer from a number of products already approved and on the market, including the following chemotherapy products: AstraZeneca PLC's Tomudex®, Hoffman-LaRoche's Xeloda® (capecitabine), Immunex Corporation's Leucovorin® calcium, ImClone Systems' Erbitux™, Pfizer, Inc.'s Camptosar® (irinotecan) and Aduracil® (5-FU), Sanofi-Synthelabo Group's Eloxatin™ (oxaliplatin), Genentech's anti-VEGF antibody, Avastin™, GlaxoSmithKline's Eniluracil™, and Titan Pharmaceuticals' CeaVac™, in the treatment of patients with advanced-stage colorectal cancer. In addition, Celldex is aware that other companies such as Cell Genesys, Inc. and Dendreon Corporation may be developing additional cancer vaccines that could potentially compete with other Celldex product candidates. Celldex may also face competition from Medarex and Bristol-Myers Squibb Company, which are developing a therapeutic vaccine for the treatment of melanoma using Medarex's MDX-010 product candidate. Celldex also faces competition from a number of companies working in the fields of anti-angiogenesis and specific active immunotherapy for the treatment of solid tumor cancers. Celldex expects that competition among specific active immunotherapy and anti-angiogenesis products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent position.

        Celldex also faces competition from pharmaceutical and biotechnology companies, academic institutions, government agencies and private research organizations in recruiting and retaining highly qualified scientific personnel and consultants and in the development and acquisition of technologies. Moreover, technology controlled by third parties that may be advantageous to Celldex's business may be acquired or licensed by Celldex's competitors, thereby preventing us from obtaining technology on commercially reasonable terms, if at all. Celldex will also compete for the services of third parties that may have already developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies to target the diseases on which Celldex has focused both in the U.S. and outside of the U.S.

Product Liability

        The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. If and when we manufacture vaccines that are recommended for routine administration to children, we will be required to participate in the National Vaccine Injury Compensation Program. This program compensates children having adverse reactions to certain routine childhood immunizations with funds collected through an excise tax from the manufacturers of these vaccines.

        We have clinical trial liability insurance coverage in the amount of $5,000,000 million. However, there can be no assurance that such insurance coverage is or will continue to be adequate or available. We may choose or find it necessary under our collaborative agreements to increase our insurance coverage in the future. We may not be able to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for mandatory damages could exceed the amount of our coverage. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other product candidates.

Properties

        Celldex leases approximately 20,000 square feet of office and laboratory space in Phillipsburg, New Jersey. Celldex believes that its existing facilities are adequate for its current requirements and that additional space can be obtained on commercially reasonable terms to meet future requirements.

Manufacturing

        Celldex does not currently have manufacturing capabilities. Celldex expects to use AVANT's existing manufacturing capabilities following the merger. If Celldex remains an independent entity, it expects to contract out its manufacturing requirements to third parties who have facilities that satisfy current good manufacturing practice requirements.

        Two clinical lots of CDX-1307 have been manufactured and released for clinical studies. The drug was manufactured and released by Medarex. Celldex believes that it has sufficient quantities to complete phase I clinical trials and that future product can be manufactured at a contract manufacturing organization with experience at manufacturing antibody-based products. Celldex does not have an agreement with Medarex, or any other manufacturer, to manufacture specific additional quantities of CDX-1307 should they be needed, or any of Celldex's other product candidates.

        During the last three fiscal years ended December 31, 2004, 2005 and 2006, Celldex has expended approximately $185,000, $193,000 and $259,491, respectively, and $1,091,285 for the nine months ended September 30, 2007, on company-sponsored research and development activities.

Employees

        As of November 15, 2007, Celldex had 23 full-time and four part-time employees. Of these employees, 22 were engaged in or directly support research and development activities. Celldex's success depends in large part upon its ability to attract and retain employees. Celldex faces competition for employees from other companies, research and academic institutions, government agencies and other organizations. Celldex believes that its employee relations are good.

Legal Proceedings

        Celldex is not currently a party to any material legal proceedings.

        In October, 2007, Celldex and Medarex, Inc. entered into a settlement agreement and mutual release whereby Medarex agreed to release its claims, under a May 2004 letter agreement, that Celldex allegedly owed Medarex $3,038,617 to compensate Medarex for payments it made for costs incurred by Celldex prior to or in connection with Celldex's initial registration of securities with the Securities and Exchange Commission in 2005, which was not completed. Celldex also released Medarex from claims related to that dispute. The releases were given without admissions of liability. Under that settlement agreement, Celldex agreed to issue to Medarex $3,038,617 of shares of common stock of post-merger AVANT, valued based on the per-share closing price of AVANT common stock on the second trading day prior to the closing date of the merger. At the same time, Celldex and Medarex entered into an amendment to the existing research and commercialization agreement and assignment and license agreement between those parties.

CURRENT MANAGEMENT OF CELLDEX AND RELATED INFORMATION

Directors and Executive Officers of Celldex

        The following table sets forth information with respect to Celldex's directors and executive officers who will become directors or executive officers of AVANT following the merger:

Name	Age	Current Position with Celldex
Dr. Thomas Davis	44	Chief Medical Officer and Vice President of Clinical Development
Tibor Keler, Ph.D.	49	Vice-President, Research and Discovery of Celldex
Anthony S. Marucci	45	Acting Chief Executive Officer and Vice President, Chief Financial Officer, Treasurer and Secretary of Celldex
Dr. Ronald C. Newbold	45	Vice President, Business Development of Celldex
Charles Schaller	71	Chairman of the Board of Directors
Herbert J. Conrad	75	Director
Dr. Rajesh B. Parekh	47	Director
George O. Elston	43	Director

        Thomas Davis, MD is Vice President of Clinical Development and Chief Medical Officer of Celldex. Dr. Davis was formerly Chief Medical Officer at GenVec, and Senior Director of Clinical Science at Medarex. He has supervised clinical efforts in adult hematologic malignancies and marrow transplantation and therapeutic antibodies at the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI) and worked with Dr. Ron Levy on the development of rituximab and idiotype vaccines at Stanford University.

        Dr. Tibor Keler has been Celldex's Vice President, Research and Discovery since May 2003. In addition, he was Senior Director of Preclinical Development and Principal Scientist at Medarex from September 1993 to March 2004. While at Medarex, he was responsible for the development of Celldex's technology and products, as well as for the preclinical development and testing of numerous Medarex products now in Phase II clinical trials. Dr. Keler received his Ph.D. in Microbiology from the University of Pennsylvania.

        Anthony S. Marucci has been Celldex's Acting Chief and Executive Officer since October 2007 and its Vice President, Chief Financial Officer, Treasurer and Secretary since May 2003. In addition, he was Treasurer of Medarex from December 1998 to March 2004. Mr. Marucci held a series of senior financial positions at Medarex since December 1998. Mr. Marucci received his M.B.A. from Columbia University.

        Ronald C. Newbold, Ph.D. is Vice President of Business Development of Celldex. Previously, Dr. Newbold was Executive Vice President of Commercial Operations for Sentigen Biosciences (recently sold to Invitrogen), following his prior position as Senior Director of Strategic Research Initiatives at Merck & Company, where he led Merck's Technology Licensing group from 1996-2004. Prior to joining Merck as a medicinal chemist in 1991, Dr. Newbold was a postdoctoral fellow at Harvard University, following doctoral studies in synthetic organic chemistry at the University of Rochester. He received his MBA from Columbia University.

        Charles Schaller has been a director of Celldex since November 2006 and is the Chairman of the Board of Directors of Celldex. Mr. Schaller has been a Director of Medarex since 1987, and was Chairman of the Medarex Board of Directors from 1987 - 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and, until June 2002, he served as a director of AstroPower, Inc., a publicly traded U.S. manufacturer of photo-voltaic (PV) products. Mr. Schaller is a graduate of Yale University and is a graduate of the program in management development at Harvard Business School.

        Herbert J. Conrad has been a director of Celldex since March 2004, is currently Chief Executive Officer of Sapphire Therapeutics. Mr. Conrad was the former president of Roche Pharmaceuticals in the United States until 1993. He served as chairman of the board of directors of GenVec, Inc. from 1996 to 2003, where he was the Chief Executive Officer from September 1996 to December 1996. He is a co-founder and former member of the board of directors of Reliant Pharmaceuticals. Mr. Conrad has served on the Boards of Dura, UroCor, Sicor, GenVec, and Bone Care International. Mr. Conrad has been a member of the board of directors of Savient Pharmaceuticals since 1994. He received B.S. and M.S. degrees from Brooklyn College of Pharmacy and an honorary Doctorate in Humane Letters from Long Island University.

        Dr. Rajesh B. Parekh has been a director of Celldex since March 2004 and has been a General Partner at Advent Venture Partners (UK) since 2006. Prior to joining Advent, Dr. Parekh was an Entrepreneur-in-Residence at Abingworth Management Limited (UK) from 2003-2005. Dr. Parekh has also been a Visiting Professor at the University of Oxford. He was a co-founder and served as Chief Scientific Officer and Senior Vice President of Research and Development of Oxford GlycoSciences, plc (UK) from 1988 to 2003. Dr. Parekh was also chairman of Galapagos nv (Belgium) and currently serves on the boards of directors of ten companies including private companies in the United States and Europe and two public European companies. He received his B.A. and D. Phil. degrees in Biochemistry and Molecular Medicine from the University of Oxford.

        George O. Elston has been a director of Celldex since March 2004 and is the former Vice President of Finance at EluSys Therapeutics, Inc., a privately held biopharmaceutical company located in New Jersey from May 2000 to September 2007. He was the chief financial officer of Trillium USA from February 1997 to April 2000 and C.R. Bard Inc. from 1991 to 1997. Prior to joining Bard, Mr. Elston was with Price Waterhouse. He received his B.B.A. in accounting from Pace University and is a Certified Public Accountant.

        In addition, Mr. Khawar Mann serves on Celldex's board of directors as the nominee of Lorantis Holdings and Dr. Robert Burns served as Celldex's Chief Executive Officer and President. Neither Mr. Mann nor Dr. Burns will join AVANT following the Merger.

Board Composition and Board Committees of Celldex

        Celldex's board of directors currently consists of five members. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. The Celldex board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

        Audit Committee.    The Audit Committee oversees Celldex's corporate accounting and financial reporting process and assists the board in fulfilling its oversight responsibility to Celldex's stockholders and others relating to:

  •
  the integrity of Celldex's financial statements and the financial reporting process;

  •
  the systems of internal accounting and financial controls;

  •
  the performance of Celldex's independent auditors;

  •
  the annual independent audit of Celldex's financial statements; and

  •
  the independent auditors' qualifications and independence.

        In connection with this oversight role, the Audit Committee performs several functions, including, among other things:

  •
  recommending to the board the selection of the independent auditors;

  •
  evaluating the qualifications, performance and independence of the independent auditors;

  •
  monitoring the rotation of partners of the independent auditors on Celldex's engagement team as required by law;

  •
  recommending to the board whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

  •
  reviewing and approving the retention of the independent auditors to perform any proposed non-permissible audit services;

  •
  discussing with management and the independent auditors the adequacy and effectiveness of Celldex's accounting and financial controls;

  •
  reviewing Celldex's financial statements; and

  •
  discussing with management and the independent auditors the results of the annual audit and the results of Celldex's quarterly financial statements.

        The Audit Committee currently comprises Mr. Elston (Chair) and Mr. Conrad.

        Compensation Committee.    The Compensation Committee reviews and approves the compensation for the Chief Executive Officer and Celldex's senior management, as well as compensation strategy and compensation policies. To implement its responsibilities, the Compensation Committee:

  •
  reviews and approves corporate performance goals and objectives relevant to the compensation of Celldex's executive officers;

  •
  reviews and approves the compensation and other terms of employment of Celldex's chief executive officer;

  •
  administers Celldex's stock option and stock purchase plans, stock bonus plans, deferred compensation plans and other similar programs; and

  •
  reviews and determines the officers, employees and consultants to whom stock options should be granted, the number of options and the option price.

        The Compensation Committee's members are Mr. Conrad (Chair) and Mr. Elston.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee has the authority to:

  •
  propose policies on the size and composition of the board;

  •
  establish criteria for membership on the board and on board committees;

  •
  identify, evaluate and recommend qualified candidates for service on the board, including any stockholder recommendations;

  •
  maintain an orientation program for new directors and a continuing education program for all directors;

  •
  evaluate, review and consider whether to recommend to the board the nomination, upon conclusion of their terms, of existing directors for re-election to the board;

  •
  evaluate at least annually the size, performance, authority, operations, charter and composition of each standing board committee and the performance of each committee member and recommend to the board any changes considered appropriate in the size, authority, operations, charter, or composition of each committee;

  •
  review and consider whether to recommend to the board the continued service of a director in the event (i) an employee director's employment with Celldex is terminated or (ii) a non-employee director changes his or her primary job responsibility or primary employer since the director's most recent election to the board;

  •
  establish a process for the periodic review and assessment of the performance of the board and board committees;

  •
  consider and assess periodically the independence of directors;

  •
  review and make recommendations to the board regarding proposals submitted by stockholders that relate to corporate governance matters;

  •
  review with management and the board the adequacy of Celldex's Standards of Integrity and any other codes of ethics;

  •
  recommend to the board the establishment of special committees; and

  •
  periodically review, discuss and assess the performance of the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee's members are Mr. Elston and Mr. Conrad.

Report of the Celldex Compensation Committee

        The Compensation Committee of Celldex has reviewed the Compensation Discussion and Analysis with management and based on a review of the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

Compensation Committee
Herbert Conrad George Elston

Compensation Discussion and Analysis

Introduction

        This discussion presents the principles underlying Celldex's compensation program with respect to the four named executive officers who will become officers of AVANT upon the closing of the Merger, Dr. Thomas Davis, Celldex's Chief Medical Officer and Vice President of Clinical Development, Tibor Keler, Ph.D., Celldex's Vice President, Research and Discovery, Anthony S. Marucci, Celldex's Acting Chief Executive Officer and Vice President, Chief Financial Officer, Treasurer and Secretary, and Ronald C. Newbold, Ph.D., Celldex's Vice President, Business Development. Upon the closing of the Merger, the Celldex compensation committee will cease to exist, and these individuals will become subject to the compensation committee and compensation philosophies of AVANT. Celldex's goal in this discussion is to provide the reasons why Celldex awarded compensation to these individuals, and to place in perspective the data presented in the tables that follow this discussion.

Compensation Philosophy and Objectives

        Celldex has attempted to apply a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premises that Celldex's success is dependent upon the efforts of each employee and that a cooperative, team-oriented environment is an essential part of Celldex's culture.

        Celldex's compensation programs for its named executive officers were designed to achieve a variety of goals, including:

  •
  attracting and retaining talented and experienced executives;

  •
  motivating and rewarding executives whose knowledge, skills and performance are critical to Celldex's success;

  •
  aligning the interests of Celldex's executives and stockholders by motivating executives to increase stockholder value in a sustained manner; and

  •
  provide a competitive compensation package which rewards achievement of Celldex's goals.

Elements of Executive Officer Compensation

        Overview.    Total compensation paid to these executive officers was influenced significantly by the need to attract and retain management employees with a high level of expertise and to motivate and retain key executives for Celldex's long-term success. Celldex generally compensates senior management through salary, which is generally fixed and does not vary based on Celldex's financial and other performance; and bonus and stock options grants, which are discretionary and are dependent upon the achievement of certain goals jointly agreed upon by Celldex's management and Celldex's Board of Directors.

        Celldex views the three components of its executive officer compensation as related but distinct. Celldex does not believe that compensation derived from one component of compensation necessarily should negate or reduce compensation from other components. Celldex determined the appropriate level for each compensation component based in part, but not exclusively, on its historical practices with the individual and its view of individual performance and other information it deems relevant. Celldex's Board of Directors has not engaged an outside consultant to assist Celldex's Board of Directors in the compensation process. Celldex's Board of Directors has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. Celldex has not reviewed wealth and retirement accumulation as a result of employment with Celldex, and has only focused on compensation for the year in question.

        Base Salary.    Celldex pays its named executive officers a base salary, which Celldex reviews and determines annually. In each case, the named executive officer had a minimum annual salary which was agreed to in a written employment agreement (For a description of these employment agreements, please refer to "—Employment Agreements"). Celldex believes that a competitive base salary is a necessary element of any compensation program. Celldex believes that attractive base salaries can motivate and reward executives for their overall performance. Base salaries are established in part based on the individual position, responsibility, experience, skills and expected contributions during the coming year of the executive and the executive's performance during the prior year. Celldex also has sought to align base compensation levels comparable to its competitors and other companies in similar stages of development. Celldex does not view base salaries as primarily serving its objective of paying for performance, but in attracting and retaining the most qualified executives necessary to run its business.

        Cash Incentive Bonuses.    Consistent with Celldex's emphasis on pay-for-performance incentive compensation programs, the named executive officers are eligible to receive annual performance bonuses or discretionary bonuses that must be approved by Celldex's Board of Directors. The primary objective of Celldex's annual cash incentive bonuses is to motivate and reward those employees for meeting Celldex's short-term objectives using a pay-for-performance program with agreed-upon performance goals for each individual, as well as a review of Celldex's overall performance. The Compensation Committee of the Celldex Board of Directors has met, and has determined that Celldex's overall performance was sufficient in 2007 to award bonuses to the named executive officers as follows, $75,000 to each of Messrs. Davis, Keler and Marucci, and $56,875 to Mr. Newbold, 100% of the bonus for which such individual was eligible pursuant to his employment agreement.

        Equity Compensation.    In anticipation of the merger, and the difficulty of determining the fair market vale of Celldex's common stock in advance of the merger, Celldex's Board of Directors did not grant stock options during 2007.

        Benefits.    The named executive officers participate in all of the employee benefit plans made available by Celldex to its employees, such as medical and 401(k) plan, on the same basis as our other employees.

        Perquisites.    Celldex's use of perquisites as an element of compensation is very limited. Celldex does not view perquisites as a significant element of its comprehensive compensation structure.

Severance and Change-in-Control Benefits.

        Celldex's written agreements with the named executive officers contain severance or change in control benefits in the event of termination following a change-in-control. See "—Potential Payments Upon Termination of Employment or Change in Control."

Employment Agreements.

        During 2007, Celldex had employment agreements with each of its named executive officers. See "—Employment Agreements."

The Process

        Employment terms, including compensation, are typically proposed to the Board of Directors by Celldex's Chairman and senior management, and then considered and approved first by the Celldex Compensation Committee and then by the Celldex Board of Directors. For compensation decisions, including decisions regarding the grant of bonuses relating to executive officers (other than Celldex's Chairman and Celldex's Chief Executive Officer), the Celldex Compensation Committee considers the recommendations of senior management and includes them in their discussions. Once the Celldex Compensation Committee has made a compensation decision, it reccomends that decision to the Celldex Board of Directors for approval.

Compensation Committee Interlocks and Insider Participation with Respect to Celldex

        At all times during 2007, the Celldex compensation committee consisted of directors Herbert J. Conrad, as its Chairman, and George O. Elston. No member of the Celldex compensation committee is, or has been, an officer or employee of Celldex, or AVANT, at any time. None of Celldex's executive officers serves, or has served, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of Celldex's board of directors, nor has such a relationship existed in the past.

Director Compensation

        Directors who are not employees of Celldex are each entitled to receive a retainer fee of $15,000 each calendar year, with the Chairman of the board of directors receiving $20,000. Each board committee member receives an annual additional retainer fee of $3,000 per committee. The chairman of Celldex's audit committee is entitled to an additional annual fee of $5,000 for serving in such capacity. Mr. Elston, as chairman of Celldex's audit committee, has waived such fee. Each director who is not an employee of Celldex also receives an annual grant of options to purchase 10,000 shares of Celldex common stock. In addition, each non-employee director is entitled to receive $1,500 for attendance at each meeting in person and $1,000 for each telephonic meeting of the board of directors and any board committee. As of the record date, the current directors of Celldex who will become directors of AVANT upon the consummation of the merger had the following stock options outstanding: Charles Schaller—none; Herbert J. Conrad—55,000; Dr. Rajesh B. Parekh—55,000; and George O. Elston—55,000. Celldex expects that prior to the consummation of the Merger, all of those options will be terminated and that new grants will be made to each director, 13,500 shares for each of Messrs. Conrad, Parekh and Elston, and 33,750 for Mr. Schaller. See "Celldex's Principal Stockholders."

        This table summarizes the annual cash compensation during 2007 for those of Celldex's directors who will become directors of AVANT upon the consummation of the merger.

  DIRECTOR COMPENSATION—2007

Name	Fees Earned or Paid in Cash ($)		Stock Award ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Charles Schaller	21,000		—	—	—	—	—	21,000
Herbert J. Conrad	48,750	(2)	—	15,300	—	—	—	64,050
George O. Elston	48,250	(2)	—	15,300	—	—	—	63,550
Dr. Rajesh B. Parekh	31,750	(2)	—	15,300	—	—	—	47,050

(1)
No stock options were granted to directors during 2007. The amounts in the Option Awards column reflect the estimated dollar amounts to be recognized for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), for awards pursuant to the Celldex Therapeutics, Inc. 2005 Equity Incentive Plan, and thus includes amounts attributable to awards granted before 2007. Assumptions made in the calculation of these amounts are expected to be the same as those included in Note 5 to Celldex's audited consolidated financial statements for the fiscal year ended December 31, 2006 contained elsewhere herein.

(2)
Includes payments for board and committee service, and meeting attendance, in prior years.

  EXECUTIVE COMPENSATION—2007

  Executive Officers

        The following persons are executive officers who will become officers of AVANT upon the consummation of the merger.

Name	Age	Celldex Title
Dr. Thomas Davis	44	Chief Medical Officer and Vice President of Clinical Development
Tibor Keler, Ph.D	49	Vice President, Research and Discovery of Celldex
Anthony S. Marucci	45	Acting Chief Executive Officer and Vice President, Chief Financial Officer, Treasurer and Secretary of Celldex
Ronald C. Newbold, Ph.D.	45	Vice President, Business Development of Celldex

        Thomas Davis, MD is Vice President of Clinical Development and Chief Medical Officer of Celldex. Dr. Davis was formerly Chief Medical Officer at GenVec, and Senior Director of Clinical Science at Medarex. He has supervised clinical efforts in adult hematologic malignancies and marrow transplantation and therapeutic antibodies at the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI) and worked with Dr. Ron Levy on the development of rituximab and idiotype vaccines at Stanford University.

        Tibor Keler, Ph.D. has been Celldex's Vice President, Research and Discovery since May 2003. In addition, he was Senior Director of Preclinical Development and Principal Scientist at Medarex from September 1993 to March 2004. While at Medarex, he was responsible for the development of Celldex's technology and products, as well as for the preclinical development and testing of numerous Medarex products now in Phase II clinical trials. Dr. Keler received his Ph.D. in Microbiology from the University of Pennsylvania.

        Anthony S. Marucci has been Celldex's Acting Chief Executive Officer since October 2007 and its Vice President, Chief Financial Officer, Treasurer and Secretary since May 2003. In addition, he was Treasurer of Medarex from December 1998 to March 2004. Mr. Marucci held a series of senior financial positions at Medarex since December 1998. Mr. Marucci received his M.B.A. from Columbia University.

        Ronald C. Newbold, Ph.D. is Vice President of Business Development of Celldex. Previously, Dr. Newbold was Executive Vice President of Commercial Operations for Sentigen Biosciences (recently sold to Invitrogen), following his prior position as Senior Director of Strategic Research Initiatives at Merck & Company, where he led Merck's Technology Licensing group from 1996-2004. Prior to joining Merck as a medicinal chemist in 1991, Dr. Newbold was a postdoctoral fellow at Harvard University, following doctoral studies in synthetic organic chemistry at the University of Rochester. He received his MBA from Columbia University.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Dr. Thomas Davis Chief Medical Officer and Vice President of Clinical Development	2007	300,000	75,000	—	171,876	—	—	4,500	551,376
Ronald C. Newbold, Ph.D. Vice President, Business Development	2007	227,500	56,875	—	93,000	—	—	4,500	381,875
Tibor Keler, Ph.D. Vice President, Research and Discovery	2007	250,000	75,000	—	224,709	—	—	4,500	554,209
Anthony S. Marucci Acting Chief Executive Officer and Vice President, Chief Financial Officer, Treasurer and Secretary	2007	250,000	75,000	—	224,709	—	—	4,500	554,209

(1)
The information set forth in this table relates to the executive officer's position at Celldex during the 2007 fiscal year.

(2)
Includes bonuses earned in 2007 but which are expected to be paid in 2008, subject to the approval of Celldex's board of directors.

(3)
No stock options were granted to the executive officers during 2007. The amounts in the Option Awards column reflect the estimated dollar amounts to be recognized for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), for awards pursuant to the Celldex Therapeutics, Inc. 2005 Equity Incentive Plan, and thus includes amounts attributable to awards granted before 2007. Assumptions made in the calculation of these amounts are expected to be the same as those included in Note 5 to Celldex's audited consolidated financial statements for the fiscal year ended December 31, 2006 contained elsewhere herein.

(4)
Consists of matching contributions to Celldex's 401(k) plan.

Grants of Plan-Based Awards

        No stock options were granted to Messrs. David, Newbold, Keler or Marucci in 2007.

Outstanding Equity Awards

        The following table sets forth certain information regarding the stock option grants and stock awards to the named executive officers at the end of fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Dr. Thomas Davis	109,375	140,625	—	$5.00	4/5/2016	—	—	—	—
Ronald C. Newbold, Ph.D.	62,500	87,500	—	$5.00	5/15/2016	—	—	—	—
Tibor Keler, Ph.D.	240,000	0	—	$6.00	1/8/2014	—	—	—	—
	50,000	0	—	$5.00	4/21/2016	—	—	—	—
Anthony S. Marucci	240,000	0	—	$6.00	1/8/2014	—	—	—	—
	50,000	0	—	$5.00	4/21/2016	—	—	—	—

(1)
Celldex expects that prior to the consummation of the Merger, all of these options will be terminated and that new grants will be made to each of the named executive officers. See "Celldex's Principal Stockholders"

Option Exercises and Stock Vested

        None of Celldex's named executive officers have ever received grants of restricted stock of Celldex, nor did any of Celldex's named executive officers exercise stock options during 2007.

Pension Benefits

        None of Celldex's named executive officers participate in qualified or non-qualified defined benefit plans sponsored by Celldex.

Nonqualified Deferred Compensation

        None of Celldex's named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments upon Termination of Employment or Change in Control

        Certain of Celldex's named executive officers have provisions in their employment agreements regarding severance upon certain termination events or acceleration of stock options in the event of a change of control of Celldex or termination following a change of control. These severance and acceleration provisions are described in "Employment Agreements," and certain estimates of these change of control benefits are provided in the table below.

Dr. Thomas Davis

        The following table describes the potential payments and benefits upon employment termination for Dr. Thomas Davis, Chief Medical Officer and Vice President of Clinical Development of Celldex,

as if his employment terminated as of December 31, 2007, the last business day of Celldex's latest fiscal year.

Executive benefits and payments upon termination	Voluntary resignation not for good reason	Voluntary resignation for good reason	Termination by Celldex not for cause	Termination by Celldex for cause	Voluntary termination by the executive for good reason or termination by Celldex without cause in connection with or following change of control(1)
Base salary	$—	$300,000	$300,000	$—	$600,000
Equity Awards Acceleration	—	—	—	—	—
Continuation of Health Benefits	—	16,191	16,191	—	32,382

Total	$—	$316,191	$316,191	$—	$632,382

(1)
On a change of control, the employee is generally entitled to a lump sum payment equal to twelve times the employee's highest monthly base salary payment over the prior twenty-four months plus the employee's average annual bonus over the prior twenty-four month period.

Ronald C. Newbold, Ph.D.

        The following table describes the potential payments and benefits upon employment termination for Ronald C. Newbold, Ph.D., Vice President of Business Development of Celldex, as if his employment terminated as of December 31, 2007, the last business day of Celldex's latest fiscal year.

Executive benefits and payments upon termination	Voluntary resignation not for good reason	Voluntary resignation for good reason	Termination by Celldex not for cause	Termination by Celldex for cause	Voluntary termination by the executive for good reason or termination by Celldex without cause in connection with or following change of control(1)
Base salary	$—	$227,500	$227,500	$—	$455,000
Equity Awards Acceleration	—	—	—	—	—
Continuation of Health Benefits	—	16,191	16,191	—	32,382

Total	$—	$243,691	$243,691	$—	$487,382

(1)
On a change of control, the employee is generally entitled to a lump sum payment equal to twelve times the employee's highest monthly base salary payment over the prior twenty-four months plus the employee's average annual bonus over the prior twenty-four month period.

Tibor Keler, Ph.D.

        The following table describes the potential payments and benefits upon employment termination for Tibor Keler, Ph.D., Vice President, Research and Discovery of Celldex, as if his employment terminated as of December 31, 2007, the last business day of Celldex's latest fiscal year.

Executive benefits and payments upon termination	Voluntary resignation not for good reason	Voluntary resignation for good reason	Termination by Celldex not for cause	Termination by Celldex for cause	Voluntary termination by the executive for good reason or termination by Celldex without cause in connection with or following change of control(1)
Base salary	$—	$250,000	$250,000	$—	$632,696
Equity Awards Acceleration	—	—	—	—
Continuation of Health Benefits	—	9,811	9,811	—	19,622

Total	$—	$259,811	$259,811	$—	$652,318

(1)
On a change of control, the employee is generally entitled to a lump sum payment equal to twelve times the employee's highest monthly base salary payment over the prior twenty-four months plus the employee's average annual bonus over the prior twenty-four month period.

Anthony S. Marucci

        The following table describes the potential payments and benefits upon employment termination for Anthony S. Marucci, Acting Chief Executive Officer and Vice President, Chief Financial Officer, Treasurer and Secretary of Celldex, as if his employment terminated as of December 31, 2007, the last business day of Celldex's latest fiscal year.

Executive benefits and payments upon termination	Voluntary resignation not for good reason	Voluntary resignation for good reason	Termination by Celldex not for cause	Termination by Celldex for cause	Voluntary termination by the executive for good reason or termination by Celldex without cause in connection with or following change of control(1)
Base salary	$—	$250,000	$250,000	$—	$621,507
Equity Awards Acceleration	—	—	—	—	—
Continuation of Health Benefits	—	16,191	16,191	—	32,382

Total	$—	$266,191	$266,191	$—	$653,889

(1)
On a change of control, the employee is generally entitled to a lump sum payment equal to twelve times the employee's highest monthly base salary payment over the prior twenty-four months plus the employee's average annual bonus over the prior twenty-four month period.

Employment Agreements

        Celldex is a party to employment agreements with each of Anthony Marucci, Dr. Tibor Keler, Dr. Thomas Davis and Ronald Newbold. Each of the employment agreements' initial terms have expired, but the agreements renew automatically on a year-to-year basis absent notice of termination. Mr. Marucci serves under his employment agreement as Celldex's Vice President, Chief Financial

Officer, Treasurer and Secretary and receives an annual base salary of $250,000, subject to annual review and a bonus of up to 30% of base salary. Dr Keler serves under his employment agreement as Celldex's Vice President, Research and Development and Chief Scientific Officer and receives an annual base salary of $250,000, subject to annual review and a bonus of up to 30% of base salary. Dr. Davis serves under his employment agreement as Celldex's Vice President and Chief Medical Officer and receives an annual base salary of $300,000, subject to annual review and a bonus of up to 25% of base salary. Mr. Newbold serves under his employment agreement as Celldex's Vice President—Business development and receives an annual salary of $227,500, subject to annual review and a bonus of up to 25% of base salary.

        Each of the employment agreements provides for the payment of severance benefits in connection with certain terminations of service. In the event the employee's service is terminated as a result of Celldex's non-renewal of the agreement, by the employee for "good reason" or otherwise by Celldex without cause, the relevant employee is entitled to one year's severance pay, subject to reduction (in the case of a non-renewal termination only) if such employee finds alternative employment during that period. Each of the agreements also includes a change of control termination right in favor of the employee that may allow the employees to receive benefits, including a lump-sum payment of one full year's salary, continued medical benefits for two years and the acceleration of options, if such employee terminates his employment within one year following the consummation of the merger.

        The agreements include customary non-competition and non-solicitation provisions that apply during the term of employment and for a period of one year thereafter in the case of a resignation by the employee without cause or a "for cause" termination of the employee by Celldex.

        In addition, Celldex and Dr. Robert F. Burns entered into a separation and mutual release agreement dated as of October 19, 2007, under which Dr. Burns' employment was terminated, effective as of February 15, 2008. Until such date, Dr. Burns has no obligation to render services to Celldex, although he is to hold himself available to consult with Celldex by telephone at reasonable times. As severance, Celldex is obligated to pay to Dr. Burns the sum of GBP 33,333.33 per month for nine consecutive months, commencing with the first payment on March 15, 2008, and a payment of GBP 100,000.00 on December 15, 2008, in each case less applicable withholdings and other customary payroll deductions. Dr. Burns is also entitled to the continuation of benefits until February 15, 2010. All of Dr. Burn's stock options become fully exercisable on February 15, 2008, and he may exercise them for up to three years following that date. Dr. Burns and Celldex provided one another with mutual releases under the separation and mutual release agreement.

Limitation of Liability and Indemnification of Officers and Directors

        As permitted by Section 102 of the Delaware General Corporation Law, or DGCL, Celldex has adopted provisions in Celldex's certificate of incorporation and bylaws that limit or eliminate the personal liability of Celldex's directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to Celldex or Celldex's stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to Celldex or Celldex's stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Celldex's certificate of incorporation also authorizes Celldex to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, Celldex's bylaws provide that:

  •
  Celldex may indemnify its directors, officers and employees to the fullest extent permitted by the DGCL, subject to limited exceptions;

  •
  Celldex may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

  •
  the rights provided in Celldex's bylaws are not exclusive.

        At present, there is no pending litigation or proceeding involving any of Celldex's directors, officers, employees or agents in which indemnification by Celldex is sought, nor is Celldex aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Celldex has purchased a policy of directors' and officers' liability insurance that insures Celldex's directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

CELLDEX MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of Celldex's financial condition and results of operations in conjunction with Celldex's consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those set forth under the section entitled "Risk Factors" and elsewhere in this proxy statement/prospectus, Celldex's actual results may differ materially from those anticipated in these forward-looking statements.

Overview

        Celldex, a Delaware corporation, is a development stage biotechnology company focused on the discovery, development and commercialization of therapeutic vaccines, monoclonal antibodies and other products for the treatment of cancer, infectious diseases and immune system disorders. Celldex commenced its existence as a wholly-owned subsidiary of Medarex, which remains a substantial stockholder of Celldex. Celldex is advancing novel therapies and platform technologies that are in various stages of development.

        Celldex is focusing its initial efforts on the development of therapeutic cancer vaccines designed to instruct the immune system to recognize and destroy cancer cells. Cancer vaccines contain molecules called cancer antigens that are present in cancer cells but rarely found in normal cells. Celldex believes that its proprietary products and technologies can effectively stimulate the patient's immune system with the potential to substantially eliminate existing cancer cells and limit recurrence of the disease. The same technology is also being applied to develop products to treat infectious diseases and inflammatory diseases.

        In May 2003, Celldex was incorporated in New Jersey under the name MabVac, Inc., as a wholly owned subsidiary of Medarex. In April 2004, Celldex reincorporated in the state of Delaware. Medarex began incurring expenses related to Celldex's current programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of Celldex's inception. Since its inception, Celldex has incurred significant losses and, as of September 30, 2007, Celldex had an accumulated deficit of $69.4 million. Those losses and accumulated deficit have primarily resulted from research and development expenses incurred for the development of Celldex's product candidates and technologies, including payroll and payroll-related costs, manufacturing costs of preclinical and clinical grade materials, facility and facility-related costs, preclinical study costs and general and administrative costs.

        In October 2005, Celldex entered into an asset purchase agreement with Alteris Therapeutics, Inc. ("Alteris") pursuant to which Celldex acquired substantially all of the noncurrent assets of Alteris, which include primarily exclusive licenses and associated intellectual property in exchange for 1,200,000 shares of common stock, a cash payment of approximately $1.5 million and certain additional consideration. In October 2005, Celldex acquired Lorantis Limited ("Lorantis") in a stock transaction in exchange for 6,800,000 shares of Class A common stock.

Research and Development Activities

        Research and development expenses relate primarily to the cost of preclinical development of the programs. Research and development costs are charged to expense as incurred. Research and development expenses consist mainly of manufacturing of clinical material, toxicology and other studies, salaries, depreciation, technology access fees and funding of outside research. Costs to acquire technologies that are utilized in research and development that have no alternative future use are expensed as incurred.

        Celldex has developed an APC Targeting Technology™ that utilizes fully human monoclonal antibodies to directly target specialized types of immune system cells, known as antigen presenting cells. Celldex is advancing a robust pipeline of clinical and four preclinical product candidates that use Celldex's APC Targeting Technology to manipulate critical types of antigen presenting cells, known as dendritic cells and macrophages, which are key cells within the immune system. Because these cells are largely responsible for initiating the immune system's disease-fighting mechanisms, Celldex believes product candidates using Celldex's technology will create more potent immune responses than standard vaccination strategies.

        Celldex is also engaged in developing therapeutic human monoclonal antibody products. Celldex is in preclinical development for therapeutic human antibodies to a signaling molecule known as CD89 or Fca receptor type I (FcaRI). FcaRI is expressed by some white blood cells and leukemic cell lines, and has been shown to be important in controlling inflammation and tumor growth in animal models. In addition, Celldex has access through a research and Commercialization Agreement with Medarex to the UltiMAb® Technology for generating fully human monoclonal antibodies. Under this Agreement, Celldex can exercise up to 10 separate license to develop and commercialize therapeutic antibody products. One program under this agreement is currently in preclinical development.

Program Developments

        Most of Celldex's clinical trials are performed by third-party contract research organizations, or CROs, and clinical supplies are manufactured by contract manufacturing organizations, or CMOs. Invoicing from these third parties may be monthly based upon services performed or based upon milestones achieved. Celldex accrues these expenses based upon its assessment of the status of each study and the work completed, and upon information obtained from the CROs and CMOs. Celldex's estimates are dependent upon the timeliness and accuracy of data provided by the CROs and CMOs regarding the status and cost of the studies, and may not match the actual services performed by the organizations. This could result in adjustments to its clinical trial and manufacturing expenses in future periods. To date Celldex has had no significant adjustments.

        Celldex's lead clinical development program is CDX-110, an immunotherapy that targets the tumor specific molecule called EGFRvIII, a functional variant of the naturally expressed epidermal growth factor receptor, or EGFR, a protein which Celldex believes has been well validated as a target for cancer therapy. Celldex is currently pursuing the development of CDX-110 for Glioblastoma Multiforme, or GBM, therapy, and plans to expand the clinical development into other cancers through additional clinical studies. In May 2007, Celldex initiated its randomized Phase II/III clinical trial of CDX-110 for primary EGFRvIII positive patients in combination with Temodar. The randomized phase IIb portion of the study is expected to accrue 90 patients over 12 months at 29 sites in the United States and Canada. Upon completion of the accrual and 6-month follow-up of these initial 90 patients, the 6-month PFS data will be reviewed by the Independent Data Monitoring Committee to accept or reject study continuation based on the safety and activity data. This decision will be discussed with the FDA to confirm pivotal status of the study. Provided that the data supports continued accrual, an additional 285 patients will be added to the Phase III study (for a total of 375). Celldex estimates the need for 50-80 clinical sites from international participants to complete accrual in a span of 12-18 months. The ultimate duration of the study will depend upon the outcome of two interim and the final data analysis that are defined by events of disease progression and death.

        Celldex has been granted orphan-drug designation for CDX-110 for the treatment of glioblastoma multiforme (GBM) in patients with newly diagnosed GBM that express EGFRvIII. In addition, The National Cancer Institute (NCI) has agreed to collaborate with Celldex in expanded clinical development of CDX-110 under a Clinical Trials Agreement. The additional collaborative scientific and clinical support from the NCI will further explore the potential for CDX-110.

        Celldex's lead APC Targeting Technology product candidate, CDX-1307, is in two Phase I studies for the treatment of epithelial tumors such as colorectal, pancreatic, bladder, and breast cancers. Celldex is in preclinical development for five other therapeutic products, and has a research program which focuses on applications of Celldex's APC-targeting and human monoclonal antibody technologies for the development of further therapies for cancer and infectious diseases, as well as specific immunosuppressive approaches to allergy and autoimmune disease.

        Celldex will continue to incur significant expenditures for its product candidates during its clinical trials, and for the preclinical development of its other product candidates. Celldex anticipates that it will continue working with third party service providers such as clinical research organizations, and contract manufacturing organizations to manage Celldex's clinical trials and provide preclinical and clinical grade materials for those trials, respectively.

        These additional expenses are subject to the risks and uncertainties associated with clinical trials, the timing of patient accruals and the FDA and foreign regulatory review and approval processes. Because of these risks and uncertainties, Celldex's operating expenses may vary substantially from year to year and quarter to quarter.

Critical Accounting Policies

        The methods, estimates and judgments Celldex uses in applying Celldex's most critical accounting policies have a significant impact on the results reported in its consolidated financial statements. Celldex evaluates Celldex's estimates and judgments on an on-going basis. Celldex bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances. Celldex's experience and assumptions form the basis for its judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what Celldex anticipates and different assumptions or estimates about the future could materially change Celldex's reported results. Celldex believes the following accounting policies are the most critical to it in that they are important to the portrayal of Celldex's financial statements and they require Celldex's most difficult, subjective or complex judgments in the preparation of its consolidated financial statements:

Revenue Recognition

        Celldex uses revenue recognition criteria outlined in Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, and Emerging Issues Task Force ("EITF") Issue 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). Accordingly, revenues derived from licensing agreements are recognized based on the performance requirements of the agreement. Revenue from U.S. government grants under Small Business Innovation Research ("SBIR") is recognized as the services are performed. In addition, Celldex's revenue arrangements that include multiple deliverables are divided into separate units of accounting if the deliverables meet certain criteria, including whether the fair value of the delivered items can be determined and whether there is evidence of fair value of the undelivered items. In addition, the consideration is allocated among the separate units of accounting based on their fair values, and the applicable revenue recognition criteria are considered separately for each of the separate units of accounting.

Stock-Based Compensation

        Celldex's stock awards are governed by its 2005 Equity Incentive Plan, as amended (the "Plan"), which is described more fully in Note 8 to the annual consolidated financial statements of Celldex provided with this proxy statement/prospectus. Prior to January 1, 2006, Celldex accounted for the Plan under the recognition and measurement provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, ("APB No. 25") and related Interpretations, as permitted by FASB SFAS No. 123, Accounting for Stock-Based Compensation, ("SFAS No. 123"). Under APB No. 25, compensation expense was recognized in the consolidated statements of operations for all stock option grants under the Plan that had an exercise price which was less than the fair market value of the underlying common stock on the grant date. However, no compensation expense was recorded in the consolidated financial statements for any stock option grants with an exercise price equal to the fair value of the underlying common stock on the date of grant.

        Effective January 1, 2006, Celldex adopted the fair value recognition provisions of FASB SFAS No. 123(R), Share-Based Payment ("Statement No. 123(R)"), using the modified prospective transition method, compensation is recognized in the financial statements on a prospective basis for (i) all share-based payments granted prior to, but not vested as of January 1, 2006, based upon the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (ii) share-based payments granted on or subsequent to January 1, 2006, based upon the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The grant date fair value of awards expected to vest is expensed on a straight-line basis over the vesting periods of the related awards. Under the modified prospective transition method, results for prior periods are not restated.

        SFAS No. 123(R) does not change the accounting guidance for how Celldex accounts for options issued to non-employees. Celldex accounts for options issued to non-employees in accordance with SFAS No. 123(R) and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. As such, the value of such options is periodically re-measured and income or expense is recognized during the vesting terms. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. In order to estimate the grant date fair value, option pricing models require the use of estimates and assumptions as to (i) the expected term of the option, (ii) the expected volatility of the price of the underlying stock, (iii) the risk-free interest rate for the expected term of the option, and (iv) pre-vesting forfeiture rates. The expected term of the option is based upon the contractual term, taking into account expected employee exercise and expected post-vesting termination behavior. The expected volatility of the price of the underlying stock is based on the average volatility for 2007 of a group of companies that Celldex believes would be considered a peer group had Celldex been a publicly held company during 2006. The peer group includes companies that are either antibody-based or vaccine-based technologies, or both.

        The total stock-based compensation cost relating to Statement 123(R) for the three month period ended September 30, 2007 has been included in the consolidated statement of operations within research and development expenses ($0.170 million) and general and administrative expenses ($0.170 million). The total stock-based compensation cost relating to Statement 123(R) for the nine month period ended September 30, 2007 has been included in the consolidated statement of operations within research and development expenses ($0.540 million) and general and administrative expenses ($0.540 million).

        The total stock-based compensation costs relating to Statement 123(R) for the three month period ended September 30, 2006 has been included in the consolidated statement of operations within research and development expenses ($0.203 million) and general and administrative expenses ($0.249 million). The total stock-based compensation cost relating to Statement 123(R) for the nine month period ended September 30, 2006 has been included in the consolidated statement of operations within research and development expenses ($0.511 million) and general and administrative expenses ($0.929 million).

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Expected stock price volatility	67.11%	68.3%	67.11%	68.3%
Risk-free interest rate	4.52%	4.20%	4.52%	4.22%
Expected life of options (years)	5.18	5.18	5.18	5.18
Expected dividend yield	0%	0%	0%	0%

        As of September 30, 2007, the total unrecognized compensation cost related to non-vested stock options was approximately $2.6 million. The cost is expected to be recognized over a weighted average period of 2.5 years.

        The determination of fair value using an option-pricing model is affected by assumptions regarding a number of subjective variables. If factors change and Celldex employs different assumptions in the application of Statement 123(R) in the future periods, the compensation expense may be significantly different than what Celldex recorded in the current period.

Impairment of Long-Lived Assets

        Celldex reviews the recoverability of the carrying value of long-lived assets, primarily property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Should indicators of impairment exist, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying asset. The net book value of an asset is adjusted to fair value if its expected future undiscounted cash flows are less than its book value. Celldex has identified no indicators of impairment. When Celldex determines that the carrying value of intangible assets or long-lived assets are not recoverable, Celldex may be required to record impairment charges for these assets that have not been previously recorded.

Accrued Liabilities

        Celldex is required to estimate accrued liabilities, which involves identifying services that have been performed on its behalf and the associated costs incurred for such service where Celldex has not been invoiced or otherwise notified of actual cost. Examples of estimated accrued liabilities include:

  •
  professional service fees;

  •
  contractual service fees;

  •
  fees paid for preclinical studies; and

  •
  fees paid for other outside services.

        In connection with services, Celldex's estimates are most affected by its projections of the timing of the services provided relative to the actual level of services incurred by such service providers. The majority of its service providers invoice Celldex monthly in arrears for services performed. In the event that Celldex does not identify certain costs that have begun to be incurred or Celldex under or over estimates the level of services performed or the costs of such services, its actual expenses could differ from its estimates. The date on which certain services commence, the level of services performed on or before a given date and the cost of such services are often subjective determinations. Celldex makes these judgments based upon the facts and circumstances known to it in accordance with accounting principles generally accepted in the United States.

Results of Operations

Three months ended September 30, 2007 and 2006

Revenues

        Revenues totaled $0.27 million and $0.20 million for the three month periods ended September 30, 2007 and 2006, respectively, an increase of $.07 million, or 35%. Because revenues depend to a large extent on the grants and product development efforts of Celldex's collaborators, Celldex's period-to-period revenues can fluctuate significantly and are inherently difficult to predict.

Research and Development Expenses

        Research and development expenses consist primarily of (i) personnel expenses, (ii) facilities and supply expenses relating to Celldex's technology, (iii) development costs associated with Celldex's product candidates and (iv) fees paid to third parties in conjunction with Celldex's clinical and preclinical development programs. Research and development expenses increased by $0.69 million, or 28.5%, from $2.45 million to $3.14 million, during the three-month period ended September 30, 2007, as compared to the three-month period ended September 30, 2006. The changes relate primarily to costs associated with the following:

  •
  Personnel costs for the three-month period ended September 30, 2007, were $0.88 million, a decrease of $0.194 million, or 18.1%, as compared to the three-month period ended September 30, 2006. The decrease was primarily due to a reduction of headcount in Cambridge U.K. Celldex expects personnel costs to increase as it continues to increase its product development pipeline and add new product candidates to its preclinical programs. Personnel costs include salary, benefits, stock based compensation, payroll taxes and recruiting costs. Celldex expects personnel costs to increase as Celldex continues to increase Celldex's research activities.

  •
  Facility costs for the three-month period ended September 30, 2007, were $0.39 million an increase of $0.12 million or 42.5%, as compared to the three-month period ended September 30, 2006. The increase primarily relates to the new facility in Phillipsburg, NJ opening in 2007. Facility costs include depreciation, utilities, rent, maintenance, and other related expenses. Celldex expects to incur increased facility costs as a result of increased energy costs and continued capital expansion.

  •
  Internal product development costs for the three-month period ended September 30, 2007 were $1.5 million an increase of $.71 million or 88.2%, as compared to the three-month period ended September 30, 2006. The increase primarily relates to expansion of Celldex's clinical trials for CDX-110 and CDX-1307. Product development costs include clinical investigator site fees, external trial monitoring costs and data accumulation costs. Celldex expects expense related to clinical trials to increase in the future as it continues to develop Celldex's therapeutic product pipeline.

  •
  Patent costs for the three-month period ended September 30, 2007 were $0.21 million, a decrease of $.023 million or 10%, as compared to the three-month period ended September 30, 2006. This decrease primarily reflects the timing for filing the increasing number of Celldex's patents and the cost of maintaining Celldex's patent portfolio. Celldex expects patent costs to continue to increase as Celldex continues to increase research activities.

  •
  Third party payment costs to outside consultants for the three-month period ended September 30, 2007, were $0.13 million, an increase of $0.084 million or 177% as compared to the three-month period ended September 30, 2006. Celldex expects expense related to consultants to increase in the future as Celldex enters into later stage clinical development.

General and Administrative Expenses

        Celldex's general and administrative costs for the three months ended September 30, 2007 were $1.3 million, a decrease of $1.02 million or 43.5%, as compared to the three-month period ended September 30, 2006. The decrease was primarily due to exiting of the U.K. facility and costs of operating the facility. This was partially offset by increased outside accounting and legal fees, stock-based compensation expense and Celldex's ongoing operations. General and administrative expenses include salaries, benefits, stock based compensation, accounting, legal, business development and corporate administrative expense, including facility, travel, and other related expenses.

Results of Operations

Nine months ended September 30, 2007 and 2006

Revenues

        Revenues totaled $1.02 million and $0.64 million for the nine month period ended September 30, 2007 and 2006 respectively, an increase of $0.38 million, or 59%. Because revenues depend to a large extent on the grants and product development efforts of Celldex's collaborators, Celldex's period-to-period revenues can fluctuate significantly and are inherently difficult to predict.

Research and Development Expenses

        Research and development expenses consist primarily of (i) personnel expenses, (ii) facilities and supply expenses relating to Celldex's technology, (iii) development costs associated with Celldex's product candidates and (iv) fees paid to third parties in conjunction with Celldex's clinical and preclinical development programs. Research and development expenses increased by $1.50 million, or 22%, from $6.86 million to $8.36 million, during the nine-month period ended September 30, 2007, as compared to the nine-month period ended September 30, 2006. The changes relate primarily to costs associated with the following:

  •
  Personnel costs for the nine-month period ended September 30, 2007 were $2.78 million, a decrease of $.055 million, or 2%, as compared to the nine-month period ended September 30, 2006. The decrease was primarily the reduction of headcount in Cambridge, U.K. that was partially offset by higher levels of preclinical and clinical development of Celldex's product candidates. Celldex expects personnel costs to increase as it continues to increase its product development pipeline and add new product candidates to its preclinical programs. Personnel costs include salary, benefits, stock based compensation, payroll taxes and recruiting costs. Celldex expects personnel costs to increase as it continues to increase research activities.

  •
  Facility costs for the nine-month period ended September 30, 2007 were $0.89 million, an increase of $0.31 million, or 53%, as compared to the nine-month period ended September 30, 2006. The increase primarily relates to the Phillipsburg, NJ facilities being opened during 2007. Facility costs include depreciation, utilities, rent, maintenance, and other related expenses. Celldex expects to incur increased facility costs as a result of increased energy costs and continued capital expansion.

  •
  Internal product development costs for the nine -month period ended September 30, 2007 were $3.68 million, an increase of $1.49 million, or 21.8%, as compared to the nine-month period ended September 30, 2006. The increase primarily relates to expansion of Celldex's clinical trials for CDX-110 and CDX-1307. Product development costs include clinical investigator site fees, external trial monitoring costs and data accumulation costs. Celldex expects expense related to clinical trials to increase in the future as it continues to develop its therapeutic product pipeline.

  •
  Patent costs for the nine-month period ended September 30, 2007 were $0.608 million, a decrease of $.029 million or 4.6%, as compared to the nine-month period ended September 30, 2006. This increase primarily reflects the increasing number of Celldex's patents and the cost of maintaining Celldex's patent portfolio. Celldex expects patent costs to continue to increase as Celldex continues to increase its research activities.

  •
  Third party payment costs for the nine-month period ended September 30, 2007, were $0.39 million, a decrease of $.057 million or 17.6%, as compared to the nine-month period ended September 30, 2006. Celldex expects expense related to consultants to increase in the future as it enters into later stage clinical development.

General and Administrative Expenses

        Celldex's general and administrative costs for the nine months ended September 30, 2007 were $3.88 million, a decrease of $2.59 million or 40%, as compared to the nine-month period ended September 30, 2006. The decrease was primarily due to exiting of the U.K. facility and costs of operating the facility. This was partially offset by increased outside accounting and legal fees, stock-based compensation expense and Celldex's ongoing operations. General and administrative expenses, include salaries, benefits, stock based compensation, accounting, legal, business development and corporate administrative expense, including facility, travel, and other related expense.

Results of Operations

Years Ended December 31, 2006 and 2005

Revenues

        Revenues totaled $0.899 million and $0.071 million for the years ended December 31, 2006 and 2005, an increase of $.828 million. This increase relates principally to the recognition of deferred revenue from the GlaxoSmithKline ("GSK") termination agreement of the collaboration between GSK and Lorantis for the development of a therapeutic vaccine for Hepatitis B.

Research and Development Expenses

        Research and development expenses consist primarily of (i) personnel expenses, (ii) facilities and supply expenses relating to Celldex's technology, (iii) development costs associated with Celldex's product candidates and (iv) fees paid to third parties in conjunction with Celldex's clinical and preclinical development programs. Research and development expenses, including acquired in-process research and development expenses, decreased by $3.26 million or 33% from $13.27 million, which includes research and development expense of $4.83 million and acquired in-process research and development expense of $8.45 million for the Alteris and Lorantis transactions, for the year ended December 31, 2005, as compared to $10.01 million of research and development expense and no acquired in-process research and development expense, for the year-ended December 31, 2006. The changes relate primarily to costs associated with the following:

  •
  Personnel costs for the year ended December 31, 2006 were $4.29 million, an increase of $3.0 million, or 233%, as compared to the year ended December 31, 2005. The increase was primarily to support higher levels of preclinical and clinical development of Celldex's product candidates, headcount, and stock based compensation expense. Celldex expects personnel costs to increase as it continues to increase its product development pipeline and add new product candidates to its preclinical programs. Personnel costs include salary, benefits, stock based compensation, payroll taxes and recruiting costs. Celldex expects personnel costs to increase as it continues to increase research activities.

  •
  Facility costs for the year ended December 31, 2006 were $1.02 million, an increase of $.126 million or 12.4%, as compared to the year ended December 31, 2005. The decrease primarily relates to the exit of Celldex's United Kingdom facility and the reduced costs to operate the facility. Facility costs include depreciation, utilities, rent, maintenance, and other related expenses. Celldex expects to incur increased facility costs as a result of increased energy costs and continued capital expansion.

  •
  Internal product development costs for the year ended December 31, 2006 were $3.58 million, an increase of $1.69 million or 89.5%, as compared to the year ended December 31, 2005. The increase primarily relates to the start of clinical trials for CDX-110 and CDX-1307 and continued preclinical development of other programs. Product development costs include clinical investigator site fees, external trial monitoring costs and data accumulation costs. Celldex expects expense related to clinical trials to increase in the future as it continues to develop its therapeutic product pipeline.

  •
  Patent costs for the year ended December 31, 2006 were $0.86 million, an increase of $.35 million or 70%, as compared to the year ended December 31, 2005. This increase primarily reflects the increasing number of patents and the cost of maintaining Celldex's patent portfolio. Celldex expects patent costs to continue to increase as it continues to increase research activities.

  •
  Third party payment costs for the year ended December 31, 2006 were $0.26 million, an increase of $0.11 million or 73% as compared to the year ended December 31, 2005. Celldex expects expense related to consultants to increase in the future as Celldex enters into later stage clinical development.

        Celldex expects expenses related to clinical trials to increase in the future as it continues to develop its pipeline, including CDX-110, CDX-1307 and other programs currently in preclinical development. The successful development of these product candidates and Celldex's future product candidates is dependent on many factors, including, among other things, manufacturing or regulatory approval; failure to receive market acceptance, the emergence of competitive products and the inability to produce or market Celldex's products.

General and Administrative Expenses

        Celldex's general and administrative costs for the year ended December 31, 2006 were $8.51 million, an increase of $4.44 million or 104%, as compared to the year ended December 31, 2005. The increase was primarily due to full year operations in the United Kingdom. In addition, in December 2006, Celldex adopted a plan to reduce operating expenses, following its decision to assign its leased facility in Cambridge, United Kingdom, to a third party. The plan included a reduction of 18 full-time employees in both research and development and general and administrative areas of Celldex. As a result of staffing reduction, Celldex has recorded severance benefits of $0.48 million in the fourth quarter of 2006. The payout of the accrued severance benefits was completed by the second quarter of 2007.

        In December 2006, Celldex entered into an agreement with a third party to assign the lease entered into by Lorantis in June 2003. Under the assignment, the assignee will assume all costs and expenses associated with the leased facilities in Cambridge, United Kingdom. As part of the agreement of assignment, Celldex agreed to a six-month free rent period to the assignee as incentive to enter into the lease assignment, whereby Celldex will pay the rent for this period that amounts to $.691 million. This amount is reflected in the 2006 consolidated statement of operations (see Note 5 of Celldex's annual consolidated financial statements for additional information). General and administrative expenses, include salaries, benefits, stock based compensation, accounting, legal, business development and corporate administrative expense, including facility, travel, and other related expense.

Results of Operations

Years Ended December 31, 2005 and 2004

Revenues

        Revenues totaled $.071 million and $0 for the years ended December 31, 2005 and 2004, respectively, an increase of $.071 million. This increase relates principally to the recognition of deferred revenue from the GlaxoSmithKline ("GSK") termination agreement of the collaboration between GSK and Lorantis for the development of a therapeutic vaccine for Hepatitis B.

Research and Development Expenses

        Research and development expenses, including acquired in-process research and development expenses, increased by $8.79 million or 196%, from $4.48 million, for the year ended December 31, 2004, to $13.28 million for the year ended December 31, 2005, which includes $8.45 million of acquired in-process research for the Alteris and Lorantis transactions. The changes relate primarily to costs associated with the following:

  •
  Acquired in-process research and development expenses were $8.45 million.

  •
  Personnel costs for the year ended December 31, 2005 were $1.29 million, an increase of $.120 million or 10.3%, as compared to the year ended December 31, 2004. The increase was primarily to support higher levels of preclinical and clinical development of Celldex's product candidates and additional headcount from the acquisition of Lorantis. Celldex expects personnel costs to increase as it continues to increase its product development pipeline and add new product candidates to its preclinical programs. Personnel costs include salary, benefits, stock based compensation, payroll taxes and recruiting costs. Celldex expects personnel costs to increase as it continues to increase research activities.

  •
  Facility costs for the year ended December 31, 2005 were $.89 million an increase of $.096 million, or 12.2%, as compared to the year ended December 31, 2004. The increase primarily relates to the acquisition of Celldex's United Kingdom facility and the related costs to operate the facility. Facility costs include depreciation, utilities, rent, maintenance, and other related expenses. Celldex expects to incur increased facility costs as a result of increased energy costs and continued capital expansion.

  •
  Internal product development costs for the year ended December 31, 2005 were $1.64 million, an increase of $.090 million or 5%, as compared to the year ended December 31, 2004. The increase primarily relates to contract manufacturing of clinical material. Product development costs include clinical investigator site fees, external trial monitoring costs and data accumulation costs. Celldex expects expense related to clinical trials to increase in the future as it continues to develop its therapeutic product pipeline.

  •
  Patent costs for the year ended December 31, 2005 were $.61 million, an increase of $.20 million or 51%, as compared to the year ended December 31, 2004. This increase primarily reflects the increasing number of Celldex's patents and the cost of maintaining Celldex's patent portfolio. Celldex expects patent costs to continue to increase as it continues to increase research activities.

  •
  Third party payment costs for the year ended December 31, 2005 were $0.39 million, an increase of $.025 million or 182%, as compared to the year ended December 31, 2004. Celldex expects expense related to consultants to increase in the future as it enters into later stage clinical development.

General and Administrative Expenses

        Celldex's general and administrative costs for the year ended December 31, 2005 were $4.17 million, an increase of $2.58 million or 163%, as compared to the year ended December 31, 2004. The increase was primarily due to increased headcount in the U.S. and U.K. operations and an increase in legal and accounting expenses from the acquisition of Lorantis and acquisition of substantially all the asset of Alteris. General and administrative expenses, include salaries, benefits, stock based compensation, accounting, legal, business development and corporate administrative expense, including facility, travel, and other related expense.

Liquidity and Capital Resources

        Celldex requires cash to fund operations, to make capital expenditures and strategic investments. From inception until October 11, 2005, Celldex was financed by Medarex, as a wholly-owned subsidiary. From October 12, 2005 forward, Celldex has financed its operations through the acquisitions of Lorantis and Alteris. At September 30, 2007, Celldex had approximately $8.7 million in cash and cash equivalents. (See "Funding Requirements" below for further information).

Cash Used in Operating Activities

        Cash used in operating activities was $5.8 million and $9.5 million for the nine month periods ended September 30, 2007 and 2006, respectively. This reflects a decrease of $3.7 million in 2007 as compared to the same period in 2006 and is primarily the result of the cash received from the sale of fixed assets of Celldex's exited facilities in the UK and the reduced operations in the UK.

        Celldex has incurred and will continue to incur significant costs in the area of research and development, including preclinical and clinical trials, as its product candidates are developed. Celldex plans to spend significant amounts to progress its current product candidates through the clinical trial and commercialization process as well as to develop additional product candidates. As its product candidates progress through the clinical trial process, Celldex may be obligated to make significant milestone payments. Celldex also expects to incur future facility costs as a result of continued capital expansion, renovations and replacements. Celldex expect its general and administrative costs to increase as its expands its administrative and business development activities. Furthermore, Celldex expects investment income to decrease as its funds future operations and capital expenditures from its cash reserves.

Cash Used In Investing Activities

        Net cash used by investing activities was $0.08 million for the nine month period ended September 30, 2007 and $2.6 million for the nine month period ended September 30, 2006. The decrease in cash used by investing activities was primarily the result of reduced capital expenditures for 2007 in Phillipsburg, NJ.

Cash Provided by Financing Activities

        Cash provided by financing activities was $0.17 million and $1.36 million for the nine months periods ended September 30, 2007 and 2006, respectively. Cash provided by financing activities for the nine month period ended September 30, 2007 primarily represents employee benefits paid by Medarex and payable by Celldex to Medarex, as Celldex is a consolidated entity as of September 30, 2007.

Other Liquidity Matters

        Presently, Celldex is included in the consolidated federal income tax returns of Medarex. Upon completion of the Merger, Celldex will no longer be a part of the Medarex consolidated return.

        Since its inception, Celldex has generated net operating loss carry-forwards for federal and state income tax purposes of approximately $33.6 million and research and development carry-forwards for federal tax reporting purposes of approximately $1.01 million. However, following the completion of the Merger, Celldex will only able to realize benefit from net operating loss carry-forwards from the time after its incorporation in May 2003.

        In October 2005, Celldex completed the acquisitions of Lorantis and Alteris. The purchase price for Lorantis consisted of 6.8 million shares of Celldex Class A common stock (valued at $34.0 million) and the purchase price for the Alteris assets consisted of 1.2 million shares of Celldex common stock (valued at $6.0 million) and approximately $1.5 million in cash. Celldex may be required to pay Alteris up to $5.0 million upon obtaining the first approval for commercial sale of an EGFRvIII product.

Contractual Obligations

        Celldex's major contractual obligations will relate to its facilities lease, clinical trial costs and obligations to pay royalties and potential milestone payments to Medarex, to Thomas Jefferson University, Duke University Brain Tumor Cancer Center, Ludwig Institute for Cancer Research, and Rockefeller University, and under a supply agreement with Biosyn Corporation.

Aggregate Contractual Obligations

        The following table summarizes Celldex's contractual obligations at September 30, 2007, and the effect such obligations and commercial commitments are expected to have on its liquidity and cash flow in future years. These obligations, commitments and supporting arrangements represent payments based on current operating forecasts, which are subject to change:

	Total	2007	2008 - 2010	2011 - 2012	Thereafter
Contractual obligations:
Operating lease obligations	$1,405	$130	$1,044	$231	$—
Licensing and R&D obligations	1,575	175	525	350	525

Total contractual obligations	$2,980	$305	$1,569	$581	$525

Commercial commitments:
Clinical development	$6,408	$2,507	$1,960	$1,941	$—
Manufacturing development	944	944	—	—	—

Total commercial commitments	$7,352	$3,451	$1,960	$1,941	$—

Funding Requirements

        Celldex expects to devote substantial resources to continue its research and development efforts and to expand its product pipeline and support its product candidates as they move forward in the clinical development process. Celldex's funding requirements will depend on numerous factors, including:

  •
  the scope and results of Celldex's clinical trials;

  •
  advancement of other product candidates into development;

  •
  potential acquisition or in-licensing of other product candidates, commercial products or technologies;

  •
  the timing of, and the costs involved in, obtaining regulatory approvals;

  •
  the cost of manufacturing activities for product candidates;

  •
  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation; and

  •
  Celldex's ability to establish and maintain additional collaborative arrangements.

        Celldex expects product development costs to increase in the future as more of its product candidates enter clinical trials. In addition, Celldex may be obligated to make milestone payments on certain of its product candidates as they progress through the clinical trial process.

Medarex

        Under its agreements with Medarex, Celldex may be obligated to pay license fees, milestone payments and royalties relating to the development and regulatory approval of certain of its technologies.

        Under the terms of the research and commercialization agreement with Medarex, Celldex will be required to pay Medarex license fees to obtain commercial licenses for antibodies arising from research licenses granted by Medarex. Celldex will also be required to pay Medarex milestone payments with respect to the development of any products containing such licensed antibodies. These fees and milestones may total up to $7 million to $10 million per licensed antibody if a product containing such licensed antibody receives approval from the FDA and/or equivalent foreign agencies. None of Celldex's product candidates currently under development trigger such milestone payments. In general, potential milestone payments for Celldex's antibody product candidates may or may not be triggered and may vary in size depending on a number of variables, almost all of which are currently uncertain. Typically, the events that trigger these payments per product candidate include:

  •
  submission of investigational new drug application(s) or foreign equivalents;

  •
  commencement of Phase I, Phase II and/or Phase III clinical trials or foreign equivalents;

  •
  submission of biologic license application(s) or foreign equivalents; and

  •
  receipt of marketing approval(s) to sell products in a particular country or region.

        In addition, Celldex will be required to pay royalties on any sales of products containing licensed antibodies. The royalties will be payable on a country-by-country and product-by-product basis until the date which is the later of: (i) the expiration of the last-to-expire of the Medarex patents covering the product in such country or (ii) the tenth anniversary of the first commercial sale of a product in such country. Celldex expects that this will occur no earlier than 2019. Celldex will also be responsible for the payment of any royalties, license fees and milestone and other payments due to third parties if Celldex licenses any additional technology in order to commercialize such products.

        To date, Celldex has not made any royalty payments on sales of any products and believes it is at least a number of years away from selling any products that would require Celldex to make any such royalty payments. Whether Celldex will be obligated to make milestone or royalty payments in the future is subject to the success of Celldex's product development efforts and, accordingly, is inherently uncertain.

Rockefeller University

        On November 1, 2005, Celldex and Rockefeller University, or Rockefeller, entered into a license agreement for the exclusive worldwide rights to human DEC-205 receptor, with the right to sublicense the technology. The license grant is exclusive except that Rockefeller may use and permit other nonprofit organizations to use the human DEC-205 receptor patent rights for educational and research purposes. In addition, Celldex acknowledges that Rockefeller has granted Howard Hughes Medical Institute, or HHMI, a paid-up, nonexclusive, irrevocable license to use the patent rights, biological materials, and technical information for HHMI's research purposes, but with no right to sublicense. Celldex may also be required to pay royalties on any product sales. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date which is the later of (i) the expiration of the last to expire of the patents covering the licensed product in such country or (ii) ten years following the first commercial sale of a licensed product in such country. Celldex may be required to pay license fees and milestone payments to Rockefeller with respect to development of the human DEC-205 receptor. These fees and milestones may total up to $2 million to $4 million per product candidate that receives approval from the FDA and equivalent foreign agencies.

GlaxoSmithKline, plc

        On December 21, 2005, Corixa Corporation, a wholly-owned subsidiary of GlaxoSmithKline, or GSK, and Lorantis, a wholly-owned subsidiary of Celldex, entered into a termination agreement of their collaboration of CDX-2101 or HepVax for the development of a therapeutic vaccine for Hepatitis B. Under the terms of the termination agreement and in consideration for GSK terminating the agreement, GSK paid to Celldex the sum of $1.63 million. In addition, and subject to the terms and conditions of the termination agreement, GSK granted to Celldex a worldwide, fully paid up, royalty-free, perpetual, nonexclusive license to certain technology. Celldex is recognizing the revenue from the termination agreement with GSK in accordance with EITF No. 00-21. Celldex has concluded that because the original collaboration between Corixa (GSK) and Lorantis contained multiple deliverables (either party was able to opt out only after completion of certain milestone events) EITF 00-21 applies. For the years ended December 31, 2004, 2005 and 2006, Celldex recognized $0, $0.01 million and $0.47 million of revenue under the termination agreement, respectively.

Duke University

        On September 1, 2006, Celldex and Duke University Brain Tumor Cancer Center of Duke University, or Duke, entered into a license agreement that gave Celldex access and reference to the clinical data generated by Duke and its collaborators in order for Celldex to generate its own filing with the FDA relating to Celldex's product CDX-110. In exchange for referencing all the Duke data, Celldex paid Duke a one-time upfront payment of $.175 million and issued to Duke 100,000 shares of Celldex's common stock, which Celldex recorded in Celldex's consolidated statement of operations as a licensing expense in research and development. The estimated aggregate fair value of the common shares issued was $.330 million. Celldex may be required to pay license fees and milestone payments to Duke with respect to development of the CDX-110. These fees and milestones may total up to $1.2 million if CDX-110 receives approval from the FDA and equivalent foreign agencies. Celldex may also be required to pay royalties upon approval of CDX-110. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date of the expiration of the last to expire of the patents covering the licensed product in such country.

Ludwig Institute

        On October 20, 2006, Celldex and Ludwig Institute for Cancer Research, or Ludwig, entered into an agreement for the nonexclusive rights to six cancer tumor targets for use in combination with Celldex's APC Targeting Technology. The term of the agreement is for ten years. As consideration for the nonexclusive license, Celldex agreed to pay an annual license fee of $.0075 million and $.0025 million for each full-length antigen and partial-length antigen, respectively, until such antigens enter a randomized Phase I clinical trial. In consideration for a nonexclusive license, Celldex may be required to pay license fees and milestone payments to Ludwig for the use of the cancer targets in combination with Celldex's technology. The fees and milestones may total up to $1.5 million to $2.5 million on a product candidate that receives approval from the FDA and equivalent foreign agencies. Celldex may also be required to pay royalties upon approval of any product candidate. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date of the expiration of the last to expire of the patents covering the licensed product in such country.

Biosyn Corporation

        On August 18, 2006, Celldex entered into a nonexclusive supply agreement with BIOSYN Corporation, or BIOSYN, for the supply of Good Manufacturing Grade (GMP) proprietary formulation of BIOSYN's hemocyanin products, including keyhole limpet hemocyanin (KLH), to be used in combination with Celldex's lead product CDX-110. Celldex, as part of this agreement, will gain access to BIOSYN's Drug Master File (DMF), which will be maintained with the U.S. and Canadian regulatory authorities. BIOSYN will support all regulatory filings of Celldex and allow cross-referencing letters by company for U.S. and foreign equivalent agencies. The term of the agreement is for ten years, and Celldex agreed to source all of its KLH requirements through BIOSYN, unless BIOSYN cannot meet Celldex's demand. Celldex will pay $.750 million, payable over ten years, for the license and will pay a per gram cost for product for clinical and commercial use.

Funding Requirements

        Celldex expects to devote substantial resources to continue its research and development efforts and to expand its product pipeline and support its product candidates as they move forward in the clinical development process. Celldex's funding requirements will depend on numerous factors, including:

  •
  the scope and results of Celldex's clinical trials;

  •
  advancement of other product candidates into development;

  •
  potential acquisition or in-licensing of other product candidates, commercial products or technologies;

  •
  the timing of, and the costs involved in, obtaining regulatory approvals;

  •
  the cost of manufacturing activities for product candidates;

  •
  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation; and

  •
  Celldex's ability to establish and maintain additional collaborative arrangements.

        Celldex expects product development costs to increase in the future as more of its product candidates enter clinical trials. In addition, Celldex may be obligated to make milestone payments on certain of its product candidates as they progress through the clinical trial process.

        Completion of clinical trials may take several years or more. The length of time varies according to the type, complexity and intended use of the product candidate. Celldex estimates that clinical trials of the type it generally conducts are typically completed over the following periods:

Clinical Phase	Estimated Completion Period
Phase I	1 - 2 Years
Phase II	1 - 2 Years
Phase III	2 - 4 Years

        The duration and cost of clinical trials may vary significantly over the life of a particular project as a result of, among other things, the following factors:

  •
  the length of time required to recruit qualified patients for clinical trials;

  •
  the duration of patient dosing and follow-up in light of trial results;

  •
  the number of clinical sites required for trials; and

  •
  the number of patients that ultimately participate.

        Product candidates using Celldex's technology are currently in the early stages of development. The successful development of these product candidates is dependent on many factors, including among other things, unforeseen delays in, or expenditures relating to, preclinical development, clinical testing, manufacturing or regulatory approval, failure to receive market acceptance, the emergence of competitive products and the inability to produce or market Celldex's products due to third-party intellectual property rights.

        Celldex anticipates that its current cash reserves, without further funding, will be sufficient to satisfy liquidity requirements for no more than the next six months. However, Celldex does not anticipate that it will have significant net cash flows from its product candidates until the completion of the clinical trial process. Celldex may need to raise additional funds during this time period, if the Merger with AVANT is not consummated. Additional financing may not be available in amounts or on terms acceptable to Celldex, if at all. If Celldex is unable to obtain additional financing, it may be required to reduce the scope of, delay or eliminate some or all of its planned research, development and commercialization activities, which could harm its financial condition and operating results.

Financial Uncertainties Related to Potential Future Milestone Payments

        Celldex will be required to pay Thomas Jefferson University milestone payments totaling $.70 million per product with respect to the development of each of the first two licensed human therapeutic products, if a new drug application is filed with the FDA on such product.

        In addition, Celldex will be required to pay royalties on any sales of any licensed therapeutic product by it or its sublicensees until the date of the expiration of the last valid claim in the last-to-expire Thomas Jefferson University patent covering the product.

        Celldex will also be obligated to pay to Thomas Jefferson University a royalty on any sublicense income received from its sublicensees under the licensed patent rights.

        Celldex will be required to pay Duke University milestone payments totaling $1.2 million per product with respect to the development of licensed human therapeutic products for EGFRvIII, if a new drug application is filed with the FDA on such product.

        In addition, Celldex will be required to pay royalties on any sales of any licensed therapeutic product by it or its sublicensees until the date of the expiration of the last valid claim in the last-to-expire Duke University patent covering the product.

        Celldex will also be obligated to pay to Duke University a royalty on any sublicense income received from its sublicensees under the licensed patent rights.

        Pursuant to the terms of its acquisition of Alteris, Celldex will be obligated to pay Alteris milestone payments totaling $5.0 million upon the first approval of a biologics license application by the FDA of an EGFRvIII-derived product, provided, however, that in the event Celldex receives a marketing authorization application from a European regulatory agency for the commercial sale of an EGFRvIII-derived product prior to its receipt of the first approval of a biologics license application by the FDA, then Celldex will be required to pay Alteris a milestone payment of $3.5 million. Celldex will be required to pay the remaining $1.5 million upon approval of a biologics license application by the FDA.

        Celldex is not obligated to pay any milestone payments, technology access or license fees with respect to the intellectual property assigned or licensed to Celldex under the terms of the assignment and license agreement with Medarex. Celldex is obligated, however, to pay Medarex royalties on annual aggregate worldwide net sales of those products bearing royalties, on a product-by-product basis. In addition, except for payments to the Medical Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall and Marianne Bruggemann, Celldex will be responsible for the payment of any royalties, license fees and milestone and other payments due to upstream licensors of Medarex in connection with its use of designated Medarex technology, and due to third parties if Celldex licenses any additional technology in order to commercialize such products.

        Celldex has agreed to assume all liabilities and obligations attributable to its exercise of rights under or pursuant to any agreement that Medarex assigned to Celldex, as well as all liabilities and obligations relating to Celldex's use or ownership of assigned biological materials, in each case after the effective date of the assignment and license agreement. Medarex has retained all liabilities and obligations under or pursuant to any assigned agreement or relating to the use or ownership of assigned biological materials prior to the effective date of the assignment and license agreement.

        Celldex will be required to pay Rockefeller University milestone payments totaling $2 million to $4 million per product with respect to the development of licensed human therapeutic products for DEC-205, if a new drug application is filed with the FDA on such product.

        In addition, Celldex will be required to pay royalties on any sales of any licensed therapeutic product by it or its sublicensees until the date of the expiration of the last valid claim in the last-to-expire Rockefeller University patent covering the product.

        Celldex will also be obligated to pay to Rockefeller University a royalty on any sublicense income received from its sublicensees under the licensed patent rights.

Recent Accounting Pronouncements

        In June 2007, the FASB issued Emerging Issues Task Force ("EITF") Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities, or EITF 07-3. The consensus requires that nonrefundable advance payments made for goods or services to be used in future research and development should be deferred and capitalized until such time as the related goods or services are delivered or are performed. If an entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. EITF 07-3 is effective for new contracts entered into after January 1, 2008. The initial adjustment to reflect the effect of applying the consensus as a change in accounting principle would be accounted for as a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption. The Company is in the process of evaluating whether EITF 07-3 will have a material effect on its financial position or results of operations.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating whether this standard will have a material effect on its financial position or result of operations.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement. This standard addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles ("GAAP"). This standard is effective for all financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating whether this standard will have a material effect on its financial position or result of operations.

Market Risk and Risk Management Practices

        Celldex has established controls at the board level designed to safeguard its interests and ensure integrity in the reporting to stockholders. Celldex's practices are in place to minimize risks that arise through its activities. These include practices that:

  •
  ensure that any capital expenditure above a certain level is approved by the board;

  •
  ensure that business risks are appropriately managed through an insurance and risk management program;

  •
  ensure that safety, health, environmental standards and management's systems are monitored and reviewed to achieve high standards of compliance and performance; and

  •
  ensure implementation of board-approved operating plans and budgets and board monitoring of progress against these budgets, including the establishment and monitoring of key performance indicators.

Impact of Inflation

        Although inflation has slowed in recent years, it is still a factor that may affect Celldex's financial performance. Costs incurred in conducting clinical trials are affected by inflation as are other inputs. There is a risk that costs will increase over time due to inflation, increasing the cost to Celldex.

Quantitative and Qualitative Disclosure About Market Risk

        The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our marketable securities without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the marketable securities to fluctuate. To minimize this risk in the future, we intend to maintain our portfolio in cash, cash equivalents and marketable securities. Through its investment guidelines and policies Celldex will invest in high-quality financial instruments, with the effective duration of the portfolio of less than one year, which Celldex believes are subject to limited credit risk. Due to the intended short-term nature of its investments, Celldex does not expect to have any material exposure to interest rate risk that may arise out of these future investments.

        We may be exposed to exchange conversion differences in translating the foreign results of our cash and cash equivalent investments to U.S. dollars. Depending upon the relative strengthening or weakening of the U.S. dollar, the conversion difference could be significant.

CELLDEX'S PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of Celldex's common stock and Class A common stock, as of December 1, 2007, by:

  •
  each person known by Celldex to beneficially own more than 5% of Celldex's outstanding shares of common stock or Class A common stock;

  •
  each of Celldex's directors;

  •
  each of Celldex's executive officers; and

  •
  all of Celldex's directors and executive officers as a group.

        Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder. Beneficial ownership determined under the rules of the Securities and Exchange Commission generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to applicable community property laws, the person named in the table has sole voting and investment power with respect to all shares of common stock owned by it. Shares of common stock subject to options currently exercisable or exercisable within 60 days of December 1, 2007 are deemed outstanding for calculating the percentage of outstanding shares of the person or entity holding the options, but are not deemed outstanding for calculating the percentage of any other person or entity. Except as otherwise indicated in a footnote to the table, stockholders own shares of common stock. Applicable percentage ownership in the following table is based on 13,300,000 shares of common stock and 6,800,000 shares of Class A common stock outstanding as of December 1, 2007. Unless otherwise indicated, the address of each of the named individuals is: c/o Celldex Therapeutics, Inc., 222 Cameron Drive, Suite 400, Phillipsburg, New Jersey 08865.

		Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	of Common Stock	of Class A Common Stock	of Common Stock and Class A Common Stock
Medarex, Inc.(1) 707 State Road Princeton, NJ 08540	12,000,000	90.23%	—	59.70%
Lorantis Holdings Limited(2) 410 Cambridge Science Park, Cambridge, CB4 0PE, United Kingdom	6,800,000	—	100%	33.83%
Dr. Albert J. Wong Stanford University Medical Center 300 Pasteur Dr., Edwards R221 Stanford, CA 94305	783,716	5.89%	—	3.90%
Dr. Thomas Davis, MD(3)	109,375	*	—	*
Dr. Tibor Keler(4)	290,000	2.13%	—	1.42%
Anthony S. Marucci(5)	290,000	2.13%	—	1.42%
Dr. Ronald Newbold(6)	62,500	*	—	*
Charles Schaller(7)	—	*	—	*
Herbert J. Conrad(8)	55,000	*	—	*
Dr. Rajesh B. Parekh(2)(9)	55,000	*	—	*
George O. Elston(10)	55,000	*	—	*
Khawar Mann(11)	35,000	*	—	*
Robert Burns(12)	416,667	3.04%	—	2.03%
All officers and directors as a group (10 persons)	1,368,542	9.33%	—	6.37%

(1)
Does not include the right, pursuant to the settlement agreement and mutual release between Celldex and Medarex, to receive $3,038,617 of shares of common stock of post-merger AVANT,

  valued based on the per-share closing price of AVANT common stock on the second trading day prior to the closing date of the merger. See "Celldex's Business—Legal Proceedings."

(2)
Represents 6,800,000 shares of Celldex's Class A common stock. Celldex has been informed that Dr. Parekh, who serves as chairman of Lorantis Holdings Limited will be entitled to receive 2% of Lorantis' proceeds from the merger.

(3)
Represents 109,375 shares of Celldex's common stock issuable pursuant to existing stock options which will be vested as of January 31, 2008. Dr. Davis currently holds stock options pursuant to which a total of 250,000 shares of Celldex common stock are potentially issuable upon exercise. Celldex expects that prior to the consummation of the merger, Dr. Davis' existing options will be replaced with a grant of options to purchase 125,000 shares of Celldex's common stock, and that he will be granted new stock options to purchase 235,000 shares of Celldex's common stock.

(4)
Represents 290,000 shares of Celldex's common stock issuable pursuant to existing stock options which will be vested as of January 31, 2008. Dr. Keler currently holds stock options pursuant to which a total of 290,000 shares of Celldex common stock are potentially issuable upon exercise. Celldex expects that prior to the consummation of the merger, Dr. Keler's existing options will be replaced with a grant of options to purchase 145,000 shares of Celldex's common stock, and that he will be granted new stock options to purchase 470,000 shares of Celldex's common stock.

(5)
Represents 290,000 shares of Celldex's common stock issuable pursuant to existing stock options which will be vested as of January 31, 2008. Mr. Marucci currently holds stock options pursuant to which a total of 290,000 shares of Celldex common stock are potentially issuable upon exercise. Celldex expects that prior to the consummation of the merger, Mr. Marucci's existing options will be replaced with a grant of options to purchase 145,000 shares of Celldex's common stock, and that he will be granted new stock options to purchase 470,000 shares of Celldex's common stock.

(6)
Represents 62,500 shares of Celldex's common stock issuable pursuant to existing stock options which will be vested as of January 31, 2008. Dr. Newbold currently holds stock options pursuant to which a total of 150,000 shares of Celldex common stock are potentially issuable upon exercise. Celldex expects that prior to the consummation of the merger, Dr. Newbold's existing options will be replaced with a grant of options to purchase 75,000 shares of Celldex's common stock, and that he will be granted new stock options to purchase 185,000 shares of Celldex's common stock.

(7)
Mr. Schaller currently holds no stock options. Celldex expects that prior to the consummation of the merger, Mr. Schaller will be granted stock options to purchase 33,750 shares of Celldex's common stock.

(8)
Represents 55,000 shares of Celldex's common stock issuable pursuant to existing stock options which will be vested as of January 31, 2008. Mr. Conrad currently holds stock options pursuant to which a total of 55,000 shares of Celldex common stock are potentially issuable upon exercise. Celldex expects that prior to the consummation of the merger, Mr. Conrad's existing options will be replaced with a grant of options to purchase 27,500 shares of Celldex's common stock, and that he will be granted new stock options to purchase 13,500 shares of Celldex's common stock.

(9)
Represents 55,000 shares of Celldex's common stock issuable pursuant to existing stock options which will be vested as of as of January 31, 2008. Dr. Parekh currently holds stock options pursuant to which a total of 55,000 shares of Celldex common stock are potentially issuable upon exercise. Celldex expects that prior to the consummation of the merger, Dr. Parekh's existing options will be replaced with a grant of options to purchase 27,500 shares of Celldex's common stock, and that he will be granted new stock options to purchase 13,500 shares of Celldex's common stock.

(10)
Represents 55,000 shares of Celldex's common stock issuable pursuant to existing stock options which will be vested as of as of January 31, 2008. Mr. Elston currently holds stock options pursuant to which a total of 55,000 shares of Celldex common stock are potentially issuable upon exercise. Celldex expects that prior to the consummation of the merger, Mr. Elston's existing options will be replaced with a grant of options to purchase 27,500 shares of Celldex's common stock, and that he will be granted new stock options to purchase 13,500 shares of Celldex's common stock.

(11)
Represents 35,000 shares of Celldex's common stock issuable pursuant to existing stock options which will be vested as of as of January 31, 2008. Mr. Mann currently holds stock options pursuant to which a total of 35,000 shares of Celldex common stock are potentially issuable upon exercise. Celldex expects that prior to consummation of the merger, Mr. Mann's existing options will be replaced with a grant of options to purchase 17,500 shares of Celldex's common stock, and that he will be granted new stock options to purchase 8,750 shares of Celldex's common stock.

(12)
Represents 416,667 shares of Celldex's common stock issuable pursuant to existing stock options which will be vested as of as of January 31, 2008. Dr. Burns currently holds stock options pursuant to which a total of 833,333 shares of Celldex common stock are potentially issuable upon exercise. Celldex expects that prior to consummation of the merger, Dr. Burns existing options will be replaced with a grant of options to purchase 416,667 shares of Celldex's common stock, and that he will be granted new stock options to purchase 85,833 shares of Celldex's common stock.

*
Less than 1%.

DESCRIPTION OF AVANT COMMON STOCK

        As of the date of the prospectus, we are authorized to issue up to 100,000,000 shares of common stock, $.001 par value per share. As of November 15, 2007, 74,188,066 shares of common stock were outstanding.

  Dividends

        The Board of Directors may, out of funds legally available, at any regular or special meeting, declare dividends to the holders of shares of our common stock as and when they deem expedient, subject to the rights of holders of the preferred stock, if any.

  Voting

        Each share of common stock entitles the holders to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. No holders of shares of common stock shall have the right to vote such shares cumulatively in any election for the Board of Directors.

  Rights Upon Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock, if any, have received their liquidation preferences in full.

  Miscellaneous

        No holders of shares of our common stock shall have any preemptive rights to subscribe for, purchase or receive any shares of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by us.

AVANT PROPOSAL NO. 2—AMENDMENT TO THIRD RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

        At the AVANT meeting, holders of AVANT stock will be asked to approve the amendment of AVANT's amended and restated certificate of incorporation to increase the number of authorized shares of AVANT common stock to 300,000,000 (prior to giving effect to the reverse stock split described in Proposal No. 3). See Annex B for the full text of the amendment.

        AVANT's Third Restated Certificate of Incorporation currently authorizes 100,000,000 shares of common stock. On November 15, 2007, 74,188,066 shares of AVANT common stock were outstanding.

        To complete the merger, approximately 105,000,000 shares of AVANT common stock will be issued at the effective time to the current Celldex stockholders, including shares to be issued pursuant to the Medarex settlement agreement. Based on the shares of AVANT common stock outstanding and reserved and the shares of Celldex stock outstanding and reserved as of November 30, 2007 and assuming the approval of the proposed increase in the authorized shares of AVANT common stock, following the closing of the merger, AVANT would have approximately 179,500,000 shares of common stock issued and outstanding, approximately 30,174,000 shares of common stock reserved for issuance under stock incentive plans, employee stock purchase plan and warrants, and approximately 90,326,000 shares of common stock authorized but unissued and unreserved. Although AVANT currently has 220,319 treasury shares issued, its board of directors have resolved to retire those shares as of the effective time of the merger.

        AVANT currently does not have sufficient authorized shares to complete the merger and it is a condition of the transaction that the number of authorized shares of AVANT common stock be increased accordingly. At present, AVANT has no plans to issue shares for any other purpose. However, the AVANT board of directors believes it is also desirable to have additional shares available for other corporate purposes that might arise in the future, following the merger. Shares could also be issued from time to time for acquisitions or to raise capital. Under some circumstances, it is also possible for a company to use unissued shares for antitakeover purposes, but AVANT has no present intention to take any such action.

        Whether or not any future issuance of shares unrelated to the merger would be submitted for stockholder vote depends upon the nature of the issuance, legal and stock exchange requirements, and the judgment of AVANT's board at the time.

  Votes Required to Approve the Amendment of the Third Restated Certificate of Incorporation

        The affirmative vote of the holders of a majority of the outstanding common stock eligible to vote at the special meeting is required for approval of the amendment of the Third Restated Certificate of Incorporation, as amended.

THE AVANT BOARD OF DIRECTORS RECOMMENDS THAT AVANT STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 2 TO APPROVE THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

AVANT PROPOSAL NO. 3—AMEND THE THIRD RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

        To amend AVANT's restated certificate of incorporation to effect a [            ] for [            ] reverse stock split of AVANT's issued and outstanding shares of common stock, which is necessary for AVANT to be eligible for trading on the NASDAQ Capital Market or NASDAQ Global Market after completion of the merger, which is a condition to consummate the merger, as described in this proxy statement/prospectus.

  Votes Required to Authorize the board to Amend the Third Restated Certificate of Incorporation

        The affirmative vote of the holders of a majority of the outstanding common stock eligible to vote at the special meeting is required to amend the Third Restated Certificate of Incorporation, as amended.

THE AVANT BOARD OF DIRECTORS RECOMMENDS THAT AVANT STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 3 TO AMEND THE THIRD RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

AVANT PROPOSAL NO. 4—ADOPTION OF 2008 STOCK OPTION AND INCENTIVE PLAN

        On October 19, 2007, our board of directors adopted the 2008 Stock Option and Incentive Plan (the "2008 Plan"), subject to the approval of our shareholders of the 2008 Plan.

        The 2008 Plan may be administered by the board of directors, or the compensation committee or similar committee of the board of directors (the "administrator"). The administrator, at its discretion, may grant a variety of stock incentive awards based on our Common Stock. Awards under the 2008 Plan include stock options (both incentive options and non-qualified options), stock appreciation rights, restricted stock, deferred stock, cash-based awards, performance shares, unrestricted stock and dividend equivalent rights. These awards are described in greater detail below.

        Currently, we may issue up to 3,500,000 shares of Common Stock under our 1999 Stock Option and Incentive Plan (the "1999 Plan"). If the merger is completed, under the terms of the 1999 Plan and the merger agreement, all options granted under the 1999 Plan will become fully exercisable and terminated if not exercised, and no further options will be granted pursuant to the 1999 Plan. The maximum number of shares of Common Stock that can be issued under the 2008 Plan is 18,000,000 shares, of which no more than 4,500,000 shares will be available for grants in the form of restricted stock, deferred stock, performance shares or unrestricted stock. Based solely upon the closing price of the Common Stock as reported by NASDAQ on [            ], 2007, the maximum aggregate market value of the securities to be issued under the 2008 Plan would be [            ]. The shares issued by AVANT under the 2008 Plan may be authorized but unissued shares, or shares reacquired by the Company. To the extent that awards under the 2008 Plan are forfeited, canceled or otherwise terminated, the shares of Common Stock represented by such awards may be the subject of subsequent awards under the 2008 Plan.

        For years, we have successfully used stock options to attract, retain and motivate employees in a highly competitive marketplace. Option grants have been given to a broad base of employees and named executive officers. We believe that our stock option program has been very successful over the years in motivating employees while enhancing shareholder value therefore it is very valuable to us that we be able to continue offering option grants.

        To ensure that certain awards under the 2008 Plan, including restricted stock, deferred stock, cash-based awards and performance shares, qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the 2008 Plan provides that the administrator may require that vesting or grants of such awards be conditioned on the satisfaction of performance criteria that may include any of the following: (i) our return on equity, assets, capital or investment, (ii) our pre-tax or after-tax profit levels or that of any subsidiary, division, operating unit or business segment, or any combination of the foregoing; (iii) cash flow, funds from operations, year-end cash and equivalents balance or similar measure; (iv) total shareholder return; (v) changes in the market price of our stock; (vi) sales or market share; (vii) earnings per share; (viii) partnerships, collaborations, joint ventures, alliances and similar arrangements involving us; (ix) mergers, acquisitions and business combinations of or by us; or (x) our rights to intellectual property and scientific discoveries. The administrator will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not exceed 3,000,000 shares of common stock in any performance cycle and options or stock appreciation rights with respect to no more than 4,000,000 shares may be granted to any one individual during any calendar year period.

Vote Required

        The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the AVANT special meeting will be required to approve the 2008 Plan.

Recommendations

        Our board of directors recommends a vote FOR the approval of the 2008 Plan. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the 2008 Plan.

Summary of 2008 Plan

        The following description of certain features of the 2008 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2008 Plan that is attached hereto as Appendix C.

        Plan Administration.    The 2008 Plan is administered by our board of directors or by the compensation committee or a similar committee of the board of directors. The administrator of the 2008 Plan has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2008 Plan. The administrator may delegate to the Chief Executive Officer the authority to grant awards to employees, other than Covered Employees, provided that the administrator fixes the maximum number of shares that may be awarded and provides specific guidelines regarding such awards.

        Eligibility and Limitations on Grants.    All full-time and part-time officers, employees, non-employee directors and other key persons are eligible to participate in the 2008 Plan, subject to the discretion of the administrator.

        Stock Options.    The exercise price of stock options awarded under the 2008 Plan may not be less than the fair market value of the Common Stock on the date of the option grant, except that for a grant of an incentive stock option to any employee who is an owner of more than 10 percent of the voting power of AVANT, the exercise price of stock options awarded under the 2008 Plan may not be less than 110% of the fair market value of the Common Stock on the date of the option grant. The term of each stock option may not exceed 10 years from the date of grant, except that for a grant of an incentive stock option to any employee who is an owner of more than 10 percent of the voting power of AVANT the term of each stock option may not exceed 5 years from the date of grant. The administrator will determine at what time or times each option may be exercised.

        Stock Appreciation Rights.    The administrator may award a stock appreciation right either as a freestanding award or in tandem with a stock option. The administrator may award stock appreciation rights subject to such conditions and restrictions as the administrator may determine.

        Restricted Stock.    The administrator may award shares to participants subject to such conditions and restrictions as the administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with AVANT through a specified restricted period.

        Deferred Stock.    The administrator may award deferred stock units to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. At the end of the deferral period, the participants shall be paid, to the extent vested, in shares.

        Unrestricted Stock.    The administrator may grant (or sell at par value or for a higher purchase price determined by the Administrator) shares that are free from any restrictions under the 2008 Plan. Unrestricted stock may be issued to participants in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation to be paid to such individuals.

        Cash-Based Awards.    The administrator may in its discretion grant awards entitling the grantee to receive cash-denominated payments and determine the terms and conditions of the cash-based award. Each cash-based award will specify a cash-denominated payment amount, formula or payment ranges as determined by the administrator. Payment with respect to a cash-based award may be made in cash or stock, as the administrator determines.

        Performance Shares.    The administrator may grant performance share awards that entitle the recipient to acquire shares of Common Stock upon the attainment of specified performance goals. The administrator determines the performance goals, performance periods and other terms of any such awards.

        Dividend Equivalent Rights.    The administrator may award a dividend equivalent right either as a freestanding award or in tandem with another award under the 2008 Plan. The administrator may award dividend equivalent rights subject to such conditions and restrictions as the administrator may determine. Dividend equivalents credited to the holder may be paid currently or may be deemed to be reinvested in additional shares of stock, which may thereafter accrue additional equivalents.

        Tax Withholding.    Participants in the 2008 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the administrator, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing the Company to withhold shares to be issued pursuant to an option exercise or other award, or by transferring to the Company shares having a value equal to the amount of such taxes.

        Change of Control Provisions.    In the event of a merger, sale or dissolution of the Company, or a similar "sale event" (as defined in the 2008 Plan) and upon a "change in control" (as defined in the 2008 Plan) all outstanding awards under the 2008 Plan, unless otherwise provided for in a particular award agreement, will terminate unless the parties to the transaction, in their discretion, provide for assumption, continuation or appropriate substitutions or adjustments of such awards. In addition, all stock options and stock appreciation rights will automatically become fully exercisable and all other awards with conditions and restrictions relating solely to the passage of time will be fully vested and not forfeitable. Performance conditions with respect to outstanding stock awards will continue to apply as of the effective time of a change in control, except as may be otherwise provided in the relevant award agreement. In the event that the 2008 Plan will be terminated in connection with a sale event, each holder of an option or a stock appreciation right will be permitted to exercise such award for a specified period prior to the consummation of the sale event. The administrator may also provide for a cash payment with respect to outstanding options and stock appreciation rights in exchange for the cancellation of such awards.

        Amendments and Termination.    No awards of incentive stock options may be granted under the 2008 Plan after the 10-year anniversary of the date that the 2008 Plan is approved by the board of directors. No other awards may be granted under the 2008 Plan after the 10-year anniversary of the date that the 2008 Plan is approved by stockholders. In addition, the board of directors may amend or discontinue the 2008 Plan at any time, and the administrator may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder's consent. In the event of a necessary adjustment in connection with a change in our stock or a merger or similar transaction, the administrator may "reprice" or otherwise reduce the exercise price of outstanding stock options or stock appreciation rights without stockholder approval. No other reprice will occur without stockholder approval. Additionally, stockholder approval will be required to amend the 2008 Plan if the administrator determines that this approval is required to ensure that incentive stock options qualify as such under the Code, or that compensation earned under awards qualifies as performance-based compensation under the Code or as required under the applicable securities exchange or market system rules.

New Plan Benefits

        If the 2008 Plan is approved by AVANT's stockholders, we anticipate that the compensation committee (as reconstituted following closing) will approve the grants set forth in the following table immediately following the closing of the merger:

Name and Position	Dollar Value	Number of Stock Options
Dr. Una S. Ryan President and Chief Executive Officer	(1)	7,350,000
Avery W. Catlin Senior Vice President and Chief Financial Officer	(1)	2,200,000
Henry C. Marsh, Jr., Ph.D. Vice President, Research	(1)	500,000
Taha Keilani, M.D. Vice President, Medical and Regulatory Affairs	(1)	500,000
M. Timothy Cooke, Ph.D. Chief Operating Officer	(1)	0
All executive officers as a group	(1)	10,550,000
All non-executive officer directors	(1)	633,000
Employees as a group (excluding executive officers)	(1)	1,131,500

(1)
The dollar value is not determinable at this time because the dollar value will be based on the fair market value of the Company's common stock at the time of each grant.

Tax Aspects Under the Code

        The following is a summary of the principal federal income tax consequences of certain transactions under the 2008 Plan. It does not describe all federal tax consequences under the 2008 Plan, nor does it describe state or local tax consequences.

        Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) there will be no deduction for the Company for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

        If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares ) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares.

        If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above (e.g., if the holding periods described above are not satisfied), the option is treated as a non-qualified option. In addition, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

        Non-Qualified Options.    No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Parachute Payments

        The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on the Company's Deductions

        As a result of Section 162(m) of the Code, the Company's deduction for certain awards under the 2008 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2008 Plan is structured to allow grants to qualify as performance-based compensation.

THE AVANT BOARD OF DIRECTORS RECOMMENDS THAT AVANT STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 4 TO APPROVE THE ADOPTION OF THE 2008 STOCK OPTION AND INCENTIVE PLAN.

AVANT PROPOSAL NO. 5—APPROVAL OF POSSIBLE ADJOURNMENT OF SPECIAL MEETING

        If AVANT fails to receive a sufficient number of votes to approve Proposal Nos. 1, 2, 3 and 4, AVANT may propose to adjourn the special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2, 3 and 4. AVANT currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal Nos. 1, 2, 3 and 4. If approval of the proposal to adjourn the AVANT special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the AVANT special meeting.

        THE AVANT BOARD OF DIRECTORS RECOMMENDS THAT AVANT STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 5 TO ADJOURN THE AVANT SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1, 2, 3 AND 4.

EXPERTS

        The consolidated financial statements of Celldex Therapeutics, Inc. (a development stage company) at December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, and for the period from January 1, 1999 (inception) to December 31, 2006, included in this proxy statement/prospectus and registration statement, have been audited by Ernst and Young LLP, independent registered public accounting firm, as set forth in their report, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of AVANT Immunotherapeutics, Inc. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in this proxy statement/prospectus and registration statement, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report, appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of certain tax matters related to the merger will be passed upon for AVANT by Goodwin Procter LLP, Boston, MA. The validity of certain tax matters related to the merger will be passed upon for Cellex by Lowenstein Sandler PC, Roseland, NJ.

STOCKHOLDER PROPOSALS

        The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules. In the event the merger is not consummated prior to the time of AVANT's 2008 Annual Meeting of Stockholders, AVANT stockholders may submit proposals to be considered for inclusion in AVANT's 2008 proxy materials. In order to be timely, such AVANT stockholder proposals are required to be submitted in writing not earlier than January 18, 2008, nor later than March 3, 2008 unless our 2008 annual meeting of stockholders is scheduled to take place before April 17, 2008 or after July 16, 2008, to AVANT's Secretary at 119 Fourth Avenue, Needham, Massachusetts 02494

WHERE YOU CAN FIND MORE INFORMATION

        AVANT has filed reports, proxy statements and other information with the Securities and Exchange Commission. Copies of AVANT's reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at SEC Headquarters, Public Reference Section, 100 F Street, N.E., Washington D.C. 20549. The public may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330.

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at SEC Headquarters or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding AVANT. The address of the SEC website is http://www.sec.gov.

        You should rely only on the information contained in this joint proxy statement/prospectus or on information to which AVANT has referred you. AVANT and Celldex have not authorized anyone else to provide you with any information. AVANT provided the information concerning AVANT. Celldex provided the information concerning Celldex.

        AVANT has filed a registration statement under the Securities Act with the SEC with respect to AVANT common stock to be issued to Celldex stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of AVANT filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

INDEX TO FINANCIAL STATEMENTS

AVANT CONSOLIDATED FINANCIAL STATEMENTS
Report of Registered Independent Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2006 and December 31, 2005	F-4
Consolidated Statements of Operations for the Years Ended December 31, 2006, December 31, 2005 and December 31, 2004	F-5
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2006, December 31, 2005 and December 31, 2004	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, December 31, 2005 and December 31, 2004	F-7
Notes to Consolidated Financial Statements	F-8
Consolidated Balance Sheets at September 30, 2007 and December 31, 2006	F-36
Consolidated Statements of Operations for the Three Months Ended September 30, 2007 and 2006	F-37
Consolidated Statements of Operations for the Nine Months Ended September 30, 2007 and 2006	F-38
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2007 and 2006	F-39
Notes to Unaudited Consolidated Financial Statements	F-40
CELLDEX CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-54
Consolidated Balance Sheets as of December 31, 2005 and 2006	F-55
Consolidated Statements of Operations for Each of the Three Years in the Period Ended December 31, 2006 and the Period from January 1, 1999 (inception) to December 31, 2006	F-56
Consolidated Statements of Changes in Stockholders' Equity for the Period from January 1, 1999 (inception) to December 31, 1999 and the Seven-Year Period Ended December 31, 2006	F-57
Consolidated Statements of Cash Flows for Each of the Three Years in the Period Ended December 31, 2006 and the Period from January 1, 1999 (inception) to December 31, 2006	F-58
Notes to Consolidated Financial Statements	F-59
Condensed Consolidated Financial Statements (Unaudited)
Condensed Consolidated Balance Sheets (Unaudited) as of December 31, 2006 and September 30, 2007	F-82
Condensed Consolidated Statements of Operations (Unaudited) for the Three Months Ended September 30, 2006 and 2007, the Nine Months Ended September 30, 2006 and 2007 and the Period from January 1, 1999 (Inception) to September 30, 2007	F-83
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2006 and 2007 and the Period from January 1, 1999 (Inception) to September 30, 2007	F-84
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-85

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of AVANT
Immunotherapeutics, Inc.:

        We have completed integrated audits of AVANT Immunotherapeutics, Inc.'s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of AVANT Immunotherapeutics, Inc. and its subsidiary at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation in 2006.

Internal control over financial reporting

        Also, in our opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP Boston, Massachusetts March 16, 2007

AVANT IMMUNOTHERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and Cash Equivalents	$40,911,539	$23,419,434
Accounts Receivable	320,941	418,380
Prepaid and Other Current Assets	1,171,014	767,082

Total Current Assets	42,403,494	24,604,896
Property and Equipment, Net	13,967,800	5,743,663
Intangible and Other Assets, Net	4,071,963	5,067,073
Goodwill	1,036,285	1,036,285

Total Assets	$61,479,542	$36,451,917

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$2,552,089	$1,140,578
Accrued Expenses	2,674,544	2,303,724
Current Portion of Deferred Revenue	4,380,074	—
Current Portion of Long-Term Liabilities	477,606	248,441

Total Current Liabilities	10,084,313	3,692,743

Deferred Revenue	45,069,123	10,000,000
Other Long-Term Liabilities	4,165,126	1,870,051

Commitments and Contingent Liabilities (Notes 2 and 12)
Stockholders' Equity:
Convertible Preferred Stock, 4,513,102 Shares Authorized; None Issued and Outstanding at December 31, 2006 and 2005	—	—
Common Stock, $.001 Par Value 100,000,000 Shares Authorized; 74,402,867 Issued and 74,182,548 Outstanding at December 31, 2006; 74,387,087 Issued and 74,166,768 Outstanding at December 31, 2005	74,403	74,387
Additional Paid-In Capital	258,560,628	258,139,855
Deferred Compensation	—	(1,225,000)
Less: 220,319 Common Treasury Shares at Cost at December 31, 2006 and 2005	(227,646)	(227,646)
Accumulated Deficit	(256,246,405)	(235,872,473)

Total Stockholders' Equity	2,160,980	20,889,123

Total Liabilities and Stockholders' Equity	$61,479,542	$36,451,917

The accompanying notes are an integral part of the consolidated financial statements.

AVANT IMMUNOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
REVENUE:
Product Development and Licensing Agreements	$2,855,266	$242,092	$4,565,666
Government Contracts and Grants	1,408,434	2,719,651	2,115,247
Product Royalties	667,397	126,598	177,685

Total Revenue	4,931,097	3,088,341	6,858,598

OPERATING EXPENSE:
Research and Development	18,066,392	14,063,295	13,873,826
General and Administrative	8,236,854	6,894,951	5,572,032
Amortization of Acquired Intangible Assets	995,110	995,112	995,112

Total Operating Expense	27,298,356	21,953,358	20,440,970

Operating Loss	(22,367,259)	(18,865,017)	(13,582,372)
Investment and Other Income, Net	2,113,327	768,448	378,593

Loss Before Provision for Income Taxes	(20,253,932)	(18,096,569)	(13,203,779)
Provision for Income Taxes	120,000	—	—

Net Loss	$(20,373,932)	$(18,096,569)	$(13,203,779)

Basic and Diluted Net Loss Per Common Share	$(0.27)	$(0.24)	$(0.18)

Shares Used in Calculating Basic and Diluted Earnings per Share	74,216,450	74,143,454	72,964,640

The accompanying notes are an integral part of the consolidated financial statements.

AVANT IMMUNOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Shares	Common Stock Par Value	Additional Paid-In Capital	Deferred Compensation	Treasury Stock Cost	Accumulated Deficit	Total Stockholders' Equity
Balance at December 31, 2003	64,928,388	64,928	233,643,574	(989,000)	(227,646)	(204,572,125)	27,919,731
Shares Issued upon Exercise of Stock Options	391,904	392	294,361	—	—	—	294,753
Shares Issued upon Cashless Exercise of Warrants	57,912	58	(58)	—	—	—	—
Employee Stock Purchase Plan Issuances	8,367	8	17,936	—	—	—	17,944
Net Proceeds from Stock Issuance	8,965,000	8,965	23,042,012	—	—	—	23,050,977
Issuance of Restricted Stock Units	—	—	832,000	(832,000)	—	—	—
Amortization of Deferred Compensation	—	—	—	328,000	—	—	328,000
Net Loss	—	—	—	—	—	(13,203,779)	(13,203,779)

Balance at December 31, 2004	74,351,571	$74,351	$257,829,825	$(1,493,000)	$(227,646)	$(217,775,904)	$38,407,626
Shares Issued upon Exercise of Stock Options	30,375	30	34,597	—	—	—	34,627
Shares Issued upon Cashless Exercise of Warrants	536	1	(1)	—	—	—	—
Employee Stock Purchase Plan Issuances	4,605	5	5,434	—	—	—	5,439
Issuance of Restricted Stock Units	—	—	270,000	(270,000)	—	—	—
Amortization of Deferred Compensation	—	—	—	538,000	—	—	538,000
Net Loss	—	—	—	—	—	(18,096,569)	(18,096,569)

Balance at December 31, 2005	74,387,087	$74,387	$258,139,855	$(1,225,000)	$(227,646)	$(235,872,473)	$20,889,123
Shares Issued upon Exercise of Stock Options	4,188	4	5,130	—	—	—	5,134
Employee Stock Purchase Plan Issuances	11,592	12	13,887	—	—	—	13,899
Share-Based Compensation	—	—	1,626,756	—	—	—	1,626,756
Reclassification of Deferred Compensation upon Adoption of FAS 123R	—	—	(1,225,000)	1,225,000	—	—	—
Net Loss	—	—	—	—	—	(20,373,932)	(20,373,932)

Balance at December 31, 2006	74,402,867	$74,403	$258,560,628	$—	$(227,646)	$(256,246,405)	$2,160,980

The accompanying notes are an integral part of the consolidated financial statements.

AVANT IMMUNOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Cash Flows From Operating Activities:
Net Loss	$(20,373,932)	$(18,096,569)	$(13,203,779)
Adjustments to Reconcile Net Loss to Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	2,095,617	1,591,659	1,388,172
(Gain) Loss on Disposal of Assets	(14,854)	(1,150)	797
Stock-Based Compensation	1,626,756	538,000	328,000
Changes in Assets and Liabilities
Accounts Receivable	97,439	1,811,970	(757,540)
Prepaid and Other Current Assets	(403,932)	(199,166)	17,294
Accounts Payable and Accrued Expenses	1,751,347	(1,618,686)	3,349,083
Deferred Revenue	39,449,197	9,988,296	(1,444,493)
Other Long-Term Liabilities	2,772,681	(30,984)	(25,492)

Net Cash Provided by (Used in) Operating Activities	27,000,319	(6,016,630)	(10,347,958)

Cash Flows From Investing Activities:
Other Non Current Assets	—	1,000	(11,231)
Acquisition of Property and Equipment	(9,324,644)	(2,175,918)	(3,651,488)
Proceeds from Disposal of Assets	14,854	1,150	6,000
Proceeds from the Maturity of Marketable Securities	—	—	4,000,000
Purchases of Marketable Securities	—	—	(2,000,000)

Net Cash Used in Investing Activities	(9,309,790)	(2,173,768)	(1,656,719)

Cash Flows From Financing Activities:
Net Proceeds from Stock Issuance	—	—	23,050,977
Proceeds from Exercise of Stock Options and Warrants	19,033	40,066	312,697
Proceeds from (Payment of) Long-Term Liabilities	(217,457)	(171,728)	2,131,457

Net Cash Provided by (Used in) Financing Activities	(198,424)	(131,662)	25,495,131

Increase (Decrease) in Cash and Cash Equivalents	17,492,105	(8,322,060)	13,490,454
Cash and Cash Equivalents at Beginning of Period	23,419,434	31,741,494	18,251,040

Cash and Cash Equivalents at End of Period	$40,911,539	$23,419,434	$31,741,494

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$103,750	$108,408	—
Income Taxes Paid	400,000	—	—

The accompanying notes are an integral part of the consolidated financial statements.

AVANT IMMUNOTHERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A)
  Nature of Business and Overview

        AVANT Immunotherapeutics, Inc. ("AVANT" or "the Company") is a biopharmaceutical company engaged in the discovery, development and commercialization of products that harness the human immune response to prevent and treat disease. AVANT has actively developed and acquired innovative technologies—especially novel approaches to vaccine creation—that harness the human immune system. The Company develops and commercializes products on a proprietary basis and in collaboration with established pharmaceutical partners and other collaborators, including GlaxoSmithKline plc, Pfizer Inc, DVC LLC and Lohmann Animal Health International.

        In February 2004, AVANT completed a direct equity placement of 8,965,000 shares of common stock to institutional investors at a price of $2.75 per share which generated net proceeds totaling $23,050,977. In July 2003, the Company closed a private placement of approximately 4.4 million shares of common stock at $2.25 per share and warrants to purchase 444,444 shares of common stock at $3.00 per share to an institutional investor which generated net proceeds totaling $9,207,779.

        AVANT's cash and cash equivalents at December 31, 2006 were $40,911,539. AVANT's working capital at December 31, 2006 was $32,319,181. The Company incurred a loss of $20,373,932 for the year ended December 31, 2006. AVANT believes that cash inflows from existing grants and collaborations, interest income on invested funds and our current cash and cash equivalents will be sufficient to meet estimated working capital requirements and fund operations beyond December 31, 2007. The working capital requirements of AVANT are dependent on several factors including, but not limited to, the costs associated with research and development programs, pre-clinical and clinical studies, manufacture of clinical materials and the scope of collaborative arrangements. In February 2006, GlaxoSmithKline ("Glaxo"), AVANT's partner for the commercialization of the Rotarix® vaccine, received approval from the European Commission to market this product in the European Union ("EU"). This approval triggered a $4 million milestone payment to AVANT from Glaxo. Further, under AVANT's agreement with an affiliate of Paul Royalty Fund II, L.P. ("PRF"), the market launch of Rotarix® by Glaxo in the European Union market during 2006 led to a $40 million milestone payment to AVANT from PRF.

  (B)

  (B) Basis of Presentation

        The consolidated financial statements include the accounts of AVANT Immunotherapeutics, Inc. and its wholly-owned subsidiary, Megan Health, Inc. ("Megan"). All intercompany transactions have been eliminated.

  (C)
  Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and short-term investments with original maturities of three months or less. Cash and cash equivalents are stated at cost, which approximates fair value. At December 31, 2006, all investments were in money market mutual funds.

        Investments in marketable securities are accounted for in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities". At December 31, 2006 and 2005, there were no outstanding investments in marketable securities.

        AVANT generally invests its non-operating cash in debt instruments of financial institutions, government entities and corporations, and mutual funds. The Company has established guidelines relative to credit ratings, diversification and maturities to mitigate risk and maintain liquidity.

  (D)
  Fair Value of Financial Instruments

        AVANT enters into various types of financial instruments in the normal course of business. Fair values for cash, cash equivalents, accounts receivable, accounts payable and accrued expenses approximate carrying value at December 31, 2006 and 2005, due to the nature and the relatively short maturity of these instruments, other than long-term liabilities discussed in Note 11.

  (E)
  Revenue Recognition

        AVANT has entered into various license and development agreements with pharmaceutical and biotechnology companies. The terms of the agreements can include non-refundable license fees, funding of research and development, payments based upon achievement of certain milestones and royalties on net product sales. Non-refundable license fees are recognized as product development and licensing revenue when AVANT has a contractual right to receive such payments, provided a contractual arrangement exists, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and AVANT has no further performance obligations under the license agreement. When AVANT has performance obligations under the terms of a contact, non-refundable fees are recognized as revenue as AVANT completes its obligations. Where AVANT's level of effort is relatively constant over the performance period, the revenue is recognized on a straight-line basis. Revenue is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned as of the period ending date. The determination of the performance period involves judgment on management's part. Funding of research and development is recognized over the term of the applicable contract as costs are incurred related to that contract.

        Revenues from milestone payments related to arrangements under which we have no continuing performance obligations are recognized upon achievement of the related milestone. Revenues from milestone payments related to arrangements under which we have continuing performance obligations are recognized as revenue upon achievement of the milestone only if all of the following conditions are met: the milestone payments are non-refundable; achievement of the milestone was not reasonably assured at the inception of the arrangement; substantive effort is involved in achieving the milestone; and, the amount of the milestone is reasonable in relation to the effort expended or the risk associated with achievement of the milestone. If any of these conditions are not met, the milestone payments are deferred and recognized as revenue over the term of the arrangement as AVANT completes its performance obligations.

        Revenues from government contracts are recorded as effort is expended on the contracted work and billed to the government. Royalty revenue consists of payments received from licensees for a portion of sales proceeds from products that utilize AVANT's licensed technologies and are recognized when the amount of and basis for such royalty payments are reported to us in accurate and appropriate form and in accordance with the related license agreement. Payments received in advance of activities being performed are recorded as deferred revenue.

        Product royalties related to the sale of a royalty interest on the worldwide sales of Rotarix® to PRF is recognized as revenue in accordance with the guidance in EITF 88-18 "Sale of Future Revenues". Upfront unconditional payments have been recorded by AVANT as deferred revenue. Revenues will be recognized and calculated based on the ratio of total royalties received from Glaxo and remitted to PRF over expected total amounts to be received by PRF and then applying this percentage to the total cumulative consideration received from PRF to date. The expected total of payments to be paid to PRF is an estimate which AVANT will update from time to time to determine that the estimate continues to be reasonable in the light of then current events and circumstances. Any significant changes in our estimates or assumptions could impact our revenue recognition.

        Effective July 1, 2003, we adopted EITF 00-21, Accounting For Revenue Arrangements with Multiple Deliverables, which establishes criteria for whether revenue on a deliverable can be recognized separately from other deliverables in a multiple deliverable arrangement. The criteria considers whether the delivered item has stand-alone value to the customer, whether the fair value of the delivered item can be reliably determined and the customer's right of return for the delivered item.

  (F)
  Research and Development Costs

        Research and development costs, including internal and contract research costs, are expensed as incurred.

  (G)
  Trade and Other Accounts Receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. AVANT has not historically experienced credit losses from our trade accounts receivable and therefore has not established an allowance for doubtful accounts. The Company does not have any off-balance-sheet credit exposure related to its customers.

        Accounts receivable consists of the following:

	December 31, 2006	December 31, 2005
Trade Receivables	$183,830	$383,416
Other Receivables	137,111	34,964

	$320,941	$418,380

        Other receivables at December 31, 2006 and 2005 represent interest receivable from a bank.

  (H)
  Long-Lived Assets:

        In the ordinary course of our business, we incur substantial costs to construct property and equipment. The treatment of costs to construct these assets depends on the nature of the costs and the stage of construction. Costs incurred in the project planning and design phase, and in the construction and installation phase, are capitalized as part of the cost of the asset. We stop capitalizing costs when the asset is substantially complete and ready for its intended use.

        For manufacturing property and equipment, we also capitalize the cost of validating these assets for the underlying manufacturing process. We complete the capitalization of validation costs when the asset is substantially complete and ready for its intended use. Costs capitalized include incremental labor and fringe benefits, and direct consultancy services.

        Property and equipment is stated at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Laboratory equipment and office furniture and equipment are depreciated over a five year period and computer equipment is depreciated over a three year period. Manufacturing equipment is amortized over a seven to ten year period. Leasehold improvements are amortized over the shorter of the estimated useful life or the noncancelable term of the related lease, including any renewals that are reasonably assured of occurring. Property and equipment under construction is classified as construction in progress and is depreciated or amortized only after the asset is placed in service. Expenditures for maintenance and repairs are charged to expense whereas the costs of significant improvements which extend the life of the underlying asset are capitalized. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are eliminated and the related gains or losses are reflected in net income.

  (I)
  Accounting for Patent Costs:

        Patent costs are expensed as incurred. Certain patent costs are reimbursed by our product development and licensing partners. Any reimbursed patent costs are recorded as product development and licensing agreement revenues and general and administrative expenses in our financial statements.

  (J)
  Interest Capitalization

        AVANT capitalizes interest cost as part of the historical cost of acquiring certain assets during the period of time required to get the asset ready for its intended use. The amount of capitalized interest is limited to the amount of interest incurred by AVANT. In 2006 and 2005, AVANT capitalized interest costs of $92,240 and $115,796, respectively, incurred in financing leasehold improvements and laboratory and manufacturing equipment at its Needham and Fall River facilities. The total amount of interest costs incurred by AVANT in 2006 and 2005 were $102,720 and $115,796, respectively.

  (K)
  Operating Leases

        The Company has three facilities which are located at Needham and Fall River, Massachusetts and Overland, Missouri under non-cancellable operating lease agreements for office, laboratory and manufacturing space. The rent payments for the three locations escalate over the lease term. The Company expenses its obligations under these lease agreements on a straight-line basis over the term of each lease, including any renewals that are reasonably assured of occurring.

  (L)
  Intangible Assets

        AVANT has acquired intangible assets, which include core technology, developed technology and a strategic partner agreement, through the acquisitions of Megan and Universal Preservation Technologies, Inc. ("UPT"). These acquired intangible assets are being amortized on a straight-line basis over their estimated lives which range from 5 to 17 years. The determination of the amortization period involves estimates and judgments on management's part. Any significant changes in our estimates or assumptions could impact the carrying value of acquired intangible assets. The Company evaluates the recoverability of these assets when facts and circumstances suggest the asset could be impaired in accordance with Statement of Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment of Long-Lived Assets".

  (M)
  Loss Per Share

        AVANT computes and reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share". The computations of basic and diluted loss per common share are based upon the weighted average number of common shares outstanding and potentially dilutive securities. Potentially dilutive securities include stock options, restricted stock units and warrants. Options and warrants to purchase 3,725,598, 3,419,394 and 3,470,131 shares of common stock and Restricted Stock Units totaling 0, 1,000,000, and 800,000 shares were not included in the 2006, 2005 and 2004 computation of diluted net loss per share, respectively, because inclusion of such shares would have an anti-dilutive effect on net loss per share. In 2006, restricted stock units totaling 1,000,000 shares were included in the computation of basic and diluted net loss per share as all necessary conditions for their issuance had been satisfied and an insignificant amount of cash consideration will be received upon issuance.

  (N)
  Comprehensive Income

        Comprehensive income is comprised of two components, net income and other comprehensive income. For the years ended December 31, 2006, 2005 and 2004, AVANT had no other comprehensive income.

  (O)
  Foreign Currency Transactions

        Expenses incurred in foreign currencies are translated at exchange rates in effect during each period. Gains and losses from foreign currency translations are included in investment and other income, net in the statements of operations. In 2006, 2005 and 2004, AVANT recorded foreign currency transaction losses of $49,956, $2,223 and $61,728, respectively.

  (P)
  Stock-Based Compensation Expense

        On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") which requires the measurement and recognition of compensation expense for all share-based payment awards made to its employees and directors including employee stock options and employee stock purchases related to the 2004 Employee Stock Purchase Plan ("employee stock purchases") based on estimated fair values. The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company's fiscal year 2006. The Company's Consolidated Financial Statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company's Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). See Note 5 to the Consolidated Financial Statements for additional information.

  (Q)
  Use of Estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

  (R)
  Segments

        Management uses consolidated financial information in determining how to allocate resources and assess performance. For this reason, AVANT has determined that it is engaged in one industry segment. Substantially all of AVANT's revenue since inception has been generated in the United States and all of our assets are in the United States.

  (S)
  Recent Pronouncements

        SFAS 157:    In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have not yet determined the effect if any that adopting SFAS 157 will have on the Company's financial statements.

        SAB 108:    In September 2006, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Financial Statements ("SAB 108"), which establishes an approach that requires quantification of financial statement errors based on the effects of the error on each of the company's financial statements and the related disclosures. This model is commonly referred to as the "dual approach" because it essentially requires that errors be quantified under both the "iron-curtain" method and the "roll-over" method. The adoption of SAB 108 had no impact on AVANT's financial position and results of operations.

        FIN 48:    In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 addresses the recognition and measurement of uncertain income tax positions using a "more-likely-than-not" threshold and introduces a number of new disclosure requirements. The new guidance is effective for fiscal years beginning after December 15, 2006. Because of the Company's tax loss position, the adoption of FIN 48 will not have a material impact on AVANT's near-term financial position and results of operations.

2. PROPERTY, EQUIPMENT AND LEASES

        Property and equipment includes the following:

	December 31, 2006	December 31, 2005
Laboratory Equipment	$3,631,247	$2,966,354
Manufacturing Equipment	1,842,017	1,054,512
Office Furniture and Equipment	992,076	1,893,623
Leasehold Improvements	5,202,366	4,510,075
Construction in Progress	7,668,904	960,624

Total Property and Equipment	19,336,610	11,385,188
Less Accumulated Depreciation	(5,368,810)	(5,641,525)

	$13,967,800	$5,743,663

        During 2006 and 2005, AVANT wrote off approximately $1,373,222 and $24,759, respectively, of fully depreciated equipment no longer used in its operations. AVANT recorded a gain on disposal of other fixed assets of $14,854 in 2006 and $1,150 in 2005. Depreciation expense related to equipment and leasehold improvements was approximately $1,100,507, $596,547 and $393,087 for the years ended December 31, 2006, 2005 and 2004, respectively.

        AVANT currently lease approximately 54,300 square feet of laboratory and office space in Needham, Massachusetts at a current annual base rent of $1,561,600 through April 30, 2007. In November 2005, we entered into a lease amendment which extended the lease through April, 2017. The lease amendment calls for the complete renovation of the Needham facility by the landlord and AVANT and reduces AVANT's leased space to approximately 35,200 square feet of laboratory and office space. The current projected costs for the tenant improvements portion of the renovations project are approximately $9.3 million. As an incentive for AVANT to enter into the lease amendment, the landlord has agreed to contribute up to $3.6 million towards tenant improvement costs (refer to Note 12(A) to the Consolidated Financial Statements). As of December 31, 2006, AVANT had made payments and accrued costs totaling approximately $3,237,392 towards the tenant improvements portion of the renovations project. Under this lease amendment, we are obligated to pay an escalating base annual rent ranging from $879,700 to $1,161,200 during the extension term. Aggregate rental payments including common area maintenance costs for the years ended December 31, 2006 and 2005 for this facility were $2,274,738 and $2,069,170, respectively.

        AVANT leases approximately 12,400 square feet of laboratory and office space in Overland, Missouri near St. Louis. In February 2004, AVANT extended its lease through September 30, 2007. Under the extended lease agreement, we are obligated to pay an escalating base annual rent ranging from $158,400 to $161,500 during the extension term plus common area maintenance costs. Aggregate rental payments including common area maintenance costs for the years ended December 31, 2006 and 2005 for this facility were $161,460 and $163,852, respectively.

        In 2003, the Company reached agreement with MassDevelopment, an economic development entity for the Commonwealth of Massachusetts, for AVANT to occupy and build-out an 11,800 square foot manufacturing facility in Fall River, Massachusetts. The lease has an initial seven-year term which expires in December 2010 and two renewal options of five years each. Management has determined that it is reasonably assured that AVANT will exercise one five-year renewal option. Therefore, AVANT is amortizing leasehold improvements made to the Fall River facility over the original lease term plus one five-year renewal term. In November 2005, AVANT amended the MassDevelopment lease to increase the rentable space to approximately 14,300 square feet at the Fall River facility. The landlord is providing a tenant incentive allowance of $49,740 against the cost of alterations and improvements required by AVANT to be made to the expanded space. In December 2006, AVANT further amended the MassDevelopment lease to increase the rentable space to approximately 16,200 square feet at the Fall River facility. Aggregate rental payments including common area maintenance costs for the year ended December 31, 2006 and 2005 for this facility were $293,670 and $230,776, respectively.

        In 2006 and 2005, AVANT has capitalized interest costs of $92,240 and $115,796, respectively, incurred in financing leasehold improvements and laboratory and manufacturing equipment at its Fall River facility. The total amount of interest costs incurred by AVANT in 2006 and 2005 were $102,720 and $115,796, respectively.

        Obligations for base rent under these and other noncancelable operating leases as of December 31, 2006 are approximately as follows:

Year ending December 31,	2007	$2,197,346
	2008	1,771,293
	2009	1,821,778
	2010	1,857,298
	2011	1,890,250
	2012 and thereafter	10,173,798

	Total minimum lease payments	$19,711,763

        Our total rent for all operating leases was approximately $2,781,551, $2,491,274, and $2,332,192 for the years ended December 31, 2006, 2005 and 2004, respectively.

3. GOODWILL, INTANGIBLE AND OTHER ASSETS

        Goodwill:    AVANT adopted SFAS 142 in January 2002. AVANT has concluded that it currently has one reporting unit and has assigned the entire balance of goodwill to this reporting unit for purposes of performing its annual impairment test. The fair value of the reporting unit was determined using AVANT's market capitalization as of July 1, 2006 and 2005, adjusted for a control premium. The fair value on July 1, 2006 and 2005 exceeded the net assets of the reporting unit, including goodwill. Accordingly, AVANT concluded that no impairment existed as of these dates.

        Intangible and Other Assets:    Intangible and other assets include the following:

	December 31, 2006				December 31, 2005
	Estimated Lives	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Intangible Assets:
Collaborative Relationships	5 years	1,090,000	(1,090,000)	—	1,090,000	(1,090,000)	—
Core Technology	10 years	3,786,900	(1,887,046)	1,899,854	3,786,900	(1,508,352)	2,278,548
Developed Technology	7 years	3,263,100	(2,832,400)	430,700	3,263,100	(2,366,800)	896,300
Strategic Partner Agreement	17 years	2,563,900	(917,472)	1,646,428	2,563,900	(766,656)	1,797,244

Total Intangible Assets		10,703,900	(6,726,918)	3,976,982	10,703,900	(5,731,808)	4,972,092
Other Non Current Assets		94,981	—	94,981	94,981	—	94,981

		$10,798,881	$(6,726,918)	$4,071,963	$10,798,881	$(5,731,808)	$5,067,073

        In January 2003, AVANT completed the acquisition of certain technology and intellectual property of UPT and the licensure of certain patent rights from Elan Drug Delivery Limited (EDD). Through this transaction, AVANT gained exclusive rights to UPT's VitriLife® process for use in AVANT's oral vaccines and certain other non-injectable applications. The Company has determined that this technology has alternative future uses and will be incorporated into a number of AVANT's bacterial vaccine programs. AVANT paid an aggregate of $2,000,000 in consideration in the transaction, recorded this value to acquired intangible assets, Core Technology, and is amortizing these assets over their estimated lives of ten years.

        All of AVANT's intangible assets are amortized over their useful lives. Total amortization expense for intangible assets for the years ended December 31, 2006 was $995,110 and $995,112 for the years ended December 31, 2005 and 2004.

        The estimated future amortization expense of intangible assets as of December 31, 2006 and for the five succeeding years is as follows:

Year ending December 31,	Estimated Amortization Expense
2007	$960,212
2008	529,512
2009	529,512
2010	514,622
2011	350,822

4. ACCRUED EXPENSES

        Accrued expenses are comprised of amounts owed to employees, vendors, and suppliers for work performed on behalf of the Company. At each period end the Company evaluates the accrued expense balance related to these activities based upon information received from the supplier and estimated progress toward completion of objectives to ensure that the balance is appropriately stated. Such estimates are subject to changes as additional information becomes available. Accrued expenses include the following:

	December 31, 2006	December 31, 2005
Accrued License Fees	$416,122	$253,566
Accrued Payroll and Employee Benefits	678,459	621,611
Accrued Clinical Trials	263,220	825,084
Accrued Manufacturing Expenses	281,035	215,644
Accrued Professional Fees	131,413	181,833
Accrued Facility Renovation Expenses	667,124	—
Other Accrued Expenses	237,171	205,986

	$2,674,544	$2,303,724

5. STOCK-BASED COMPENSATION

        On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan ("employee stock purchases") based on estimated fair values. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123(R). The Company has also applied the provisions of SAB 107 in its adoption of SFAS 123(R).

        The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company's fiscal year 2006. The Company's Consolidated Financial Statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company's Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2006 was $1,626,756, which consisted of stock-based compensation expense related to employee and non-employee director stock options and restricted stock units of $401,756 and $1,225,000, respectively. There was no stock-based compensation expense related to employee and non-employee director stock options and employee stock purchases recognized during the years ended December 31, 2005 and 2004. Stock-based compensation expense of $538,000 and $328,000 related to restricted stock unit awards was recognized during the year ended December 31, 2005 and 2004, respectively. No significant stock-based compensation expenses were recorded for employee stock purchases.

        SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's Consolidated Statement of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with

APB 25 as allowed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company's Consolidated Statement of Operations related to stock options because the exercise price of the Company's stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

        Stock-based compensation expense recognized in the Company's Consolidated Statement of Operations for the year ended December 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), compensation expense for all share-based payment awards granted prior to January 1, 2006 will continue to be recognized using the straight-line method and compensation expense for all share-based payment awards granted subsequent to January 1, 2006 will also be recognized using the straight-line method. As stock-based compensation expense recognized in the Consolidated Statement of Operations for fiscal 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company's pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

        Upon adoption of SFAS 123(R), the Company retained its method of valuation for share-based awards granted beginning in fiscal 2006 using the Black-Scholes option-pricing model ("Black-Scholes model") which was previously used for the Company's pro forma information required under SFAS 123. The Company's determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company's stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company's expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

        The Company has not recognized any tax benefits or deductions related to the tax effects of employee stock-based compensation as the Company carries a full deferred tax asset valuation allowance and has significant net operating loss carryforwards available.

Employee Stock Benefit Plans

Restricted Stock Unit Awards

        On September 21, 2005, AVANT awarded Dr. Una Ryan, its President and CEO, 200,000 Restricted Stock Units. The Restricted Stock Units vest over four years but will vest in their entirety upon the earlier of the sale of the Company or Dr. Ryan's retirement at or after age 65. The Company determined the value of the Restricted Stock Units to be $270,000, based on a valuation of $1.35 per share, the closing price of AVANT's common stock on the award date. The value of the Restricted Stock Units was amortized over the remaining months until Dr. Ryan attained age 65 in December 2006, and was recorded as compensation expense. In connection with the award, the

Company has recognized $216,000 and $54,000 as stock-based compensation expense in the Consolidated Statements of Operations for the year ended December 31, 2006 and 2005, respectively.

        In November 2004 and September 2003, the Company also awarded Restricted Stock Units to Dr. Ryan and recorded non-cash deferred compensation amounting to $832,000 and $1,104,000, respectively. On September 21, 2006, the Company's Board of Directors modified these Restricted Stock Units to provide that they vest in their entirety upon the earlier of the sale of the Company or Dr. Ryan's retirement at or after age 65. The value of the Restricted Stock Units was amortized over the remaining months until Dr. Ryan attained age 65 in December 2006 and was recorded as compensation expense. In connection with the awards, the Company has recognized $1,009,000, $484,000 and $328,000 as stock-based compensation expense in the Consolidated Statements of Operations during the years ended December 31, 2006, 2005 and 2004, respectively.

        AVANT has applied an estimated forfeiture rate of zero to the restricted stock unit awards.

Employee Stock Purchase Plan

        The 2004 Employee Stock Purchase Plan (the "2004 Plan") was adopted on May 13, 2004. All full time employees of AVANT are eligible to participate in the 2004 Plan. A total of 150,000 shares of common stock are reserved for issuance under the 2004 Plan. Under the 2004 Plan, each participating employee may contribute up to 15% of his or her compensation to purchase up to 500 shares of common stock per year in any six-month offering period and may withdraw from the offering at any time before stock is purchased. Participation terminates automatically upon termination of employment. The purchase price per share of common stock in an offering is 85% of the lower of its fair market value at either the beginning of the offering period or the applicable exercise date. During the years ended December 31, 2006 and 2005, the Company issued 11,592 and 4,605 shares, respectively, under the 2004 Plan. Shares purchased under the plan are issued in the month following the end of each offering period. At December 31, 2006, 125,257 shares were available for issuance under the 2004 Plan.

        The 2004 Plan is a compensatory plan under SFAS 123R. The requisite service period for compensation cost resulting from the 2004 Plan is the period over which the employee participates in the plan and pays for the shares. AVANT has historically established two purchase periods during each year—January 1 to June 30 and July 1 to December 31. The requisite service period begins on the enrollment date (the start of the offering period) and ends on the purchase date and is determined to be six months.

        The current purchase period began on July 1, 2006. The Company has established the risk-free interest rate assumption to be 5.09% using the 6-month rate on a traded zero-coupon U.S. Treasury bond. The Company used its historical volatility rate of 39% for the 6-month period preceding the grant date for the current stock purchase period. The Company has concluded that volatility during the current purchase period is expected to be consistent with the calculated historical volatility rate. Finally, the Company established the expected term for the current stock purchase period as six months. Based on these assumptions, the stock-based compensation expense recorded for the employee stock purchases was not significant.

Employee Stock Option Plans

Stock Option Plan Description

        On May 6, 1999, AVANT's 1999 Stock Option and Incentive Plan (the "1999 Plan") was adopted. The 1999 Plan replaced the Amended and Restated 1991 Stock Compensation Plan, which was an amendment and restatement of AVANT's 1985 Incentive Option Plan. The 1999 Plan permits the granting of incentive stock options (intended to qualify as such under Section 422A of the Internal Revenue Code of 1986, as amended), non-qualified stock options, stock appreciation rights, performance share units, restricted stock and other awards of restricted stock in lieu of cash bonuses to employees, consultants and outside directors.

        The 1999 Plan, as amended in 2002, allows for a maximum of 3,500,000 shares of common stock to be issued prior to May 6, 2009. The Board of Directors determines the term of each option, option price, and number of shares for which each option is granted and the rate at which each option vests. The Board of Directors has granted employee stock option awards with four-year vesting periods. The term of each option cannot exceed ten years (five years for options granted to holders of more than 10% of the voting stock of AVANT) and the exercise price of stock options cannot be less than the fair market value of the common stock at the date of grant (110% of fair market value for incentive stock options granted to holders of more than 10% of the voting stock of AVANT). Vesting of all employee stock option awards is accelerated upon a change in control as defined in the 1999 Plan.

        The 1999 Plan provides for the automatic grant of non-qualified stock options to non-employee directors. Each non-employee director who is serving as a director of the Company on the fifth business day after each annual meeting of stockholders will automatically be granted on such day a non-qualified stock option to acquire 10,000 shares of common stock. The exercise price of each such non-qualified stock option is the fair market value of common stock on the date of grant. Each such non-qualified stock option is exercisable on the first anniversary of the grant date. Such non-qualified stock options will expire ten years from the date of grant. The 1999 Plan also provides for discretionary grants of non-qualified stock options to non-employee directors. Vesting of all non-employee director stock option awards is accelerated upon a change in control as defined in the 1999 Plan.

        On November 17, 2005, pursuant to and in accordance with the recommendation of the Compensation Committee, the Board of Directors of AVANT approved full acceleration of the vesting of otherwise unvested stock options that had an exercise price of $2.00 or greater granted under the 1999 Plan that were held by employees, officers and non-employee directors. As a result of the Board of Directors' action, a total of 265,935 of such "out-of-the-money" unvested stock options, having a weighted average exercise price of $2.37 per share, became exercisable effective November 17, 2005, rather than the later dates when such options would have vested in the normal course. The Company determined the value of the "out-of-the-money" unvested stock options to be $360,100. This action was taken in accordance with the applicable provisions of the 1999 Plan. The Board's decision to accelerate the vesting of these "out-of-the-money" stock options was made primarily to reduce compensation expense that otherwise would be recorded in future periods following AVANT's adoption in the first quarter of 2006 of SFAS 123R.

General Option Information

        A summary of stock option activity for the year ended December 31, 2006 is as follows:

	Shares	Weighted Average Exercise Price Per Share
Outstanding at January 1,	2,974,950	$2.55
Granted	674,950	1.96
Exercised	(4,188)	1.23
Canceled/Forfeited	(41,211)	1.92
Expired	(323,347)	2.93

Outstanding at December 31,	3,281,154	$2.40

	2006	2005	2004
At December 31,
Options exercisable	2,458,772	2,584,971	2,256,252
Available for grant	1,425,453	1,861,215	1,844,204
Weighted average fair value of options granted during year	$1.45	$1.22	$1.74

        The following tables summarize information about the stock options outstanding at December 31, 2006:

	Options Outstanding
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	WeightedAverage Exercise Price per Share
$1.08 - 1.31	479,513	4.11	$1.24
1.33 - 1.71	329,725	3.68	1.57
1.76 - 1.93	490,850	6.50	1.86
1.93 - 1.97	372,875	4.67	1.95
1.97 - 2.00	2,687	7.61	1.99
2.04	334,400	9.02	2.04
2.06 - 2.28	353,450	5.12	2.20
2.29 - 2.68	353,100	4.47	2.47
2.71 - 3.94	328,700	5.55	2.93
4.90 - 14.69	235,854	3.80	7.79

$1.08 - 14.69	3,281,154	5.26	$2.40

	Options Exercisable
Range of Exercise Prices	Number Exercisable	Weighted Average Exercise Price per Share
$1.08 - 1.31	423,778	$1.25
1.33 - 1.71	295,327	1.58
1.76 - 1.93	207,251	1.83
1.93 - 1.97	269,375	1.95
1.97 - 2.00	2,687	1.99
2.04	0	0.00
2.06 - 2.28	353,450	2.20
2.29 - 2.68	342,350	2.48
2.71 - 3.94	328,700	2.93
4.90 - 14.69	235,854	7.79

$1.08 - 14.69	2,458,772	$2.58

        The aggregate intrinsic value of options outstanding at December 31, 2006 was $39,752, of which $30,532 related to exercisable options.

Valuation and Expense Information under SFAS 123(R)

        The following table summarizes stock-based compensation expense related to employee and non-employee director stock options, employee stock purchases and restricted stock unit awards under SFAS 123(R) for the year ended December 31, 2006 which was allocated as follows:

Year Ended December 31, 2006
Research and development	$154,088
General and administrative	1,472,668

Total stock-based compensation expense	$1,626,756

        Stock-based compensation expense recognized for the years ended December 31, 2006, 2005 and 2004 included $1,225,000, $538,000 and $328,000, respectively, related to restricted stock unit awards, all of which were allocated to general and administrative expenses.

        Based on basic and diluted weighted average common shares outstanding of 74,216,450, the effect of stock-based compensation expense recorded under SFAS 123R for fiscal 2006 had a $0.01 impact on earning's per share.

        The table below reflects the pro forma information for the years ended December 31, 2005 and 2004 as follows:

	2005	2004
Net Loss:
As reported	$(18,096,569)	$(13,203,700)
Less: Stock-based employee compensation expense as reported	538,000	328,000
Add: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,329,300)	(1,000,400)

Pro forma	$(18,887,869)	$(13,876,100)

Basic and Diluted Net Loss Per Share:
As reported	$0.24	$0.18
Pro forma	0.25	0.19

        As of December 31, 2006, total compensation cost related to non-vested stock options not yet recognized was $699,354, net of estimated forfeitures, which is expected to be recognized as expense over a weighted average period of 2.22 years. As of December 31, 2006, total compensation cost related to non-vested restricted stock unit awards not yet recognized was $0.

        The fair values of employee stock options granted were valued using the Black-Scholes model with the following assumptions:

	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Expected stock price volatility (employees)	76 - 85%	80 - 85%	81 - 109%
Expected stock price volatility (non-employee directors)	76 - 80%	80 - 85%	81 - 109%
Expected option term (employees)	6.25 Years	4.5 - 5 Years	5 Years
Expected option term (non-employee directors)	5.5 Years	4.5 - 5 Years	5 Years
Risk-free interest rate	4.3 - 5.2%	3.6 - 4.6%	2.7 - 4.2%
Expected dividend yield	None	None	None

        The Company used its daily historical stock price volatility consistent with the expected term of grant as the basis for its expected volatility assumption in accordance with SFAS 123(R) and SAB 107 for its employee and non-employee director stock options and employee stock purchases. Prior to fiscal 2006, the Company had also used its daily historical stock price volatility in accordance with SFAS 123 for purposes of its pro forma information. The Company has concluded that its historical volatility is representative of expected future stock price trends.

        The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the Company's employee and non-employee director stock options and employee stock purchases. The dividend yield assumption is based on the Company's history of zero dividend payouts and expectation that no dividends will be paid in the foreseeable future.

        The expected term of employee and non-employee director stock options represents the weighted-average period the stock options are expected to remain outstanding. SAB 107 provides for a simplified method for estimating expected term for "plain-vanilla" options. The simplified method is based on the vesting period and the contractual term for each grant or for each vesting tranche for awards with graded vesting. The mid-point between the vesting date and the expiration date is used as the expected term under this method. The Company has elected to follow the guidance of SAB 107 and adopt this simplified method in determining expected term for its stock option awards. There were 70,000 stock option grants to non-employee directors during the year ended December 31, 2006.

        Forfeitures were estimated based on historical experience by applying a nine and zero percent forfeiture rate to employee and non-employee director stock option awards granted during the year ended December 31, 2006.

6. INCOME TAXES

	Year Ended December 31,
	2006	2005	2004
Income tax benefit (provision):
Federal	$7,923,800	$6,907,000	$5,273,800
State	1,761,000	1,436,200	1,155,100

	9,684,800	8,343,200	6,428,900
Deferred tax valuation allowance	(9,684,800)	(8,343,200)	(6,428,900)

	$—	$—	$—

        Deferred tax assets and liabilities are comprised of the following:

	December 31, 2006	December 31, 2005
Gross Deferred Tax Assets
Net Operating Loss Carryforwards	$40,983,000	$62,738,000

Tax Credit Carryforwards	11,007,000	9,472,000
Deferred Expenses	21,701,000	11,593,000
Deferred Compensation—Restricted Stock	888,000	395,000
Stock-based Compensation	45,000	—
Fixed Assets	716,000	658,000
Accrued Expenses and Other	4,000	—
Deferred Revenue	20,299,000	4,027,000

	95,643,000	88,883,000
Gross Deferred Tax Liabilities
Acquired Intangibles	(1,011,000)	(1,358,000)
Deferred Tax Assets Valuation Allowance	(94,632,000)	(87,525,000)

Net Deferred Tax Asset (Liability)	$—	$—

        Reconciliation between the amount of reported income tax and the amount computed using the U.S. Statutory rate of 34% follows:

	2006	2005	2004
Pre-tax book income (loss)	$(20,253,939)	$(18,096,575)	$(13,203,700)

Loss at Statutory Rates	(6,886,300)	(6,152,800)	(4,489,300)
Research and Development Credits	(1,074,100)	(812,000)	(788,100)
Alternative minimum Tax Credits	(120,000)	—	—
State Taxes	(1,761,000)	(1,436,200)	(1,155,100)
Other	156,600	57,800	3,600
Expiration of Net Operating Losses and Research & Development Tax Credits	2,575,000	2,441,000	1,310,000
Increase in Valuation Allowance	7,109,800	5,902,200	5,118,900

	$—	$—	$—

        As of December 31, 2006, AVANT had federal net operating loss and tax credit carryforwards of approximately $119,076,000 and $7,953,000, respectively, and state net operating loss and credit carryforwards of approximately $12,044,000 and $4,628,000, respectively, which may be available to offset future federal and state income tax liabilities and that expire at various dates from 2007 through 2026. During 2006, federal net operating losses and credits of approximately $5,323,000 and $213,000, respectively, and state net operating losses of approximately $9,487,000 expired unused.

        The $40 million milestone payment received from PRF during the first quarter of 2006 will result in taxable income for the Company. The regular taxable income generated by this transaction will be fully offset against available federal and state net operating loss carryforwards. The Company recorded a provision of $120,000 in 2006 for the alternative minimum tax that will result from receipt of this milestone.

        As required by Statement of Financial Accounting Standards No. 109, management has evaluated the positive and negative evidence bearing upon the realizability of its net deferred tax assets, which are comprised principally of net operating loss and tax credit carryforwards. Management has determined that it is more likely than not that AVANT will not recognize the benefits of federal and state deferred tax assets and, as a result, a valuation allowance of approximately $94,632,000 has been established at December 31, 2006. The future realization, if any, of the deferred tax assets attributable to disqualifying dispositions of incentive stock options and the exercise of nonqualified stock options will not be recognized as a tax benefit in the statement of operations, but rather as a component of stockholders' equity.

        Ownership changes, as defined in the Internal Revenue Code, may have limited the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income. Subsequent ownership changes could further affect the limitation in future years.

        The Tax Relief and Health Care Act of 2006 (the "Act") was signed into law on December 20, 2006. The Act contains numerous amendments and additions to the U.S. corporate income tax rules.

AVANT has evaluated the impact of the Act and has determined that it will not have a material impact on the Company's financial position and results of operations.

7. STOCKHOLDERS' EQUITY

  (A)
  Public and Private Stock Offerings

        In February 2004, AVANT completed a direct equity placement of 8,965,000 shares of common stock to institutional investors at a price of $2.75 per share which generated gross proceeds totaling approximately $24.7 million. Expenses associated with the transaction totaled $1,602,773.

        AVANT filed a shelf registration statement in November 2003 with the Securities and Exchange Commission to register 15 million shares of common stock and warrants to purchase 2.25 million shares of common stock. At December 31, 2005, 6,035,000 shares and all of the warrants were still available for issuance.

  (B)
  Preferred Stock

        At December 31, 2006 and 2005, AVANT had authorized preferred stock comprised of 1,163,102 shares of convertible Class B and 3,000,000 shares of convertible Class C and 350,000 shares designated as Class C-1 Junior Participating Cumulative, the terms of which are to be determined by our Board of Directors. There was no preferred stock outstanding at December 31, 2006 and 2005.

  (C)
  Warrants

        AVANT has issued warrants to purchase common stock in connection with the private placement of approximately 4.4 million shares in July 2003. The warrants are exercisable at $3.00 per share and expire July 1, 2008. In connection with the acquisition of VRI in August 1998, AVANT assumed the obligations of VRI with respect to each outstanding warrant to purchase VRI common stock (a "VRI Warrant"). The last of the VRI Warrants expired on December 14, 2005.

        Warrants outstanding at December 31, 2006 are as follows:

Security	Exercise Number of Shares	Price Per Share	Expiration Date
Common stock	444,444	$3.00	July 1, 2008

        In 2005, 1,861 warrants were exercised as cashless exercises resulting in the issuance of 536 shares. In 2004, 87,568 warrants were exercised as cashless exercises resulting in the issuance of 57,912 shares.

  (D)
  Shareholder Rights Plan

        On November 5, 2004, AVANT's Board adopted a new Shareholder Rights Plan, as set forth in the Shareholder Rights Agreement, dated November 5, 2004, between the Company and Computer Investor Services, LLC (formerly EquiServe Trust Company, N.A.), as Rights Agent (the "Rights Agreement"). The Rights Agreement replaces the Company's existing Shareholder Rights Agreement which expired on November 10, 2004.

        Pursuant to the terms of the Rights Agreement, the Board declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of AVANT's common stock. These rights, which expire in November 2014, entitle their holders to purchase from AVANT one ten-thousandth of a share (a "Unit") of Series C-1 Junior Participating Cumulative Preferred Stock, par value $0.01 per share, ("C-1 Preferred Stock") at a cash exercise price of $35.00 per Unit, subject to adjustment. The rights will trade separately from the common stock and will become exercisable only when a person or group has acquired 15% or more of the outstanding common stock or upon the commencement by a person or group of a tender offer that would result in such person or group acquiring 15% or more of the outstanding common stock other than as a result of repurchases of stock by AVANT or certain inadvertent actions by a shareholder. In the event a person or group acquires 15% or more of the outstanding common stock each holder of a right (except for any such person or group) would be entitled to receive upon exercise sufficient Units of C-1 Preferred Stock to equal a value of two times the exercise price of the purchase right. In the event AVANT is acquired in a merger or other business combination transaction or if 50% or more of AVANT's assets or earning power is sold, each holder of a right (except for any such person or group described above) would receive upon exercise common stock of the acquiring company with a value equal to two times the exercise price of the right.

        As of December 31, 2006 and 2005, the Company has authorized the issuance of 350,000 shares of C-1 Preferred Stock for use in connection with the shareholder rights plan.

  (E)
  Share Repurchase Plan

        On August 16, 2002, AVANT announced that its Board of Directors had authorized the repurchase of up to 2 million shares of its common stock. The repurchased stock provides AVANT with treasury shares for general corporate purposes, such as stock to be issued under employee stock option and stock purchase plans. The share repurchase plan expired as of August 31, 2003. AVANT purchased 220,300 shares through December 31, 2003 at a cost of $227,600. No shares were purchased in 2006 or 2005.

8. RESEARCH AND LICENSING AGREEMENTS

        AVANT has entered into licensing agreements with several universities and research organizations. Under the terms of these agreements, we have received licenses or options to license technology, specified patents or patent applications. AVANT has expensed nonrefundable license fees and royalties of approximately $85,000, $85,000 and $285,000 in the years ended December 31, 2006, 2005 and 2004, respectively.

9. PRODUCT DEVELOPMENT AND LICENSING AGREEMENTS

        Our revenue from product development and licensing agreements was received pursuant to contracts with different organizations. Total revenue recognized by us in connection with these contracts for the years ended December 31, 2006, 2005 and 2004 were $2,855,266, $242,092 and $4,565,666, respectively. A summary of these contracts follows:

  (A)
  GlaxoSmithKline plc ("Glaxo")

        In 1997, AVANT entered into an agreement with Glaxo to collaborate on the development and commercialization of the Company's oral rotavirus vaccine and Glaxo assumed responsibility for all subsequent clinical trials and all other development activities. AVANT licensed-in the Rotarix® technology in 1995 and owes a license fee of 30% to Cincinnati Children's Hospital Medical Center ("CCH") on net royalties received from Glaxo. AVANT is obligated to maintain a license with CCH with respect to the Glaxo agreement. All licensing fees are included in research and development expense. The term of the Glaxo agreement is through the expiration of the last of the relevant patents covered by the agreement, although Glaxo may terminate the agreement upon 90 days prior written notice.

        In May 2005, AVANT entered into an agreement whereby an affiliate of Paul Royalty Fund II, L.P. ("PRF") purchased an interest in the net royalties AVANT will receive on worldwide sales of Rotarix® (see Note 10). Under the PRF agreement, AVANT will retain 50% of future Glaxo milestone payments beginning on the effective date of the agreement with PRF, with 70% of the remaining balance payable to PRF and 30% of the remaining balance payable to CCH, respectively.

        In February 2006, the European Commission granted approval of Rotarix® in the European Union, which triggered a $4 million milestone payment from Glaxo, 50% of which is creditable against future royalties. Revenue of $2.6 million was recorded in the first quarter of 2006 as AVANT has no continuing obligations to incur any research and development costs in connection with the Glaxo agreement and the remaining $1.4 million was remitted to PRF in accordance with the PRF agreement. In addition, the Company recorded $600,000 of research and development expense in the first quarter of 2006 for amounts which will be payable to CCH in connection with the aforementioned 2006 milestone payment. Glaxo has agreed to make further payments, which could total up to $1.5 million, upon achievement of a specific milestone.

        In September 2006, AVANT received notice from Glaxo that Glaxo would begin paying royalties on sales of Rotarix® vaccine at the lower of two royalty rates under their 1997 license agreement. Glaxo's decision to pay the lower royalty rate (which is 70% of the full rate) is based upon Glaxo's assertion that Rotarix® is not covered by the patents Glaxo licensed from AVANT in Australia and certain European countries.

  (B)
  Pfizer Inc ("Pfizer")

        In connection with the Company's acquisition of Megan in 2000, it entered into a licensing agreement with Pfizer's Animal Health Division whereby Pfizer has licensed Megan's technology for the development of animal health and food safety vaccines. Under the agreement, AVANT may receive additional milestone payments of up to $3 million based upon attainment of specified milestones. AVANT may receive royalty payments on eventual product sales. The term of this agreement is through the expiration of the last of the patents covered by the agreement. AVANT has no obligation to incur any research and development costs in connection with this agreement.

        As of June 1, 2006, AVANT entered into a Collaborative Research and Development Agreement with Pfizer aimed at the discovery and development of vaccines to protect animals. The collaboration will employ vaccine technologies owned by AVANT. Under the agreement, Pfizer and AVANT will conduct a joint research program funded by Pfizer to develop prophylactic and therapeutic vaccines. AVANT considers its June 2006 arrangement with Pfizer to be a revenue arrangement with multiple deliverables. AVANT expects to recognize revenue as the research and development service deliverables are completed and delivered to Pfizer. AVANT recognized $137,500 in product development revenue from Pfizer, Inc for year ended December 31, 2006.

  (C)
  DVC LLC ("DVC", formerly DynPort Vaccine Company LLC)

        In October 2001, the Company granted DVC a license for exclusive rights to use certain components of its anthrax vaccine technology. Under the agreement, AVANT is entitled to annual $50,000 license maintenance payments, with respect to which AVANT has received $200,000 in the aggregate, including $50,000 received in the first quarter of 2005, and milestone payments of up to $700,000 in the aggregate, $100,000 of which AVANT recognized as revenue in 2002. The annual license fee is recognized as revenue on a straight line basis over the year. On August 5, 2005, AVANT received notice from DVC of termination of the license agreement, effective November 5, 2005.

        In January 2003, AVANT was awarded a subcontract by DVC in the amount of $2.5 million to develop for the U.S. Department of Defense an oral combination vaccine against anthrax and plague using AVANT's proprietary vaccine technologies. As of December 31, 2006, AVANT had received a number of additional subcontract modifications from DVC to support further development and pre-clinical animal testing of vaccine constructs of anthrax and plague vaccine candidates being developed by AVANT for use in the oral combination vaccine. Total contract funding awarded by DVC now totals approximately $12 million. Payments under the subcontract agreement are made on a time and materials basis and receipt of the full amount is conditioned upon the project being fully funded through completion and AVANT performing and continuing to demonstrate that it has the capability to perform the funded work. For the years ended December 31, 2006, 2005 and 2004, AVANT recognized $1,157,381, $2,408,936 and $1,974,998, respectively, in government contract revenue from DVC. Through December 31, 2006, AVANT had received approximately $9.3 million in payments under the various subcontract agreements, all of which relate to approved subcontract awards. These agreements expire in 2007, although they may be terminated by DVC at any time upon 30 days notice.

  (D)
  Inflazyme Pharmaceuticals Ltd. ("Inflazyme", formerly AdProTech, Ltd ("AdProTech"))

        In March 2004, AVANT granted a license to AdProTech for non-exclusive rights to use certain components of its intellectual property surrounding complement inhibition. In April 2004, AVANT received an initial license payment of $1 million from AdProTech and AdProTech was acquired by Inflazyme, which assumed the license. AVANT has no continuing involvement or obligation under this license agreement, thus it recognized the $1 million as revenue during the first quarter of 2004. Under the agreement, AVANT is entitled to annual license fees, milestone payments of up to $13.5 million in the aggregate and royalties on eventual product sales. AVANT has no obligations to incur any research and development costs in connection with this agreement.

10. PAUL ROYALTY FUND

        In May 2005, AVANT entered into an agreement whereby an affiliate of Paul Royalty Fund II, L.P. ("PRF") purchased an interest in the net royalties AVANT will receive on worldwide sales of Rotarix®. Rotarix® is licensed to Glaxo. The terms of the agreement with PRF include an upfront unconditional payment from PRF totaling $10 million ($5 million paid at closing and $5 million received on December 1, 2005) and the following milestone payments: (i) $40 million on product launch in the European Union, and (ii) between $9 million and $11 million on product launch in the United States, depending on date of the launch.

        In addition, AVANT retains some participation in the worldwide net royalty stream from Rotarix®. If worldwide net royalties on sales of Rotarix® from Glaxo exceed $27.5 million in any year, AVANT will receive 92.5% of royalties in excess of $27.5 million. Also, once PRF receives cumulative royalties equal to 2.45 times PRF's aggregate cash payments to AVANT, then AVANT will receive 92.5% of all additional royalties. If Rotarix® is not launched in the U.S. by the end of 2009, either PRF or AVANT can opt out of the U.S. portion of the agreement, and AVANT will retain all U.S.-derived royalties and PRF would not be obligated to make payments to AVANT upon U.S. approval.

        On March 14, 2006, AVANT amended its agreement with PRF to accelerate a $40 million milestone payment, which was received on March 17, 2006. The payment had previously been due upon the first sale of Rotarix® in the European Union. Other financial terms of the PRF agreement were not changed.

        As noted in Note 9, Glaxo has asserted that Rotarix® is not covered by the patents Glaxo licensed from AVANT in Australia and certain European countries. If Glaxo's position stands, the royalties to which PRF is entitled will no longer be limited by a $27.5 million annual threshold, which AVANT projected may have been reached in later years as sales of Rotarix® increase. Irrespective of Glaxo's position, AVANT will still retain the royalties on worldwide sales of Rotarix® once PRF receives 2.45 times the aggregate cash payments it makes to AVANT, though the potential amount of such residual royalties will be lower if Glaxo's position stands.

        In February 2006, the European Commission granted approval of Rotarix® in the European Union, which triggered a $4 million milestone payment from Glaxo, 50% of which is creditable against future royalties. AVANT remitted $1.4 million of the Glaxo milestone payment to PRF in accordance with the PRF agreement. As a result, in the first quarter of 2006, AVANT recognized $550,803 in product royalty revenue related to PRF's purchased interests in the net royalties that AVANT receives from Rotarix® worldwide net sales. Based on management's best estimates of the amount and timing of Glaxo royalties, the Company has classified $4,380,074 and $45,069,123 of the deferred revenue balance at December 31, 2006 as short-term and long-term, respectively.

11. OTHER LONG-TERM LIABILITIES

        In December 2003, AVANT entered into a Lease Agreement, a Secured Promissory Note: Equipment Loan and a Security Agreement with the Massachusetts Development Finance Agency ("MassDevelopment"), an economic development entity for the Commonwealth of Massachusetts, for AVANT to occupy and build-out a manufacturing facility in Fall River, Massachusetts.

  (A)
  Loan Payable

        Under the Lease Agreement, AVANT received a Specialized Tenant Improvement Allowance of $1,227,800 to finance the build-out of the Fall River facility. Principal and interest payments of the aggregate disbursement increments are due monthly using an amortization period of 15 years and an interest rate of 5.5% per annum.

        At December 31, 2005, AVANT has recorded leasehold improvement assets of $1,227,800 and currently has a loan payable of $1,070,914 to MassDevelopment, of which $81,853 is classified as current and $989,061 as long-term. AVANT began amortizing the leasehold improvement assets in the third quarter of 2005 when the Fall River facility became operational. Based on current market interest rates available to AVANT for long-term liabilities with similar terms and maturities, the fair value of the loan payable is approximately $774,600 at December 31, 2006.

  (B)
  Note Payable

        Under the Secured Promissory Note: Equipment Loan, AVANT received $903,657 from MassDevelopment to finance the purchases of equipment to be placed in the Fall River facility (the "Loan"). The Loan has a term of 84 months at an interest rate of 5.5% per annum. The Loan is collateralized by all of the equipment purchased with the principal amount. The net book value of these collateralized assets at December 31, 2006 and 2005 was $769,855 and $880,690, respectively.

        At December 31, 2006, AVANT has recorded manufacturing and laboratory equipment assets of $903,657 and currently has a note payable of $671,029 to MassDevelopment, of which $143,362 is classified as current and $527,667 as long-term. AVANT began depreciating the manufacturing and laboratory equipment assets over the estimated economic lives of the assets when the Fall River facility became operational. Based on current market interest rates available to AVANT for long-term liabilities with similar terms and maturities, the fair value of the note payable is approximately $592,900 at December 31, 2006.

12. COMMITMENTS AND CONTINGENCIES

  (A)
  Commitments for the Renovations of the Needham Facility

        In November 2005, AVANT entered into a Lease Amendment with the landlord which specified terms for the complete renovation of the Company's Needham facility. The current projected costs for the tenant improvements portion of the renovations project are approximately $9.3 million. As an incentive for AVANT to enter into the Lease Amendment, the landlord has agreed to contribute up to $3.6 million towards tenant improvement costs. The Company will record the full cost of the Needham renovation project as an asset and the amounts of landlord incentive will be recorded as deferred rent (included under "Other Long Term Liabilities" account in the consolidated balance sheets) in accordance with FASB Technical Bulletin 88-1 "Issues Related to Accounting for Leases." Amortization of the deferred rent will be recorded as a reduction of rent expense over the remaining lease term when the renovation project is complete and will be classified as an operating activity in the Consolidated Statement of Cash Flows.

        In November 2005, AVANT amended the MassDevelopment lease to increase the rentable space by approximately 2,500 square feet to approximately 14,300 square feet at the Fall River facility. The landlord is providing a tenant incentive allowance of $49,740 against the cost of alterations and improvements required by AVANT to be made to the expanded space. As of December 31, 2006, the full amount of the tenant incentive allowance had been received. In April 2006, AVANT entered into a Design/Build Contract with a design/builder for the build-out of the expanded space. The contract amount totals $345,000 and the construction project was completed in the third quarter of 2006.

  (B)
  Purchase Commitments for Contract Manufacturing

        In April 2000, AVANT entered into a Services Agreement (the "Lonza Agreement") with Lonza Biologics plc ("Lonza") for process development and manufacture of its product candidate TP10. AVANT has entered into a number of amendments to the Lonza Agreement for specific process development and scale-up work and remaining aggregate commitments as of December 31, 2006 total approximately $930,879. The Company has incurred $1,730,589 and $8,511,310, respectively, of expense related to the Lonza Agreement in the twelve-month period ended December 31, 2006 and from inception through December 31, 2006, of which $281,035 remained accrued at December 31, 2006.

13. DEFERRED SAVINGS PLAN

        Under section 401(k) of the Internal Revenue Code of 1986, as amended, the Board of Directors adopted, effective May 1990, a tax-qualified deferred compensation plan for employees of AVANT. AVANT may, at its discretion, make contributions to the plan each year matching up to 1% of the participant's total annual salary. AVANT contributions amounted to $47,300, $38,700 and $37,300 for the years ended December 31, 2006, 2005 and 2004, respectively.

14. SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

2006	Q1 2006	Q2 2006	Q3 2006	Q4 2006
Total revenue	$3,706,487	$505,479	$338,999	$380,132
Net loss	(2,970,991)	(5,670,299)	(5,520,567)	(6,212,075)
Basic and diluted net loss per common share	(0.04)	(0.08)	(0.07)	(0.08)
2005	Q1 2005	Q2 2005	Q3 2005	Q4 2005
Total revenue	$970,552	$637,161	$846,322	$634,306
Net loss	(4,868,499)	(4,733,940)	(4,514,434)	(3,979,697)
Basic and diluted net loss per common share	(0.07)	(0.06)	(0.06)	(0.05)

15. SUBSEQUENT EVENT

        In February 2007, AVANT entered into a research and development partnership with Select Vaccines Limited ("Select Vaccines"), a public Australian biotechnology company, focused on the use of Select Vaccines' virus-like particles ("VLPs") as a platform technology for the development of viral vaccines. Research and development efforts will initially target the development of vaccines against influenza including both epidemic and pandemic forms of vaccine, with the opportunity to expand the collaboration to other disease targets. Under the terms of the agreement, AVANT will make an upfront equity investment in Select Vaccines and fund influenza vaccine research and development for two years, as well as provide payments to Select Vaccines for the achievement of specific preclinical and clinical development milestones. Completion of the partnership agreement is subject to the approval of Select's shareholders. AVANT also gains the exclusive right to apply Select Vaccines' technology to a second target within the next two years, and a third target within the next three years. Select Vaccines would also be eligible to receive royalties based on net sales of any approved products arising out of this collaboration that are successfully marketed.

Item 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

Item 9A.    CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures.

        AVANT maintains disclosure controls and procedures designed to ensure that information required to be disclosed in AVANT's filings under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported accurately within the time periods specified in the Securities and Exchange Commission's rules and forms. As of the end of the period covered by this report, an evaluation was performed under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of AVANT's disclosure controls and procedures (pursuant to Exchange Act Rule 13a-15(b)). Based upon this evaluation, AVANT's Chief Executive Officer and Chief Financial Officer concluded that AVANT's disclosure controls and procedures were effective.

Management's Annual Report on Internal Control Over Financial Reporting.

        AVANT's management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of AVANT's management, including AVANT's Chief Executive Officer and Chief Financial Officer, AVANT has conducted an evaluation of the effectiveness of its internal control over financial reporting based upon the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, AVANT's Chief Executive Officer and Chief Financial Officer have concluded that AVANT's internal control over financial reporting was effective at December 31, 2006.

        Management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their attestation report included in Item 8 of this Form 10-K.

Changes in Internal Control Over Financial Reporting.

        Management determined that AVANT did not maintain effective controls over the completeness and accuracy of the recognition of revenue deferred pursuant to an agreement with Paul Royalty Fund ("PRF") with respect to the sale of an interest in future net royalties from GlaxoSmithKline ("GSK"), certain of which should have been recognized upon receipt of a milestone payment from GSK in the first quarter of 2006. Notwithstanding that management had correctly determined the accounting treatment for the PRF transaction, an operational failure in internal control occurred in that revenue recognition was not triggered upon receipt of the milestone payment. Therefore, recognition of previously deferred royalty revenue was not completely and accurately recorded in the proper period in accordance with accounting principles generally accepted in the United States. This was identified as a deficiency in internal control in the first quarter of 2006 which constitutes a "material weakness." A material weakness is a control deficiency, or combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. This control deficiency resulted in an adjustment to the unaudited interim consolidated financial statements for the quarter ended March 31, 2006 affecting deferred revenue and product royalties.

        Management has reviewed and, as necessary, revised its policies and procedures with respect to its controls over the accounting for deferred royalty revenue to ensure that all reasonable steps have been taken to correct this material weakness. As part of this process, management has provided additional training for AVANT's accounting personnel and added additional revenue recognition review and approval controls to facilitate a more timely completion of such internal controls. The new internal controls have been operational since the second quarter of 2006 and have been tested, and management has concluded that the controls are operating effectively. Management has further concluded that the identified control deficiency has been successfully remediated.

        During the second quarter of 2006, AVANT implemented changes in its internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to address the material weakness noted in the prior quarter. Other than the item disclosed above, there were no significant changes in AVANT's controls and procedures over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the period covered by this Annual Report on Form 10-K that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.    OTHER INFORMATION

        In December, 2006, we entered into a lease amendment which increased AVANT's leased space at the Fall River facility by an additional 1,900 square feet of space.

AVANT IMMUNOTHERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and Cash Equivalents	$20,339,659	$40,911,539
Accounts and Other Receivables	525,600	320,941
Prepaid Expenses and Other Current Assets	515,118	1,171,014

Total Current Assets	21,380,377	42,403,494

Property and Equipment, Net	17,072,700	13,967,800
Investment in Select Vaccines Ltd	576,905	—
Intangible and Other Assets, Net	3,338,362	4,071,963
Goodwill	1,036,285	1,036,285

Total Assets	$43,404,629	$61,479,542

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$1,022,861	$2,552,089
Accrued Expenses	3,038,941	2,674,544
Current Portion of Deferred Revenue	4,122,672	4,380,074
Current Portion of Long-Term Liabilities	577,630	477,606

Total Current Liabilities	8,762,104	10,084,313

Deferred Revenue	43,886,636	45,069,123
Other Long-Term Liabilities	4,702,491	4,165,126

Commitments and Contingent Liabilities (Note 12)
Stockholders' Equity (Deficit):
Convertible Preferred Stock, 4,513,102 Shares Authorized; None Issued and Outstanding	—	—
Common Stock, $.001 Par Value; 100,000,000 Shares Authorized; 74,408,385 Issued and 74,188,066 Outstanding at September 30, 2007 and 74,402,867 Issued and 74,182,548 Outstanding at December 31, 2006	74,408	74,403
Additional Paid-In Capital	258,838,046	258,560,628
Less: 220,319 Common Treasury Shares at Cost	(227,646)	(227,646)
Accumulated Deficit	(272,631,410)	(256,246,405)

Total Stockholders' Equity (Deficit)	(13,946,602)	2,160,980

Total Liabilities and Stockholders' Equity	$43,404,629	$61,479,542

See accompanying notes to unaudited consolidated financial statements

AVANT IMMUNOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30, 2007	September 30, 2006
REVENUE:
Product Development and Licensing Agreements	$100,508	$35,475
Government Contracts and Grants	90,149	280,419
Product Royalties	1,000,878	23,105

Total Revenue	1,191,535	338,999

OPERATING EXPENSE:
Research and Development	4,457,475	4,416,320
General and Administrative	2,000,271	1,818,799
Amortization of Acquired Intangible Assets	240,048	248,778

Total Operating Expense	6,697,794	6,483,897

Operating Loss	(5,506,259)	(6,144,898)
Investment and Other Income, Net	132,778	624,331

Loss Before Provision for Income Taxes	$(5,373,481)	$(5,520,567)
Benefit from Income Taxes	(120,000)	—

Net Loss	(5,253,481)	(5,520,567)

Basic and Diluted Net Loss Per Common Share	$(0.07)	$(0.07)

Shares Used in Calculating Basic and Diluted Net Loss per Share	75,188,022	74,182,347

See accompanying notes to unaudited consolidated financial statements

AVANT IMMUNOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	September 30, 2007	September 30, 2006
REVENUE:
Product Development and Licensing Agreements	$118,612	$2,672,895
Government Contracts and Grants	441,407	1,241,149
Product Royalties	2,823,109	636,921

Total Revenue	3,383,128	4,550,965

OPERATING EXPENSE:
Research and Development	14,383,806	13,228,926
General and Administrative	5,723,386	5,924,505
Amortization of Acquired Intangible Assets	720,144	746,334

Total Operating Expense	20,827,336	19,899,765

Operating Loss	(17,444,208)	(15,348,800)
Investment and Other Income, Net	939,202	1,558,943

Loss before Provision for Income Taxes	(16,505,006)	(13,789,857)
Provision for (Benefit from) Income Taxes	(120,000)	372,000

Net Loss	$(16,385,006)	$(14,161,857)

Basic and Diluted Net Loss Per Common Share	$(0.22)	$(0.19)

Shares Used in Calculating Basic and Diluted Net Loss per Share	75,185,365	74,176,593

See accompanying notes to unaudited consolidated financial statements

AVANT IMMUNOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30, 2007	September 30, 2006
Cash Flows from Operating Activities:
Net Loss	$(16,385,006)	$(14,161,857)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used in) Operating Activities:
Depreciation and Amortization	1,937,228	1,505,578
Impairment of Investment in Select Vaccines Ltd	158,095	—
Loss on Disposal of Assets	76,014	—
Stock-Based Compensation Expense	272,879	953,297
Changes in Operating Assets and Liabilities:
Accounts and Other Receivables	(204,659)	(135,978)
Prepaid and Other Current Assets	655,896	(160,117)
Accounts Payable and Accrued Expenses	(1,160,661)	(19,447)
Deferred Revenue	(1,444,058)	39,586,697
Other Long-Term Liabilities	824,527	1,405,351

Net Cash Provided by (Used in) Operating Activities	(15,269,745)	28,973,524

Cash Flows from Investing Activities:
Other Non-Current Assets	13,456	—
Acquisition of Property and Equipment	(4,397,997)	(5,549,954)
Investment in Select Vaccines Limited	(735,000)	—

Cash Used in Investing Activities	(5,119,541)	(5,549,954)

Cash Flows from Financing Activities:
Proceeds from Stock Issuance	4,544	13,897
Proceeds from Exercise of Stock Options and Warrants	—	5,135
Payments of Long-Term Liabilities	(187,138)	(180,706)

Net Cash Used in Financing Activities	(182,594)	(161,674)

Net Increase (Decrease) in Cash and Cash Equivalents	(20,571,880)	23,261,896
Cash and Cash Equivalents at Beginning of Period	40,911,539	23,419,434

Cash and Cash Equivalents at End of Period	$20,339,659	$46,681,330

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$77,022	$87,255

See accompanying notes to unaudited consolidated financial statements

AVANT IMMUNOTHERAPEUTICS, INC.

Notes to Unaudited Consolidated Financial Statements

September 30, 2007

(1) Nature of Business

        AVANT Immunotherapeutics, Inc. (the "Company" or "AVANT") is engaged in the discovery, development and commercialization of products that harness the human immune system to prevent and treat disease. The Company is developing a broad portfolio of vaccines and therapeutics against infectious diseases. The portfolio includes a pipeline of preventative, single-dose oral vaccines aimed at protecting travelers and people in regions where infectious diseases are endemic. The portfolio also includes immunotherapeutics for cardiovascular diseases which are available for partnering, including a treatment to reduce complement-mediated tissue damage associated with cardiac by-pass surgery and transplantation and a proprietary vaccine candidate for cholesterol management. In addition, the Company is developing the VitriLife® preservation and lyophilization technologies for use in manufacturing AVANT's oral vaccines and certain other non-injectable applications. AVANT further leverages the value of its technology portfolio through corporate, governmental and non-governmental partnerships. One successful collaboration resulted in the development and marketing of an oral human rotavirus vaccine. Current collaborations encompass the development of vaccines addressed to global health, human food safety and animal health.

        The unaudited consolidated financial statements include the accounts of AVANT and its wholly owned subsidiary, Megan Health, Inc. ("Megan"). All intercompany transactions have been eliminated.

        On October 22, 2007, AVANT announced the signing of a definitive merger agreement with Celldex Therapeutics, Inc., a privately-held biopharmaceutical company. The all-stock transaction, approved by both companies' Boards of Directors, will combine the two companies under the same name AVANT. Celldex and AVANT shareholders will own 58% and 42% of the combined company on a fully diluted basis, respectively. Closing of the merger is contingent upon a vote of approval by AVANT's current shareholders at a special meeting of shareholders expected to take place in the first quarter of 2008.

(2) Interim Financial Statements

        The accompanying unaudited consolidated financial statements for the three months and nine months ended September 30, 2007 and 2006 include the consolidated accounts of AVANT, and have been prepared in accordance with instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, the information contained herein reflects all adjustments, consisting solely of normal recurring adjustments, that are necessary to present fairly the Company's financial position at September 30, 2007, results of operations for the three months and nine months ended September 30, 2007 and 2006, and cash flows for the nine-month periods ended September 30, 2007 and 2006. The results of operations for the nine-month period ended September 30, 2007 are not necessarily indicative of results for any future interim period or for the full year.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been omitted, although the Company believes that the disclosures included, when read in conjunction with AVANT's Annual Report on Form 10-K for the year ended December 31, 2006, are adequate to make the information presented not misleading. The accompanying December 31, 2006 Consolidated Balance Sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

(3) Recent Accounting Pronouncements

        SFAS 159:    In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an Amendment of FASB Statement No. 155 ("SFAS 159"), which permits entities to choose to measure many financial instruments and certain other items on an instrument-by-instrument basis under a fair value option. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. AVANT has not yet determined the effect if any that adopting SFAS 159 will have on the Company's financial statements.

        EITF 07-3:    In June 2007, the EITF reached consensus on EITF Issue No. 07-3, Accounting for Advance Payments for Goods and Services to Be Used in Future Research and Development Activities ("EITF 07-3"). EITF 07-3 states that non-refundable advance payments for future research and development activities should be capitalized until the goods have been delivered or the related services have been performed. EITF is effective for fiscal years beginning after December 15, 2007. Entities are to recognize the effects of EITF 07-3 prospectively for new contracts entered into after the effective date. The adoption of EITF 07-3 is not expected to have a material impact on AVANT's financial position or results of operations.

(4) Stock-Based Compensation

        The Company adopted SFAS 123(R) beginning January 1, 2006, using the modified prospective transition method. In conjunction with the adoption of SFAS 123(R), compensation expense for all stock-based payment awards granted prior to January 1, 2006 will continue to be recognized using the straight-line method and compensation expense for all share-based payment awards granted subsequent to January 1, 2006 will also be recognized using the straight-line method. As stock-based compensation expense recognized in the Consolidated Statement of Operations for the first nine months of fiscal 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

        Also, upon adoption of SFAS 123(R), the Company retained its method of valuation for share-based awards granted using the Black-Scholes option-pricing model ("Black-Scholes model"). The Company's determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company's stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company's expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

        As of September 30, 2007, the Company had two shareholder approved, share-based compensation plans: the 2004 Employee Stock Purchase Plan (the "2004 ESPP Plan") and the 1999 Stock Option and Incentive Plan (the "1999 Plan"). For a complete discussion of the Company's share-based plans see Note 5 of the consolidated financial statements included in its annual report on Form 10-K, as previously filed with the Securities and Exchange Commission on March 16, 2007.

Employee Stock Benefit Plans

Restricted Stock Unit Awards

        In September 2005, November 2004 and September 2003, the Company awarded restricted stock units to Dr. Una Ryan, its President and CEO, and determined the value of the restricted stock unit awards to be $270,000, $832,000 and $1,104,000, respectively, based on the closing price of AVANT's common stock on the award date. The value of the restricted stock units was amortized over the remaining months until Dr. Ryan attained age 65 in December 2006, and was recorded as compensation expense. In connection with the awards, the Company has recognized $175,000 and $350,000 as stock-based compensation expense in the statements of operations during the three- and nine-month periods ended September 30, 2006, respectively.

        AVANT has applied an estimated forfeiture rate of zero to the restricted stock unit awards.

Employee Stock Purchase Plan

        During the nine months ended September 30, 2007 and 2006, the Company issued 5,518 and 5,665 shares, respectively, under the 2004 ESPP Plan. At September 30, 2007, 121,239 shares were available for issuance under the 2004 ESPP Plan.

        The current purchase period began on July 1, 2007. The Company has established the risk-free interest rate assumption to be 4.1% using the 6-month rate on a traded zero-coupon U.S. Treasury bond. The Company used its historical volatility rate of 46% for the 6-month period preceding the grant date for the current stock purchase period. The Company has concluded that volatility during the current purchase period is expected to be consistent with the calculated historical volatility rate. Finally, the Company established the expected term for the current stock purchase period as six months. Based on these assumptions, the stock-based compensation expense recorded for the employee stock purchases was not significant.

Employee Stock Option Plan

General Option Information

        A summary of stock option activity under the 1999 Plan for the nine months ended September 30, 2007 is as follows:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (In Years)
Outstanding at January 1	3,281,154	$2.40	5.26
Granted	463,450	1.26
Canceled/forfeited	(342,398)	1.75
Expired	(388,154)	2.41

Outstanding at September 30	3,014,052	$2.30	4.79

At September 30
Options exercisable	2,374,710	$2.50

        The weighted average fair value of options granted during the nine-month period ended September 30, 2007 was $0.90.

        The aggregate intrinsic value of options outstanding at September 30, 2007 was insignificant.

Valuation and Expense Information under SFAS 123(R)

        The following table summarizes stock-based compensation expense related to employee and non-employee director stock options and employee stock purchases under SFAS 123(R) for the three and nine months ended September 30, 2007 and 2006 which was allocated as follows:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Research and development	$45,674	$39,970	$119,093	$113,098
General and administrative	51,818	373,431	153,786	840,199

Total stock-based compensation expense	$97,492	$413,401	$272,879	$953,297

        Stock-based compensation expense related to restricted stock unit awards recognized for the three and nine months ended September 30, 2006 was $306,250 and $656,250, respectively, all of which was allocated to general and administrative expenses.

        Based on basic and diluted weighted average common shares outstanding of 75,188,022 and 75,185,365, the effect of stock-based compensation expense recorded under SFAS 123R for the three-and nine-month periods has no significant impact on net loss per share.

        As of September 30, 2007, total compensation cost related to non-vested stock options not yet recognized was $731,070, net of estimated forfeitures, which is expected to be recognized as expense over a weighted average period of 1.9 years.

        The fair values of employee and non-employee director stock options granted during the three and nine months ended September 30, 2007 and 2006 were valued using the Black-Scholes model with the following assumptions:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Expected stock price volatility (employees)	73%	76%	73%	76%
Expected stock price volatility (non-employee directors)	61%	76%	61%	76%
Expected option term (employees)	6.25 Years	6.25 Years	6.25 Years	6.25 Years
Expected option term (non-employee directors)	5.5 Years	5.5 Years	5.5 Years	5.5 Years
Risk-free interest rate	4.0 - 5.1%	4.5 - 5.2%	4.0 - 5.2%	4.3 - 5.2%
Expected dividend yield	None	None	None	None

        The Company used its daily historical stock price volatility consistent with the expected term of grant as the basis for its expected volatility assumption in accordance with SFAS 123(R) and SAB 107 for its employee and non-employee director stock options and employee stock purchases. The Company has concluded that its historical volatility is representative of expected future stock price trends.

        The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the Company's employee and non-employee director stock options and employee stock purchases. The dividend yield assumption is based on the Company's history of zero dividend payouts and expectation that no dividends will be paid in the foreseeable future.

        The expected term of employee and non-employee director stock options represents the weighted-average period the stock options are expected to remain outstanding. SAB 107 provides for a simplified method for estimating expected term for "plain-vanilla" options. The simplified method is based on the vesting period and the contractual term for each grant or for each vesting tranche for awards with graded vesting. The mid-point between the vesting date and the expiration date is used as the expected term under this method. The Company has elected to follow the guidance of SAB 107 and adopt this simplified method in determining expected term for its stock option awards. There were 5,000 stock options granted to non-employee directors during the three months ended September 30, 2007.

        Forfeitures were estimated based on historical experience by applying an eleven and zero percent forfeiture rate to employee and non-employee director stock option awards granted during the nine months ended September 30, 2007, respectively.

        The Company has not recognized any tax benefits or deductions related to the tax effects of employee stock-based compensation as the Company carries a full deferred tax asset valuation allowance and has significant net operating loss carryforwards available.

(5) Accounts and Other Receivables

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company has not historically experienced credit losses from its accounts receivable and therefore has not established an allowance for doubtful accounts. The Company does not have any off-balance-sheet credit exposure related to its customers.

        Accounts and other receivables consist of the following:

	September 30, 2007	December 31, 2006
Trade	$54,483	$183,830
Other	471,117	137,111

	$525,600	$320,941

        Other receivables at September 30, 2007 represent interest receivable from a bank and an income tax refund of $401,752. Other receivables at December 31, 2006 represent interest receivable from a bank.

(6) Property and Equipment

        Property and equipment includes the following:

	September 30, 2007	December 31, 2006
Laboratory Equipment	$4,313,666	$3,631,247
Manufacturing Equipment	1,978,346	1,842,017
Office Furniture and Equipment	1,300,674	992,076
Leasehold Improvements	9,794,502	5,202,366
Construction in Progress	5,945,624	7,668,904

Total Property and Equipment	23,332,812	19,336,610
Less Accumulated Depreciation and Amortization	(6,260,112)	(5,368,810)

	$17,072,700	$13,967,800

        AVANT recorded a loss of $74,148 on disposal of fixed assets during the nine months ended September 30, 2007.

        The Company has recorded $22,393 and $25,521 of capitalized interest costs incurred in financing leasehold improvements and laboratory and manufacturing equipment at its Fall River and Needham facilities during the three-month periods ended September 30, 2007 and 2006, respectively, and $54,396 and $67,493 of capitalized interest costs during the nine-month periods ended September 30, 2007 and 2006, respectively. The total amount of interest expense incurred by AVANT during the three-month periods ended September 30, 2007 and 2006 was $22,393 and $25,521, respectively, and $68,771 and $77,973 during the nine-month periods ended September 30, 2007 and 2006, respectively.

        Depreciation expense related to equipment and leasehold improvements was $462,010 and $293,478 for the three months ended September 30, 2007 and 2006, respectively, and $1,217,083 and $780,493 for the nine months ended September 30, 2007 and 2006, respectively.

(7) Intangible and Other Assets

        Intangible and other assets include the following:

	September 30, 2007				December 31, 2006
	Estimated Lives	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Intangible Assets:
Collaborative Relationships	5 years	$1,090,000	$(1,090,000)	$—	$1,090,000	$(1,090,000)	$—
Core Technology	10 years	3,786,900	(2,171,067)	1,615,833	3,786,900	(1,887,046)	1,899,854
Developed Technology	7 years	3,263,100	(3,155,410)	107,690	3,263,100	(2,832,400)	430,700
Strategic Partner Agreement	17 years	2,563,900	(1,030,586)	1,533,314	2,563,900	(917,472)	1,646,428

Total Intangible Assets		10,703,900	(7,447,063)	3,256,837	10,703,900	(6,726,918)	3,976,982
Other Non Current Assets		81,525	—	81,525	94,981	—	94,981

		$10,785,425	$(7,447,063)	$3,338,362	$10,798,881	$(6,726,918)	$4,071,963

        All of AVANT's intangible assets are amortized over their estimated useful lives. Total amortization expense for intangible assets was $240,048 and $248,778 for the three-month periods ended September 30, 2007 and 2006, respectively, and $720,144 and $746,334 for the nine-month periods ended September 30, 2007 and 2006, respectively.

        The estimated future amortization expense of intangible assets as of September 30, 2007 for the remainder of fiscal year 2007 and the five succeeding years is as follows:

Year ending December 31,	Estimated Amortization Expense
2007 (remaining three months)	$240,068
2008	529,512
2009	529,512
2010	514,622
2011	350,822
2012 and thereafter	1,092,303

(8) Loss Per Share

        The Company computes and reports earnings per share in accordance with the provisions of SFAS No. 128, Earnings Per Share. The computations of basic and diluted loss per common share are based upon the weighted average number of common shares outstanding and potentially dilutive securities. Potentially dilutive securities include stock options, warrants and restricted stock units. Options and warrants to purchase 4,452,871 and 3,745,785 shares of common stock and restricted stock units totaling 0 and 1,000,000 shares were not included in the computations of weighted average common shares for the periods ended September 30, 2007 and 2006, respectively, because inclusion of such shares would have an anti-dilutive effect on net loss per share. In 2007, restricted stock units totaling 1,000,000 shares were included in the computation of basic and diluted net loss per share as all necessary conditions for their issuance had been satisfied and an insignificant amount of cash consideration will be received upon issuance.

(9) Income Taxes

        The $40 million milestone payment received from Paul Royalty Fund II, L.P. ("PRF") during the first quarter of 2006 resulted in taxable income for the Company. The regular taxable income generated by this transaction will be fully offset against available federal and state net operating loss carryforwards. The Company recorded a provision of $372,000 in the first quarter of 2006 for the alternative minimum tax that was estimated to result from receipt of this milestone. In the fourth quarter of 2006, the estimated provision was adjusted to $120,000. In the third quarter of 2007, AVANT made an adjustment to its tax provision estimates of $120,000 after determining that no alternative minimum tax will be due on the transaction.

        On January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109 ("FIN 48"). FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. As a result of the implementation of FIN 48, AVANT recognized no material adjustment in the liability for unrecognized income tax benefits. At adoption date and at September 30, 2007, AVANT had no material unrecognized income tax benefits.

        As of December 31, 2006, the Company had federal and state net operating loss ("NOL") carryforwards and federal and state research and development ("R&D") credit carryforwards, which may be available to offset future federal and state income tax liabilities which expire at various dates starting in 2007 and going through 2026. Utilization of the NOL and R&D credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future provided by Section 382 of the Internal Revenue Code of 1986, as well as similar state provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. Since the Company's formation, the Company has raised capital through the issuance of capital stock on several occasions (both pre and post initial public offering) which, combined with the purchasing shareholders' subsequent disposition of those shares, may have resulted in a change of control, as defined by Section 382, or could result in a change of control in the future upon subsequent disposition. The Company has completed a study to assess whether changes of control have occurred which would limit the Company's utilization of its NOL or R&D credit carryforwards. Based on this study, management has concluded that there are no significant limitations. The Company does not expect to have taxable income for the foreseeable future.

        Massachusetts and Missouri are the two states in which the Company operates and has income tax nexus. Open federal and state return years subject to examination by major tax jurisdictions include the tax years ended December 31, 2004, 2005 and 2006. Carryforward attributes that were generated prior to 2004 may still be adjusted upon examination by the IRS if they either have been or will be used in a future period.

        The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. There have been no interest or penalties recognized in the consolidated statement of operations and on the consolidated balance sheet as a result of FIN 48 calculations. The Company has no amounts accrued for interest and penalties at September 30, 2007.

        As required by Statement of Financial Accounting Standards No. 109, management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of NOLs, capitalized research and development expenditures and R&D credits. Management has determined that it is more likely than not that the Company will not realize the benefits of federal and state deferred tax assets and, as a result, a full valuation allowance was maintained at September 30, 2007 and December 31, 2006.

        During the third quarter of 2007, the Company completed the closing the its Missouri location and therefore expects that it will not benefit from the Missouri state loss carryforwards. This state net operating loss carryforward totaled approximately $13,256,300 at September 30, 2007.

(10) Product Development and Licensing Agreements

        AVANT's revenue from product development and licensing agreements was received pursuant to contracts with different organizations. A summary of these contracts follows:

  (A)
  GlaxoSmithKline plc ("Glaxo") and Paul Royalty Fund ("PRF")

        In 1997, AVANT entered into an agreement with Glaxo to collaborate on the development and commercialization of the Company's oral rotavirus vaccine and Glaxo assumed responsibility for all subsequent clinical trials and all other development activities. AVANT licensed-in the Rotarix® technology in 1995 and owes a license fee of 30% to Cincinnati Children's Hospital Medical Center ("CCH") on net royalties received from Glaxo. AVANT is obligated to maintain a license with CCH with respect to the Glaxo agreement. All licensing fees are included in research and development expense. The term of the Glaxo agreement is through the expiration of the last of the relevant patents covered by the agreement, although Glaxo may terminate the agreement upon 90 days prior written notice.

        In May 2005, AVANT entered into an agreement whereby an affiliate of Paul Royalty Fund II, L.P. ("PRF") purchased an interest in the net royalties AVANT will receive on worldwide sales of Rotarix®. Under the PRF agreement, AVANT will retain 50% of future Glaxo milestone payments beginning on the effective date of the agreement with PRF, with 70% of the remaining balance payable to PRF and 30% of the remaining balance payable to CCH, respectively.

        The PRF transaction qualifies as a sale in accordance with guidance in EITF 88-18, "Sale of Future Revenues." The upfront unconditional payment of $10 million and the $40 million milestone payment for launch in the European Union were recorded by AVANT as deferred revenue upon receipt. Any future milestone payments received from PRF will also be recorded as deferred revenue. Revenues are being recognized and calculated based on the ratio of total royalties received from Glaxo and remitted to PRF over expected total amounts to be received by PRF and then applying this percentage to the total cumulative consideration received from PRF to date. The expected total of payments to PRF is an estimate which will be updated for any changes in expectations of such payments. The impact of any such changes will be applied prospectively.

        In February 2006, the European Commission granted approval of Rotarix® in the European Union, which triggered a $4 million milestone payment from Glaxo, 50% of which is creditable against future royalties. Revenue of $2.6 million was recorded in the first quarter of 2006 as AVANT has no continuing obligations to incur any research and development costs in connection with the Glaxo agreement. Glaxo has agreed to make further payments, which could total up to $1.5 million, upon achievement of a specific milestone.

        AVANT also recorded $600,000 in royalty expense payable to Cincinnati Children's Hospital Medical Center ("CCH") as a result of this milestone payment. AVANT remitted the remaining $1.4 million of the Glaxo milestone payment to PRF in accordance with the PRF agreement. As a result, in the first nine months of 2006, AVANT also recognized $550,803 in product royalty revenue related to PRF's purchased interests in the net royalties that AVANT receives from Rotarix® worldwide net sales. In the first nine months of 2007, AVANT recognized $2,742,689 in Rotarix®-related product royalty revenue consisting of $1,444,058 related to PRF's purchased interest in Rotarix® net royalties and $1,298,631 related to AVANT's retained interest in Rotarix® net royalties which were not sold to PRF, which also corresponds to the amount payable by AVANT to CCH. As such, a corresponding amount is recorded as royalty expense and included in research and development expense. Based on management's best estimates of the amount and timing of Glaxo royalties, the Company has classified $4,118,503 and $43,886,636 of the deferred revenue balance at September 30, 2007 as short-term and long-term, respectively.

        In September 2006, AVANT received notice from Glaxo that Glaxo would begin paying royalties on sales of Rotarix® vaccine at the lower of two royalty rates under their 1997 license agreement. Glaxo's decision to pay the lower royalty rate (which is 70% of the full rate) is based upon Glaxo's assertion that Rotarix® is not covered by the patents Glaxo licensed from AVANT in Australia and certain European countries. AVANT is analyzing various options to counter Glaxo's assertions and protect AVANT's rights. AVANT is determined to take all available steps to enforce its rights under its license agreement with Glaxo. AVANT has recognized royalty revenue at the lower royalty rates and will continue to do so until the dispute with Glaxo is resolved.

  (B)
  Pfizer Inc ("Pfizer")

        The Company entered into a licensing agreement in December 2000 with Pfizer's Animal Health Division whereby Pfizer has licensed Megan's technology for the development of animal health and food safety vaccines. Under the agreement, AVANT may receive additional milestone payments of up to $3 million based upon attainment of specified milestones. AVANT may receive royalty payments on eventual product sales. The term of this agreement is through the expiration of the last of the patents covered by the agreement. AVANT has no obligation to incur any research and development costs in connection with this agreement.

        As of June 1, 2006, AVANT entered into a Collaborative Research and Development Agreement with Pfizer aimed at the discovery and development of vaccines to protect animals. The collaboration will employ vaccine technologies owned by AVANT. Under the agreement, Pfizer and AVANT will conduct a joint research program funded by Pfizer to develop prophylactic and therapeutic vaccines. AVANT had recognized revenue as the research and development service deliverables were completed and delivered to Pfizer. AVANT recognized $62,500 and zero in product development revenue from Pfizer, Inc in the nine-month periods ended September 30, 2007 and 2006, respectively.

  (C)
  DynPort Vaccine Company LLC ("DVC")

        In January 2003, AVANT was awarded a subcontract by DVC in the amount of $2.5 million to develop for the U.S. Department of Defense an oral combination vaccine against anthrax and plague using AVANT's proprietary vaccine technologies. As of September 30, 2007, AVANT had received a number of additional subcontract modifications from DVC to support further development and pre-clinical animal testing of vaccine constructs of anthrax and plague vaccine candidates being developed by AVANT for use in the oral combination vaccine. Total contract funding awarded by DVC now totals approximately $12 million. Payments under the subcontract agreement are made on a time and materials basis and receipt of the full amount is conditioned upon the project being fully funded through completion and AVANT performing and continuing to demonstrate that it has the capability to perform the funded work. As a result of AVANT's recent restructuring, the Company will no longer invest its resources in biodefense research and development activities and as a result limited contract revenue is expected during the remainder of 2007. For the nine months ended September 30, 2007 and 2006, AVANT recognized $250,491 and $1,049,906, respectively, in government contract revenue from DVC. Through September 30, 2007, AVANT had received approximately $9.7 million in payments under the various subcontract agreements. These agreements expire in 2007, although they may be terminated by DVC at any time upon 30 days written notice.

  (D)
  Select Vaccines Limited ("Select Vaccines")

        In February 2007, AVANT entered into a research and development partnership with Select Vaccines, a public Australian biotechnology company, focused on the use of Select Vaccines' virus-like particles ("VLPs") as a platform technology for the development of viral vaccines. Research and development efforts will initially target the development of vaccines against influenza including both epidemic and pandemic forms of vaccine, with the opportunity to expand the collaboration to other disease targets. Under the terms of the agreement, AVANT made an upfront equity investment of $735,000 in Select Vaccines and will fund influenza vaccine research and development for two years, as well as provide payments to Select Vaccines for the achievement of specific preclinical and clinical development milestones. In addition, AVANT has the exclusive right to apply Select Vaccines' technology to a second target within the first two years of the agreement, and a third target within the first three years of the agreement. Select Vaccines would also be eligible to receive royalties based on net sales of any approved products arising out of this collaboration that are successfully marketed.

        On November 1, 2007, AVANT notified Select Vaccines that, effective December 31, 2007, AVANT for strategic reasons was exercising its rights to terminate its Collaboration and License Agreement with Select Vaccines.

        AVANT has classified its equity investment in Select Vaccines shares as available for sale securities under FAS 115, Accounting for Certain Investments in Debt and Equity Securities, ("FAS 115"). In accordance with FAS115, all available-for-sale securities are recorded at fair market value and, to the extent deemed temporary, unrealized gains and losses are included in accumulated other comprehensive income (loss) in shareholders' equity. Realized gains and losses and declines in value, if any, judged to be other than temporary on available-for-sale securities are reported in other income (expense).

        During the quarter ended September 30, 2007, AVANT recognized $158,095 for the impairment of its investment in Select Vaccines that was determined to be other-than-temporary. In assessing whether the decline in fair value of the investment is other-than-temporary, AVANT has determined that it does not have significant positive evidence to conclude that the decline was temporary.

(11) Other Long-Term Liabilities

        In December 2003, AVANT entered into a Lease Agreement, a Secured Promissory Note: Equipment Loan and a Security Agreement with the Massachusetts Development Finance Agency ("MassDevelopment"), an economic development entity for the Commonwealth of Massachusetts, for AVANT to occupy and build-out a manufacturing facility in Fall River, Massachusetts.

  (A)
  Loan Payable

        Under the Lease Agreement, AVANT received a Specialized Tenant Improvement Loan of $1,227,800 to finance the build-out of its Fall River facility. Principal and interest payments on the loan are due monthly using an amortization period of 15 years and an interest rate of 5.5% per annum.

        At September 30, 2007, AVANT has recorded leasehold improvements of $1,227,800 and currently has a loan payable of $1,002,703 to MassDevelopment, of which $75,032 is classified as current and $927,671 as long-term. AVANT began amortizing the leasehold improvements when the Fall River facility became operational. Based on current market interest rates available to AVANT for long-term liabilities with similar terms and maturities, the fair value of the loan is approximately $738,600 at September 30, 2007.

  (B)
  Note Payable

        Under the Secured Promissory Note: Equipment Loan, AVANT received $903,657 from MassDevelopment to finance the purchases of manufacturing and laboratory equipment to be placed in its Fall River facility (the "Loan"). The Loan has a term of 84 months at an interest rate of 5.5% per annum. The Loan is collateralized by all of the equipment purchased with the principal amount. The net book values of these collateralized assets at September 30, 2007 and December 31, 2006 was $692,410 and $769,855, respectively.

        At September 30, 2007, AVANT currently has a note payable of $552,432 to MassDevelopment, of which $137,221 is classified as current and $415,210 as long-term. AVANT began depreciating the manufacturing and laboratory equipment assets over the estimated economic lives of the assets when the equipment became ready for its intended use. Based on current market interest rates available to

AVANT for long-term liabilities with similar terms and maturities, the fair value of the note payable is approximately $505,200 at September 30, 2007.

(12) Commitments and Contingencies

  (A)
  Commitments for the Renovations of the Needham Facility and Improvements to the Fall River Facility

        In November 2005, AVANT entered into a Lease Amendment with the landlord which specified terms for the complete renovation of the Company's Needham facility. The current projected costs for the tenant improvements portion of the renovations project are approximately $9.5 million. As an incentive for AVANT to enter into the Lease Amendment, the landlord has agreed to contribute up to $3.6 million towards tenant improvement costs. The Company will record the full cost of the Needham renovation project as an asset and the amounts of landlord incentive will be recorded as deferred rent (included under "Other Long Term Liabilities" account in the consolidated balance sheets) in accordance with FASB Technical Bulletin 88-1 "Issues Related to Accounting for Leases." Amortization of the deferred rent will be recorded as a reduction of rent expense over the remaining lease term when the renovation project is complete and will be classified as an operating activity in the Consolidated Statement of Cash Flows. AVANT has recorded a total of $3,600,000 in deferred rent related to the Needham landlord's tenant incentive allowance. In May 2007, AVANT began amortizing on a straight-line basis the tenant incentive allowance over the ten-year lease term and recorded a reduction in rent expense of $90,000 in the quarter ended September 30, 2007. At September 30, 2007, deferred rent of $3,450,000 related to the Needham landlord's tenant incentive allowance was recorded on the Consolidated Balance Sheet of which $360,000 is classified as current and $3,090,000 as long-term.

  (B)
  Purchase Commitments for Contract Manufacturing

        In April 2000, AVANT entered into a Services Agreement (the "Lonza Agreement") with Lonza Biologics plc ("Lonza") for process development and manufacture of its product candidate TP10. AVANT has entered into a number of amendments to the Lonza Agreement for specific process development and scale-up work and remaining aggregate commitments as of September 30, 2007 total approximately $106,000. The Company has incurred $608,692 and $9,120,000 of expense related to the Lonza Agreement in the nine-month period ended September 30, 2007 and from inception through September 30, 2007, respectively, of which approximately $106,000 remained accrued at September 30, 2007.

(13) Restructuring

        On April 16, 2007, AVANT initiated planned restructuring activities to reduce ongoing operational costs, following an extensive review of its operations and cost structure. The restructuring aimed to increase the focus of AVANT's resources upon key programs and core operational capabilities and to lower the Company's overall cost structure. The Company will concentrate its focus on building an enhanced portfolio of viral and bacterial vaccines for global health and travelers around the Company's core technologies, as well as its unique development and manufacturing capabilities. AVANT will no longer invest in biodefense research and development activities or further invest in clinical trials for its CETi and TP10 programs.

        The restructuring resulted in a workforce reduction of approximately 30%. AVANT also exited from its St. Louis-based research facility at September 30, 2007 when the lease term expired and has moved all essential research activities to its Needham, MA headquarters. The restructuring charges consisted of severance, payroll tax and extended benefits costs for terminated employees, as well as, salary continuation and retention bonus costs for certain St. Louis employees retained during the transition and closing process for the St. Louis facility. During the nine-month period ended September 30, 2007, restructuring charges of $765,204 were recorded, of which $754,877 were recorded as research and development and $10,327 were recorded as general and administrative expense. Of the restructuring charge, $384,116 related to St. Louis benefit arrangements and $381,088 related to Needham and Fall River benefit arrangements. During the three months and nine months ended September 30, 2007, $147,625 and $365,423, respectively, of restructuring costs were paid out and a balance of $399,781 of accrued restructuring costs remained at September 30, 2007.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Celldex Therapeutics, Inc.

        We have audited the accompanying consolidated balance sheets of Celldex Therapeutics, Inc. (a development stage company) as of December 31, 2005 and 2006 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2006 and the period from January 1, 1999 (inception) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Celldex Therapeutics, Inc. at December 31, 2005 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 and the period from January 1, 1999 (inception) to December 31, 2006 in conformity with U.S. generally accepted accounting principles.

        As described in Notes 2 and 8 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ Ernst & Young LLP
Metro Park, New Jersey September 28, 2007

Celldex Therapeutics, Inc. and Subsidiary
(A development stage company)

Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$25,212	$14,000
Accounts receivable from collaborator	1,632	—
Receivable from sale of certain U.K. facility assets	—	2,208
Research and development tax credit receivable—Lorantis	1,086	1,052
Accounts receivable, other	100	954
Prepaid expenses	796	69

Total current assets	28,826	18,283
Property and equipment, net	2,707	2,553
Intangible assets, net	1,267	1,150
Restricted cash	333	177

Total assets	$33,133	$22,163

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$1,127	$244
Accrued liabilities	1,926	2,804
Payable due Medarex	455	2,533
Deferred revenue—current	466	466
Deferred rent—current	—	58

Total current liabilities	3,974	6,105
Deferred revenue	1,152	686
Deferred rent	—	228
Commitments and contingencies
Stockholders' equity:
Preferred Stock, $1.00 par value; 1,000,000 shares authorized; no shares issued and outstanding at December 31, 2005 and 2006	—	—
Class A Common Stock, $.01 par value, 6,800,000 shares authorized, issued and outstanding at December 31, 2005 and 2006	68	68
Common Stock, $.01 par value; 50,000,000 shares authorized; 13,200,000 shares issued and outstanding at December 31, 2005 and 13,300,000 shares issued and outstanding at December 31, 2006	132	133
Additional paid-in capital	69,651	71,131
Deferred stock compensation	(610)	—
Accumulated other comprehensive (loss) income	(495)	2,387
Deficit accumulated during development stage	(40,739)	(58,575)

Total stockholders' equity	28,007	15,144

Total liabilities and stockholders' equity	$33,133	$22,163

See accompanying notes to these consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary
(a development stage company)

Consolidated Statements of Operations
(In thousands, except share and per share data)

				Period from January 1, 1999 (inception) to December 31, 2006
	Year Ended December 31
	2004	2005	2006
Revenues:
Grant revenue	$—	$71	$899	$1,063

Total revenues	—	71	899	1,063
Costs and expenses:
Research and development	4,480	4,826	10,013	32,362
Acquired in-process research and development	—	8,447	—	8,447
U.K. facility exit costs	—	—	1,169	1,169
General and administrative	1,586	4,167	8,514	18,911

Total costs and expenses	6,066	17,440	19,696	60,889

Operating loss	(6,066)	(17,369)	(18,797)	(59,826)
Interest income	—	290	824	1,114
Gain on sale of fixed assets	—	—	137	137

Net loss	$(6,066)	$(17,079)	$(17,836)	$(58,575)

Basic and diluted net loss per share	$(0.51)	$(1.24)	$(0.89)

Weighted-average number of common shares outstanding—basic and diluted	12,000,000	13,786,301	20,025,205

See accompanying notes to these consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary
(a development stage company)

Consolidated Statements of Changes in Stockholders' Equity
Period from January 1, 1999 (inception) to December 31, 1999 and the Seven-Year Period Ended December 31, 2006
(In thousands, except share data)

	Common Stock							Deficit Accumulated During Development Stage
					Advances from Medarex, Inc., and Additional Paid-In Capital		Accumulated Other Comprehensive (Loss) Income
	Number of Shares	Par Amount	Number of Shares Class A	Par Amount Class A		Stock Deferred Compensation			Total Stockholders' Equity
Balance at January 1, 1999 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Advances from Medarex, Inc.	—	—	—	—	1,914	—	—	—	1,914
Net loss	—	—	—	—	—	—	—	(1,867)	(1,867)

Balance at December 31, 1999	—	—	—	—	1,914	—	—	(1,867)	47
Advances from Medarex, Inc.	—	—	—	—	2,771	—	—	—	2,771
Net loss	—	—	—	—	—	—	—	(2,750)	(2,750)

Balance at December 31, 2000	—	—	—	—	4,685	—	—	(4,617)	68
Advances from Medarex, Inc.	—	—	—	—	3,336	—	—	—	3,336
Net loss	—	—	—	—	—	—	—	(3,214)	(3,214)

Balance at December 31, 2001	—	—	—	—	8,021	—	—	(7,831)	190
Advances from Medarex, Inc.	—	—	—	—	3,926	—	—	—	3,926
Net loss	—	—	—	—	—	—	—	(3,645)	(3,645)

Balance at December 31, 2002	—	—	—	—	11,947	—	—	(11,476)	471
Advances from Medarex, Inc.	—	—	—	—	5,978	—	—	—	5,978
Issuance of common stock to parent May 2003	12,000,000	120	—	—	(120)	—	—	—
Net loss	—	—	—	—	—	—	—	(6,118)	(6,118)

Balance at December 31, 2003	12,000,000	120	—	—	17,805	—	—	(17,594)	331
Advances from Medarex, Inc.	—	—	—	—	6,297	—	—	—	6,297
Deferred compensation	—	—	—	—	1,152	(1,152)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	254	—	—	254
Net loss	—	—	—	—	—	—	—	(6,066)	(6,066)

Balance at December 31, 2004	12,000,000	120	—	—	25,254	(898)	—	(23,660)	816
Advances from Medarex, Inc.	—	—	—	—	4,922	—	—	—	4,922
Return of advance from Medarex, Inc.	—	—	—	—	(455)	—	—	—	(455)
Amortization of deferred compensation	—	—	—	—	—	288	—	—	288
Issuance of common stock for acquisition of Alteris Therapeutics, Inc October 2005	1,200,000	12	—	—	5,988	—	—	—	6,000
Issuance of Class A common stock for acquisition of Lorantis Limited October 2005	—	—	6,800,000	68	33,942	—	—	—	34,010
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(17,079)	(17,079)
Other comprehensive loss	—	—	—	—	—	—	(495)	—	(495)

Total comprehensive loss									(17,574)

Balance at December 31, 2005	13,200,000	132	6,800,000	68	69,651	(610)	(495)	(40,739)	28,007
Elimination of deferred compensation as a result of the adoption of SFAS No. 123R	—	—	—	—	(610)	610	—	—	—
Stock-based compensation	—	—	—	—	1,761	—	—	—	1,761
Issuance of common stock for Duke licensing agreement, September 2006	100,000	1	—	—	329	—	—	—	330
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	(17,836)	(17,836)
Other comprehensive income	—	—	—	—	—	—	2,882	—	2,882
Total comprehensive loss									(14,954)

Balance at December 31, 2006	13,300,000	$133	6,800,000	$68	$71,131	$—	$2,387	$(58,575)	$15,144

See accompanying notes to these consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary
(a development stage company)

Consolidated Statements of Cash Flows
(In thousands)

				Period from January 1, 1999 (inception) to December 31, 2006
	Year Ended December 31
	2004	2005	2006
Operating activities
Net loss	$(6,066)	$(17,079)	$(17,836)	$(58,575)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	138	288	770	1,510
Amortization of deferred compensation	254	288	—	542
Stock-based compensation expense	—	—	1,761	1,761
Amortization of intangible asset	—	29	117	146
Acquired in-process research and development	—	8,447	—	8,447
Noncash license fees paid with stock	—	—	330	330
U.K. facilities exit costs	—	—	1,102	1,102
Gain on sale of fixed assets	—	—	(137)	(137)
Changes in operating assets and liabilities:
Accounts receivable	—	(1,428)	940	(488)
Prepaid expenses	—	(157)	794	637
Trade accounts payable	386	(1,001)	(974)	(1,592)
Accrued liabilities	2	836	(326)	584
Deferred rent	—	—	286	286
Deferred revenue	—	1,618	(466)	1,152

Net cash used in operating activities	(5,286)	(8,159)	(13,639)	(44,295)

Investing activities
Net cash from Lorantis acquisition	—	30,465	—	30,465
Purchase of Alteris, net of cash acquired	—	(2,208)	—	(2,208)
Purchase of equipment	—	—	(2,479)	(3,203)
Proceeds from sale of assets	—	—	144	144
Release of restriction of segregated cash	—	—	168	168
Restricted cash deposits	—	(333)	—	(333)

Net cash provided by (used in) investing activities	—	27,924	(2,167)	25,033

Financing activities
Deferred financing costs	(1,011)	1,011	—	—
Related party loan due to Medarex, Inc.	—	455	2,078	2,533
Advances from Medarex, Inc.	6,297	4,467	—	28,699

Net cash provided by financing activities	5,286	5,933	2,078	31,232
Effect of exchange rate changes on cash and cash equivalents	—	(486)	2,516	2,030

Net increase (decrease) in cash and cash equivalents	—	25,212	(11,212)	14,000
Cash and cash equivalents at beginning of period	—	—	25,212	—

Cash and cash equivalents at end of period	$—	$25,212	$14,000	$14,000

Supplemental disclosures of noncash flow information
Acquisition of Lorantis with stock	$—	$34,000	$—	$34,000

Acquisition of Alteris with stock	$—	$6,000	$—	$6,000

Deferred stock compensation	$1,152	$—	$—	$1,152

Cash paid during period for:
Income taxes	$—	$—	$—	$—

Interest	$—	$—	$—	$—

See accompanying notes to these consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary
(a development stage company)

Notes to Consolidated Financial Statements

December 31, 2006
(In thousands, unless otherwise indicated, except share and per share data)

1. Organization and Basis of Presentation

        In May 2003, Celldex Therapeutics, Inc. (the "Company" or "Celldex") was incorporated in the State of New Jersey under the name MabVac, Inc., as a wholly-owned subsidiary of Medarex, Inc. ("Medarex"). In April 2004, the Company was reincorporated in the State of Delaware as Celldex. The accompanying financial statements reflect the periods prior to and after the incorporation of Celldex. Medarex began incurring expenses related to the Company's current programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of the Company's inception. Prior to October 12, 2005, the Company was dependent upon Medarex to provide sufficient capital to meet its operating requirements.

        In October 2005, the Company entered into an asset purchase agreement with Alteris Therapeutics, Inc. ("Alteris") pursuant to which we acquired substantially all of the noncurrent assets of Alteris, which include primarily exclusive licenses and associated intellectual property in exchange for 1,200,000 shares of common stock, a cash payment of approximately $1,500 and certain additional consideration. In October 2005, the Company acquired Lorantis Limited ("Lorantis") in a stock transaction in exchange for 6,800,000 shares of Class A Common Stock (see Note 4).

        With the completion of the acquisitions of Lorantis and Alteris, the shareholders of Celldex now include Medarex which owns approximately 60%, the shareholders of Lorantis who own approximately 34%, and the shareholders of Alteris who own approximately 6%.

        Celldex is a development-stage biotechnology company focused on the research, development and commercialization of therapeutic vaccines and other novel products designed to enhance or suppress the human immune system. The Company's headquarters and laboratory facilities are located in Phillipsburg, New Jersey and it has business development offices in Cambridge, United Kingdom.

        The Company's financial statements consolidate its subsidiary. The Company's operations constitute one business segment. All significant intercompany balances and transactions have been eliminated in consolidation.

        Prior to the acquisitions of Lorantis and Alteris on October 12, 2005, the Company's financial statements had been derived from the financial statements and accounting records of Medarex using the historical results of operations and historical basis of the assets of the Company's business. The balance sheet includes certain assets used by the Company, legal title to which was transferred to the Company by Medarex on March 5, 2004. The Company's funding through October 11, 2005 had been from Medarex and credited to additional paid-in capital in the statement of changes in stockholders' equity. However, the consolidated financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during all periods presented.

        From inception through October 11, 2005, the Company's financial statements included allocations from Medarex of research and development (R&D) and general and administrative (G&A) expenses. The Company has allocated expenses based on relative amounts of salaries incurred and square footage utilized. R&D and G&A expenses have been allocated primarily based on the Company's R&D related salaries as a percentage of Medarex's total R&D related salaries. Salary expense was used as the basis for allocations since the majority of costs incurred by the Company are related to R&D performed by its scientists. R&D expenses include compensation, facilities, clinical research, preclinical testing and other R&D expenses related to the Company's technology and product pipeline development. G&A expenses include salary and expenses for executive management, finance, legal, human resources, information services, business development, and investor relations departments. For certain facility related items, such as depreciation, repairs and maintenance, rent, etc., for the facility in which the Company's scientific staff operates, the allocation is based on the percentage of square footage of the space occupied by the Company to the total square footage of the facility. In addition, certain R&D expenses directly attributable to the Company have been specifically charged to the Company's R&D expenses. Management believes that the assumptions underlying allocating the expenses included in the financial statements are reasonable.

        Post-acquisition of Lorantis and Alteris, the Company accounts for the financial statements included herein as a stand-alone development stage company. The Company has incurred annual operating losses since inception and, as a result, has an accumulated deficit of $58.6 million at December 31, 2006.

        Management believes, based on our current plans and activities, that the Company's working capital resources at December 31, 2006, along with proceeds from our collaborative arrangements, will be sufficient to satisfy our liquidity requirements into 2008. In addition, we expect to attempt to raise additional funds in advance of depleting our current funds. Therefore, we will continue to execute our business model of in-house product development of our core technologies as well as seeking selective synergistic mergers and acquisitions.

        As part of an effort to conserve funds, on December 14, 2006, the Company entered into an agreement for the sale and purchase of our lease at 410 Cambridge Science Park in Cambridge, United Kingdom, with a third party. With our exit of our lease in Cambridge, United Kingdom, the Company also reduced its workforce by approximately 39% at that time.

Recapitalization and Stock Split

        In May 2003, the Company was incorporated in New Jersey under the name MabVac, Inc. The Company had 100 shares authorized and 18 shares issued and outstanding to its only shareholder Medarex, Inc. On April 2, 2004, the Company reincorporated in Delaware under the name Celldex Therapeutics, Inc. With the Company's reincorporation in Delaware, the Company's Board of Directors approved a five hundred thousand-for-one (500,000-for-1) split of the Company's outstanding shares of common stock. The accompanying consolidated financial statements have been adjusted to give retroactive recognition of the common stock split, effective April 2, 2004, for all periods presented by reclassifying from capital in excess of par value to common stock an amount equal to the par value of the additional shares arising from the split. In addition, all references in the consolidated financial statements to number of shares and per share amounts have been adjusted. In connection with this reincorporation, the investment by Medarex has been reclassified to additional paid-in capital.

        In April 2004, along with the Company's reincorporation in Delaware, the Company authorized 1,000,000 shares of preferred stock with a $1.00 par value. As of December 31, 2006, the Company had no shares of its preferred stock issued and outstanding.

        In January 2005, the Company's Board of Directors approved a one and a third-for-one stock split (1.333333-for-1) which was affected as a 33.33% common stock dividend for the stockholders of record as of November 15, 2004. The Company's consolidated financial statements have been adjusted to give retroactive recognition of the common stock split, effective January 5, 2005, for all periods presented by reclassifying from capital in excess of par value to common stock an amount equal to the par value of the additional shares arising from the split. In addition, all references in the consolidated financial statements to number of shares and per share amounts have been adjusted.

        With the acquisition of Lorantis, the Company's Board of Directors approved and authorized and issued 6,800,000 shares of Class A Common Stock to the shareholders of Lorantis. The total number of shares of capital stock that Celldex Therapeutics, Inc. (the "Corporation") shall have authority to issue is 56,800,000 shares, consisting of (i) 50,000,000 shares of common stock, par value $.01 per share (the "Common Stock") and (ii) 6,800,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") (see Note 3).

2. Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual future results could differ from those estimates.

Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company invests its cash with major financial institutions.

Restricted Cash

        Restricted cash at December 31, 2006 represents security deposits for the Company's facilities in Phillipsburg, New Jersey, to which the Company took occupancy in 2006. Restricted cash at December 31, 2005 represents security deposits for the Company's facilities in Cambridge, United Kingdom.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include cash, accounts receivable, trade accounts payable and accrued liabilities, approximate their fair values as of

December 31, 2005 and 2006. Receivables are concentrated in the pharmaceutical industry and from United Kingdom Inland Revenue. Management considers the likelihood of market credit risk as remote.

Property and Equipment

        Property and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful lives of the various asset classes. Useful lives for building improvements, furniture and fixtures and machinery and equipment principally range from three to twenty years. Leasehold improvements are amortized over the estimated useful lives of the assets or the initial lease term, whichever is shorter. Repair and maintenance costs are charged to expenses as incurred.

Impairment of Long-Lived Assets

        Management reviews the recoverability of the carrying value of the Company's long-lived assets, primarily property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Should indicators of impairment exist, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying asset. The net book value of an asset is adjusted to fair value if its expected future undiscounted cash flows are less than its book value. Management has identified no indicators of impairment.

Deferred Rent

        Rent expense is recorded on a straight-line basis over the terms of the leases. The difference between rent expense and amounts paid under the lease agreements is recorded as deferred rent in the accompanying consolidated balance sheets. Tenant improvements paid by the landlord are capitalized as leasehold improvements and amortized over the shorter of their estimated useful lives or the remaining lease term.

Foreign Currency Translation

        The financial statements of the Company's wholly-owned subsidiary have been translated into U.S. dollars in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 52, Foreign Currency Translation. All asset and liability accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the period. The gains and losses resulting from the changes in exchange rate from this period have been reported in other comprehensive (loss) income. As of December 31, 2005 and 2006, the accumulated unrealized foreign exchange translation (losses) gains included in accumulated other comprehensive (loss) income was approximately $(495) and $2,882, respectively.

Comprehensive Income

        SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. As of December 31, 2005 and 2006, the Company has $(495) and $2,882 of accumulated unrealized foreign exchange translation (losses) gains in items representing comprehensive (loss) income.

Revenue Recognition

        The Company uses revenue recognition criteria outlined in Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, and Emerging Issues Task Force ("EITF") Issue 00-21, Revenue Arrangements with Multiple Deliverables ("EITF 00-21"). Accordingly, revenues derived from licensing agreements are recognized based on the performance requirements of the agreement. Revenue from U.S. government grants under Small Business Innovation Research ("SBIR") is recognized as the services are performed. In addition, the Company's revenue arrangements that include multiple deliverables are divided into separate units of accounting if the deliverables meet certain criteria, including whether the fair value of the delivered items can be determined and whether there is evidence of fair value of the undelivered items. In addition, the consideration is allocated among the separate units of accounting based on their fair values, and the applicable revenue recognition criteria are considered separately for each of the separate units of accounting.

Research and Development Costs

        Research and development expenses relate primarily to the cost of preclinical development of the programs. Research and development costs are charged to expense as incurred. Research and development expenses consist mainly of manufacturing of clinical material, toxicology and other studies, salaries, depreciation, technology access fees and funding of outside research. Costs to acquire technologies that are utilized in research and development that have no alternative future use are expensed as incurred.

Clinical Trial Accruals

        Most of our clinical trials are performed by third-party contract research organizations, or CROs, and clinical supplies are manufactured by contract manufacturing organizations, or CMOs. Invoicing from these third parties may be monthly based upon services performed or based upon milestones achieved. We accrue these expenses based upon our assessment of the status of each study and the work completed, and upon information obtained from the CROs and CMOs. Our estimates are dependent upon the timeliness and accuracy of data provided by the CROs and CMOs regarding the status and cost of the studies, and may not match the actual services performed by the organizations. This could result in adjustments to our clinical trial and manufacturing expenses in future periods. To date we have had no significant adjustments.

Net Loss Per Share

        The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per common share ("Basic EPS") is computed by dividing net loss by the weighted-average number common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common equivalent shares may consist of the incremental common shares issuable upon the conversion of preferred stock and shares issuable upon the exercise of stock options. Diluted EPS is identical to Basic EPS since dilutive common share equivalents would be excluded from the calculation, as their effect is anti-dilutive. A summary of such potentially dilutive securities is as follows:

	Year Ended December 31
	2004	2005	2006
Stock options outstanding	840,000	840,000	2,560,833

Income Taxes

        The Company uses the asset and liability method to account for income taxes, including the recognition of deferred tax assets and deferred tax liabilities for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. The Company reviews its deferred tax assets for recovery. A valuation allowance is established when the Company believes that it is more likely than not that its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company's tax provision in the period of change. For all periods prior to October 2005, the Company has been included in the tax returns of Medarex.

Stock-Based Compensation

        The Company's stock awards are governed by the its 2005 Equity Incentive Plan, as amended (the "Plan"), which is described more fully in Note 8. Prior to January 1, 2006, the Company accounted for the Plan, under the recognition and measurement provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, ("APB No. 25") and related Interpretations, as permitted by FASB SFAS No. 123, Accounting for Stock-Based Compensation, ("SFAS No. 123"). Under APB No. 25, compensation expense was recognized in the consolidated statements of operations for all stock option grants under the Plan that had an exercise price which was less than the fair market value of the underlying common stock on the grant date. However, no compensation expense was recorded in the consolidated financial statements for all stock option grants with an exercise price equal to the fair value of the underlying common stock on the date of grant.

        Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB SFAS No. 123(R), Share-Based Payment ("Statement No. 123(R)"), using the modified prospective transition method, compensation is recognized in the financial statements on a prospective basis for (i) all share- based payments granted prior to, but not vested as of January 1, 2006, based upon the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (ii) share-based payments granted on or subsequent to January 1, 2006, based upon the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The grant date fair value of awards expected to vest is expensed on a straight-line basis over the vesting periods of the related awards. Under the modified prospective transition method, results for prior periods are not restated.

        SFAS No. 123(R) does not change the accounting guidance for how the Company accounts for options issued to non-employees. The Company accounts for options issued to non-employees in accordance with SFAS No. 123(R) and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. As such, the value of such options is periodically re-measured and income or expense is recognized during the vesting terms.

Effects of New Accounting Standards

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.SFAS No. 159 permits all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity must report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply provisions of SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). Management is currently evaluating the impact, if any, the adoption of SFAS No. 159 may have on our financial statements.

        In September 2006, the FASB issued SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles and expands disclosures about fair value measurements. Accordingly, this pronouncement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management has not yet determined the effect, if any, that adopting SFAS No. 157 will have on the Company's consolidated financial statements.

        In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with FASB SFAS No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all tax positions upon initial adoption of the Interpretation. The cumulative effect of applying the provisions of this Interpretation will be reported as an adjustment to the opening balances of retained earnings for that fiscal year. Management is currently evaluating the impact, if any, that the adoption of FIN 48 will have on the Company's consolidated financial statements.

3. Capital Stock

        The total number of shares of capital stock that Celldex Therapeutics, Inc. (the "Corporation") shall have authority to issue is 56,800,000 shares, consisting of (i) 50,000,000 shares of common stock, par value $.01 per share (the "Common Stock") and (ii) 6,800,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock").

        The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock and Class A Common Stock.

Voluntary Conversion

        On or after the later of April 11, 2007 or the final adjudication or settlement of certain specified claims outstanding on such date (the "Voluntary Conversion Date"), the holders of shares of Class A Common Stock may convert such shares into shares of Common Stock as is determined by dividing (A) $5.00 by (B) the Conversion Price at the time in effect for such Class A Common Stock (such quotient, the "Conversion Rate"). The initial "Conversion Price" shall be $5.00, subject to adjustment as set forth below.

        Upon the written election of the holders of at least 75% of the outstanding shares of Class A Common Stock (a "Three Quarters Interest"), all (but not less than all) of the outstanding shares of Class A Common Stock shall be converted into shares of Common Stock at the Conversion Rate.

Automatic Conversion

        Each share of Class A Common Stock shall automatically be converted into shares of Common Stock at the Conversion Rate upon the earliest to occur of (a) a Liquidation Event, (b) a Liquidity Transaction or (c) the closing of the Corporation's initial public offering (an "IPO"; a Liquidation Event, Liquidity Transaction and an IPO sometimes hereinafter collectively referred to as a "Strategic Event"). In the case of a Strategic Event, all outstanding shares of Class A Common Stock shall be deemed to have been converted into shares of Common Stock immediately prior to the completion of such transaction.

Adjustments to the Conversion Price

        Subject to certain exceptions, if the Corporation shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock at a price per share less than the Conversion Price in effect immediately prior to such issuance or sale, the Conversion Price shall be reduced to the price determined by dividing (i) the sum of (A) the number of shares of Common Stock then outstanding multiplied by the then current Conversion Price and (B) the consideration received by the Corporation upon such issuance or sale by (ii) the Common Stock outstanding immediately after such issuance or sale.

        The Conversion Price shall also be adjusted upon the issuance of options or other rights to acquire shares of the Corporation's Common Stock or the issuance of any securities convertible into shares of the Corporation's Common Stock, in each case at a price less than the then current Conversion Price, or if there shall be a change in the option exercise price of any options or a change in the conversion rate of any such convertible securities, or if the Corporation shall declare, make or fix a record date for the payment of a dividend or any other distribution payable in shares of Common Stock, property, options or convertible securities of the Corporation.

Additional Paid-in Capital

        Medarex has requested return of capital related to certain unsuccessful IPO costs it funded on behalf of the Company in prior years. The Company has disputed the return of capital, which approximates $3,039; however, if such return is deemed appropriate, the Company's additional paid-in capital will be reduced by the amount returned to Medarex.

4. Acquisitions of Lorantis Limited and Alteris Therapeutics, Inc.

        In complement to our APC Targeting Technology and internal clinical pipeline, in October 2005, the Company completed the acquisition of all of the issued and outstanding shares of capital stock of Lorantis Limited ("Lorantis"), a privately held biotechnology company based in Cambridge, United Kingdom and substantially all of the assets of Alteris Therapeutics, Inc. ("Alteris"), a privately held biotechnology company based in Philadelphia, Pennsylvania.

Lorantis Limited

        We acquired 100% of Lorantis for 6.8 million shares of Celldex Class A Common Stock. Approximately $34,000 of net assets were acquired, including approximately $31,136 in cash, $2,717 in fixed assets which included leasehold improvements, machinery and equipment, furniture and fixtures as well as a $723 deficit in working capital and $870 of in-process research and development that was expensed in our statement of operations for the year ended December 31, 2005. In addition, the Company incurred $671 of costs related to the acquisition, which was expensed to in-process research and development.

        We also acquired an IND ready program for the treatment of Hepatitis B called CDX-2101, which is a viral-like particle (VLP); and a technology platform covering Notch-ligands, which has produced two preclinical programs: CDX-C03, which triggers antigen specific suppression of the immune system resulting in inhibition of the immune response, and CDX-A04, which has been designed to block Notch activation and thus enhance immune response to antigen. This technology was expensed to in-process research and development.

Alteris Therapeutics, Inc.

        The Company acquired the following assets from Alteris:

        Approximately $7,500 of net assets, including approximately $6 in fixed assets, $1,296 in Core/Developed Technology, $6,198 of in-process research and development that was expensed in our statement of operations as of December 31, 2005. In addition, the Company incurred $708 of costs related to the acquisition which was expensed to in-process research and development.

        A description of the technologies acquired is as follows:

          An exclusive worldwide nonroyalty-bearing, fully paid-up license to the patents covering the scientifically validated and proprietary cancer antigen, EGFRvIII, which is a variant of the epidermal growth factor receptor, or EGFR, for use in vaccine and immunization approaches to prevent, inhibit and treat tumor formation and progression; the exclusive rights to commercialize CDX-110™, a therapeutic cancer vaccine based on the EGFRvIII cancer antigen that is currently being studied in an investigator-initiated Phase II clinical trial for brain cancer at the Brain Tumor Cancer Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas and an investigator-initiated Phase I clinical trial for various other cancers at the University of Washington; and,

          An exclusive worldwide fee and royalty-bearing license to the patent applications covering the Rapid Identification of Alternative Splicing™ system, or RIAS™, a target discovery platform technology that we believe will enable us to discover additional disease-related antigens to be used as targets for our APC Targeting Technology and for our out-licensing and collaboration efforts. These technologies were expensed to in-process research and development.

        In exchange, the Company issued to Alteris for the purchase of their assets 1,200,000 fully registered shares of our Common Stock valued at $5.00 and $1,500 in cash. In addition, the Company will pay up to $5.0 million upon obtaining the first approval for commercial sale of an EGFRvIII-derived product, including CDX-110; and an amount equal to 20% of any upfront fees or milestone payments we may receive from a certain unrelated third-party licensee, in the event that, within 12 months of the closing, we enter into a license agreement with such third party for any EGFRvIII-derived product developed using the technology we acquire from Alteris.

Allocation of Purchase Prices

        The purchase prices were allocated as follows:

	Lorantis	Alteris	Total
Net current assets (primarily cash and cash equivalents)	$31,136	$—	$31,136
Fixed assets—fair value	2,717	6	2,723
Developed technology	—	1,296	1,296
Working capital deficiency	(723)	—	(723)
In-process research and development, including acquisition costs	1,541	6,906	8,447

Total acquisition cost	$34,671	$8,208	$42,879

        The acquired in-process research and development ("IPR&D") was determined not to be technologically feasible and had no alternative future uses. Therefore, IPR&D was expensed in the consolidated statement of operations upon acquisition. The developed technology acquired is recorded in intangible assets in the consolidated balance sheets and is being amortized over its estimated useful life of 11 years. The developed technology carrying value is $1,267 and $1,150 and the accumulated amortization is $0, $29 and $146 at December 31, 2004, 2005 and 2006, respectively. The estimated aggregate amortization expense for each of the next five years is $117 per year.

        The value of the acquired in-process research and development was determined by estimating the related probability-adjusted net cash flows, which were then discounted to a present value using a rate of 27.5%. The discount rate was based upon the Company's weighted-average cost of capital taking into account the risk associated with the technologies acquired and their respective stages of development. The projected cash flows for such projects were based on estimated revenues and operating profit related to such projects considering the development of each of the technologies acquired, the time and resources needed to develop the technologies, the estimated life of each potential commercialized product and associated risks, including the inherent difficulties and uncertainties in developing a drug compound including obtaining FDA and other regulatory approvals.

        The results from operations for the Lorantis acquisition and the Alteris asset purchase are included in the consolidated statement of operations from October 12, 2005.

        With the completion of the acquisitions of Lorantis and Alteris, the shareholders of Celldex now include Medarex which owns approximately 60%, the shareholders of Lorantis who own approximately 34%, and the shareholders of Alteris who own approximately 6%.

5. Balance Sheet Details

        Prepaid expenses consist of the following as of December 31:

	2005	2006
Prepaid rent	$658	$10
Prepaid service contracts	34	6
Prepaid insurance	50	34
Prepaid software licenses	32	—
Other	22	19

	$796	$69

        Accrued liabilities consist of the following as of December 31:

	2005	2006
Accrued compensation	$437	$429
Accrued United Kingdom facility exit costs	—	1,169
Accrued professional fees and clinical expenses	1,383	914
Accrued sponsored research	61	89
Accrued facilities costs	33	47
Other	12	156

	$1,926	$2,804

Exit Activities

        In December 2006, the Company adopted a plan to reduce operating expenses, following its decision to assign its leased facility in Cambridge, United Kingdom, to a third party. The plan included a reduction of 18 full-time employees in both research and development and general and administrative areas of the Company. As a result of staffing reduction, the Company has recorded severance benefits of $478. The payout of the accrued severance benefits is expected to be completed by the second quarter of 2007.

        The following table sets forth an analysis of the exit costs, which are included in accrued liabilities in the consolidated balance sheet as of December 31, 2006:

	Balance at January 1, 2006	Charges	Paid Cash	Balance at December 31, 2006
Severance and benefits	$—	$478	$—	$478
Rent	—	691	—	691

	$—	$1,169	$—	$1,169

        In December 2006, the Company entered into an agreement with a third party to assign the lease entered into by Lorantis Limited (Celldex Therapeutics, Ltd.) in June 2003. Under the assignment, the assignee will assume all costs and expenses associated with the leased facilities in Cambridge, United Kingdom As part of the agreement of assignment, the Company agreed to a six-month free rent period to the assignee as incentive to enter into the lease assignment, whereby the Company will pay the rent for this period that amounts to $691. This amount is reflected in the 2006 consolidated statement of operations (see Note 6 for additional information).

6. Property and Equipment

        Property and equipment consist of the following:

	December 31
	2005	2006
Leasehold improvements	$1,839	$2,046
Furniture and office equipment	134	384
Machinery and equipment	1,474	2,108

	3,447	4,538
Less accumulated depreciation	(740)	(1,985)

	$2,707	$2,553

        Depreciation expense for the years ended December 31, 2004, 2005 and 2006 was $138, $288 and $770, respectively.

        In December 2006, in connection with the assignment of the Company's U.K. lease (see Note 5), the Company sold certain leasehold improvements, laboratory equipment, and furniture and fixtures for $2,208, which is recorded as a receivable at December 31, 2006. As a result, the Company has recorded a gain on sale of fixed assets in its consolidated statement of operations of $137 for the year ended December 31, 2006. At the time of sale, the leasehold improvements, equipment, and furniture and fixtures had original cost of $2,202, $1,413, and $103, respectively. The accumulated depreciation of leasehold improvements, equipment, and furniture and fixtures at the time of sale was $356, $1,231, and $60, respectively.

7. Income Taxes

        There is no tax provision (benefit) for federal or state income taxes, as the Company incurred operating losses since its inception. Since its inception, the Company has generated net operating loss carryforwards for federal and state income tax purposes of approximately $33.6 million and research tax credit carryforwards for federal tax reporting purposes of approximately $1.01 million. All net operating loss carryforwards for federal and state income tax reporting purposes prior to the Company's incorporation will belong to Medarex.

        Since its incorporation in May 2003, the Company has available for federal and state income tax purposes net operating loss carryforwards, subject to review by the Internal Revenue Service, of approximately $19.5 million, which expire through 2026, and has research tax credit carryforwards at December 31, 2006 of approximately $0.7 million which expire through 2026. The valuation allowance increased $5.5 million and $5.9 million for the years ended December 31, 2005 and 2006. The Company's ability to use such net operating loss and research and development carryforwards may be limited by change of control provisions under Section 382 of the Internal Revenue Code. Significant components of the Company's deferred tax assets and liabilities are as follows:

	December 31
	2005	2006
Deferred tax assets (liabilities):
Net operating loss carryforwards	$11,451	$16,213
Research tax credits	736	1,012
Stock-based compensation	—	704
In-process research and development	2,580	2,580
Accrued other	43	45
Acquired other	109	109
Deferred revenue	647	461
Depreciation	(20)	287

Total deferred tax assets	15,546	21,411
Less valuation allowance	(15,546)	(21,411)

Net deferred tax assets	$—	$—

        The deferred tax assets above include $5.5 million of net operating losses and $305 of research tax credit that were generated prior to incorporation and will remain with Medarex.

8. Celldex Stock Compensation Plans

2005 Equity Incentive Plan

        Celldex has one Stock Option Plan (the "Plan"). The purchase price of stock options under the Plan is determined by the Compensation and Organization Committee of the Board of Directors of Celldex (the "Committee"). The term is fixed by the Committee, but no incentive stock option is exercisable after 10 years from the date of grant. Stock options generally vest over a four-year period. At December 31, 2006, a total of 939,167 shares were available for future grants to Celldex employees under the Plan.

        The following table illustrates the impact of the adoption of SFAS No. 123(R) on reported amounts:

	Year Ended December 31, 2006
	As Reported	Impact of Adoption of SFAS No. 123(R)
Net loss	$(17,836)	$(1,761)
Basic and diluted net loss per share	(0.89)	(0.09)

        The Company has recorded total stock-based compensation expense of approximately $1.8 million for the year ended December 31, 2006, of which $0.7 million has been included in research and development expenses and $1.1 million has been included in general and administrative expenses in the consolidated statement of operations.

        A summary of the stock option activity of the Company's employees under the Celldex stock option plan and related information for the periods ended December 31, 2004, 2005 and 2006 are as follows:

	Stock Common Options	Weighted-Average Price Exercise	Weighted-Average Remaining Contractual Life
Options Outstanding December 31, 2003	—	$—
Granted	840,000	$6.77
Exercised	—	$—
Cancelled	—	$—
Options Outstanding December 31, 2004	840,000	$6.77
Granted	—	$—
Exercised	—	$—
Cancelled	—	$—
Options Outstanding December 31, 2005	840,000	$6.77
Granted	1,720,833	$5.00
Exercised	—	$—
Cancelled	—	$—
Options Outstanding December 31, 2006	2,560,833	$5.26	8.52 years
Range of Exercise Price	Outstanding Options December 31, 2006	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Exercisable Options at December 31, 2006
$5.00—$5.99	1,720,833	9.39	$5.00	346,508
$6.00—$7.00	480,000	7.08	$6.00	357,699
$7.01—$8.00	360,000	7.33	$7.80	247,562

	2,560,833			951,769

        The fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally 4 years. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. In order to estimate the grant date fair value, option pricing models require the use of estimates and assumptions as to (i) the expected term of the option, (ii) the expected volatility of the price of the underlying stock, (iii) the risk-free interest rate for the expected term of the option, and (iv) pre-vesting forfeiture rates. The expected term of the option is based upon the contractual term, taking into account expected employee exercise and expected post-vesting termination behavior. The expected volatility of the price of the underlying stock is based on the average volatility for 2006 of a group of companies that the Company believes would be considered a peer group had we been a publicly held company during 2006. The peer group includes companies that are either antibody-based or vaccine-based technologies, or both.

        The average expected life was determined using the same peer group average expected life, which ranged from 4 years—6.25 years. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. Forfeitures are estimated based on voluntary termination behavior, as well as a historical analysis of actual option forfeitures. The Company is currently using an estimated forfeiture rate of 18.4%. The following table sets forth the weighted-average assumptions used to calculate fair value of options granted for the years ended December 31, 2004, 2005 and 2006:

	2004	2005	2006
Expected dividend yield	0%	0%	0%
Expected stock price volatility	55%	99.1%	67.1%
Risk-free interest rate	3.60%	4.29%	4.52%
Expected life of options (years)	5	6.25	5.18

        As of December 31, 2006, the total unrecognized compensation cost related to nonvested stock options, not discounting for future forfeitures, was approximately $3.9 million. This cost is expected to be recognized over a weighted-average period of 2.9 years.

Fair Value Disclosures—Prior to Adopting SFAS No. 123(R)

        Prior to January 1, 2006, the Company followed the disclosure-only provisions of SFAS No. 123 and, accordingly, accounted for equity awards pursuant to the recognition and measurement principles of APB No. 25 and related Interpretations, as permitted by SFAS No. 123. Under APB No. 25, compensation expense was recognized in the consolidated statement of operations for certain stock option grants under the Plan that had an exercise price which was less than the deemed fair market value of the underlying common stock on the grant date for accounting purposes. The following table illustrates the effect on the net loss and net loss per share for the years ended December 31, 2004 and 2005 had the Company applied the fair value recognition provisions of SFAS No. 123:

	Year Ended December 31
	2004	2005
Net loss attributable to common stockholders, as reported	$(6,066)	$(17,079)
Add stock-based employee compensation expense included in net loss attributable to common stockholders	254	288
Deduct total stock-based employee compensation expense determined under fair value based method for all awards	(532)	(591)

SFAS No. 123 pro forma net loss	$(6,344)	$(17,382)

Basic and diluted loss attributable to common stockholders per share, as reported	$(0.51)	$(1.24)

Basic and diluted loss attributable to common stockholders per share, SFAS No. 123 pro forma	$(0.53)	$(1.26)

        For the period covered by these consolidated financial statements, the Company participated in Medarex's Employee Savings and Retirement Plan (the "401(k) Plan").

9. Retirement Savings Plan

        The 401(k) Plan is intended to be a tax-qualified plan covering substantially all employees. Under the terms of the 401(k) Plan, employees may elect to contribute up to 15% of their compensation, or the statutory prescribed limits. The Company may make matching contributions of up to 4% of a participant's annual salary. Benefit expense for the 401(k) Plan was approximately $11.4, $7.9, $21.1 and $67.3 for the years ended December 31, 2004, 2005 and 2006, and the period from January 1, 1999 (inception) to December 31, 2006.

        The Company's employees will generally continue participation in Medarex's employee benefit plans.

10. Related Party Transactions

        The Company and Medarex have entered into the following agreements, each of which was approved by a majority of our independent directors who did not have an interest in the transaction. The Company believes that each of its agreements with Medarex is on terms as favorable to the Company as it could have obtained on an arm's-length basis from unaffiliated third parties. These agreements include:

  •
  An Assignment and License Agreement that provides for the assignment of certain patent and other intellectual property rights and a license to certain Medarex technology;

  •
  A Research and Commercialization Agreement which provides us with certain rights to obtain exclusive commercial licenses to proprietary monoclonal antibodies raised against certain antigens;

  •
  An Affiliation Agreement, which, among other things, details Medarex's obligation to elect independent directors to our board and contains certain restrictions, effective for a period of 36 months from April 6, 2004, on Medarex's ability to acquire additional shares of our common stock and to sell shares of our common stock;

  •
  A Master Services Agreement, which sets forth Medarex's agreement to provide us with certain services to be mutually agreed upon, which may include, among others, clinical and regulatory assistance.

Fees, Milestones and Royalties

        The Company may be required to pay license fees and milestone payments to Medarex with respect to any antibodies developed using its HuMab-Mouse technology. These fees and milestones may total up to $7 million to $10 million per antibody that receives approval from the FDA and equivalent foreign agencies.

        The Company may also be required to pay royalties on any product sales. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date which is the later of (i) the expiration of the last to expire of the patents covering the licensed product in such country or (ii) ten years following the first commercial sale of a licensed product in such country.

11. Commitments and Contingencies

Operating Leases

        The Company is obligated under a noncancelable operating lease for laboratory and office space of the Company's headquarters in Phillipsburg, New Jersey. This lease expires in August 2011. A summary of the Company's commitment of the lease as of December 31, 2006 is as follows:

Years ending December 31:
2007	$348
2008	348
2009	348
2010	348
2011	231

Subsequent total minimum future rentals	$1,623

        In April 2006, we took occupancy of our leased facilities in Phillipsburg, New Jersey of 19,872 square feet of office and laboratory space. Under the Lease Agreement, monthly base rent for the facility is approximately $29 and the terms of the rental lease is for five years with an option for an additional five years at a cost of $348 per annum.

        The Company entered into a Letter of Credit facility with a national U.S. financial institution for $177, which is collateralized by a security deposit for the leased facility in Phillipsburg, New Jersey. The total amount of the security deposit is recorded as restricted cash on the Company's December 31, 2006 consolidated balance sheet.

        As an incentive to enter into the Lease Agreement with the landlord, the Company received four months of rent-free occupancy of the facilities, and the Company is amortizing this over the original five-year term of the lease. In addition, the landlord provided the Company an allowance on future rent payments towards tenant improvements that the Company made to the facilities and that credit is also included in deferred rent and is being amortized over the lease term. Construction of the tenant improvements began in March 2006 and were completed in August 2006.

12. Collaboration Agreements

GlaxoSmithKline, plc

        On December 21, 2005, Corixa Corporation ("Corixa"), a wholly-owned subsidiary of GlaxoSmithKline ("GSK"), and Lorantis, a wholly-owned subsidiary of Celldex Therapeutics, Inc. ("CDX"), entered into a termination agreement of their collaboration of CDX-2101 or HepVax for the development of a therapeutic vaccine for Hepatitis B.

        Under the terms of the Termination Agreement between the Parties and in consideration for GSK terminating the agreement, GSK shall pay to the Company the sum of $1,632. In addition, and subject to the terms and conditions of the Termination Agreement, GSK granted to Celldex a worldwide, fully paid up, royalty-free, perpetual, nonexclusive license under the Corixa Patent Rights, Corixa Know-How Rights and Corixa Licensed Technology: (a) to use RC-529SE in products being developed and/or commercialized by Lorantis or its Permitted Sublicensees in the Lorantis Field; and (b) to make or have made RC-529SE using RC-529 adjuvant for the limited use permitted by the license granted to reformulate Corixa's proprietary adjuvant.

        The Company is recognizing the revenue from the Termination Agreement with GSK in accordance with EITF No. 00-21.

        The Company has concluded that because the original collaboration between Corixa (GSK) and Lorantis contained multiple deliverables (either party was able to opt out only after completion of certain milestone events) EITF 00-21 applies. For the years ended December 31, 2004, 2005 and 2006, the Company recognized $0, $14 and $466 of revenue under the Termination Agreement, respectively.

Rockefeller University

        On November 1, 2005, the Company and Rockefeller University ("Rockefeller") entered into a license agreement for the exclusive worldwide rights to human DEC-205 receptor, with the right to sublicense the technology. The license grant is exclusive except that Rockefeller may use and permit other nonprofit organizations to use the human DEC-205 receptor patent rights for educational and research purposes. In addition, the Company acknowledges that Rockefeller has granted Howard Hughes Medical Institute ("HHMI") a paid-up, nonexclusive, irrevocable license to use the patent rights, biological materials, and technical information for HHMI's research purposes, but with no right to sublicense. The Company may also be required to pay royalties on any product sales. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date which is the later of (i) the expiration of the last to expire of the patents covering the licensed product in such country or (ii) ten years following the first commercial sale of a licensed product in such country.

BIOSYN Corporation

        On August 18, 2006, the Company entered into a nonexclusive supply agreement with BIOSYN Corporation ("BIOSYN") for the supply of Good Manufacturing Grade (GMP) proprietary formulation of BIOSYN's hemocyanin products, including keyhole limpet hemocyanin (KLH), to be used in combination with the Company's lead product CDX-110. The Company, as part of this agreement, will gain access to BIOSYN's Drug Master File (DMF), which will be maintained with the U.S. and Canadian regulatory authorities. BIOSYN will support all regulatory filings of the Company and allow cross-referencing letters by company for U.S. and foreign equivalent agencies.

        The term of the agreement is for ten years, and the Company agrees to source all of its KLH requirements through BIOSYN, unless BIOSYN cannot meet the Company's demand. The Company paid a fee of $750,000, payable over ten years for the license and will pay a per gram cost for product for clinical and commercial use.

Duke University Brain Tumor Cancer Center

        On September 1, 2006, the Company and Duke University Brain Tumor Cancer Center of Duke University ("Duke") entered into a license agreement that gave the Company access and reference to the clinical data generated by Duke and its collaborators in order for the Company to generate its own filing with the FDA relating to our product CDX-110.

        In exchange for referencing all the Duke data, the Company paid Duke a one-time upfront payment of $175 and issued to Duke 100,000 shares of the Company's common stock, which the Company recorded in the Company's consolidated statement of operations as a licensing expense in research and development. The estimated aggregate fair value of the common shares issued was $330.

Ludwig Institute for Cancer Research

        On October 20, 2006, the Company and Ludwig Institute for Cancer Research (Ludwig) entered into an agreement for the nonexclusive rights to six cancer tumor targets for use in combination with the Company's APC Targeting Technology. The term of the agreement is for ten years. As consideration for the nonexclusive license, the Company agreed to pay an annual license fee of $7,500 and $2,500 for each full-length antigen and partial-length antigen, respectively, until such antigens enter a randomized Phase I clinical trial.

Fees, Milestones and Royalties

        The Company may be required to pay license fees and milestone payments to Rockefeller with respect to development of the human DEC-205 receptor. These fees and milestones may total up to

$2 million to $4 million per product candidate that receives approval from the FDA and equivalent foreign agencies.

        The Company may be required to pay license fees and milestone payments to Duke with respect to development of the CDX-110. These fees and milestones may total up to $1.2 million if CDX-110 receives approval from the FDA and equivalent foreign agencies. The Company may also be required to pay royalties upon approval of CDX-110. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date of the expiration of the last to expire of the patents covering the licensed product in such country.

        In consideration for the nonexclusive license, the Company may be required to pay license fees and milestone payments to Ludwig for the use of the cancer targets in combination with our technology. The fees and milestones may total up to $1.5 million to $2.5 million on a product candidate that receives approval from the FDA and equivalent foreign agencies. The Company may also be required to pay royalties upon approval of any product candidate. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date of the expiration of the last to expire of the patents covering the licensed product in such country.

13. Selected Quarterly Financial Data (Unaudited)

	Q1 2005	Q2 2005	Q3 2005	Q4 2005
	($ in 000's)
Total revenues	$—	$12	$23	$36
Net loss	$(1,600)	$(1,497)	$(2,763)	$(11,219)
Basic and diluted net loss per common share	(0.13)	(0.12)	(0.23)	(0.76)
	Q1 2006	Q2 2006	Q3 2006	Q4 2006
	($ in 000's)
Total revenues	$128	$317	$199	$255
Net loss	$(3,854)	$(3,908)	$(4,340)	$(5,734)
Basic and diluted net loss per common share	(0.19)	(0.19)	(0.22)	(0.29)

14. Subsequent Events

        In May 2007, the Company initiated its randomized Phase II/III clinical trial of CDX-110 for primary EGFRvIII positive patients in combination with Temodar. The randomized phase IIb portion of the study is expected to accrue 90 patients over a span of 6-9 months at 25 sites in the United States and Canada. Upon completion of the accrual and 6-month follow-up of these initial 90 patients, the 6-month PFS data will be reviewed by the Independent Data Monitoring Committee to accept or reject study continuation based on the safety and activity data. This decision will be discussed with the FDA to confirm pivotal status of the study. The results of this analysis will be available for support of additional fundraising. Provided that the data supports continued accrual, an additional 285 patients will be accrued (for a total of 375). From 50-80 clinical sites from international participants will be necessary to complete accrual in a span of 12-18 months. The ultimate duration until data are available will depend upon the outcome of two interim and the final data analysis that are defined by events.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Celldex Therapeutics, Inc. and Subsidiary
(a development stage company)
Three Months and Nine Months Ended September 30, 2006 and 2007

Celldex Therapeutics, Inc. and Subsidiary
(a development stage company)

Condensed Consolidated Financial Statements

Three Months and Nine Months Ended September 30, 2006 and 2007

Contents

Condensed Consolidated Financial Statements (Unaudited)
Condensed Consolidated Balance Sheets (Unaudited) as of December 31, 2006 and September 30, 2007	F-82
Condensed Consolidated Statements of Operations (Unaudited) for the Three Months Ended September 30, 2006 and 2007, the Nine Months Ended September 30, 2006 and 2007 and the Period from January 1, 1999 (Inception) to September 30, 2007	F-83
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2006 and 2007 and the Period from January 1, 1999 (Inception) to September 30, 2007	F-84
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-85

Celldex Therapeutics, Inc. and Subsidiary
(A development stage company)

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share data)

	December 31, 2006	September 30, 2007
Assets
Current assets:
Cash and cash equivalents	$14,000	$8,698
Receivable from sale of certain U.K. facility assets	2,208	—
Research and development tax credit receivable—Lorantis	1,052	—
Accounts receivable, other	954	115
Prepaid expenses	69	648

Total current assets	18,283	9,461
Property and equipment, net	2,553	2,082
Intangible assets, net	1,150	1,062
Restricted cash	177	179

Total assets	$22,163	$12,784

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$244	$797
Accrued liabilities	2,804	1,729
Payable due Medarex	2,533	5,745
Deferred revenue—current	466	1,247
Deferred rent—current	58	58

Total current liabilities	6,105	9,576
Deferred revenue	686	336
Deferred rent	228	165
Commitments and contingencies
Stockholders' equity:
Preferred Stock, $1.00 par value; 1,000,000 shares authorized; no shares issued and outstanding at December 31, 2006 and September 30, 2007	—	—
Class A Common Stock, $.01 par value, 6,800,000 shares authorized, issued and outstanding at December 31, 2006 and September 30, 2007	68	68
Common Stock, $.01 par value; 50,000,000 shares authorized; 13,300,000 shares issued and outstanding at December 31, 2006 and September 30, 2007	133	133
Additional paid-in capital	71,131	69,172
Accumulated other comprehensive income	2,387	2,754
Deficit accumulated during development stage	(58,575)	(69,420)

Total stockholders' equity	15,144	2,707

Total liabilities and stockholders' equity	$22,163	$12,784

See accompanying notes to consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary
(a development stage company)

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period From January 1, 1999 (Inception) to September 30, 2007
	2006	2007	2006	2007
Revenues:
Grant revenue	$199	$269	$644	$1,022	$2,085

Total revenues	199	269	644	1,022	2,085
Costs and expenses:
Research and development	2,445	3,140	6,861	8,358	40,720
Acquired in-process research and development	—	—	—	—	8,447
U.K. facility exit costs	—	—	—	—	1,169
General and administrative	2,308	1,306	6,471	3,884	22,795

Total costs and expenses	4,753	4,446	13,332	12,242	73,131

Operating loss	(4,554)	(4,177)	(12,688)	(11,220)	(71,046)
Interest income	177	120	672	375	1,489
Gain on sale of property and equipment	—	—	—	—	137

Net loss	$(4,377)	$(4,057)	$(12,016)	$(10,845)	$(69,420)

Basic and diluted net loss per common share	$(0.22)	$(0.20)	$(0.60)	$(0.54)

Weighted-average number of common shares outstanding — basic and diluted	20,032,608	20,100,000	20,010,989	20,100,000

See accompanying notes to consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary
(a development stage company)

Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended September 30,		Period from January 1, 1999 (Inception) to September 30, 2007
	2006	2007
Operating activities
Net loss	$(12,016)	$(10,845)	$(69,420)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	535	545	2,055
Amortization of deferred compensation	—	—	542
Stock-based compensation expense	1,440	1,080	2,841
Amortization of intangible assets	88	88	234
Acquired in-process research and development	—	—	8,447
Noncash license fees paid with stock	—	—	330
U.K. facility exit costs	—	—	1,169
Gain on sale of fixed assets	—	—	(137)
Changes in operating assets and liabilities:
Receivables	1,703	4,138	3,650
Prepaid expenses	(73)	(586)	51
Trade accounts payable	(534)	549	(1,734)
Accrued liabilities	(526)	(1,088)	120
Deferred rent	272	(64)	222
Deferred revenue	(349)	431	1,583

Net cash used in operating activities	(9,460)	(5,752)	(50,047)

Investing activities
Net cash from Lorantis acquisition	—	—	30,465
Purchase of Alteris, net of cash acquired	—	—	(2,208)
Purchase of property and equipment	(2,615)	(74)	(3,277)
Proceeds from sale of assets	—	—	144
Release of restriction of segregated cash	—	—	168
Restricted cash deposits	—	(2)	(335)

Net cash (used in) provided by investing activities	(2,615)	(76)	24,957

Financing activities
Related party loan due to Medarex	1,360	173	2,533
Advances from Medarex	—	—	28,872

Net cash provided by financing activities	1,360	173	31,405
Effect of exchange rate changes on cash and cash equivalents	2,042	353	2,383

Net (decrease) increase in cash and cash equivalents	(8,673)	(5,302)	8,698
Cash and cash equivalents at beginning of period	25,212	14,000	—

Cash and cash equivalents at end of period	$16,539	$8,698	$8,698

Supplemental disclosures of noncash flow information
Acquisition of Lorantis with stock	$—	$—	$34,000

Acquisition of Alteris with stock	$—	$—	$6,000

Deferred stock compensation	$—	$—	$1,152

Medarex return of capital (see Note 3)	—	$3,039	$3,039

Cash paid during period for:
Income taxes	$—	$—	$—

Interest	$—	$—	$—

See accompanying notes to consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary
(a development stage company)

Notes to Condensed Consolidated Financial Statements (Unaudited)

September 30, 2007
(In thousands, unless otherwise indicated, except share and per share data)

1. Basis of Presentation and Summary of Significant Accounting Policies

        In May 2003, Celldex Therapeutics, Inc. (the "Company" or "Celldex") was incorporated in the State of New Jersey under the name MabVac, Inc., as a wholly-owned subsidiary of Medarex, Inc. ("Medarex"). In April 2004, the Company was reincorporated in the State of Delaware as Celldex. The accompanying condensed consolidated financial statements reflect the periods prior to and after the incorporation of Celldex. Medarex began incurring expenses related to the Company's current programs in January 1999 and, for accounting purposes, January 1, 1999 is considered the date of the Company's inception. Prior to October 12, 2005, the Company was dependent upon Medarex to provide sufficient capital to meet its operating requirements.

        Celldex is a development stage biotechnology company focused on the discovery, development and commercialization of therapeutic vaccines, monoclonal antibodies and other products for the treatment of cancer, infectious diseases and immune system disorders. Celldex commenced its existence as a wholly-owned subsidiary of Medarex, which remains a substantial stockholder of Celldex. Celldex has developed an APC Targeting Technology™ that utilizes fully human monoclonal antibodies to directly target specialized types of immune system cells, known as antigen presenting cells. Celldex is advancing a robust pipeline of clinical and preclinical product candidates that use Celldex's APC Targeting Technology to manipulate critical types of antigen presenting cells, known as dendritic cells and macrophages, which are key cells within the immune system. Because these cells are largely responsible for initiating the immune system's disease-fighting mechanisms, Celldex believes product candidates using Celldex's technology will create more potent immune responses than standard vaccination strategies.

        The Company's condensed consolidated financial statements consolidate its wholly owned subsidiary, Celldex Therapeutics, Ltd. (formerly Lorantis Ltd.). The Company's operations constitute one business segment. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's headquarters and laboratory facilities are located in Phillipsburg, New Jersey and it has business development offices in Cambridge, United Kingdom.

        Prior to the acquisitions of Lorantis Ltd. ("Lorantis") and Alteris Therapeutics, Inc. ("Alteris") on October 12, 2005, the Company's condensed consolidated financial statements had been derived from the financial statements and accounting records of Medarex using the historical results of operations and historical basis of the assets of the Company's business. The balance sheet includes certain assets used by the Company, legal title to which was transferred to the Company by Medarex on March 5, 2004. The Company's funding through October 11, 2005 had been from Medarex and credited to additional paid-in capital in the consolidated balance sheets. However, the condensed consolidated financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during all periods presented.

        From inception through October 11, 2005, the Company's financial statements included allocations from Medarex of research and development ("R&D") and general and administrative ("G&A") expenses. The Company has allocated expenses based on relative amounts of salaries incurred and square footage utilized. R&D and G&A expenses have been allocated primarily based on the Company's R&D related salaries as a percentage of Medarex's total R&D related salaries. Salary expense was used as the basis for allocations since the majority of costs incurred by the Company are related to R&D performed by its scientists. R&D expenses include compensation, facilities, clinical research, preclinical testing and other R&D expenses related to the Company's technology and product pipeline development. G&A expenses include salaries and expenses for executive management, finance, legal, human resources, information services, business development, and investor relations departments. For certain facility related items, such as depreciation, repairs and maintenance, rent, etc., for the facility in which the Company's scientific staff operates, the allocation is based on the percentage of square footage of the space occupied by the Company to the total square footage of the facility. In addition, certain R&D expenses directly attributable to the Company have been specifically charged to the Company's R&D expenses. Management believes that the assumptions underlying allocating the expenses included in the condensed consolidated financial statements are reasonable.

        Since October 12, 2005, the Company accounts for the condensed consolidated financial statements included herein as a stand-alone development stage company. The Company has incurred annual operating losses since inception and, as a result, has an accumulated deficit of $69,420 at September 30, 2007.

        Management believes, based on the Company's current plans and activities, that the Company's working capital resources at September 30, 2007, along with proceeds from the Company's collaborative arrangements, will be sufficient to satisfy the Company's liquidity requirements into 2008. In addition, the Company expects to attempt to raise additional funds in advance of depleting the Company's current funds. Therefore, the Company will continue to execute its business model of in-house product development of its core technologies as well as seeking selective synergistic mergers and acquisitions (see Note 7).

        Celldex anticipates that its current cash reserves, without further funding, will be sufficient to satisfy the Company's liquidity requirements for no more than the next 6 months. However, Celldex does not anticipate that it will have significant net cash flows from its product candidates until the completion of the clinical trial process. Celldex may need to raise additional funds during this time period, if the Merger with AVANT Immunotherapeutics, Inc. ("AVANT") is not consummated (see Note 7). Additional financing may not be available in amounts or on terms acceptable to Celldex, if at all. If Celldex is unable to obtain additional financing, it may be required to reduce the scope of, delay or eliminate some or all of its planned research, development and commercialization activities, which could harm its financial condition and operating results.

        The accompanying condensed consolidated financial statements of Celldex have been prepared in accordance with accounting principles generally accepted in the United States and the rules and regulations of the Securities and Exchange Commission, or SEC, for interim financial information. Accordingly, these condensed consolidated financial statements do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements and should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 2006. The financial information as of September 30, 2007 and for the three and nine months ended September 30, 2006 and 2007 are unaudited, but in the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair statement of the results of these interim periods have been included. The year-end consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. The results of the Company's operations for any interim period are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year.

Net Loss Per Common Share

        The Company computes net loss per common share in accordance with SFAS No. 128, Earnings per Share ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per common share ("Basic EPS") is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common equivalent shares may consist of the incremental common shares issuable upon the conversion of preferred stock and shares issuable upon the exercise of stock options. Diluted EPS is identical to Basic EPS since dilutive common share equivalents would be excluded from the calculation, as their effect is anti-dilutive.

        The following table sets forth potential shares of common stock that would be issued if all of the outstanding stock options were exercised, without regard to whether the outstanding stock options were "in the money". These potential shares of common stock are not included in the computation of diluted net loss per common share for the three and nine months ended September 30, 2006 and the three and nine months ended September 30, 2007 because to do so would be antidilutive.

	As of September 30
	2006	2007
Stock options outstanding	2,525,833	2,520,333

Revenue Recognition

        The Company uses revenue recognition criteria outlined in Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, and Emerging Issues Task Force ("EITF") Issue 00-21, Revenue Arrangements with Multiple Deliverables("EITF 00-21"). Accordingly, revenues derived from licensing agreements are recognized based on the performance requirements of the agreement. Revenue from U.S. government grants under Small Business Innovation Research is recognized as the services are performed. In addition, the Company's revenue arrangements that include multiple deliverables are divided into separate units of accounting if the deliverables meet certain criteria, including whether the fair value of the delivered items can be determined and whether there is evidence of fair value of the undelivered items. In addition, the consideration is allocated among the separate units of accounting based on their fair values, and the applicable revenue recognition criteria are considered separately for each of the separate units of accounting.

Income Taxes

        The Company uses the asset and liability method to account for income taxes, including the recognition of deferred tax assets and deferred tax liabilities for the anticipated future tax consequences attributable to differences between financial statements amounts and their respective tax bases. The Company reviews its deferred tax assets for recovery. A valuation allowance is established when the Company believes that it is more likely than not that its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company's tax provision in the period of change.

        There is no tax provision (benefit) for federal or state income taxes, as the Company has incurred operating losses since its inception and has generated net operating loss carryforwards for federal and state income tax purposes.

Recent Accounting Pronouncements

        In June 2007, the EITF reached a consensus on Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided. This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2007, and earlier application is not permitted. This consensus is to be applied prospectively for new contracts entered into on or after the effective date. The Company is evaluating the potential impact of this consensus and does not expect it to have a material effect on its consolidated financial statements.

        In February 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159"). SFAS No. 159 permits all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity must report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply provisions of SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). Management is currently evaluating the impact, if any, the adoption of SFAS No. 159 may have on the Company's financial statements.

        In September 2006, the FASB issued SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles and expands disclosures about fair value measurements. Accordingly, this pronouncement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management has not yet determined the effect, if any, that the adoption of SFAS No. 157 will have on the Company's consolidated financial statements.

        In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with FASB SFAS No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2007 for private companies, and the provisions of FIN 48 will be applied to all tax positions upon initial adoption of the Interpretation. The cumulative effect of applying the provisions of this Interpretation will be reported as an adjustment to the opening balances of retained earnings for that fiscal year. Management does not believe that the adoption of FIN 48 will have a material effect on the Company's consolidated financial statements.

2. Stock-Based Compensation

        The Company currently has one equity-based compensation plan from which stock-based compensation awards can be granted to employees, directors, and consultants. As of September 30, 2007, a total of 979,667 shares were available to be granted under the Plan. The equity incentive plan is described more fully in Note 2 to the annual consolidated financial statements for the year ended December 31, 2006.

        Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB SFAS No. 123(R), Share-Based Payment ("Statement No. 123(R)"), using the modified prospective transition method. Compensation is recognized in the financial statements on a prospective basis for (i) all share-based payments granted prior to, but not vested as of January 1, 2006, based upon the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (ii) share-based payments granted on or subsequent to January 1, 2006, based upon the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The grant date fair value of awards expected to vest is expensed on a straight-line basis over the vesting periods of the related awards. Under the modified prospective transition method, results for prior periods are not restated.

        SFAS No. 123(R) does not change the accounting guidance for how the Company accounts for options issued to non-employees. The Company accounts for options issued to non-employees in accordance with SFAS No. 123(R) and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. As such, the value of such options is periodically re-measured and income or expense is recognized during the vesting terms.

        The total stock based compensation cost relating to Statement 123(R) for the three month period ended September 30, 2006 has been included in the consolidated statement of operations within research and development expenses ($180) and general and administrative expenses ($20). The total stock based compensation cost relating to Statement 123(R) for the nine month period ended September 30, 2006 has been included in the consolidated statement of operations within research and development expenses ($511) and general and administrative expenses ($929).

        The total stock based compensation cost relating to Statement 123(R) for the three month period ended September 30, 2007 has been included in the condensed consolidated statement of operations within research and development expenses ($170) and general and administrative expenses ($170). The total stock-based compensation cost relating to Statement 123(R) for the nine month period ended September 30, 2007 has been included in the consolidated statement of operations within research and development expenses ($540) and general and administrative expenses ($540).

        The table below summarizes all stock option transactions for the period from January 1, 2007 through September 30, 2007:

	Common Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life
Outstanding at beginning of period	2,560,833	$5.58
Granted	61,000	$5.00
Exercised	—	$—
Cancelled	(11,500)	$5.00
Forfeited	(90,000)	$7.80

Outstanding at end of period	2,520,333	$5.49	7.74 years

Exercisable at end of period	1,531,334	$5.75	7.52 years

        The weighted-average grant date fair value of options granted during the nine month periods ended September 30, 2006 and 2007 were $2.66 and $1.55, respectively.

        The fair value of each option grant is estimated used the Black-Scholes option pricing method. The fair value is then amortized on a straight-line basis over the requisite periods of the awards, which is the vesting period (generally four years). Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. The Company, due to its limited history and because it is a private entity, bases its expected volatility upon the expected stock price volatility of similar companies that are in the same industry, stage of life cycle, and size.

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2007	2006	2007
Expected stock price volatility	68.3%	67.11%	68.3%	67.11%
Risk-free interest rate	4.20%	4.52%	4.22%	4.52%
Expected life of options (years)	5.18	5.18	5.18	5.18
Expected dividend yield	0%	0%	0%	0%

        As of September 30, 2007, the total unrecognized compensation cost related to non-vested stock options was approximately $2,600. The cost is expected to be recognized over a weighted average period of 2.5 years.

3. Related Party Transactions

        The Company and Medarex have entered into the following agreements, each of which was approved by a majority of the Company's independent directors who did not have an interest in the transaction. The Company believes that each of its agreements with Medarex is on terms as favorable to the Company as it could have obtained on an arm's-length basis from unaffiliated third parties. These agreements include:

  •
  An Assignment and License Agreement that provides for the assignment of certain patent and other intellectual property rights and a license to certain Medarex technology;

  •
  A Research and Commercialization Agreement which provides the Company with certain rights to obtain exclusive commercial licenses to proprietary monoclonal antibodies raised against certain antigens;

  •
  An Affiliation Agreement which, among other things, details Medarex's obligation to elect independent directors to its board and contains certain restrictions, effective for a period of 36 months from April 6, 2004, on Medarex's ability to acquire additional shares of its common stock and to sell shares of its common stock, and;

  •
  A Master Services Agreement, which sets forth Medarex's agreement to provide it with certain services to be mutually agreed upon, which may include, among others, clinical and regulatory assistance.

        Celldex and Medarex have entered into a settlement and mutual release agreement on October 19, 2007, whereby the parties have agreed to a settlement with respect to the disputed return of capital related to certain unsuccessful IPO costs that were funded by Medarex on behalf of Celldex in prior years. Celldex has agreed to issue to Medarex an amount of AVANT shares equal in value to $3,039, based on the per share closing price of the AVANT shares on the second trading day prior to the closing date of the Celldex and AVANT merger (see Note 7). Medarex has agreed to amend certain terms of the existing Research and Commercialization Agreement and Assignment and License

Agreement. Both parties have agreed to mutual releases under the agreement. This return of capital of $3,039 has been recorded in the September 30, 2007 condensed consolidated balance sheet as an increase to the Payable due Medarex and a decrease to additional paid in capital. Upon closing of the merger, the issuance of AVANT shares will be accounted for as a decrease to the Payable due Medarex and an increase to common stock and additional paid in capital.

Fees, Milestones and Royalties

        The Company may be required to pay license fees and milestone payments to Medarex with respect to any antibodies developed using its HuMab-Mouse technology. These fees and milestones may total up to $7,000 to $10,000 per antibody that receives approval from the Food and Drug Administration ("FDA") and equivalent foreign agencies.

        The Company may also be required to pay royalties on any product sales. The royalties will be payable on a country-by-country and licensed- product-by-licensed-product basis until the date which is the later of (i) the expiration of the last to expire of the patents covering the licensed product in such country or (ii) ten years following the first commercial sale of a licensed product in such country.

4. Significant Research and Development and Licensing Agreements

GlaxoSmithKline, plc

        On December 21, 2005, Corixa Corporation ("Corixa"), a wholly-owned subsidiary of GlaxoSmithKline ("GSK"), and Lorantis, a wholly-owned subsidiary of Celldex Therapeutics, Inc., entered into a termination agreement of their collaboration of CDX-2101 or HepVax for the development of a therapeutic vaccine for Hepatitis B.

        Under the terms of the termination agreement between the parties and in consideration for GSK terminating the agreement, GSK shall pay to the Company the sum of $1,632. In addition, and subject to the terms and conditions of the termination agreement, GSK granted to Celldex a worldwide, fully paid up, royalty-free, perpetual, nonexclusive license under the Corixa Patent Rights, Corixa Know-How Rights and Corixa Licensed Technology: (a) to use RC-529SE in products being developed and/or commercialized by Lorantis or its permitted sublicensees in the Lorantis Field; and (b) to make or have made RC-529SE using RC-529 adjuvant for the limited use permitted by the license granted to reformulate Corixa's proprietary adjuvant.

        The Company is recognizing the revenue from the termination agreement with GSK in accordance with EITF No. 00-21.

        The Company has concluded that because the original collaboration between Corixa (GSK) and Lorantis contained multiple deliverables (either party was able to opt out only after completion of certain milestone events) EITF 00-21 applies. The Company has recorded revenue of approximately $39 per month during the nine months ended September 30, 2006 and 2007 under the termination agreement.

Rockefeller University

        On November 1, 2005, the Company and Rockefeller University ("Rockefeller") entered into a license agreement for the exclusive worldwide rights to human DEC-205 receptor, with the right to sublicense the technology. The license grant is exclusive except that Rockefeller may use and permit other nonprofit organizations to use the human DEC-205 receptor patent rights for educational and research purposes. In addition, the Company acknowledges that Rockefeller has granted Howard Hughes Medical Institute ("HHMI") a paid-up, nonexclusive, irrevocable license to use the patent rights, biological materials, and technical information for HHMI's research purposes, but with no right to sublicense. The Company may also be required to pay royalties on any product sales. The royalties will be payable on a country-by-country and licensed- product-by-licensed-product basis until the date which is the later of (i) the expiration of the last to expire of the patents covering the licensed product in such country or (ii) ten years following the first commercial sale of a licensed product in such country.

BIOSYN Corporation

        On August 18, 2006, the Company entered into a nonexclusive supply agreement with BIOSYN Corporation ("BIOSYN") for the supply of Good Manufacturing Grade proprietary formulation of BIOSYN's hemocyanin products, including keyhole limpet hemocyanin ("KLH"), to be used in combination with the Company's lead product CDX-110. The Company, as part of this agreement, will gain access to BIOSYN's Drug Master File, which will be maintained with the U.S. and Canadian regulatory authorities. BIOSYN will support all regulatory filings of the Company and allow cross-referencing letters by company for U.S. and foreign equivalent agencies.

        The term of the agreement is for ten years, and the Company agrees to source all of its KLH requirements through BIOSYN, unless BIOSYN cannot meet the Company's demand. The Company will pay a fee of $750, payable over ten years for the license and will pay a per gram cost for product for clinical and commercial use.

Duke University Brain Tumor Cancer Center

        On September 1, 2006, the Company and Duke University Brain Tumor Cancer Center ("Duke") entered into a license agreement that gave the Company access and reference to the clinical data generated by Duke and its collaborators in order for the Company to generate its own filing with the FDA relating to product CDX-110.

        In exchange for referencing all the Duke data, the Company paid Duke a one-time upfront payment of $175 and issued to Duke 100,000 shares of the Company's common stock, which the Company recorded in its condensed consolidated statement of operations as a licensing expense in research and development. The estimated aggregate fair value of the common shares issued was $330.

Ludwig Institute for Cancer Research

        On October 20, 2006, the Company and Ludwig Institute for Cancer Research ("Ludwig") entered into an agreement for the nonexclusive rights to six cancer tumor targets for use in combination with the Company's APC Targeting Technology. The term of the agreement is for ten years. As consideration for the nonexclusive license, the Company agreed to pay an annual license fee of $7.5 and $2.5 for each full-length antigen and partial-length antigen, respectively, until such antigens enter a randomized Phase I clinical trial.

Fees, Milestones and Royalties

        The Company may be required to pay license fees and milestone payments to Rockefeller with respect to development of the human DEC-205 receptor. These fees and milestones may total up to $2,000 to $4,000 per product candidate that receives approval from the FDA and equivalent foreign agencies.

        The Company may be required to pay license fees and milestone payments to Duke with respect to development of the CDX-110. These fees and milestones may total up to $1,200 if CDX-110 receives approval from the FDA and equivalent foreign agencies. The Company may also be required to pay royalties upon approval of CDX-110. The royalties will be payable on a country-by-country and licensed-product-by-licensed-product basis until the date of the expiration of the last to expire of the patents covering the licensed product in such country.

        In consideration for the nonexclusive license, the Company may be required to pay license fees and milestone payments to Ludwig for the use of the cancer targets in combination with its technology. The fees and milestones may total up to $1,500 to $2,500 on a product candidate that receives approval from the FDA and equivalent foreign agencies. The Company may also be required to pay royalties upon approval of any product candidate. The royalties will be payable on a country-by-country and licensed-product-by-licensed product basis until the date of the expiration of the last to expire of the patents covering the licensed product in such country.

5. Exit Activities

        In December 2006, the Company adopted a plan to reduce operating expenses, following its decision to assign its leased facility in Cambridge, United Kingdom, to a third party. The plan included a reduction of 18 full-time employees in both research and development and general and administrative areas of the Company. As a result of staffing reduction, the Company recorded severance benefits of $478. The payout of the accrued severance benefits was completed in the second quarter of 2007.

        The following table sets forth an analysis of the exit costs, which are included in accrued liabilities in the consolidated balance sheet as of December 31, 2006:

	Balance at January 1, 2007	Charges	Paid Cash	Balance at September 30, 2006
Severance and benefits	$478	$—	$478	$—
Rent	691	—	691	—

	$1,169	$—	$1,169	$—

        In December 2006, the Company entered into an agreement with a third party to assign the lease entered into by Lorantis Limited (Celldex Therapeutics, Ltd.) in June 2003. Under the assignment, the assignee will assume all costs and expenses associated with the leased facilities in Cambridge, United Kingdom. As part of the agreement of assignment, the Company agreed to a six-month free rent period to the assignee as incentive to enter into the lease assignment, whereby the Company paid the rent for this period that amounts to $691.

6. Comprehensive Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Net loss	$(4,377)	$(4,057)	$(12,016)	$(10,845)
Unrealized gain on foreign exchange	671	201	2,129	367

Total comprehensive loss	$(3,706)	$(3,856)	$(9,887)	$(10,478)

7. Subsequent Events

        On October 22, 2007, the Company and AVANT announced the signing of a definitive merger agreement. The all-stock transaction, approved by both companies' Boards of Directors, will combine the two companies under the same name, AVANT. Celldex and AVANT shareholders will own 58% and 42% of the combined company on a fully diluted basis, respectively. Closing of the merger is contingent upon a vote of approval by AVANT's current shareholders at a special meeting of shareholders expected to take place in the first quarter of 2008. The merger of AVANT and Celldex is expected to be accounted for as a purchase with Celldex treated as the acquirer under accounting principles generally accepted in the United States.

        Celldex and Dr. Robert F. Burns, President and Chief Executive Officer, entered into a separation and mutual release agreement dated as of October 19, 2007, under which Dr. Burns' employment was terminated, effective as of February 15, 2008. Until such date, Dr. Burns has no obligation to render services to Celldex, although he is to hold himself available to consult with Celldex by telephone at reasonable times. As severance, Celldex is obligated to pay to Dr. Burns the sum of GBP 33 for nine consecutive months, commencing with the first payment on March 15, 2008, and a payment of GBP 100 on December 15, 2008, in each case less applicable withholdings and other customary payroll deductions. Dr. Burns is also entitled to the continuation of benefits until February 15, 2010. All of Dr. Burns' stock options become fully vested and exercisable on February 15, 2008, and he may exercise them for up to three years following that date. Dr. Burns and Celldex provided one another with mutual releases under the separation and mutual release agreement.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AVANT IMMUNOTHERAPEUTICS, INC.,

CALLISTO MERGER CORPORATION

AND

CELLDEX THERAPEUTICS, INC.

Dated as of October 19, 2007

i

2.28.	PROXY STATEMENT; REGISTRATION STATEMENT	A-21
2.29.	STATE TAKEOVER LAWS	A-21
ARTICLE III REPRESENTATIONS AND WARRANTIES OF AVANT AND MERGER SUB		A-22
3.1.	ORGANIZATION OF AVANT AND MERGER SUB	A-22
3.2.	OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES	A-22
3.3.	AVANT AND MERGER SUB CAPITAL STRUCTURE	A-22
3.4.	OBLIGATIONS WITH RESPECT TO CAPITAL STOCK	A-23
3.5.	AUTHORITY	A-23
3.6.	SEC REPORTS; AVANT FINANCIAL STATEMENTS	A-24
3.7.	ABSENCE OF CERTAIN CHANGES OR EVENTS	A-25
3.8.	TAXES	A-25
3.9.	BOARD APPROVAL	A-26
3.10.	VALID ISSUANCE	A-26
3.11.	VOTING REQUIREMENTS	A-26
3.12.	FAIRNESS OPINION	A-26
3.13.	INTELLECTUAL PROPERTY	A-26
3.14.	COMPLIANCE; PERMITS; RESTRICTIONS	A-27
3.15.	LITIGATION	A-30
3.16.	BROKERS' AND FINDERS' FEES	A-30
3.17.	EMPLOYEE BENEFIT PLANS	A-30
3.18.	ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT	A-32
3.19.	ENVIRONMENTAL MATTERS	A-32
3.20.	LABOR MATTERS	A-33
3.21.	AGREEMENTS, CONTRACTS AND COMMITMENTS	A-34
3.22.	SEVERANCE PAYMENTS	A-34
3.23.	RESTRICTIONS ON BUSINESS ACTIVITIES	A-34
3.24.	REAL PROPERTY LEASES	A-34
3.25.	INSURANCE	A-35
3.26.	CERTAIN BUSINESS PRACTICES	A-35
3.27.	SUPPLIERS AND MANUFACTURERS; EFFECT OF TRANSACTION	A-36
3.28.	GOVERNMENT CONTRACTS	A-36
3.29.	INTERESTED PARTY TRANSACTIONS	A-36
3.30.	REGISTRATION STATEMENT; PROXY STATEMENT	A-36
3.31.	STATE TAKEOVER LAWS; AVANT RIGHTS AGREEMENT	A-36
ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER		A-37
4.1.	CONDUCT OF BUSINESS BY CELLDEX	A-37
4.2.	CONDUCT OF BUSINESS BY AVANT AND MERGER SUB	A-39
4.3.	Celldex NON-SOLICITATION	A-41
4.4.	AVANT NON-SOLICITATION	A-42
ARTICLE V ADDITIONAL AGREEMENTS		A-44
5.1.	REGISTRATION STATEMENT; PROXY STATEMENT	A-44
5.2.	MEETING OF AVANT STOCKHOLDERS	A-44
5.3.	ACCESS TO INFORMATION; CONFIDENTIALITY	A-45
5.4.	CONSENTS; APPROVALS	A-45
5.5.	STOCK OPTIONS, RESTRICTED STOCK UNITS AND WARRANTS	A-47
5.6.	SECTION 16 MATTERS	A-48
5.7.	INDEMNIFICATION AND INSURANCE	A-48

ii

5.8.	NOTIFICATION OF CERTAIN MATTERS	A-49
5.9.	FURTHER ACTION	A-50
5.10.	PUBLIC ANNOUNCEMENTS	A-50
5.11.	LISTING OF AVANT COMMON STOCK	A-50
5.12.	CONVEYANCE TAXES	A-50
5.13.	TAX-FREE REORGANIZATION	A-51
5.14.	BOARD OF DIRECTORS RESIGNATIONS	A-51
5.15.	EMPLOYMENT AND BENEFIT MATTERS	A-51
5.16.	LOCKUP AGREEMENTS	A-52
5.17.	TAKEOVER STATUTES	A-52
5.18.	OBLIGATIONS OF MERGER SUB	A-52
5.19.	STOCKHOLDER LITIGATION	A-52
5.20.	AFFILIATE LETTERS	A-52
ARTICLE VI CONDITIONS TO THE MERGER		A-53
6.1.	CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER	A-53
6.2.	ADDITIONAL CONDITIONS TO OBLIGATIONS OF AVANT AND AVANT MERGER SUB	A-53
6.3.	ADDITIONAL CONDITIONS TO OBLIGATIONS OF CELLDEX	A-54
ARTICLE VII TERMINATION		A-55
7.1.	TERMINATION	A-55
7.2.	NOTICE OF TERMINATION; EFFECT OF TERMINATION	A-56
7.3.	FEES AND EXPENSES	A-56
ARTICLE VIII GENERAL PROVISIONS		A-57
8.1.	EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS	A-57
8.2.	NOTICES	A-57
8.3.	CERTAIN DEFINITIONS	A-58
8.4.	AMENDMENT	A-61
8.5.	WAIVER	A-61
8.6.	HEADINGS	A-61
8.7.	SEVERABILITY	A-61
8.8.	ENTIRE AGREEMENT	A-61
8.9.	ASSIGNMENT	A-61
8.10.	PARTIES IN INTEREST	A-61
8.11.	FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE	A-62
8.12.	GOVERNING LAW	A-62
8.13.	OTHER REMEDIES; SPECIFIC PERFORMANCE	A-62
8.14.	COUNTERPARTS	A-62

Exhibits:

Exhibit A        Amended AVANT Rights Agreement
Exhibit B        Form of Lock-Up Agreement
Exhibit C        Form of Affiliate Letter

Disclosure Schedules:

Celldex Disclosure Schedule
AVANT Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of October 19, 2007 (the "Agreement"), among AVANT Immunotherapeutics, Inc., a Delaware corporation ("AVANT"), Callisto Merger Corporation, a Delaware corporation and wholly-owned subsidiary of AVANT ("Merger Sub"), Celldex Therapeutics, Inc., a Delaware corporation ("Celldex").

RECITALS:

        WHEREAS, the Boards of Directors of AVANT, Merger Sub and Celldex have each determined that it is advisable and in the best interests of their respective stockholders for such parties to enter into a business combination upon the terms and subject to the conditions set forth herein, pursuant to which Merger Sub will, in accordance with the Delaware General Corporation Law ("Delaware Law") and subject to the terms and conditions set forth herein, merge (the "Merger") with and into Celldex (with Celldex surviving the Merger) and becoming a wholly-owned subsidiary of AVANT;

        WHEREAS, pursuant to the Merger, AVANT will acquire all of the outstanding equity securities of Celldex by way of merger of Merger Sub with and into Celldex and AVANT will issue shares of AVANT Common Stock, par value $.001 per share (the "AVANT Common Stock"), to Celldex stockholders (and option holders) in consideration for the Merger;

        WHEREAS, the parties desire to effect a reverse stock split of the AVANT Common Stock immediately prior to the issuance of AVANT Common Stock in connection with the consummation of the Merger;

        WHEREAS, AVANT, Merger Sub and Celldex intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

        WHEREAS, AVANT, Merger Sub and Celldex desire to make certain representations and warranties and enter into other agreements in connection with the Merger and pursuant to the terms of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, AVANT, Merger Sub and Celldex hereby agree as follows:

ARTICLE I

THE MERGER

        1.1.  THE MERGER. At the Effective Time (as defined in Section 1.3), and subject to and upon the terms and conditions of this Agreement and Delaware Law, Merger Sub shall be merged with and into Celldex, the separate corporate existence of Merger Sub shall cease, and Celldex shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2.  CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two (2) Business Days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing" and the date of the Closing shall be referred to as the "Closing Date").

        1.3.  EFFECTIVE TIME. On the Closing Date, subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger"), with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall be effective upon filing of such Certificate of Merger or such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the time of such filing being the "Effective Time" and the date on which the Effective Time occurs shall be the "Effective Date").

        1.4.  EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

        1.5.  SURVIVING CORPORATION CERTIFICATE OF INCORPORATION; BYLAWS.

          (a)    Certificate of Incorporation.    The Certificate of Incorporation of Celldex shall be amended and restated in its entirety as part of the Merger to be in the form of the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (with the name changed as mutually agreed upon), until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

          (b)    Bylaws.    The Bylaws of Celldex, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be in the form of the Bylaws of Merger Sub (with the names changed as mutually agreed upon), until thereafter amended as provided by Delaware Law, such Certificate of Incorporation and such Bylaws.

        1.6.  DIRECTORS AND OFFICERS. The directors of the Surviving Corporation immediately following the Effective Time shall be fixed at two (2) and shall be Dr. Una Ryan and Anthony Marucci, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Surviving Corporation shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation or Bylaws of the Surviving Corporation.

        1.7.  CONVERSION OF MERGER SUB COMMON STOCK. At the Effective Time, by virtue of the Merger and pursuant to the terms provided herein, and without any action on the part of Celldex, AVANT or Merger Sub, each of the shares of the common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of common stock, par value $0.01, the Surviving Corporation and following the Effective Time, all such shares in the aggregate shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

        1.8.  EFFECT ON CELLDEX CAPITAL STOCK. At the Effective Time, by virtue of the Merger and pursuant to the terms provided herein, and without any action on the part of AVANT, Celldex or the holders of any of the following securities except as provided herein:

          (a)    Conversion of Celldex Shares.    Each Share (as defined in Section 1.15) issued and outstanding immediately prior to the Effective Time (other than Shares subject to Section 1.8(b) below) shall be automatically converted into the right to receive that number of validly issued, fully paid and nonassessable shares of AVANT Common Stock equal to the quotient resulting from (x) the excess of (I) the product of (A) 1.380952 multiplied by (B) the sum of the total number of fully diluted shares of AVANT Common Stock outstanding as of the Effective Time (i.e., including shares issuable upon exercise of options, warrants or similar convertible securities other than those that terminate unexercised as of the Effective Time) plus the Options Pool Amount, less (II) the

  Additional Shares (as defined below) divided by (y) the total number of fully diluted Shares outstanding as of the Effective Time (i.e., including Shares issuable upon exercise of options, warrants or similar convertible securities ("Celldex Derivative Securities") (such quotient, the "Exchange Ratio" and the shares issued thereby the "Merger Consideration"). The "Option Pool Amount" shall mean 12,314,500 shares of AVANT Common Stock as adjusted pursuant to Section 1.8(d) and shall represent the options to be issued after the Effective Time to certain employees of the Surviving Corporation.

          (b)    Cancellation.    Each Share held in the treasury of Celldex and each Share owned by AVANT or by Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

          (c)    Stock Options.    All options to purchase Celldex Common Stock outstanding as of the Effective Time under Celldex's 2005 Equity Incentive Plan (the "Celldex Stock Plan") shall be assumed by AVANT in accordance with Section 5.5.

          (d)    Adjustments.    The Exchange Ratio and the Option Pool Amount shall be equitably adjusted to reflect fully the effect of any stock split, reverse split (including the Reverse Stock Split) (as defined in Section 1.16), stock dividend (including any dividend or distribution of securities convertible into AVANT Common Stock or Shares), reorganization, recapitalization or other like change with respect to AVANT Common Stock occurring after the date hereof and prior to the Effective Time.

          (e)    Fractional Shares.    No fraction of a share of AVANT Common Stock will be issued in the Merger, but in lieu thereof each holder of Shares who would otherwise be entitled to a fraction of a share of AVANT Common Stock (after aggregating all fractional shares of AVANT Common Stock to be received by such holder) shall receive from AVANT an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of AVANT Common Stock on The NASDAQ Capital Market (the "NASDAQ") over the ten (10) trading days ending on the second trading day prior to the Effective Time.

          (f)    Limitations on Aggregate Share Issuance.    Notwithstanding anything to the contrary contained in this Agreement, the aggregate number of shares of AVANT Common Stock issuable in the Merger (including those underlying Celldex Derivative Securities) shall in no event exceed fifty-eight percent (58%) of the outstanding shares of AVANT Common Stock (on a fully-diluted basis and including for these purposes, the Option Pool Amount as outstanding) immediately after the Effective Time. The Exchange Ratio shall be automatically adjusted to effect this limitation.

        1.9.  EXCHANGE OF CERTIFICATES.

          (a)    Exchange Agent.    AVANT shall deposit, pursuant to an Exchange Agent Agreement in form and substance satisfactory to Celldex, with a bank or trust company designated by AVANT and reasonably acceptable to Celldex (the "Exchange Agent"), in trust for the benefit of the Celldex stockholders, for exchange in accordance with Section 1.8 and this Section 1.9, through the Exchange Agent, (i) certificates evidencing the AVANT Common Stock issuable pursuant to this Agreement in exchange for outstanding Shares, and (ii) an amount of cash sufficient to permit the Exchange Agent to make necessary payments of cash in lieu of fractional shares of AVANT Common Stock in accordance with Section 1.8(e).

          (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, AVANT will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as AVANT may reasonably specify after review by Celldex) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of AVANT Common Stock and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) certificates evidencing that number of whole shares of AVANT Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.9(c), and (C) cash in lieu of fractional shares of AVANT Common Stock to which such holder is entitled pursuant to Section 1.8(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which are not registered in the transfer records of Celldex as of the Effective Time, AVANT Common Stock and cash may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.9(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends in accordance with Section 1.9(c), if any, to evidence solely the right to receive the number of full shares of AVANT Common Stock into which such Shares shall have been so converted and the right to receive an amount in cash, without interest, in lieu of the issuance of any fractional shares in accordance with Section 1.8(e).

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time, with respect to AVANT Common Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of AVANT Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of AVANT Common Stock.

          (d)    Transfers of Ownership.    If any certificate for shares of AVANT Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to AVANT or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of AVANT Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of AVANT or any agent designated by it that such tax has been paid or is not payable.

          (e)    No Liability.    Notwithstanding anything to the contrary in this Section 1.9, neither AVANT nor Celldex shall be liable to any holder of Celldex Common Stock, Celldex Class A Common Stock, Celldex Derivative Securities or AVANT Common Stock at the Effective Time for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f)    Withholding Rights.    AVANT, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares, such amounts as AVANT, the Surviving Corporation or the

  Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by AVANT, the Surviving Corporation or the Exchange Agent.

        1.10.  STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of Merger Sub and Celldex shall be closed, and there shall be no further registration of transfers of Merger Sub common stock or Shares thereafter on the records of Merger Sub or Celldex, respectively.

        1.11.  NO FURTHER OWNERSHIP RIGHTS IN CELLDEX COMMON STOCK AND CELLDEX CLASS A COMMON STOCK. The portion of the Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.12.  LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of AVANT Common Stock as may be required pursuant to Section 1.8; provided, however, that AVANT may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against AVANT, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.13.  TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

        1.14.  BOARD OF DIRECTORS AND MANAGEMENT OF AVANT.

          (a)   As of the Effective Time, the number of directors of AVANT shall be fixed at eight (8). As of the Effective Time, four (4) of the AVANT directors shall be Charles Schaller (who shall be Chairman of the Board), George Elston, Herbert Conrad and Raj Parekh (the "Celldex Designees") and four (4) of the AVANT directors shall be Dr. Una Ryan, Harry Penner, Larry Ellberger and Karen Lipton (the "AVANT Designees"). Dr. Una Ryan shall be the Chief Executive Officer of AVANT.

          (b)   Celldex and AVANT agree that in the event that any Celldex Designee is unable or otherwise fails to serve, for any reason, as a director of AVANT at the Effective Time, Celldex shall have the right to designate another individual to serve as a director of AVANT at the Effective Time in place of such Celldex Designee (or if a vacancy shall be deemed to have occurred in respect thereof, Celldex shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to AVANT. Celldex and AVANT shall each cause such designee of Celldex to be elected to the Board of Directors of AVANT at the Effective Time in place of such Celldex Designee.

          (c)   Celldex and AVANT agree that in the event that any AVANT Designee is unable or otherwise fails to serve, for any reason, as a director of AVANT at the Effective Time, AVANT shall have the right to designate another individual to serve as a director of AVANT at the

  Effective Time in place of such AVANT Designee (or if a vacancy shall be deemed to have occurred in respect thereof, AVANT shall have the right to fill such vacancy, notwithstanding any other provision to the contrary contained herein); provided, however, that such individual shall be reasonably satisfactory to Celldex. Celldex and AVANT shall each cause such designee of AVANT to be elected to the Board of Directors of AVANT at the Effective Time in place of such AVANT Designee.

        1.15.  SHARES. When used in this Agreement, the term "Shares" shall mean the Celldex Common Stock and Celldex Class A Common Stock on the following basis: (i) with respect to the Celldex Common Stock, one Share shall represent one share of Celldex Common Stock and (ii) with respect to the Celldex Class A Common Stock, one Share shall represent one (1) share of Celldex Common Stock.

        1.16.  REVERSE STOCK SPLIT. Prior to the Effective Time, AVANT shall amend its Certificate of Incorporation to (i) increase the authorized shares of capital stock of AVANT (the "Authorized Share Increase") to three hundred million (300,000,000) and (ii) effect a reverse stock split (the "Reverse Stock Split"), and shall take such other actions as shall be reasonably necessary to effectuate the Authorized Share Increase and the Reverse Stock Split. The size of the Reverse Stock Split will be mutually agreed upon by Celldex and AVANT.

        1.17.  AVANT EMPLOYEE STOCK PURCHASE PLAN. AVANT shall take all actions necessary to suspend AVANT 2004 Employee Stock Purchase Plan, as amended and/or modified (the "AVANT ESPP") at the end of the current "Offering" (as such term is defined in the AVANT ESPP), which is scheduled to end on December 31, 2007 (the "ESPP Date"), until the Closing Date. As of the ESPP Date, no new offering or purchasing periods shall be commenced until after the Closing Date. In addition, AVANT shall take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of this Agreement, to existing participants and (to the extent possible under the ESPP) existing participation levels until after the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CELLDEX

        Celldex, hereby represents and warrants to AVANT and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Celldex to AVANT (the "Celldex Disclosure Schedule"). The Celldex Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II; any information set forth in a particular section or subsection of the Celldex Disclosure Schedule shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent. For purposes of this Agreement, the phrase "to the knowledge of Celldex" or "its subsidiaries" or any phrase of similar import shall mean and be limited to the actual knowledge of the individuals set forth on Section 2.0 of the Celldex Disclosure Schedule.

        2.1.  ORGANIZATION OF CELLDEX. Celldex and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would, individually or in the aggregate, have or be reasonably likely to have a Celldex Material Adverse Effect. Celldex has delivered or made available a true and correct copy of its and its subsidiaries' Certificates of Incorporation and Bylaws, each as amended to date, to AVANT. Section 2.1 of the Celldex Disclosure Schedule lists each subsidiary of Celldex, including its jurisdiction of incorporation.

        2.2.  CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of Celldex consists of 50,000,000 shares of Common Stock, par value $.01 per share (the "Celldex Common Stock"), of which 13,300,000 shares are issued and outstanding, and 6,800,000 shares of Class A Common Stock, par value $.01 per share, of which 6,800,000 are issued and outstanding and such shares are convertible on an one (1) share for one (1) share basis into 6,800,000 shares of Celldex Common Stock (the "Celldex Class A Common Stock"). No shares of capital stock are held in Celldex's treasury. All outstanding shares of Celldex Common Stock and Celldex Class A Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Celldex or any agreement or document to which Celldex or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound, and were issued in compliance with all applicable federal and state securities laws. As of the date of the execution of this Agreement, Celldex has reserved an aggregate of 3,500,000 shares of Celldex Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Celldex 2005 Equity Incentive Plan, under which options are outstanding for an aggregate of 2,132,333 shares. All shares of Celldex Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. The Board of Directors of Celldex has authorized Celldex to agree with each optionholder who is an employee or non-employee director to terminate his or her existing stock option grant, and to grant new options to such persons, such that up to 3,500,000 Celldex options will be outstanding as of the Closing. All shares of Celldex Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Section 2.2 of the Celldex Disclosure Schedule lists each holder of Celldex Common Stock and Celldex Class A Common Stock, each outstanding option and warrant to acquire shares of Celldex Common Stock or Celldex Class A Common Stock, as applicable, the name of the holder of such option or warrant, the number of shares subject to such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date, the vesting schedule and termination date of such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, indicating the extent of acceleration, if any.

        2.3.  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Section 2.2 of the Celldex Disclosure Schedule and except for the convertibility of the Celldex Class A Common Stock into Celldex Common Stock, there are no equity securities of any class of Celldex, or any securities exchangeable or convertible into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 of the Celldex Disclosure Schedule, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Celldex or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound obligating Celldex or its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock of Celldex or its subsidiaries or obligating Celldex or its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 2.2 of the Celldex Disclosure Schedule, there are no registration rights and, to the knowledge of Celldex and its subsidiaries, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Celldex or its subsidiaries.

        2.4.  AUTHORITY.

          (a)   Celldex has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Celldex, subject only to the approval and adoption of this Agreement by the stockholders of Celldex and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Celldex and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Celldex, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement does not, and the performance of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Celldex, (ii) subject to compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Celldex or its subsidiaries or by which its or its subsidiaries' properties are bound or affected, or (iii) except as would not reasonably be expected to have a Celldex Material Adverse Effect and subject to obtaining the consents set forth in Section 2.4 of the Celldex Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Celldex's or its subsidiaries' rights or alter the rights of obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Celldex or its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Celldex or any of its subsidiaries is a party or by which Celldex or its subsidiaries or its or its subsidiaries' properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Celldex Material Adverse Effect. Section 2.4 of the Celldex Disclosure Schedule lists all material consents, waivers and approvals under any of Celldex's or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (b)   No consent, approval, license, permit, registration, waiver, qualification, order or authorization, or registration, declaration or filing, with or of, as appropriate ("Approval") of (i) any person or (ii) any Governmental Authority (as defined in Section 5.4 hereof) is required by or with respect to Celldex or its subsidiaries in connection with the execution and delivery of this Agreement or any related agreements required to be executed by this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such Approvals as may be required under applicable federal and state antitrust and securities laws and the laws of any foreign country and (iii) such other Approvals which, if not obtained or made, would not have a Celldex Material Adverse Effect.

        2.5.  CELLDEX FINANCIAL STATEMENTS.

          (a)   The audited consolidated financial statements (including any related notes thereto) of Celldex and its subsidiaries as of December 31, 2006 (collectively, the "Celldex Financials") (x) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (y) fairly presented the financial position of Celldex as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated. The balance sheet of Celldex as of December 31, 2006 is hereinafter referred to as the "Celldex Balance Sheet." Except as disclosed in the Celldex Financials, Celldex and its subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP or in the related notes to the consolidated financial statements that, individually or in the aggregate, have had or would reasonably be expected to have a Celldex Material Adverse Effect, except liabilities (i) provided for in the Celldex Balance Sheet, (ii) incurred since the date of the Celldex Balance Sheet in the ordinary course of business consistent with past practice in both type and amount or (iii) disclosed on the Celldex Disclosure Schedule.

          (b)   Celldex has designed and maintains adequate disclosure controls and procedures to ensure that material information relating to Celldex, including its subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Celldex by others within those entities. To Celldex's knowledge, there are no (i) material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Celldex's ability to record, process, summarize and report financial information and (ii) fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Celldex's internal controls over financial reporting.

          (c)   Celldex maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        2.6.  ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Section 2.6 to the Celldex Disclosure Schedule, since the date of the Celldex Balance Sheet through the date of this Agreement, Celldex and its subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and there has not been: (i) any event that has had, or that would be reasonably expected to result in, a Celldex Material Adverse Effect, (ii) any material change by Celldex or any of its subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (iii) any revaluation or disposition by Celldex or its subsidiaries of any of its assets having a Celldex Material Adverse Effect or (iv) any action taken or committed to be taken by Celldex or any of its subsidiaries that if taken after the date hereof would have required the consent of AVANT pursuant to Section 4.1.

        2.7.  TAXES. Celldex and its subsidiaries have prepared and timely filed or had prepared and timely filed on their behalf, all returns, declarations, reports, statements, information returns, claims for refund, and other documents filed or required to be filed, including any schedule or attachment thereto, and including any amendment thereof ("Celldex Tax Returns") with respect to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property, stamp, windfall profits, environmental, customs, capital stock, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person, including under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), with respect to such amounts and including any liability for taxes of a predecessor entity concerning or attributable to Celldex or its subsidiaries or to their operations ("Celldex Taxes"). All Celldex Tax Returns disclose all Celldex Taxes required to be paid for periods covered thereby. Copies of all Celldex Tax Returns filed after January 1, 2004 relating to Federal, state and local taxes have been delivered to AVANT.

        In addition:

          (a)   Celldex and its subsidiaries: (i) have paid all Celldex Taxes they are obligated to pay whether or not reflected on any Celldex Tax Return; and (ii) have withheld and paid all federal, state, local and foreign taxes required to be withheld and paid in connection with amounts paid to their employees or to any other third party.

          (b)   There is no deficiency for Celldex Taxes outstanding, proposed in writing or assessed against Celldex and its subsidiaries that is not accurately reflected as a liability on the Celldex Balance Sheet, nor have Celldex or its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Celldex Taxes.

          (c)   Celldex and its subsidiaries do not have any liability for unpaid Celldex Taxes that has not been properly accrued for under GAAP and reserved for on the Celldex Balance Sheet, whether asserted or unasserted, contingent or otherwise.

          (d)   Except as provided in Section 2.7(d) of the Celldex Disclosure Schedules, Celldex and its subsidiaries are not a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would result in the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision of state, local or foreign tax laws).

          (e)   Celldex and its subsidiaries are not, nor have ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement. Neither Celldex nor any of its subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Celldex).

          (f)    Neither Celldex nor any of its subsidiaries has participated in a "listed transaction" that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

        2.8.  VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of the outstanding common stock of Celldex Common Stock and a majority of the outstanding Celldex Class A Common Stock are required to adopt this Agreement and approve the Merger.

        2.9.  FAIRNESS OPINION. The Board of Directors of Celldex has received the written opinion of Brean Murray, Carret & Co., LLC, financial advisor to Celldex, dated the date of this Agreement, to the effect that the consideration to be paid by AVANT in the Merger is fair to Celldex and its stockholders from a financial point of view.

        2.10.  INTELLECTUAL PROPERTY.

          (a)   "Celldex IP Rights" means all patents, trademarks, service marks, trade names, copyrights, domain names, trade secrets, and other intellectual property and proprietary rights worldwide (including, but not limited to, any registrations and applications with respect to any of the foregoing) that are owned by, licensed to, or used by Celldex or any of its subsidiaries. Listed on Section 2.10 of the Celldex Disclosure Schedule are: (i) all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and domain names owned by Celldex or any of its subsidiaries that are included in the Celldex IP Rights (the "Celldex Owned IP"); and (ii) all Celldex IP Rights Agreements (as defined below) pursuant to which Celldex or any of its subsidiaries grants to any third party, or is granted by any third party, any exclusive license or other exclusive right with respect to any Celldex IP Rights, or that otherwise is material to the business of Celldex or any of its subsidiaries. Except as set forth on Section 2.10 of the Celldex Disclosure Schedule, Celldex or

  its subsidiaries are the sole owners of all of the Celldex Owned IP. Celldex owns or possesses sufficient legal rights to (i) all trademarks, service marks, trade names, copyrights, domain names and trade secrets and (ii) the knowledge of Celldex and its subsidiaries, all patents and patent applications, as are necessary to the conduct of Celldex's and its subsidiaries' respective businesses as presently conducted, without infringing, misappropriating or violating the intellectual property rights of others, except for any failure to own or so possess that would not reasonably be expected to have a Celldex Material Adverse Effect.

          (b)   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Celldex IP Rights, including, but not limited to, any instrument or agreement pursuant to which Celldex in-licenses or out-licenses any of the Celldex IP Rights (the "Celldex IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Celldex IP Rights or impair the right of Celldex, its subsidiaries or the Surviving Corporation to use, sell or license any Celldex IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in a Celldex Material Adverse Effect. Each of the Celldex IP Rights Agreements is valid and binding on Celldex or its subsidiaries and in full force and effect. Celldex and its subsidiaries have not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived. Celldex and its subsidiaries, and to the knowledge of Celldex and its subsidiaries, any other party to such agreement, is not in breach or default thereof in any material respect.

          (c)   (i) Neither the manufacture, marketing, license, sale nor intended use of any product or technology currently licensed or sold or under development by Celldex or its subsidiaries violates any license or agreement between Celldex or its subsidiaries and any third party or, to the knowledge of Celldex and its subsidiaries, infringes, misappropriates, or violates any patent rights, trade secrets or other intellectual property rights of any other party; (ii) to the knowledge of Celldex and its subsidiaries, no third party is infringing upon, misappropriating, or violating any license or agreement with Celldex or its subsidiaries relating to, any Celldex IP Rights; and (iii) to the knowledge of Celldex and its subsidiaries, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Celldex IP Rights, nor has Celldex or any of its subsidiaries received any written notice asserting that any Celldex IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

          (d)   Celldex and its subsidiaries have used reasonable efforts to maintain their material trade secrets in confidence, including entering into commercially reasonable licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential and have otherwise taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Celldex IP Rights.

        2.11.  COMPLIANCE; PERMITS; RESTRICTIONS.

          (a)   Celldex and its subsidiaries are not in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to them or by which their properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Celldex or any of its subsidiaries is a party or by which Celldex or any of its subsidiaries or their properties are bound or affected, except for any conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Celldex Material Adverse Effect. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Celldex and its subsidiaries, threatened against Celldex or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Celldex or its subsidiaries an intention to conduct the same.

          (b)   Celldex and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Celldex and its subsidiaries (collectively, the "Celldex Permits"). Celldex and its subsidiaries are in compliance with the terms of the Celldex Permits, except where the failure to so comply would not reasonably be expected to have a Celldex Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Celldex and its subsidiaries, threatened, which seeks to revoke or limit any Celldex Permit. A true, complete and correct list of the material Celldex Permits is set forth in Section 2.11(b) of the Celldex Disclosure Schedule. The rights and benefits of each material Celldex Permit will be available to the Surviving Corporation or its subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by Celldex and its subsidiaries immediately prior to the Effective Time.

          (c)   All biological and drug products being manufactured, distributed, developed or tested by or on behalf of Celldex or its subsidiaries ("Celldex Products") that are subject to the jurisdiction of the Food and Drug Administration ("FDA") are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the Federal Food, Drug, and Cosmetic Act ("FDCA"), the Public Health Service Act ("PHSA"), their applicable implementing regulations, and all comparable federal and state laws and regulations including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, promotional activities, record keeping, filing of reports and security.

          (d)   All clinical trials conducted by or on behalf of Celldex or its subsidiaries are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.

          (e)   All manufacturing operations for Celldex Products conducted by or for the benefit of Celldex or its subsidiaries are being conducted in accordance, in all material respects, with the FDA's current Good Manufacturing Practices for drug and biological products. In addition, Celldex and its subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.

          (f)    Neither Celldex or its subsidiaries, nor any representative of Celldex or its subsidiaries, nor, to the knowledge of Celldex or its subsidiaries, any of Celldex's or its subsidiaries' licensees or assignees of Celldex IP Rights has received any notice that the FDA or any other Governmental Authority has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Celldex or its subsidiaries or otherwise restrict the preclinical research on or clinical study of any Celldex Product or any biological or drug product being developed by any licensee or assignee of Celldex IP Rights based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Celldex Product, except for such terminations, suspensions or restrictions which, individually or in the aggregate, would not reasonably be expected to have a Celldex Material Adverse Effect.

          (g)   Neither Celldex or its subsidiaries nor, to the knowledge of Celldex or its subsidiaries, any of their officers, key employees (as set forth on Section 2.17(a) of the Celldex Disclosure

  Schedule), agents or clinical investigators acting for Celldex or its subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereof. To the knowledge of Celldex, Celldex and its subsidiaries are not, and have not been, in material violation of the Federal Anti-Kickback Act, any Federal conspiracy statutes, the Prescription Drug Marketing Act ("PDMA"), Federal False Claims Act, Federal Stark Law or any other federal, foreign or state statute related to sales and marketing practices of pharmaceutical manufacturers and others involved in the purchase and sale of pharmaceutical products. Additionally, neither Celldex or its subsidiaries, nor to the knowledge of Celldex or its subsidiaries, any officer, key employee or agent of Celldex or its subsidiaries has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

          (h)   All human clinical trials, animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the Celldex Products (1) either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, or (y) were not required to be conducted in accordance with Good Laboratory Practice requirements contained in 21 CFR Part 58 and (2) have employed the experimental protocols, procedures and controls generally used by qualified experts in human, animal or preclinical study of products comparable to those being developed by Celldex or its subsidiaries.

          (i)    Celldex and its subsidiaries have made available to AVANT copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, which indicate or suggest lack of compliance with the regulatory requirements of the FDA. Celldex and its subsidiaries have made available to AVANT for review all correspondence to or from the FDA, FDCA and PHSA, including minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, FDCA or PHSA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, FDCA or PHSA, or prepared by the FDA, FDCA and PHSA or which bear in any way on Celldex's and its subsidiaries' compliance with regulatory requirements of the FDA, FDCA and PHSA, or on the likelihood of timing of approval of any Celldex Products, including, but not limited to, copies of (i) all warning letters and untitled letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all FDA 483s and other audit reports performed during the last three years, and (iii) any document concerning any significant oral or written communication received from the FDA and comparable foreign governmental entities in the last three years. Neither Celldex nor any agent or representative of Celldex has received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification (other than such modifications as are normal in the regulatory process) of any animal studies, preclinical tests or clinical trials conducted by or on behalf of Celldex or in which Celldex has participated, except for such terminations, suspensions or modifications which, individually or in the aggregate, would not reasonably be expected to have a Celldex Material Adverse Effect.

          (j)    To the knowledge of Celldex, Celldex and its subsidiaries comply in all material respects with and maintain, and have continuously complied with and maintained systems and programs to ensure compliance with, all requirements of the FDCA, PHSA, PDMA and regulations issued thereunder, and similar or related foreign or domestic laws and regulations, pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilence and conflict of interest including, but not limited to, Current Good

  Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements.

          (k)   To the knowledge of Celldex, Celldex and its subsidiaries have complied in all material respects with their respective obligations to report accurate pricing information for their pharmaceutical products to the government and to pricing services relied upon by governmental entities and other payors for pharmaceutical products, including without limitation their obligation to report accurate "Average Sales Prices" under the Medicare Modernization Act of 2003 and their obligation to charge accurate federal Ceiling Prices to purchases entitled to those.

          (l)    To the knowledge of Celldex, neither Celldex nor any of its subsidiaries has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by Celldex or any of its subsidiaries.

          (m)  To the knowledge of Celldex, Celldex and its subsidiaries have complied in all material respects and continue to comply in all material respects with the applicable administration simplification regulations published pursuant to the Health Insurance Portability and Accountability Act of 1996, including without limitation regulations governing the privacy and security of health information and the conduct of certain electronic transactions (collectively the "HIPAA Regulations"). To the knowledge of Celldex, there are no complaints or allegations against Celldex or any of its subsidiaries of any violations of the HIPAA Regulations, whether by a governmental entity, a patient, a plan member, a current or former employee or volunteer or any other person.

          (n)   To the knowledge of Celldex, Celldex and its subsidiaries have complied in all material respects with all export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and asset control laws, including those administered by the U.S. Department of the Treasury.

          (o)   There are no proceedings pending with respect to a violation by Celldex or its subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Authority.

        2.12.  LITIGATION. Except as set forth on Section 2.12 of the Celldex Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Celldex or its subsidiaries have received any written notice of assertion, nor, to the knowledge of Celldex or its subsidiaries, is there any threatened action, suit, proceeding, claim for arbitration or investigation against Celldex or its subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have a Celldex Material Adverse Effect. There are no product liability claims pending against Celldex.

        2.13.  BROKERS' AND FINDERS' FEES. Other than Brean Murray, Carret & Co., LLC, Celldex and its subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.14.  EMPLOYEE BENEFIT PLANS.

          (a)   Section 2.14(a) of the Celldex Disclosure Schedule lists all written and describes all material unwritten employee benefit plans (as defined in Section 3.3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which are currently sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee or director (or their dependents) of Celldex, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Celldex within the meaning of Section 414 of the Code (a "Celldex ERISA Affiliate"), (collectively, the "Celldex Employee Plans").

          (b)   With respect to each Celldex Employee Plan, Celldex has provided to AVANT a true and complete copy of, to the extent applicable, (i) such Celldex Employee Plan, (ii) the most recent annual reports (Form 5500) as filed with the United States Internal Revenue Service (the "IRS"), (iii) each trust agreement related to such Celldex Employee Plan, (iv) the most recent summary plan description for each Celldex Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto and (v) the most recent IRS determination or opinion letter issued with respect to any Celldex Employee Plan.

          (c)   There are (i) no actions, claims or proceedings pending (other than routine claims for benefits in the ordinary course), or to the knowledge of Celldex threatened, with respect to any Celldex Employee Plan or the assets of any Celldex Employee Plan, (ii) no existing facts or circumstances that would reasonably be expected to give rise to any such actions, claims or proceedings, (iii) no administrative investigations, audits or other administrative proceedings by the U.S. Department of Labor ("DOL"), the IRS or other Governmental Authority, including any voluntary compliance submissions through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, pending, in progress or, to the knowledge of Celldex, threatened, and (iv) no current, or to the knowledge of Celldex threatened, encumbrances or liens on the assets of any Celldex Employee Plan. With respect to each Celldex Employee Plan, all reporting and disclosure requirements have been complied with in all material respects, all returns have been timely filed and each Celldex Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that such Celldex Employee Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable "remedial amendment period" under Section 401(b) of the Code has expired, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable laws. Each Celldex Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.

          (d)   No Celldex Employee Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither Celldex nor any Celldex ERISA Affiliate has ever maintained, contributed to or partially or fully withdrawn from any such plan. No Celldex Employee Plan is a Multiemployer Plan or "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA, and neither Celldex nor any Celldex

  ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Celldex Employee Plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

          (e)   With respect to the employees and former employees of Celldex, there are no employee post-retirement medical or health plans or agreements in effect, except as required by Section 4980B of the Code or similar state law.

          (f)    Based on Celldex's good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any Celldex Employee Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A (including the Notices issued by the IRS thereunder).

          (g)   All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Celldex Employee Plan, and in accordance with applicable law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been timely made or reflected on the Celldex's financial statements in accordance with GAAP.

          (h)   Except as set forth in Section 2.14(h) of the Celldex Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Celldex employee, (ii) increase any benefits otherwise payable under any Celldex Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and except as set forth in Section 2.14(h) of the Celldex Disclosure Schedule no such payment or benefit will be characterized as an "excess parachute payment," as such term is defined in Section 280G of the Code. Except as set forth in Section 2.14(h) of the Celldex Disclosure Schedule, neither Celldex nor any of its subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

          (i)    No Celldex Employee Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

        2.15.  ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT. Celldex and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, necessary for use in their business, free and clear of any liens or encumbrances except as reflected in the Celldex Financials and except for (a) liens for taxes not yet due and payable; (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the ordinary course of Celldex's or its subsidiaries' business; (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business and (d) liens arising solely by the action of AVANT (collectively, "Permitted Liens"). Each of the material tangible assets is in a good state of maintenance and repair, and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

        2.16.  ENVIRONMENTAL MATTERS.

          (a)    Hazardous Material.    Except as would not reasonably be expected to have a Celldex Material Adverse Effect, no underground storage tanks and no amount of any substance that has been designated by any Governmental Authority (as defined in Section 5.4) or by applicable federal, state or local law, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material"), are present, as a result of the deliberate actions of Celldex or its subsidiaries, or, to Celldex's and its subsidiaries' knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Celldex or any of its subsidiaries have at any time owned, operated, occupied or leased, other than those Hazardous Materials used in the ordinary course of Celldex's business consistent with past practice.

          (b)    Hazardous Material Activities.    Except as would not reasonably be expected to have a Celldex Material Adverse Effect, Celldex and its subsidiaries have not transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law in effect on or before the date hereof, nor has Celldex or its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Material Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c)    Permits.    Celldex and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Celldex Environmental Permits") necessary for the conduct of Celldex's and its subsidiaries' Hazardous Material Activities and other businesses of Celldex and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not reasonably be expected to have a Celldex Material Adverse Effect.

          (d)    Environmental Liabilities.    Except as would not reasonably be expected to have a Celldex Material Adverse Effect, no material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Celldex or its subsidiaries, threatened concerning any Celldex Environmental Permit, Hazardous Material or any Hazardous Material Activity of Celldex or its subsidiaries.

        2.17.  LABOR MATTERS.

          (a)   Section 2.17(a) of the Celldex Disclosure Schedule sets forth a true, complete and correct list of all key employees and employees of Celldex and its subsidiaries along with their position, actual annual rate of compensation. All employees have entered into nondisclosure and assignment of inventions agreements with Celldex or its subsidiaries, true, complete and correct copies of which have previously been made available to AVANT. To the knowledge of Celldex and its subsidiaries, no employee of Celldex or its subsidiaries is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant (i) to Celldex or its subsidiaries, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by Celldex or its subsidiaries or to the use of trade secrets or proprietary information of others. No key employee or group of employees has threatened to terminate employment with Celldex or its subsidiaries nor, to the knowledge of Celldex or its subsidiaries (which, for purposes of this representation only, shall mean actual knowledge), has plans to terminate such employment.

          (b)   Neither Celldex or any of its subsidiaries are parties to or bound by any collective bargaining agreement, nor is any such collective bargaining agreement being negotiated. Celldex has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes, and to the knowledge of Celldex, none are threatened.

          (c)   To Celldex's knowledge, Celldex and its subsidiaries (i) have no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, (ii) are in compliance in all material respects with all applicable foreign, federal, state and local laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety law.

          (d)   Neither Celldex nor any of its subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the "WARN Act"), or any similar state or local law, which remains unsatisfied.

          (e)   Celldex and each of its affiliates are in compliance in all material respects with all applicable federal, state, local and foreign laws concerning the employer-employee relationship, including applicable wage and hour laws, fair employment laws, safety laws, workers' compensation statutes, unemployment laws and social security laws. Except as described in Section 2.17(e) of the Celldex Disclosure Schedule, with respect to Celldex and any of its subsidiaries, there are no pending or, to the knowledge of Celldex, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran status, marital status, or any other recognized class, status or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers' compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation, or (vi) immigration or any other claims under state or federal labor law.

          (f)    Except as disclosed in Section 2.17(f) of the Celldex Disclosure Schedule, neither Celldex nor any of its subsidiaries are parties to any written or oral agreement with any current or former employee of Celldex or its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum.

        2.18.  AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as described in Section 2.18 of the Celldex Disclosure Schedule, Celldex and its subsidiaries are not parties to or bound by:

          (a)   any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Celldex or its subsidiaries and any of their officers or directors;

          (b)   any agreement, contract or commitment containing any covenant limiting the freedom of Celldex or its subsidiaries to engage in any line of business or compete with any person;

          (c)   any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $100,000 and not cancelable without penalty;

          (d)   any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (e)   any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000;

          (f)    any joint marketing or development agreement;

          (g)   any distribution agreement (identifying any that contain exclusivity provisions);

          (h)   any plan or agreement pursuant to which all material amounts may become payable (whether currently or in the future) to current or formed officers and directors of Celldex and its subsidiaries as a result of or in connection with the Merger; or

          (i)    any other agreement, contract or commitment (excluding real and personal property leases) which involve payment by Celldex or its subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days.

        Celldex and its subsidiaries have not, nor to Celldex's or its subsidiaries' knowledge has any other party to a Celldex Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated, or defaulted under, any of the terms or conditions of, or terminated any of the agreements, contracts or commitments to which Celldex or its subsidiaries are a party or by which they are bound of the type described in clauses (a) through (i) above (any such agreement, contract or commitment, a "Celldex Contract") in such manner as would permit any other party to cancel or terminate any such Celldex Contract, or would permit any other party to seek damages which would reasonably be expected to have a Celldex Material Adverse Effect. As to Celldex and its subsidiaries, each Celldex Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

        2.19.  BOARD AND STOCKHOLDER APPROVAL. The Board of Directors of Celldex has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Celldex, and (ii) has recommended that the stockholders of Celldex approve and adopt this Agreement (the "Celldex Board Recommendation"). Promptly (but in any event within one (1) day following the execution of this Agreement), the stockholders of Celldex shall have approved and adopted this Agreement by the requisite vote and delivered evidence thereof to AVANT.

        2.20.  BOOKS AND RECORDS. The minute books of Celldex and its subsidiaries made available to counsel for AVANT are the only minute books of Celldex and its subsidiaries. The books and records of Celldex and its subsidiaries accurately reflect in all material respects the assets, liabilities and results of operations of Celldex and its subsidiaries and have been maintained in accordance with good business and bookkeeping practices.

        2.21.  RESTRICTIONS ON BUSINESS ACTIVITIES. Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to Celldex or its subsidiaries which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current business practice of Celldex or its subsidiaries; or (ii) any acquisition of any person or property by Celldex or its subsidiaries.

        2.22.  REAL PROPERTY LEASES. Section 2.22 of the Celldex Disclosure Schedule sets forth all real property leases or subleases to or by Celldex or its subsidiaries, including the term of such lease, any extension and expansion options and the rent payable under it. Celldex has delivered to AVANT true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 2.22 of the Celldex Disclosure Schedule. With respect to each lease and sublease listed in Section 2.22 of the Celldex Disclosure Schedule:

          (a)   As to Celldex or its subsidiaries, each lease or sublease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity;

          (b)   Neither Celldex nor any of its subsidiaries is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Celldex or its subsidiaries, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Celldex or its subsidiaries or, to the knowledge of Celldex and its subsidiaries, any other party under such lease or sublease, except as would not reasonably be expected to have a Celldex Material Adverse Effect;

          (c)   Neither Celldex nor any of its subsidiaries have assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease or sublease; and

          (d)   there are no liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for Permitted Liens.

        2.23.  INSURANCE.

          (a)   Section 2.23(a) of the Celldex Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Celldex or its subsidiaries are a party (the "Insurance Policies"). The Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as Celldex or its subsidiaries would, in accordance with good business practice, customarily insure. All premiums due and payable under the Insurance Policies have been paid on a timely basis and Celldex and its subsidiaries are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to AVANT.

          (b)   There are no material claims pending under any Insurance Policies as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and neither Celldex or any of its subsidiaries have been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has Celldex or its subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

          (c)   Celldex has made available to AVANT accurate and complete copies of the existing policies (primary and excess) of directors' and officers' liability insurance maintained by Celldex as of the date of this Agreement.

        2.24.  CERTAIN BUSINESS PRACTICES. Neither Celldex or its subsidiaries nor, to the knowledge of Celldex or its subsidiaries, any director, officer, employee or agent of Celldex or its subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

        2.25.  SUPPLIERS AND MANUFACTURERS; EFFECT OF TRANSACTION.

          (a)   Section 2.25(a) of the Celldex Disclosure Schedule sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to Celldex or its subsidiaries. Since the Celldex Balance Sheet Date, there has not been: (A) any materially adverse change in the business relationship of Celldex or its subsidiaries with any supplier or manufacturer named in Section 2.25(a) of the Celldex Disclosure

  Schedule; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in Section 2.25(a) of the Celldex Disclosure Schedule.

          (b)   Prior to the date of this Agreement, neither Celldex nor any of its subsidiaries has received any written notice of any plan or intention of Celldex's or its subsidiaries' material suppliers, collaborators, distributors, licensors or licensees to cancel or otherwise terminate its relationship with Celldex or any of its subsidiaries. Without limiting the generality of the foregoing, Celldex has not received any written notice alleging that it is not in compliance in any material respects with development obligations under any material license agreements.

          (c)   To the knowledge of Celldex and its subsidiaries, no creditor, supplier, employee, client, customer or other person having a material business relationship with Celldex or its subsidiaries has informed Celldex or its subsidiaries in writing that such person intends to materially change its relationship with Celldex or its subsidiaries because of the transactions contemplated by this Agreement or otherwise.

        2.26.  GOVERNMENT CONTRACTS. Celldex and its subsidiaries have not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of Celldex or its subsidiaries.

        2.27.  INTERESTED PARTY TRANSACTIONS. As of the date hereof, no affiliate of Celldex or its subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of Celldex or its subsidiaries, (b) has any claim or cause of action against Celldex or its subsidiaries, or (c) owes any money to, or is owed any money by, Celldex or its subsidiaries. Section 2.27 of the Celldex Disclosure Schedule describes any material transactions or relationships between Celldex and its subsidiaries and any affiliate thereof that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC").

        2.28.  PROXY STATEMENT; REGISTRATION STATEMENT. The information to be supplied by or on behalf of Celldex for inclusion or incorporation by reference in the proxy statement (the "Proxy Statement") included in the AVANT Registration Statement (as defined in Section 3.30) shall not, on the date the AVANT Registration Statement is first mailed to AVANT's stockholders, and at the time of the meeting of AVANT's stockholders to vote on the approval of the Merger by AVANT's stockholders as contemplated in Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law (the "AVANT Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the AVANT Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Celldex, its subsidiaries or any of their affiliates, officers or directors should be discovered by Celldex or its subsidiaries which should be set forth in a supplement to the AVANT Registration Statement, Celldex shall promptly inform AVANT of such event. The AVANT Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act (as defined in Section 3.6(a)) and the rules and regulations thereunder. Notwithstanding the foregoing, Celldex makes no representation or warranty with respect to any information supplied by AVANT which is contained in any of the foregoing documents.

        2.29.  STATE TAKEOVER LAWS. Celldex has taken all action necessary to exempt this Agreement and other transaction documents and the transactions contemplated hereby and thereby from Section 203 of Delaware Law, and accordingly, such Section 203 does not apply to any such transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AVANT AND MERGER SUB

        AVANT (which for the purpose of this Article III shall include all subsidiaries of AVANT) and Merger Sub hereby jointly and severally represent and warrant to Celldex as follows, except as set forth in the written disclosure schedule delivered by AVANT to Celldex (the "AVANT Disclosure Schedule"). The AVANT Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III; any information set forth in a particular section or subsection of the AVANT Disclosure Schedule shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent. For purposes of this Agreement, the phrase "to the knowledge of AVANT" or any phrase of similar import shall mean and be limited to the actual knowledge of the individuals set forth on Section 3.0 of the AVANT Disclosure Schedule.

        3.1.  ORGANIZATION OF AVANT AND MERGER SUB. Each of AVANT and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and (c) is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would, individually or in the aggregate, have or be reasonably likely to have an AVANT Material Adverse Effect. Each of AVANT and Merger Sub has delivered or made available a true and correct copy of its respective Certificate of Incorporation and Bylaws, each as amended to date, as applicable, to Celldex. Section 3.1 of the AVANT Disclosure Schedule sets forth a true and correct list of AVANT's subsidiaries.

        3.2.  OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES. Merger Sub is a direct, wholly-owned subsidiary of AVANT and at the Effective Time will cease to exist pursuant to Section 1.1. Merger Sub was formed in connection with the transactions contemplated by this Agreement and has engaged in no business activity other than in connection with the transactions contemplated by this Agreement.

        3.3.  AVANT AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of AVANT consists of 100,000,000 shares of AVANT Common Stock, of which there were 74,408,385 shares issued and 74,188,066 shares outstanding, 444,444 warrants issued and outstanding as of August 31, 2007 and 4,513,102 shares of Preferred Stock, par value $.01 per share, none of which were issued and outstanding as of such date. All outstanding shares of the AVANT Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of AVANT or any agreement or document to which AVANT is a party or by which it is bound. As of August 31, 2007, AVANT had reserved an aggregate of 4,703,329 shares of AVANT Common Stock for issuance to employees, directors and consultants pursuant to the AVANT 1999 Stock Option and Incentive Plan, as amended (the "AVANT 1999 Plan") and the AVANT Amended and Restated 1991 Stock Compensation Plan (the "AVANT 1991 Plan" and together with the AVANT 1999 Plan, the "AVANT Stock Plans") under which options were outstanding for an aggregate of 3,051,739 shares and restricted stock units were outstanding for an aggregate of 1,000,000 shares. As of August 31, 2007, AVANT had reserved an aggregate of 121,239 shares of AVANT Common Stock available for issuance to employees pursuant to the AVANT ESPP. All shares of the AVANT Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The authorized capital stock of

Merger Sub consists of 100 shares of Merger Sub common stock, $.01 par value per share, all of which were issued and outstanding.

        3.4.  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Section 3.3 or with respect to options issued under the AVANT Stock Plans, there are no equity securities of any class of AVANT or Merger Sub, or any securities exchangeable or convertible into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding. Except as set forth in Section 3.4 of the AVANT Disclosure Schedule, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements or any character to which AVANT or any of its subsidiaries is a party or by which they are bound obligating AVANT or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock of AVANT or Merger Sub or obligating AVANT or Merger Sub to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of AVANT there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of AVANT or Merger Sub.

        3.5.  AUTHORITY.

          (a)   Each of AVANT and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AVANT and Merger Sub, subject only to the approval of the Merger by AVANT's stockholders as contemplated in Section 5.2 and to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by AVANT and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of AVANT and Merger Sub, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by AVANT and Merger Sub does not, and the performance of this Agreement by AVANT and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of AVANT or Merger Sub, (ii) subject to obtaining the approval of the Merger by AVANT's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to AVANT or Merger Sub or by which its properties are bound or affected, or (iii) except as would not reasonably be expected to have a Material Adverse Effect and subject to obtaining the consents set forth in Section 3.5 of the AVANT Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair AVANT's or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of AVANT or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AVANT or Merger Sub is a party or by which AVANT or Merger Sub or each of its properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have an AVANT Material Adverse Effect. Section 3.5 of the AVANT Disclosure Schedule lists all material consents, waivers and approvals under any of AVANT's or Merger Sub's agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (b)   No Approval of any person or any Governmental Authority is required in connection with the execution and delivery of this Agreement or any related agreements required to be executed by this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the AVANT Registration Statement with the SEC in accordance with the Exchange Act, (iv) AVANT's filing of a Current Report on Form 8-K with the SEC, (v) the listing of the AVANT Common Stock on the NASDAQ, (vi) such Approvals as may be required under applicable federal and state antitrust and securities laws and the laws of any foreign country and (vii) such other Approvals which, if not obtained or made, would not have an AVANT Material Adverse Effect.

        3.6.  SEC REPORTS; AVANT FINANCIAL STATEMENTS.

          (a)   AVANT has filed all forms, reports and documents required to be filed with the SEC since January 1, 2006. All such required forms, reports and documents are referred to herein as the "AVANT SEC Reports." As of their respective dates, the AVANT SEC Reports (i) were in all material respects prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such AVANT SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the AVANT SEC Reports are accurate and complete and comply as to form and content with all applicable legal requirements.

          (b)   The audited consolidated financial statements (including any related notes thereto) contained in the AVANT SEC Reports or delivered to Celldex representing the consolidated balance sheet of AVANT at December 31, 2006 and the consolidated statements of income, cash flow and stockholders equity for the three-year period then ended (the "AVANT Financials"), (x) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (y) fairly presented the consolidated financial position and consolidated results of its operations and cash flows for the periods indicated. The balance sheet of AVANT as of December 31, 2006 is hereinafter referred to as the "AVANT Balance Sheet." Except as disclosed in the AVANT Financials, AVANT has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP that, individually or in the aggregate, have had or would reasonably be expected to have an AVANT Material Adverse Effect, except liabilities (i) provided for in the AVANT Balance Sheet, (ii) incurred since the date of the AVANT Balance Sheet in the ordinary course of business consistent with past practices in both type and amount or (iii) disclosed on the AVANT Disclosure Schedule.

          (c)   AVANT has designed and maintains adequate disclosure controls and procedures to ensure that material information relating to AVANT, is made known to the Chief Executive Officer and the Chief Financial Officer of AVANT by others within that entity. To AVANT's knowledge, there are no (i) material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect AVANT's ability to record, process, summarize and report financial information and (ii) fraud, or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in AVANT's internal controls over financial reporting.

          (d)   AVANT maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        3.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the AVANT Balance Sheet through the date of this Agreement, except as set forth in Section 3.7 of the AVANT Disclosure Schedule, AVANT has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (i) any event that has had, or that would be reasonably expected to result in, an AVANT Material Adverse Effect, (ii) any material change by AVANT in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (iii) any revaluation or disposition by AVANT of any of its assets having an AVANT Material Adverse Effect or (iv) any action taken or committed to be taken by AVANT that if taken after the date hereof would have required the consent of Celldex pursuant to Section 4.2.

        3.8.  TAXES. AVANT has prepared and timely filed or had prepared and timely filed on its behalf all returns, declarations, reports, statements, information returns, claims for refund, and other documents filed or required to be filed, including any schedule or attachment thereto, and including any amendment thereof ("AVANT Tax Returns") with respect to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, without limitation, gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property stamp, windfall profits, environmental, customs, capital stock, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person, including under Treasury Regulation Section 1.1502-6 (or similar provision of state, local, or foreign law), with respect to such amounts and including any liability for taxes of a predecessor entity concerning or attributable to AVANT or to their operations ("AVANT Taxes"). All AVANT Tax Returns disclose all AVANT Taxes required to be paid for periods covered thereby. Copies of all AVANT Tax Returns filed after January 1, 2004 relating to Federal, state and local taxes have been delivered to Celldex.

        In addition:

          (a)   AVANT: (i) has paid all AVANT Taxes it is obligated to pay whether or not reflected on any AVANT Tax Return; and (ii) has withheld and paid all federal, state, local and foreign taxes required to be withheld and paid in connection with amounts paid to its employees or to any third party.

          (b)   There is no deficiency for the AVANT Taxes outstanding, proposed in writing or assessed against AVANT and its subsidiaries that is not accurately reflected as a liability on the AVANT Balance Sheet, nor has AVANT executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any AVANT Taxes.

          (c)   AVANT does not have any liability for unpaid AVANT Taxes that has not been properly accrued for under GAAP and reserved for on the AVANT Balance Sheet, whether asserted or unasserted, contingent or otherwise.

          (d)   Except as provided in Section 3.8(d) of the AVANT Disclosure Schedules, AVANT is not a party to any agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor that, individually or collectively with any other such contracts, would result in the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision of state, local or foreign tax laws).

          (e)   AVANT is not, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or agreement. Neither AVANT nor any of its subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was AVANT).

          (f)    Neither AVANT nor any of its subsidiaries has participated in a "listed transaction" that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

        3.9.  BOARD APPROVAL. The Boards of Directors of AVANT and Merger Sub, as of the date of this Agreement, have approved this Agreement. The Board of Directors of AVANT has approved the issuance of the AVANT Common Stock in the Merger. The Board of Directors of AVANT has, as of the date of this Agreement, determined to recommend that the stockholders of AVANT approve the issuance of the AVANT Common Stock in the Merger, the Authorized Share Increase and the Reverse Stock Split (the "AVANT Board Recommendation").

        3.10.  VALID ISSUANCE. The AVANT Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, shall be validly issued, fully paid and nonassessable, and shall be issued in compliance with all federal and state securities laws.

        3.11.  VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of AVANT is required to approve this Agreement, the Merger and the issuance of the AVANT Common Stock as a result of the Merger (the "AVANT Stockholder Approval"). The affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of Merger Sub has approved the Merger.

        3.12.  FAIRNESS OPINION. The Board of Directors of AVANT has received the written opinion of Needham & Company, LLC, financial advisor to AVANT, dated the date of this Agreement, to the effect that the consideration payable by AVANT in the Merger is fair to AVANT and its stockholders from a financial point of view.

        3.13.  INTELLECTUAL PROPERTY.

          (a)   "AVANT IP Rights" means all patents, trademarks, service marks, trade names, copyrights, domain names, trade secrets, and other intellectual property and proprietary rights worldwide (including, but not limited to, any registrations and applications with respect to any of the foregoing) that are owned by, licensed to or used by AVANT or any of its subsidiaries. Listed on Section 3.13 of the AVANT Disclosure Schedule are: (i) all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and domain names owned by AVANT or any of its subsidiaries that are included in the AVANT IP Rights (the "AVANT Owned IP") and (ii) all AVANT IP Rights Agreements (as defined below) pursuant to which AVANT or any of its subsidiaries grants to any third party, or is granted by any third party, any exclusive license or other exclusive right with respect to any of the AVANT IP Rights, or that otherwise is material to the business of AVANT or any of its subsidiaries. Except as set forth on Section 3.13 of the AVANT Disclosure Schedule, AVANT or its subsidiaries are the sole owners of all of the AVANT Owned IP. AVANT owns or possesses sufficient legal rights to (i) all trademarks, service marks, trade names, copyrights, domain names and trade secrets and (ii) to the knowledge of AVANT and its subsidiaries, all patents and patent applications, as are necessary to the conduct of AVANT's and its subsidiaries' respective businesses as presently conducted, without infringing, misappropriating or otherwise violating the intellectual property rights of others, except for any failure to own or so possess that would not reasonably be expected to have an AVANT Material Adverse Effect.

          (b)   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any AVANT IP Rights, including, but not limited to, any instrument or agreement pursuant to which AVANT in-licenses or out-licenses any of the AVANT IP Rights (the "AVANT IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any AVANT IP Rights or impair the right of AVANT, its subsidiaries or the Surviving Corporation to use, sell or license any AVANT IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, reasonably be expected to result in an AVANT Material Adverse Effect. Each of the AVANT IP Rights Agreements is valid and binding on AVANT or its subsidiaries and in full force and effect. AVANT and its subsidiaries have not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived. AVANT and its subsidiaries, and to the knowledge of AVANT and its subsidiaries, any other party to such agreement, is not in breach or default thereof in any material respect.

          (c)   (i) Neither the manufacture, marketing, license, sale, nor intended use of any product or technology currently licensed or sold or under development by AVANT or its subsidiaries violates any license or agreement between AVANT or its subsidiaries and any third party or, to the knowledge of AVANT and its subsidiaries, infringes, misappropriates or violates, any patent rights, trade secrets or other intellectual property rights of any other party; (ii) except as set forth on Section 3.13(c) of the AVANT Disclosure Schedule, to the knowledge of AVANT and its subsidiaries, no third party is infringing upon, misappropriating, or violating any license or agreement with AVANT or its subsidiaries relating to, any AVANT IP Rights; and (iii) to the knowledge of AVANT and its subsidiaries, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any AVANT IP Rights, nor has AVANT or any of its subsidiaries received any written notice asserting that any AVANT IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

          (d)   AVANT and its subsidiaries have used reasonable efforts to maintain their material trade secrets in confidence, including entering into commercially reasonable licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential and have otherwise taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all AVANT IP Rights.

        3.14.  COMPLIANCE; PERMITS; RESTRICTIONS.

          (a)   AVANT and its subsidiaries are not in conflict with, or in default or violation of (i) any law applicable to it or by which its properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which AVANT or any of its subsidiaries is a party or by which AVANT or any of its subsidiaries or their properties are bound or affected, except for any conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have an AVANT Material Adverse Effect. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of AVANT and its subsidiaries, threatened against AVANT or its subsidiaries, nor has any governmental or regulatory body or authority indicated to AVANT or its subsidiaries an intention to conduct the same.

          (b)   AVANT and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary to the operation of their business (collectively, the "AVANT Permits"). AVANT and its subsidiaries are in compliance with the terms of the AVANT Permits, except where the failure to so comply would not reasonably be expected to have an AVANT Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of AVANT and its subsidiaries, threatened, which seeks to revoke or limit any AVANT Permit. A true, complete and correct list of the material AVANT Permits is set forth in Section 3.14 of the AVANT Disclosure Schedule. The rights and benefits of each material AVANT Permit will be available to the Surviving Corporation or its subsidiaries immediately after the Effective Time on terms substantially identical to those enjoyed by AVANT and its subsidiaries immediately prior to the Effective Time.

          (c)   All products being manufactured, distributed, developed or tested by AVANT or its subsidiaries (the "AVANT Products") that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested and distributed in compliance in all material respects with all applicable requirements under the FDCA, the PHSA, their applicable implementing regulations, and all comparable state laws and regulations, including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, promotional activities, record keeping, filing of reports and security.

          (d)   All clinical trials conducted by AVANT or its subsidiaries are being conducted in material compliance with the investigational new drug regulation in 21 CFR Part 312 and the applicable requirements of Good Clinical Practices, Informed Consent, and all applicable requirements relating to the protection of human subjects contained in 21 CFR Parts 50, 54 and 56.

          (e)   All manufacturing operations conducted by AVANT or its subsidiaries have been and are being conducted in accordance, in all material respects, with the FDA's current Good Manufacturing Practices as specified in 21 CFR Parts 211 and 610. In addition, AVANT is in material compliance with all applicable registration requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.

          (f)    Except as set forth on Section 3.14(f) of the AVANT Disclosure Schedule, neither AVANT or its subsidiaries, nor any representative of AVANT or its subsidiaries, nor, to the knowledge of AVANT or its subsidiaries, any of AVANT's or its subsidiaries' licensees or assignees of AVANT IP Rights has received any notice that the FDA or any other Governmental Authority has initiated, or threatened to initiate, any action to suspend or terminate any clinical trial or any Investigational New Drug Application sponsored by AVANT or its subsidiaries or otherwise restrict the preclinical research on or clinical study of any AVANT Product or any biological or drug product being developed by any licensee or assignee of AVANT IP Rights based on such intellectual property, or to suspend or otherwise restrict the development or manufacture of any AVANT Product, except for such terminations, suspensions or restrictions which, individually or in the aggregate, would not reasonably be expected to have an AVANT Material Adverse Effect.

          (g)   Neither AVANT or its subsidiaries, nor to the knowledge of AVANT or its subsidiaries, any of its officers, key employees (as set forth on Section 3.20 AVANT Disclosure Schedule), agents or clinical investigators acting for AVANT or its subsidiaries, have committed any act, or made any statement or failed to make any statement that would, as a result of such statement or omission, reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereof. To the knowledge of AVANT, AVANT and its subsidiaries are not, and have not been, in material violation of the Federal Anti-Kickback Act, any federal conspiracy statutes, the PDMA, Federal False Claims Act, Federal Stark Law or any other federal, foreign or state statute related to sales and marketing practices of pharmaceutical manufacturers and others involved in the purchase and sale of pharmaceutical products. Additionally, neither AVANT or its subsidiaries, nor to the knowledge of AVANT or its subsidiaries, any of its officers, key employees or agents have been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any similar state law.

          (h)   All human clinical trials, animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for the AVANT Products (1) either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58, or (y) were not required to be conducted in accordance with Good Laboratory Practice requirements contained in 21 CFR Part 58 and (2) have employed the experimental protocols, procedures and controls generally used by qualified experts in human, animal or preclinical study of products comparable to those being developed by AVANT or its subsidiaries.

          (i)    AVANT and its subsidiaries have made available to Celldex copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA, which indicate or suggest lack of compliance with the regulatory requirements of the FDA. AVANT and its subsidiaries have made available to Celldex for review all correspondence to or from the FDA, FDCA and PHSA, including minutes of meetings, written reports of phone conversations, visits or other contact with the FDA, FDCA or PHSA, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from the FDA, FDCA or PHSA, or prepared by the FDA, FDCA or PHSA or which bear in any way on AVANT's and its subsidiaries' compliance with regulatory requirements of the FDA, FDCA and PHSA, or on the likelihood of timing of approval of any AVANT Products, including, but not limited to, copies of (i) all warning letters and untitled letters, notices of adverse findings and similar correspondence received in the last three years, (ii) all FDA483s and other audit reports performed during the last three years, and (iii) any document concerning any significant oral or written communication received from the FDA and comparable foreign governmental entities in the last three years. Neither AVANT nor any agent or representative of AVANT has received any notices or correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification (other than such modifications as are normal in the regulatory process) of any animal studies, preclinical tests or clinical trials conducted by or on behalf of AVANT or in which AVANT has participated, except for such terminations, suspensions or modifications which, individually or in the aggregate, would not reasonably be expected to have an AVANT Material Adverse Effect.

          (j)    To the knowledge of AVANT, AVANT and its subsidiaries comply in all material respects with and maintain, and have continuously complied with and maintained systems and programs to ensure compliance with, all requirements of the FDCA, PHSA, PDMA and regulations issued thereunder, and similar or related foreign or domestic laws and regulations, pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilence and conflict of interest including, but not limited to, Current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Establishment Registration and Product Listing requirements, requirements applicable to the debarment of individuals, requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements.

          (k)   To the knowledge of AVANT, AVANT and its subsidiaries have complied in all material respects with their respective obligations to report accurate pricing information for their pharmaceutical products to the government and to pricing services relied upon by governmental entities and other payors for pharmaceutical products, including without limitation their obligation to report accurate "Average Sales Prices" under the Medicare Modernization Act of 2003 and their obligation to charge accurate federal Ceiling Prices to purchasers entitled to those.

          (l)    To the knowledge of AVANT, neither AVANT nor any of its subsidiaries has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by AVANT or any of its subsidiaries.

          (m)  To the knowledge of AVANT, AVANT and its subsidiaries have complied in all material respects and continue to comply in all material respects with the applicable administration simplification regulations published pursuant to HIPAA Regulations. To the knowledge of AVANT, there are no complaints or allegations against AVANT or any of its subsidiaries of any violations of the HIPAA Regulations, whether by a governmental entity, a patient, a plan member, a current or former employee or volunteer or any other person.

          (n)   To the knowledge of AVANT, AVANT and its subsidiaries have complied in all material respects with all export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and asset control laws, including those administered by the U.S. Department of the Treasury.

          (o)   There are no proceedings pending with respect to a violation by AVANT or its subsidiaries of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Authority.

        3.15.  LITIGATION. Except as described in Section 3.15 of the AVANT Disclosure Schedule, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which AVANT has received any written notice of assertion, nor, to the knowledge of AVANT, is there any threatened action, suit, proceeding, claim for arbitration or investigation against AVANT.

        3.16.  BROKERS' AND FINDERS' FEES. Except for the fees and expenses of Needham & Company, LLC, AVANT has not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.17.  EMPLOYEE BENEFIT PLANS.

          (a)   Section 3.17 of the AVANT Disclosure Schedule lists all written and describes all material unwritten employee benefit plans of ERISA and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which are currently sponsored, maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee or director (or their dependents) of AVANT, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with AVANT within the meaning of Section 414 of the Code (an "AVANT ERISA Affiliate"), (collectively, the "AVANT Employee Plans").

          (b)   With respect to each AVANT Employee Plan, AVANT has provided to Celldex a true and complete copy of, to the extent applicable, (i) such AVANT Employee Plan, (ii) the most recent annual reports (Form 5500) as filed with the IRS, (iii) each trust agreement related to such AVANT Employee Plan, (iv) the most recent summary plan description for each AVANT Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto and (v) the most recent IRS determination or opinion letter issued with respect to any AVANT Employee Plan.

          (c)   There are (i) no actions, claims or proceedings pending (other than routine claims for benefits in the ordinary course), or to the knowledge of AVANT threatened, with respect to any AVANT Employee Plan or the assets of any AVANT Employee Plan, (ii) no existing facts or circumstances that would reasonably be expected to give rise to any such actions, claims or proceedings, (iii) no administrative investigations, audits or other administrative proceedings by the DOL, the IRS or any other Governmental Authority, including any voluntary compliance submissions through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, pending, in progress or, to the knowledge of AVANT, threatened, and (iv) no current, or to the knowledge of AVANT threatened, encumbrances or liens on the assets of any AVANT Employee Plan. With respect to each AVANT Employee Plan, all reporting and disclosure requirements have been complied with in all material respects, all returns have been timely filed and each AVANT Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that the AVANT Employee Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable "remedial amendment period" under Section 401(b) of the Code has expired, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable laws. Each AVANT Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.

          (d)   No AVANT Employee Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither AVANT nor any AVANT ERISA Affiliate has ever maintained, contributed to or partially or fully withdrawn from any such plan. No AVANT Employee Plan is a Multiemployer Plan or "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA, and neither AVANT nor any AVANT ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No AVANT Employee Plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

          (e)   With respect to the employees and former employees of AVANT, there are no employee post-retirement medical or health plans or agreements in effect, except as required by Section 4980B of the Code or similar state law.

          (f)    Except as disclosed in Section 3.17(f) of the AVANT Disclosure Schedule, based on AVANT's good faith interpretation of the provisions of Section 409A of the Code and the guidance issued thereunder, any AVANT Employee Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code has been operated in accordance with the requirements of Section 409A (including the Notices issued by the IRS thereunder).

          (g)   All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any AVANT Employee Plan, and in accordance with applicable law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been timely made or reflected on the AVANT's financial statements in accordance with GAAP.

          (h)   Except as set forth in Section 3.17(h) of the AVANT Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any AVANT employee, (ii) increase any benefits otherwise payable under any AVANT Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and except as set forth in Section 3.17(h) of the AVANT Disclosure Schedule no such payment or benefit will be characterized as an "excess parachute payment," as such term is defined in Section 280G of the Code. Except as set forth in Section 3.17(h) of the AVANT Disclosure Schedule, neither AVANT nor any of its subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

          (i)    No AVANT Employee Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

        3.18.  ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT. AVANT has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties and assets, real, personal and mixed, necessary for use in its business, free and clear of any liens or encumbrances except as reflected in the AVANT Financials and except for (a) liens for taxes not yet due and payable; (b) liens which secure a payment not yet due that arises, and is customarily discharged, in the ordinary course of AVANT's business; (c) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business; and (d) liens arising solely by the action of AVANT (collectively, "Permitted Liens"). Each of the material tangible assets is in a good state of maintenance and repair, and in good operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

        3.19.  ENVIRONMENTAL MATTERS.

          (a)    Hazardous Material.    Except as set forth on Section 3.19 of the AVANT Disclosure Schedule or as would not reasonably be expected to have an AVANT Material Adverse Effect, no underground storage tanks and no amount of any Hazardous Materials are present, as a result of the deliberate actions of AVANT, or, to AVANT's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that AVANT has at any time owned, operated, occupied or leased, other than those Hazardous Materials used in the ordinary course of AVANT's business consistent with past practice.

          (b)    Hazardous Material Activities.    Except as set forth on Section 3.19 of the AVANT Disclosure Schedule or as would not reasonably be expected to have an AVANT Material Adverse Effect, AVANT has not engaged in any Hazardous Material Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c)    Permits.    AVANT currently holds all environmental approvals, permits, licenses, clearances and consents (the "AVANT Environmental Permits") necessary for the conduct of AVANT's Hazardous Material Activities and other businesses of AVANT as such activities and businesses are currently being conducted, except where the failure to so hold would not reasonably be expected to have an AVANT Material Adverse Effect.

          (d)    Environmental Liabilities.    Except as would not reasonably be expected to have an AVANT Material Adverse Effect, no material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of AVANT, threatened concerning any AVANT Environmental Permit, Hazardous Material or any Hazardous Material Activity of AVANT.

        3.20.  LABOR MATTERS.

          (a)   Section 3.20 of the AVANT Disclosure Schedule sets forth a true, complete and correct list of all key employees and employees of AVANT along with their position, actual annual rate of compensation. All employees have entered into nondisclosure and assignment of inventions agreements with AVANT, true, complete and correct copies of which have previously been made available to Celldex. To the knowledge of AVANT, no employee of AVANT is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant (i) to AVANT, or (ii) to a former employer relating to the right of any such employee to be employed because of the nature of the business conducted by AVANT or to the use of trade secrets or proprietary information of others. No key employee or group of employees has threatened to terminate employment with AVANT or, to the knowledge of AVANT (which, for purposes of this representation only, shall mean actual knowledge), has plans to terminate such employment.

          (b)   Neither AVANT or any of its subsidiaries are parties to or bound by any collective bargaining agreement, nor is any such collective bargaining agreement being negotiated. AVANT has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes, and to the knowledge of AVANT, none are threatened.

          (c)   To AVANT'S knowledge, AVANT and its subsidiaries (i) have no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, (ii) are in compliance in all material respects with all applicable foreign, federal, state and local laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety law.

          (d)   Neither AVANT nor any of its subsidiaries has incurred any liability or obligation under the WARN Act, or any similar state or local law, which remains unsatisfied.

          (e)   AVANT and each of its affiliates are in compliance in all material respects with all applicable federal, state, local and foreign laws concerning the employer-employee relationship, including applicable wage and hour laws, fair employment laws, safety laws, workers' compensation statutes, unemployment laws and social security laws. Except as described in Section 3.20(e) of the AVANT Disclosure Schedule, with respect to AVANT and any of its subsidiaries, there are no pending or, to the knowledge of AVANT, threatened actions, charges, citations or consent decrees concerning: (i) wages, compensation, bonuses, commissions, awards or payroll deductions, equal employment or human rights violations regarding race, color, religion, sex, national origin, age, disability, veteran status, marital status, or any other recognized class, status or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) occupational safety and health, (iv) workers' compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration or any other claims under state or federal labor law.

          (f)    Except as disclosed in Section 3.20(f) of the AVANT Disclosure Schedule, neither AVANT nor any of its subsidiaries are parties to any written or oral agreement with any current or former employee of AVANT or its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum.

        3.21.  AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as described in Section 3.21 of the AVANT Disclosure Schedule, AVANT is not a party to or bound by:

          (a)   any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between AVANT and any of their officers or directors;

          (b)   any agreement, contract or commitment containing any covenant limiting the freedom of AVANT to engage in any line of business or compete with any person;

          (c)   any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $100,000 and not cancelable without penalty;

          (d)   any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (e)   any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000;

          (f)    any joint marketing or development agreement;

          (g)   any distribution agreement (identifying any that contain exclusivity provisions);

          (h)   any other agreement, contract or commitment (excluding real and personal property leases) which involve payment by AVANT under any such agreement, contract or commitment of $100,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days; or

          (i)    any other contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

        AVANT has not, nor to AVANT's knowledge has any other party to an AVANT Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated, or defaulted under, any of the terms or conditions of, or terminated any of the agreements, contracts or commitments to which AVANT is a party or by which they are bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, an "AVANT Contract") in such manner as would permit any other party to cancel or terminate any such AVANT Contract, or would permit any other party to seek damages which would reasonably be expected to have an AVANT Material Adverse Effect. As to AVANT, each AVANT Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

        3.22.  SEVERANCE PAYMENTS. Sections 3.17(h) and 3.20(e) of the AVANT Disclosure Schedule set forth each plan or agreement pursuant to which all material amounts may become payable (whether currently or in the future) to current or former officers, directors, and employees of AVANT as a result of or in connection with the Merger.

        3.23.  RESTRICTIONS ON BUSINESS ACTIVITIES. Other than as contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to AVANT which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) any current business practice of AVANT; or (ii) any acquisition of any person or property by AVANT.

        3.24.  REAL PROPERTY LEASES. Section 3.24 of the AVANT Disclosure Schedule sets forth all real property leases or subleases to or by AVANT, including the term of such lease, any extension and expansion options and the rent payable under it. AVANT has delivered to Celldex true, complete and correct copies of the leases and subleases (as amended to date) listed in Section 3.24 of the AVANT Disclosure Schedule. With respect to each lease and sublease listed in Section 3.24 of the AVANT Disclosure Schedule:

          (a)   As to AVANT, each lease or sublease is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity;

          (b)   AVANT is not in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of AVANT, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by AVANT or, to the knowledge of AVANT, any other party under such lease or sublease, except as would not reasonably be expected to have a Material Adverse Effect;

          (c)   AVANT has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any lease or sublease; and

          (d)   there are no liens, easements, covenants or other restrictions applicable to the real property subject to such lease, except for Permitted Liens.

        3.25.  INSURANCE.

          (a)   Section 3.25(a) of the AVANT Disclosure Schedule sets forth each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which AVANT is a party (the "AVANT Insurance Policies"). The AVANT Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as AVANT would, in accordance with good business practice, customarily insure. All premiums due and payable under the AVANT Insurance Policies have been paid on a timely basis and AVANT is in compliance in all material respects with all other terms thereof. True, complete and correct copies of the AVANT Insurance Policies have been made available to Celldex.

          (b)   There are no material claims pending under the AVANT Insurance Policies as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and AVANT has not been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has AVANT received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

          (c)   AVANT has made available to Celldex accurate and complete copies of the existing policies (primary and excess) of directors' and officers' liability insurance maintained by AVANT as of the date of this Agreement.

        3.26.  CERTAIN BUSINESS PRACTICES. Neither AVANT nor, to the knowledge of AVANT, any director, officer, employee or agent of AVANT has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

        3.27.  SUPPLIERS AND MANUFACTURERS; EFFECT OF TRANSACTION.

          (a)   Section 3.27 of the AVANT Disclosure Schedule sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to AVANT. Since the AVANT Balance Sheet Date, there has not been: (A) any materially adverse change in the business relationship of AVANT with any supplier or manufacturer named in the AVANT Disclosure Schedule; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in the AVANT Disclosure Schedule.

          (b)   Prior to the date of this Agreement, neither AVANT nor any of its subsidiaries has received any written notice of any plan or intention of AVANT's or its subsidiaries' material suppliers, collaborators, distributors, licensors or licensees to cancel or otherwise terminate its relationship with AVANT or its subsidiary. Without limiting the generality of the foregoing, AVANT has not received any written notice alleging that it is not in compliance in any material respects with development obligations under any material license agreements.

          (c)   To the knowledge of AVANT, no creditor, supplier, employee, client, customer or other person having a material business relationship with AVANT has informed AVANT in writing that such person intends to materially change its relationship with AVANT because of the transactions contemplated by this Agreement or otherwise.

        3.28.  GOVERNMENT CONTRACTS. AVANT has not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of AVANT.

        3.29.  INTERESTED PARTY TRANSACTIONS. As of the date hereof, no affiliate of AVANT (a) owns any property or right, tangible or intangible, which is used in the business of AVANT, (b) has any claim or cause of action against AVANT, or (c) owes any money to, or is owed any money by, AVANT. Except as set forth in the AVANT SEC Documents, since the date of AVANT's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by AVANT pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        3.30.  REGISTRATION STATEMENT; PROXY STATEMENT. The registration statement on Form S-4 (the "AVANT Registration Statement") and the proxy statement/prospectus to be contained therein (the "Prospectus") relating to the Merger and the other transactions contemplated hereby, to be filed by AVANT with the SEC in connection with seeking the adoption of this Agreement by the stockholders of AVANT will not, at the time it is filed with the SEC, or, with regards to the Prospectus, at the time it is first mailed to the stockholders of AVANT or at the time of the AVANT Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. AVANT will cause the AVANT Registration Statement, the Prospectus and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by AVANT with respect to statements made in the AVANT Registration Statement or the Prospectus based on information supplied, or required to be supplied, by Celldex specifically for inclusion or incorporation by reference therein.

        3.31.  STATE TAKEOVER LAWS; AVANT RIGHTS AGREEMENT. AVANT has taken all action necessary to exempt this Agreement and other transaction documents and the transactions contemplated hereby and thereby from Section 203 of Delaware Law, and accordingly, such Section 203 does not apply to any such transactions. The AVANT Board has amended the AVANT Shareholder Rights Agreement, dated as of November 5, 2004 (the "AVANT Rights Agreement") prior to the execution of this Agreement in the form attached as Exhibit A hereto so that Celldex and Merger Sub are exempt from the definition of "Acquiring Person" contained in the AVANT Rights Agreement (as such term related to the Merger and the transactions contemplated hereby), and no "Distribution Date" (as such term is defined in the AVANT Rights Agreement) will occur as a result of the execution and delivery of this Agreement or any other transaction documents or the consummation of the Merger or by any other transactions contemplated hereby. The AVANT Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the AVANT Rights Agreement and all amendments thereto have been previously provided or made available to Celldex.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

        4.1.  CONDUCT OF BUSINESS BY CELLDEX. Celldex covenants and agrees that between the date hereof and the earlier of a termination of this Agreement in accordance with its terms and the Effective Time, Celldex shall not, and shall not permit any of its subsidiaries to, conduct its business other than in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, Celldex shall, and shall cause each of its subsidiaries to, (i) continue its research and development, clinical investigation and activities relating to the Celldex IP Rights in accordance with past practice; (ii) use its commercially reasonable efforts to (A) preserve intact its business organization, (B) keep available the services of its officers, employees and consultants, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of Celldex or its subsidiaries and their business and (D) preserve its current relationships with its clinical investigators, suppliers, manufacturers and other persons with which it has significant business relationships; and (iii) not modify, amend, renew or replace, without providing prior notice to AVANT and receiving AVANT's prior written approval, any agreements set forth in Section 2.18 of the Celldex Disclosure Schedule. In addition, except as set forth in Section 4.1 of the Celldex Disclosure Schedule, without the prior written consent of AVANT, Celldex shall not, and shall not permit any of its subsidiaries to, do any of the following:

          (a)   amend or otherwise change its Certificate of Incorporation or Bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

          (b)   sell, pledge, dispose of or encumber a material portion of its assets (except for (i) sales of assets in the ordinary course of business consistent with past practice and (ii) dispositions of obsolete or worthless assets);

          (c)   issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of Celldex Common Stock issuable pursuant to employee stock options under the Celldex Stock Plan or, which are outstanding on the date hereof);

          (d)   except as set forth in Schedule 4.1(d) of the Celldex Disclosure Schedule, accelerate, amend or change the period of exercisability of options granted under the Celldex Stock Plan, or authorize cash payments in exchange for any options granted under the Celldex Stock Plan, except expressly as contemplated by this Agreement or pursuant to the existing terms of such options, the Celldex Stock Plan or;

          (e)   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities, or propose to do any of the foregoing (except for the repurchase of shares in connection with tax withholding for equity awards;

          (f)    sell, transfer, license, sublicense or otherwise dispose of any Celldex IP Rights, or amend or modify any existing agreements with respect to any Celldex IP Rights;

          (g)   (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any person, or make any loans or advances in excess of $100,000 except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole (except pursuant to a capital expenditure budget approved in writing by both parties); or (iv) enter into or amend any contract, agreement, commitment or arrangement and any Celldex Contract to effect any of the matters prohibited by this Section 4.1(g);

          (h)   take any action, other than as required by GAAP, to change accounting policies or procedures;

          (i)    except as may be required by law, make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

          (j)    pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements, or incurred in the ordinary course of business and consistent with past practice;

          (k)   enter into any material partnership arrangements, joint development agreements, strategic alliances or collaborations;

          (l)    except as may be required by law, take any action to terminate or amend any of the Celldex Employee Plans;

          (m)  except for litigation of the type referred to in Section 5.19 (which shall be subject to the terms of such section), settle or compromise any litigation for an amount greater than $250,000 in the aggregate for all litigation;

          (n)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

          (o)   take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (n) above, or any action which would prevent Celldex from performing or cause Celldex not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied or in the satisfaction thereof being materially delayed.

        If Celldex or its subsidiaries wish to obtain the consent of AVANT to take actions for which prior consent is required pursuant to this Section 4.1, Celldex shall request such consent in writing by telecopy to the attention of the Chief Executive Officer and the Chief Financial Officer of AVANT with a copy to counsel as required by Section 8.2. A consent signed by either such officer shall be deemed sufficient for purposes hereof. In addition, if AVANT receives such a request but does not respond in writing (which may include an e-mailed response) to such request within ten (10) Business Days after the date the request is telecopied, AVANT shall be deemed to have consented to the requested action for all purposes of this Agreement.

        4.2.  CONDUCT OF BUSINESS BY AVANT AND MERGER SUB. Merger Sub covenants and agrees that, prior to the Effective Time, it will engage in no operations and conduct no business other than in connection with the Merger and other transactions contemplated hereby. AVANT shall, immediately following the conclusion of the approval of the issuance of shares of AVANT Common Stock in the Merger, the Authorized Share Increase and the Reverse Stock Split at the AVANT Stockholders' Meeting, approve and adopt this Agreement in its capacity as sole stockholder of MERGER SUB and deliver to Celldex evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable law and the certificate of incorporation and bylaws of MERGER SUB. AVANT covenants and agrees that between the date hereof and the earlier of a termination of this Agreement in accordance with its terms and the Effective Time, AVANT shall not conduct its business other than in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, AVANT shall (i) to the extent requested by Celldex, continue its research and development, clinical investigation and activities relating to the AVANT IP Rights in accordance with past practice; (ii) use its commercially reasonable efforts to (A) preserve intact its business organization, (B) keep available to Celldex the services of its officers, employees and consultants, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of AVANT and its business and (D) preserve its current relationships with its clinical investigators, suppliers, manufacturers and other persons with which it has significant business relationships; and (iii) not modify, amend, renew or replace, without providing prior notice to Celldex and receiving Celldex's prior written approval, any agreements set forth in Section 3.21 of the AVANT Disclosure Schedule. In addition, except as provided in Section 4.2 of the AVANT Disclosure Schedule, without the prior written consent of Celldex, AVANT shall not do any of the following:

          (a)   amend or otherwise change its Certificate of Incorporation or By-Laws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, other than to effect the Authorized Share Increase or the Reverse Stock Split;

          (b)   sell, pledge, dispose of or encumber any assets (except for (i) sales of assets in the ordinary course of business consistent with past practice and (ii) dispositions of obsolete, excess or worthless assets);

          (c)   issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) (except for the issuance of shares of AVANT Common Stock issuable pursuant to the exercise of employee stock options, the exercise of AVANT Warrants or pursuant to the settlement of restricted stock units outstanding on the date of this Agreement under the AVANT Stock Plans or pursuant to purchase rights under the AVANT ESPP; or as described on Section 4.2(c) of the AVANT Disclosure Schedule;

          (d)   accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the AVANT Stock Plans or authorize cash payments in exchange for any options granted under the AVANT Stock Plans except as expressly contemplated by this Agreement or pursuant to the existing terms of such options, the AVANT Stock Plans or the AVANT Warrants;

          (e)   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock (other than in connection with the Reverse Stock Split) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, any of its securities, or propose to do any of the foregoing (except for the repurchase of shares in connection with tax withholding with respect to equity awards;

          (f)    sell, transfer, license, sublicense or otherwise dispose of any AVANT IP Rights, or amend or modify any existing agreements with respect to any AVANT IP Rights;

          (g)   (i) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances in excess of $100,000 except in the ordinary course of business consistent with past practice; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000, taken as a whole (except pursuant to a capital expenditure budget approved in writing by both parties and except expenditures in connection with in-process renovation projects at AVANT's Needham facility and its Fall River facility up to $750,000); or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.2(g);

          (h)   increase the compensation payable or to become payable to its officers, employees or consultants (except for annual salary increases for employees who are not officers consistent with past practice) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee (other than arrangements for severance described in Section 4.1(h) of the AVANT Disclosure Schedule), or establish, adopt, enter into any employee benefit plan;

          (i)    take any action, other than as required by GAAP, to change accounting policies or procedures;

          (j)    except as required by law, make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

          (k)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements, or incurred in the ordinary course of business and consistent with past practice;

          (l)    enter into any material partnership arrangements, joint development agreements, strategic alliances or collaborations;

          (m)  except as may be required by law, take any action to terminate or amend any of AVANT's employee benefit plans (as defined in Section 3(3) of ERISA) other than in connection with the Merger;

          (n)   except for litigation of the type referred to in Section 5.19 (which shall be subject to the terms of such section), settle or compromise any litigation for an amount greater than $250,000 in the aggregate for all litigation (other than settlements or compromises of any matter set forth in Section 4.2(n) of the AVANT Disclosure Schedule);

          (o)   adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

          (p)   take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (o), or any action which would make prevent AVANT from performing or cause AVANT not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

          If AVANT wishes to obtain the consent of Celldex to take actions for which prior consent is required pursuant to this Section 4.2, it shall request such consent in writing by telecopy to the attention of the Chief Executive Officer and the Chief Financial Officer of Celldex, with a copy to counsel as required by Section 8.2. A consent signed by such officer shall be deemed sufficient for purposes hereof. In addition, if Celldex receives such a request but does not respond in writing (which may include an e-mailed response) to such request within ten (10) Business Days after the date the request is telecopied, Celldex shall be deemed to have consented to the requested action for all purposes of this Agreement.

        4.3.  Celldex NON-SOLICITATION

          (a)   Neither Celldex or its subsidiaries shall, nor shall they authorize or permit any officer, manager, director, employee, or agent or any investment banker, financial advisor, attorney, accountant or other representative (each a "Representative") of Celldex or its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries or offers with respect to, or that reasonably may be expected to lead to the submission of, any Celldex Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any non-public information with respect to, or otherwise cooperate with respect to, any Celldex Acquisition Proposal.

          (b)   Celldex shall provide prompt (but in no event more than twenty-four (24) hours following receipt thereof) oral and written notice to AVANT of (i) the receipt of any Celldex Acquisition Proposal, or any material modification or amendment to any previously-received Celldex Acquisition Proposal, by Celldex or any Representative, and (ii) a summary of the material terms of such Celldex Acquisition Proposal. Celldex shall keep AVANT reasonably informed in all material respects of the status and details (including any change to the material terms and conditions) of any such Acquisition Proposal.

          (c)   Except as set forth in this Section 4.3, the Board of Directors of Celldex (the "Celldex Board") shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to AVANT, the Celldex Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Celldex Acquisition Proposal or (iii) enter into any agreement with respect to any Celldex Acquisition Proposal.

          (d)   Nothing contained in this Agreement shall prevent the Celldex Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to stockholders. Further, any "stop-look-and-listen" communication by Celldex or the Celldex Board to the stockholders of Celldex pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to its stockholders) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to AVANT of, all or a portion of the Celldex Board Recommendation.

          (e)   Upon execution of this Agreement, Celldex shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to a Celldex Acquisition Proposal by or on behalf of Celldex or any of the Representatives and shall inform each of the Representatives of its obligations under this Section 4.3 and instruct each of them to act in a manner consistent with such obligations.

        4.4.  AVANT NON-SOLICITATION

          (a)   Neither AVANT or its subsidiaries shall, nor shall they authorize or permit any of their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries or offers with respect to, or that reasonably may be expected to lead to the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or that reasonably may be expected to lead to, or furnish to any person any non-public information with respect to, or otherwise cooperate with respect to, any Acquisition Proposal. Notwithstanding anything to the contrary in this Section 4.4(a), nothing contained in this Agreement shall prohibit AVANT from, at any time prior to receipt of the AVANT Stockholder Approval, furnishing any information to, or entering into or participating in discussions or negotiations with, or releasing from any standstill agreement or similar obligation to AVANT, any person that makes an unsolicited bona fide Acquisition Proposal in writing that did not otherwise result from a breach of this Section 4.4, if (i) the Board of Directors of AVANT (the "AVANT Board") determines in good faith after consulting with its legal counsel and financial advisors that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and that such action is necessary to comply with its fiduciary obligations to the stockholders of AVANT under applicable law, (ii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person, AVANT notifies Celldex that it is furnishing information to, or entering into discussions or negotiations with, such person, and (iii) prior to furnishing such non-public information to such person, AVANT (A) provides Celldex with the information to be provided to such person to the extent Celldex has not previously been provided with such information, and (B) receives from such person an executed confidentiality agreement with confidentiality provisions no less favorable to AVANT, than the Confidentiality Agreement.

          (b)   AVANT shall provide prompt (but in no event more than twenty-four (24) hours following receipt thereof) oral and written notice to Celldex of (i) the receipt of any Acquisition Proposal, or any material modification or amendment to any previously-received Acquisition Proposal, by AVANT or any Representative, (ii) a summary of the material terms of such Acquisition Proposal and the identity of the person making such Acquisition Proposal and (iii) AVANT's intentions, if any, to furnish information to, or enter into discussions or negotiations with, such person. AVANT shall keep Celldex reasonably informed in all material respects of the status and details (including any change to the material terms and conditions) of any such Acquisition Proposal. AVANT, shall not, and shall cause each of its subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date hereof that prohibits it from providing such information to Celldex.

          (c)   Except as set forth in this Section 4.4(c), the AVANT Board, shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Celldex, the AVANT Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement in compliance with Section 4.4(a)). Notwithstanding the foregoing, at any time prior to receipt of the AVANT Stockholder Approval, (x) if the AVANT Board determines in good faith after consulting with its outside legal counsel that it is required by its fiduciary duties to the stockholders of AVANT under applicable law, then the AVANT Board may withdraw or modify in a manner adverse to Celldex, the AVANT Board Recommendation (a "Change in Recommendation") and (y) in the case of any Change in Recommendation being made in response to an unsolicited bona fide written Acquisition Proposal (that did not otherwise result from a breach of this Section 4.4), which the AVANT Board has determined in good faith, after consultation with its independent financial advisor, is a Superior Proposal, the AVANT Board may approve and recommend such Superior Proposal concurrently with terminating this Agreement pursuant to Section 7.1(h); provided, however, that such actions may only be taken at a time that is after (I) the fifth (5th) Business Day following Celldex's receipt of written notice from AVANT, that the AVANT Board is prepared to take such action, and (II) at the end of such period, the AVANT Board determines in good faith, after taking into account all amendments or revisions committed to by Celldex and after consultation with its independent financial advisors, that such Acquisition Proposal remains a Superior Proposal relative to the Merger, as supplemented by any Counterproposal (as defined below) to which Celldex has irrevocably committed (but subject to the terms and conditions contained in the definitive agreement with respect to such Counterproposal). Any such written notice shall specify the material terms and conditions of such Acquisition Proposal, and state that the AVANT Board intends to make a Change in Recommendation (subject to compliance with this subsection (c)). During any such five (5) Business Day period, Celldex shall be entitled to deliver to AVANT a counterproposal to such Acquisition Proposal (a "Counterproposal") and Celldex and AVANT shall negotiate in good faith in respect of any such Counterproposal with the objective of reaching an agreement such that the relevant Acquisition Proposal is not a Superior Proposal. For the sake of clarity, any standstill obligations contained in the Confidentiality Agreement will be superseded by this Section 4.4(c) to the extent they would prohibit or constrain Celldex's ability or right to make Counterproposals in accordance with this Section 4.4(c).

          (d)   Nothing contained in this Agreement shall prevent the AVANT Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to stockholders. For the avoidance of doubt, any "stop-look-and-listen" communication by AVANT or the AVANT Board to their respective stockholders of AVANT pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to its stockholders) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Celldex of, all or a portion of the AVANT Board Recommendation; provided, however, that neither AVANT nor the AVANT Board shall (x) recommend that the stockholders of AVANT tender their shares of capital stock of AVANT in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Acquisition Proposal) or (y) effect a Change in Recommendation, unless in the case of each of clauses (x) and (y), the requirements of Section 4.4(c)) have been satisfied. 50

          (e)   Upon execution of this Agreement, AVANT shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of AVANT or any of the AVANT Representatives and shall inform each of the AVANT Representatives of its obligations under this Section 4.4 and instruct each of them to act in a manner consistent with such obligations.

ARTICLE V

ADDITIONAL AGREEMENTS

        5.1.  REGISTRATION STATEMENT; PROXY STATEMENT. In connection with the AVANT Stockholder Meeting, AVANT will (i) as promptly as reasonably practicable prepare and file with the SEC the Prospectus and the AVANT Registration Statement, in which the Prospectus will be included as a prospectus, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings, provide copies of such comments to Celldex promptly upon receipt and promptly provide to Celldex all such responses, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by law and promptly provide to Celldex all such responses, (iv) use its commercially reasonable efforts to have the AVANT Registration Statement declared effective by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Prospectus and all other customary proxy or other materials for meetings such as the AVANT Stockholder Meeting, (v) to the extent required by applicable law, as promptly as reasonably practicable, prepare, file and distribute to the stockholders of AVANT any supplement or amendment to the Prospectus if any event shall occur which requires such action at any time prior to the AVANT Stockholder Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of law applicable to the AVANT Stockholder Meeting, the AVANT Registration Statement and the Prospectus. Celldex shall cooperate with AVANT and Merger Sub in connection with the preparation and filing of the AVANT Registration Statement and the Prospectus and the resolution of any comments from the SEC referred to above, including furnishing AVANT upon request with any and all information as may be reasonably required to be set forth in the AVANT Registration Statement, the Prospectus or any supplement or amendment thereto under the Exchange Act. AVANT and Merger Sub will provide Celldex a reasonable opportunity to review and comment upon the AVANT Registration Statement, the Prospectus or any amendments or supplements thereto, prior to filing the same with the SEC and will in good faith consider any comments by Celldex. If, at any time prior to the Effective Time, any information relating to AVANT, Celldex or Merger Sub or any of their respective affiliates should be discovered by AVANT, Celldex or Merger Sub which should be set forth in an amendment or supplement to the AVANT Registration Statement or the Prospectus so that the AVANT Registration Statement and the Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable law, AVANT shall disseminate an appropriate amendment thereof or supplement thereto describing such information to AVANT's stockholders.

        5.2.  MEETING OF AVANT STOCKHOLDERS. Promptly after the date hereof, AVANT shall (i) take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the AVANT Stockholders' Meeting to be held as promptly as practicable after the SEC declares effective the AVANT Registration Statement and in any event within 45 days (subject to extension if, in the good faith view of the AVANT Board, it is necessary to provide additional disclosure to the AVANT stockholders), for the purpose of voting upon the issuance of shares of AVANT Common Stock in the Merger, the Authorized Share Increase and the Reverse Stock Split, (ii) use reasonable best efforts to solicit the approval of the foregoing proposals and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the SEC, the NASDAQ Stock Market, Inc. or Delaware Law, as applicable, to obtain such approvals, and (iii) subject to Section 4.4, include in the AVANT Registration Statement the recommendation of the Board of Directors of AVANT that the stockholders of AVANT approve the issuance of the shares of AVANT stock in the Merger, the Authorized Share Increase and the Reverse Stock Split.

        5.3.  ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a)   Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Celldex and AVANT shall, and shall cause each of their subsidiaries, officers, directors and employees to, afford to the officers, employees, accountants, counsel and other Representatives of the other, reasonable access, during the period prior to the Effective Time, to all its and its subsidiaries' properties, books, contracts, commitments and records and, during such period, Celldex and AVANT each shall furnish promptly to the other all information concerning its and its subsidiaries' business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither AVANT nor Celldex nor any of their subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or contravene any law or, in the opinion of its counsel, jeopardize any attorney-client privilege; provided, however, that in the event that either party relies on this sentence to withhold access or disclosure, such party shall, to the extent permitted by law and the protection of such attorney-client privilege, notify the other party of the nature of the withheld information.

          (b)   Each party shall keep such information confidential in accordance with the terms of the confidentiality agreement dated August 23, 2007 (the "Confidentiality Agreement") between AVANT and Celldex. This Section 5.3(b) shall survive the termination of this Agreement.

          (c)   No investigation by any party or its representatives shall affect the representations, warranties, covenants, agreements, rights or remedies of the parties set forth herein.

        5.4.  CONSENTS; APPROVALS.

          (a)   As soon as reasonably practicable following the date hereof, AVANT and Celldex and its subsidiaries will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the Merger and the other transactions contemplated herein. In addition, Merger Sub, Celldex and its subsidiaries and AVANT shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any Governmental Authority with respect to the Merger and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, Merger Sub, Celldex and AVANT shall (i) promptly after the date of this Agreement, prepare and file the notification and report, if any, required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (ii) endeavor in good faith to make, or cause to be made, as soon as reasonably practicable thereafter and after consultation with the other parties, an appropriate response to any inquiries or requests received from the FTC or the DOJ (each as defined below) for additional information or documentation and any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters. Each of AVANT and Celldex shall use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable antitrust law as soon as practicable. In furtherance of the foregoing, and subject to applicable legal limitations and the restrictions of any Governmental Authority, each of AVANT and Celldex will notify the other promptly upon receipt of (i) any comments from any officials of any Governmental Authority in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any legal requirements. Each of Celldex, on the one hand, and AVANT and Merger Sub, on the other hand, shall, in connection with the efforts referenced in this Section 5.4, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any governmental investigation, including any proceeding initiated by a private party; (ii) subject to applicable legal limitations and the instructions of any Governmental Authority, keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) subject to applicable legal limitations and the instructions of any Governmental Authority, permit the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Governmental Authority" shall mean any governmental or administrative agency, authority, department, commission, instrumentality, board, bureau, court or arbitration tribunal of the United States, any domestic state, locality or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission, and any Self-Regulatory Organization, as defined in Section 3(a)(26) of the Exchange Act. Celldex and AVANT will each pay 50% of any filing fee required to be paid in connection with any filing under the HSR Act.

          (b)   In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), if any objections are asserted with respect to the transactions contemplated hereby under any law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Celldex, on the one hand, and AVANT and Merger Sub, on the other hand, shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under any law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Drop-Dead Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Celldex or its Subsidiaries or Affiliates or of AVANT or Merger Sub and (y).otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Celldex or its Subsidiaries' or Affiliates' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' or Affiliates' businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Drop-Dead Date; provided that none of Celldex, AVANT or Merger Sub or any of their respective Subsidiaries or Affiliates shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or businesses unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs; provided, further, that the parties hereto understand and agree that in no event shall any party be required by this Section 5.4 or any other provision of this Agreement (i) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of its or any of its respective affiliates' businesses, assets or properties in any such case in clause (i) or (ii) that would reasonably be expected to (1) materially and adversely diminish the benefits expected to be derived by the parties on the date of this Agreement from the combination of AVANT and Celldex via the Merger (such combined business to be taken as a whole), in such a manner that such party would not have entered into this Agreement in the face of such materially and adversely diminished benefits or (2) otherwise have a material adverse effect on the Surviving Corporation after the Effective Time.

          (c)   Subject to Section 5.4(b), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Merger Sub and Celldex shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

          (d)   Notwithstanding the matters covered by Sections 5,4(a), (b) or (c) above, no party hereto shall be required to provide any other party with copies of confidential documents or information included in its filings and submissions under the HSR Act or any other applicable antitrust law, and a party hereto may request entry into a joint defense agreement as a condition to providing any such materials and that, upon receipt of that request, the parties hereto shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and substance mutually acceptable to the parties.

        5.5.  STOCK OPTIONS, RESTRICTED STOCK UNITS AND WARRANTS.

          (a)   At the Effective Time, AVANT's obligations with respect to each outstanding option to purchase shares of AVANT Common Stock (each, an "AVANT Option" and collectively, the "AVANT Options") under the AVANT Stock Plans, whether vested or unvested, will terminate and be of no further force and effect, except those issued pursuant to the AVANT 1991 Plan.

          (b)   Promptly following the Closing, the Surviving Corporation shall issue options to purchase AVANT common stock to certain of employees of the Surviving Corporation that were employees of AVANT prior to the Effective Time in an aggregate amount equal to the Options Pool Amount and consistent with Section 5.5(b) of the AVANT Disclosure Schedule.

          (c)   Each restricted stock unit granted under the AVANT 1999 Plan (each, an "AVANT Stock Unit" and collectively, the "AVANT Stock Units") outstanding immediately prior to the Effective Time, after giving effect to the Reverse Stock Split, shall remain in effect on or after the Effective

  Time and shall be subject to the same terms and conditions set forth in the agreement pursuant to which such AVANT Stock Unit was issued as in effect immediately prior to the Effective Time.

          (d)   Each warrant to purchase shares of AVANT Common Stock (each, an "AVANT Warrant" and collectively, the "AVANT Warrants") outstanding immediately prior to the Effective Time, after giving effect to the Reverse Stock Split, shall remain in effect on and after the Effective Time and shall be subject to the same terms and conditions set forth in the agreement pursuant to which such AVANT Warrant was issued as in effect immediately prior to the Effective Time.

          (e)   AVANT and Celldex shall take all action that may be reasonably necessary to effectuate the provisions of this Section 5.5.

          (f)    At the Effective Time, Celldex's obligations with respect to each outstanding option to purchase shares of Celldex Common Stock (each, a "Celldex Option" and collectively, the "Celldex Options") will be assumed by AVANT. Each Celldex Option so assumed by AVANT under this Agreement shall be subject to substantially the same terms and conditions set forth in the option agreement pursuant to which such Celldex Option was issued as in effect immediately prior to the Effective Time, except as follows (A) (i) such Celldex Option will be exercisable for that number of shares of AVANT Common Stock equal to the product of the number of shares of Celldex Common Stock that were purchasable under such Celldex Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of AVANT Common Stock, and (ii) the per share exercise price for the shares of AVANT Common Stock issuable upon exercise of such Celldex Option will be equal to the quotient determined by dividing the exercise price per share of Celldex Common Stock at which such Celldex Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

          (g)   AVANT will reserve sufficient shares of AVANT Common Stock for issuance pursuant to the Celldex Options under this Section 5.5.

        5.6.  SECTION 16 MATTERS. Prior to the Effective Time, AVANT agrees that its Board of Directors (or its compensation committee) shall adopt resolutions specifically approving, for purposes of Rule 16b-3 under the Securities Act, the receipt, pursuant to this Agreement, of shares of AVANT Common Stock by persons who will be directors or officers of AVANT as of the Effective Time.

        5.7.  INDEMNIFICATION AND INSURANCE.

          (a)   From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of AVANT which exist prior to the date hereof to indemnify AVANT's present and former directors and officers. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages that provide at least as much coverage as those set forth in AVANT's Certificate of Incorporation and Bylaws on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Celldex, unless such modification is required by law and then only to the minimum extent required by such law.

          (b)   After the Effective Time, the Surviving Corporation and Celldex will, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of AVANT (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement or otherwise pertaining to any action or omission in his or her capacity as a director or officer of AVANT occurring prior to the Effective Time to the same extent as provided in AVANT's Certificate of Incorporation and Bylaws for a period of six (6) years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time will be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided, however, that any person to whom fees and expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld, delayed or conditioned provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims). The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Party with respect to whom such a conflict exists (or group of such Indemnified Parties who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

          (c)   AVANT shall, after consultation with Celldex, secure a "tail" on its existing directors, officers and Celldex liability insurance policies for a period of six (6) years, at a total cost per year not to exceed 300% of last year's annual premium (the "Maximum Premium"), which cost shall be paid by AVANT. If AVANT is unable to obtain the "tail" insurance described in the first sentence of this Section 5.7(c) for an amount equal to or less than the Maximum Premium, AVANT shall be entitled to obtain as much comparable "tail" insurance as possible for an amount equal to the Maximum Premium.

          (d)   This Section 5.7 will survive the consummation of the Merger at the Effective Time, is intended to benefit AVANT, the Surviving Corporation and the Indemnified Parties, and will be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties as third party beneficiaries.

          (f)    Nothing contained in this Section 5.7 is intended to limit in any manner and at any time rights that any Indemnified Party may have under and in accordance with all provisions of AVANT's Certificate of Incorporation and Bylaws, which rights shall survive the Effective Time and shall be binding on the Surviving Corporation and all successors and assigns of the Surviving Corporation, in accordance with their respective terms.

        5.8.  NOTIFICATION OF CERTAIN MATTERS.

          (a)   Celldex shall give prompt notice to AVANT, and AVANT shall give prompt notice to Celldex, of (i) the occurrence, or non-occurrence, of any event or inaccuracy of any representation or warranty contained in this Agreement in either case that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against or involving or otherwise affecting AVANT or Celldex that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(a) and 6.2(b) and 6.3(a) and 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

          (b)   Each of Celldex and AVANT shall give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation relating to or involving or otherwise affecting Celldex, its subsidiaries or AVANT that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, is reasonably likely to become a default under a Celldex Contract; and (v) any change that would be considered reasonably likely to result in a Material Adverse Effect, or is likely to impair in any material respect the ability of either Celldex or AVANT to consummate the transactions contemplated by this Agreement.

        5.9.  FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

        5.10.  PUBLIC ANNOUNCEMENTS. AVANT and Celldex shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, AVANT may comply with any SEC requirements under the Securities Act or Exchange Act which requires any public disclosure, without the consent of Celldex.

        5.11.  LISTING OF AVANT COMMON STOCK. AVANT shall use its best efforts to maintain AVANT's existing listing on the NASDAQ, to obtain approval of the listing of the combined company on the NASDAQ at or prior to the Effective Time, and to cause the shares of AVANT Common Stock to be issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ at or prior to the Effective Time, and Celldex shall cooperate in such efforts.

        5.12.  CONVEYANCE TAXES. AVANT and Celldex shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. The Surviving Corporation shall pay all such taxes and fees.

        5.13.  TAX-FREE REORGANIZATION. Notwithstanding anything herein to the contrary, each of Merger Sub, AVANT and Celldex shall use its reasonable best efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Each of the parties to this Agreement shall report the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code. AVANT and Celldex will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

        5.14.  BOARD OF DIRECTORS RESIGNATIONS. AVANT shall cause the directors of AVANT listed on Section 5.14 of the AVANT Disclosure Schedule to deliver resignations effective as of the Effective Time. Celldex shall cause the directors of Celldex listed on Section 5.14 of the Celldex Disclosure Schedule to deliver resignations effective as of the Effective Time.

        5.15.  EMPLOYMENT AND BENEFIT MATTERS.

          (a)    Provision of Benefits.    For the 12 month period commencing on the Effective Time, AVANT agrees to cause the Surviving Corporation to maintain the compensation levels, including base salary, cash-based incentive opportunities (but not particular historic levels of achievement), retirement, health and welfare benefits, but not any stock-based benefits, for the employees of Celldex or its subsidiaries who remain employed after the Effective Time (the "Celldex Employees") at levels which are, in the aggregate, comparable to those in effect for the Celldex Employees on the date hereof. AVANT will treat, and cause the applicable benefit plans to treat, the service of the Celldex Employees with Celldex or any Subsidiary of Celldex attributable to any period before the Effective Time as service rendered to AVANT for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount) and eligibility for early retirement under any defined benefit plan of AVANT or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, AVANT shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of AVANT to be waived with respect to the Celldex Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Celldex Employee participated immediately prior to the Effective Time, and any deductibles paid by Celldex Employee under any of Celldex's or its subsidiaries' health plans in the plan year in which the Effective Time occurs shall be credited towards deductibles under the health plans of AVANT. AVANT will make appropriate arrangements with its insurance carrier(s) to ensure such result. Except with respect to employees who have entered into employment agreements with Celldex or its subsidiaries listed on Section 2.17(e) of the Celldex Disclosure Schedule, and subject to Section 5.15(c) hereof, the Celldex Employees who remain employed after the Effective Time shall be considered to be employed by AVANT "at will" and nothing shall be construed to limit the ability of AVANT or the Surviving Corporation to terminate the employment of any such Celldex Employee at any time.

          (b)    Continuation of Plans.    Subject to Section 5.15(a) hereof, AVANT shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Celldex; provided, however, that Celldex shall continue to maintain Celldex plans (other than stock-based plans) until the Celldex Employees are permitted to participate in the plans of AVANT in accordance with Section 5.15(a).

          (c)    Existing Compensation Agreements.    AVANT shall honor, in accordance with their terms, all compensation agreements listed in Section 5.15(c) of the Celldex Disclosure Schedule.

          (d)    Continuation of Employment.    No provision of this Section 5.15 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Celldex or any of its subsidiaries in any respect, including in respect of continued employment (or resumed employment) with AVANT, the Surviving Corporation, and no provision of this Section 5.15 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement of Celldex or any employee program or any plan or arrangement of AVANT. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of AVANT.

        5.16.  LOCKUP AGREEMENTS. Concurrently with the execution of this Agreement, each member of Celldex and AVANT's respective management, each of their respective directors and each Celldex stockholder set forth on Section 5.16 of each of the Celldex Disclosure Schedule and the AVANT Disclosure Schedule have executed and delivered, a lockup agreement in substantially the form of Exhibit B hereto (the "Lockup Agreement"), each of which will be in full force and effect as of the Effective Time. AVANT will be entitled to place appropriate legends on the certificate evidencing any AVANT Common Stock to be received by the persons and entities set forth on Section 5.16 of each of the Celldex Disclosure Schedule and the AVANT Disclosure Schedule hereto and to issue appropriate stop transfer instructions to the transfer agent for the AVANT Common Stock, consistent with the terms of the Lockup Agreement.

        5.17.  TAKEOVER STATUTES. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that the Merger and the other transactions contemplated by this Agreement are exempted from any state takeover law and (ii) if any such takeover statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such takeover statute on the Merger and the other transactions contemplated by this Agreement.

        5.18.  OBLIGATIONS OF MERGER SUB. AVANT shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.

        5.19.  STOCKHOLDER LITIGATION. AVANT shall give Celldex a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against AVANT and/or its directors arising after the date hereof as a result of the transactions contemplated by this Agreement, and no such settlement in connection therewith shall be agreed to without Celldex's prior written consent, which shall not be unreasonably withheld or delayed.

        5.20.  AFFILIATE LETTERS. At least 30 days prior to the Closing Date, Celldex shall deliver to AVANT a list of names and addresses of those persons who are, in Celldex's reasonable judgment, "affiliates" (each such Person, an "Affiliate") of Celldex within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended. Celldex shall provide AVANT such information and documents as AVANT shall reasonably request for purposes of reviewing such list. Celldex shall use its reasonable best efforts to deliver or cause to be delivered to AVANT, prior to the Closing Date, from each of the Affiliates of Celldex identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit C ("Affiliate Letters"). AVANT shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any shares of AVANT Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of AVANT Common Stock, consistent with the terms of such Affiliate Letters.

ARTICLE VI

CONDITIONS TO THE MERGER

        6.1.  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

          (a)    Governmental Approvals.    All material approvals of, declarations or filings with any Governmental Authority necessary for the consummation of the Merger, if any, shall have been obtained or made. The waiting period (and any extension thereof) under the HSR Act relating to the transaction contemplated hereby will have expired or terminated, if required;

          (b)    Stockholder Approval.    The Authorized Share Increase and the Reverse Stock Split shall have been approved by the requisite vote of the stockholders of AVANT, under Delaware Law and AVANT's Certificate of Incorporation and Bylaws, and the issuance of shares of AVANT Common Stock in the Merger shall have been approved by the requisite vote of the stockholders of AVANT under the rules of the NASDAQ Stock Market, Inc. and Delaware Law;

          (c)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") prohibiting the consummation of the Merger, shall be in effect; and there shall not have been any law enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, which makes the consummation of the Merger illegal; and

          (d)    Tax Opinions.    AVANT shall have received the written opinion of Goodwin Procter LLP in form and substance reasonably satisfactory to AVANT to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Celldex shall have received the written opinion of Lowenstein Sandler PC in form and substance reasonably satisfactory to Celldex to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. Each of AVANT and Celldex shall have executed and delivered to both Goodwin Proctor LLP and Lowenstein Sandler PC a letter (each, a "Tax Representation Letter") making reasonable and customary representations relating to certain tax matters. The Tax Representation Letters shall be sufficient to enable each such counsel to render the tax opinion described in this Section 6.1(d) and shall be executed (and, if necessary, re-executed) and delivered at such times as reasonably requested by Celldex, including, without limitation, at Closing.

          (e)    Amendment of Certificate of Incorporation.    The amendment of the Certificate of Incorporation effecting the Authorized Share Increase and the Reverse Stock Split shall have been filed with the Secretary of State of Delaware and become effective.

          (f)    NASDAQ Listing.    The shares of AVANT Common Stock to be issued in the Merger and to be reserved for issuance upon exercise, vesting or payment under any option or other convertible security shall have been authorized for listing on the NASDAQ Capital Market or the NASDAQ Global Market, subject only to official notice of issuance.

        6.2.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF AVANT AND AVANT MERGER SUB. The obligations of AVANT and Merger Sub to effect the Merger are also subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Celldex contained in this Agreement (together with the Celldex Disclosure Schedule) shall be true and correct as of the date of this Agreement and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date), in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Celldex Material Adverse Effect" set forth in such representations and warranties) would not, in the aggregate, have a Celldex Material Adverse Effect; and AVANT shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Celldex;

          (b)    Agreements and Covenants.    Celldex shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and AVANT shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Celldex;

          (c)    Consents Obtained.    AVANT shall have received evidence, in form and substance satisfactory to it, that the consents, waivers, approvals, authorizations or orders required to be obtained, and all filings to be made, by Celldex listed in Section 6.2(c) of the Celldex Disclosure Schedule shall have been obtained and made by Celldex;

          (d)    Material Adverse Change.    Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Celldex or any subsidiary of Celldex having or reasonably likely to have, individually or in the aggregate, a Celldex Material Adverse Effect; and

          (e)    Lock-Up Agreements.    AVANT shall have received from each person and entity set forth on Section 5.16 of the Celldex Disclosure Schedule an executed Lock-Up Agreement.

        6.3.  ADDITIONAL CONDITIONS TO OBLIGATIONS OF CELLDEX. The obligation of Celldex to effect the Merger is also subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of AVANT contained in this Agreement (together with the AVANT Disclosure Schedule) shall be true and correct as of the date of this Agreement and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date), in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "AVANT Material Adverse Effect" set forth in such representations and warranties) would not, in the aggregate, have an AVANT Material Adverse Effect; and Celldex shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of AVANT;

          (b)    Agreements and Covenants.    AVANT shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Celldex shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of AVANT; and

          (c)    Material Adverse Change.    Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of AVANT having or reasonably likely to have, individually or in the aggregate, an AVANT Material Adverse Effect.

ARTICLE VII

TERMINATION

        7.1.  TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Board of Directors and stockholders of Celldex and AVANT:

          (a)   by mutual written consent duly authorized by the Boards of Directors of AVANT and Celldex; or

          (b)   by either AVANT or Celldex if the Merger shall not have been consummated on or before 11:59 p.m. Eastern time, March 31, 2008 (the "Drop-Dead Date"); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or the principal reason resulting in the failure of the Merger to occur on or before such date; or

          (c)   by either AVANT or Celldex if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting or rendering illegal the Merger (a "Governmental Order"); or

          (d)   by either AVANT or Celldex, if the required AVANT Stockholder Approval shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote taken at a meeting of stockholders convened therefor or at any postponement or adjournment thereof; or

          (e)   by AVANT if both it and Merger Sub are not in material breach of their respective obligations under this Agreement, and if (i) any of the representations and warranties of Celldex herein are or become untrue or incorrect such that the condition set forth in Section 6.2(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of the Celldex of any of its covenants or agreements herein such that the condition set forth in Section 6.2(b) would be incapable of being satisfied by the Drop Dead Date and, in either such case, such breach has not been cured within 20 Business Days after Celldex's receipt of written notice of such breach from AVANT; or

          (f)    by Celldex if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of AVANT herein are or become untrue or incorrect such that the condition set forth in Section 6.3(a) would be incapable of being satisfied by the Drop Dead Date or (ii) there has been a breach on the part of AVANT of any of its covenants or agreements herein such that the condition set forth in Section 6.3(b) would be incapable of being satisfied by the Drop Dead Date and, in either such case, such breach has not been cured within 20 Business Days after AVANT's receipt of written notice of such breach from Celldex; or

          (g)   by Celldex if (i) the AVANT Board has either failed to make the Recommendation or effected a Change in Recommendation, (ii) AVANT enters into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 4.4(a)), (iii) a tender offer or exchange offer relating to the AVANT Common Stock and constituting an Acquisition Proposal shall have been commenced by a third party prior to obtaining the AVANT Stockholder Approval and the AVANT Board shall not have recommended that the AVANT's stockholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof or, in the event of any change in the terms of the tender offer, within ten (10) Business Days of the announcement of such changes (it being understood that, for these purposes, taking no position with respect to acceptance or rejection of such tender or exchange offer by the AVANT's stockholders, shall constitute a failure to recommend rejection of such tender or exchange offer), (iv) AVANT or the AVANT Board shall have failed to publicly reaffirm the AVANT Board Recommendation within 10 Business Days of receipt of a written request by Celldex to provide such reaffirmation following an Acquisition Proposal; or (v) AVANT publicly announces its intention to do any of the foregoing;

          (h)   by AVANT, at any time prior to obtaining the AVANT Stockholder Approval, if the AVANT Board has approved and authorized AVANT to enter into a definitive agreement providing for the implementation of a Superior Proposal; provided, however, that no termination of this Agreement under this Section 7.1(h) shall be effective unless AVANT simultaneously pays the Termination Fee required by Section 0 (any purported termination under this Section 7.1(h) shall be void and of no force and effect unless AVANT has made such payment and delivered such acknowledgments); or

          (i)    by Celldex if (i) the AVANT Board exempts any person other than Celldex from the provisions of Section 203 of the Delaware General Corporation Law unless the AVANT Board has determined in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of AVANT; or (ii) if AVANT shall have failed to call, give notice of, convene and hold the AVANT Stockholders Meeting in accordance with Section 5.2.

        7.2.  NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (the "Termination Date"). In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except that nothing herein shall relieve any party from liability for any willful breach hereof; provided that no termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

        7.3.  FEES AND EXPENSES

          (a)   Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b)   AVANT agrees that if this Agreement shall be terminated:

            (i)    by Celldex or AVANT pursuant to Section 7.1(b) or 7.1(d), and (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced that is not subsequently withdrawn prior to such Termination Date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, AVANT enters into an agreement with respect to any Acquisition Proposal that is ultimately consummated, or any Acquisition Proposal is consummated, then AVANT shall pay to Celldex, if and when such agreement is entered into (or, if no agreement is entered into, upon consummation of the Acquisition Proposal) the Termination Fee less any Celldex Expenses previously paid (and for purposes of this Section 7.3(b)(i), "50%" shall be substituted for "25% in the definition of Superior Proposal; or

            (ii)   by Celldex pursuant to Section 7.1(g) or 7.1(i) or AVANT pursuant to Section 7.1(h), then AVANT shall pay to Celldex the Termination Fee.

          (c)   The Termination Fee shall be paid by AVANT as directed by Celldex in writing in immediately available funds within three (3) Business Days after the date of the event giving rise to the obligation to make such payment, except in connection with a termination under Section 7.1(h), in which case AVANT must pay the Termination Fee simultaneously with such termination.

          (d)   For purposes of this Agreement, "Termination Fee" means an amount equal to $1,325,000.

          (e)   If this Agreement is terminated by AVANT pursuant to Section 7.1(e), Celldex shall pay to AVANT within three (3) Business Days after the date of termination all reasonable out-of-pocket costs and expenses, including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers, incurred by AVANT in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $250,000 (the "AVANT Expenses"). If this agreement is terminated by Celldex pursuant to Section 7.1(f), AVANT shall pay to Celldex, within three (3) Business Days after the date of termination, all reasonable out-of-pocket costs and expenses including, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, lenders and investment bankers, incurred by Celldex in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $250,000 (the "Celldex Expenses"). The payment of expenses set forth in this Section 7.2(e) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

          (f)    Each of AVANT and Celldex acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement. In the event that AVANT shall fail to pay the Termination Fee or Celldex Expenses when due or Celldex shall fail to pay the AVANT Expenses when due, AVANT or Celldex, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2.

ARTICLE VIII

GENERAL PROVISIONS

        8.1.  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as expressly provided elsewhere in this Agreement, the representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the covenants which, by their terms, survive the Effective Time shall survive the Effective Time and those set forth in Section 7.3 shall survive termination. The Confidentiality Agreement shall remain in full force and effect and shall survive termination of this Agreement as provided therein.

        8.2.  NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three (3) days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by nationally recognized overnight courier (provided delivery is confirmed by the carrier) and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

          (a)   If to AVANT or Merger Sub:

    AVANT Immunotherapeutics, Inc.
    119 Fourth Avenue
    Needham, MA 02494

    Attn: Chief Executive Officer
    Fax: (781) 433-3101

    With a copy to:

    Goodwin Procter LLP
    Exchange Place
    53 State Street
    Boston, MA 02109
    Attn: Stuart M. Cable, Esq.
             John T. Haggerty, Esq.
    Fax: (617) 523-1231

          (b)   If to Celldex:

    Celldex Therapeutics, Inc.
    222 Cameron Drive, Suite 400
    Phillipsburg, NJ 08855
    Attn: Chief Financial Officer
    Fax: (908) 454-1911

          With a copy to:

    Lowenstein Sandler PC
    65 Livingston Avenue
    Roseland, NJ 07068
    Attn: Anthony O. Pergola, Esq.
    Fax: (973) 597-2445

        8.3.  CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

          (a)   "Acquisition Proposal" means any inquiry, proposal or offer received after the date hereof from any person or group of persons other than Celldex relating to (i) any direct or indirect acquisition (in one or a series of related transactions) of (A) more than 25% of the assets, of AVANT and its subsidiaries, taken as a whole, (B) a sale, lease, exchange, license, mortgage, transfer or other disposition of 25% or more of the assets of AVANT and its subsidiaries, taken as a whole or (C) shares of capital stock of other securities of AVANT representing 25% or more of the voting power of the capital stock of AVANT or any of its subsidiaries; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person or "group" (as such term is defined under the Exchange Act) beneficially owning 25% or more of the outstanding equity securities of AVANT; (iii) any merger, consolidation, business combination, recapitalization, or similar transaction involving AVANT, other than the Merger pursuant to which the stockholders of AVANT prior to consummation of such transaction would hold less than 50% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; (iv) a liquidation or dissolution of AVANT; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than the Merger);

          (b)   "Additional Shares" means a number of shares of AVANT Common Stock to be issued to Medarex, Inc. pursuant to that certain settlement agreement with Celldex dated as of October 19, 2007 equal to the quotient obtained by dividing (x) 3,000,000 by (y) the per share closing price of AVANT Common Stock on the NASDAQ on the second (2nd) trading day prior to the Closing Date, as equitably adjusted to account for any stock splits, reverse stock splits or similar changes in capitalization;

          (c)   "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including, without limitation, any partnership or joint venture in which Celldex or AVANT, as the case may be, (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of ten percent (10%) or more;

          (d)   "AVANT Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, properties, condition (financial or otherwise) or results of operations of AVANT and its subsidiaries, taken as a whole or that has a material adverse effect on the ability of AVANT and its subsidiaries to consummate the transactions contemplated by this Agreement, provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, an AVANT Material Adverse Effect: (A) any change in the market price or trading volume of the AVANT Common Stock, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on AVANT relative to other similarly situated participants in the business or industry in which AVANT operates, (C) any change in financial or securities market conditions generally, except to the extent that such changes have a materially disproportionate adverse effect on AVANT relative to other similarly situated participants in the business or industry in which AVANT operates, (D) any events, circumstances, changes or effects generally affecting the United States biotechnology industry except to the extent that such changes have a materially disproportionate adverse effect on AVANT relative to other similarly situated participants in the business or industry which AVANT operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which AVANT or any of its subsidiaries operates, (F) the announcement of the execution of this Agreement or anticipation of the Merger or the pendency thereof, (G) any events, circumstances, changes or effects arising from the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (H) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a materially disproportionate adverse effect on AVANT relative to other similarly situated participants in the business or industry and in any geographic region in which AVANT operates, (I) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period, or (J) changes in law or GAAP after the date of this Agreement;

          (e)   "AVANT Representative" means any officer, manager, director, employee, or agent or any investment banker, financial advisor, attorney, accountant or other representative of AVANT or its subsidiaries.

          (f)    "Business Day" means any day other than a day on which banks in Boston, Massachusetts are required or authorized to be closed;

          (g)   "Celldex Acquisition Proposal" means any inquiry, proposal or offer received after the date hereof from any person or group of persons other than AVANT relating to (i) any direct or indirect acquisition (in one or a series of related transactions) of (A) more than 25% of the assets of Celldex and its subsidiaries, taken as a whole, (B) a sale, lease, exchange, license, mortgage, transfer or other disposition of 25% or more of the assets of Celldex and its subsidiaries, taken as a whole or (C) shares of capital stock of other securities of Celldex representing 25% or more of the voting power of the capital stock of Celldex or any of its subsidiaries; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person or "group" (as such term is defined under the Exchange Act) beneficially owning 25% or more of the outstanding equity securities of Celldex; (iii) any merger, consolidation, business combination, recapitalization, or similar transaction involving Celldex, other than the Merger pursuant to which the stockholders of Celldex prior to consummation of such transaction would hold less than 50% of the outstanding shares or equity interests of the surviving or resulting person or parent thereof; (iv) a liquidation or dissolution of Celldex; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions (other than the Merger);

          (h)   "Celldex Material Adverse Effect" means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, properties, condition (financial or otherwise) or results of operations of Celldex and its subsidiaries, taken as a whole or that has a material adverse effect on the ability of Celldex and its subsidiaries to consummate the transactions contemplated by this Agreement, provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Celldex Material Adverse Effect: (A) any change in the market price or trading volume of the Celldex Common Stock, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on Celldex relative to other similarly situated participants in the business or industry in which Celldex operates, (C) any change in financial or securities market conditions generally, except to the extent that such changes have a materially disproportionate adverse effect on Celldex relative to other similarly situated participants in the business or industry in which Celldex operates, (D) any events, circumstances, changes or effects generally affecting the United States biotechnology industry except to the extent that such changes have a materially disproportionate adverse effect on Celldex relative to other similarly situated participants in the business or industry which Celldex operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which the Celldex or any of its subsidiaries operates, (F) the announcement of the execution of this Agreement or anticipation of the Merger or the pendency thereof, (G) any events, circumstances, changes or effects arising from the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (H) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a materially disproportionate adverse effect on Celldex relative to other similarly situated participants in the business or industry and in any geographic region in which Celldex operates or (I) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period, or (J) changes in law or GAAP after the date of this Agreement;

          (i)    "law" means any U.S. federal, state or local or foreign law, statute, ordinance, rule, regulation, permit, order, judgment or decree.

          (j)    "person" means a person, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

          (k)   "subsidiary" or "subsidiaries" of the Surviving Corporation, AVANT, Celldex or any other person means any corporation, partnership, joint venture or other legal entity of which the Surviving Corporation, AVANT, Celldex or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

          (l)    "Superior Proposal" means a written Acquisition Proposal (with "50%" substituted for "25%" in the definition of Acquisition Proposal) (on its most recently amended and modified terms, if amended and modified), (i) which the board of directors of AVANT or Celldex, as applicable, determines, in its good faith judgment, after receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm and which in the case of AVANT may be Needham & Company, LLC) and after taking into account all the terms and conditions of the AVANT Acquisition Proposal and such other factors as the applicable board of directors deems relevant, is more favorable from a financial point of view to the stockholders of AVANT or Celldex, as applicable (in their capacities as stockholders) than those contemplated by this Agreement (including any alterations to this Agreement agreed to in a counterproposal or other writing by the affected party in response thereto), (ii) the conditions to the consummation of which are all reasonably capable of being satisfied, and (iii) for which financing, to the extent required in order to pay the AVANT stockholders their consideration, is then committed.

        8.4.  AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Boards of Directors of AVANT and Celldex approve this Agreement and declare its advisability and after the stockholders of Celldex approve this Agreement and the stockholders of AVANT approve the issuance of shares in the Merger, no amendment may be made which by law requires further approval by such stockholders or Boards of Directors without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        8.5.  WAIVER. At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound.

        8.6.  HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.7.  SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        8.8.  ENTIRE AGREEMENT. This Agreement, the AVANT Disclosure Schedules, the Celldex Disclosure Schedules, and any other agreements entered into by the parties hereto concurrently herewith constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

        8.9.  ASSIGNMENT. No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

        8.10.  PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

        8.11.  FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        8.12.  GOVERNING LAW. This agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

        8.13.  OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as otherwise provided herein, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

        8.14.  COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, AVANT, Merger Sub and Celldex have caused this Agreement to be executed as of the date first written above by their respective officers or representatives thereunto duly authorized.

AVANT IMMUNOTHERAPEUTICS, INC.
By:	/s/ UNA S. RYAN Name: Una S. Ryan, Ph.D. Title: President and Chief Executive Officer
CALLISTO MERGER CORPORATION
By:	/s/ UNA S. RYAN Name: Una S. Ryan, Ph.D. Title: President and Director
CELLDEX THERAPEUTICS, INC.
By:	/s/ ANTHONY MARUCCI Name: Anthony Marucci Title: Vice President and Chief Financial Officer

ANNEX B-1

FOURTH CERTIFICATE OF AMENDMENT
OF THE
THIRD RESTATED
CERTIFICATE OF INCORPORATION
OF
AVANT IMMUNOTHERAPEUTICS, INC.

        AVANT Immunotherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that:

          FIRST: The first paragraph of Article FOURTH of the Third Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended to read in its entirety as follows:

      "FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is 300,000,000 shares of which (i) 297,000,000 shares shall be common stock, par value $.001 per share (the "Common Stock") and (ii) 3,000,000 shares shall be preferred stock, par value $.01 per share, all of which shall be designated Class C Preferred Stock ("Class C Stock") of which 350,000 shall be designated Series C-1 Junior Participating Cumulative Preferred Stock (the "Series C-1 Preferred Stock")."

          SECOND: The amendment of the Third Restated Certificate of Incorporation set forth herein was duly authorized by resolution of the Corporation's Board of Directors and was considered and duly authorized by the stockholders of the Corporation at the Annual Meeting of Stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

          THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has signed this Fourth Certificate of Amendment of the Third Restated Certificate of Incorporation of the Corporation, this     day of October, 2007, and affirmed that the statements contained herein are true.

AVANT IMMUNOTHERAPEUTICS, INC.
BY:	Name: Una S. Ryan, Ph.D. Title: President and Chief Executive Officer

ATTEST:

By:	Name: Avery W. Catlin Title: Chief Financial Officer

[Corporate Seal]

B-1-1

ANNEX B-2

FIFTH CERTIFICATE OF AMENDMENT

OF THE

THIRD RESTATED

CERTIFICATE OF INCORPORATION

OF

AVANT IMMUNOTHERAPEUTICS, INC.

        AVANT Immunotherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that:

        FIRST:    The first two paragraphs of Article FOURTH of the Third Restated Certificate of Incorporation, as amended, of the Corporation are hereby amended to read in their entirety as follows:

          "FOURTH: "Effective upon the filing of a Certificate of Amendment of Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Date"), each [            ] ([            ]) shares of the Corporation's Common Stock, par value $0.001 per share (the "Old Common Stock"), then issued and outstanding or held in the treasury of the Corporation at the close of business on the Effective Date, shall automatically be combined into [            ] ([    ]) share[s] of the Corporation's Common Stock, par value $0.001 per share (the "New Common Stock"), without any further action by the holders of such shares of Old Common Stock (and any fractional shares resulting from such exchange will not be issued but will be paid out in cash equal to such fraction multiplied by the closing price of the Corporation's Common Stock one (1) business day prior to the Effective Date). Each stock certificate representing shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. The Company shall not be obligated to issue certificates evidencing the shares of New Common Stock issuable as set forth above unless certificates evidencing such shares of Old Common Stock are either delivered to the Company, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The New Common Stock issued in this exchange shall have the same rights, preferences and privileges as the Common Stock (as defined below).

          The total number of shares of capital stock which the Corporation shall have the authority to issue is 300,000,000 shares of which (i) 297,000,000 shares shall be common stock, par value $.001 per share (the "Common Stock") and (ii) 3,000,000 shares shall be preferred stock, par value $.01 per share, all of which shall be designated Class C Preferred Stock ("Class C Stock") of which 350,000 shall be designated Series C-1 Junior Participating Cumulative Preferred Stock (the "Series C-1 Preferred Stock")."

        SECOND:    The amendment of the Third Restated Certificate of Incorporation set forth herein was duly authorized by resolution of the Corporation's Board of Directors and was considered and duly authorized by the stockholders of the Corporation at the Special Meeting of Stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

        THIRD:    That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

B-2-1

        IN WITNESS WHEREOF, the undersigned has signed this Fifth Certificate of Amendment of the Third Restated Certificate of Incorporation of the Corporation, this    day of December, 2007, and affirmed that the statements contained herein are true.

AVANT IMMUNOTHERAPEUTICS, INC.
BY:	Name: Una S. Ryan, Ph.D. Title: President and Chief Executive Officer

ATTEST:

By:	Name: Avery W. Catlin Title: Chief Financial Officer

[Corporate Seal]

B-2-2

ANNEX C

AVANT IMMUNOTHERAPEUTICS, INC.

2008 STOCK OPTION AND INCENTIVE PLAN

SECTION 1.    GENERAL PURPOSE OF THE PLAN; DEFINITIONS

        The name of the plan is the AVANT Immunotherapeutics, Inc. 2008 Stock Option and Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of AVANT Immunotherapeutics, Inc. (the "Company") and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

        The following terms shall be defined as set forth below:

        "Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Administrator" means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

        "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights.

        "Award Agreement" means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

        "Board" means the Board of Directors of the Company.

        "Cash-Based Award" means an Award entitling the recipient to receive a cash-denominated payment.

        "Change of Control" is defined in Section 20.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

        "Covered Employee" means an employee who is a "Covered Employee" within the meaning of Section 162(m) of the Code.

        "Deferred Stock Award" means an Award of phantom stock units to a grantee.

        "Dividend Equivalent Right" means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

        "Effective Date" means the date on which the Plan is approved by stockholders as set forth in Section 22.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Fair Market Value" of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), NASDAQ Capital Market or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

        "Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

        "Non-Employee Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

        "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

        "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

        "Performance-Based Award" means any Restricted Stock Award, Deferred Stock Award, Performance Share Award or Cash-Based Award granted to a Covered Employee that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code and the regulations promulgated thereunder.

        "Performance Criteria" means the performance criteria used in performance goals governing Performance-based Awards granted to Covered Employees which may include any or all of the following: (i) the Company's return on equity, assets, capital or investment, (ii) pre-tax or after-tax profit levels of the Company or any Subsidiary, a division, an operating unit or a business segment of the Company, or any combination of the foregoing; (iii) cash flow, funds from operations, year-end cash and equivalents balance or similar measure; (iv) total shareholder return; (v) changes in the market price of the Stock; (vi) sales or market share; (vii) earnings per share; (viii) partnerships, collaborations, joint ventures, alliances and similar arrangements involving the Company; (ix) mergers, acquisitions and business combinations of or by the Company; or (x) the Company's rights to intellectual property and scientific discoveries.

        "Performance Cycle" means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee's right to and the payment of a Restricted Stock Award, Deferred Stock Award, Performance Share Award or Cash-Based Award.

        "Performance Goals" means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

        "Performance Share Award" means an Award entitling the recipient to acquire shares of Stock upon the attainment of specified Performance Goals.

        "Restricted Stock Award" means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

        "Sale Event" shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company's outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) the sale of all of the Stock of the Company to an unrelated person or entity.

        "Sale Price" means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

        "Section 409A" means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

        "Stock" means the Common Stock, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

        "Stock Appreciation Right" means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

        "Subsidiary" means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

        "Ten Percent Owner" means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

        "Unrestricted Stock Award" means an Award of shares of Stock free of any restrictions.

SECTION 2.    ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

        (a)    Administration of Plan.    The Plan shall be administered by the Administrator.

        (b)    Powers of Administrator.    The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

            (i)  to select the individuals to whom Awards may from time to time be granted;

           (ii)  to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, Performance Share Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

          (iii)  to determine the number of shares of Stock to be covered by any Award;

          (iv)  to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

           (v)  to accelerate at any time the exercisability or vesting of all or any portion of any Award;

          (vi)  subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised; and

         (vii)  at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

        All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

        (c)    Delegation of Authority to Grant Options.    Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator's authority and duties with respect to the granting of Options, to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Options that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

        (d)    Award Agreement.    Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award, the provisions applicable in the event employment or service terminates, and the Company's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

        (e)    Indemnification.    Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company's articles or bylaws or any directors' and officers' liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3.    STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

        (a)    Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 18,000,000 shares, subject to adjustment as provided in Section 3(b); provided that not more than 4,500,000 shares shall be issued in the form of Unrestricted Stock Awards, Restricted Stock Awards, Deferred Stock Awards or Performance Share Awards. For purposes of this limitation, the shares of Stock underlying the Awards granted under the Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 4,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

        (b)    Changes in Stock.    Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company's capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Unrestricted Stock Awards, Restricted Stock Awards, Deferred Stock Awards or Performance Share Awards, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

        (c)    Mergers and Other Transactions.    Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration hereunder) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee.

        (d)    Substitute Awards.    The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4.    ELIGIBILITY

        Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5.    STOCK OPTIONS

        Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

        Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

        Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.

        (a)    Exercise Price.    The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

        (b)    Option Term.    The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

        (c)    Exercisability; Rights of a Stockholder.    Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

        (d)    Method of Exercise.    Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Agreement:

            (i)  In cash, by certified or bank check or other instrument acceptable to the Administrator;

           (ii)  Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date. To the extent required to avoid variable accounting treatment under FAS 123R or other applicable accounting rules, such surrendered shares shall have been owned by the optionee for at least six months; or

          (iii)  By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

  Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

          (iv)    Annual Limit on Incentive Stock Options.    To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6.    STOCK APPRECIATION RIGHTS

        (a)    Exercise Price of Stock Appreciation Rights.    The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

        (b)    Grant and Exercise of Stock Appreciation Rights.    Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

        (c)    Terms and Conditions of Stock Appreciation Rights.    Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator.

SECTION 7.    RESTRICTED STOCK AWARDS

        (a)    Nature of Restricted Stock Awards.    The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

        (b)    Rights as a Stockholder.    Upon execution of the Restricted Stock Award Agreement and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Agreement. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

        (c)    Restrictions.    Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 18 below, in writing after the Award Agreement is issued if a grantee's employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee's legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

        (d)    Vesting of Restricted Stock.    The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed "vested." Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 18 below, in writing after the Award Agreement is issued, a grantee's rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee's termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8.    DEFERRED STOCK AWARDS

        (a)    Nature of Deferred Stock Awards.    The Administrator shall determine the restrictions and conditions applicable to each Deferred Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Deferred Stock Award granted to employees shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one year, and in the event any such Deferred Stock Award granted to employees shall have a time-based restriction, the total restriction period with respect to such Award shall not be less than three years; provided, however, that any Deferred Stock Award with a time-based restriction may become vested incrementally over such three-year period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be settled in the form of shares of Stock. To the extent that a Deferred Stock Award is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A.

        (b)    Election to Receive Deferred Stock Awards in Lieu of Compensation.    The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

        (c)    Rights as a Stockholder.    A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of a Deferred Stock Award; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

        (d)    Termination.    Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 18 below, in writing after the Award Agreement is issued, a grantee's right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9.    UNRESTRICTED STOCK AWARDS

        Grant or Sale of Unrestricted Stock.    The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10.    CASH-BASED AWARDS

        Grant of Cash-Based Awards.    The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Administrator determines.

SECTION 11.    PERFORMANCE SHARE AWARDS

        (a)    Nature of Performance Share Awards.    The Administrator may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the Plan. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the Performance Goals, the periods during which performance is to be measured, and such other limitations and conditions as the Administrator shall determine.

        (b)    Rights as a Stockholder.    A grantee receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the grantee under the Plan and not with respect to shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award agreement (or in a performance plan adopted by the Administrator).

        (c)    Termination.    Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 18 below, in writing after the Award agreement is issued, a grantee's rights in all Performance Share Awards shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12.    PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

        (a)    Performance-Based Awards.    Any employee or other key person providing services to the Company and who is selected by the Administrator may be granted one or more Performance-Based Awards in the form of a Restricted Stock Award, Deferred Stock Award, Performance Share Awards or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Administrator may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

        (b)    Grant of Performance-Based Awards.    With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

        (c)    Payment of Performance-Based Awards.    Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee's Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

        (d)    Maximum Award Payable.    The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 3,000,000 Shares (subject to adjustment as provided in Section 3(b) hereof).

SECTION 13.    DIVIDEND EQUIVALENT RIGHTS

        (a)    Dividend Equivalent Rights.    A Dividend Equivalent Right may be granted hereunder to any grantee as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award may provide that such Dividend Equivalent Right shall be settled upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award may also contain terms and conditions different from such other Award.

        (b)    Interest Equivalents.    Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

        (c)    Termination.    Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 18 below, in writing after the Award Agreement is issued, a grantee's rights in all Dividend Equivalent Rights or interest equivalents granted as a component of a Deferred Stock Award, Restricted Stock Award or Performance Share Award that has not vested shall automatically terminate upon the grantee's termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 14.    TRANSFERABILITY OF AWARDS

        (a)    Transferability.    Except as provided in Section 14(b) below, during a grantee's lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee's legal representative or guardian in the event of the grantee's incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

        (b)    Administrator Action.    Notwithstanding Section 14(a), the Administrator, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

        (c)    Family Member.    For purposes of Section 14(b), "family member" shall mean a grantee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee's household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

        (d)    Designation of Beneficiary.    Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee's death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee's estate.

SECTION 15.    TAX WITHHOLDING

        (a)    Payment by Grantee.    Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company's obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

        (b)    Payment in Stock.    Subject to approval by the Administrator, a grantee may elect to have the Company's minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 16.    SECTION 409A AWARDS.

        To the extent that any Award is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A (a "409A Award"), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a "separation from service" (within the meaning of Section 409A) to a grantee who is then considered a "specified employee" (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee's separation from service, or (ii) the grantee's death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 17.    TRANSFER, LEAVE OF ABSENCE, ETC.

        For purposes of the Plan, the following events shall not be deemed a termination of employment:

        (a)   a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

        (b)   an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 18.    AMENDMENTS AND TERMINATION

        The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall (a) adversely affect rights under any outstanding Award without the holder's consent or (b) except as provided in Section 3(b) or 3(c), without the prior approval of the Company's stockholders, reduce the exercise price of or otherwise reprice, including through replacement grants, any outstanding Stock Option or Stock Appreciation Right. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 18 shall limit the Administrator's authority to take any action permitted pursuant to Section 3(c).

SECTION 19.    STATUS OF PLAN

        With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 20.    CHANGE OF CONTROL PROVISIONS

        Upon the occurrence of a Change of Control as defined in this Section 20:

        (a)   Except as otherwise provided in the applicable Award agreement, each outstanding Stock Option, Stock Appreciation Right and Dividend Equivalent Right shall automatically become fully exercisable.

        (b)   Except as otherwise provided in the applicable Award Agreement, conditions and restrictions on each outstanding Restricted Stock Award, Deferred Stock Award and Performance Share Award which relate solely to the passage of time and continued employment will be removed. Performance or other conditions (other than conditions and restrictions relating solely to the passage of time and continued employment) will continue to apply unless otherwise provided in the applicable Award Agreement.

        (c)   "Change of Control" shall mean the occurrence of any one of the following events:

            (i)  any "Person," as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") (in such case other than as a result of an acquisition of securities directly from the Company); or

           (ii)  persons who, as of the Effective Date, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

          (iii)  the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not,

  immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

          (iv)  the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

        Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 25 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 21.    GENERAL PROVISIONS

        (a)    No Distribution.    The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

        (b)    Delivery of Stock Certificates.    Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee's last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee's last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic "book entry" records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

        (c)    Stockholder Rights.    Until Stock is deemed delivered in accordance with Section 21(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of

Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

        (d)    Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

        (e)    Trading Policy Restrictions.    Option exercises and other Awards under the Plan shall be subject to such Company's insider trading policy and procedures, as in effect from time to time.

        (f)    Forfeiture of Awards under Sarbanes-Oxley Act.    If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

SECTION 22.    EFFECTIVE DATE OF PLAN

        This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 23.    GOVERNING LAW

        This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

ANNEX D

[LETTERHEAD OF NEEDHAM & COMPANY, LLC]

                      October 19, 2007

CONFIDENTIAL

Board of Directors
AVANT Immunotherapeutics, Inc.
119 Fourth Avenue
Needham, Massachusetts 02494-2725

Gentlemen:

        We understand that AVANT Immunotherapeutics, Inc. ("AVANT"), Callisto Merger Corporation, a wholly-owned subsidiary of AVANT ("Subsidiary"), and Celldex Therapeutics, Inc. ("Celldex") propose to enter into an Agreement and Plan of Merger dated October 18, 2007 (the "Merger Agreement") whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Celldex will merge with and into the Subsidiary, with Celldex surviving the merger (the "Merger"). The terms of the Merger including the consideration are set forth more fully in the Merger Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to AVANT and to the holders of Common Stock of AVANT of the Exchange Ratio (as defined below) used to determine the consideration to be paid by AVANT in the proposed Merger.

        In connection with the Merger, and as set out more fully in the Merger Agreement, each Celldex Share (as defined in the Merger Agreement) outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be converted into the right of the holder to receive the number of shares of AVANT Common Stock equal to the quotient resulting from dividing (i) the product of (x) 1.380952 multiplied by (y) the sum of the total number of shares of AVANT Common Stock outstanding as of the Effective Time, on a fully-diluted basis (i.e., including shares issuable upon exercise of options, warrants or similar convertible securities, other than those that terminate unexercised as of the Effective Time), plus the Options Pool Amount (as defined in the Merger Agreement), by (ii) the total number of fully-diluted Shares (i.e., including Shares issuable upon exercise of options, warrants or similar convertible securities) outstanding as of the Effective Time (the "Exchange Ratio").

        For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated October 18, 2007, together with the exhibits and schedules thereto; (ii) reviewed certain publicly available information concerning AVANT and certain other relevant financial and operating data of AVANT and Celldex furnished to us by AVANT and Celldex; (iii) held discussions with members of management of AVANT and Celldex concerning the business, operations and prospects of AVANT and Celldex and the combined company, including the potential cost savings and other synergies that may be achieved by the combined company; (iv) reviewed certain materials prepared by AVANT concerning the business, operations and prospects of AVANT and Celldex and the combined company; (v) reviewed certain materials prepared by Celldex concerning the business, operations and prospects of Celldex; (vi) reviewed certain financial forecasts with respect to AVANT and Celldex and the combined company prepared by the management of AVANT; (vii) reviewed certain financial forecasts with respect to Celldex prepared by the management of Celldex; (viii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for AVANT; (ix) reviewed the trading history of AVANT's Common Stock; (x) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (xi) performed and/or considered such other studies, analyses, inquiries, correspondence and investigations as we deemed appropriate.

        In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the proposed Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the proposed Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated October 18, 2007 without material alteration or waiver thereof. With respect to the financial forecasts of AVANT, Celldex and the combined company provided to us by the management of AVANT, the financial forecasts of Celldex provided to us by the management of Celldex, and the prospects of the combined company, we have assumed, with your consent and based upon discussions with such managements, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of AVANT and Celldex and the combined company. We have relied, without independent verification, upon the estimates of such managements of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. We express no opinion with respect to such forecasts or estimates or the assumptions upon which they are based.

        We have relied on the advice of counsel and independent accountants to AVANT as to all legal and financial reporting matters with respect to AVANT, the Merger and the Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of AVANT or Celldex. Our opinion does not address the underlying business decision of AVANT to engage in the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to AVANT. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio used to determine the consideration to be paid by AVANT in the proposed Merger to the extent expressly specified herein, of the Merger Agreement or the form of the Merger. We express no opinion as to the price at which shares of AVANT Common Stock may trade subsequent to the announcement of the Merger or the price at which shares of AVANT Common Stock may trade subsequent to the consummation of the Merger. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on AVANT, Celldex or the Merger. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof.

        Needham & Company, LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by AVANT to render this opinion in connection with the Merger and will receive a fee for our services, a portion of which is contingent on delivery of this opinion and contingent upon consummation of the Merger. In addition, AVANT has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses. We have in the past provided and may in the future provide investment banking and financial advisory services to AVANT unrelated to the proposed Merger, for which services we have received and expect to receive compensation. As you are aware, Needham & Company, LLC has in the past provided and may in the future provide investment banking and financial advisory services to Celldex unrelated to the proposed Merger, for which services we have received and expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of AVANT for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This letter and the opinion expressed herein are solely for the use and benefit of the Board of Directors of AVANT and, except as set forth below, may not be disclosed, in whole or in part, or summarized, excerpted from or referred to without our prior written consent. If this opinion is required by applicable law to be included in a proxy statement or other similar statement filed with the Securities and Exchange Commission and provided to securityholders of AVANT in connection with the Merger, this opinion will be reproduced in such statement in full, and any description of or reference to Needham & Company, LLC or summary of this opinion in such statement will be in a form reasonably acceptable to Needham & Company, LLC and its counsel.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio used to determine the total consideration to be paid by AVANT in the proposed Merger is fair to AVANT and to the holders of Common Stock of AVANT from a financial point of view.

Very truly yours,
/s/ DAVID SCHECHNER David S. Schechner Managing Director

ANNEX E

BREAN MURRAY, CARRET & CO. 570 Lexington Avenue New York, NY 10022-6822 212/702-6500 www.breanmurraycarret.com

October 17, 2007

Board of Directors
Celldex Therapeutics, Inc.
222 Cameron Drive, Suite 400
Phillipsburg, NJ 08865

Dear Sirs:

        We understand that Celldex Therapeutics, Inc., a Delaware corporation ("Celldex"), intends to enter into a triangular merger (the "Merger") whereby Celldex would become a wholly-owned subsidiary of Avant Immunotherapeutics, Inc. ("Avant"), a Delaware company, listed on the Nasdaq Capital Markets and the existing shareholders and optionholders of Celldex would own approximately 58% of the common stock of Avant on a diluted basis following the Merger. The Merger will be effected pursuant to an Agreement and Plan of Merger between Celldex, Avant and Avant's newly formed merger subsidiary, a copy of which has been provided to us (the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger (the "Proposed Transaction") of Celldex with and into a subsidiary of Avant, with Avant continuing as the surviving corporation.

        The Merger Agreement provides, among other things, that at the "Effective Time" (as such term is defined in the Agreement), each outstanding share of Common Stock of Celldex, par value $.001 per share (the "Celldex Common Stock"), other than the shares of Celldex Common Stock held in the treasury of Celldex, by any of its subsidiaries, or by stockholders validly exercising their dissenter's rights, will be converted into the right to receive shares of common stock of Avant which, together with the shares of common stock of Avant to be held in reserve following the closing of the Merger in respect of options granted to Celldex optionholders and the shares of common stock of Avant to be issued to Celldex's controlling stockholder, Medarex, Inc., pursuant to a settlement agreement to be entered into in connection with the Merger Agreement, in the aggregate would equal 58% of the total outstanding common stock of Avant, on a diluted basis (the "Merger Consideration"). The terms of the Proposed Transaction are set forth in more detail in the Merger Agreement.

        You have requested our opinion, as investment bankers, as to the fairness from a financial point of view, to the stockholders of Celldex of the Merger Consideration to be paid by Avant for the Celldex Common Stock in the Proposed Transaction. Our opinion addresses only the fairness, from a financial point of view, of the Merger Consideration to be paid by Avant for the Celldex Common Stock in the Proposed Transaction, and we do not express any views on any other terms of the Proposed Transaction. Specifically, we have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the Proposed Transaction as compared to any alternative business strategy that might exist for Celldex. We have been advised, and have taken into account, that a vast majority of the outstanding common stock of Celldex is beneficially owned by the members of Celldex's Board of Directors.

        In arriving at our opinion, we have:

  •
  reviewed publicly available historical financial and operating data concerning Avant, including, without limitation, the Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2006, December 31, 2005, and December 31, 2004; the quarterly report on Form 10-Q for the period ending June 30, 2007;

  •
  reviewed projected financial information prepared by Avant management contained in Avant's online dataroom as well as certain updated financial information provided directly to us by both Celldex and Avant;

  •
  reviewed publicly available non-financial information concerning Avant and Celldex;

  •
  conducted discussions with Avant senior management concerning Avant's historical financial results, business prospects and projected financial information;

  •
  reviewed the Merger Agreement;

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion, including several discounted cash flow analyses;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Celldex and Avant;

  •
  evaluated the pro forma financial impact of the Merger on Celldex;

  •
  reviewed Celldex's historical financial and operating data;

  •
  reviewed projected financial information prepared by Celldex's management; and

  •
  conducted discussions with Celldex's senior management concerning Celldex's historical financial results, business prospectus and projected financial information.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for the independent verification of such information, and we have further relied upon the assurances of Celldex and Avant that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have also assumed that obtaining all regulatory approvals and third party consents required for the consummation of the Proposed Transaction will not have an adverse impact on Celldex, Avant or on the anticipated benefits of the Proposed Transaction. We have further assumed that the transactions described in the Proposal will be consummated in a timely manner without waiver or modification of any of the material terms or conditions contained therein. In arriving at our opinion, we have conducted physical inspection of Avant's properties and facilities and that of Celldex but we have not made or obtained any evaluation or appraisal of the assets or liabilities of Avant or Celldex. Our opinion set forth herein is necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed on, and can be evaluated as of, the date hereof. We are not expressing any opinion herein as to the price at which the Avant Common Stock will actually trade at any time.

        We have acted as financial advisor to the Board of Directors of Celldex in connection with the Proposed Transaction and will receive a fee for such services and for rendering this opinion. In addition, Celldex has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may actively trade the debt or equity securities of Avant for our account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is necessarily based on economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion that may come or be brought to our attention after the date of this opinion. In the performance of our financial advisory services, we were not engaged to solicit, and did not solicit, interest from any party with respect to the acquisition of Celldex or any of its assets. No limitations were imposed upon us by Celldex with respect to the investigations to be made or procedures to be followed by us in rendering our opinion.

        The opinion expressed herein does not constitute a recommendation as to any action the Board of Directors of Celldex or any shareholder of Celldex should take in connection with the Proposed Transaction. Further, we express no opinion herein as to the structure, terms or effect of any other aspect of the Proposed Transaction, including, without limitation, the tax consequences thereof.

        Brean Murray, Carret & Co., Inc., as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Our opinion is provided for the use and benefit of the Board of Directors of Celldex and is rendered to the Board of Directors in connection with the Proposed Transaction. This opinion is not intended and does not constitute a recommendation to any stockholder of Celldex as to how a stockholder should vote with respect to the Proposed Transaction. This opinion is not to be reprinted, reproduced or disseminated without our prior written consent, and is not to be quoted or referred to, in whole or in part, in connection with the Proposed Transaction or any other matter; provided that we understand and agree that if this opinion is required pursuant to any applicable statute or regulation to be included in any materials to be filed with the Securities and Exchange Commission or mailed to the shareholders of Celldex in connection with the Proposed Transaction, the opinion may be reproduced in such materials only in its entirety, and any description of or reference to us or any summary of this opinion in such materials must be in a form acceptable to and consented to in advance by us, such consent not to be unreasonably withheld.

        Based upon and subject to the foregoing, including the various assumptions, limitations, and qualifications set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Avant in connection with the Proposed Transaction is fair, from a financial point of view, to the stockholders of Celldex.

Respectfully submitted,
/s/ BREAN MURRAY, CARRET & CO., INC. Brean Murray, Carret & Co., Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of officers and directors of a corporation under certain conditions and subject to certain limitations. Section 145 also provides that a corporation has the power to maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145.

Item 21.    Exhibits and Financial Statement Schedules

(A)
The following documents are filed as part of this proxy statement/prospectus:

(1)
Financial Statements:

    See "Index to Consolidated Financial Statements"

  (2)
  Financial Statement Schedules:

    Schedules are omitted since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the Consolidated Financial Statements or Notes thereto.

  (3)
  Exhibits:

No.	Description	Location
2.1*	Agreement and Plan of Merger dated as of October 19, 2007 by and among AVANT Immunotherapeutics, Inc., Callisto Merger Corporation and Celldex Therapeutics, Inc.	Included as Annex A to this proxy statement/prospectus
3.1	Third Restated Certificate of Incorporation of AVANT	Incorporated by reference to Exhibit 3.1 of AVANT's Registration Statement on Form S-4 (Reg. No. 333-59215), filed July 16, 1998
3.2	Certificate of Amendment of Third Restated Certificate of Incorporation of AVANT	Incorporated by reference to Exhibit 3.1 of AVANT's Registration Statement on Form S-4 (Reg. No. 333-59215), filed July 16, 1998
3.3	Second Certificate of Amendment of Third Restated Certificate of Incorporation of AVANT	Incorporated by reference to Exhibit 3.2 of AVANT's Registration Statement on Form S-4 (Reg. No. 333-59215), filed July 16, 1998
3.4	Third Certificate of Amendment of Third Restated Certificate of Incorporation of AVANT	Incorporated by reference to Exhibit 3.1 of AVANT's Quarterly Report on Form 10-Q, filed May 10, 2002
3.5	Amended and Restated By-Laws of AVANT as of November 10, 1994	Incorporated by reference to Exhibit 3.3 of AVANT's Registration Statement on Form S-4 (Reg. No. 333-59215), filed July 16, 1998
5.1	Opinion of Goodwin Procter LLP regarding the legality of the securities	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007

8.1	Opinion of Goodwin Procter LLP regarding tax matters	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
10.1	Exclusive License Agreement dated February 1, 2003 by and between Thomas Jefferson University ("TJU") and Spliceomix, Inc.	To be filed by Amendment
10.2	License Agreement dated as of November 1, 2005 by and between The Rockefeller University and Celldex.	To be filed by Amendment
10.3	License Agreement dated September 1, 2006 by and between Duke University and Celldex.	To be filed by Amendment
10.4	Research Collaboration and Commercialization Agreement dated as of October 20, 2006 by and between Celldex and the Ludwig Institute for Cancer Research.	To be filed by Amendment
10.5	Assignment and License Agreement dated April 6, 2004 by and among Medarex, Inc., GenPharm International, Inc., and Celldex., as amended	To be filed by Amendment
10.6	Research and Commercialization Agreement dated as of April 6, 2004 by and among Medarex, Inc., Celldex and GenPharm International, Inc., as amended.	To be filed by Amendment
10.7	Termination Agreement dated December 21, 2005 by and between Corixa Corporation, a wholly owned subsidiary of GlaxoSmithKline and Lorantis Limited, a wholly owned subsidiary of Celldex.	To be filed by Amendment
10.8	Clinical Trial Research Agreement dated April 5, 2004 by and between Duke University and Medarex, Inc., as amended on November 20, 2006.	To be filed by Amendment
10.9	Sponsored Research Agreement dated as of May 1, 2004 by and between Duke University and Medarex, Inc.	To be filed by Amendment
11	Supply Agreement dated August 18, 2006 by and between Celldex and Biosyn.	To be filed by Amendment
11.1	Lease Agreement dated as of October 21, 2005 by and between Phillipsburg Associates, L.P. and Celldex.	To be filed by Amendment
11.2	Employment Agreement dated as of May 15, 2006 by and between Celldex and Dr. Ronald Newbold.	To be filed by Amendment

11.3	Employment Agreement dated as of April 5, 2006 by and between Celldex and Dr. Thomas Davis.	To be filed by Amendment
11.4	Employment Agreement dated as of April 6, 2004 by and between Celldex and Dr. Tibor Keler.	To be filed by Amendment
11.5	Employment Agreement dated as of April 6, 2004 by and between Celldex and Anthony Marucci.	To be filed by Amendment
11.6	Separation and Mutual Release Agreement dated October 2007 by and between Dr. Robert F. Burns and Celldex.	To be filed by Amendment
23.1	Consent of PricewaterhouseCoopers LLP Registered Independent Public Accounting Firm of AVANT Immunotherapeutics, Inc.	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
23.2	Consent of Ernst & Young LLP Registered Independent Public Accounting Firm of Celldex Therapeutics, Inc.	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
23.3	Consent of Goodwin Procter LLP	Included in the opinions previously filed as Exhibit 5.1 and Exhibit 8.1 with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.1	Fairness Opinion of Needham & Company, LLC, dated October 19, 2007	included as Annex D to this proxy statement/prospectus
99.2	Fairness Opinion of Brean Murray, Carret & Co., dated October 17, 2007	included as Annex E to this proxy statement/prospectus
99.3	Form of AVANT proxy card	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.4	Consent of Charles Schaller to serve as director of AVANT	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.5	Consent of George Elston to serve as director of AVANT	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007

99.6	Consent of Herbert Conrad to serve as director of AVANT	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.7	Consent of Rajesh Parekh to serve as director of AVANT	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.8	Consent of Needham & Company	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.9	Consent of Brean Murray, Carret & Co.	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007

*
As permitted by Item 601(b)(2) of Regulation S-K, certain schedules to this agreement have not been filed herewith. AVANT Immunotherapeutics, Inc. will furnish supplementally a copy of any omitted schedule to the Commission upon request.

Item 22.    Undertakings

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's special report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's special report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (7)   To respond to requests for information that is incorporated by reference into the Joint Proxy Statement—Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and AVANT being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AVANT IMMUNOTHERAPEUTICS, INC.

Dated: January 8, 2008	By:	/s/ UNA S. RYAN
		Name:	Una S. Ryan, Ph.D.
		Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 21, 2007.

Signature	Title

/s/ UNA S. RYAN Una S. Ryan, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ AVERY W. CATLIN Avery W. Catlin	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Harry H. Penner, Jr.	Director
* Karen Shoos Lipton	Director
* Larry Ellberger	Director
* Alf A. Lindberg, M.D., Ph.D.	Director
*	/s/ AVERY W. CATLIN Attorney-in-fact

EXHIBIT INDEX

No.	Description	Location
2.1*	Agreement and Plan of Merger dated as of October 19, 2007 by and among AVANT Immunotherapeutics, Inc., Callisto Merger Corporation and Celldex Therapeutics, Inc.	Included as Annex A to this proxy statement/prospectus
3.1	Third Restated Certificate of Incorporation of AVANT	Incorporated by reference to Exhibit 3.1 of AVANT's Registration Statement on Form S-4 (Reg. No. 333-59215), filed July 16, 1998
3.2	Certificate of Amendment of Third Restated Certificate of Incorporation of AVANT	Incorporated by reference to Exhibit 3.1 of AVANT's Registration Statement on Form S-4 (Reg. No. 333-59215), filed July 16, 1998
3.3	Second Certificate of Amendment of Third Restated Certificate of Incorporation of AVANT	Incorporated by reference to Exhibit 3.2 of AVANT's Registration Statement on Form S-4 (Reg. No. 333-59215), filed July 16, 1998
3.4	Third Certificate of Amendment of Third Restated Certificate of Incorporation of AVANT	Incorporated by reference to Exhibit 3.1 of AVANT's Quarterly Report on Form 10-Q, filed May 10, 2002
3.5	Amended and Restated By-Laws of AVANT as of November 10, 1994	Incorporated by reference to Exhibit 3.3 of AVANT's Registration Statement on Form S-4 (Reg. No. 333-59215), filed July 16, 1998
5.1	Opinion of Goodwin Procter LLP regarding the legality of the securities	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
8.1	Opinion of Goodwin Procter LLP regarding tax matters	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
10.1	Exclusive License Agreement dated February 1, 2003 by and between Thomas Jefferson University ("TJU") and Spliceomix, Inc.	To be filed by Amendment
10.2	License Agreement dated as of November 1, 2005 by and between The Rockefeller University and Celldex.	To be filed by Amendment
10.3	License Agreement dated September 1, 2006 by and between Duke University and Celldex.	To be filed by Amendment
10.4	Research Collaboration and Commercialization Agreement dated as of October 20, 2006 by and between Celldex and the Ludwig Institute for Cancer Research.	To be filed by Amendment
10.5	Assignment and License Agreement dated April 6, 2004 by and among Medarex, Inc., GenPharm International, Inc., and Celldex., as amended	To be filed by Amendment

10.6	Research and Commercialization Agreement dated as of April 6, 2004 by and among Medarex, Inc., Celldex and GenPharm International, Inc., as amended.	To be filed by Amendment
10.7	Termination Agreement dated December 21, 2005 by and between Corixa Corporation, a wholly owned subsidiary of GlaxoSmithKline and Lorantis Limited, a wholly owned subsidiary of Celldex.	To be filed by Amendment
10.8	Clinical Trial Research Agreement dated April 5, 2004 by and between Duke University and Medarex, Inc., as amended on November 20, 2006.	To be filed by Amendment
10.9	Sponsored Research Agreement dated as of May 1, 2004 by and between Duke University and Medarex, Inc.	To be filed by Amendment
11	Supply Agreement dated August 18, 2006 by and between Celldex and Biosyn.	To be filed by Amendment
11.1	Lease Agreement dated as of October 21, 2005 by and between Phillipsburg Associates, L.P. and Celldex.	To be filed by Amendment
11.2	Employment Agreement dated as of May 15, 2006 by and between Celldex and Dr. Ronald Newbold.	To be filed by Amendment
11.3	Employment Agreement dated as of April 5, 2006 by and between Celldex and Dr. Thomas Davis.	To be filed by Amendment
11.4	Employment Agreement dated as of April 6, 2004 by and between Celldex and Dr. Tibor Keler.	To be filed by Amendment
11.5	Employment Agreement dated as of April 6, 2004 by and between Celldex and Anthony Marucci.	To be filed by Amendment
11.6	Separation and Mutual Release Agreement dated October 2007 by and between Dr. Robert F. Burns and Celldex.	To be filed by Amendment
23.1	Consent of PricewaterhouseCoopers LLP Registered Independent Public Accounting Firm of AVANT Immunotherapeutics, Inc.	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
23.2	Consent of Ernst & Young LLP Registered Independent Public Accounting Firm of Celldex Therapeutics, Inc.	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
23.3	Consent of Goodwin Procter LLP	Included in the opinions previously filed as Exhibit 5.1 and Exhibit 8.1 to this Registration Statement on Form S-4 on December 21, 2007

99.1	Fairness Opinion of Needham & Company, LLC, dated October 19, 2007	included as Annex D to this proxy statement/prospectus
99.2	Fairness Opinion of Brean Murray, Carret & Co., dated October 17, 2007	included as Annex E to this proxy statement/prospectus
99.3	Form of AVANT proxy card	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.4	Consent of Charles Schaller to serve as director of AVANT	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.5	Consent of George Elston to serve as director of AVANT	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.6	Consent of Herbert Conrad to serve as director of AVANT	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.7	Consent of Rajesh Parekh to serve as director of AVANT	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.8	Consent of Needham & Company	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007
99.9	Consent of Brean Murray, Carret & Co.	Previously filed with the initial filing of this Registration Statement on Form S-4 on December 21, 2007

*
As permitted by Item 601(b)(2) of Regulation S-K, certain schedules to this agreement have not been filed herewith. AVANT Immunotherapeutics, Inc. will furnish supplementally a copy of any omitted schedule to the Commission upon request.

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER AND OTHER PROPOSALS
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
AVANT SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
CELLDEX SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
PRO FORMA FINANCIAL DATA
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
COMPARATIVE PER SHARE DATA
MARKET PRICE AND DIVIDEND INFORMATION
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
THE SPECIAL MEETING OF AVANT STOCKHOLDERS
AVANT PROPOSAL NO. 1—AUTHORIZE ISSUANCE OF SHARES PURSUANT TO THE MERGER
THE MERGER
COMPARISON OF RIGHTS OF AVANT AND CELLDEX STOCKHOLDERS
THE MERGER AGREEMENT
COMBINED COMPANY MANAGEMENT AFTER THE MERGER
CURRENT MANAGEMENT OF AVANT AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—DECEMBER 31, 2007
OPTION EXERCISES AND STOCK VESTED
COMPARISON OF CUMULATIVE TOTAL RETURN AMONG AVANT IMMUNOTHERAPEUTICS, INC., NASDAQ MARKET INDEX—U.S. AND PEER GROUP INDICES
REPORT OF THE AVANT COMPENSATION COMMITTEE
AVANT BUSINESS
CURRENT PROGRAMS AND PARTNERSHIPS
AVANT MARKET RISK
AVANT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
AVANT PRINCIPAL STOCKHOLDERS
CELLDEX'S BUSINESS
CDX-110 Clinical Programs Summary
CURRENT MANAGEMENT OF CELLDEX AND RELATED INFORMATION
CELLDEX MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CELLDEX'S PRINCIPAL STOCKHOLDERS
DESCRIPTION OF AVANT COMMON STOCK
AVANT PROPOSAL NO. 2—AMENDMENT TO THIRD RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK
AVANT PROPOSAL NO. 3—AMEND THE THIRD RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
AVANT PROPOSAL NO. 4—ADOPTION OF 2008 STOCK OPTION AND INCENTIVE PLAN
AVANT PROPOSAL NO. 5—APPROVAL OF POSSIBLE ADJOURNMENT OF SPECIAL MEETING
EXPERTS
LEGAL MATTERS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AVANT IMMUNOTHERAPEUTICS, INC. CONSOLIDATED BALANCE SHEETS
AVANT IMMUNOTHERAPEUTICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
AVANT IMMUNOTHERAPEUTICS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
AVANT IMMUNOTHERAPEUTICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
AVANT IMMUNOTHERAPEUTICS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
  Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
  Item 9A. CONTROLS AND PROCEDURES
  Item 9B. OTHER INFORMATION
AVANT IMMUNOTHERAPEUTICS, INC. CONSOLIDATED BALANCE SHEETS (Unaudited)
AVANT IMMUNOTHERAPEUTICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
AVANT IMMUNOTHERAPEUTICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
AVANT IMMUNOTHERAPEUTICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
AVANT IMMUNOTHERAPEUTICS, INC. Notes to Unaudited Consolidated Financial Statements September 30, 2007
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Cash Flows
Celldex Therapeutics, Inc. and Subsidiary (a development stage company) Notes to Consolidated Financial Statements December 31, 2006 ( In thousands, unless otherwise indicated, except share and per share data )
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS Celldex Therapeutics, Inc. and Subsidiary (a development stage company) Three Months and Nine Months Ended September 30, 2006 and 2007
Celldex Therapeutics, Inc. and Subsidiary (a development stage company) Condensed Consolidated Financial Statements Three Months and Nine Months Ended September 30, 2006 and 2007
Contents
Celldex Therapeutics, Inc. and Subsidiary (A development stage company) Condensed Consolidated Balance Sheets (Unaudited) ( In thousands, except share and per share data )
Celldex Therapeutics, Inc. and Subsidiary (a development stage company) Condensed Consolidated Statements of Operations (Unaudited) ( In thousands, except share and per share data )
Celldex Therapeutics, Inc. and Subsidiary (a development stage company) Condensed Consolidated Statements of Cash Flows (Unaudited) ( In thousands )
Celldex Therapeutics, Inc. and Subsidiary (a development stage company) Notes to Condensed Consolidated Financial Statements (Unaudited) September 30, 2007 ( In thousands, unless otherwise indicated, except share and per share data )
  ANNEX A
ARTICLE VI CONDITIONS TO THE MERGER
  ANNEX B-1
  ANNEX B-2
  ANNEX C
AVANT IMMUNOTHERAPEUTICS, INC. 2008 STOCK OPTION AND INCENTIVE PLAN
  ANNEX D
  ANNEX E
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX